As filed with the Securities and Exchange Commission on January 23, 2025

Registration No. 333-280590

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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Amendment No. 3
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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BELLEVUE LIFE SCIENCES ACQUISITION CORP.*
(Exact Name of Registrant as Specified in Charter)

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Delaware	6770	84-5052822
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10900 NE 4th Street, Suite 2300
Bellevue, WA 98004
(425) 635-7700
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

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Kuk Hyoun Hwang
10900 NE 4th Street, Suite 2300
Bellevue, WA 98004
Telephone: (425) 635-7700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________________________

Copies to:

Gary J. Kocher, Esq. Julie F. Rizzo, Esq. K&L Gates LLP 925 Fourth Avenue, Suite 2900 Seattle, WA 98104 Telephone: (206) 623-7580	Mark R. Beatty 10900 NE 4th Street Suite 1850 Bellevue, WA 98004 (425) 990-4026

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Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions under the Business Combination Agreement described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

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The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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*          The Registrant is currently named Bellevue Life Sciences Acquisition Corp. Upon closing of the business combination described herein, the Registrant will change its name to OSR Holdings, Inc.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

SUBJECT TO COMPLETION, DATED JANUARY 23, 2025

PROXY STATEMENT FOR THE SPECIAL MEETING OF BELLEVUE LIFE SCIENCES ACQUISITION CORP.
AND
PROSPECTUS FOR [•] SHARES OF COMMON STOCK OF BELLEVUE LIFE SCIENCES ACQUISITION CORP.

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To the Stockholders of Bellevue Life Sciences Acquisition Corp.:

You are cordially invited to attend the special meeting of Bellevue Life Sciences Acquisition Corp., a Delaware corporation (“BLAC”), at 10:00 a.m. Eastern Time, on February 13, 2025 at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004, or at such other time, on such other date to which the meeting may be adjourned or postponed (the “Special Meeting”).

At the Special Meeting, BLAC stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the business combination reflected by the Amended and Restated Business Combination Agreement dated as of May 23, 2024, as amended on December 20, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), copies of which are attached to the accompanying proxy statement/prospectus as Annex A and Annex B, respectively, by and among BLAC, OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea (“OSR Holdings”), each stockholder of OSR Holdings that executes a Participating Stockholder Joinder thereto (each such person, a “Participating Company Stockholder”), and each stockholder of OSR Holdings that executes a Non-Participating Stockholder Joinder thereto (each such person, a “Non-Participating Company Stockholder”, and together with the Participating Company Stockholders, the “OSR Holdings Stockholders”), and certain related documents. The Participating Company Joinder and the Non-Participating Joinder are referred to collectively as a “Joinder” to the Business Combination Agreement.

As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur (collectively, the “Business Combination”):

(a)     On the Closing Date (as defined in the Business Combination Agreement), BLAC shall issue to the Participating Company Stockholders up to an aggregate of 24,461,214 shares of BLAC common stock, par value $0.0001 per share (“BLAC Common Stock”), and the Participating Company Stockholders will transfer their respective shares of OSR Holdings’ Series A common stock, with a par value of KRW 5,000 per share (“OSR Holdings Common Stock”), to BLAC (the “Share Exchange”). The Per Share Consideration that the Participating Company Stockholders will receive at Closing (as defined in the Business Combination Agreement) equates to $129.62. It is a condition to Closing of the Share Exchange that BLAC will acquire from the Participating Company Stockholders at least 60% of the shares of OSR Holdings Common Stock outstanding on the Closing Date. In addition, it is expected that holders of up to an additional 28% of the shares of OSR Holdings Common Stock will enter into Non-Participating Stockholder Joinders, giving BLAC direct ownership or rights to acquire up to 88% of the shares of OSR Holdings Common Stock on the Closing Date. BLAC expects that holders of approximately 12% of the OSR Holdings Common Stock will not sign any Joinder and such shares will remain outstanding and not be subject to any contractual put or call rights, or other conversion rights, with or into BLAC Common Stock. At Closing, the Non-Participating Company Stockholders will continue to hold their shares of OSR Holdings Common Stock subject to the terms of the Non-Participating Stockholder Joinders that contain put and call rights whereby the Non-Participating Company Stockholder shall have the right to cause BLAC to purchase (the “Put Right”) and BLAC shall have the right to cause the Non-Participating Company Stockholder to sell to BLAC or its designee (the “Call Right”) all of the shares of OSR Holdings Common Stock owned and held of record by such Non-Participating Company Stockholder. These rights become exercisable on or after the earlier of (i) January 1, 2026, or (ii) the date that the Non-Participating Company Stockholder is notified by BLAC of a transaction that will result in a change in control (as defined in the Non-Participating Stockholder Joinder) of BLAC (the “Trigger Date”). The Put Right and Call Right terminate and expire 120 days after the Trigger Date. The exchange ratio is fixed under the put/call rights at the same exchange ratio set forth in the Business Combination Agreement, and there is no option for cash settlement.

(b)    In connection with the Closing, BLAC and certain of the Participating Company Stockholders will enter into lock-up agreements (the “Lock-Up Agreements”) providing for certain restrictions on transfer applicable to New OSR Holdings Common Stock (the “Lock-Up Shares”). Approximately half of the shares of New OSR Holdings Common Stock issued to Participating Company Stockholders will not be subject to a Lock-Up Agreement. The lock-up period under the Lock-Up Agreements will expire December 31, 2025.

Upon completion of the Business Combination, BLAC anticipates that, assuming that none of BLAC’s public stockholders exercise redemption rights, an aggregate of 14,676,728 shares of BLAC Common Stock (or 60% of the Aggregate Consideration (as defined in the Business Combination Agreement) issuable by BLAC pursuant to the Business Combination Agreement) are issued to the Participating Company Stockholders at consummation of the Business Combination, BLAC’s existing stockholders will hold in the aggregate approximately 17.12% of BLAC Common Stock (approximately 4.79% held by the public stockholders and 12.33% held by the Sponsor, the officers and directors of BLAC, their respective affiliates and Chardan Capital Markets, LLC) and OSR Holdings Stockholders will hold approximately 82.32% of BLAC Common Stock. If 82,376 public shares of BLAC Common Stock are redeemed for cash, which assumes a 50% redemption of public shares of BLAC Common Stock, and an aggregate of 14,676,728 shares of BLAC Common Stock (or 60% of the Aggregate Consideration issuable by BLAC pursuant to the Business Combination Agreement) is issued to the Participating Company Stockholders at consummation of the Business Combination, BLAC’s existing stockholders will hold in the aggregate approximately 16.73% of BLAC Common Stock (4.35% held by our public stockholders and 12.38% held by the Sponsor, the officers and directors of BLAC, their respective affiliates and Chardan Capital Markets, LLC) and OSR Holdings Stockholders will hold approximately 82.71% of BLAC Common Stock. If 164,752 public shares of BLAC Common Stock are redeemed for cash, which assumes 100% of public shares of BLAC Common Stock are redeemed, and an aggregate of 14,676,728 shares of BLAC Common Stock (or 60% of the Aggregate Consideration issuable by BLAC pursuant to the Business Combination Agreement) is issued to the Participating Company Stockholders at consummation of the Business Combination, BLAC’s existing stockholders will hold in the aggregate approximately 16.36% of BLAC Common Stock (3.91% held by our public stockholders and 12.45% held by the Sponsor, the officers and directors of BLAC, their respective affiliates and Chardan Capital Markets, LLC) and OSR Holdings Stockholders will hold approximately 83.10% of BLAC Common Stock. These ownership percentages take into account the conversion of all BLAC rights. These ownership percentages do not take into account (1) any warrants to purchase BLAC Common Stock as the warrants do not become exercisable until 30 days after the consummation of the Business Combination, or (2) any equity awards that may be issued following the Business Combination under the Company’s proposed 2025 Omnibus Incentive Plan (the “Omnibus Plan”). See “Questions and Answers — What equity stake will current BLAC stockholders and current OSR Holdings stockholders hold in BLAC immediately after the consummation of the Business Combination?” for additional information.

After the completion of the Business Combination, Mr. Kuk Hyoun Hwang, a director and Chief Executive Officer of BLAC, and former Chief Executive Officer (from July 2019 until August 2021 and from December 2022 to August 2024) and Chairman of the Board (since July 2019) of OSR Holdings, will control a majority of the voting power for the election of directors of New OSR Holdings, the post-combination company, by his ownership of approximately 73.33% (assuming that none of BLAC’s public stockholders exercise redemption rights), 73.67% (assuming that 50% of BLAC’s public stockholders exercise redemption rights) or 74.02% (assuming that all of BLAC’s public stockholders exercise redemption rights) of the outstanding shares of New OSR Holdings common stock. As a result, New OSR Holdings will be a “controlled company” within the meaning of the rules of The Nasdaq Stock Market LLC (‘‘Nasdaq’’) and may elect not to comply with certain corporate governance standards of Nasdaq. While New OSR Holdings does not presently intend to rely on these exemptions from certain corporate governance standards of Nasdaq, New OSR Holdings may opt to utilize these exemptions in the future as long as it remains a “controlled company.” See “Risk Factors — Risks Related to New OSR Holdings Securities — Following the Business Combination, New OSR Holdings will be a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Stockholders of New OSR Holdings may not have the same protection afforded to stockholders of companies that are subject to such governance requirements.” Mr. Hwang, having previously served as Chief Executive Officer (from July 2019 until August 2021 and from December 2022 to August 2024) and serving as Chairman of the Board (since July 2019) of OSR Holdings and as the controlling shareholder of Bellevue Capital Management LLC (the parent of the Sponsor, the owner of BCM Europe AG and a significant shareholder of OSR Holdings) has financial interests in OSR Holdings that are different from those of BLAC’s public stockholders and incentivizes him to complete the Business Combination with OSR Holdings.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. BLAC must complete a Business Combination by February 14, 2025 (subject to extension by approval of the Company’s stockholders). If BLAC does not complete a Business Combination by February 14, 2025 (subject to extension by approval of the Company’s stockholders), BLAC is required by its Amended and Restated Certificate of Incorporation, as amended to (i) cease all operations except for the purposes of winding up, (ii) promptly redeem remaining public shares of BLAC Common Stock, and (iii) subject to the approval of BLAC’s board of directors and its remaining stockholders in accordance with applicable law, dissolve and liquidate

On November 9, 2023, at a special meeting of the BLAC stockholders, BLAC stockholders approved an amendment to BLAC’s Amended and Restated Certificate of Incorporation extending the period of time in which BLAC must complete its initial business combination to February 14, 2024 (from November 14, 2023) and providing the board of directors of BLAC with the option, exercisable in its discretion, to extend again to May 14, 2024. In February 2024, the board of directors of BLAC decided to extend the period of time in which BLAC must complete its initial business combination to May 14, 2024. In connection with the special meeting, holders of 3,432,046 public shares of BLAC Common Stock elected to have BLAC redeem such shares, representing approximately 50% of the outstanding public shares of BLAC Common Stock as of November 7, 2023, for a per share redemption price of approximately $10.49, resulting in an aggregate reduction of the amount in the trust account established at the consummation of BLAC’s initial public offering (the “Trust Account”) by $35,995,727.58, representing approximately 49% of the total amount in the Trust Account.

On May 14, 2024, at a special meeting of the BLAC stockholders, BLAC stockholders approved an amendment to BLAC’s Amended and Restated Certificate of Incorporation (amended as described in the prior paragraph) extending the period of time in which BLAC must complete its initial business combination from May 14, 2024 to November 14, 2024. In connection with the special meeting, holders of 1,581,733 public shares of BLAC Common Stock elected to have BLAC redeem such shares, representing approximately 46% of the outstanding public shares of BLAC Common Stock as of May 8, 2024, for a per share redemption price of approximately $10.78, resulting in an aggregate reduction of the amount in the Trust Account by $17,045,763.24, representing approximately 45% of the total amount in the Trust Account.

On November 12, 2024, at the annual meeting of BLAC’s stockholders, BLAC’s stockholders approved an amendment to BLAC’s Amended and Restated Certificate of Incorporation (amended as described in the prior two paragraphs) extending the period of time in which BLAC must compete its initial business combination from November 14, 2024 to February 14, 2025. The stockholders also approved a proposal to amend BLAC’s Amended and Restated Certificate of Incorporation to remove the net tangible asset requirement in order to expand the methods that the Company may employ so as not to become subject to the “penny stock” rules of the U.S. Securities and Exchange Comission. In connection with the annual meeting, holders of 1,721,469 public shares of BLAC Common Stock elected to have BLAC redeem such shares, representing approximately 91% of the outstanding public shares of BLAC Common Stock as of November 8, 2024, for a per share redemption price of approximately $11.15, resulting in an aggregate reduction of the amount in the Trust Account by $19,186,266, representing approximately 91% of the total amount in the Trust Account. As of [•], 2025, funds in the Trust Account totaled approximately $[•].

Because BLAC’s Sponsor is controlled by and has substantial ties with non-U.S. persons, and will own approximately 11.6% of the issued and outstanding shares of New OSR Holdings Common Stock following the Business Combination (assuming that all of BLAC’s public stockholders exercise redemption rights), we may be considered a “foreign person” under rules promulgated by the Committee on Foreign Investment in the United States (“CFIUS”), and the Business Combination may fall within the scope of a “covered transaction” subject to CFIUS review. See “Risk Factors — Risks Related to the Business Combination and Business Combination Agreement — We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as CFIUS, and ultimately prohibited.”

On October 4, 2024, BLAC and Toonon Partners Co., Ltd. (“Toonon”) entered into a subscription agreement (as amended on December 17, 2024, the “Subscription Agreement”), pursuant to which, among other things, BLAC has agreed to issue and sell to Toonon, and Toonon has agreed to subscribe for and purchase, 222,222 shares (the “PIPE Shares”) of Series A Preferred Stock of BLAC (the “Series A Preferred Stock”) for a purchase price of $90.00 per share (the “Series A Original Issue Price”), representing an aggregate purchase price of $20,000,000 (the “PIPE Investment”). Prior to closing of the PIPE Investment, the Company intends to file with the Secretary of State of the State of Delaware a Certificate of Designations (the “Certificate of Designations”) setting forth the rights and preferences of the Series A Preferred Stock, which have been agreed to between BLAC and Toonon. Such rights and preferences include, among others, that (1) dividends will accrue at a rate of 5% per annum of the Series A Original Issue Price (except as otherwise provided for in the Certificate of Designations) to be payable only when, as, and if declared by the BLAC Board or as otherwise specifically provided in the Certificate of Designations; (2) the Series A Preferred Stock is convertible, at the option of the holder thereof, into shares of BLAC Common Stock in an amount equal to the quotient of (i) the Series A Original Issue Price plus all unpaid accruing dividends as of the date of the conversion and (ii) the then applicable conversion price (as adjusted, the “Conversion Price”). The initial Conversion Price is $9.00 resulting in each share of Series A Preferred Stock being convertible into 10 shares of BLAC common stock.

The proceeds of the PIPE Investment will be used by BLAC for working capital and general corporate purposes following the closing of the Business Combination. The Subscription Agreement contains customary representations and warranties of BLAC and Toonon, and customary conditions to closing, including (i) the consummation of the Business Combination and (ii) certification by an officer of BLAC that the Certificate of Designations has been filed with the Secretary of State of the State of Delaware and is in full force and effect.

Additionally, pursuant to the Subscription Agreement, BLAC and Toonon will enter into a registration rights agreement prior to closing of the PIPE Investment, pursuant to which, among other things, BLAC will be obligated to (i) file a registration statement to register the common stock issuable upon conversion of the PIPE Shares as soon as practicable following the receipt of written demand from Toonon, and (ii) use its commercially reasonable efforts to effect such registration, subject to certain exceptions. The PIPE Shares to be sold in connection with the PIPE Investment will be exempt from registration pursuant to Regulation S under the Securities Act of 1933, as amended.

The PIPE Investment, if completed, will dilute the ownership of existing BLAC stockholders, and may depress the value of shares of New OSR Holdings common stock. It is not currently anticipated that Sponsor or any BLAC or OSR Holdings affiliates will participate in the PIPE Investment. BLAC has been informed by Toonon that the PIPE Investment will not close by the closing of the Business Combination. While BLAC believes that the PIPE Investment will close by the end of February 2025, there is no guarantee that the PIPE Investment will close by that date or at all.

On October 16, 2024, BLAC issued an unsecured promissory note (the “Duksung Promissory Note”) in the principal amount of $800,000 to Duksung Co., Ltd. (“Duksung”), an existing shareholder of OSR Holdings.

The Duksung Promissory Note contains customary representations, warranties and covenants of BLAC and Duksung and bears interest at a simple rate of 5% per annum; provided, however, solely for purposes of prepayment pursuant to a redemption of the Duksung Promissory Note, interest shall be deemed to have accrued at a simple rate of 7% per annum, and, unless earlier converted or redeemed is payable in full on October 15, 2025 (the “Maturity Date”).

In the event of, and simultaneously with the closing of a Qualified PIPE Financing (as defined in the Duksung Promissory Note), which includes the PIPE Investment, the Duksung Promissory Note automatically converts into BLAC common stock in an amount equal to the quotient (rounded to the nearest whole share) obtained by dividing (a) the outstanding principal amount and unpaid accrued interest under the Duksung Promissory Note by (b) eight dollars and ten cents ($8.10) (the “Conversion”). The Conversion shall constitute satisfaction in full of the obligations of BLAC under the Duksung Promissory Note. The Conversion, if completed, will dilute the ownership of existing BLAC stockholders, and may depress the value of shares of New OSR Holdings common stock.

In the event a Qualified PIPE Financing does not occur on or before March 31, 2025 (the “PIPE Outside Date”), BLAC may prepay the Duksung Promissory Note, in whole or in part, at any time after the PIPE Outside Date. The amount to be paid pursuant to any such prepayment shall include the outstanding principal amount plus accrued and unpaid interest calculated at a simple rate of 7% from the issuance date.

Pursuant to the Duksung Promissory Note, BCM Europe AG (“BCME”), an affiliate of Sponsor and shareholder of OSR Holdings, agreed to deposit 400,000 shares of BLAC Common Stock into an escrow account, to be governed by a separate escrow agreement to be entered into between Duksung and BCME. BCME and Duksung intend to enter into the escrow agreement following closing of the Business Combination. BCME did not receive separate consideration for its covenant to enter into the escrow arrangement other than the indirect benefit it receives as being an affiliate of the Sponsor and shareholder of OSR Holdings.

On October 25, 2024, BLAC advanced a loan to OSR Holdings in the amount of $300,000 evidenced by a promissory note (the “OSR Holdings Promissory Note”) that bears interest at a rate of 3.96% per annum, compound semi-annually, and is due on October 25, 2025 (the “OSR Note Maturity Date”). Interest is payable only on maturity. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The funds are to be used by OSR Holdings for working capital and other expenses of OSR Holdings.

In addition to the Business Combination Proposal, you will also be asked to consider and vote upon (a) the adoption of BLAC’s Second Amended and Restated Certificate of Incorporation (the “Amended Charter”), which will amend and restate the existing Amended and Restated Certificate of Incorporation of BLAC, as amended (the “Current Charter”), in its entirety, which proposed adoption of the Amended Charter is referred to herein as the “Charter Proposal,” (b) on a non-binding advisory basis, six separate governance proposals relating to material differences between the Current Charter and the Charter Proposal to be in effect upon the completion of the Business Combination in accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”). These proposals are referred to as the “Advisory Governance Proposals” or “Advisory Proposals 3A-3F,” (c) a proposal to approve and adopt the Omnibus Plan in form and substance reasonably acceptable to BLAC and OSR Holdings, a copy of which is attached to the accompanying proxy statement as Annex H, which is referred to herein as the “Incentive Plan Proposal,” (d) a proposal to elect up to nine (9) directors, effective as of and contingent upon the consummation of the Business Combination, to serve on BLAC’s board of directors until the expiration of their applicable term, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death, which is referred to herein as the “Director Election Proposal,” (e) a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of BLAC Common Stock pursuant to the Business Combination Agreement in connection with the Business Combination, which is referred to herein as the “Nasdaq Proposal,” and (f) a proposal to adjourn the special meeting to a later date or dates to the extent necessary, which is referred to herein as the “Adjournment Proposal.”

The Business Combination will be consummated only if the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) are approved at the special meeting. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety.

The Adjournment Proposal provides for a vote to adjourn the special meeting to a later date or dates to the extent necessary (i) to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to BLAC stockholders, (ii) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals, or (iii), if as of the time for which the special meeting is scheduled, the BLAC stockholders elect to have BLAC redeem an amount of the public shares such that the condition for OSR Holdings to consummate the Business Combination that the aggregate cash proceeds to be received by BLAC from the Trust Account in connection with the Business Combination in addition to all other cash and cash equivalents of BLAC equal no less than $5,000,001 (after deducting any amounts to be paid to BLAC’s stockholders that exercise their redemption rights in connection with the Business Combination, plus any other transaction fees, costs and expenses paid or required to be paid by BLAC prior to the Closing) would not be satisfied at Closing (such aggregate proceeds, the “Minimum Available Cash,” and such conditions to the consummation of the Business Combination, the “Minimum Available Cash Condition”). As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination.

In connection with the Business Combination, certain related agreements have been or will be entered into on or prior to the closing of the Business Combination, including the Lock-Up Agreements. See “Certain Agreements Related to the Business Combination — Related Agreements — Lock-Up Agreements” in the accompanying proxy statement/prospectus for more information.

BLAC’s public units, public shares, public warrants and public rights are currently listed on Nasdaq under the symbols “BLACU,” “BLAC,” “BLACW,” and “BLACR,” respectively. Upon the consummation of the Business Combination, BLAC will be renamed “OSR Holdings, Inc.” (“New OSR Holdings” or the “Combined Company”). BLAC has applied for listing, to be effective at the time of the Business Combination, of New OSR Holdings common stock (“New OSR Holdings Common Stock”) and warrants on Nasdaq under the proposed symbols “OSRH” and “OSRHW,” respectively.

Pursuant to the Current Charter (the current bylaws of BLAC (the “Current Bylaws”), together with the Current Charter, the “Existing Governing Documents”), a holder of public shares of BLAC Common Stock (a “public stockholder”) may request that BLAC redeem all or a portion of such public shares for cash if the Business Combination is consummated. In order to cause BLAC to redeem public shares underlying units, holders of units must elect to separate their units into the underlying public shares, public warrants and public rights prior to exercising redemption rights with respect to such public shares. Holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares, public warrants and public rights, or if a holder holds units registered in its own name, the holder must contact Continental Stock Transfer & Trust Company (“Continental”), BLAC’s transfer agent, directly and instruct it to do so. The redemption rights include the requirement that a holder of public shares of BLAC Common Stock must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to have BLAC validly redeem its public shares. Public stockholders may elect to cause BLAC to redeem their public shares of BLAC Common Stock even if they vote “for” the Business Combination Proposal. If the Business Combination is not approved and consummated, the public shares of BLAC Common Stock elected to be redeemed will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares of BLAC Common Stock that it holds and timely delivers its share certificates (if any) to Continental, BLAC will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of BLAC’s initial public offering, including any interest earned on the funds held in the Trust Account net of interest that is used by BLAC to pay its franchise taxes and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on [•] public shares of BLAC Common Stock subject to possible redemption as of [•], 2025 and including interest and prior to the payment of taxes, this would have amounted to approximately $[•] per issued and outstanding public share of BLAC Common Stock. If a public stockholder exercises its redemption rights in full, then it will be electing to cause BLAC to redeem its public shares of BLAC Common Stock for cash and will no longer own public shares. The redemption will take place promptly following the consummation of the Business Combination. See “The BLAC Stockholders’ Meeting — Redemption Rights and Procedures” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares of BLAC Common Stock for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares of BLAC Common Stock without the prior consent of BLAC. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares of BLAC Common Stock, then any such shares in excess of that 15% limit would not be redeemed for cash.

BLAC is providing the accompanying proxy statement/prospectus and accompanying proxy card to BLAC’s stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Information about the special meeting, the Business Combination and other related business to be considered by BLAC’s stockholders at the special meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the special meeting, all of BLAC’s stockholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 50 of the accompanying proxy statement/prospectus.

After careful consideration, the board of directors of BLAC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that stockholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Business Combination, and “FOR” all other proposals presented to BLAC’s stockholders at the special meeting as described in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of BLAC, you should keep in mind that BLAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section “The Business Combination — Interests of BLAC’s Directors and Executive Officers in the Business Combination” in the accompanying proxy statement/prospectus for a further discussion of these considerations.

Your vote is very important.    Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the special meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES OF BLAC COMMON STOCK BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT (INCLUDING INTEREST EARNED ON SUCH FUNDS NET OF INTEREST USED BY BLAC TO PAY ITS FRANCHISE AND INCOME TAXES PAYABLE, CALCULATED AS OF TWO BUSINESS DAYS PRIOR TO THE CONSUMMATION OF THE BUSINESS COMBINATION) AND TENDER YOUR PUBLIC SHARES OF BLAC’S COMMON STOCK TO BLAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT APPROVED AND IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of BLAC’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.

By Order of the Board of Directors,

Jin Whan Park
Member, Board of Directors
Bellevue Life Sciences Acquisition Corp.
[•], 2025

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF EITHER THE BUSINESS COMBINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement/prospectus is dated [•], 2025 and is first being mailed to stockholders on or about [•], 2025.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

10900 NE 4TH STREET, SUITE 2300, BELLEVUE, WA, 98004

NOTICE OF SPECIAL MEETING
TO BE HELD ON FEBRUARY 13, 2025

TO THE STOCKHOLDERS OF BELLEVUE LIFE SCIENCES ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of Bellevue Life Sciences Acquisition Corp., a Delaware corporation (“BLAC”), will be held at 10:00 a.m. Eastern Time, on February 13, 2025 at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004, or at such other time, on such other date to which the meeting may be adjourned or postponed (the “special meeting”). You are cordially invited to attend the special meeting, which will be held for the following purposes:

•        Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal (i) to approve the business combination (the “Business Combination”) reflected by (a) the Amended and Restated Business Combination Agreement dated as of May 23, 2024, as amended on December 20, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), copies of which are attached to and incorporated into the proxy statement/prospectus enclosed with this Notice as Annex A and Annex B, respectively, by and among BLAC, OSR Holdings, Ltd., a corporation organized under the laws of the Republic of Korea (“OSR Holdings”), each holder of shares of OSR Holdings’ Series A common stock, with par value of KRW 5,000 per share (“OSR Holdings Common Stock”) that will be converted to OSR Holdings Common Stock prior to closing) that executes a Participating Stockholder Joinder thereto (each such person, a “Participating Company Stockholder”), and each stockholder of OSR Holdings that executes a Non-Participating Stockholder Joinder thereto (each such person, a “Non-Participating Company Stockholder”, and together with the Participating Company Stockholders, the “OSR Holdings Stockholders”), pursuant to which, among other things, (A) the Participating Company Stockholders will transfer their respective shares of OSR Holdings Common Stock to BLAC in exchange for shares of BLAC common stock, par value $0.0001 per share (“BLAC Common Stock”) (such transfer and exchange, the “Share Exchange”), and (B) the Non-Participating Company Stockholders will continue to hold their shares of OSR Holdings Common Stock subject to their Non-Participating Stockholder Joinders entered into with BLAC on or before the Closing Date (as defined in the Business Combination Agreement), and (b) certain related agreements (including lock-up agreements (the “Lock-Up Agreements”), each in the form attached to and incorporated into the proxy statement/prospectus enclosed with this Notice).

•        Proposal No. 2 — The Charter Proposal — to consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of BLAC, a copy of which is attached to and incorporated into the proxy statement/prospectus enclosed with this Notice as Annex F (the “Amended Charter”), which will amend and restate the existing Amended and Restated Certificate of BLAC, as amended (the “Current Charter”), in its entirety.

•        Proposals No. 3A – 3F — The Advisory Governance Proposals — to consider and vote, on a non-binding advisory basis, upon six separate governance proposals relating to material differences between the Current Charter and the Amended Charter and the current bylaws of BLAC (the “Current Bylaws” and together with the Current Charter, the “Existing Governance Documents”) and Amended and Restated Bylaws of BLAC to be in effect upon the completion of the Business Combination in accordance with the requirements of the SEC. These proposals are referred to as the “Advisory Governance Proposals” or “Advisory Proposals 3A – 3F.”

•        3A: Name Change — to change BLAC’s name to “OSR Holdings, Inc;”

•        3B: Preferred Stock — to increase the number of shares of preferred stock that can be issued from 1,000,000 shares to 20,000,000 shares;

•        3C: Increase Vote Required for Removal of Directors — to provide that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the voting power instead of for cause and by the affirmative vote of holders of a majority of the voting power;

•        3D: Corporate Opportunity — to eliminate the current limitations on the corporate opportunity doctrine;

•        3E: Change in Quorum — to provide that the quorum required for stockholder meetings is the holders of one-third in voting power of the then outstanding shares of capital stock entitled to vote at the meeting instead of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote at the meeting; and

•        3F: Additional Charter Amendments — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”).

•        Proposal No. 4 — The Incentive Plan Proposal — to consider and vote upon a proposal for the new omnibus incentive plan in form and substance reasonably acceptable to BLAC and OSR Holdings, a copy of which is attached to the proxy statement/prospectus enclosed with this Notice as Annex H, be adopted and approved.

•        Proposal No. 5 — The Director Election Proposal — to elect nine (9) directors to the New OSR Holdings Board.

•        Proposal No. 6 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of BLAC common stock, par value $0.0001 per share (“BLAC Common Stock”), pursuant to the Business Combination Agreement in connection with the Business Combination.

•        Proposal No. 7 — The Adjournment Proposal — to adjourn special meeting to a later date or dates to the extent necessary (i) to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to the BLAC stockholders, (ii) to permit further solicitation and vote or proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals, or (iii), if as of the time for which the special meeting is scheduled, the BLAC stockholders elect to have BLAC redeem an amount of the public shares such that the condition for OSR Holdings to consummate the Business Combination that the aggregate cash proceeds to be received by BLAC from the Trust Account in connection with the Business Combination in addition to all other cash and cash equivalents of BLAC equal no less than $5,000,001 (after deducting any amounts to be paid to BLAC’s stockholders that exercise their redemption rights in connection with the Business Combination, plus any other transaction fees, costs and expenses paid or required to be paid by BLAC prior to the Closing) would not be satisfied at Closing (such aggregate proceeds, the “Minimum Available Cash,” and such conditions to the consummation of the Business Combination, the “Minimum Available Cash Condition”). As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination.

Each of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governance Proposals and Adjournment Proposal are not conditioned on any other proposal.

These items of business are described in the enclosed proxy statement/prospectus and the Annexes thereto, which we encourage you to read carefully and in its entirety before voting.

The special meeting will be convened on February 13, 2025 at 10:00 a.m., Eastern Time, at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004. Stockholders of record at the close of business on January 27, 2025 may attend (in person or by proxy), vote (in person or by proxy) and examine the list of BLAC’s stockholders entitled to vote at the special meeting.

Only holders of record of shares of BLAC Common Stock at the close of business on January 27, 2025 are entitled to notice of and to vote and have their votes counted at the special meeting and any adjournment or postponement of the special meeting.

This Notice and the enclosed proxy statement/prospectus and accompanying proxy card is being provided to BLAC’s stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournment or postponement of the special meeting. Whether or not you plan to attend the special meeting, all of BLAC’s stockholders are urged to read the enclosed proxy statement/prospectus, including the Annexes and the documents referred to therein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 50 of the enclosed proxy statement/prospectus.

After careful consideration, the board of directors of BLAC has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, and unanimously recommends that stockholders vote “FOR” the Business Combination Proposal, and “FOR” all other proposals presented to BLAC’s stockholders as set forth in this Notice and in the enclosed proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of BLAC, you should keep in mind that BLAC’s directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination — Interests of BLAC’s Directors and Executive Officers in the Business Combination” in the enclosed proxy statement/prospectus for a further discussion of these considerations.

Pursuant to the Existing Governing Documents, a stockholder holding public shares of BLAC Common Stock (“public shares”) may demand that BLAC redeem all or a portion of its public shares for cash if the Business Combination is approved and consummated. As a holder of public shares, if the Business Combination is approved and consummated, you will be entitled to receive cash for any public shares to be redeemed only if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares, public warrants and public rights prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, BLAC’s transfer agent, in which you (i) request that BLAC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your shares to Continental, BLAC’s transfer agent, physically (e.g., certificates) or electronically through The Depository Trust Company.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 11, 2025 (two business days before the vote at the special meeting) in order for their public shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares, public warrants and public rights prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares, public warrants and public rights, or if a holder holds units registered in its own name, the holder must contact Continental, BLAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public stockholders may elect to redeem public shares regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not approved or is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is approved and consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, BLAC’s transfer agent, BLAC will redeem such public shares for a per share price, payable in cash, equal to the pro rata portion of funds held in the Trust Account, including any interest earned on such funds net of interest used by BLAC to pay its franchise taxes and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $[•] per issued and outstanding public share (including interest and prior to the payment of taxes), based on [•] public shares subject to possible redemption as of [•], 2025. If a public stockholder exercises its redemption rights in full, then it will be electing to cause BLAC to redeem its public shares for cash and will, if the

Business Combination is approved and consummated, no longer own public shares. See “The BLAC Stockholders’ Meeting — Redemption Rights and Procedures” in the enclosed proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares without the prior consent of BLAC. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such public shares in excess of that 15% limit would not be redeemed for cash.

The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the enclosed proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement. For further details, see “The Business Combination Agreement — General — Conditions to Closing the Business Combination.”

The Business Combination Proposal requires the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at the special meeting. The Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of BLAC Common Stock. The Advisory Governance Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal require the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the special meeting and entitled to vote thereon. In order to be elected as a director as described in the Director Election Proposal, a nominee must receive a plurality of all the votes cast only by holders of BLAC Common Stock present in person or represented by proxy at the special meeting and entitled to vote thereon, which means that the nominees with the most votes (up to a total of nine (9)) are elected.

Your vote is very important. Whether or not you plan to attend the special meeting, please vote as soon as possible by following the instructions in the enclosed proxy statement/prospectus to make sure that your shares are represented at the special meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the special meeting. Each of the Condition Precedent Proposals is cross-conditioned on the approval of each other. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in the enclosed proxy statement/prospectus.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the special meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting.

Your attention is directed to the remainder of the proxy statement/prospectus enclosed with this Notice (including the Annexes and other documents referred to therein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the enclosed proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to therein. If you have any questions or need assistance voting your shares of BLAC Common Stock, please contact Advantage Proxy, our proxy solicitor, by calling (206) 870-8568, or toll free at (877) 870-8565, or by emailing ksmith@advantageproxy.com.

Thank you for your participation. We look forward to your continued support.

By Order of the Board of Directors,

Jin Whan Park
Member, Board of Directors
Bellevue Life Sciences Acquisition Corp.
[•], 2025

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR PUBLIC SHARES OF BLAC COMMON STOCK BE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT (INCLUDING ANY INTEREST EARNED ON SUCH FUNDS NET OF INTEREST THAT MAY BE USED BY BLAC TO PAY ITS FRANCHISE AND INCOME TAXES PAYABLE, CALCULATED AS OF TWO BUSINESS DAYS PRIOR TO THE CONSUMMATION OF THE BUSINESS COMBINATION) AND TENDER YOUR PUBLIC SHARES TO BLAC’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SPECIAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR PUBLIC SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE (IF ANY) TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT APPROVED OR IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE PUBLIC SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

i

ii

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC, by BLAC (File No. 333-280590) (the “Registration Statement”), constitutes a prospectus of BLAC under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of BLAC Common Stock to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the special meeting of BLAC’s stockholders at which BLAC’s stockholders will be asked to consider and vote upon a proposal to approve the Business Combination by the approval and adoption of the Business Combination Agreement, among other matters.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus contains estimates, projections, and other information concerning OSR Holdings’ industry and business, as well as data regarding market research, estimates, and forecasts prepared by OSR Holdings’ management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which OSR Holdings operates is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, OSR Holdings obtained industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, OSR Holdings does not expressly refer to the sources from which this data is derived. In that regard, when OSR Holdings refers to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources that OSR Holdings paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While OSR Holdings has compiled, extracted, and reproduced industry data from these sources, OSR Holdings has not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

TRADEMARKS, TRADENAMES AND SERVICE MARKS

This proxy statement/prospectus includes trademarks, tradenames and service marks, certain of which belong to BLAC or OSR Holdings and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this proxy statement/prospectus appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that BLAC or OSR Holdings will not assert their rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. Neither BLAC nor OSR Holdings intend that their use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of BLAC or OSR Holdings by, these other parties.

FREQUENTLY USED TERMS

“Aggregate Consideration” means an aggregate of 24,461,214 shares of BLAC Common Stock derived by the quotient of (a) the Aggregate Consideration Value divided by (b) $10.00.

“Aggregate Consideration Value” means $244,612,136.

“Aggregate Participating Consideration” means the aggregate number of shares of BLAC Common Stock issuable to the Participating Company Stockholders at Closing.

“Amended Bylaws” means the Amended and Restated Bylaws of BLAC, to be in effect following the Effective Time.

“Amended Charter” means the Second Amended and Restated Certificate of Incorporation of BLAC, to be in effect following the Effective Time.

“Ancillary Agreements” means the Lock-Up Agreements, the PIPE Subscription Agreements, and all other agreements, certificates and instruments executed and delivered by BLAC, OSR Holdings or OSR Holdings Stockholders in connection with the Transactions and specifically contemplated by the Business Combination Agreement.

“BLAC” means Bellevue Life Sciences Acquisition Corp., a Delaware corporation.

“BLAC Board” means the board of directors of BLAC.

“BLAC Common Stock” means BLAC’s common stock, par value $0.0001 per share.

“BLAC M&A Committee” means the committee established by the BLAC Board consisting of directors that do not have any material interest in OSR Holdings or the Transactions contemplated by the Business Combination Agreement.

“BLAC IPO Prospectus” means the prospectus issued by BLAC in connection with its initial public offering of BLAC Units, dated February 9, 2023.

“BLAC Organizational Documents” means the BLAC Certificate of Incorporation, Bylaws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“BLAC Preferred Stock” means BLAC’s preferred stock, par value $0.0001 per share.

“BLAC Proposals” means, collectively, The Business Combination Proposal, The Charter Proposal, The Advisory Governance Proposals, The Incentive Plan Proposal, The Director Election Proposal, the Nasdaq Proposal and The Adjournment Proposal, as described in this proxy statement/prospectus.

“BLAC Right” means one right entitling the holder thereof to receive one-tenth (1/10) of a share of BLAC Common Stock upon the consummation of the Business Combination.

“BLAC Series A Preferred Stock” means BLAC’s Series A preferred stock, par value $0.0001 per share.

“BLAC Stockholders’ Meeting” means the special meeting of BLAC’s stockholders to be held at 10:00 a.m. Eastern Time, on February 13, 2025 at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004, or at such other time, on such other date to which the meeting may be adjourned or postponed.

“BLAC Unit” means one unit issued by BLAC in connection with its initial public offering, consisting of one share of BLAC Common Stock, one BLAC Warrant and one BLAC Right.

“BLAC Warrant” means one warrant entitling the holder thereof to purchase one share of BLAC Common Stock at a price of $11.50 per share, subject to adjustment as described in the BLAC IPO Prospectus.

“Business Combination” means the business combination transaction reflected by the Business Combination Agreement and certain related agreements whereby, among other things, BLAC issues shares of BLAC Common Stock to the Participating Company Stockholders and, in consideration, the Participating Company Stockholders transfer each of their respective shares of OSR Holdings Common Stock to BLAC.

“Business Combination Agreement” means that certain Amended and Restated Business Combination Agreement, dated as of May 23, 2024, as amended on December 20, 2024 (as may be amended, supplemented or otherwise modified from time to time) by and among BLAC, OSR Holdings and OSR Holdings Stockholders, attached hereto and incorporated herein as Annex A and Annex B, respectively.

“Closing” means the closing of the Share Exchange.

“Closing Date” means the date on which the Closing occurs.

“Combined Company” means OSR Holdings, Inc., following the Closing.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Current Bylaws” means the bylaws of BLAC, such may have been amended, supplemented or modified from time to time.

“Current Charter” means the Amended and Restated Certificate of Incorporation of BLAC filed with the Secretary of the State of the State of Delaware on February 13, 2023, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of BLAC filed with the Secretary of the State of the State of Delaware on November 9, 2023, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of BLAC filed with the Secretary of the State of the State of Delaware on February 9, 2024, the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of BLAC filed with the Secretary of the State of the State of Delaware on May 14, 2024 and the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of BLAC filed with the Secretary of State of the State of Delaware on November 12, 2024, as such may have been amended, supplemented or modified from time to time.

“DGCL” means the General Corporation Laws of the State of Delaware.

“Effective Time” means the time at which the Closing occurs.

“Existing Governing Documents” means the Current Charter and the Current Bylaws.

“Governmental Authority” means any United States federal, state, county or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IRS” means the U.S. Internal Revenue Service.

“Joinders” means, collectively, the Non-Participating Stockholder Joinder and the Participating Stockholder Joinder.

“Lock-Up Agreements” means Lock-Up Agreements to be executed at Closing between BLAC and certain Participating Company Stockholders, pursuant to which such Participating Company Stockholders will agree to certain restrictions on transfer applicable to New OSR Holdings Common Stock.

“New OSR Holdings” means OSR Holdings, Inc. (i.e., BLAC after it changes its name), following the Closing.

“Non-Participating Company Stockholder” means each holder of OSR Holdings Common Stock that executes a Non-Participating Stockholder Joinder to the Business Combination Agreement on or prior to the Closing.

“Non-Participating Stockholder Joinder” means the agreement of each Non-Participating Company Stockholder to become a party to the Business Combination Agreement after November 16, 2023 (the date of the initial Business Combination Agreement), and prior to Closing substantially in the form attached as Exhibit C to this proxy statement/prospectus.

“OSR Holdings” means OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea.

“OSR Holdings Board” means the board of directors of the OSR Holdings.

“OSR Holdings Capital Stock” means the OSR Holdings Common Stock and any other class or series of OSR Holdings capital stock issued or issuable upon exercise of any security convertible into, or exchangeable for capital stock of OSR Holdings outstanding at the Effective Time.

“OSR Holdings Common Stock” means the Company’s series A common stock, with a par value of KRW 5,000 per share.

“OSR Holdings Fully Diluted Share Amount” means, without duplication, the aggregate number of shares of OSR Holdings Common Stock outstanding on a fully diluted basis, including all shares issuable upon the conversion or exercise of all options, warrants and other securities convertible into or exchangeable for shares of OSR Holdings Common Stock, as of immediately prior to the Effective Time.

“OSR Holdings Stockholders” means, collectively, the Participating Company Stockholders and the Non-Participating Company Stockholders.

“OSR Holdings Subsidiaries” means the subsidiaries of OSR Holdings.

“Participating Company Stockholder” means each holder of OSR Holdings Common Stock that executes a Participating Stockholder Joinder to the Business Combination Agreement on or prior to the Closing.

“Participating Stockholder Joinder” means the agreement of each Participating Company Stockholder to become a party to the Business Combination Agreement after November 16, 2023 (the date of the initial Business Combination Agreement), and prior to Closing substantially in the form attached as Exhibit B to this proxy statement/prospectus.

“Per Share Consideration” means, with respect to each share of OSR Holdings Capital Stock held immediately prior to the Effective Time, the Aggregate Consideration divided by the OSR Holdings Fully Diluted Share Amount.

“Proposed Governing Documents” means the Amended Charter and the Amended Bylaws.

“Share Exchange” means the transactions contemplated by the Business Combination Agreement, whereby (i) BLAC shall issue the Aggregate Participating Consideration to the Participating Company Stockholders, and (ii) the Participating Company Stockholders shall sell, transfer, convey, assign and deliver all of their respective shares of OSR Holdings Common Stock to BLAC.

“Transaction Documents” means the Business Combination Agreement, including all Schedules and Exhibits thereto, the Joinders, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by BLAC, the Company or the Company Stockholders in connection with the Transactions and specifically contemplated by the Business Combination Agreement.

“Transactions” means the transactions contemplated by the Business Combination Agreement and the Transaction Documents.

“Trust Account” means the trust account at J.P. Morgan Chase Bank, N.A. maintaining the Trust Fund.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of February 7, 2023, as amended by Amendment No. 1 dated as of November 10, 2023, by between BLAC and the Trustee, as amended.

“Trustee” means Continental Stock Transfer & Trust Company.

“Trust Fund” means the trust fund established by BLAC for the benefit of its public stockholders.

“U.S. GAAP” means U.S. generally accepted accounting principles.

QUESTIONS AND ANSWERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the BLAC Stockholders’ Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to BLAC’s stockholders. We urge stockholders to read this proxy statement/prospectus, including the Annexes and the other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the BLAC Stockholders’ Meeting, which will be held at 10:00 a.m. Eastern Time, on February 13, 2025 at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004, unless such special meeting is adjourned or postponed.

Q:     Why am I receiving this proxy statement/prospectus?

A:     BLAC stockholders are being asked to consider and vote upon, among other proposals, a proposal to approve and adopt the Business Combination. In accordance with the terms and subject to the conditions of the Business Combination Agreement on the Closing Date, the parties will affect the Share Exchange. For further details, see “The Business Combination” and “The Business Combination Agreement.”

A copy of the Business Combination Agreement is attached to and incorporated into this proxy statement/prospectus as Annexes A and B and you are encouraged to read the Business Combination Agreement in its entirety.

The Business Combination Proposal (described below under “What proposals are stockholders of BLAC being asked to vote upon?” requires the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at the BLAC Stockholders’ Meeting. The Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of BLAC Common Stock. The Advisory Governance Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal require the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. In order to be elected as a director as described in the Director Election Proposal (described below under “What proposals are stockholders of BLAC being asked to vote upon?”), a nominee must receive a plurality of all the votes cast only by holders of BLAC Common Stock present in person or represented by proxy at such special meeting, which means that the nominees with the most votes (up to a total of nine (9)) are elected.

Certain of the provisions of the Proposed Governing Documents will differ materially from the Existing Governing Documents. Please see “Why is BLAC proposing the Charter Proposal and Advisory Governance Proposals?” below.

THE VOTE OF STOCKHOLDERS IS IMPORTANT. STOCKHOLDERS ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.

Q:     What proposals are stockholders of BLAC being asked to vote upon?

A:     At the BLAC Stockholders’ Meeting, BLAC is asking holders of BLAC Common Stock to consider and vote upon six (6) separate proposals:

•        Proposal No. 1 — The Business Combination Proposal — To consider and vote upon a proposal to approve and adopt the Business Combination.

•        Proposal No. 2 — The Charter Proposal — To consider and vote upon a proposal to adopt the Amended Charter, which amends and restates the Current Charter in its entirety.

•        Proposals No. 3A – 3F — The Advisory Governance Proposals — To consider and vote on a non-binding advisory basis, upon six separate governance proposals relating to material differences between (i) the Current Charter and Current Bylaws and (ii) the Amended Charter and Amended Bylaws in accordance with the requirements of the SEC.

•        Name Change — to change BLAC’s name to “OSR Holdings, Inc.;”

•        Preferred Stock — to increase the number of shares of preferred stock that can be issued from 1,000,000 shares to 20,000,000 shares;

•        Increase Vote Required for Removal of Directors — to provide that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the voting power instead of for cause and by the affirmative vote of holders of a majority of the voting power;

•        Corporate Opportunity — to eliminate the current limitations on the corporate opportunity doctrine;

•        Change in Quorum — to provide that the quorum required for shareholder meetings is the holders of one-third in voting power of the then outstanding shares of capital stock entitled to vote at the meeting instead of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote at the meeting; and

•        Additional Charter Amendments — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing.

•        Proposal No. 4 — The Incentive Plan Proposal — To consider and vote upon a proposal to approve and adopt a new omnibus incentive plan in form and substance reasonably acceptable to BLAC and OSR Holdings, a copy of which is attached to and incorporated into this proxy statement/prospectus as Annex H.

•        Proposal No. 5 — The Director Election Proposal — To consider and vote upon a proposal to elect up to nine (9) directors, effective as of and contingent upon the consummation of the Business Combination, to serve on New OSR Holdings’ board of directors until the expiration of their applicable term, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.

•        Proposal No. 6 — The Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of BLAC common stock pursuant to the Business Combination Agreement in connection with the Business Combination.

•        Proposal No. 7 — The Adjournment Proposal — To consider and vote upon a proposal to approve the adjournment of such special meeting to a later date or dates, if necessary, (i) to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to the BLAC stockholders, (ii) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals (as defined elsewhere in this proxy statement/prospectus), or (iii) , if as of the time for which such special meeting is scheduled, the Minimum Available Cash Condition (as defined elsewhere in this proxy statement/prospectus) is not waived by OSR Holdings. The Adjournment Proposal will only be presented at such special meeting if there are not sufficient votes to approve the Condition Precedent Proposals or if the Minimum Available Cash Condition is not waived by OSR Holdings. As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination.

Please see the sections entitled “Proposal No. 1 — The Business Combination Proposal,” “Proposal No. 2 — The Charter Proposal,” “Proposals No. 3A – 3F — The Advisory Governance Proposals,” “Proposal No. 4 — The Incentive Plan Proposal,” “Proposal No. 5 — The Director Election Proposal,” “Proposal No. 6 — The Nasdaq Proposal” and “Proposal No. 7 — The Adjournment Proposal.” The Business Combination is conditioned on the approval of the Condition Precedent Proposals at the BLAC Stockholders’ Meeting. If the Minimum Available Cash Condition is not satisfied, OSR Holdings is not obligated to proceed with its obligations under the Business Combination Agreement. As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination. The election of up to nine director nominees in the Director Election Proposal is conditioned on the approval of the Condition Precedent Proposals.

BLAC will hold the BLAC Stockholders’ Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at such special meeting. Stockholders of BLAC should read it carefully.

After careful consideration, the BLAC Board has determined that the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal are in the best interests of BLAC and its stockholders and unanimously recommends that you vote or give instruction to vote “FOR” each of those proposals.

The existence of financial and personal interests of one or more of BLAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of BLAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, BLAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination — Interests of BLAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     Why is BLAC proposing the Business Combination?

A:     BLAC is a blank check company which was incorporated on February 25, 2020 for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities, which is referred to throughout this proxy statement/prospectus as BLAC’s initial business combination. Based on BLAC’s business activities, it is a “shell company” as defined under the Exchange Act because it has no operations and nominal assets consisting almost entirely of cash.

Consistent with BLAC’s business strategy, BLAC has identified the following profile of its target business and the general criteria and guidelines to support the investment case.

Target Profile: A healthcare holding company is a business that operates by acquiring and managing a portfolio of subsidiaries and investments in companies engaged in the research, development, manufacturing, and distribution of healthcare products in the areas of our primary interests such as pharmaceutical, medical devices and healthcare technologies (for example, artificial intelligence-driven bioinformatics). The business model for a healthcare holding company, especially in the pharmaceutical sector, which is the main area of our interests, is typically based on building a diverse portfolio of subsidiaries by acquiring and investing in companies at different stages of development, from early-stage research to POC (proof of concept)-stage clinical trials and commercialization. The goal is to create a diversified portfolio of subsidiaries and investments that have a pipeline of products and product candidates in development, with some close to commercialization and others in earlier stages of development.

The management strategy for a healthcare holding company involves several key elements:

•        Portfolio management:    The holding company must carefully manage its subsidiaries and investments to ensure that it is balanced and diversified. The company must also be prepared to make strategic decisions about which companies to acquire, invest in, or divest.

•        Financial management:    The holding company must have strong financial management capabilities to ensure that it can provide financial support to its subsidiaries and investments as needed. This may involve raising capital through debt or equity financing, or through divestment from its holdings in certain companies at appropriate timing.

•        Regulatory expertise:    The healthcare industry is heavily regulated, and the holding company must have a deep understanding of the regulatory environment in order to successfully navigate the development and commercialization of new products.

•        Business development:    The holding company must be actively engaged in business development activities to identify and pursue new opportunities for its subsidiaries and investments. This may involve partnering with other companies, acquiring new companies, or licensing new technologies.

•        Talent management:    The holding company must have a strong management team with expertise in biotherapeutics, medical device, diagnostics and bioinformatics, and other relevant disciplines in healthcare, as well as corporate finance and business development. The company must also be able to attract and retain talented executives and scientists to lead and support its subsidiaries and investments.

Although the BLAC M&A Committee and the BLAC Board believe that the Business Combination with OSR Holdings presents a unique business combination opportunity and is in the best interests of BLAC and its stockholders, the BLAC M&A Committee did consider certain potentially material negative factors in arriving at that conclusion. These factors are discussed in greater detail in the sections entitled “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination” and “Risk Factors — Risks Related to the Business Combination and Business Combination Agreement.”

Q:     Will the BLAC M&A Committee of the BLAC Board obtain a third-party valuation or fairness opinion in determining whether or not to recommend that the BLAC Board approve the Business Combination?

A:     Yes. In approving the Business Combination Agreement, the BLAC M&A Committee noted that the closing of the transaction is conditioned on the receipt of a fairness opinion, in form and substance acceptable to the BLAC M&A Committee, concluding that the Business Combination is fair, from a financial point of view, to BLAC stockholders as required by the Current Charter. The BLAC M&A Committee initially engaged a financial advisor based in Switzerland to render the fairness opinion. This decision was made at the time that it was anticipated that OSR Holdings would acquire Landmark Bio Ventures AG (“LBV”), and the resulting company would be more heavily oriented in Europe. However, when OSR Holdings and LBV terminated their agreement, the BLAC M&A Committee determined that it would be more appropriate to engage a financial advisor in Korea because OSR Holdings’ operations would be more heavily weighted toward that geography.

In April 2024, the BLAC M&A Committee retained Choloc Asset Investment Advisory Co., Ltd., a financial advisory firm based in Seoul, Korea (“Choloc”), to evaluate the fairness, from a financial point of view, of the Business Combination to the BLAC stockholders. On June 23, 2024, Choloc presented the BLAC M&A Committee a draft fairness opinion that they were prepared to render on the Business Combination, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Business Combination is fair, from a financial point of view, to the BLAC stockholders. On September 17, 2024, Choloc rendered its fairness opinion to the BLAC M&A Committee. A copy of the fairness opinion delivered by Choloc to the BLAC M&A Committee is included as (and is attached to and incorporated as) Annex I to this proxy statement/prospectus. For additional information, see “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fairness Opinion of Choloc Asset Investment Advisory Co., Ltd.”

In addition, the officers and directors of BLAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries including healthcare and concluded that their experience and background, together with the experience of their representatives, also enabled them to make the necessary analyses and determinations regarding the Business Combination, prior to obtaining, but ultimately subject to the receipt of, a fairness opinion. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Comparable Company Analysis” and “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value” for discussions on the BLAC M&A Committee’s analysis of comparable companies of OSR Holdings and the fair market value reports on OSR Holdings’ subsidiaries.

Q:     What will OSR Holdings’ equity holders receive in return for the Business Combination with BLAC?

A:     On the Closing Date (as defined in the Business Combination Agreement), BLAC shall issue to the Participating Company Stockholders up to an aggregate of 24,461,214 shares of BLAC common stock, par value $0.0001 per share (“BLAC Common Stock”), and the Participating Company Stockholders will transfer their respective shares of OSR Holdings’ Series A common stock, with a par value of KRW 5,000 per share (“OSR Holdings Common Stock”), to BLAC (the “Share Exchange”). The Per Share Consideration that the Participating Company Stockholders will receive at Closing (as defined in the Business Combination Agreement) equates to $129.62. It is a condition to closing of the Share Exchange that BLAC will acquire from the Participating Company Stockholders at least 60% of the shares of OSR Holdings Common Stock outstanding on the Closing Date. In addition, it is expected that holders of up to an additional 28% of the shares of OSR Holdings Common Stock will enter into Non-Participating Stockholder Joinders, giving BLAC direct ownership or rights to acquire up to 88% of the shares of OSR Holdings Common Stock on the Closing Date. BLAC expects that holders of approximately 12% of the OSR Holdings Common Stock will not sign any Joinder and such shares will remain outstanding and not be subject to any contractual put or call rights, or other conversion rights, with or into BLAC Common Stock. At Closing, the Non-Participating Company Stockholders will continue to hold their shares of OSR Holdings Common Stock subject to the terms of the Non-Participating Stockholder Joinders that contain put and call rights whereby the Non-Participating Company Stockholder shall have the right to cause BLAC to purchase (the “Put Right”) and BLAC shall have the right to cause the Non-Participating Company Stockholder to sell to BLAC or its designee (the “Call Right”) all of the shares of OSR Holdings Common Stock owned and held of record by such Non-Participating Company Stockholder. These rights become exercisable on or after the earlier of (i) January 1, 2026, or (ii) the date that the Non-Participating Company Stockholder is notified by BLAC of a transaction that will result in a change in control (as defined in the Non-Participating Stockholder Joinder) of BLAC (the “Trigger Date”). The Put Right and Call Right terminate and expire 120 days after the Trigger Date. The exchange ratio is fixed under the put/call rights at the same exchange ratio set forth in the Business Combination Agreement, and there is no option for cash settlement.

For further details, see “The Business Combination Agreement — General — Structure of the Transactions.”

Q:     How will the Combined Company be managed following the business combination?

A:     Following the Closing, it is expected that OSR Holdings will be managed by New OSR Holdings and operated as a majority owned subsidiary of New OSR Holdings. Pursuant to the Business Combination Agreement, the Amended Charter and the Amended Bylaws, the board of directors of New OSR Holdings (the “New OSR Holdings Board”) will consist of up to nine (9) directors, with at least five (5) of whom shall be “independent” for purposes of the applicable SEC and Nasdaq regulations. Please see the section entitled “Management Following the Business Combination” for further information.

Q:     What equity stake will current BLAC stockholders and current OSR Holdings stockholders hold in BLAC immediately after the consummation of the Business Combination?

A:     As of the date of this proxy statement/prospectus, there are 2,319,752 shares of BLAC Common Stock issued and outstanding, which includes an aggregate of 2,155,000 shares of BLAC Common Stock held by the Sponsor, the directors and former directors, and the Chief Financial Officer of BLAC and their respective affiliates (including 34,500 shares of BLAC Common Stock held in escrow pending the closing of the business combination by Chardan Capital Markets, LLC). In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 7,330,000 BLAC Warrants, comprised of 430,000 private placement warrants held by the Sponsor, BLAC’s Chief Financial Officer and two of BLAC’s former directors, and 6,900,000 public warrants, and 7,330,000 BLAC Rights, comprised of 430,000 private placement rights held by the Sponsor and 6,900,000 public rights, to acquire shares of BLAC Common Stock. Each whole warrant entitles the holder thereof to purchase one share of BLAC Common Stock. Each whole right entitles the holder thereof to receive one-tenth of one share of BLAC Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of BLAC’s outstanding public shares are redeemed in connection with the Business Combination), BLAC’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants, public warrants, private placement rights and public rights, would be 10,382,752 shares of BLAC Common Stock.

The following table illustrates varying ownership levels in BLAC Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders and the following additional assumptions: (i) 14,676,728 shares of BLAC Common Stock are issued to the Participating Company Stockholders at consummation of the Business Combination, (ii) all BLAC Rights have been converted to shares of BLAC Common Stock, and (iii) the $800,000 promissory note issued by BLAC to Duksung Co., Ltd. (“Duksung”) is automatically converted into shares of BLAC common stock upon the closing of the Business Combination. The table below does not take into account (i) the exercise of any BLAC Warrants as the warrants do not become exercisable until 30 days after the consummation of the Business Combination, and (ii) the issuance of any equity awards under the Omnibus Plan as there will be no awards issued under the Omnibus Plan immediately following the consummation of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in BLAC will be different and totals may not add up to 100% due to rounding.

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
OSR Holdings Stockholders(1)	14,676,728	82.32%	14,676,728	82.71%	14,676,728	83.10%
BLAC Sponsor and Related Parties(2)	2,163,500	12.14%	2,163,500	12.19%	2,163,500	12.25%
BLAC public stockholders(3)	854,752	4.79%	772,376	4.35%	690,000	3.91%
Duksung Co., Ltd.(4)	98,765	0.55%	98,765	0.56%	98,765	0.56%
Chardan Capital Markets, LLC	34,500	0.19%	34,500	0.19%	34,500	0.20%
Total	17,828,245	99.99%	17,745,869	100.0%	17,663,493	100.02%

____________

(1)      Assumes 14,676,728 shares of BLAC Common Stock pursuant to the Business Combination Agreement will be issued by BLAC to the Participating Company Stockholders at consummation of the Business Combination.

(2)      Consists of (i) 2,035,000 shares of BLAC Common Stock held by the Sponsor, (ii) 20,000 shares of BLAC Common Stock held by David J. Yoo, BLAC’s Chief Financial Officer, (iii) 20,000 shares of BLAC Common Stock held by Jin Whan Park, a current director of BLAC, and (iv) 20,000 shares of BLAC Common Stock held by each of the following former directors of BLAC: Steven Reed, Inchul Chung, Hosun Euh, and Radclyffe Roberts. It also assumes the conversion of 430,000 private placement rights held by the Sponsor into 43,000 shares of BLAC Common Stock upon the consummation of the Business Combination. Excludes 34,500 shares currently held in escrow and due to Chardan Capital Markets, LLC upon closing of the Business Combination.

(3)      Assumes the conversion of 6,900,000 public rights into 690,000 shares of BLAC Common Stock.

(4)      The number of shares of BLAC Common Stock that the promissory note converts into is obtained by diving (a) the outstanding principal amount and unpaid accrued interest under the note by (b) eight dollars and ten cents ($8.10). As of the date of this proxy statement, there was an outstanding balance under the promissory note of $800,000.

Stockholders will experience additional dilution to the extent the post-combination company issues additional shares after the Closing. The table above does not include (i) up to 9,784,486 shares of BLAC Common Stock that will be issued to the Non-Participating Company Stockholders, (ii) up to 6,900,000 shares of New OSR Holdings Common Stock (as defined below) that will be issuable upon exercise of the public warrants, which have an initial exercise price of $11.50 per share (subject to adjustment in accordance with the Warrant Agreement), (iii) up to 430,000 shares of New OSR Holdings Common Stock that will be issuable upon exercise of the private warrants, which have an initial exercise price of $11.50 per share (subject to adjustment in accordance with the Warrant Agreement), (iv) 6,300,000 shares of New OSR Holdings Common Stock, the maximum number of shares currently reserved for issuance under the Omnibus Plan and (v) an aggregate of $20,000,000 raised from the issuance of 222,222 shares of BLAC Series A Preferred Stock at an average price of $90.00 per share which is convertible into 2,222,220 shares of BLAC Common Stock.

The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
OSR Holdings Stockholders(1)	24,461,214	56.28%	24,461,214	56.38%	24,461,214	56.49%
BLAC Sponsor and Related Parties(2)	2,163,500	4.98%	2,163,500	4.99%	2,163,500	5.00%
BLAC public stockholders(3)	854,752	1.97%	772,376	1.78%	690,000	1.59%
PIPE Shares(4)	2,222,220	5.11%	2,222,220	5.12%	2,222,220	5.13%
Shares underlying the Private Warrants(5)	430,000	0.99%	430,000	0.99%	430,000	0.99%
Shares underlying the Public Warrants	6,900,000	15.87%	6,900,000	15.91%	6,900,000	15.94%
Omnibus Plan(6)	6,300,000	14.49%	6,300,000	14.52%	6,300,000	14.55%
Duksung Co., Ltd.(7)	98,765	0.23%	98,765	0.23%	98,765	0.23%
Chardan Capital Markets, LLC	34,500	0.08%	34,500	0.08%	34,500	0.08%
Total	43,464,951	100.00%	43,382,575	100.00%	43,300,199	100.00%

____________

(1)      Assumes 24,461,214 shares of BLAC Common Stock pursuant to the Business Combination Agreement will be issued by BLAC to the Participating Company Stockholders and Non-Participating Company Stockholders.

(2)      Consists of (i) 2,035,000 shares of BLAC Common Stock held by the Sponsor, (ii) 20,000 shares of BLAC Common Stock held by David J. Yoo, BLAC’s Chief Financial Officer, (iii) 20,000 shares of BLAC Common Stock held by Jin Whan Park, a current director of BLAC, and (iv) 20,000 shares of BLAC Common Stock held by each of the following former directors of BLAC: Steven Reed, Inchul Chung, Hosun Euh, and Radclyffe Roberts. It also assumes the conversion of 430,000 private placement rights held by the Sponsor into 43,000 shares of BLAC Common Stock upon the consummation of the Business Combination. Excludes 34,500 shares currently held in escrow and due to Chardan Capital Markets, LLC upon closing of the Business Combination.

(3)      Assumes the conversion of 6,900,000 public rights into 690,000 shares of BLAC Common Stock.

(4)      Assumes an aggregate of $20,000,000 raised from the issuance of 222,222 shares of BLAC Series A Preferred Stock at an average price of $90.00 per share which is convertible into 2,222,220 shares of BLAC Common Stock which is expected to occur after the Closing of the Business Combination.

(5)      Consists of (i) 370,000 private warrants held by Sponsor, (ii) 20,000 private warrants held by David J. Yoo, BLAC’s Chief Financial Officer, and (iii) 20,000 private warrants held by each of Steven Reed and Inchul Chung.

(6)      6,300,000 is the maximum number of shares to be reserved for issuance under the Omnibus Plan.

(7)      The number of shares of BLAC Common Stock that the promissory note converts into is obtained by diving (a) the outstanding principal amount and unpaid accrued interest under the note by (b) eight dollars and ten cents ($8.10). As of the date of this proxy statement, there was an outstanding balance under the promissory note of $800,000.

For further details, see “The Business Combination Agreement — General — Structure of the Transactions.”

Q:     Why is BLAC proposing the Charter Proposal and Advisory Governance Proposals?

A:     We are asking our stockholders to approve material differences between the Proposed Governing Documents and our Existing Governing Documents. The proposed material differences that we are asking our stockholders to approve include the following:

(i)     The name of the new public entity will be “OSR Holdings, Inc.” as opposed to “Bellevue Life Sciences Acquisition Corp.,”

(ii)    Increasing the number of shares of preferred stock that can be issued from 1,000,000 shares to 20,000,000 shares;

(iii)   Providing that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the voting power instead of for cause and by the affirmative vote of holders of a majority of the voting power;

(iv)   Eliminating the current limitations on the corporate opportunity doctrine;

(v)    Provide that the quorum required for shareholder meetings is the holders of one-third in voting power of the then outstanding shares of capital stock entitled to vote at the meeting instead of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote at the meeting; and

(vi)   Other changes including eliminating certain provisions related to special purpose acquisitions corporations that will no longer be relevant following the Closing.

For further details, see the sections entitled “Proposal No. 2 — The Charter Proposal” and “Proposals No. 3A – 3F — The Advisory Governance Proposals.”

Q:     Why is BLAC proposing the Incentive Plan Proposal?

A:     The purpose of the Omnibus Plan is to provide eligible employees, directors and consultants of New OSR Holdings with the opportunity to receive stock-based incentive awards in order to encourage such persons to contribute materially to the growth of New OSR Holdings and align their economic interests with those of its stockholders. Nasdaq Listing Rule 5635(c) requires stockholder approval of certain equity compensation plans. Accordingly, we are proposing the Incentive Plan Proposal to request such stockholder approval of the Omnibus Plan. In addition, pursuant to the Business Combination Agreement, approval of the Incentive Plan Proposal is a condition to consummation of the Transactions.

Q:     Why is BLAC proposing the Nasdaq Proposal?

A:     In connection with the Business Combination, BLAC intends to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance, pursuant to the Business Combination Agreement, of shares of BLAC Common Stock in connection with the Business Combination. BLAC is seeking stockholder approval in order to comply with the applicable listing rules of the Nasdaq Stock Market LLC.

Q:     Do I have redemption rights?

A:     If you are a holder of public shares of BLAC common stock, you have the right to demand that we redeem all or a portion of your public shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If you wish to exercise your redemption rights, please see the answer to the next question: “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares without the prior consent of BLAC. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

The Sponsor, BLAC’s directors and officers, certain of their affiliates and Chardan have agreed to waive their redemption rights with respect to all of its shares of BLAC Common Stock acquired prior to BLAC’s initial public offering (“IPO”) in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per share redemption price.

Q:     How do I exercise my redemption rights?

A:     Pursuant to the Existing Governing Documents, in the event that the Business Combination is approved and consummated, BLAC’s public stockholders may request that BLAC redeem all or a portion of such public shares for cash. If you are a public stockholder and wish to exercise your right to cause BLAC to redeem your public shares, you must:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares, public warrants and public rights prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, BLAC’s transfer agent, in which you (i) request that we redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your shares to Continental, our transfer agent, physically (e.g., certificates) or electronically through The Depository Trust Company (“DTC”).

Public stockholders must complete the procedures for demanding that BLAC redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 11, 2025 (two business days before the vote at the BLAC Stockholders’ Meeting) in order for their public shares to be redeemed.

The address of Continental, BLAC’s transfer agent, is listed under the question “Who can help answer my questions?” below.

Holders of units must elect to separate the units into the underlying public shares, public warrants and public rights prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank, must notify their broker or bank that they elect to separate the units into the underlying public shares, public warrants and public rights, or if a holder holds units registered in its own name, the holder must contact Continental, BLAC’s transfer agent, directly and instruct them to do so.

Public stockholders will be entitled to demand that their public shares be redeemed for a pro rata portion of the amount then on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account net of interest that may be used by BLAC to pay its franchise and income taxes payable) calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $[•] per issued and outstanding public share (including interest and prior to the payment of taxes), based on [•] shares subject to possible redemption as of [•], 2025. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our public stockholders, regardless of whether such public stockholders vote or, if they do vote, irrespective of if they vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally expected due to such claims. Whether you vote, and if you do vote irrespective of how you vote, on any proposal, including the Business Combination Proposal, will have no impact on the amount you will receive upon exercise of your redemption rights. It is expected that the funds from the Trust Account to be distributed to public stockholders properly electing to redeem their public shares will be distributed promptly after the consummation of the Business Combination.

Any request for redemption, once made by a holder of public shares, may not be withdrawn once submitted to BLAC unless the BLAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you deliver your public shares for redemption to Continental, BLAC’s transfer agent, and later decide prior to the BLAC Stockholders’ Meeting not to elect redemption, you may request that our transfer agent return such shares (physically or electronically) to you. You may make such request by contacting Continental, BLAC’s transfer agent, at the phone number or address listed at the end of this section.

Any corrected or changed written demand of redemption rights must be received by Continental, BLAC’s transfer agent, prior to the vote taken on the Business Combination Proposal at the BLAC Special Meeting. No request for redemption will be honored unless the holder’s public shares have been delivered (either physically or electronically) as described in this proxy statement/prospectus at least two business days prior to the vote at such special meeting.

If a holder of public shares properly makes a demand for redemption and the public shares are delivered as described above, then, if the Business Combination is approved and consummated, we will redeem the public shares for a pro rata portion of funds deposited in the Trust Account (including any interest earned on such funds net of interest that may be used by BLAC to pay its franchise and income taxes payable), calculated as of two business days prior to the consummation of the Business Combination.

If you are a holder of public shares and you exercise your redemption rights, such exercise will not result in the loss of any public warrants and public rights that you may hold.

Q:     If I am a holder of units, can I exercise redemption rights with respect to my units?

A:     No. Holders of issued and outstanding units must elect to separate the units into the underlying public shares, public warrants and public rights prior to exercising redemption rights with respect to the public shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying public shares, public warrants and public rights, or if you hold units registered in your own name, you must contact Continental, BLAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. You are requested to cause your public shares to be separated and delivered by 5:00 p.m., Eastern Time, on February 11, 2025 (two business days before the BLAC Stockholders’ Meeting) in order to exercise your redemption rights with respect to your public shares.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     It is expected that a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) that exercises its redemption rights to receive cash from the Trust Account in exchange for public shares will generally be treated as selling such public shares resulting in the recognition of capital gain or capital loss. There may be certain circumstances, however, in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of BLAC Common Stock that such U.S. Holder owns or is deemed to own. For a more complete discussion of the material U.S. federal income tax considerations for holders of public shares with respect to the exercise of redemption rights, see “Material U.S. Federal Income Tax Consequences — U.S. Holders — U.S. Federal Income Tax Consequences to U.S Holders of BLAC Common Stock Exercising Redemption Rights.”

All holders considering exercising redemption rights are urged to consult their tax advisor on the tax consequences to them of an exercise of redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. tax laws.

Q:     What happens to the funds deposited in the Trust Account after consummation of the Business Combination?

A:     As of [•], 2025, funds in the Trust Account totaled approximately $[•]. These funds will remain in the Trust Account, except for the withdrawal of interest to pay taxes, if any, until the earliest of (i) the completion of a business combination (including the closing of the Business Combination) or (ii) the redemption of all of the public shares if we are unable to complete a business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), subject to applicable law.

If our initial business combination is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination or used for redemptions or purchases of the public shares, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of New OSR Holdings, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital.

Q:     What happens if a substantial number of the public stockholders vote in favor of the Business Combination Proposal and exercise their redemption rights?

A:     Our public stockholders are not required to vote “FOR” the Business Combination Proposal in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public stockholders are reduced as a result of redemptions by public stockholders, subject to the satisfaction or waiver of the Minimum Available Cash Condition.

Additionally, as a result of redemptions of the public shares, the trading market for New OSR Holdings Common Stock may be less liquid than the market for the public shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for Nasdaq or another national securities exchange.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by the BLAC stockholders of the Condition Precedent Proposals; and (ii) the aggregate cash proceeds from BLAC’s Trust Account, including any proceeds from the PIPE Financing, equaling no less than $5,000,001 (after deducting any amounts paid to BLAC’s stockholders that exercise their redemption rights in connection with the Business Combination). Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated.

Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, officers thereunto duly authorized, or individually in the case of independent stockholders, waive in writing any of its or their rights or conditions in its or their favor under the Business Combination Agreement. As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for BLAC and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.

For more information about conditions to the consummation of the Business Combination, see “The Business Combination Agreement — General — Conditions to Closing the Business Combination.”

Q:     When do you expect the Business Combination to be completed?

A:     It is currently anticipated that the Business Combination will be consummated in the first quarter of 2025, but in no event later than February 14, 2025. This date depends on, among other things, the approval of the proposals to be put to BLAC stockholders at the BLAC Stockholders’ Meeting. However, such special meeting could be adjourned if the Adjournment Proposal is adopted by our stockholders at such special meeting and we elect to adjourn such special meeting to a later date or dates to consider and vote upon a proposal to approve the adjournment of such special meeting to a later date or dates to the extent necessary (i) to ensure that any required supplement or amendment to this proxy statement is provided to BLAC stockholders, (ii) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals or (iii), if as of the time for which such special meeting is scheduled, the Minimum Available Cash Condition would not be waived by OSR Holdings. For a description of the conditions to the consummation of the Business Combination, see “The Business Combination — General — Conditions to Closing the Business Combination.”

Q:     What happens if the Business Combination is not consummated?

A:     If BLAC is not able to consummate the Business Combination with OSR Holdings nor able to complete another business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), we will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and the BLAC Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Q:     What do I need to do now?

A:     We urge you to read this proxy statement/prospectus, including the Annexes and the documents referred to herein, carefully and in their entirety and to consider how the Business Combination will affect you as a stockholder and/or warrant holder. Our stockholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

Q:     How do I vote?

A:     If you are a holder of record of shares of BLAC Common Stock on January 27, 2025, the record date for determining the stockholders entitled to notice of and vote at the BLAC Stockholders’ Meeting (the “Record Date”), you may vote with respect to the proposals at such special meeting by attending such special meeting in person or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. All holders of shares in registered form on the record date for such special meeting are entitled to vote at such special meeting.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” If this is the case, this proxy statement/prospectus may have been forwarded to you by your brokerage firm, bank or other nominee, or its agent. As the beneficial holder, you have the right to direct your broker, bank or other nominee as to how to vote your shares. If you do not provide voting instructions to your broker on a particular proposal on which your broker does not have discretionary authority to vote, your shares will not be voted on that proposal. This is called a “broker non-vote.” If you decide to vote, you should provide instructions to your broker, bank or other nominee on how to vote in accordance with the information and procedures provided to you by your broker, bank or other nominee.

Q:     When and where will the BLAC Stockholders’ Meeting be held?

A:     The BLAC Stockholders’ Meeting will be held at 10:00 a.m. Eastern Time, on February 13, 2025 at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004, unless such special meeting is adjourned or postponed. Stockholders of record on the Record Date may attend (in person or by proxy), vote (in person or by proxy) and examine the list of BLAC’s stockholders entitled to vote at such special meeting. Only stockholders who held shares of BLAC Common Stock at the close of business on the Record Date will be entitled to vote at such special meeting.

Q:     Who is entitled to vote at the BLAC Stockholders’ Meeting?

A:     We have fixed January 27, 2025 as the Record Date. If you were a stockholder of BLAC at the close of business on the Record Date, you are entitled to vote on matters that come before the BLAC Stockholders’ Meeting. However, a stockholder may only vote his or her shares if he or she is present in person or is represented by proxy at such special meeting.

Q:     What actions must OSR Holdings stockholders take to approve the Business Combination?

A:     No further actions are required by OSR Holdings stockholders to approve the Business Combination, but it is a condition to closing of the Business Combination that holders of at least 60% of the OSR Holdings Fully-Diluted Shares execute a Joinder to become a Participating Company Stockholder.

Q:     How many votes do I have?

A:     BLAC stockholders are entitled to one vote at the BLAC Stockholders’ Meeting for each share of BLAC Common Stock held of record as of the Record Date. As of the close of business on the Record Date, there were [•] shares of BLAC Common Stock issued and outstanding, of which [•] were issued and outstanding public shares.

Q:     What constitutes a quorum?

A:     A quorum of BLAC stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares of BLAC Common Stock representing a majority of the voting power of all outstanding shares of BLAC Common Stock entitled to vote at the BLAC Stockholders’ Meeting shall constitute a quorum. As of the Record Date, [•] shares of BLAC Common Stock would be required to achieve a quorum.

Q:     What vote is required to approve each proposal at the BLAC Stockholders’ Meeting?

A:     The following votes are required for each proposal at the BLAC Stockholders’ Meeting:

•        Business Combination Proposal:    The Business Combination Proposal requires the approval of the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at such special meeting. Abstentions will count as a vote against the Business Combination Proposal. Broker non-votes will have no impact on the outcome of the Business Combination Proposal.

•        Charter Proposal:    The Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of BLAC Common Stock. Abstentions and broker non-votes will count as votes against the Charter Proposal.

•        Advisory Governance Proposals:    The Advisory Governance Proposals require the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Advisory Governance Proposals.

•        Incentive Plan Proposal:    The Incentive Plan Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Incentive Plan Proposal.

•        Director Election Proposal:    The Director Election Proposal requires the approval of a plurality of the votes cast by the holders of BLAC Common Stock present in person or represented by proxy at such special meeting and entitled to vote thereon. A nominee must receive a plurality of all the votes cast only by holders of BLAC Common Stock at such special meeting, which means that the nominees with the most votes (up to a total of nine (9)) are elected. Withholding authority to vote shares with respect to one or more director nominees will have no effect on the election of these nominees. Broker non-votes will have no effect on the election of the nominees.

•        Nasdaq Proposal:    The Nasdaq Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Nasdaq Proposal.

•        Adjournment Proposal:    The Adjournment Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Adjournment Proposal.

As of the Record Date, BLAC had [•] shares of BLAC Common Stock issued and outstanding. BLAC stockholders are entitled to one vote at such special meeting for each share of BLAC Common Stock held of record as of the Record Date. Assuming all holders that are entitled to vote on such matter vote all of their shares of BLAC Common Stock in person or by proxy, [•] shares will need to be voted in favor of the Business Combination Proposal, [•] shares will need to be voted in favor of the Charter Proposal, and [•] shares will need to be voted in favor of the Advisory Governance Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal.

Q:     What are the recommendations of the BLAC Board?

A:     The BLAC Board believes that the Business Combination Proposal and the other proposals to be presented at the BLAC Stockholders’ Meeting are in the best interest of BLAC and its stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter

Proposal, “FOR” the Advisory Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the special meeting.

The existence of financial and personal interests of one or more of BLAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of BLAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, BLAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination — Interests of BLAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Q:     How does the Sponsor intend to vote its shares?

A:     Our Sponsor, and other holders of BLAC Common Stock issued prior to the IPO and in the private placement, including Mr. Yoo, BLAC’s Chief Financial Officer, Mr. Park, a current director of BLAC, and Dr. Reed, Dr. Chung, Dr. Roberts, and Mr. Euh, former directors of BLAC, have agreed to vote all of their shares in favor of all the proposals being presented at the BLAC Stockholders Meeting. As of the date of this proxy statement/prospectus, those shares of BLAC Common Stock referred to in the prior sentence constitute, collectively, approximately 92.9% of the issued and outstanding shares of BLAC Common Stock. See “Risk Factors — Risks Related to the Business Combination and Business Combination Agreement — BLAC’s Initial Stockholders have agreed to vote their shares in favor of the Business Combination, regardless of how BLAC’s Public Stockholders vote.”

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding us or our securities, our Sponsor, OSR Holdings and/or their respective directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, OSR Holdings and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. Such purchases shall be effected at purchase prices that are no higher than the redemption price for the shares. Any shares so purchased would not be voted by the Sponsor, OSR Holdings and/or their respective directors, officers, advisors or respective affiliates at the BLAC Stockholders’ Meeting and would not be redeemable. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal are approved, and (ii) otherwise limit the number of public shares electing to redeem their public shares.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. BLAC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the BLAC Stockholders’ Meeting or the redemption threshold.

Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. See “Risk Factors — Risks Related to the Business Combination and Business Combination Agreement — The Sponsor and its affiliates may enter into agreements concerning BLAC’s securities prior to the special meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of BLAC Common Stock.”

Q:     What interests do the Sponsor and BLAC’s current officers and directors have in the Business Combination?

A:     The Sponsor, the members of the BLAC Board and BLAC’s officers have interests in the business combination that are different from or in addition to (and which may conflict with) your interests. These interests include but are not limited to:

•        the fact that the Sponsor has agreed not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination (the Sponsor was not granted any consideration or incentive to agree not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve the Business Combination)

•        the fact that the Sponsor paid an aggregate of $25,000 (or $0.014 per share) for 1,725,000 shares of BLAC Common Stock, which such securities will have a significantly higher value at the time of the Business Combination;

•        the fact that Sponsor purchased 430,000 private placement units (including the underlying securities) for an aggregate purchase price of $4,300,000 (or $10.00 per unit) in which the warrants and rights included in the private placement units would be worthless if a business combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to any shares of BLAC Common Stock (other than public shares) held by it if BLAC fails to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that Kuk Hyoun Hwang, Jun Chul Whang and affiliates of the Sponsor have a financial interest in OSR Holdings. Mr. Hwang is the CEO and a director of BLAC and the Chairman of the Board of OSR Holdings. Mr. Hwang was previously the CEO of OSR Holdings from July 2019 until August 2021 and from December 2022 to August 2024. Mr. Whang is a director of BLAC. As such, Mr. Hwang, Mr. Whang and affiliates of the Sponsor who have a financial interest in OSR Holdings are incentivized to complete the Business Combination with OSR Holdings;

•        the fact that the Sponsor transferred 20,000 shares of BLAC Common Stock to each of Dr. Reed, Dr. Chung, Mr. Park, Dr. Roberts and Mr. Euh, who are current and former BLAC directors for their board service, and Mr. Yoo for his service as BLAC’s Chief Financial Officer. The Sponsor additionally transferred 20,000 private placement warrants to each of Dr. Reed for his service as the former chairman of the board of directors of BLAC, Dr. Chung for his service as the former chair of the audit committee of BLAC, and Mr. Yoo for his service as BLAC’s Chief Financial Officer;

•        the fact that the Sponsor and BLAC’s officers and directors will lose their entire investment in BLAC and will not be reimbursed for any out-of-pocket expenses, if any, if an initial business combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents) and, as a result, the Sponsor and BLAC’s officers and directors may have a conflict of interest in determining whether OSR Holdings is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that the Sponsor and BLAC’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment, and as a result, the Sponsor may have a conflict of interest in determining whether OSR Holdings is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that Sponsor has invested an aggregate of $4,325,000 (consisting of $25,000 for the founder shares, or approximately $0.014 per share, and $4,300,000 for the private placement units, or $10.00 per unit) means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in BLAC even if the trading price of New OSR Holdings Common Stock after consummation of an initial business combination and after restrictions on transfer of the shares of BLAC Common Stock held by the Sponsor was as low as approximately $2.00 per share (assuming no redemptions and even if the private placement warrants and rights are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if BLAC’s public stockholders experience a negative rate of return on their investment;

•        the fact that the Sponsor, BLAC’s officers and directors, Bellevue Capital Management LLC, or their affiliates, have made and may make Working Capital Loans. The Sponsor, BLAC’s officers and directors, and its and their affiliates have previously loaned money to BLAC (or to the sponsor for BLAC’s benefit) in an aggregate amount of $2,245,000 to fund operating and transaction expenses in connection with the proposed Business Combination, $1,763,000 of which remains outstanding as of the date of this proxy statement/prospectus (none of which contain conversion rights), and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to BLAC outside of the Trust Account to repay such loan;

•        the fact that, although no compensation of any kind was or will be paid by BLAC to the Sponsor, BLAC’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on BLAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are no outstanding out-of-pocket expenses for which the Sponsor or BLAC’s officers or directors are awaiting reimbursement;

•        the fact that if the Trust Account is liquidated, including in the event BLAC is unable to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify BLAC to ensure that the proceeds in the Trust Account are not reduced below $10.175 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which BLAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BLAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that director Jun Chul Whang has loaned an aggregate of $115,000 to BLAC for working capital purposes, of which $75,000 remains outstanding;

•        the fact that BLAC advanced a loan to OSR Holdings in the amount of $300,000 evidenced by a promissory note (the “OSR Holdings Promissory Note”) that bears interest at a rate of 3.96% per annum, compound semi-annually, and is due on October 25, 2025 (the “OSR Note Maturity Date”). Interest is payable only on maturity. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The funds are to be used by OSR Holdings for working capital and other expenses of OSR Holdings; and

•        the fact that BLAC may be entitled to distribute or pay over funds held by BLAC outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing.

The Sponsor was not granted any consideration or incentive to agree not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve the Business Combination.

The BLAC Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to the BLAC stockholders that they vote in favor of the proposals presented at the BLAC Stockholders’ Meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the Business Combination. Please see the sections entitled “The Business Combination — Interests of BLAC’s Directors and Executive Officers in the Business Combination” and “Certain BLAC Relationships and Related Person Transactions” for additional information.

Q:     What happens if I sell my shares of BLAC Common Stock before the BLAC Stockholders’ Meeting?

A:     The Record Date for the BLAC Stockholders’ Meeting is earlier than the date of such special meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your public shares after the Record Date, but before such special meeting, unless you grant a proxy to the transferee, you will retain your right to vote at such special meeting.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. Stockholders may send a later dated, signed proxy card to Jun Chul Whang at BLAC’s address set forth below so that it is received prior to the vote at the BLAC Stockholders’ Meeting (which is scheduled to take place on February 13, 2025) or attend such special meeting in person and vote. Stockholders also may revoke their proxy by sending a notice of revocation to Mr. Whang, which must be received prior to the vote at such special meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:     What happens if I fail to take any action with respect to the BLAC Stockholders’ Meeting?

A:     If you fail to vote with respect to the BLAC Stockholders’ Meeting and the Business Combination is approved by stockholders and the Business Combination is consummated, you will become a stockholder and warrant holder of New OSR Holdings. If you fail to vote with respect to such special meeting and the Business Combination is not approved, you will remain a unit, stock, warrant and/or right holder of BLAC. However, if you fail to vote with respect to such special meeting, you will nonetheless be able to elect to cause BLAC to redeem your public shares in connection with the Business Combination.

Q:     What should I do if I receive more than one set of voting materials?

A:     Stockholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your shares of BLAC Common Stock.

Q:     Who will solicit and pay the cost of soliciting proxies for the BLAC Stockholders’ Meeting?

A:     BLAC will pay the cost of soliciting proxies for the BLAC Stockholders’ Meeting. BLAC has engaged Advantage Proxy, as proxy solicitor (“Advantage Proxy”) to assist in the solicitation of proxies for such special meeting. BLAC has agreed to pay Advantage Proxy a fee of $12,500 and will reimburse Advantage Proxy for its reasonable out-of-pocket expenses and indemnify Advantage Proxy and its affiliates against certain claims, liabilities, losses, damages and expenses. BLAC will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of BLAC Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of BLAC Common Stock and in obtaining voting instructions from those owners. BLAC’s directors and officers may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:     Where can I find the voting results of the BLAC Stockholders’ Meeting?

A:     The preliminary voting results will be announced at the BLAC Stockholders’ Meeting. BLAC will publish final voting results of such special meeting in a Current Report on Form 8-K within four business days after such special meeting.

Q:     Who can help answer my questions?

A:     If you have questions about the Business Combination or if you need additional copies of the proxy statement or the enclosed proxy card you should contact:

Bellevue Life Sciences Acquisition Corp.

10900 NE 4th Street, Suite 2300

Bellevue, WA 98004

Attn: Jun Chul Whang

Email: group@bellevuecm.com

jcwhang@bellevuecm.com

You may also contact the Company’s proxy solicitor at:

Advantage Proxy, Inc.

P.O. Box 10904

Yakima, WA 98909

Attn: Karen Smith

Toll Free Telephone: (877) 870-8565

Main Telephone: (206) 870-8565

E-mail: ksmith@advantageproxy.com

You also may obtain additional information about BLAC from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.” If you are a holder of public shares and you intend to seek redemption of your public shares, you will need to deliver your shares (either physically or electronically) to Continental, BLAC’s transfer agent, at the address below prior to the BLAC Stockholders’ Meeting. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 11, 2025 (two business days before the vote at such special meeting) in order for their public shares to be redeemed. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Number: 212-509-4000

E-mail: cstmail@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that may be important to you. To better understand the proposals to be considered at the BLAC Stockholders’ Meeting, including the Business Combination Proposal, whether or not you plan to attend such special meeting, we urge you to read this entire proxy statement/prospectus (including the Annexes) carefully, including the section entitled “Risk Factors” beginning on page 50. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share amounts and share calculations: (i) assume no exercise of redemption rights by our public stockholders, (ii) do not include (a) any warrants to purchase BLAC Common Stock that will be outstanding following the Business Combination, (b) any rights converted into shares of BLAC Common Stock upon the consummation of the Business Combination, or (c) any equity awards that may be issued under our proposed Omnibus Plan following the Business Combination. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

Parties to the Business Combination

Bellevue Life Sciences Acquisition Corp.

We are a Delaware corporation incorporated on February 25, 2020 for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses.

Our securities are traded on Nasdaq under the ticker symbols “BLAC,” “BLACU,” “BLACW,” and “BLACR.” Following the Business Combination, we expect to change our name to OSR Holdings, Inc. BLAC has applied for listing, to be effective at the time of the Business Combination, of New OSR Holdings common stock (“New OSR Holdings Common Stock”) and warrants on Nasdaq under the proposed symbols “OSRH” and “OSRHW,” respectively.

The mailing address of the Company’s principal executive office is 10900 NE 4th Street, Suite 2300, Bellevue, Washington 98004 and the telephone number of the Company’s principal executive office is (425) 635-7700.

OSR Holdings Co., Ltd.

OSR Holdings, a corporation organized under the laws of the Republic of Korea, is a global healthcare company, dedicated to advancing healthcare outcomes and improving the quality of life for people and their families. OSR Holdings aims to build and develop a robust portfolio of innovative and potentially transformative therapies and healthcare solutions. OSR Holdings current operating businesses (through our three wholly-owned subsidiaries) include (i) developing oral immunotherapies for the treatment of cancer, (ii) developing design-augmented biologics for age-related and other degenerative diseases and (iii) neurovascular intervention medical devices and systems distribution in Korea. OSR Holdings’ vision is to acquire and operate a portfolio of innovative health-care related companies globally. The telephone number for OSR Holdings is +82 31 948 9419 and the principal mailing address is Hoedong-gil 37-36, 3 FL, Paju, Gyeonggido, Republic of Korea 10881.

From inception through June 30, 2024, OSR Holdings has incurred significant operating losses and negative cash flows from its operations. OSR Holdings’ operating losses were KRW 784.7 million and KRW 14.7 billion for the years ended December 31, 2022 and December 31, 2023, respectively and KRW 4.8 billion and KRW 8.8 billion for the six months ended June 30, 2023 and 2024, respectively. As of June 30, 2024, OSR Holdings had an accumulated deficit of KRW 21.14 billion.

Following the Closing, OSR Holdings will be managed by New OSR Holdings and operated as a majority owned subsidiary of New OSR Holdings. Please see the section entitled “Management Following the Business Combination” for further information.

Emerging Growth Company

BLAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. BLAC has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, BLAC, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of BLAC’s financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

BLAC could remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the closing of BLAC’s IPO, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter; and (ii) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, BLAC is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our shares of BLAC Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our shares of BLAC Common Stock held by non-affiliates exceeds $700 million as of the prior June 30th.

The Business Combination

On November 16, 2023, BLAC and OSR Holdings entered into a Business Combination Agreement. The Business Combination Agreement was amended and restated on May 23, 2024, and was further amended on December 20, 2024. Prior to the Closing, Participating Company Stockholders and Non-Participating Company Stockholders will be joined as parties to the Business Combination Agreement. At the effective time of the Closing, BLAC shall issue to the Participating Company Stockholders up to an aggregate of 24,461,214 shares of BLAC Common Stock, and the Participating Company Stockholders will transfer their respective shares of OSR Holdings’ Common Stock. It is a condition to closing of the Share Exchange that BLAC will acquire from the Participating Company Stockholders at least 60% of the shares of OSR Holdings Common Stock outstanding on the Closing Date. In addition, it is expected that holders of up to an additional 28% of the shares of OSR Holdings Common Stock will enter into Non-Participating Stockholder Joinders, giving BLAC direct ownership or rights to acquire up to 88% of the shares of OSR Holdings Common Stock on the Closing Date. BLAC expects that holders of approximately 12% of the OSR Holdings Common Stock will not sign any Joinder and such shares will remain outstanding and not be subject to any contractual put or call rights, or other conversion rights, with or into BLAC Common Stock. At Closing, the Non-Participating Company Stockholders will continue to hold their shares of OSR Holdings Common

Stock subject to the terms of the Non-Participating Stockholder Joinders that contain put and call rights whereby the Non-Participating Company Stockholder shall have the right to cause BLAC to purchase and BLAC shall have the right to cause the Non-Participating Company Stockholder to sell to BLAC or its designee all of the shares of OSR Holdings Common Stock owned and held of record by such Non-Participating Company Stockholder. These rights become exercisable on or after the earlier of (i) January 1, 2026, or (ii) the date that the Non-Participating Company Stockholder is notified by BLAC of a transaction that will result in a change in control (as defined in the Non-Participating Stockholder Joinder) of BLAC (the “Trigger Date”). The Put Right and Call Right terminate and expire 120 days after the Trigger Date. The exchange ratio is fixed under the put/call rights at the same exchange ratio set forth in the Business Combination Agreement, and there is no option for cash settlement.

Pursuant to the Share Exchange: (i) the Participating Company Stockholders shall transfer and convey all of the shares of OSR Holdings Common Stock held by the Participating Company Stockholders to BLAC, in each case, free and clear of any claims or interest of any person previously entitled thereto; (ii) BLAC shall effect the transfer and conveyance of all of the shares of BLAC Common Stock representing the Aggregate Participating Consideration to the Participating Company Stockholders, in each case, free and clear of any claims or interest of any person previously entitled thereto; (iii) any fractional share of BLAC Common Stock that would otherwise be issuable to a Participating Company Stockholder following such exchange shall be rounded up or down to the nearest whole share of BLAC Common Stock; and (iv) all OSR Holdings Common Stock held by Non-Participating Company Stockholders will not be exchanged for shares of BLAC Common Stock at Closing, and such OSR Holdings Common Stock will be subject to the terms of the Non-Participating Stockholder Joinder, including the Put Right and Call Right set forth therein.

Some officers and directors of BLAC, including Mr. Kuk Hyoun Hwang, have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of BLAC stockholders. Mr. Hwang is the Chief Executive Officer and a member of the BLAC Board and was previously Chief Executive Officer and is currently Chairman of the Board of OSR Holdings. The BLAC Board formed a separate committee (the “M&A Committee”), consisting of three independent directors, Steven Reed, Radclyffe Roberts and Jin Whan Park, to review and consider these interests during the negotiation of the Business Combination Agreement and in evaluating and unanimously approving, as members of the BLAC Board, the Business Combination Agreement. After the departure of Dr. Reed and Dr. Roberts from the BLAC Board, Phil Geon Lee and Sang Hyun Kim joined the BLAC Board and the M&A Committee.

Closing

In accordance with (i) the terms and subject to the conditions of the Business Combination Agreement, and (ii) the consummation of the PIPE Financing, the Closing shall take place by electronic delivery of documents (by PDF (portable document format) and/or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the parties to the Business Combination Agreement on the first date on which all conditions set forth below shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as the parties may mutually agree in writing.

Conditions to Closing

The Closing is subject to customary closing conditions for special purpose acquisition companies, including, among others:

(i)     approval by BLAC’s stockholders of the BLAC Proposals;

(ii)    no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Business Combination, illegal or otherwise prohibiting consummation of the Transactions, including the Business Combination;

(iii)   all required regulatory filings and approvals in the United States and outside the United States, shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

(iv)   all required consents, approvals and authorizations shall have been obtained from and made with all Governmental Authorities;

(v)    the shares of BLAC Common Stock shall be listed on Nasdaq as of the Closing Date;

(vi)   no material adverse effects on BLAC or OSR Holdings shall have occurred between November 16, 2023 (the date of the initial Business Combination Agreement), and the Closing Date;

(vii)  the Lock-Up Agreements shall have been duly executed by BLAC and certain holders of OSR Holdings Common Stock;

(viii) OSR Holdings shall have delivered to BLAC (a) Participating Stockholder Joinders duly executed by Participating Company Stockholders holding at least 60% of the OSR Holdings Fully Diluted Share Amount, and (b) Non-Participating Stockholder Joinders executed by the Non-Participating Company Stockholders;

(ix)   the BLAC M&A Committee shall have received an opinion from an advisor engaged by the BLAC M&A Committee that the Transactions are fair, from a financial point of view, to BLAC and its stockholders;

(x)    a supplemental listing shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Aggregate Participating Consideration;

(xi)   on or prior to the Closing, OSR Holdings shall deliver to BLAC a properly executed certification that shares of OSR Holdings Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

(xii)  customary bringdown conditions.

Additionally, the obligations of OSR Holdings and the OSR Holdings Stockholders to consummate the Transactions are conditioned upon, among other things, a minimum available cash condition such that the (a) amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, plus (b) all other cash and cash equivalents of BLAC, plus (c) the aggregate amount of cash proceeds received from the PIPE Financing prior to or substantially concurrently with the Closing (without, for the avoidance of doubt, taking into consideration any transaction fees, costs and expenses paid or required to be paid by BLAC prior to the Closing), shall be equal to or greater than $5,000,001 (the “Minimum Available Cash Condition”). As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination. See the section titled “The Business Combination Agreement — General — Conditions to Closing the Business Combination.”

Waiver

Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, officers thereunto duly authorized, or individually in the case of independent stockholders, waive in writing any of its or their rights or conditions in its or their favor under the Business Combination Agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for BLAC and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.

Exclusivity

The Business Combination Agreement contains exclusivity provisions restricting the parties from engaging in any Alternative Transaction (as defined below) for a period ending on the earlier of (i) the Closing and/or (ii) the termination of the Business Combination Agreement. An “Alternative Transaction” includes (A) any sale of assets of OSR Holdings equal to 5% or more of OSR Holdings’ assets or to which 5% or more of OSR Holdings’ revenues or earnings are attributable, (B) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to OSR Holdings Common Stock basis) or other voting securities representing 5% or more of the combined voting power of the OSR Holdings, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of OSR Holdings, other than with BLAC and certain of its affiliates.

Representations, Warranties and Covenants

The Business Combination Agreement contains customary representations, warranties and covenants of (a) OSR Holdings, (b) BLAC and (c) OSR Holdings Stockholders relating to, among other things, their ability to enter into the Business Combination Agreement and the Joinders, as applicable.

Termination

The Business Combination Agreement may be terminated, and the Business Combination and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Transactions by the stockholders of OSR Holdings or BLAC, as follows:

a)      by mutual written consent of BLAC and OSR Holdings;

b)      by either BLAC or OSR Holdings if the Effective Time shall not have occurred prior to February 14, 2025 (the “Outside Date”) subject to certain exemptions;

c)      by either BLAC or OSR Holdings if any Governmental Authority, including in the United States or the Republic of Korea, shall have taken action to prevent or prohibit the Business Combination;

d)      by either BLAC or OSR Holdings if any of the BLAC Proposals shall fail to receive the requisite vote for approval at the BLAC Stockholders’ Meeting;

e)      by BLAC upon a material breach of any representation, warranty, covenant or agreement on the part of OSR Holdings set forth in the Business Combination Agreement; or

f)      by OSR Holdings upon a material breach of any representation, warranty, covenant or agreement on the part of BLAC set forth in the Business Combination Agreement.

Effect of Termination

If the Business Combination Agreement is terminated, the Business Combination Agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Business Combination or any other Transactions are consummated except that BLAC and OSR Holdings will each pay one half of all expenses relating to all SEC and other regulatory filing fees incurred in connection with the proxy statement/prospectus.

The foregoing description of the Business Combination Agreement is qualified in its entirety by reference to the full text of the Business Combination Agreement attached hereto and incorporated herein by reference as Annexes A and B. The Business Combination Agreement is not intended to provide any other factual information about BLAC, OSR Holdings or the other parties thereto. In particular, the assertions embodied in representations and warranties by BLAC, OSR Holdings, and the OSR Holdings Stockholders contained in the Business Combination Agreement are qualified by information in the disclosure schedules provided by the parties in connection with the signing of the Business Combination Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Business Combination Agreement. Moreover, certain representations and warranties in the Business Combination Agreement were used for the purpose of allocating risk between the parties, rather than establishing matters as facts. Accordingly, security holders should not rely on the representations and warranties in the Business Combination Agreement as characterizations of the actual state of facts about BLAC, OSR Holdings or the OSR Holdings Stockholders.

Other Agreements Related to the Business Combination Agreement

Lock-Up Agreements

In connection with the Closing, BLAC and certain Participating Company Stockholders will enter into Lock-Up Agreements providing for certain restrictions on transfers applicable to New OSR Holdings Common Stock. Approximately half of the shares of New OSR Holdings Common Stock issued to Participating Company Stockholders will not be subject to a Lock-Up Agreement. Generally, the Lock-Up Agreement prohibits stockholders from (i) selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to the Lock-Up Shares, (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of Lock-Up Shares or other securities, in cash or otherwise, or (iii) publicly announcing any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii), subject to certain limited exceptions set forth in the Lock-Up Agreement. The lock-up period under Lock-Up Agreement lasts until December 31, 2025.

Pipe Financings

On October 4, 2024, BLAC and Toonon Partners Co., Ltd. (“Toonon”) entered into a subscription agreement (as amended on December 17, 2024, the “Subscription Agreement”), pursuant to which, among other things, BLAC has agreed to issue and sell to Toonon, and Toonon has agreed to subscribe for and purchase, 222,222 shares (the “PIPE Shares”) of Series A Preferred Stock of BLAC (the “Series A Preferred Stock”) for a purchase price of $90.00 per share (the “Series A Original Issue Price”), representing an aggregate purchase price of $20,000,000 (the “PIPE Investment”). Prior to closing of the PIPE Investment, the Company intends to file with the Secretary of State of the State of Delaware a Certificate of Designations (the “Certificate of Designations”) setting forth the rights and preferences of the Series A Preferred Stock, which have been agreed to between BLAC and Toonon. Such rights and preferences include, among others, that (1) dividends will accrue at a rate of 5% per annum of the Series A Original Issue Price (except as otherwise provided for in the Certificate of Designations) to be payable only when, as, and if declared by the BLAC Board or as otherwise specifically provided in the Certificate of Designations; (2) the Series A Preferred Stock is convertible, at the option of the holder thereof, into shares of BLAC Common Stock in an amount equal to the quotient of (i) the Series A Original Issue Price plus all unpaid accruing dividends as of the date of the conversion and (ii) the then applicable conversion price (as adjusted, the “Conversion Price”). The initial Conversion Price is $9.00 resulting in each share of Series A Preferred Stock being convertible into 10 shares of BLAC Common Stock.

The proceeds of the PIPE Investment will be used by BLAC for working capital and general corporate purposes following the closing of the Business Combination. The Subscription Agreement contains customary representations and warranties of BLAC and Toonon, and customary conditions to closing, including (i) the consummation of the Business Combination and (ii) certification by an officer of BLAC that the Certificate of Designations has been filed with the Secretary of State of the State of Delaware and is in full force and effect.

Additionally, pursuant to the Subscription Agreement, BLAC and Toonon will enter into a registration rights agreement prior to closing of the PIPE Investment, pursuant to which, among other things, BLAC will be obligated to (i) file a registration statement to register the common stock issuable upon conversion of the PIPE Shares as soon as practicable following the receipt of written demand from Toonon, and (ii) use its commercially reasonable efforts to effect such registration, subject to certain exceptions. The PIPE Shares to be sold in connection with the PIPE Investment will be exempt from registration pursuant to Regulation S under the Securities Act.

The PIPE Investment, if completed, will dilute the ownership of existing BLAC stockholders, and may depress the value of shares of New OSR Holdings common stock. It is not currently anticipated that Sponsor or any BLAC or OSR Holdings affiliates will participate in the PIPE Investment. BLAC has been informed by Toonon that the PIPE Investment will not close by the closing of the Business Combination. While BLAC believes that the PIPE Investment will close by the end of February 2025, there is no guarantee that the PIPE Investment will close by that date or at all.

On October 16, 2024, BLAC issued an unsecured promissory note (the “Duksung Promissory Note”) in the principal amount of $800,000 to Duksung, an existing shareholder of OSR Holdings.

The Duksung Promissory Note contains customary representations, warranties and covenants of BLAC and Duksung and bears interest at a simple rate of 5% per annum; provided, however, solely for purposes of prepayment pursuant to a redemption of the Duksung Promissory Note, interest shall be deemed to have accrued at a simple rate of 7% per annum, and, unless earlier converted or redeemed is payable in full on October 15, 2025 (the “Maturity Date”).

In the event of, and simultaneously with the closing of a Qualified PIPE Financing (as defined in the Duksung Promissory Note), which includes the PIPE Investment, the Duksung Promissory Note automatically converts into BLAC common stock in an amount equal to the quotient (rounded to the nearest whole share) obtained by dividing (a) the outstanding principal amount and unpaid accrued interest under the Duksung Promissory Note by (b) eight dollars and ten cents ($8.10) (the “Conversion”). The Conversion shall constitute satisfaction in full of the obligations of BLAC under the Duksung Promissory Note. The Conversion, if completed, will dilute the ownership of existing BLAC stockholders, and may depress the value of shares of New OSR Holdings common stock.

In the event a Qualified PIPE Financing does not occur on or before March 31, 2025 (the “PIPE Outside Date”), BLAC may prepay the Duksung Promissory Note, in whole or in part, at any time after the PIPE Outside Date. The amount to be paid pursuant to any such prepayment shall include the outstanding principal amount plus accrued and unpaid interest calculated at a simple rate of 7% from the issuance date.

Pursuant to the Duksung Promissory Note, BCM Europe AG (“BCME”), an affiliate of Sponsor and shareholder of OSR Holdings, agreed to deposit 400,000 shares of BLAC Common Stock into an escrow account, to be governed by a separate escrow agreement to be entered into between Duksung and BCME. BCME and Duksung intend to enter into the escrow agreement following closing of the Business Combination. BCME did not receive separate consideration for its covenant to enter into the escrow arrangement other than the indirect benefit it receives as being an affiliate of the Sponsor and shareholder of OSR Holdings.

On October 25, 2024, BLAC advanced a loan to OSR Holdings in the amount of $300,000 evidenced by a promissory note (the “OSR Holdings Promissory Note”) that bears interest at a rate of 3.96% per annum, compound semi-annually, and is due on October 25, 2025 (the “OSR Note Maturity Date”). Interest is payable only on maturity. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The funds are to be used by OSR Holdings for working capital and other expenses of OSR Holdings.

Interests of BLAC Directors and Executive Officers in the Business Combination

When you consider the recommendation of our board of directors in favor of approval of the Business Combination, you should keep in mind that our board of directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the fact that the Sponsor has agreed not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination (the Sponsor was not granted any consideration or incentive to agree not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve the Business Combination);

•        the fact that the Sponsor paid an aggregate of $25,000 (or $0.014 per share) for 1,725,000 shares of BLAC Common Stock, which will have a significantly higher value at the time of the Business Combination. If unrestricted and freely tradable, such shares would have had an aggregate market value of $[•] based upon the closing price of $[•] per share of BLAC Common Stock on Nasdaq on [•], 2025, the most recent practicable date prior to the date of this proxy statement and an aggregate market value of $[•] based upon the closing price of $[•] per share of BLAC Common Stock on Nasdaq on [•], 2025, the Record Date, but given the restrictions on those shares, we believe those shares have less value;

•        the fact that Sponsor purchased 430,000 private placement units (including the underlying securities) for an aggregate purchase price of $4,300,000 (or $10.00 per unit) in which the warrants and rights included in the private placement units would be worthless if a business combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents). Such private placement units had an aggregate market value of approximately $[•] based upon the closing price of $[•] per public unit on Nasdaq on [•], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of approximately $[•] based upon the closing price of $[•] per public unit on Nasdaq on [•], 2025, the Record Date;

•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to any shares of BLAC Common Stock (other than public shares) held by it if BLAC fails to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that Kuk Hyoun Hwang, Jun Chul Whang and affiliates of the Sponsor have a financial interest in OSR Holdings. Mr. Hwang is the CEO and a director of BLAC and the Chairman of the Board of OSR Holdings. Mr. Hwang was previously the CEO of OSR Holdings from July 2019 until August 2021 and from December 2022 to August 2024. Mr. Whang is a director of BLAC. As such, Mr. Hwang, Mr. Whang and affiliates of the Sponsor who have a financial interest in OSR Holdings are incentivized to complete the Business Combination with OSR Holdings;

•        the fact that the Sponsor transferred 20,000 shares of BLAC Common Stock to each of Dr. Reed, Dr. Chung, Mr. Park, Dr. Roberts and Mr. Euh, who are current and former BLAC directors for their board service, and Mr. Yoo for his service as BLAC’s Chief Financial Officer. The Sponsor additionally transferred 20,000 private placement warrants to each of Dr. Reed for his service as the former chairman of the board of directors of BLAC, Dr. Chung for his service as the former chair of the audit committee of BLAC, and Mr. Yoo for his service as BLAC’s Chief Financial Officer;

•        the fact that the Sponsor and BLAC’s officers and directors will lose their entire investment in BLAC and will not be reimbursed for any out-of-pocket expenses, if any, if an initial business combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents) and, as a result, the Sponsor and BLAC’s officers and directors may have a conflict of interest in determining whether OSR Holdings is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that the Sponsor and BLAC’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment, and as a result, the Sponsor may have a conflict of interest in determining whether OSR Holdings is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that Sponsor has invested an aggregate of $4,325,000 (consisting of $25,000 for the founder shares, or approximately $0.014 per share, and $4,300,000 for the private placement units, or $10.00 per unit) means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in BLAC even if the trading price of New OSR Holdings Common Stock after consummation of an initial business combination and after restrictions on transfer of the shares of BLAC Common Stock held by the Sponsor was as low as approximately $2.00 per share (assuming no redemptions and even if the private placement warrants and rights are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if BLAC’s public stockholders experience a negative rate of return on their investment;

•        the fact that the Sponsor, BLAC’s officers and directors, Bellevue Capital Management LLC, or their affiliates, have made and may make Working Capital Loans. The Sponsor, BLAC’s officers and directors, and its and their affiliates have previously loaned money to BLAC (or to the sponsor for BLAC’s benefit) in an aggregate amount of $2,245,000 to fund operating and transaction expenses in connection with the proposed Business Combination, $1,763,000 of which remains outstanding as of the date of this proxy statement/prospectus (none of which contain conversion rights), and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to BLAC outside of the Trust Account to repay such loan;

•        the fact that, although no compensation of any kind was or will be paid by BLAC to the Sponsor, BLAC’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on BLAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are no outstanding out-of-pocket expenses for which the Sponsor or BLAC’s officers or directors are awaiting reimbursement;

•        the fact that if the Trust Account is liquidated, including in the event BLAC is unable to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify BLAC to ensure that the proceeds in the Trust Account are not reduced below $10.175 per public share, or such lesser per public share amount as is in the Tust Account on the liquidation of the Trust Account, by the claims of prospective target businesses with which BLAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BLAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that director Jun Chul Whang has loaned an aggregate of $115,000 to BLAC for working capital purposes, of which $75,000 remains outstanding;

•        the fact that BLAC advanced a loan to OSR Holdings in the amount of $300,000 evidenced by a promissory note (the “OSR Holdings Promissory Note”) that bears interest at a rate of 3.96% per annum, compound semi-annually, and is due on October 25, 2025 (the “OSR Note Maturity Date”). Interest is payable only on maturity. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The funds are to be used by OSR Holdings for working capital and other expenses of OSR Holdings; and

•        the fact that BLAC may be entitled to distribute or pay over funds held by BLAC outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing.

At any time at or prior to the Business Combination, during a period when they are not then aware of any material non-public information regarding BLAC or BLAC’s securities, BLAC’s Sponsor, OSR Holdings and/or their directors, officers, advisors or respective affiliates may purchase public shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Condition Precedent Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire public shares or vote their public shares in favor of the Condition Precedent Proposals. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record or beneficial holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that BLAC’s Sponsor, OSR Holdings and/or their directors, officers, advisors or respective affiliates who have agreed to vote in favor of this transaction purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholder would be required to revoke their prior elections to redeem their shares. Such purchases shall be effected at purchase prices that are no higher than the redemption price for the shares. Any shares so purchased would not be voted by BLAC’s Sponsor, OSR Holdings and/or their respective directors, officers, advisors or respective affiliates at the BLAC Stockholders’ Meeting and would not be redeemable. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (i) the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal are approved, and (ii) otherwise limit the number of public shares electing to redeem.

If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. BLAC will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to our stockholders at the BLAC Stockholders’ Meeting. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons. See “Risk Factors — Risks Related to the Business Combination and Business Combination Agreement — The Sponsor and its affiliates may enter into agreements concerning BLAC’s securities prior to the special meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of BLAC Common Stock.”

The BLAC Board’s Reasons for the Approval of the Business Combination

After careful consideration, the BLAC Board, with the recommendation of the BLAC M&A Committee, recommends that BLAC’s stockholders vote “FOR” each proposal being submitted to a vote of the BLAC stockholders at the BLAC Stockholders’ Meeting. For a description of the BLAC M&A Committee’s reasons for the approval of the Business Combination and the recommendation of the BLAC Board, see the section entitled “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination.”

Ownership of BLAC

As of the date of this proxy statement/prospectus, there are 2,319,752 shares of BLAC Common Stock issued and outstanding, which includes an aggregate of 2,155,000 shares of BLAC Common Stock held by the Sponsor, current and former directors of BLAC, the Chief Financial Officer of BLAC, and their respective affiliates (including 34,500 shares of BLAC Common Stock held in escrow pending the closing of the business combination by Chardan Capital Markets, LLC). In addition, as of the date of this proxy statement/prospectus, there is outstanding an aggregate of 7,330,000 BLAC Warrants, comprised of 430,000 private placement warrants held by the Sponsor, BLAC’s Chief Financial Officer, and two of BLAC’s former directors, and 6,900,000 public warrants, and 7,330,000 BLAC Rights, comprised of 430,000 private placement rights held by the Sponsor and 6,900,000 public rights, to acquire shares of BLAC Common Stock. Each whole warrant entitles the holder thereof to purchase one share of BLAC Common Stock. Each whole right entitles the holder thereof to receive one-tenth of one share of BLAC Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of BLAC’s outstanding public shares are redeemed in connection with the Business Combination), BLAC’s fully diluted share capital, giving effect to the exercise of all of the private placement warrants, public warrants, private placement rights and public rights, would be 10,382,752 shares of BLAC Common Stock.

The following table illustrates varying ownership levels in BLAC Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders and the following additional assumptions: (i) 14,676,728 shares of BLAC Common Stock are issued to the Participating Company Stockholders at consummation of the Business Combination, (ii) all BLAC Rights have been converted to shares of BLAC Common Stock and (iii) the $800,000 promissory note issued by BLAC to Duksung is automatically converted into shares of BLAC Common Stock upon the Closing of the Business Combination. The table below does not take into account (i) the exercise of any BLAC Warrants as the warrants do not become exercisable until 30 days after the consummation of the Business Combination, and (ii) the issuance of any equity awards under the Omnibus Plan as there will be no awards issued under the Omnibus Plan immediately following the consummation of the Business Combination. See “Unaudited Pro Forma Condensed Combined Financial Information” for more details. If the actual facts differ from these assumptions, the ownership percentages in BLAC will be different and totals may not add up to 100% due to rounding.

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
OSR Holdings Stockholders(1)	14,676,728	82.32%	14,676,728	82.71%	14,676,728	83.10%
BLAC Sponsor and Related Parties(2)	2,163,500	12.14%	2,163,500	12.19%	2,163,500	12.25%
BLAC public stockholders(3)	854,752	4.79%	772,376	4.35%	690,000	3.91%
Duksung Co., Ltd.(4)	98,765	0.55%	98,765	0.56%	98,765	0.56%
Chardan Capital Markets, LLC	34,500	0.19%	34,500	0.19%	34,500	0.20%
Total	17,828,245	99.99%	17,745,869	100.00%	17,663,493	100.02%

____________

(1)      Assumes 14,676,728 shares of BLAC Common Stock pursuant to the Business Combination Agreement will be issued by BLAC to the Participating Company Stockholders at consummation of the Business Combination.

(2)      Consists of (i) 2,035,000 shares of BLAC Common Stock held by the Sponsor, (ii) 20,000 shares of BLAC Common Stock held by David J. Yoo, BLAC’s Chief Financial Officer, (iii) 20,000 shares of BLAC Common Stock held by Jin Whan Park, a current director of BLAC, and (iv) 20,000 shares of BLAC Common Stock held by each of the following former directors of BLAC: Steven Reed, Inchul Chung, Hosun Euh, and Radclyffe Roberts. It also assumes the conversion of 430,000 private placement rights held by the Sponsor into 43,000 shares of BLAC Common Stock upon the consummation of the Business Combination. Excludes 34,500 shares currently held in escrow and due to Chardan Capital Markets, LLC upon closing of the Business Combination.

(3)      Assumes the conversion of 6,900,000 public rights into 690,000 shares of BLAC Common Stock.

(4)      The number of shares of BLAC Common Stock that the promissory note converts into is obtained by diving (a) the outstanding principal amount and unpaid accrued interest under the note by (b) eight dollars and ten cents ($8.10). As of the date of this proxy statement, there was an outstanding balance under the promissory note of $800,000.

Stockholders will experience additional dilution to the extent the Post-Combination Company issues additional shares after the Closing. The table above does not include (i) up to 9,784,486 shares of BLAC Common Stock that will be issued to the Non-Participating Company Stockholders, (ii) up to 6,900,000 shares of New OSR Holdings Common Stock (as defined below) that will be issuable upon exercise of the public warrants, which have an initial exercise price of $11.50 per share (subject to adjustment in accordance with the Warrant Agreement), (iii) up to 430,000 shares of New OSR Holdings Common Stock that will be issuable upon exercise of the private warrants, which have an initial exercise price of $11.50 per share (subject to adjustment in accordance with the Warrant Agreement), and (iv) 6,300,000 shares of New OSR Holdings Common Stock, the maximum number of shares currently reserved for issuance under the Omnibus Plan.

The following table illustrates the impact on relative ownership levels assuming the issuance of all such shares.

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
OSR Holdings Stockholders(1)	24,461,214	56.28%	24,461,214	56.38%	24,461,214	56.49%
BLAC Sponsor and Related Parties(2)	2,163,500	4.98%	2,163,500	4.99%	2,163,500	5.00%
BLAC public stockholders(3)	854,752	1.97%	772,376	1.78%	690,000	1.59%
PIPE Shares(4)	2,222,220	5.11%	2,222,220	5.12%	2,222,220	5.13%
Shares underlying the Private Warrants(5)	430,000	0.99%	430,000	0.99%	430,000	0.99%
Shares underlying the Public Warrants	6,900,000	15.87%	6,900,000	15.91%	6,900,000	15.94%
Omnibus Plan(6)	6,300,000	14.49%	6,300,000	14.52%	6,300,000	14.55%
Duksung Co., Ltd.(7)	98,765	0.23%	98,765	0.23%	98,765	0.23%
Chardan Capital Markets, LLC	34,500	0.08%	34,500	0.08%	34,500	0.08%
Total	43,464,951	100.00%	43,382,575	100.00%	43,300,199	100.00%

____________

(1)      Assumes 24,461,214 shares of BLAC Common Stock pursuant to the Business Combination Agreement will be issued by BLAC to the Participating Company Stockholders and Non-Participating Company Stockholders.

(2)      Consists of (i) 2,035,000 shares of BLAC Common Stock held by the Sponsor, (ii) 20,000 shares of BLAC Common Stock held by David J. Yoo, BLAC’s Chief Financial Officer, (iii) 20,000 shares of BLAC Common Stock held by Jin Whan Park, a current director of BLAC, and (iv) 20,000 shares of BLAC Common Stock held by each of the following former directors of BLAC: Steven Reed, Inchul Chung, Hosun Euh, and Radclyffe Roberts. It also assumes the conversion of 430,000 private placement rights held by the Sponsor into 43,000 shares of BLAC Common Stock upon the consummation of the Business Combination. Excludes 34,500 shares currently held in escrow and due to Chardan Capital Markets, LLC upon closing of the Business Combination.

(3)      Assumes the conversion of 6,900,000 public rights into 690,000 shares of BLAC Common Stock.

(4)      Assumes an aggregate of $20,000,000 raised from the issuance of 222,222 shares of BLAC Series A Preferred Stock at an average price of $90.00 per share which is convertible into 2,222,220 shares of BLAC Common Stock which is expected to occur after the Closing of the Business Combination.

(5)      Consists of (i) 370,000 private warrants held by Sponsor, (ii) 20,000 private warrants held by David J. Yoo, BLAC’s Chief Financial Officer, and (iii) 20,000 private warrants held by each of Dr. Steven Reed and Dr. Inchul Chung.

(6)      6,300,000 is the maximum number of shares to be reserved for issuance under the Omnibus Plan.

(7)      The number of shares of BLAC Common Stock that the promissory note converts into is obtained by diving (a) the outstanding principal amount and unpaid accrued interest under the note by (b) eight dollars and ten cents ($8.10). As of the date of this proxy statement, there was an outstanding balance under the promissory note of $800,000.

For further details, see “The Business Combination Agreement — General — Structure of the Transactions.”

Organizational Structure

Prior to the Business Combination

The following diagram shows the current ownership structure of BLAC.

Pre-IPO BLAC	Post-IPO BLAC

Public Shareholders
BLAC Founders
76%
24%
Bellevue Life Sciences
Acquisition Corp.
(Delaware)

For more information about the ownership interests of our initial stockholders, including the Sponsor, prior to the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”

The following diagram shows the current structure of OSR Holdings:

Pre-BC OSR

For more information about the ownership interests of OSR Holdings, prior to the Business Combination, please see the section entitled “Beneficial Ownership of Securities.”

After the Business Combination

The following diagram shows the structure after the Business Combination:

Post-BC

____________

*        Assumes holders of 60% of OSR Holdings common stock execute Participating Stockholder Joinders to the Amended and Restated Business Combination Agreement, the minimum amount required thereunder.

**      Include 4.5% holder of OSR Holdings who will not be participating in the business combination.

Board of Directors of New OSR Holdings Following the Business Combination

Following the Closing, and assuming that they receive a plurality of the votes cast only by the holders of BLAC Common Stock present in person or represented by proxy at the BLAC Stockholders’ Meeting and entitled to vote thereon, the Board will consist of the following members: Kuk Hyoun Hwang, Jun Chul Whang, Phil Geon Lee, Alcide Barberis, Seng Chin Mah, Jin Whan Park, Sang Hyun Kim, Hyuk Joo Jee, and Joon Myung Cho. In addition, following the Closing, we expect that a majority of the directors will be “independent” under applicable Nasdaq listing rules. See “Management Following the Business Combination” for more information.

Proposals to be put to the Stockholders of BLAC at the BLAC Stockholders’ Meeting

The following is a summary of the proposals to be put to the BLAC Stockholders’ Meeting. Each of the proposals below, except the Advisory Governance Proposals and the Adjournment Proposal, is cross-conditioned on the approval of other proposals. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at such special meeting.

Business Combination Proposal

As discussed in this proxy statement/prospectus, BLAC is asking its stockholders to approve the Business Combination. On the Closing Date, in accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) the Participating Company Stockholders will transfer their respective shares of OSR Holdings Common Stock to BLAC in exchange for shares of BLAC Common Stock, and (ii) the Non-Participating Company Stockholders will continue to hold their shares of OSR Holdings Common Stock subject to their Non-Participating Stockholder Joinders entered into with BLAC on or before the Closing Date. Upon consummation of the Share Exchange, BLAC will directly own at least 60% of the shares of OSR Holdings Common Stock. In addition, it is expected that holders of up to an additional 28% of the shares of OSR Holdings Common Stock will enter into Non-Participating Stockholder Joinders, giving BLAC direct ownership or rights to acquire up to 88% of the shares of OSR Holdings Common Stock on the Closing Date.

Pursuant to the terms of the Non-Participating Stockholder Joinders, BLAC will have rights to acquire the shares of the Non-Participating Company Stockholders. The Non-Participating Stockholder Joinder contains put and call rights for the Non-Participating Company Stockholder and BLAC, respectively, whereby the Non-Participating Company Stockholder shall have the right to cause BLAC to purchase and BLAC shall have the right to cause the Non-Participating Company Stockholder to sell to BLAC or its designee all of the shares of OSR Holdings Common Stock owned and held of record by such Non-Participating Company Stockholder. These rights become exercisable on or after the earlier of (i) January 1, 2026 or (ii) the date that the Non-Participating Company Stockholder is notified by BLAC of a transaction that will result in a change in control (as defined in the Non-Participating Stockholder Joinder) of BLAC (the “Trigger Date”). The Put Right and Call Right terminate and expire 120 days after the Trigger Date. The exchange ratio is fixed under the put/call rights at the same exchange ratio set forth in the Business Combination Agreement, and there is no option for cash settlement. For further details, see “The Business Combination Agreement — General — Structure of the Transactions.” BLAC expects that holders of approximately 12% of the OSR Holdings Common Stock will not sign any Joinder and such shares will remain outstanding and not be subject to any contractual put or call rights, or other conversion rights, with or into BLAC Common Stock.

After consideration of the factors identified and discussed in the section entitled “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination,” the BLAC Board concluded that the Business Combination met all of the requirements disclosed in the prospectus for BLAC’s IPO, including that the businesses of OSR Holdings had a fair market value of at least 80% of the balance of the funds in the Trust Account at the time of execution of the Business Combination Agreement. For more information about the transactions contemplated by the Business Combination Agreement, see “The Business Combination.”

Charter Proposal

BLAC will ask its stockholders to approve the Charter Proposal pursuant to which the Current Charter will be amended and restated in its entirety by the Amended Charter. The BLAC Board has unanimously approved the Charter Proposal and believes such proposal is necessary to adequately address the needs of BLAC after the Business Combination. Approval of the Charter Proposal is a condition to the consummation of the Business Combination. BLAC encourages stockholders to carefully consider the information set out in the section entitled “Proposal No. 2 — The Charter Proposal” and the full text of the Second Amended and Restated Certificate of Incorporation of BLAC, attached hereto and incorporated herein as Annex F.

Advisory Governance Proposals

BLAC will ask its stockholders to consider and vote, on a non-binding advisory basis, upon six separate governance proposals relating to material differences between BLAC’s Current Charter and Current Bylaws, on the one hand, and the Amended Charter and Amended Bylaws to be in effect upon the completion of the Business Combination, on the other hand, in accordance with the requirements of the SEC. These proposals include (a) changing BLAC’s name to “OSR Holdings, Inc.,” (b) increasing the number of share of preferred stock authorized for issuance from 1,000,000 shares to 20,000,000 shares, (c) providing that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the voting power instead of for cause and by the affirmative vote of holders of a majority of the voting power, (d) eliminating the current limitations on the corporate opportunity doctrine, (e) providing that the quorum required for stockholder meetings is the holders of one-third in voting power of the then outstanding shares of capital stock entitled to vote at the meeting instead of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote at the meeting, and (f) approving all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the Closing. BLAC encourages stockholders to carefully consider the information set out in the section entitled “Proposals No. 3A – 3F — The Advisory Governance Proposals.”

Incentive Plan Proposal

Our stockholders are also being asked to approve the Incentive Plan Proposal. Pursuant to the Omnibus Plan, a number of shares of BLAC Common Stock equal to 6,3000,000 of the total number of shares of capital stock of BLAC outstanding after the Closing will be reserved for issuance under the Omnibus Incentive Plan. For additional information, see “Proposal No. 4 — The Incentive Plan Proposal.” The full text of the Omnibus Plan is attached hereto and incorporated herein as Annex H.

Director Election Proposal

Our stockholders are also being asked to consider and vote upon a proposal to elect, effective as of, and contingent upon, the consummation of the Business Combination, up to nine (9) persons to serve as directors on New OSR Holdings’ board of directors, until the expiration of their applicable term, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death. See the section entitled “Proposal No. 5 — The Director Election Proposal” for more information.

Nasdaq Proposal

Our stockholders are also being asked to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of BLAC common stock pursuant to the Business Combination Agreement in connection with the Business Combination. For additional information, see “Proposal No. 6 — The Nasdaq Proposal.”

Adjournment Proposal

The BLAC Board may submit a proposal to consider and vote upon a proposal to approve the adjournment of the BLAC Stockholders’ Meeting to a later date or dates. For additional information, see “Proposal No. 7 — The Adjournment Proposal.” The Adjournment Proposal is not conditioned on any other proposal.

Date and Time of BLAC Stockholders’ Meeting

The BLAC Stockholders’ Meeting will be held at 10:00 a.m. Eastern Time, on February 13, 2025 at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004, unless such special meeting is adjourned or postponed, to consider and vote upon the proposals to be put to our stockholders at such special meeting, including if necessary, the Adjournment Proposal. Stockholders of record on the Record Date may attend (in person or by proxy), vote (in person or by proxy) and examine the list of BLAC’s stockholders entitled to vote at such special meeting.

Voting Power; Record Date

BLAC stockholders will be entitled to vote or direct votes to be cast at the BLAC Stockholders’ Meeting if they owned shares of BLAC Common Stock at the close of business on January 27, 2025, which is the Record Date. Stockholders will have one vote for each share of BLAC Common Stock owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. BLAC’s warrants and rights do not have voting rights. As of the close of business on the Record Date, there were [•] shares of BLAC Common Stock issued and outstanding, of which [•] were issued and outstanding public shares.

Quorum and Vote of BLAC Stockholders

A quorum of BLAC stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares of BLAC Common Stock representing a majority of the voting power of all outstanding shares of BLAC Common Stock entitled to vote at the BLAC Stockholders’ Meeting shall constitute a quorum. As of the Record Date, [•] shares of BLAC Common Stock would be required to achieve a quorum.

The proposals presented at the BLAC Stockholders’ Meeting require the following votes:

•        Business Combination Proposal:    The Business Combination Proposal requires the approval of the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at such special meeting. Abstentions will count as a vote against the Business Combination Proposal. Broker non-votes will have no impact on the outcome of the Business Combination Proposal.

•        Charter Proposal:    The Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of BLAC Common Stock. Abstentions and broker non-votes will count as votes against the Charter Proposal.

•        Advisory Governance Proposals:    The Advisory Governance Proposals require the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Advisory Governance Proposals.

•        Incentive Plan Proposal:    The Incentive Plan Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Incentive Plan Proposal.

•        Director Election Proposal:    The Director Election Proposal requires the approval of a plurality of the votes cast by the holders of BLAC Common Stock present in person or represented by proxy at such special meeting and entitled to vote thereon. A nominee must receive a plurality of all the votes cast only by holders of BLAC Common Stock at such special meeting, which means that the nominees with the most votes (up to a total of (9)) are elected. Withholding authority to vote shares with respect to one or more director nominees will have no effect on the election of these nominees. Broker non-votes will have no effect on the election of the nominees.

•        Nasdaq Proposal:    The Nasdaq Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Nasdaq Proposal.

•        Adjournment Proposal:    The Adjournment Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Adjournment Proposal.

Redemption Rights

Pursuant to the Existing Governing Documents, in the event that the Business Combination is approved and is consummated, a public stockholder may request that BLAC redeem all or a portion of its public shares for cash. As a holder of public shares, if the Business Combination is approved and consummated you will be entitled to receive cash for any public shares only if you:

(i)     (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares, public warrants and public rights prior to exercising your redemption rights with respect to the public shares;

(ii)    submit a written request to Continental, BLAC’s transfer agent, in which you (i) request that BLAC redeem all or a portion of your public shares for cash, and (ii) identify yourself as the beneficial holder of the public shares and provide your legal name, phone number and address; and

(iii)   deliver your shares to Continental, BLAC’s transfer agent, physically (e.g., certificates) or electronically through DTC.

Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 p.m., Eastern Time, on February 11, 2025 (two business days before the vote at the BLAC Stockholders’ Meeting) in order for their public shares to be redeemed.

Holders of units must elect to separate the units into the underlying public shares, public warrants and public rights prior to exercising redemption rights with respect to the public shares. Public holders that hold their units in an account at a brokerage firm or bank must notify their broker or bank that they elect to separate the units into the underlying public shares, public warrants and public rights, or if a holder holds units registered in its own name, the holder must contact Continental, BLAC’s transfer agent, directly and instruct them to do so. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. Public stockholders may elect to redeem all or a portion of the public shares held by them regardless of if or how they vote in respect of the Business Combination Proposal. If the Business Combination is not approved or is not consummated, the public shares will be returned to the respective holder, broker or bank. If the Business Combination is approved and consummated, and if a public stockholder properly exercises its right to redeem all or a portion of the public shares that it holds and timely delivers its shares to Continental, BLAC’s transfer agent, BLAC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account (including any interest earned on the funds held in the Trust Account net of any interest that may be used by BLAC to pay its franchise and income taxes payable), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, this would have amounted to approximately $[•] per issued and outstanding public share (including interest and prior to the payment of taxes), based on [•] shares subject to possible redemption as of [•], 2025. If a public stockholder exercises its redemption rights in full, then it will be electing to have BLAC redeem its public shares for cash and, if the Business Combination is approved and consummated, will no longer own public shares. See “The BLAC Stockholders’ Meeting — Redemption Rights and Procedures” in this proxy statement/prospectus statement for a detailed description of the procedures to be followed if you wish to redeem your public shares for cash.

Notwithstanding the foregoing, a public stockholder, together with any affiliate of such public stockholder or any other person with whom such public stockholder is acting in concert or as a “group” (as defined in Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the public shares without the prior consent of BLAC. Accordingly, if a public stockholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the public shares, then any such shares in excess of that 15% limit would not be redeemed for cash.

Holders of the warrants will not have redemption rights with respect to the warrants. Holders of the rights will not have redemption rights with respect to the rights.

Appraisal Rights

None of BLAC stockholders, unit holders, warrant holders or rights holders have appraisal rights in connection with the Business Combination under the DGCL.

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. BLAC has engaged Advantage Proxy to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the BLAC Stockholders’ Meeting. A stockholder also may change its vote by submitting a later-dated proxy as described in the section entitled “The BLAC Stockholders’ Meeting — Revoking Your Proxy.”

Recommendation to Stockholders of BLAC

The BLAC Board believes that the Business Combination Proposal and the other proposals to be presented at the BLAC Stockholders’ Meeting are in the best interest of BLAC and its stockholders and unanimously recommends that its stockholders vote “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, in each case, if presented at such special meeting.

The existence of financial and personal interests of one or more of BLAC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of BLAC and its stockholders and what he or they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. In addition, BLAC’s officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “The Business Combination — Interests of BLAC’s Directors and Executive Officers in the Business Combination” for a further discussion of these considerations.

Expected Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and the Accounting Standard Codification (“ASC”) which is the current single source of U.S. GAAP. Under this method of accounting, BLAC will be treated as the “acquired” company and OSR Holdings will be considered the accounting acquirer for accounting purposes as set forth by the guidance in ASC 805-10. This conclusion is supported by the voting interest model referenced in ASC 805-10-55-12 as 82.3% (no redemption), 82.7% (50% redemption) and 83.1% (maximum redemption) of the voting interest scenarios in New OSR Holdings which will be held by the historical shareholder group of OSR Holdings. Further, Bellevue Capital Management LLC (“BCM”) and its affiliates are the largest single owner of shares of OSR Holdings, and will also be the largest single owner of shares in the Combined Company in each of the no redemption, 50% redemption, and maximum redemption scenarios. The stockholders of OSR Holdings will have sufficient voting power to elect or remove a majority of the board of directors of the Combined Company. The compositions of the governing body and senior management team of the combined entity present a less defined indicator as Kuk Hyoun Hwang is an officer and director of BLAC and a director and former officer of OSR Holdings. No other officers of BLAC will be officers of the Combined Company. The composition of New OSR Holdings is being negotiated by Kuk Hyoun Hwang who represents both BLAC and OSR Holdings so that it is difficult to conclude that one party controls the appointment of the directors of the Combined Company. Accordingly, given the supermajority of voting shares to be held by OSR Holdings stockholders in the Combined Company and the other factors described above, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which BLAC is issuing securities for the net assets of OSR Holdings. Operations prior to the Business Combination will be those of OSR Holdings.

Regulatory Matters

Other than as described immediately below, neither of BLAC and OSR Holdings is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Because BLAC’s Sponsor is controlled by and has substantial ties with non-U.S. persons, and will own approximately 11.6% of the issued and outstanding shares of New OSR Holdings Common Stock following the Business Combination (assuming that all of BLAC’s public stockholders exercise redemption rights), we may be considered a “foreign person” under rules promulgated by the Committee on Foreign Investment in the United States (“CFIUS”), and the Business Combination may fall within the scope of a “covered transaction” subject to CFIUS review. See “Risk Factors — Risks Related to the Business Combination and Business Combination Agreement — We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as CFIUS, and ultimately prohibited.”

Material Tax Consequences

For a detailed discussion of certain U.S. federal income tax consequences of the Business Combination, see the sections titled “Material U.S. Federal Income Tax Consequences” in this proxy statement/prospectus.

Summary Risk Factors

Investing in our securities involves a number of risks of which you should be aware before making an investment decision. You should read this summary together with the description of each risk factor contained in the “Risk Factors” section of this proxy statement/prospectus, as well as other documents to be filed by BLAC from time to time with the SEC, for a more detailed discussion of certain risks that could materially adversely affect our financial conditions and the market price of our securities. The following list describes some of the principal risk factors applicable to the Business Combination, BLAC, OSR Holdings and New OSR Holdings:

Risks Related to the Business Combination and Business Combination Agreement

•        If the Business Combination is not approved or if for any reason the Business Combination does not close within the time frame for completing the Business Combination, BLAC would cease all operations except for the purpose of winding up and BLAC would be required to redeem its public shares and, subject to approval of the remaining stockholders and the BLAC Board in accordance with applicable law, dissolve and liquidate (subject in each case to BLAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law), in which case BLAC’s public stockholders may only receive $[•] per share, or less than such amount in certain circumstances, and BLAC’s warrants and rights will expire worthless.

•        BLAC’s Chief Executive Officer and one of our directors was previously the Chief Executive Officer and is currently the Chairman of the Board of OSR Holdings. These dual positions (i) create conflicts of interest in the performance of his duties; and (ii) may provide for him to receive compensation following the Business Combination that amplifies his conflicts of interest in determining whether the transaction is the most advantageous.

•        Toonon, the investor in the PIPE Investment, has indicated that the PIPE Investment will not close at the closing of the Business Combination. As a result, BLAC will not receive $20 million in cash at the closing of the Business Combination and BLAC will not meet the Minimum Cash Condition for closing of the Business Combination. This means that New OSR Holdings will be insolvent at the closing of the Business Combination and will not have enough cash to fund its operations or pay its outstanding expenses and debts unless and until the PIPE Investment closes. BLAC believes the PIPE Investment will close by February 28, 2025, but there is no guarantee that the PIPE Investment close by such date or that it will ever close. If New OSR Holdings is unable to close the PIPE Investment or secure additional financing within a short period of time following the closing of the Business Combination, OSR Holdings could face claims from creditors that could cause voluntary or involuntary bankruptcy proceedings, in which case, the value of the stock of New OSR Holdings would likely be worthless.

•        The Sponsor and BLAC’s directors and officers have interests that are different from or that conflict with the interests of BLAC’s stockholders and that may have influenced their analysis of whether the Business Combination with OSR Holdings is appropriate as BLAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in BLAC if the Business Combination is not completed.

•        Following the consummation of the Business Combination, BLAC’s only significant asset will be its ownership of OSR Holdings, and such ownership may not be sufficient to pay its expenses or satisfy other financial obligations.

•        The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if OSR Holdings were to raise capital through an underwritten public offering, which could result in defects with OSR Holdings’ business or problems with OSR Holdings’ management to be overlooked.

Risks Related to New OSR Holdings Securities

•        The price of New OSR Holdings’ Common Stock and warrants may be volatile.

•        Following the Business Combination, New OSR Holdings will be a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Stockholders of New OSR Holdings may not have the same protection afforded to stockholders of companies that are subject to such governance requirements.

•        An active, liquid trading market for New OSR Holdings Common Stock and warrants may not develop, which may limit your ability to sell New OSR Holdings Common Stock and warrants.

•        BLAC public stockholders who do not demand that BLAC redeem their public shares of BLAC Common Stock will experience immediate and material dilution upon closing of the Business Combination.

Risks Related to OSR Holdings Business and Operations

•        OSR Holdings’ limited operating history, the early stage of its development programs and the inherent uncertainties and risks involved in pharmaceutical product development may make it difficult for it to execute on its business model.

•        OSR Holdings will likely incur significant operating losses for the foreseeable future and may never achieve or maintain profitability.

Risks Related to New OSR Holdings’ Strategy to Grow the Business

•        We may not be successful in our efforts to acquire, in-license or discover and develop new product candidates.

•        We currently have no marketing and sales organization for pharmaceutical products and have no experience as a company in commercializing products, and we may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our pharmaceutical products, we may not be able to generate pharmaceutical product revenue.

•        Our investment strategy and future growth relies on a number of assumptions, some or all of which may not be realizesd.

Risks Related to New OSR Holdings’ Requirements for Additional Capital

•        We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs, future commercialization efforts and/or other operations.

Risk Related to New OSR Holdings’ Management of the Business and Operations

•        We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.

•        New OSR Holdings’ management team has limited experience managing and operating a U.S. public company.

Risks Related to International Operations of New OSR Holdings’ Business

•        If economic conditions in South Korea deteriorate, our current business and future growth could be materially and adversely affected.

Risks Related to the Development of New OSR Holdings’ Product Candidates

•        Our business includes subsidiaries that are developing oral immunotherapies for the treatment of cancer and design-augmented biologics. These companies have a limited operating history, and their programs are in early stages of development. This may make it difficult to evaluate our prospects and likelihood of success.

Risks Related to New OSR Holdings’ Reliance on Third Parties

•        We currently outsource, and intend to continue to outsource, much of our discovery, clinical development, and manufacturing functions to third-party providers or consultants. Outsourcing these functions has significant risks, and our failure to manage these risks successfully could materially adversely affect our business, results of operations, and financial condition.

Risks Related to New OSR Holdings’ Intellectual Property

•        If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

The risks summarized above or described in full below are not the only risks that we face. Additional risks and uncertainties not presently known to us, or that we currently deem to be immaterial, may also materially adversely affect our business, financial condition, results of operations, and future growth prospects.

SELECTED HISTORICAL FINANCIAL DATA OF BLAC

The information presented below is derived from BLAC unaudited condensed financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the nine months ended September 30, 2024 and 2023 and as of and for the years ended December 31, 2023 and 2022 (the “Financial Statements”). The information presented below should be read alongside BLAC’s Financial Statements and accompanying footnotes included elsewhere in this proxy statement/prospectus. You should read the following financial data together with “Information About BLAC” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BLAC”.

The following table highlights key measures of BLAC’s financial condition and results of operations.

	For the Nine Months Ended September 30, 2024	For the Nine Months Ended September 30, 2023	For the Year Ended December 31, 2023	For the Year Ended December 31, 2022
EXPENSES
General and administrative expenses	$1,380,457	$968,806	$1,830,700	$35,388
Loss from operations	(1,380,457)	(968,806)	(1,830,700)	(35,388)
Other income:
Interest earned on investments held in the Trust Account	1,215,533	1,846,529	2,775,291
Total other income	1,215,533	1,846,529	2,775,291
Income (loss) before provision for income taxes	(164,924)	877,723	944,591	(35,388)
Provision for income taxes	(223,762)	(387,771)	(540,811)
NET INCOME (LOSS)	$(388,686)	$489,952	$403,780	$(35,388)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	4,866,724	7,780,824	7,688,260	1,500,000
Diluted	4,866,724	7,822,857	7,719,699	1,500,000
NET INCOME (LOSS) PER SHARE
Basic	$(0.08)	$0.06	$0.05	$(0.01)
Diluted	$(0.08)	$0.03	$0.05	$(0.01)

SELECTED HISTORICAL FINANCIAL DATA OF OSR HOLDINGS

The information presented below is derived from OSR Holdings’ unaudited condensed consolidated financial statements and audited consolidated financial statements included elsewhere in this proxy statement/prospectus as of and for the six months ended June 30, 2024 and 2023 and as of and for the years ended December 31, 2023 and 2022 (the “Consolidated Financial Statements”). The information presented below should be read alongside OSR Holdings’ Consolidated Financial Statements and accompanying footnotes included elsewhere in this proxy statement/prospectus. You should read the following financial data together with “Business of OSR Holdings and Certain Information About OSR Holdings” and “OSR Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

The following table highlights key measures of OSR Holdings’ financial condition and results of operations (in Thousand Korean Won):

	For the Six Months Ended June 30		For the Years Ended December 31
	2024	2023	2023	2022
Revenue	₩ 2,418,377	₩ 1,984,848	₩ 4,453,551	₩ —
Cost of sales	1,781,249	1,260,627	3,266,142	—
Gross profit	637,129	724,221	1,187,409	—
Administrative expenses	(9,411,616)	(5,529,717)	(15,930,194)	(784,667)
Operating losses	(8,774,488)	(4,805,495)	(14,742,785)	(784,667)
Non-operating income (loss):
Finance income	14,682	67,577	24,992	2,308,214
Finance costs	(35,987)	(339,556)	(489,682)	(17,964)
Other income	71,142	31,517	160,571	22,452
Other costs	(190,210)	(62,940)	(685,462)	(183,077)
	(140,373)	(303,401)	(989,580)	2,129,625
Profit (loss) before income tax	(8,914,861)	(5,108,897)	(15,732,365)	1,344,958
Income tax expense	1,313,904	9,458	2,130,705	—
Net profit (loss) for the year	₩ (7,600,957)	₩ (5,099,438)	₩ (13,601,661)	₩ 1,344,958
Attributable to:
Equity holders of the parent	₩ (7,600,957)	₩ (5,099,438)	₩ (13,601,661)	₩ 1,344,958
Non-controlling interests	—	—	—	—
Other comprehensive income (loss) for the year:	31,814	126,953	168,940
Foreign currency translation gain (loss)	—	—	—	—
Gain on foreign currency translation of foreign operations	31,814	126,953	168,940	—
Total comprehensive income (loss) for the year	₩ (7,569,143)	₩ (4,972,485)	₩ (13,432,720)	₩ 1,344,958
Attributable to:
Equity holders of the parent	₩ (7,569,143)	₩ (4,972,485)	₩ (13,432,720)	₩ 1,344,958
Non-controlling interests	—	—	—	—
Earnings (loss) per share attributable to the equity holders of the parent:
Basic earnings (loss) per ordinary share	₩ (4)	₩ (3)	₩ (8)	₩ 3

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Transactions and the other events described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The Transactions are expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, BLAC is expected to be treated as the “acquired” company for financial reporting purposes and OSR Holdings will be deemed to be the accounting acquirer in the transaction. Consequently, the transaction is treated as a recapitalization of OSR Holdings. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of OSR Holdings and are recorded at the historical cost basis of OSR Holdings. BLAC’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of OSR Holdings after consummation of the acquisition.

The Selected Pro Forma Information for the nine months ended September 30, 2024 and for the year ended December 31, 2023 give effect to the Transactions and the other events as if consummated on January 1, 2023, the beginning of the earliest period presented.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information prepared in accordance with Article 11 of Regulation S-X of BLAC appearing elsewhere in this proxy statement/prospectus and the accompanying notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and accompanying notes of OSR Holdings, Darnatein and BLAC for the applicable periods included elsewhere in this proxy statement/prospectus, except that the historical balances for OSR Holdings included in the pro forma financial information as of and for the nine months ended September 30, 2024 were derived from OSR Holdings’ internal records of its activities during the three months ended September 30, 2024 and rolling forward each balance sheet caption from OSR Holdings’ unaudited interim balance sheet as of June 30, 2024 included elsewhere in this proxy statement/prospectus.

The Selected Pro Forma Information is not necessarily indicative of what the New OSR Holdings’ statement of operations actually would have been had the Business Combination and the related proposed financing transactions been completed as of the dates indicated, nor do they purport to project the future financial position or operating results of New OSR Holdings. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination.

The transaction accounting adjustments reflecting the consummation of the Business Combination and related proposed financing transactions are based on certain currently available information and certain assumptions and methodologies that BLAC believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in the notes in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, may be revised as additional information becomes available. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible that the difference may be material. BLAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related proposed financing transactions based on information available to management at this time.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	For the Nine Months Ended September 30, 2024
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)
Revenue	—	2,615,051	—	2,615,051	—	2,615,051
Cost of sales	—	1,963,835	—	1,963,835	—	1,963,835
Gross profit	—	651,216	—	651,216	—	651,216
Operating expenses	—	(12,110,850)	—	(12,110,850)	—	(12,110,850)
Operating profit	—	(11,459,634)	—	(11,459,634)	—	(11,459,634)
Non-operating income (loss):
Interest income	—	11,448	—	11,448	—	11,448
Interest expense	—	(24,729)	—	(24,729)	—	(24,729)
Interest earned on investments held in the Trust Account	—	1,215,533	—	1,215,533	—	1,215,533
Non-operating income	—	95,958	—	95,958	—	95,958
Non-operating expense	—	(106,069)	—	(106,069)	—	(106,069)
	—	1,192,141	—	1,192,141	—	1,192,141
Operating profit before taxes	—	(10,267,493)	—	(10,267,493)	—	(10,267,493)
Income tax benefit (expense)	—	889,421	—	889,421	—	889,421
Net income (loss)	—	(9,378,072)	—	(9,378,072)	—	(9,378,072)
Attributable to:
Equity holders of the parent	3,595,754	(5,782,318)	—	(5,782,318)	—	(5,782,318)
Non-controlling interests	(3,595,754)	(3,595,754)		(3,595,754)		(3,595,754)
Other comprehensive income (loss):
Foreign currency translation loss	—	(4,202,437)	—	(4,202,437)	—	(4,202,437)
Gain on foreign currency translation of foreign operations	—	23,678	—	23,678	—	23,678
Total other comprehensive income (loss)	—	(4,178,759)	—	(4,178,759)	—	(4,178,759)
Total comprehensive income (loss) for year	—	(13,556,831)	—	(13,556,831)	—	(13,556,831)
Attributable to:
Equity holders of the parent	5,267,258	(8,289,573)	—	(8,289,573)	—	(8,289,573)
Non-controlling interests	(5,267,258)	(5,267,258)	—	(5,267,258)	—	(5,267,258)
Earning (loss) per share attributable to the equity holders of the Parent:
Basic earning (loss) per ordinary share	—	(0.32)	—	(0.33)	—	(0.33)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023

	For the Year Ended December 31, 2023
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)
Revenue	—	3,411,611	—	3,411,611	—	3,411,611
Cost of sales	—	2,511,627	—	2,511,627	—	2,511,627
Gross profit	—	899,984	—	899,984	—	899,984
Operating expenses	—	(14,053,311)	—	(14,053,311)	—	(14,053,311)
Operating profit	—	(13,153,327)	—	(13,153,327)	—	(13,153,327)
Non-operating income (loss):
Interest income	—	17,301	—	17,301	—	17,301
Interest expense	—	(347,891)	—	(347,891)	—	(347,891)
Interest earned on investments held in the Trust Account	—	2,775,291	—	2,775,291	—	2,775,291
Non-operating income	—	123,005	—	123,005	—	123,005
Non-operating expense	—	(525,093)	—	(525,093)	—	(525,093)
	—	2,042,613	—	2,042,613	—	2,042,613
Operating profit before taxes	—	(11,110,714)	—	(11,110,714)	—	(11,110,714)
Income tax benefit (expense)	—	1,085,868	—	1,085,868	—	1,085,868
Net income (loss)	—	(10,024,846)	—	(10,024,846)	—	(10,024,846)
Attributable to:
Equity holders of the parent	4,171,450	(5,853,396)	—	(5,853,396)	—	(5,853,396)
Non-controlling interests	(4,171,450)	(4,171,450)		(4,171,450)		(4,171,450)
Other comprehensive income (loss):
Foreign currency translation loss	—	(205,539)	—	(205,539)	—	(205,539)
Gain on foreign currency translation of foreign operations	—	129,415	—	129,415	—	129,415
Total other comprehensive income (loss)	—	(76,124)	—	(76,124)	—	(76,124)
Total comprehensive income (loss) for year	—	(10,100,970)	—	(10,100,970)	—	(10,100,970)
Attributable to:
Equity holders of the parent	4,201,900	(5,899,070)	—	(5,899,070)	—	(5,899,070)
Non-controlling interests	(4,201,900)	(4,201,900)	—	(4,201,900)	—	(4,201,900)
Earning (loss) per share attributable to the equity holders of the Parent:
Basic earning (loss) per ordinary share	—	(0.33)	—	(0.33)	—	(0.33)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement/prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements regarding BLAC’s, OSR Holdings’ or New OSR Holdings’ management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:

•        BLAC’s ability to consummate the Business Combination;

•        the benefits of the Business Combination;

•        New OSR Holdings’ financial performance following the Business Combination;

•        the ability to obtain or maintain the listing of the New OSR Holdings’ securities on Nasdaq, following the Business Combination;

•        New OSR Holdings’ strategy, future operations, financial position, revenues, projected costs, prospects and plans;

•        New OSR Holdings’ ability to successfully and efficiently integrate future expansion plans and opportunities;

•        New OSR Holdings’ ability to grow its business in a cost-effective manner;

•        the implementation, market acceptance and success of New OSR Holdings’ business model;

•        developments and projections relating to New OSR Holdings’ competitors and industry;

•        New OSR Holdings’ expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        the impact of COVID-19 type pandemics on New OSR Holdings’ business;

•        changes in applicable laws or regulations; and

•        the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing BLAC’s views as of any subsequent date, and BLAC does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to vote your proxy or instruct how your vote should be cast on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include the risks and uncertainties described in this proxy statement/prospectus, including those described under the section entitled “Risk Factors.”

RISK FACTORS

In addition to the other information contained in (or incorporated by reference into) this proxy statement/prospectus, including the matters addressed under the heading “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this proxy statement/prospectus. If the Business Combination is completed, New OSR Holdings will operate in a market environment that is difficult to predict and that involves significant risks, many of which will be beyond its control. You should carefully consider the risks described below before voting your shares. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on New OSR Holdings’ business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of New OSR Holdings securities could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this proxy statement/prospectus to OSR Holdings’ business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and future prospects of New OSR Holdings.

Risks Related to the Business Combination and Business Combination Agreement

If the Business Combination is not approved or if for any reason the Business Combination does not close within the time frame for completing the Business Combination, BLAC would cease all operations except for the purpose of winding up and BLAC would be required to redeem its public shares and, subject to approval of the remaining stockholders and the BLAC Board in accordance with applicable law, dissolve and liquidate (subject in each case to BLAC’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law), in which case BLAC’s public stockholders may only receive $[•] per share, or less than such amount in certain circumstances, and BLAC’s warrants and rights will expire worthless.

BLAC has received approval from our stockholders to extend the time period for completing the Business Combination to February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents). If BLAC has not completed its initial business combination by that date, it will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the BLAC Board in accordance with applicable law, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In such case, our public stockholders may only receive $[•] per share, and BLAC’s warrants and rights will expire worthless.

BLAC’s Chief Executive Officer and one of our directors was previously the Chief Executive Officer and is currently the Chairman of the Board of OSR Holdings. These dual positions (i) create conflicts of interest in the performance of his duties; and (ii) may provide for him to receive compensation following the Business Combination that amplifies his conflicts of interest in determining whether the transaction is the most advantageous.

BLAC’s Chief Executive Officer and one of its directors, Kuk Hyoun Hwang, was previously the Chief Executive Officer and is currently the Chairman of the Board of OSR Holdings, BLAC’s target company for the Business Combination. Such dual positions may cause him to have conflicts of interest in performing his duties to both companies, since BLAC and OSR Holdings are directly adverse in the negotiations of the Business Combination Agreement. Further, Mr. Hwang is expected to remain with New OSR Holdings after the completion of the Business Combination and receive future compensation in the form of cash payments and/or New OSR Holdings securities for services he would render to New OSR Holdings after the completion of the Business Combination. The personal and financial interests of Mr. Hwang may influence his motivation in negotiating the Business Combination. Despite the approval of the terms of the Business Combination Agreement by a majority of our independent directors (i.e., the BLAC M&A Committee), potential conflicts of interest still may exist and, as a result, the terms of the Business Combination may not be as advantageous to our public stockholders as they would be absent any conflicts of interest. Mr. Hwang is expected to beneficially own 13,074,123 shares of the post-combination company and control 73.33%, 73.67%, and 74.02% for the no redemption scenario, 50% redemption scenario, and maximum redemption scenario, respectively.

The PIPE Investment will not close at the closing of the Business Combination. As a result, BLAC will not receive $20 million in cash at the closing of the Business Combination. New OSR Holdings will be insolvent at the closing of the Business Combination and will not have enough cash to fund its operations or pay its outstanding expenses and debts. There is no guarantee that the PIPE Investment ever close. In the event that the PIPE Investment or other funding is not received by New OSR Holdings shortly after closing of the Business Combination, New OSR Holdings could enter bankruptcy proceedings and the value of the stock of New OSR Holdings would likely become worthless.

BLAC has incurred significant expenses in connection with the Business Combination. As a result, BLAC entered into a PIPE Investment that was to close at the closing of the Business Combination. Toonon, the investor in the PIPE Investment, has indicated that the PIPE Investment will not close at the closing of the Business Combination. As a result, BLAC will not receive $20 million in cash at the closing of the Business Combination and BLAC will not meet the Minimum Cash Condition for closing of the Business Combination. New OSR Holdings will be insolvent at the closing of the Business Combination and will not have enough cash to fund its operations or pay its outstanding expenses and debts unless and until the PIPE Investment closes. BLAC believes the PIPE Investment will close by February 28, 2025, but there is no guarantee that the PIPE Investment close by such date or that it will ever close. If New OSR Holdings is unable to close the PIPE Investment or secure additional financing within a short period of time following the closing of the Business Combination, OSR Holdings could face claims from creditors that could cause voluntary or involuntary bankruptcy proceedings, in which case, the value of the stock of New OSR Holdings would likely be worthless.

The Sponsor and BLAC’s directors and officers have interests that are different from or that conflict with the interests of BLAC’s stockholders and that may have influenced their analysis of whether the Business Combination with OSR Holdings is appropriate as BLAC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in BLAC if the Business Combination is not completed.

When you consider the recommendation of BLAC’s Board in favor of approval of the Business Combination, you should keep in mind that BLAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the fact that the Sponsor has agreed not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination (the Sponsor was not granted any consideration or incentive to agree not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve the Business Combination);

•        the fact that the Sponsor paid an aggregate of $25,000 (or $0.014 per share) for 1,725,000 shares of BLAC Common Stock, which will have a significantly higher value at the time of the Business Combination. If unrestricted and freely tradable, such shares would have had an aggregate market value of $[•] based upon the closing price of $[•] per share of BLAC Common Stock on Nasdaq on [•], 2025, the most recent practicable date prior to the date of this proxy statement and an aggregate market value of $[•] based upon the closing price of $[•] per share of BLAC Common Stock on Nasdaq on [•], 2025, the Record Date, but given the restrictions on those shares, we believe those shares have less value;

•        the fact that Sponsor purchased 430,000 private placement units (including the underlying securities) for an aggregate purchase price of $4,300,000 (or $10.00 per unit) in which the warrants and rights included in the private placement units would be worthless if a business combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents). Such private placement units had an aggregate market value of approximately $[•] based upon the closing price of $[•] per public unit on Nasdaq on [•], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of approximately $[•] based upon the closing price of $[•] per public unit on Nasdaq on [•], 2025, the Record Date;

•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to any shares of BLAC Common Stock (other than public shares) held by it if BLAC fails to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that Kuk Hyoun Hwang, Jun Chul Whang and affiliates of the Sponsor have a financial interest in OSR Holdings. Mr. Hwang is the CEO and a director of BLAC and the Chairman of the Board of OSR Holdings. Mr. Hwang was previously the CEO of OSR Holdings from July 2019 until August 2021 and from December 2022 to August 2024. Mr. Whang is a director of BLAC. As such, Mr. Hwang, Mr. Whang and affiliates of the Sponsor who have a financial interest in OSR Holdings are incentivized to complete the Business Combination with OSR Holdings;

•        the fact that the Sponsor transferred 20,000 shares of BLAC Common Stock to each of Dr. Reed, Dr. Chung. Mr. Park, Dr. Roberts, and Mr. Euh, who are current and former BLAC directors for their board service, and Mr. Yoo for his service as BLAC’s Chief Financial Officer. The Sponsor additionally transferred 20,000 private placement warrants to each of Dr. Reed for his service as the former chairman of the board of directors of BLAC, Dr. Chung for his service as the former chair of the audit committee of BLAC, and Mr. Yoo for his service as BLAC’s Chief Financial Officer;

•        the fact that the Sponsor and BLAC’s officers and directors will lose their entire investment in BLAC and will not be reimbursed for any out-of-pocket expenses, if any, if an initial business combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents) and, as a result, the Sponsor and BLAC’s officers and directors may have a conflict of interest in determining whether OSR Holdings is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that the Sponsor and BLAC’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment, and as a result, the Sponsor may have a conflict of interest in determining whether OSR Holdings is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that Sponsor has invested an aggregate of $4,325,000 (consisting of $25,000 for the founder shares, or approximately $0.014 per share, and $4,300,000 for the private placement units, or $10.00 per unit) means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in BLAC even if the trading price of New OSR Holdings Common Stock after consummation of an initial business combination and after restrictions on transfer of the shares of BLAC Common Stock held by the Sponsor was as low as approximately $2.00 per share (assuming no redemptions and even if the private placement warrants and rights are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if BLAC’s public stockholders experience a negative rate of return on their investment;

•        the fact that the Sponsor, BLAC’s officers and directors, Bellevue Capital Management LLC, or their affiliates, have made and may make Working Capital Loans. The Sponsor, BLAC’s officers and directors, and its and their affiliates have previously loaned money to BLAC (or to the sponsor for BLAC’s benefit) in an aggregate amount of $2,245,000 to fund operating and transaction expenses in connection with the proposed Business Combination, $1,763,000 of which remains outstanding as of the date of this proxy statement/prospectus (none of which contain conversion rights), and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to BLAC outside of the Trust Account to repay such loan;

•        the fact that, although no compensation of any kind was or will be paid by BLAC to the Sponsor, BLAC’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on BLAC’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are no outstanding out-of-pocket expenses for which the Sponsor or BLAC’s officers or directors are awaiting reimbursement;

•        the fact that if the Trust Account is liquidated, including in the event BLAC is unable to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify BLAC to ensure that the proceeds in the Trust Account are not reduced below $10.175 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation of the Trust Account, by the claims of prospective target businesses with which BLAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BLAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that director Jun Chul Whang has loaned an aggregate of $115,000 to BLAC for working capital purposes, of which $75,000 remains outstanding;

•        the fact that BLAC advanced a loan to OSR Holdings in the amount of $300,000 evidenced by the OSR Holdings Promissory Note that bears interest at a rate of 3.96% per annum, compound semi-annually, and is due on October 25, 2025. Interest is payable only on maturity. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The funds are to be used by OSR Holdings for working capital and other expenses of OSR Holdings; and

•        the fact that BLAC may be entitled to distribute or pay over funds held by BLAC outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing.

The personal and financial interests of the Sponsor as well as BLAC’s directors and officers may have influenced their motivation in identifying and selecting OSR Holdings as an initial business combination target, completing an initial business combination with OSR Holdings and may influence the operation of the business following consummation of the initial business combination. In considering the recommendations of the BLAC Board to vote for the proposals, its stockholders should consider these interests. For additional information on the interests and relationships of the Sponsor, Initial Stockholders, directors and officers in the Business Combination. See “The Business Combination — Interests of BLAC’s Directors and Officers in the Business Combination.”

Following the consummation of the Business Combination, BLAC’s only significant asset will be its ownership of OSR Holdings, and such ownership may not be sufficient to pay its expenses or satisfy other financial obligations.

Following the consummation of the Business Combination, BLAC will be a holding company and will not directly own any operating assets other than its ownership of interests in OSR Holdings. BLAC will depend on OSR Holdings for distributions, loans and other payments to generate the funds necessary to meet its financial obligations, including its expenses as a publicly traded company. The earnings from, or other available assets of, OSR Holdings may not be sufficient to pay expenses or satisfy BLAC’s other financial obligations.

The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if OSR Holdings were to raise capital through an underwritten public offering, which could result in defects with OSR Holdings’ business or problems with OSR Holdings’ management to be overlooked. Additionally, Choloc, in rendering its fairness opinion, relied upon the valuation of one third party performed in January 2023 that had not been updated and did not independently determine or evaluate the material findings of the underlying valuations for Vaximm and Darnatein prepared by another third party when considering that third party’s financial models in its fairness analysis.

If OSR Holdings were to raise capital through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” As no such review will be conducted by an independent third-party underwriter in connection with the Business Combination, BLAC Stockholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering. In addition, the amount of due diligence conducted by BLAC and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of OSR Holdings. Accordingly, it is possible that defects in OSR Holdings’ business or problems with OSR Holdings’ management that would have been discovered if OSR Holdings conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of New OSR Holdings Common Stock. Additionally, the BLAC M&A Committee’s review of Avance’s 2020 valuation report on Vaximm and Ghilin Accounting Corp.’s discounted cash flow analysis and valuation model for RMC dated January 2023 did not take into account any changes to that report, discounted cash flow analysis and valuation model since they were completed.

The fairness opinion rendered by Choloc relies upon Ghilin’s valuation of RMC from January 2023 and does not include any updates to the valuation of RMC since January 2023. Moreover, Choloc did not independently determine or evaluate the material findings of the underlying valuations for Vaximm and Darnatein prepared by the Korean affiliate of a global accounting firm when considering its financial models in its fairness analysis.

Even if BLAC conducts thorough due diligence on OSR Holdings’ business, this diligence may not surface all material issues that may be present inside its business. And, regardless of how comprehensive BLAC’s diligence may be, factors outside of the target business and outside of BLAC’s control may arise later. As a result of these factors, New OSR Holdings may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in New OSR Holdings reporting losses. Even if BLAC’s due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with BLAC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on New OSR Holdings’ liquidity, the fact that New OSR Holdings reports charges of this nature could contribute to negative market perceptions about New OSR Holdings or New OSR Holdings’ securities. In addition, charges of this nature may cause New OSR Holdings to violate net worth or other covenants to which New OSR Holdings may be subject to by virtue of New OSR Holdings obtaining post-combination debt financing. Accordingly, any BLAC stockholders who choose to remain stockholders of New OSR Holdings following the Business Combination could suffer a reduction in the value of their shares of common stock from any such write-down or write-downs.

The valuation report of Darnatein prepared by Ghilin Accounting Corp., which was relied upon by the BLAC M&A Committee and Choloc, is based, in part, on an assumption that Darnatein will enter into a $2,000,000,000 licensing deal with a third-party.

The valuation report prepared by Ghilin Accounting Corp., which was relied upon by the BLAC M&A Committee and Choloc, was prepared over two years ago, and is based, in part, on an assumption that Darnatein will enter into a $2,000,000,000 licensing deal with a third-party. The assumption is speculative, has not materialized, and may never materialize.

The failure of Darnatein to enter into a $2,000,000,000 licensing deal could materially damage Darnatein’s, OSR Holdings’, and New OSR Holdings’ brands, businesses, financial goals, operations and results, all of which could have an adverse impact on the price of New OSR Holdings securities.

BLAC’s Current Charter contains a waiver of corporate opportunities.

Article X of the Current Charter provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to BLAC or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future. Article X of the Current Charter also provides that, in addition to the foregoing, the doctrine of corporate opportunity shall not apply to any other corporate opportunity with respect to any of the directors or officers of BLAC unless such corporate opportunity is offered to such person solely in his or her capacity as a director or officer of BLAC and such opportunity is one BLAC is legally and contractually permitted to undertake and would otherwise be reasonable for BLAC to pursue. There could have been business combination targets that have been appropriate for an initial business combination with BLAC but were not offered due to a BLAC director’s or officer’s concurrent capacity as a director or officer of another entity. BLAC and its management are not aware of any such corporate opportunities not offered to BLAC and do not believe that the waiver of the corporate opportunity doctrine in the Current Charter interfered with BLAC’s ability to identify an acquisition target, including the decision to pursue the Business Combination with OSR Holdings.

BLAC’s directors and officers will have discretion on whether to agree to changes in the terms of, or waivers of closing conditions to, the Business Combination and their interests in exercising that discretion may conflict with those of BLAC’s stockholders.

In the period leading up to the consummation of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require BLAC to agree to amend the Business Combination Agreement, to consent to certain actions taken by OSR Holdings or to waive rights that BLAC is entitled to under the Business Combination Agreement, including rights or closing conditions favorable to BLAC and its stockholders. Such events could arise because of changes in the course of OSR Holdings’ business, a request by OSR Holdings to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on OSR Holdings’ business and would entitle BLAC to terminate the Business Combination Agreement. In any of such circumstances, it would be at BLAC’s discretion, acting through its board of directors, to grant its consent or waive those rights or closing conditions.

The existence of the financial and personal interests of the directors of BLAC described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what such director may believe is best for BLAC and what such director may believe is best for himself or herself in determining whether or not to take the requested action.

In the event that BLAC, OSR Holdings and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement, or waive any closing condition to the Business Combination, that does not require further approval by the BLAC stockholders, BLAC will inform such stockholders of the amendment or waiver by press release or other public communication. In the event that BLAC, OSR Holdings and the other parties to the Business Combination Agreement authorize an amendment to the Business Combination Agreement, or waive any closing condition to the Business Combination, that is material and otherwise requires further approval by the BLAC stockholders, a proxy supplement or an amended proxy statement/prospectus would be delivered to such stockholders and proxies would be re-solicited for approval of such amendment or such waiver of a closing condition.

The parties to the Business Combination Agreement may waive one or more of the closing conditions to the Business Combination.

The parties to the Business Combination Agreement may agree to waive, in whole or in part, some of the closing conditions to its or their obligations to complete the Business Combination to the extent permitted by applicable laws, and, in the case of BLAC, to the extent permitted by its Current Charter. The waiver of closing conditions in favor of BLAC and its stockholders could adversely affect BLAC, its stockholders, and the post-combination company. See the section titled “The Business Combination Agreement — General — Conditions to Closing the Business Combination.” As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination.

If we are unable to consummate a business combination, any loans made by the Sponsor, BLAC’s officers and directors, and its or their affiliates may not be repaid, resulting in a potential conflict of interest in determining whether a potential transaction is in our stockholders’ best interest.

In order to meet our working capital needs, the Sponsor, BLAC’s directors and officers, and its and their affiliates have loaned BLAC funds, in an aggregate amount of $2,245,000. The loans are non-interest bearing and certain of the loans are payable in full on the earlier of (i) each loan’s maturity date or (ii) the date on which BLAC consummate an initial business combination and certain of the loans are payable on each loan’s maturity date. If BLAC fails to consummate a business combination within the required time period, the loans may not be repaid.

Consequently, the Sponsor, BLAC’s officers and directors, and its and their affiliates have a conflict of interest in determining whether the terms, conditions and timing of the business combination with OSR Holdings are appropriate and in BLAC’s stockholders’ best interest.

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus may not be indicative of what New OSR Holdings’ actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what New OSR Holdings’ actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from BLAC’s and OSR Holdings’ historical financial statements and certain adjustments and assumptions have been made regarding New OSR Holdings after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of New OSR Holdings. See the section titled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect New OSR Holdings’ financial condition or results of operations following the Business Combination. Any potential decline in New OSR Holdings’ financial condition or results of operations may cause significant variations in the stock price of New OSR Holdings.

If BLAC is unable to complete the Business Combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), it may further extend the time period that it needs to complete the Business Combination provided that BLAC had sought and obtained an approval from its stockholders for such extension by amending its Amended and Restated Certificate of Incorporation and provided public stockholders with the opportunity to redeem their BLAC Common Stock in connection with such extension.

Under the Business Combination Agreement, in the event that this proxy statement/prospectus has not been disseminated to BLAC stockholders prior to February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), BLAC is required to seek approval of BLAC’s stockholders to extend the period of time to complete the Business Combination.

On November 9, 2023, at a special meeting of the BLAC stockholders, BLAC stockholders approved an amendment to BLAC’s Amended and Restated Certificate of Incorporation extending the period of time in which BLAC must complete its initial business combination to February 14, 2024 (from November 14, 2023) and providing the BLAC Board with an option, exercisable in its discretion, to extend again to May 14, 2024. In February 2024, the BLAC Board decided to extend the period of time in which BLAC must complete its initial business combination to May 14, 2024. In connection with the special meeting, holders of 3,432,046 public shares of BLAC Common Stock elected to redeem such shares, representing approximately 50% of the outstanding public shares of BLAC Common Stock as of November 7, 2023, for a per share redemption price of approximately $10.49, resulting in an aggregate reduction of the amount in the Trust Account by $35,995,727.58, representing approximately 50% of the total amount in the Trust Account as of November 7, 2023.

On May 14, 2024, at a special meeting of the BLAC stockholders, BLAC stockholders approved an amendment to BLAC’s Amended and Restated Certificate of Incorporation (amended as described in the prior paragraph) extending the period of time in which BLAC must complete its initial business combination to November 14, 2024 (from May 14, 2024). In connection with the special meeting, holders of 1,581,733 public shares of BLAC Common Stock elected to redeem such shares, representing approximately 46% of the outstanding public shares of BLAC Common Stock as of May 8, 2024, for a per share redemption price of approximately $10.78, resulting in an aggregate reduction of the amount in the Trust Account by $17,045,763.24, representing approximately 45% of the total amount in the Trust Account.

On November 12, 2024, at the annual meeting of the BLAC stockholders, BLAC stockholers approved an amendment to BLAC’s Amended and Retated Certificate of Incorporation (amended as described in the prior to paragraphs) extending the period of time in which BLAC must complete its initial business combination to February 14, 2025 (from November 14, 2024). In connection with the annual meeting, holders of 1,721,469 public shares of BLAC Common Stock elected to redeem such shares, representing approximately 91% of the outstanding public shares of BLAC Common Stock as of November 8, 2024, for a per share redemption price of approximately $11.15, resulting in an aggregate reduction of the amount in the Trust Account by $19,186,266, representing approximately 91% of the total amount in the Trust Account.

BLAC cannot guarantee that it will be able to complete the Business Combination within the time period given by its Amended and Restated Certificate of Incorporation (amended as described in the prior paragraphs), or the amount of redemptions that may occur in connection with an amendment to its Amended and Restated Certificate of Incorporation to further extend the date by which BLAC must complete its initial business combination.

The fairness opinion obtained by the BLAC M&A Committee will not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion.

Choloc has provided a fairness opinion to the BLAC M&A Committee stating that, as of the date of such opinion, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken, the Business Combination is fair, from a financial point of view, to the BLAC stockholders.

The BLAC M&A Committee has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus from Choloc, and the BLAC M&A Committee does not expect to receive an updated fairness opinion prior to the completion of the Business Combination. The opinion does not reflect changes, circumstances, developments or events that may have occurred or may occur after the date of the opinion, including changes in the operations and prospects of BLAC or OSR Holdings, regulatory or legal changes, general market and economic conditions and other factors that may be beyond the control of BLAC and OSR Holdings and on which the fairness opinion was based, and that may alter the value of BLAC and OSR Holdings or the price of shares of BLAC Common Stock prior to consummation of the Business Combination. The fairness opinion also relies upon a valuation of RMC done in January 2023 and does not reflect any changes, circumstances, developments or events that may have occurred or may occur after the date of that valuation. The value of the shares of BLAC Common Stock has fluctuated since and could be materially different from its value as of, the date of Choloc’s opinion, and Choloc’s opinion does not address the prices at which the shares of BLAC Common Stock or other securities or financial instruments of or relating to BLAC may trade. The opinion does not speak as of the time the Business Combination will be completed or as of any date other than the date of such opinion. BLAC does not anticipate asking Choloc to update Choloc’s opinion, and Choloc does not have an obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events that may have occurred or may occur after the date of the opinion. The written opinion of Choloc is attached as Annex I to this proxy statement/prospectus and is incorporated by reference herein.

BLAC may not have sufficient funds to consummate the Business Combination.

As of September 30, 2024, BLAC had approximately $12,236 available to it outside the Trust Account to fund its working capital requirements. If BLAC is required to seek additional capital, it would need to borrow funds from the Sponsor, its management team or other third parties to operate or it may be forced to liquidate. None of such persons is under any obligation to advance funds to BLAC in such circumstances. Any such advances would be repaid only from funds held outside the Trust Account or from funds released to BLAC upon completion of the Business Combination. BLAC does not currently expect that the amount of working capital held outside the Trust Account will be sufficient to repay all or any portion of such loaned amounts in the event the Business Combination or another business combination is not consummated. If BLAC is unable to consummate the Business Combination because it does not have sufficient funds available, BLAC will be forced to cease operations and liquidate the Trust Account. Consequently, holders of shares of BLAC Common Stock may receive less than $10.175 per share and their warrants and rights will expire worthless.

If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.

The completion of the Business Combination is subject to a number of conditions. The completion of the Business Combination is not assured and is subject to risks. Even if the Business Combination is approved by the stockholders of BLAC, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “The Business Combination Agreement — General — Conditions to Closing the Business Combination.” BLAC and OSR Holdings may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause OSR Holdings and BLAC to each lose some or all of the intended benefits of the Business Combination.

BLAC may waive one or more of the conditions to the Business Combination without resoliciting stockholder approval for the Business Combination.

If the Business Combination is approved by stockholders, BLAC may agree to waive, in whole or in part, some of the conditions to its obligations to complete the Business Combination, to the extent permitted by applicable laws. The BLAC Board will evaluate the materiality of any waiver to determine whether amendment of this proxy statement/prospectus and resolicitation of proxies is warranted. In some instances, if the BLAC Board determines that a waiver is not sufficiently material to warrant resolicitation of stockholders, BLAC has the discretion to complete the Business Combination without seeking further stockholder approval. For example, it is a condition to BLAC’s obligations to close the Business Combination that there be no applicable law and no injunction or other order restraining or imposing any condition on the consummation of the Business Combination; however, if the BLAC Board determines that any such order or injunction is not material to the business of OSR Holdings, then the BLAC Board may elect to waive that condition without seeking further stockholder approval and close the Business Combination.

BLAC’s principal stockholders and management own a significant percentage of BLAC Common Stock and are able to exert significant control over matters subject to stockholder approval.

Our executive officers, directors and their affiliates and our principal stockholders beneficially hold, in the aggregate, approximately 92.9% of the outstanding shares of BLAC Common Stock. These stockholders, acting together, would be able to significantly influence all matters requiring stockholder approval, including the proposals presented at the BLAC Stockholders’ Meeting. For example, these stockholders would be able to significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that stockholders may feel are in their best interests.

BLAC and OSR Holdings will incur significant transaction costs in connection with transactions contemplated by the Business Combination Agreement.

BLAC and OSR Holdings will incur significant transaction costs in connection with the Business Combination. If the Business Combination is not consummated, BLAC may not have sufficient funds to seek an alternative initial business combination and may be forced to dissolve and liquidate. OSR Holdings may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, provided that if the Closing occurs, New OSR Holdings will bear and pay at or promptly after Closing all transaction expenses.

The aggregate transaction expenses for BLAC and OSR Holdings as a result of the Business Combination are expected to be approximately $6,000,000. The per-share amount distributed to BLAC public stockholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares of BLAC Common Stock held by non-redeeming BLAC public stockholders will reflect New OSR Holdings’ obligation to pay the transaction expenses. The aggregate transaction expenses on a per share basis are approximately $0.30, $0.30, and $0.30 under the 0% redemption, 50% redemption, and 100% redemption scenarios, respectively.

The Business Combination may be completed even though material adverse effects may result from the announcement of the Business Combination, industry-wide changes and other causes.

In general, either BLAC or OSR Holdings may refuse to complete the Business Combination if there is a material adverse effect affecting the other party between November 16, 2023 (the date of the initial Business Combination Agreement), and the planned closing. However, certain types of changes do not permit either party to refuse to consummate the Business Combination, even if such change could be said to have a material adverse effect on OSR Holdings or BLAC, including, but not limited to the following events (except, in certain cases where the change has a disproportionate effect on a party):

•        any change or proposed change in or change in the interpretation of any applicable laws or GAAP;

•        events or conditions generally affecting the industries or geographic areas in which the parties operate;

•        any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets);

•        acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions;

•        any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God;

•        any actions taken or not taken by the parties as required by the Business Combination Agreement or any ancillary agreement to the Business Combination Agreement;

•        any effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination or any of the other transactions contemplated by the Business Combination Agreement; or

•        any actions taken, or failures to take action, or such other changes or events; in each case, which either party has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement.

Furthermore, BLAC or OSR Holdings may waive the occurrence of a material adverse effect affecting the other party. If a material adverse effect occurs and the parties still consummate the Business Combination, the market trading price of the shares of New OSR Holdings Common Stock and warrants may suffer.

Delays in completing the Business Combination may substantially reduce the expected benefits of the Business Combination.

Satisfying the conditions to, and completion of, the Business Combination may take longer than, and could cost more than, BLAC expects. Any delay in completing or any additional conditions imposed in order to complete the Business Combination may materially adversely affect the benefits that BLAC expects to achieve from the Business Combination. If the Business Combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), BLAC will need to amend the Current Charter to extend its deadline to complete a business combination.

During the pendency of the Business Combination, BLAC will be subject to certain restrictions in the Business Combination Agreement.

Covenants in the Business Combination Agreement impede the ability of BLAC to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, BLAC may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, BLAC may not, other than pursuant to the PIPE Subscription Agreements, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of BLAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of BLAC, or enter into any agreement or commitment to do any of the foregoing. These provisions may prevent BLAC from negotiating or entering into an agreement for a business combination with another party while the Business Combination Agreement is in effect. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.

BLAC will not have any right to make damage claims against OSR Holdings’ investors for the breach of any representation, warranty or covenant made by OSR Holdings in the Business Combination Agreement. OSR Holdings will not have any right to make damage claims against BLAC’s investors for the breach of any representation, warranty or covenant made by BLAC in the Business Combination Agreement.

The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, BLAC will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by OSR Holdings at the time of the Business Combination. Further, OSR Holdings will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by BLAC at the time of the Business Combination.

A 1% U.S. federal excise tax may be imposed on BLAC in connection with our redemptions of shares in connection with an initial business combination or other stockholder vote pursuant to which stockholders would have a right to submit their shares for redemption (a “Redemption Event”).

Pursuant to the Inflation Reduction Act of 2022 (the “IRA”), which commenced in 2023, a 1% U.S. federal excise tax is imposed on certain repurchases (including redemptions) of stock by publicly traded domestic (i.e., U.S.) corporations and certain domestic subsidiaries of publicly traded foreign corporations. The excise tax is imposed on the repurchasing corporation and not on its stockholders. The amount of the excise tax is equal to 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. The U.S. Department of the Treasury (the “Treasury Department”) has authority to promulgate regulations and provide other guidance regarding the excise tax. Under U.S. Internal Revenue Service guidance, liquidating distributions made by publicly traded domestic corporations are exempt from the excise tax. In addition, any redemptions that occur in the same taxable year as a liquidation is completed will also be exempt from such tax. Accordingly, redemptions of BLAC’s public shares in connection with the Special Meeting may subject us to the excise tax, unless one of the two exceptions above apply.

If the outside deadline for us to complete an initial business combination (currently February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents)) is extended, our public stockholders will have the right to require us to redeem their public shares. Any redemption or other repurchase may be subject to the excise tax. The extent to which we would be subject to the excise tax in connection with a Redemption Event would depend on a number of factors, including: (i) the fair market value of the redemptions and repurchases in connection with the Redemption Event, (ii) the nature and amount of any “PIPE” or other equity issuances in connection with an initial business combination (or otherwise issued not in connection with the Redemption Event but issued within the same taxable year of an initial business combination), (iii) if BLAC fails to timely consummate an initial business combination and liquidates in a taxable year following a Redemption Event and (iv) the content of any proposed or final regulations and other guidance from the Treasury Department. In addition, because the excise tax would be payable by BLAC and not by the redeeming public stockholders, the mechanics of any required payment of the excise tax remains to be determined. Any excise tax payable by BLAC in connection with a Redemption Event may cause a reduction in the cash available to BLAC to complete an initial business combination and could affect BLAC’s ability to complete an initial business combination; however, BLAC will not use the funds held in the Trust Account and any additional amounts deposited into the Trust Account, as well as interest earned thereon, to pay the excise tax.

BLAC may complete the Business Combination, even if BLAC public stockholders exercise their redemption rights with respect to a large number of public shares of BLAC Common Stock.

At the time of entering into the Business Combination Agreement, BLAC did not know how many public stockholders may exercise their redemption rights, and therefore, BLAC structured the transaction based on BLAC’s expectations as to the number of public shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things (a) the accuracy of OSR Holdings’ and BLAC’s representations and warranties made in the Business Combination Agreement; (b) the absence of any law or order by any governmental authority enjoining or prohibiting the consummation of the Business Combination or the other transactions contemplated by the Business Combination Agreement; and (c) the Form S-4 registration statement of which this proxy statement/prospectus is a part, being declared effective and no stop order suspending the effectiveness of the Form S-4 registration statement having been issued and no proceedings for that purpose having been initiated by the SEC that have not been withdrawn. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see the section titled “The Business Combination Agreement — General — Conditions to Closing the Business Combination.”

BLAC is requiring stockholders who wish to redeem their public shares of BLAC Common Stock in connection with the proposed Business Combination to comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline for exercising such rights.

BLAC is requiring public stockholders who wish to redeem their public shares of BLAC Common Stock to either tender their certificates to Continental or to deliver their BLAC Common Stock electronically using the DTC’s DWAC (Deposit/Withdrawal At Custodian) System at least two business days before the vote at the special meeting. In order to obtain a physical certificate, a public stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is BLAC’s understanding that public stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because BLAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While BLAC has been advised that it takes a short time to deliver BLAC Common Stock through the DWAC System, BLAC cannot assure you of this fact. Accordingly, if it takes longer than BLAC anticipates for stockholders to deliver their BLAC Common Stock, public stockholders who wish to redeem may be unable to meet the deadline for exercising their redemption rights and thus may be unable to redeem their public shares of BLAC Common Stock.

Moreover, this proxy statement/prospectus describes various other procedures that must be complied with in order for a public stockholder to validly demand that BLAC redeem its public shares of BLAC Common Stock. In the event that a public stockholder fails to comply with these procedures, its public shares may not be redeemed.

BLAC will require its public stockholders who wish to redeem their public shares of BLAC Common Stock in connection with the Business Combination to comply with specific requirements for redemption described above, and such redeeming stockholders may be unable to sell their securities when they wish to in the event that the Business Combination is not approved or is not consummated.

If BLAC requires public stockholders who wish to demand that BLAC redeem their public shares of BLAC Common Stock in connection with the proposed Business Combination to comply with specific requirements for redemption as described above and the Business Combination is not approved or is not consummated, BLAC will promptly return such share to its public stockholders. Accordingly, public stockholders who attempted to redeem their public shares of BLAC Common Stock in such a circumstance will be unable to sell their securities after the failed acquisition until BLAC has returned their securities to them. The market price of BLAC Common Stock may decline during this time and you may not be able to sell your securities when you wish to, even while other stockholders that did not demand that BLAC redeem their public shares may be able to sell their securities.

If, before distributing the proceeds in the Trust Account to the public stockholders, BLAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against BLAC that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of BLAC investors and the per-share amount that would otherwise be received by BLAC investors in connection with BLAC’s liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to public stockholders, BLAC files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against BLAC that is not dismissed, the funds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in BLAC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of BLAC’s public stockholders. To the extent any bankruptcy claims deplete the funds held in the Trust Account, the per-share amount that would otherwise be received by BLAC’s public stockholders upon the redemption of their public shares in connection with BLAC’s liquidation may be reduced.

There is no guarantee that a BLAC public stockholder’s decision to redeem its public shares for a pro rata portion of funds held in the Trust Account will put the stockholder in a better future economic position.

BLAC can give no assurance as to the price at which a BLAC public stockholder may be able to sell the shares of New OSR Holdings Common Stock in the future following the completion of the Business Combination or sell shares of BLAC Common Stock following the completion of any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in the stock price of BLAC Common Stock (or New OSR Holdings Common Stock in the case of the Business Combination), and may result in a lower value realized now than a public stockholder might realize in the future had the stockholder not elected to have BLAC redeem its public shares. Similarly, if a BLAC public stockholder does not elect to have BLAC redeem its public shares, the stockholder will bear the risk of ownership of New OSR Holdings Common Stock after the consummation of the Business Combination, and there can be no assurance that a stockholder will be able sell its shares of New OSR Holdings Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A BLAC public stockholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

BLAC’s Initial Stockholders have agreed to vote their shares in favor of the Business Combination, regardless of how BLAC’s Public Stockholders vote.

The Business Combination Proposal requires the approval of the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at the special meeting. In connection with the Business Combination, the holders of BLAC’s Common Stock issued prior to the IPO and in the private placement including the Sponsor, and those who received BLAC Common Stock and BLAC Warrants from the Sponsor, including David J. Yoo, BLAC’s Chief Financial Officer, Jin Whan Park, a current director of BLAC, and Steven Reed, In Chul Chung, Radclyffe Roberts, and Hosun Euh, former directors of BLAC, have agreed to vote those shares in favor of the Business Combination. Those shares of BLAC Common Stock referred to in the prior sentence constitute, collectively, approximately 92.9% of the issued and outstanding shares of BLAC Common Stock as of [•], 2025.

Accordingly, BLAC will not need the affirmative vote of any shares of BLAC Common Stock held by public stockholders (assuming only a quorum is present at the BLAC Stockholders’ Meeting) to approve the Business Combination. Each of Dr. Reed, Dr. Roberts, Dr. Chung, Mr. Euh, Mr. Park and Mr. Yoo obtained their shares in exchange for their services provided as directors or executive officers of BLAC and were not provided with any other consideration for their agreement to vote their shares in favor of the Business Combination.

If the Adjournment Proposal is not approved and either an insufficient number of votes have been obtained to approve the Condition Precedent Proposals or the Minimum Available Cash Condition has not been waived by OSR Holdings, the BLAC Board may not have the ability to adjourn the BLAC Stockholders’ Meeting to a later date and, therefore, the necessary approvals may not be obtained, and, therefore, the Business Combination may not be consummated.

The Adjournment Proposal, if presented to and adopted by BLAC stockholders, will allow the BLAC Board to adjourn the BLAC Stockholders’ Meeting to a later date or dates if an insufficient number of votes have been obtained to approve the Condition Precedent Proposals or the Minimum Available Cash Condition has not been waived by OSR Holdings. If the Adjournment Proposal is presented to but is not approved by the BLAC stockholders, the BLAC Board may not be able to adjourn the BLAC Stockholders’ Meeting to a later date in the event that an insufficient number of votes have been obtained to approve the Condition Precedent Proposals. In such event, BLAC may not be able to obtain the requisite shareholder approvals, and the Business Combination may not be consummated. As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination.

The Sponsor and its affiliates may enter into agreements concerning BLAC’s securities prior to the special meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of BLAC Common Stock.

At any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding BLAC or its securities, the Sponsor and its affiliates may enter into a written plan to purchase BLAC’s securities pursuant to Rule 10b5-1 under the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding BLAC or its securities, the Sponsor and its affiliates may (a) purchase shares of BLAC Common Stock from institutional and other investors, (b) execute agreements to purchase such shares from institutional and other investors in the future, and/or (c) enter into transactions with institutional and other stockholders to provide such persons with incentives to acquire BLAC Common Stock. Such an agreement may include a contractual acknowledgement that such stockholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or its affiliates purchase shares of BLAC Common Stock in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling public stockholders would be required to revoke their prior elections to redeem their public shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares owned by the Sponsor for nominal value to such investors or holders. Any BLAC Common Stock acquired by the persons described above would not be voted in connection with the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional financing to New OSR Holdings following the closing of the Business Combination; however, pursuant to SEC guidance, BLAC’s Sponsor or its affiliates, as applicable, may not vote such purchased shares in favor of approving the Business Combination. This may result in the completion of BLAC’s initial business combination that may not otherwise have been possible.

Entering into any such incentive arrangements may have a depressive effect on BLAC Common Stock. For example, as a result of these arrangements, a stockholder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the special meeting.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such stockholder. BLAC will file a Current Report on Form 8-K prior to the special meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (a) the amount of BLAC Common Stock purchased and the purchase price; (b) the purpose of such purchases; (c) the impact of such purchases on the likelihood that the

Business Combination will be approved; (d) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (e) the number of public shares of BLAC Common Stock for which BLAC has received redemption requests.

See “The Business Combination — Potential Actions to Secure Requisite Stockholder Approvals” for a description of how the BLAC Sponsor or any of its affiliates may effectuate such purchases in compliance with applicable law and SEC guidance, including the selection of stockholders to purchase securities from in any private transaction.

We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as CFIUS, and ultimately prohibited.

BLAC’s Sponsor is controlled by and has substantial ties with non-U.S. persons who are nationals of South Korea. CFIUS is an interagency committee chaired by the Treasury Department that is authorized to review certain “covered transactions,” which include direct and indirect control acquisitions of and certain non-control investments in U.S. businesses by foreign persons, in order to determine whether such covered transactions threaten to impair the national security of the United States. If CFIUS determines that a covered transaction threatens to impair U.S. national security, it has the authority to undertake mitigation measures including recommending that the President prohibit the transaction or require divestment by the foreign person if the transaction has been completed. The potential for CFIUS review of a covered transaction depends on a number of factors including the nature and structure of the transaction, the operations of the U.S. business including whether the business is a “TID U.S. business” as defined in 31 C.F.R. § 800.248, and the foreign persons involved in the transaction including their nationality, intermediate and ultimate shareholders, and operations elsewhere globally. CFIUS has the discretion to initiate review of a covered transaction. Parties to a covered transaction may submit a notice voluntarily to CFIUS to request clearance, which is a safe harbor against future review of that same transaction. Certain covered transactions involving a TID U.S. business, however, may be subject to a mandatory notice requirement.

Because we may be considered a foreign person, under CFIUS regulations, an initial proposed business combination may fall within the scope of a covered transaction and be subject to CFIUS review jurisdiction. If so, we may be required to make a mandatory filing or, if no mandatory filing is required, we may decide to submit a voluntary notice to CFIUS or proceed with the initial business combination without notifying CFIUS and risk CFIUS intervention before or after closing the initial business combination. CFIUS may decide to block or delay our initial business combination, impose conditions to mitigate national security concerns with respect to such initial business combination, or order us to divest all or a portion of a U.S. business of the Combined Company if we had proceeded without first obtaining CFIUS clearance. The potential impact of CFIUS may limit the attractiveness of a transaction with us or prevent us from pursuing certain initial business combination opportunities that we believe would otherwise be beneficial to us and our stockholders. As a result, the pool of potential targets with which we could complete an initial business combination may be limited and we may be adversely affected in terms of competing with other special purpose acquisition companies that do not have similar foreign ownership issues.

Moreover, the process of review by CFIUS may be lengthy. Because we have only a limited time to complete our initial business combination, our failure to obtain required approvals within the requisite time period may require us to liquidate. If we liquidate, BLAC’s warrants and rights would expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in the Combined Company.

If BLAC is deemed to be an investment company under Section 3(a)(1)(A) of the Investment Company Act of 1940 (the “Investment Company Act”), BLAC’s activities would be severely restricted.

The funds in the Trust Account have, since our IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act, and BLAC may be deemed to be an investment company. The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that BLAC may be considered an unregistered investment company under Section 3(a)(1)(A) of the Investment Company Act, in which case we may be required to liquidate the Company. The risk of being deemed subject to the Investment Company Act may increase the longer BLAC holds securities, and also may increase to the extent the funds in the Trust Account are not held in cash. Accordingly, BLAC may determine, in our discretion, to transfer the investments held in the Trust Account at any time and instead hold all funds in the Trust Account in interest-bearing accounts, which would further reduce the dollar amount our public stockholders would receive upon any redemption or liquidation of BLAC.

If BLAC is deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, BLAC would be subject to burdensome compliance requirements. BLAC does not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if BLAC is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, BLAC would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless BLAC is able to modify its activities so that BLAC would not be deemed an investment company, we may abandon our efforts to complete an initial business combination and instead liquidate BLAC. If BLAC is required to liquidate, our stockholders will miss the opportunity to benefit from an investment in a target company and the appreciation in value of such investment through an initial business combination. Additionally, if BLAC is required to liquidate, there will be no redemption rights or liquidating distributions with respect to BLAC’s Warrants and Rights, which will expire worthless in the event of BLAC’s winding up.

BLAC may be subject to tax liability if OSR Holdings fails to pay its local taxes.

Under the Framework Act on National Taxes, if OSR Holdings is unable to meet its national tax obligations with its assets, we will be subject to the secondary tax liability for any taxes accrued during the period we hold our shares in OSR Holdings. Under the Local Tax Act (of Korea), we may also be subject to the secondary tax liability if OSR Holdings fails to pay its local taxes. The secondary tax liability is equal to the amount of unpaid taxes multiplied by our shareholding ratio of OSR Holdings. There is no assurance that we will not be subject to such tax liabilities or that OSR Holdings will have sufficient cash flow to cover such potential tax liabilities.

In addition, as of June 30, 2024, OSR Holdings has deferred tax liabilities of approximately $30,292,435, resulting from the differences between book and tax basis for assets acquired or created during previous business combinations as a result of purchase price allocation for accounting purposes, which will be due if and only when certain taxable events occur in the future which will reverse or eliminate such basis difference (i.e., sales of subsidiaries).

Risks Related to New OSR Holdings Securities

The price of New OSR Holdings’ Common Stock and warrants may be volatile.

The price of New OSR Holdings’ Common Stock and warrants may fluctuate due to a variety of factors, including:

•        actual or anticipated fluctuations in its quarterly and annual results and those of other public companies in the same or similar industry;

•        mergers and strategic alliances in the industry in which it operates;

•        market prices and conditions in the industry in which it operates;

•        changes in government regulation;

•        potential or actual military conflicts or acts of terrorism;

•        the failure of securities analysts to publish research about New OSR Holdings, or shortfalls in its operating results compared to levels forecasts by securities analysts;

•        announcements concerning New OSR Holdings or its competitors; and

•        the general state of the securities markets.

These market and industry factors may materially reduce the market price of New OSR Holdings’ Common Stock and warrants, regardless of its operating performance.

Following the Business Combination, New OSR Holdings will be a controlled company within the meaning of the Nasdaq Listing Rules and, as a result, will qualify for, and may rely on, exemptions from certain corporate governance requirements. Stockholders of New OSR Holdings may not have the same protection afforded to stockholders of companies that are subject to such governance requirements.

After the Business Combination, Kuk Hyoun Hwang, BLAC’s Chief Executive Officer will control a majority of the voting power of the outstanding shares of New OSR Holdings Common Stock. As a result, New OSR Holdings will be a “controlled company” within the meaning of the corporate governance standards of Nasdaq. Under these corporate governance standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements. For example, controlled companies:

•        are not required to have a board that is composed of a majority of “independent directors” as defined under the Nasdaq listing rules;

•        are not required to have a compensation committee that is composed entirely of independent directors or have a written charter addressing the committee’s purpose and responsibilities; and

•        are not required to have director nominations be made, or recommended to the full board of directors, by its independent directors or by a nominating and corporate governance committee that is composed entirely of independent directors, and to adopt a written charter or a board resolution addressing the nominations process.

While New OSR Holdings does not initially intend to rely on these exemptions, New OSR Holdings may opt to utilize these exemptions in the future as long as it remains a controlled company. Accordingly, New OSR Holdings stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of Nasdaq.

If New OSR Holdings ceases to be a “controlled company” in the future, it will be required to comply with the Nasdaq Listing Rules, which may require replacing a number of its directors and may require development of certain other governance-related policies and practices. These and any other actions necessary to achieve compliance with such rules may increase New OSR Holdings’ legal and administrative costs, will make some activities more difficult, time-consuming, and costly and may also place additional strain on New OSR Holdings’ personnel, systems and resources.

An active, liquid trading market for New OSR Holdings Common Stock and warrants may not develop, which may limit your ability to sell such common stock and warrants.

Although we will apply to list New OSR Holdings Common Stock and warrants on Nasdaq upon the Effective Time under the ticker symbols “OSRH” and “OSRHW”, respectively, an active trading market for New OSR Holdings Common Stock and warrants may never develop or be sustained following the consummation of the Business Combination. A public trading market having the desirable characteristics of depth, liquidity and orderliness depends upon the existence of willing buyers and sellers at any given time, such existence being dependent upon the individual decisions of buyers and sellers over which neither we nor any market maker has control. The failure of an active and liquid trading market to develop and continue would likely have a material adverse effect on the value of the New OSR Holdings Common Stock and warrants. An inactive market may also impair our ability to raise capital to continue to fund operations by issuing New OSR Holdings Common Stock and warrants.

In addition, the price of New OSR Holdings securities after the Business Combination can vary due to general economic conditions and forecasts, its general business condition and the release of its financial reports. Additionally, if its securities are not listed on, or becomes delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of its securities may be more limited than if it were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

BLAC public stockholders who do not demand that BLAC redeem their public shares of BLAC Common Stock will experience immediate and material dilution upon closing of the Business Combination.

Upon the completion of the Business Combination, BLAC stockholders who do not elect to have BLAC redeem their public shares of BLAC Common Stock will experience immediate and material dilution in their respective percentage of New OSR Holdings upon closing of the Business Combination. The extent of the dilution will depend upon the number of BLAC public stockholders who do elect to have BLAC redeem their public shares, the number of shares of BLAC stock issued or issuable to the PIPE Investors or pursuant to promissory notes (and convertible into New OSR Holdings Common Stock), warrant exercises, conversion of rights into common stock and equity incentives issuable pursuant to the Omnibus Plan. As such, BLAC public stockholders who do not demand that BLAC redeem their public shares of BLAC Common Stock will experience immediate and material dilution upon closing of the Business Combination.

New OSR Holdings does not intend to pay dividends on its common stock so any returns will be limited to the value of our stock.

New OSR Holdings currently anticipates that it will retain future earnings for the development, operation and expansion of New OSR Holdings’ business and does not anticipate declaring or paying any cash dividends for the foreseeable future. Furthermore, future debt or other financing arrangements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on New OSR Holdings’ Common Stock. Any return to stockholders will therefore be limited to the appreciation of their stock.

BLAC’s current stockholders will have a reduced ownership and voting interest in New OSR Holdings after the Business Combination and will exercise less influence over management of New OSR Holdings and its business.

Upon the issuance of the shares of BLAC Common Stock to OSR Holdings Stockholders, current BLAC stockholders’ percentage ownership will be diluted. Assuming no remaining public stockholders exercise their redemption rights, and excluding the shares owned by BLAC’s sponsor, directors, officers and their respective affiliates, current BLAC public stockholders’ percentage ownership in New OSR Holdings immediately after Closing and following the issuance of shares of BLAC Common Stock to New OSR Holdings stockholders would be 4.79%. Assuming 50% of public shares of BLAC Common Stock that could be demanded to be redeemed is redeemed in connection with the Business Combination, and excluding the shares owned by BLAC’s sponsor, directors, officers and their respective affiliates, current BLAC public stockholders’ percentage ownership in New OSR Holdings following the issuance of shares of stock to New OSR Holdings stockholders would be 4.35%. Assuming that the maximum number of BLAC Common Stock that could be demanded to be redeemed are redeemed in connection with the Business Combination, and excluding the shares owned by BLAC’s sponsor, directors, officers and their respective affiliates, current BLAC public stockholders’ percentage ownership in New OSR Holdings following the issuance of shares of stock to New OSR Holdings stockholders would be 3.91%.

The percentage of New OSR Holdings Common Stock that will be owned by current BLAC stockholders as a group will vary based on the number of public shares of BLAC Common Stock for which the holders thereof demand redemption in connection with the Business Combination. Because of this, current BLAC public stockholders, as a group, will have less influence on the board of directors, management and policies of New OSR Holdings than they now have on the board of directors, management and policies of BLAC.

Future sales, or the perception of future sales, of New OSR Holdings Common Stock by New OSR Holdings or its stockholders in the public market could cause the market price for New OSR Holdings Common Stock to decline.

The sale of shares of New OSR Holdings Common Stock in the public market, or the perception that such sales could occur, by New OSR Holdings or its stockholders or warrant holders could harm the prevailing market price of shares of New Holdings Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for New OSR Holdings to sell equity securities in the future at a time and at a price that it deems appropriate.

If New OSR Holdings issues additional equity securities or debt securities, those securities offerings may adversely affect the market price of New OSR Holdings Common Stock and warrants to purchase shares of New OSR Holdings Common Stock and may be dilutive to existing stockholders.

In the future, New OSR Holdings is likely to issue additional shares of common stock or issue preferred stock or incur debt. Debt and preferred stock will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that New OSR Holdings issues in the future may have rights, preferences and privileges more favorable than those of New OSR Holdings Common Stock. Because the decision to issue debt or equity in the future will depend on market conditions and other factors beyond New OSR Holdings’ control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of New OSR Holdings Common Stock and warrants to purchase New OSR Holdings Common Stock and be dilutive to existing stockholders.

BLAC granted registration rights to certain stockholders and others and the future exercise of such rights may adversely affect the market price of our common stock.

Pursuant to an agreement entered into in connection with the issuance and sale of the securities in the BLAC IPO, certain of BLAC’s stockholders and their permitted transferees can demand that BLAC register the placement warrants, the placement rights, the shares of common stock issuable upon exercise of the placement warrants, the shares of common stock included in the placement units, and the shares of common stock underlying the placement rights. Additionally, holders of units that may be issued upon conversion of working capital loans can demand that BLAC register the warrants and rights included in such units, the shares of common stock issuable upon exercise of such warrants, the shares of common stock included in such units, and the shares of common stock underlying such rights. New OSR Holdings will bear the cost of registering these securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of New OSR Holdings Common Stock.

The Amended Bylaws require, to the fullest extent permitted by law, that derivative actions brought in our name, as applicable, against their respective directors, officers, other employees or stockholders for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware, which may have the effect of discouraging lawsuits against our directors, officers, other employees or stockholders, as applicable.

The Amended Bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (C) any civil action to interpret, apply or enforce any provision of the DGCL, (D) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Amended Charter or the Amended Bylaws or (E) any action asserting a claim governed by the internal affairs doctrine. In the event, however, that the Court of Chancery of the State of Delaware lacks jurisdiction over any of the foregoing actions, the Amended Bylaws provide that the sole and exclusive forum for such action shall be another state or federal court located in the State of Delaware, subject to such court having personal jurisdiction over the indispensable parties named as defendants. The Amended Bylaws expressly provide that the foregoing provisions do not apply to the resolution of any complaint asserting a cause of action under the Securities Act.

The Amended Bylaws also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The Amended Bylaws expressly provide that the foregoing provisions do not apply to any action asserting a claim arising under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Delaware forum provision and the federal forum provision described above may impose additional litigation costs on stockholders who assert that such provision is not enforceable and may impose more general additional litigation costs in pursuing claims subject to such, particularly if the stockholders do not reside in or near the State of Delaware or the United States District Courts. In addition, these forum selection clauses in the Amended

Bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and employees even though an action, if successful, might benefit our stockholders. If the federal forum provision is found to be unenforceable, we may incur additional costs associated with resolving such matters. The federal forum provision may also impose additional litigation costs on stockholders who assert the provision is not enforceable or invalid. The Court of Chancery of the State of Delaware and the United States District Courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments may be more or less favorable to us than our stockholders.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, both state and federal courts have jurisdiction to entertain such claims. As noted above, the Amended Bylaws provides that the United States District Court will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. While the Delaware Supreme Court ruled in March 2020 that federal forum selection provisions purporting to require claims under the Securities Act be brought in federal court were “facially valid” under Delaware law, there is uncertainty as to whether other courts will enforce the federal forum provision in the Amended Bylaws. Investors also cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

Anti-takeover provisions contained in the New OSR Holdings Charter and the New OSR Holdings Bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

The Amended Charter and the Amended Bylaws contain provisions that could delay or prevent a change of control of our company or changes in our board of directors that our stockholders might consider favorable. Some of these provisions include:

•        a requirement that special meetings of stockholders be called only by the chairperson of the board of directors, the chief executive officer, or by the directors entitled to cast a majority of the votes of the whole board of directors;

•        advance notice requirements for stockholder proposals and nominations for election to our board of directors; and

•        the authority of the board of directors to issue preferred stock on terms determined by the board of directors without stockholder approval and which preferred stock may include rights superior to the rights of the holders of common stock.

These anti-takeover provisions and other provisions in the New OSR Holdings Charter and the New OSR Holdings Bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or delay or impede a merger, tender offer or proxy contest involving New OSR Holdings. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause New OSR Holdings to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in New OSR Holdings’ board of directors could cause the market price of our common stock to decline.

In addition, because we are incorporated in Delaware and our certificate of incorporation has not opted out of the application of Section 203 of the DGCL, we are governed by the provisions of Section 203 of the DGCL.

In general, Section 203 of the DGCL prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time such stockholder becomes an interested stockholder, unless the business combination is approved in one of the manners described below. A “business combination” includes, among other things, certain mergers, asset or stock sales or other transactions together resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s outstanding voting stock. Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•        before the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•        at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66⅔% of the outstanding voting stock which is not owned by the interested stockholder.

Under certain circumstances, Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with the corporation for a three-year period. This provision may encourage persons interested in acquiring New OSR Holdings to negotiate in advance with the board of directors of New OSR Holdings. Section 203 of the DGCL also may have the effect of preventing changes in the New OSR Holdings board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about New OSR Holdings, its business, or its market, or if they change their recommendations regarding New OSR Holdings securities adversely, then the price and trading volume of New OSR Holdings securities could decline.

The trading market for New OSR Holdings securities will be influenced by the research and reports that industry or securities analysts may publish about New OSR Holdings, its business, its market, or its competitors. Securities and industry analysts may never publish research on New OSR Holdings. If no securities or industry analysts commence coverage of New OSR Holdings, the securities price and trading volume would likely be negatively impacted. If any of the analysts who may cover New OSR Holdings change their recommendation regarding New OSR Holdings securities adversely, or provide more favorable relative recommendations about New OSR Holdings’ competitors, the price of New OSR Holdings’ securities would likely decline. If any analyst who may cover BLAC were to cease coverage of New OSR Holdings or fail to regularly publish reports on it, New OSR Holdings could lose visibility in the financial markets, which could cause New OSR Holdings’ securities price or trading volume to decline.

There can be no assurance that New OSR Holdings will be able to comply with the continued listing standards of Nasdaq. New OSR Holdings failure to meet the continued listing requirements of Nasdaq could result in a delisting of New OSR Holdings Common Stock and warrants.

New OSR Holdings has applied for listing, to be effective at the time of the Business Combination, of New OSR Holdings Common Stock and warrants on Nasdaq under the proposed symbols “OSRH” and “OSRHW,” respectively. New OSR Holdings’ eligibility for listing on Nasdaq depends on its ability to comply with Nasdaq’s continued listing standards, including requirements relating to the trading price and trading volume of its securities, and other corporate governance requirements. If New OSR Holdings is not able to comply with the continued listing standards of Nasdaq, New OSR Holdings and its stockholders could face significant material adverse consequences including, but not limited to:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for New OSR Holdings securities;

•        a determination that New OSR Holdings Common Stock is a “penny stock,” which will require brokers trading in New OSR Holdings Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for New OSR Holdings Common Stock;

•        a limited amount of or no analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” As long as New OSR Holdings’ Common Stock and warrants are listed on Nasdaq, they will be considered covered securities. If the New OSR Holdings’ securities were no longer listed on Nasdaq, the securities would not be covered securities and would therefore be subject to regulation in each state in which the New OSR Holdings offers its securities.

If, after listing, the New OSR Holdings fails to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist the New OSR Holdings’ securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, and no assurance can be provided that any action taken to restore compliance with listing requirements would allow the securities to become listed again, stabilize the market price or improve the liquidity of its securities, prevent its securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if the New OSR Holdings’ securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on any of the markets offered by OTC Markets Group Inc., the liquidity and price of these securities may be more limited than if they were quoted or listed on Nasdaq or another national securities exchange. New OSR Holdings securityholders may be unable to sell their securities unless a market can be established or sustained.

On February 15, 2024, BLAC received a written notice (the “Notice”) from the Nasdaq Listing Qualifications Department indicating that BLAC was not in compliance with Nasdaq Listing Rule 5550(a)(3), which requires BLAC to have at least 300 public holders for continued listing on the Nasdaq Capital Market (the “Minimum Public Holders Rule”). The Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of BLAC’s securities on the Nasdaq Capital Market. BLAC submitted a plan to regain compliance with the Minimum Public Holders Rule to Nasdaq on April 1, 2024. On April 17, 2024, BLAC received written notice from Nasdaq granting an extension to August 13, 2024 to regain compliance with the Minimum Public Holders Rule (the “Compliance Period”). On August 20, 2024, BLAC received written notice (the “Second Notice”) from Nasdaq stating that BLAC had not regained compliance with the Minimum Public Holders Rule within the Compliance Period. In accordance with the Second Notice, BLAC timely requested a hearing before the Hearings Panel (the “Panel”) which automatically stayed any suspension or delisting action of BLAC’s securities and was held on October 1, 2024. On October 4, 2024, the Panel granted BLAC’s request for continued listing on the Nasdaq, subject to the requirement that on or before February 17, 2025, BLAC shall demonstrate compliance with Listing Rule 5505, and that during the exception period, BLAC shall provide prompt notification of any significant events that occur during this time that may affect BLAC’s compliance with Nasdaq requirements. If BLAC does not demonstrate compliance with Listing Rule 5505 by February 17, 2025, it is likely that BLAC’s securities will be delisted from Nasdaq.

We anticipate that New OSR Holdings will qualify as an “emerging growth company” as well as a “smaller reporting company” within the meaning of the Securities Act, and if New OSR Holdings takes advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make its securities less attractive to investors and may make it more difficult to compare its performance with other public companies.

We anticipate New OSR Holdings will qualify as an “emerging growth company” within the meaning of Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, New OSR Holdings may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including, but not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, New OSR Holdings stockholders may not have access to certain information they may deem important. New OSR Holdings would remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of New OSR Holdings Common Stock that is held by non-affiliates exceeds $700,000,000 as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which New OSR Holdings has total annual gross revenue of $1,235,000,000 or more during such fiscal year (as indexed for inflation), (iii) the date on which New OSR Holdings has issued more than $1,000,000,000 in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of BLAC Common Stock, as defined by the JOBS Act. Investors may find New OSR Holdings’ securities less attractive because it may rely on these exemptions. If some investors find New OSR Holdings’ securities less attractive as a result of its reliance on these exemptions, the trading prices of its securities may be lower than they otherwise would be, there may be a less active trading market for its securities and the trading prices of its securities may be more volatile.

Additionally, we anticipate New OSR Holdings will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K promulgated by the SEC. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. New OSR Holdings will remain a smaller reporting company for so long as the market value of its common stock held by non-affiliates is less than $250,000,000 measured on the last business day of its second fiscal quarter, or its annual revenue is less than $100,000,000 during the most recently completed fiscal year and the market value of its common stock held by non-affiliates is less than $700,000,000 measured on the last business day of its second fiscal quarter. To the extent New OSR Holdings takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.

New OSR Holdings may redeem unexpired public warrants after they become exercisable and prior to their exercise at a time that is disadvantageous to the holders, thereby making your public warrants worthless.

New OSR Holdings has the ability to redeem outstanding public warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of New OSR Holdings Common Stock equals or exceeds $16.50 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date New OSR Holdings give notice of redemption. New OSR Holdings will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares of the common stock issuable upon exercise of such warrants is effective and a current prospectus relating to shares of the common stock is available throughout the 30-day redemption period. If and when the public warrants become redeemable by New OSR Holdings, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding public warrants could force the holders (i) to exercise their public warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so, (ii) to sell their public warrants at the then-current market price when you might otherwise wish to hold your public warrants or (iii) to accept the nominal redemption price which, at the time the outstanding public warrants are called for redemption, is likely to be substantially less than the market value of their public warrants. The value received upon exercise of the public warrants (1) may be less than the value the holders would have received if they had exercised their public warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the public warrants. The fair value of the public warrants that may be retained by redeeming shareholders is $[•] based on recent trading prices, and [•] public warrants held by public shareholders.

The private placement warrants are identical to the public warrants, except that the private placement warrants and the shares of common stock issuable upon the exercise of the private placement warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions, and none of the private placement warrants will be redeemable by New OSR Holdings so long as they are held by their initial purchasers or their permitted transferees.

In the event New OSR Holdings determines to redeem the warrants, holders of our redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that New OSR Holdings elects to redeem all of the redeemable warrants as described above, New OSR Holdings will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by New OSR Holdings not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Accordingly, if a holder fails to actually receive the notice of or otherwise fails to respond on a timely basis, it could lose the benefit of being a holder of a New OSR Holdings public warrant.

The closing price of BLAC’s common stock has not exceeded $16.50 per share for any of the 30 trading days prior to the date of this proxy statement/prospectus.

Risks Related to OSR Holdings Business and Operations

The following risk factors reference the risks and uncertainties relating to the business and operations of OSR Holdings, which, following the closing of the Business Combination, will be the business and operations of New OSR Holdings. References in this section to “we,” “us,” and “our” refer to OSR Holdings prior to the closing of the Business Combination and to New OSR Holdings after closing.

OSR Holdings’ limited operating history, the early stage of its development programs and the inherent uncertainties and risks involved in pharmaceutical product development may make it difficult for it to execute on its business model.

We are a global drug development company with a limited operating history upon which you can evaluate our business and prospects. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, acquiring our portfolio companies, establishing our intellectual property portfolio and performing research and development in support of our product candidates. We have no pharmaceutical product candidates approved for commercial sale and our product candidates have not generated any revenue. Our approach to the discovery and development of product candidates from early stage to drug launch is unproven, and we do not know whether we will be able to develop any products of commercial value. Except for a few clinical stage candidates in our portfolio, most of our other candidates are in the preclinical stages of development and will require additional preclinical studies and future clinical development as well as regulatory review and approval, which may not be granted. Since we are still in preclinical and clinical development, we would need to receive regulatory approvals, gain access to sufficient commercial manufacturing capacity and implement marketing efforts before we could begin generating revenue from product sales or arrange for a third party to do so on our behalf.

OSR Holdings will likely incur significant operating losses for the foreseeable future and may never achieve or maintain profitability.

We have never generated any operating profits and incurred operating losses of KRW 784.6 million and KRW 12.29 billion for years ending 2022 and 2023, respectively, and operating losses of KRW 4.8 billion and 8.8 billion for the six months ending June 30, 2023 and 2024, respectively. We have an accumulated deficit of KRW 21.14 billion as of June 30, 2024. We are likely to continue to incur operating losses in the future. While our RMC subsidiary generated revenues of KRW 4.38 billion and profits of KRW 78.1 million in 2023, and KRW 1.98 billion and KRW 2.42 billion in the six months ending June 30, 2023 and 2024, respectively, none of our other subsidiaries have generated any revenues from product sales because none of their current product candidates have received marketing or other required regulatory approvals anywhere in the world. We may never generate product revenue from the commercial sales of our pharmaceutical product candidates or achieve profitability.

Our business is dependent on the success of our product candidates that we advance into clinical trials and ultimately commercial distribution, which will require managing complex scientific, regulatory, management, sales, licensing and other issues.

Our ability to execute on our business model and generate revenues depends on a number of factors including our ability to:

•        successfully develop new product candidates through our drug development strategy and advance those product candidates into pre-clinical studies and clinical trials;

•        successfully complete ongoing pre-clinical studies and clinical trials and obtain regulatory approvals for our current and future product candidates;

•        attract and retain experienced management and advisory teams;

•        add operational, financial and management information systems and personnel, including personnel to support clinical, pre-clinical manufacturing and planned future commercialization efforts and operations;

•        achieve market acceptance of product candidates in the medical community and with third-party payors and consumers; and

•        maintain, expand and protect our intellectual property portfolio.

If we cannot successfully execute any one of the foregoing, our business may not succeed and the price of our common shares and warrants may be negatively impacted.

If one or more of our product candidates encounters safety or efficacy problems, development delays, regulatory issues or other problems, our development plans and business could be significantly harmed. Before we can generate any revenue from sales of any of our product candidates, we must undergo additional preclinical and clinical development, regulatory review and approval in one or more jurisdictions. In addition, if one or more of our product candidates are approved, we must ensure access to sufficient commercial manufacturing capacity and conduct significant marketing efforts in connection with any commercial launch. These efforts will require substantial investment, and we may not have the financial resources to continue development of our product candidates.

Drug development is a highly speculative business requiring substantial investments that may not ever generate operating cash flow.

Investment in drug development is highly speculative because it entails substantial upfront capital and operating expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors and risks frequently experienced by early-stage drug development companies in rapidly evolving fields.

Our product candidates will require substantial development time — including extensive clinical, and in many cases pre-clinical, research and development — and resources before we would be able to apply for or receive applicable regulatory approvals and begin generating revenue from product sales. Because of the numerous risks and uncertainties associated with drug development, we are unable to predict precisely the timing or amount of increased expenses, or when we will be able to generate any meaningful revenue or achieve or maintain profitability, if ever.

If we obtain regulatory approval for any of our product candidates, we still may never achieve profitability.

If we do successfully obtain regulatory approval to market product candidates, our revenue will be dependent upon, in part and among other things, the size of the markets in the geographic areas for which we gain regulatory approval, the number of competitors in such markets, the accepted price for product candidates and whether we own the commercial rights for those territories. If the indication approved by regulatory authorities is narrower than expected, or the treatment population is narrowed by competition, physician choice or treatment guidelines, we may not generate significant revenue from sales of our product candidates, even if approved (especially for products receiving orphan drug designations). We cannot assure you that we will be profitable even if we successfully commercialize our product candidates.

Even if a product candidate we develop receives regulatory approval, it may fail to achieve the degree of market acceptance by physicians, patients, third-party payors and others in the medical community necessary for commercial success.

Even if a product candidate we own or develop receives regulatory approval, it may nonetheless fail to gain sufficient market acceptance by physicians, patients, third-party payors, such as Medicare and Medicaid programs and managed care organizations, and others in the medical community. In addition, the availability of coverage by third-party payors may be affected by existing and future health care reform measures designed to reduce the cost of health care. If the product candidates we develop do not achieve an adequate level of acceptance, we may not generate significant product revenues and we may not become profitable.

The degree of market acceptance of any product candidate, if approved for commercial sale, will depend on a number of factors, including:

•        the efficacy and potential advantages compared to alternative treatments;

•        the ability to offer our products, if approved, for sale at competitive prices;

•        the convenience and ease of administration compared to alternative treatments;

•        the willingness of the target patient population to try new therapies and of physicians to prescribe these therapies;

•        the price we pay or any of our future collaborators charge for our products;

•        the recommendations with respect to our product candidates in guidelines published by various scientific organizations applicable to us and our product candidates;

•        the strength of marketing and distribution support;

•        the ability to obtain sufficient third-party coverage and adequate reimbursement;

•        the prevalence and severity of any side effects; and

•        the size and effectiveness of our sales, marketing and distribution support.

If government and other third-party payors do not provide coverage and adequate reimbursement levels for any products we commercialize, market acceptance and commercial success would be reduced.

Coverage and reimbursement may be limited or unavailable for our product candidates, if approved, which could make it difficult for us to sell any product candidates profitably.

Significant uncertainty exists as to the insurance coverage and reimbursement status of any products for which we may obtain regulatory approval. In the United States, sales of any products for which we may receive regulatory approval will depend, in part, on the availability of coverage and reimbursement from third-party payors. Third-party payors include government authorities such as Medicare, Medicaid, TRICARE, and the Veterans Administration, managed care providers, private health insurers, and other organizations. Patients who are provided medical treatment for their conditions generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Coverage and adequate reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors are critical to new product acceptance. Patients are unlikely to use our product candidates unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost. We cannot be sure that coverage and reimbursement will be available for, or accurately estimate the potential revenue from, our product candidates or assure that coverage and reimbursement will be available for any product that we may develop.

Government authorities and other third-party payors decide which drugs and treatments they will cover and the amount of reimbursement. Coverage and reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•        a covered benefit under its health plan;

•        safe, effective and medically necessary;

•        appropriate for the specific patient;

•        cost-effective; and

•        neither experimental nor investigational.

In the United States, no uniform policy of coverage and reimbursement for products exists among third-party payors. As a result, obtaining coverage and reimbursement approval of a product from a government or other third-party payor is a time-consuming and costly process that could require us to provide to each payor supporting scientific, clinical and cost-effectiveness data for the use of our products, with no assurance that coverage and adequate reimbursement will be obtained. Even if we obtain coverage for a given product, the resulting reimbursement payment rates might not be adequate for us to achieve or sustain profitability or may require co-payments that patients find unacceptably high. Additionally, third-party payors may not cover, or provide adequate reimbursement for, long-term follow-up evaluations required following the use of product candidates, once approved. It is difficult to predict what third-party payors will decide with respect to the coverage and reimbursement for our product candidates, if approved.

Additionally, our ability to obtain and maintain coverage for our products by certain government health care programs may depend on our participation in certain government pricing programs, such as the Medicaid Drug Rebate Program and the 340B program. These programs often include complex reporting and payment obligations, which are subject to frequent change. If we fail to provide timely and accurate information under these programs or comply with any rebate or discount pricing requirements, we may have reimbursement obligations or be subject to penalties or other sanctions.

Changes to currently applicable laws and state and federal healthcare reform measures that may be adopted in the future may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

Because we have multiple programs and product candidates under development and are pursuing a variety of target indications and treatment modalities, we may expend our limited resources to pursue a particular product candidate and fail to capitalize on development opportunities or product candidates that may be more profitable or for which there is a greater likelihood of success.

We have two subsidiaries and expect to have multiple subsidiaries with their own drug development plans, all of which will compete for financial resources to advance their development and commercialization. Due to our constrained financial and personnel resources, we will likely be unable to fund all of those opportunities. For example, under our current budget, our development plans focus on Darnatein’s DRT 101 drug candidate but not DRT 102. As a result, we may need to postpone or cancel the pursuit of potential target conditions or product candidates that may later prove to have higher commercial potential compared to those we actually fund.

Our investments in ongoing and upcoming research and development programs might not yield any commercially viable candidates in the future. In addition, we may fail to accurately assess the commercial potential or target market for a particular product candidate leading us to relinquish valuable rights to that candidate through collaborations, licensing, or royalty arrangements, even when it would have been more advantageous for us to retain exclusive development and commercialization rights.

We plan to license or acquire early or development-stage technologies or programs, which introduces additional risks for our company. Identifying, selecting, and acquiring product candidates demands significant technical, financial, and human resources expertise. These efforts may not lead to the acquisition or licensing of a viable product candidate, potentially resulting in the diversion of our management’s time and the expenditure of resources without any resulting tangible benefits. If we struggle to identify programs that eventually result in successful commercial products, we could spend substantial amounts of our capital and resources on evaluating, acquiring, and developing products that ultimately do not generate returns on our investments.

We may not be successful in our efforts to build a robust pipeline of product candidates with commercial value.

A key element of our strategy is to acquire companies, programs, product candidates, technologies or intellectual property that we believe are novel, employ differentiated mechanisms of action, are more advanced in development than competitors, or have a combination of these attributes. In addition, we plan to seek strategic alliances, create joint ventures or collaborations, or enter into licensing arrangements with third parties. We face significant competition in these opportunities, and the negotiation process is time-consuming and complex. We may not be successful in our efforts in building a robust pipeline of product candidates through acquisitions, licensing or through internal development or in progressing these product candidates through clinical development.

Although we analyze whether we can replicate scientific results observed prior to our acquisition or investment in a product candidate, we may not be successful in doing so after our investment. Even if we are successful in building our pipeline of product candidates, the potential product candidates that we identify may not be suitable for clinical development or generate acceptable clinical data, including as a result of unacceptable toxicity or other characteristics that indicate that they are unlikely to receive approval from the U.S. Food and Drug Administration (“FDA”) or other regulatory authorities or achieve market acceptance. If we do not successfully develop and commercialize product candidates, we will not be able to generate product revenue in the future, which likely would result in significant harm to our financial position and adversely affect our stock price.

The market opportunities for our product candidates may vary widely as we intend to develop product candidates to address unmet diseases, with some product candidates having smaller target markets, and our estimates of the prevalence of our target patient populations may be inaccurate.

We have acquired, and seek to create or acquire, companies or select intellectual property with the potential as breakthrough designations for unmet diseases, including rare or orphan diseases. While we believe our efforts can result in commercial success, if our estimates of the target patient populations are too optimistic, if the target patient population is relatively small, or if our drug candidates do not address the entire target patient population of a rare disease for example, such drug candidates may not generate significant product revenue and could adversely affect our financial position and our stock price.

Our subsidiaries may become a party to certain agreements that provide our licensors, collaborators or other stockholders in our subsidiaries with rights that could delay or impact the potential sale of our subsidiaries or could impact the ability of our subsidiaries to sell assets, or enter into strategic alliances, collaborations or licensing arrangements with other third parties.

Our subsidiaries may directly or indirectly license intellectual property from third parties and may be partially or majority owned by third party investors. These third parties may have certain rights that could delay collaboration, licensing or other arrangements with another third party, and the existence of these rights may adversely impact the ability to attract an acquirer or partner.

We may form additional subsidiaries and enter into similar agreements with future partners or investors, or our subsidiaries may enter into further agreements, that in each case may contain similar provisions or other terms that are not favorable to us.

Although we currently own 100% of our subsidiaries (i.e., there are no third-party, minority investors), we may, in the future, acquire companies that have minority shareholders or we may make investments where we are a minority shareholder. Where we are the majority shareholder, we will have certain duties to minority shareholders, which may limit our ability to integrate operations with our other subsidiaries. If we make an investment as a minority investor, we are unlikely to exert much, if any, control over the business and we may be limited in our ability to realize value from those investments.

We currently own wholly-owned subsidiaries, and plan to be the majority owner of future subsidiaries. In the event that we acquire a majority ownership interest or make an investment in another company, or if any of our subsidiaries require additional capital and such additional capital is obtained from third party investors rather than from us, we may be (or may become) a minority shareholder and unable to control the business and operations of those companies.

If the companies in which we are a minority shareholder conduct their business in a manner detrimental to our interests, business, or reputation, our returns may be adversely affected. Companies in which we are a minority shareholder may not consult us on business decisions and could take actions without our consent, which could have an adverse impact on our returns.

If we acquire less than all of the ownership interests in a subsidiary or if we reduce our interest in a wholly-owned subsidiary, our resulting majority ownership will create additional risks because we must be sure that any contracts between such subsidiaries and our company or any of our other subsidiaries are conducted on an “arms-length” basis. As a result, we will be unable to manage majority-owned subsidiaries in the same fashion as our wholly-owned subsidiaries (where contracts with affiliates need not be on an arms-length basis). These constraints may require management to incur time and resources to determine “arms-length” provisions of contracts with majority-owned subsidiaries. Minority shareholders of majority-owned subsidiaries may, after the fact, claim breach of fiduciary duties with respect to contracts that they assert are not “arms-length” or not fair to the minority shareholders. These types of claims may result in judgments or settlements that require us or our subsidiaries to pay damages to the minority shareholders.

A single or limited number of portfolio companies may comprise a large proportion of our value.

A large proportion of our value may, at any time, reside in one or two of our subsidiaries, including intellectual property rights and the value ascribed to the product candidate or program that it is developing. Our consolidated financial condition and prospects may be materially diminished if the clinical development or potential commercialization prospects of a subsidiary’s product candidate or program or one or more of the intellectual property rights held by a specific subsidiary becomes impaired. Furthermore, a large proportion of our consolidated revenue may at any time be derived from one, or a small number of, licensed technologies, and termination or expiration of licenses to these technologies would likely have a material adverse effect on our consolidated revenue. Any material adverse impact on the value of a particular subsidiary, including its intellectual property rights or the clinical development of its product candidate or program, could have a material adverse effect on our consolidated business, financial condition, results of operations or prospects.

The business of our subsidiary that is a distributor of medical products is subject to other risks, including risks related to its customer concentration, its holding inventory that may decline in value, foreign exchange rate fluctuations, its dependency on sales agency agreements and the risks relating to economic conditions and government regulation of the healthcare industry in Korea.

Our Korean subsidiary, RMC, is a distributor of medical products currently serving only the Korea market. Three customers of RMC have in recent years represented approximately 95% of RMC’s total sales. This customer concentration creates risks for RMC (and OSR) in the event that one or more of those customers terminates its distribution agreement with RMC, one of which occurred on November 20, 2024, when Penumbra Inc. and RMC terminated negotiations for a new (or extended) distribution agreement. Sales of Penumbra’s reperfusion catheter, neuron delivery catheter and related tubing and canister represented between 27% and 47% of RMC’s quarterly revenues in 2023 and 2024, and 40% and 36% of revenues for the years ending December 31, 2023 and 2024, respectively. While RMC may continue to sell its existing inventory of Penumbra products (Penumbra will not repurchase RMC’s inventory), RMC may be unable to sell its inventory or to sell it without discounting the prices. If RMC is unable to sell its inventory and is required by accounting rules to write off the inventory, RMC may incur losses. Since RMC is OSR’s only revenue producing subsidiary, with the termination of RMC’s distribution agreement with Penumbra, OSR expects its revenue to decrease substantially in 2025 and possibly longer, until RMC can replace sales of Penumbra’s products by increasing sales of products from other manufacturers. While RMC intends to replace sales of Penumbra products by becoming the sales representative of other neuro-intervention medical device equipment manufacturers, as well as expanding sales of products offered by companies it currently represents, such efforts may take a substantial time period (which RMC cannot predict) for revenues to return to their current levels.

RMC is required under some of its sales agency agreements to make annual minimum purchases of products, which if not sold may decline in value and require RMC to write-down the value under accounting standards. In addition, failure to meet sales goals may result in termination of RMC’s contracts with medical product manufacturers. RMC’s sales are currently exclusively to hospitals, hospital networks and physicians across Korea, so that its business is highly dependent upon economic conditions and government regulation of the healthcare industry in Korea.

Our principal assets are our interests in our various subsidiaries, and accordingly, we will depend on distributions and dividends from our subsidiaries to make additional cash investments, pay taxes and cover our corporate and other overhead expenses.

We are a holding company and have no material assets other than our ownership interests in our subsidiaries. We are dependent on our subsidiaries for generating revenue or cash flow and have no other means of generating revenue or operating cash flow. In the future, we may be limited, however, in our ability to cause our subsidiaries to make dividend payments or other distributions to us due to restrictions contained in any credit agreement to which our subsidiaries are bound. To the extent that we need funds and our subsidiaries are restricted from making dividend payments or other distributions under applicable law or regulation or under the terms of their financing arrangements or are otherwise unable to provide such funds, our liquidity and financial condition could be adversely affected.

Risks Related to New OSR Holdings’ Strategy to Grow the Business

The following risk factors reference the risks and uncertainties relating to the growth strategy of OSR Holdings, which, following the closing of the Business Combination, will be the growth strategy of New OSR Holdings. References in this section to “we,” “us,” and “our” refer to OSR Holdings prior to the closing of the Business Combination and to New OSR Holdings after closing.

We may not be successful in our efforts to acquire, in-license or discover and develop new product candidates.

The success of our business is highly dependent on our ability to successfully identify new product candidates, whether through acquisitions or in-licensing transactions, or through our internal capabilities. Our acquisition and in-licensing efforts focus on identifying assets in development by third parties across a diverse range of therapeutic areas. Our strategy often entails designing optimal, efficient studies that result in quick “go/no-go” decisions when deciding whether or how to proceed with future development for a given asset. We may decide to proceed with the development of a drug candidate on this basis and later determine that the more costly and time intensive trials do not support the initial value the product was thought to hold. Even if a product candidate does prove to be valuable, its value may be less than anticipated at the time of initial investment. We may also face competition for attractive investment opportunities. A number of entities compete with us for such opportunities, many of which have considerably greater financial and technical resources. If we are unable to identify a sufficient number of such product candidates, or if the product candidates that we identify do not prove to be as valuable as anticipated, we will not be able to generate returns and implement our investment strategy and our business and results of operations may suffer materially.

We currently have no marketing and sales organization for pharmaceutical products and have no experience as a company in commercializing products, and we may have to invest significant resources to develop these capabilities. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our pharmaceutical products, we may not be able to generate pharmaceutical product revenue.

We have no internal sales, marketing or distribution capabilities for pharmaceutical products (one subsidiary markets and sells medical products and devices), nor have we commercialized a product. If any of our pharmaceutical product candidates ultimately receive regulatory approval, we expect to establish either an internal or external pharmaceutical marketing and sales organization with technical expertise and supporting distribution capabilities to commercialize each such product in applicable major markets, which will be expensive and, to the extent we establish such an organization in-house, time consuming. We have no prior experience as a company in the marketing, sale and distribution of pharmaceutical products and there are significant risks involved in establishing or managing a sales organization, including our ability to hire, retain and incentivize qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel and effectively manage a geographically dispersed sales and marketing team. Any failure or delay in the development of our internal or external pharmaceutical sales, marketing and distribution capabilities would adversely impact the commercialization of these products. If we choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems, we may not be able to enter into collaborations or hire consultants or external service providers to assist us in pharmaceutical product sales, marketing and distribution functions on acceptable financial terms, or at all. In addition, our pharmaceutical product revenues and our profitability, if any, may be lower if we rely on third parties for these functions than if we were to market, sell and distribute any pharmaceutical products that we develop ourselves. We likely will have little control over such third parties, and any of them may fail to devote the necessary resources and attention to sell and market our pharmaceutical products effectively. If we are not successful in commercializing our pharmaceutical products, either on our own or through arrangements with one or more third parties, we may not be able to generate any future pharmaceutical product revenue and we would incur significant additional losses.

Our investment strategy and future growth relies on a number of assumptions, some or all which may not be realized.

Our strategy for investment and plans for future expansion are founded upon a range of assumptions. These assumptions, particularly for our pharmaceutical product candidates, include considerations related to the adoption of a specific therapy, the price at which the product candidate might be sold (or reimbursed by third party payors), the occurrence of a particular medical condition, the preference for our product candidate over competing therapies, and the size of patient populations. Some or all of these assumptions might prove to be inaccurate because our ability to predict whether our product candidates will attain significant market acceptance or if a market for our product candidates will indeed materialize as anticipated, is inherently uncertain. If any of these assumptions turn out to be incorrect or overly optimistic, it could have a substantial and adverse impact on our results and future prospects.

Our future success depends on our ability to retain key employees, directors, consultants and advisors and to attract, retain and motivate qualified personnel.

We heavily depend on the expertise of our executive officers, directors, and scientific teams for their expertise in areas such as management, research and development, drug development, finance, and business development, both for OSR Holdings and our subsidiaries and investments. Their departure could adversely impact our research, development, and our licensing pursuits, and impede the execution of our business strategy. We do not carry “key person” insurance for our executives or staff so that replacing them might be challenging due to our inability to pay premium salaries or signing bonuses, together with the scarcity of individuals with the required breadth of skills and experience in our industry. We might struggle to attract, train, retain, or motivate them given the numerous competing pharmaceutical and biotechnology companies.

Our reliance on a central team consisting of a limited number of employees who provide various administrative, research and development and other services to all our subsidiaries presents operational challenges that may adversely affect our business.

As of June 30, 2024, we had 17 full-time employees and two part-time employees whom we rely on for drug development planning, employee relations, financing accounting matters and other support services for our company and all of its subsidiaries. These individuals may not have sufficient time and bandwidth to perform effectively their respective responsibilities, potentially hindering the achievement of our goals and jeopardizing the execution of our business strategy. While our current structure helps us minimize certain overhead expenses, the relatively small size of our central team limits our ability to allocate enough personnel, time, and resources to effectively manage our subsidiaries and investments creation of effective drug development plans, employee recruitment and retention, and overseeing financial and accounting matters. Members of our central team may lack sufficient information about various aspects of our subsidiaries’ business and operations to adequately address these responsibilities.

We will need to expand our organization and we may experience difficulties in managing this growth, which could disrupt our operations.

We anticipate expanding our roster of full-time employees, which will require significant management time and attention to hire qualified employees, which will divert a disproportionate amount of attention away from our daily operations and dedicate significant time to overseeing these growth initiatives. We will face challenges in effectively managing the expansion of our operations, which could lead to operational errors, missed business prospects, employee attrition, and decreased productivity among those who remain. Anticipated growth could necessitate substantial capital investments and potentially divert financial resources from other projects, including the advancement of additional product candidates. If our management team struggles to manage our growth effectively, it could lead to higher-than-expected expenses, curtailed revenue generation and growth capabilities, and potential obstacles in executing our business strategy. The success of our future financial performance and our ability to effectively bring product candidates to market and maintain competitiveness will hinge, in part, on our capacity to adeptly manage any forthcoming expansion.

Risks Related to New OSR Holdings’ Requirements for Additional Capital

The following risk factors reference the risks and uncertainties relating to additional capital requirements of OSR Holdings, which, following the closing of the Business Combination, will be the additional capital requirements of New OSR Holdings. References in this section to “we,” “us,” and “our” refer to OSR Holdings prior to the closing of the Business Combination and to New OSR Holdings after closing.

We will require substantial additional capital to finance our operations. If we are unable to raise such capital when needed, or on acceptable terms, we may be forced to delay, reduce and/or eliminate one or more of our research and drug development programs, future commercialization efforts and/or other operations.

Developing pharmaceutical products, including conducting preclinical studies and clinical trials, is a very time-consuming, expensive and uncertain process that takes years. OSR Holdings’ operations, through its subsidiaries, have consumed substantial amounts of cash since inception. We currently do not have sufficient committed sources of additional capital to fund our current development plans. We expect our expenses to increase in connection with our ongoing activities, particularly as we advance our preclinical and clinical development programs, seek regulatory approvals for our product candidates, and launch and commercialize any products for which we receive regulatory approval. We also expect to incur additional costs associated with operating as a public company. Accordingly, we will need to obtain substantial additional funding in order to implement our current development plans or expand them. If we are unable to raise capital when needed or on acceptable terms, we may be forced to delay, reduce or eliminate one or more of our research and drug development programs or future commercialization efforts.

Based on our current operating plan, we believe that, following the Closing, we will be able to fund our operating expenses and capital expenditure requirements into the first half of 2026. However, our actual capital requirements may vary significantly from what we expect, and we will in any event require additional capital in order to complete clinical development of any of our current programs. Our monthly spending levels will vary based on new and ongoing development and corporate activities. Because the length of time and necessary activities associated with the development of our product candidates are highly uncertain, we are unable to estimate the actual funds we will require for development, marketing and commercialization activities. Our future funding requirements, both near and long-term, will depend on many factors, including, but not limited to:

•        the initiation, progress, timing, costs and results of preclinical studies and clinical trials for our product candidates, including whether and when to advance our diverse portfolio of product candidates;

•        the clinical development plans we establish for these product candidates;

•        the timelines of our clinical trials and the overall costs to finish the clinical trials;

•        the number and characteristics of product candidates that we develop;

•        the outcome, timing and cost of meeting regulatory requirements established by the FDA, European Medicines Agency and other comparable foreign regulatory authorities;

•        the cost of filing, prosecuting, defending and enforcing our patent claims and other intellectual property rights;

•        the cost of defending intellectual property disputes, including patent infringement actions brought by third parties against us or our product candidates;

•        the extent to which we enter into additional collaboration agreements with regard to product discovery or acquire or in-license products or technologies;

•        the effect of competing technological and market developments;

•        the cost and timing of completion of commercial-scale outsourced manufacturing activities; and

•        the cost of establishing sales, marketing and distribution capabilities for any product candidates for which we may receive regulatory approval in regions where we choose to commercialize our products on our own.

Until we can generate sufficient revenue to finance our cash requirements, which we may never do, we expect to finance our future cash needs through a combination of public or private equity offerings, debt financings, collaborations, strategic alliances, licensing arrangements and other marketing or distribution arrangements. This additional funding may not be sufficient for us to fund any of our products through regulatory approval.

To the extent that we raise additional capital through the sale of common stock or securities convertible or exchangeable into common stock, your ownership interest will be diluted. In addition, any debt financing may subject us to fixed payment obligations and covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional capital through marketing and distribution arrangements or other collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish certain valuable intellectual property or other rights to our product candidates, technologies, future revenue streams or research programs or grant licenses on terms that may not be favorable to us. We also may be required to seek collaborators for any of our product candidates at an earlier stage than otherwise would be desirable or relinquish our rights to product candidates or technologies that we otherwise would seek to develop or commercialize ourselves. Market volatility and unforeseen events, such as the COVID-19 pandemic and the conflict between Russia and Ukraine or in the Middle East, could also adversely impact our ability to access capital as and when needed. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or one or more of our other research and development initiatives. Any of the above events could significantly harm our business, prospects, financial condition and results of operations and cause the price of our common stock to decline.

We may be unable to obtain additional financing to adequately capitalize New OSR Holdings after we complete the Business Combination or to fund the operations and growth of a target business, which could adversely affect the future prospects of New OSR Holdings.

We do not expect to have substantial proceeds from BLAC’s IPO in which to provide capital to New OSR Holdings and fund its growth following the Business Combination. As a result, even if the PIPE Financing is completed, or not completed at the amount we anticipate, we may be required to seek additional financing to provide such operating capital. We cannot assure you that such financing will be available on acceptable terms, if at all. We may require such financing to fund the operations or growth of New OSR Holdings. The failure to secure additional financing could have a material adverse effect on the continued development or growth of New OSR Holdings. None of BLAC’s Sponsor, officers, directors or their affiliates is required to provide any financing to us in connection with or after the Business Combination.

We will require additional capital to fund our operations, and if we fail to obtain necessary financing, we may not be able to complete the development and commercialization of our product candidates.

We expect to spend substantial capital to complete the development of, seek regulatory approvals for and commercialize our pharmaceutical product candidates. We are unable to estimate the actual funds we will require to execute on our strategy because the length of time and activities associated with successful development of our pharmaceutical product candidates is highly uncertain, and due to the inherent challenges and uncertainties associated with the development of novel healthcare technologies.

The additional capital that we need to fund our operations may not be available at all, or on terms that allow us to continue operations or provide any hope of generating future profits.

We cannot be certain that additional capital will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of any product candidate, delay the launch or expansion of a given product or potentially discontinue our operations altogether. In addition, attempting to secure additional capital may divert the time and attention of our management from day-to-day activities and harm our business. Because of the numerous risks and uncertainties associated with our business, we are unable to estimate the amounts of increased capital outlays, operating expenditures and capital requirements associated with our current product development programs and technology products.

Our future cash flows from operations are unlikely to satisfy our capital needs so that we will continue to need to obtain financing through other means that may involve dilution of our stockholders, limits on our financing activities or reductions of our interest in our subsidiaries and investments.

Until such time, if ever, that we can generate substantial operating revenues, we expect to continue to finance our cash needs through a combination of equity offerings, debt financings, strategic alliances and license and development agreements or other collaborations. To the extent that we raise additional capital by issuing equity securities at the parent or subsidiary level, our existing stockholders’ ownership, or our ownership in our subsidiaries, may experience substantial dilution, and the terms of these securities may include liquidation or other preferences that could harm the rights of our stockholders. Additionally, any agreements for future debt or preferred equity financings, if available, may involve covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our product candidates, future revenue streams, research programs or technologies, or grant licenses on terms that may not be favorable to us. The foregoing restrictions associated with potential sources of additional capital may make it more difficult for us to raise additional capital or to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us, if and when we require it, our ability to grow or support our business and to respond to business challenges could be significantly limited.

If we enter into acquisitions or strategic partnerships, this may increase our capital requirements, dilute our stockholders, cause us to incur debt or assume contingent liabilities and subject us to other risks.

We may engage in various acquisitions and strategic partnerships in the future, including licensing or acquiring new product candidates, intellectual property rights, technologies or businesses. Any acquisition or strategic partnership may entail numerous risks, including:

•        increased operating expenses and cash requirements;

•        the assumption of indebtedness or contingent liabilities;

•        the issuance of our or our subsidiaries’ equity securities which would result in dilution to our stockholders;

•        assimilation of operations, intellectual property, products and product candidates of an acquired company, including difficulties associated with integrating new personnel;

•        the diversion of our management’s attention from our existing product programs and initiatives in pursuing such an acquisition or strategic partnership;

•        retention of key employees, the loss of key personnel and uncertainties in our ability to maintain key business relationships;

•        risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing products or product candidates, intellectual property, and regulatory approvals; and

•        our inability to generate revenue from acquired intellectual property, technology and/or products sufficient to meet our objectives or even to offset the associated transaction and maintenance costs.

Risks Related to New OSR Holdings’ Management of the Business and Operations

The following risk factors reference the risks and uncertainties relating to the management of the business and operations of OSR Holdings, which, following the closing of the Business Combination, will be the management of the business and operations of New OSR Holdings. References in this section to “we,” “us,” and “our” refer to OSR Holdings prior to the closing of the Business Combination and to New OSR Holdings after closing.

We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to compliance with its public company responsibilities and corporate governance practices.

As a public company, we will incur significant legal, accounting and other expenses that OSR Holdings did not incur as a private company, and these expenses may increase even more after we are no longer an emerging growth company, as defined in Section 2(a) of the Securities Act.

We are subject to the reporting requirements of the Exchange Act which require, among other things, that we file with the SEC annual, quarterly and current reports with respect to our business and financial condition. In addition, the Sarbanes-Oxley Act, as well as rules subsequently adopted by the SEC and Nasdaq to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial reporting controls and changes in corporate governance practices. Further, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, was enacted. There are significant corporate governance and executive compensation related provisions in the Dodd-Frank Act that require the SEC to adopt additional rules and regulations in these areas such as “say on pay” and proxy access. EGCs are permitted to implement many of these requirements over a longer period. Stockholder activism, government intervention and regulatory reform may lead to substantial new regulations and disclosure obligations, which may lead to additional compliance costs and impact the manner in which we operate our business in ways we cannot currently anticipate.

We expect the rules and regulations applicable to public companies to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have an adverse effect on our business. The increased costs will decrease our net income, if any, and/or increase our net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

New OSR Holdings’ management team has limited experience managing and operating a U.S. public company.

Members of New OSR Holdings’ management team have limited experience managing and operating a U.S. publicly traded company, interacting with U.S. public company investors, and complying with the increasingly complex laws pertaining to U.S. public companies. As a U.S. public company, New OSR Holdings will be subject to significant regulatory oversight and reporting obligations under the U.S. federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from its senior management and could divert their attention away from the day-to-day management of its business. New OSR Holdings may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of U.S. public companies. The development and implementation of the standards and controls necessary for New OSR Holdings to achieve the level of accounting standards required of a public company may require costs greater than expected. To support its operations as a U.S. public company, New OSR Holdings plans to recruit additional qualified employees or external consultants with relevant experience, which will increase its operating costs in future periods.

Our ability to successfully effect the Business Combination and successfully operate the business thereafter will depend largely upon the efforts of certain key personnel, including the key personnel of OSR Holdings and its subsidiaries, all of whom we expect to remain employed (or retained as consultants) with New OSR Holdings or its subsidiaries following the Business Combination. The loss of such key personnel could adversely affect the operations and profitability of New OSR Holdings’ business.

Our ability to recognize certain benefits of the Business Combination and successfully operate New OSR Holdings’ business following the Business Combination will depend upon the efforts of its key personnel. Although we expect all of such key personnel to remain with New OSR Holdings following the Business Combination, the unexpected loss of key personnel may adversely affect its operations and profitability. In addition, New OSR Holdings’ future success depends in part on its ability to identify and retain key personnel to succeed senior management. Furthermore, while we have closely scrutinized the skills, abilities and qualifications of the key OSR Holdings’ or its subsidiaries’ personnel that will be employed by New OSR Holdings, our assessment may not prove to be correct. If such personnel do not possess the skills, qualifications or abilities we expect or those necessary to manage a public company, the operations and profitability of New OSR Holdings’ business may be negatively impacted.

Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

The Amended Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the DGCL, the Amended Bylaws and the indemnification agreements that we will enter into with our directors and officers provide that:

•        we will indemnify our directors and officers for serving us in those capacities or for serving other business enterprises at its request, to the fullest extent permitted by Delaware law. Delaware law generally provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;

•        we may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•        we are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that, if required by the DGCL, such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;

•        we are not obligated pursuant to the Amended Bylaws to indemnify a person with respect to proceedings initiated by that person against us or our other indemnitees, except with respect to proceedings authorized by our board of directors or brought to enforce a right to indemnification; and

•        the rights conferred in the Amended Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons.

The outbreak of new, novel diseases, similar to the world’s recent experience with COVID-19, could adversely impact our business, including our preclinical studies and clinical trials.

In December 2019, a novel strain of the coronavirus disease, COVID-19, was identified in Wuhan, China. The virus spread globally and government measures taken in response had a significant impact, both direct and indirect, on businesses and commerce, resulting in worker shortages, disruption of supply chains, and closure of offices, laboratories, and production facilities. Demand for certain goods and services, such as medical services and supplies, spiked, while demand for other goods and services, such as travel, fell dramatically. If a new disease began to spread, we may experience disruptions that could severely impact our business, including:

•        interruptions in preclinical studies due to restricted or limited operations at our laboratory facilities or at facilities of our collaborators;

•        interruption of, or delays in receiving, supplies for preclinical studies and/or clinical trials from our Contract Research Organizations (“CROs”), Contract Manufacturing Organizations (“CMOs”) or other collaborators due to staffing shortages, production slowdowns or stoppages and disruptions in delivery systems;

•        limitations on employee resources that would otherwise be focused on the conduct of our preclinical studies and clinical trials, including because of sickness of employees or their families or the desire of employees to avoid contact with large groups of people;

•        interruption or delays to outsourced research and discovery and clinical activities;

•        delays in receiving authorizations from regulatory authorities to initiate our planned clinical trials;

•        delays or difficulties in commencing enrollment of patients in our clinical trials, enrolling and retaining patients in our clinical trials in adequate numbers and difficulties in clinical site initiation, including difficulties in recruiting clinical site investigators and clinical site staff;

•        diversion of healthcare resources away from the conduct of clinical trials, including the diversion of hospitals serving as our clinical trial sites and hospital staff supporting the conduct of our clinical trials;

•        interruption of key clinical trial activities, such as clinical trial site data monitoring, due to limitations on travel imposed or recommended by federal or state governments, employers and others or interruption of clinical trial participant visits and study procedures that are deemed nonessential, which may impact the integrity of participant data and clinical trial endpoints; and

•        interruption or delays in the operations of the FDA, European Medicines Agency or other regulatory authorities, which may impact review and approval timelines.

The extent to which an outbreak impacts our business will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the ultimate geographic spread of any disease, the duration of any pandemic, travel restrictions and social distancing in the United States and other countries, business closures or business disruptions and the effectiveness of actions taken in the United States and other countries to contain and treat the disease.

Shareholder litigation and regulatory inquiries and investigations are expensive and could harm New OSR Holdings’ business, financial condition and operating results and could divert management attention.

Since securities class action litigation and/or stockholder derivative litigation and inquiries or investigations by regulatory authorities often follows significant business transactions, such as the sale of a company or announcement of any other strategic transaction, such as the Business Combination, we may become subject to those types of lawsuits or investigations. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Any stockholder litigation, stockholder activism, including potential proxy contests, and/or regulatory investigations against New OSR Holdings, whether or not resolved in New OSR Holdings’ favor, could result in substantial costs and divert New OSR Holdings’ management’s attention from other business concerns, which could adversely affect New OSR Holdings’ business and cash resources and the ultimate value New OSR Holdings’ shareholders receive as a result of the Business Combination.

We may be the target of securities class action and derivative lawsuits which could result in substantial costs.

Our share price may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. We may be the target of this type of litigation in the future. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. We cannot predict whether any such lawsuits will be filed.

The outcome of any future claims and litigation could have a material adverse impact on our business, financial condition and results of operations.

We may, from time to time, be subject to claims and may become party to litigation in the normal course of business, including class action lawsuits. Such claims and litigation proceedings may be brought by third parties, including our customers, competitors, advisors, service providers, partners or collaborators, employees, and governmental or regulatory bodies. The final outcome of these claims and litigation, including any settlements, may be significant and may differ substantially from our expectations. We may not be able to determine the amount of any potential losses and other costs we may incur due to the inherent uncertainties of litigation and settlement negotiations. In the event we are required or decide to pay amounts in connection with any claims or lawsuits, such amounts could be significant and could have a material adverse impact on our liquidity, business, financial condition and results of operations.

Our internal computer systems, or those used by our third-party research institution collaborators, CROs or other contractors or consultants, may fail or suffer security breaches.

Despite having security measures in place, both our internal computer systems and those of our future CROs, contractors, collaborators and consultants could be susceptible to potential damage, disruption or failure as a result of hardware malfunctions, power outages, natural disasters, computer viruses, cyber-attacks, employee theft or misuse and other unauthorized access. While we don’t believe we have experienced any significant system failures or security breaches to date, the occurrence of such an event could lead to substantial disruptions in our development programs and overall business operations and subject us to governmental sanctions and private causes of action. For instance, the loss of clinical trial data, whether from completed, ongoing, or future trials, could lead to delays in our efforts to gain regulatory approval and result in substantial costs to recover or reproduce the lost data.

We could be held liable for monetary damages resulting from security breaches of our internal computer systems, and our insurance policies may be insufficient to cover potential losses.

We may also incur liability for unauthorized disclosure of sensitive information, especially personal identifying information or personal health data. Specific data breaches may necessitate reporting to affected individuals, governmental bodies, and, in some instances, the media, under regulations like the Health Insurance Portability and Accountability Act (“HIPAA”) and other U.S. federal and state laws, as well as requirements from non-U.S. jurisdictions. Our existing insurance policies might not be sufficient to cover potential losses stemming from breaches, system failures, catastrophic events, or other forms of disruption to our infrastructure. Additionally, there’s a possibility that such insurance may not be available to us in the future on economically viable terms, or at all. Furthermore, our insurance might not cover all claims brought against us, and the process of defending a lawsuit, regardless of its merit, could be both expensive and divert management’s focus.

We or the third parties upon whom we depend on may be adversely affected by natural disasters and our business continuity and disaster recovery plans may not adequately protect us from a serious disaster.

Our operating subsidiaries are located in South Korea and Switzerland. South Korea is subject to various natural disaster risks, including flooding, storms and typhoons, primarily during the summer season, and to a more infrequent extent, earthquakes. Switzerland, due to its topography, is particularly vulnerable to natural disasters such as flooding. Natural disasters could cause significant disruptions to the operations of our subsidiaries, which could seriously impact our business, financial condition, results of operations, and future prospects. Our ability to sustain our business operations might be challenging, and in some cases, impossible for a considerable duration. Our current disaster recovery and business continuity plans have limitations and might not be sufficient to address a severe disaster or similar occurrence effectively. We might incur substantial expenses due to the inherent limitations of our disaster recovery and business continuity plans. The combination of these limitations along with our lack of earthquake insurance could lead to a significant adverse impact on our business.

Tensions with North Korea could have an adverse effect on our business, financial condition, and results of operations, and the price per share of our common stock.

Relations between South Korea and North Korea have fluctuated over the years. Tension between South Korea and North Korea may increase or change abruptly as a result of current and future events. In particular, there have been heightened security concerns in recent years stemming from North Korea’s nuclear weapon and ballistic missile programs as well as its hostile military actions against South Korea.

North Korea’s economy also faces severe challenges, which may further aggravate social and political pressures within North Korea and affect South Korea. Beginning in 2018, North Korea held a series of bilateral summit meetings with South Korea and the United States to discuss peace and denuclearization of the Korean peninsula. However, those discussions have ended and North Korea has since resumed its missile testing and bellicose statements, heightening tensions, and increasing uncertainty.

Further tensions in North Korean relations could develop due to a leadership crisis, breakdown in high-level inter-Korea contacts or military hostilities. Alternatively, tensions may be resolved through reconciliatory efforts, which may include peace talks, alleviation of sanctions or reunification. We cannot assure that future negotiations will even occur and, if they do, result in any lasting resolution of key issues, such as North Korea’s nuclear program, or that the level of tensions between South Korea and North Korea will not escalate. Any increase in the level of tension between South Korea and North Korea, an outbreak in military hostilities or other actions or occurrences, could adversely affect our business, prospects, financial condition, and results of operations and could lead to a decline in the price per share of our common stock.

Except with respect to RMC, our Korean subsidiary engaged in the sale and distribution of medical products in Korea, we do not expect to carry any business interruption insurance or any other insurance (except for director and officer liability insurance). As a result, we may incur uninsured losses, increasing the possibility that you would lose your entire investment in New OSR Holdings.

Our pharmaceutical products may expose us to product liability or other product claim risks. We currently do not have product liability or other insurance for such claims and may not be able to obtain such insurance on acceptable terms or that any insurance we do obtain will be sufficient to protect us against potential claims or that insurance will be available in the future in amounts sufficient to protect us. A product liability claim or other claim, as well as any claims for uninsured liabilities or in excess of insured liabilities, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our relationships with healthcare providers and physicians and third-party payors will be subject to applicable anti-kickback, fraud and abuse and other healthcare laws and regulations, which could expose us to criminal sanctions, civil penalties, contractual damages, reputational harm and diminished profits and future earnings.

The contracts and other arrangements that pharmaceutical manufacturers have with third-party payors, health care providers and customers create risk that the pharmaceutical manufacturers may violate broadly applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the federal Anti-Kickback Statute (“AKS”) and the federal False Claims Act (“FCA”). Those laws and regulations may constrain the business or financial arrangements and relationships through which pharmaceutical manufactures sell, market and distribute pharmaceutical products. In particular, the research of our product candidates, as well as the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry, are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. If we do not strictly comply with these laws and regulations, we may be found to be criminally or civilly liable for violations under those laws and regulations, including a false or fraudulent claim, which could subject us (and, potentially, our employees) from significant fines and penalties, including prison.

The scope and enforcement of each of these laws may be uncertain and subject to rapid change in the current environment of healthcare reform. Ensuring business arrangements comply with applicable healthcare laws, as well as responding to possible investigations by government authorities, can be time- and resource-consuming and can divert a company’s attention from the business.

If we are not successful in defending ourselves or asserting our rights, governmental or other actions could have a significant impact on our business, including the imposition of significant civil, criminal and administrative penalties, damages, fines, disgorgement, imprisonment, reputational harm, possible exclusion from participation in federal and state funded healthcare programs, contractual damages and the curtailment or restricting of our operations, as well as additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws. Any action for violation of these laws, even if successfully defended, could cause a pharmaceutical manufacturer to incur significant legal expenses and divert management’s attention from the operation of the business. Prohibitions or restrictions on sales or withdrawal of future marketed products could materially affect business in an adverse way.

Even if we receive regulatory approval of any product candidates, we will be subject to ongoing regulatory obligations and continued regulatory review, which may result in significant additional expense and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our product candidates.

If any of our product candidates are approved, they will be subject to ongoing regulatory requirements for manufacturing, labeling, packaging, storage, advertising, promotion, sampling, record-keeping, conduct of post-marketing studies and submission of safety, efficacy and other post-market information, including both federal and state requirements in the United States and requirements of comparable foreign regulatory authorities, all of which will require us to incur significant costs and expenses. In addition, we will be subject to continued compliance with the Current Good Manufacturing Practices (“cGMP”) and Good Clinical Practices (“GCP”) requirements for any clinical trials that we conduct post-approval.

If we do not comply with regulatory requirements and applicable standards or if problems occur after a product reaches the market, the FDA or European Medicines Agency may impose consent decrees or withdraw approval. Later discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•        restrictions on the marketing or manufacturing of our products, withdrawal of the product from the market or voluntary or mandatory product recalls;

•        manufacturing delays and supply disruptions where regulatory inspections identify observations of noncompliance requiring remediation;

•        revisions to the labeling, including limitation on approved uses or the requirement of additional warnings, contraindications or other safety information, including boxed warnings;

•        imposition of a Risk Evaluation and Mitigation Strategy (“REMS”), which may include distribution or use restrictions;

•        requirements to conduct additional post-market clinical trials to assess the safety of the product;

•        fines, warning letters or holds on clinical trials;

•        refusal by the FDA to approve pending applications or supplements to approved applications filed by us or suspension or revocation of license approvals;

•        product seizure or detention or refusal to permit the import or export of our product candidates; and

•        injunctions or the imposition of civil or criminal penalties.

The FDA’s, European Medicines Agency’s and other regulatory authorities’ policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.

The FDA, European Medicines Agency and other regulatory agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses.

The FDA, European Medicines Agency and other regulatory agencies strictly regulate the post-approval marketing, labeling, advertising, and promotion of products that are placed on the market. The FDA, European Medicines Agency and other regulatory agencies impose stringent restrictions on sponsors’ communications regarding off-label use. Products may be promoted only for the approved indications and in accordance with the provisions of the approved label. However, companies may share truthful and not misleading information that is not inconsistent with the labeling. The FDA, European Medicines Agency and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses and a company that is found to have improperly promoted off-label uses may be subject to significant liability. The federal government has levied large civil and criminal fines against companies for alleged improper promotion of off-label use and has enjoined several companies from engaging in off-label promotion. Violation of the Federal Food, Drug, and Cosmetic Act and other statutes, including the FCA, and equivalent legislation in other countries relating to the promotion and advertising of prescription products may also lead to investigations or allegations of violations of federal and state and other countries’ health care fraud and abuse laws and state consumer protection laws. Even if it is later determined we were not in violation of these laws, we may be faced with negative publicity, incur significant expenses defending our actions and have to divert significant management resources from other matters. If we cannot successfully manage the promotion of our product candidates, if approved, we could become subject to significant liability, which would materially adversely affect our business and financial condition.

The Affordable Care Act and the Inflation Reduction Act, as well as other ongoing healthcare legislative and regulatory reform measures, may have a material adverse effect on our business and results of operations.

Congress and regulatory agencies in the United States (and to a lesser extent, state legislatures) have in recent years proposed and sometimes adopted substantial changes in laws and regulations that affect the healthcare and pharmaceutical industry. These laws, including what is known as the Affordable Care Act (the “ACA”), and the IRA, have substantially changed the way health care is financed by both governmental and private insurers, and significantly impacted the U.S. biopharmaceutical industry, including permitting the Centers for Medicare and Medicaid Services (the “CMS”), for the first time, to negotiate prices with pharmaceutical companies for selected drugs.

Many legislative and regulatory proposals have sought to reduce drug prices, increase competition, lower out-of-pocket drug costs for patients, and increase patient access to lower-cost generic and biosimilar drugs. These legislature and regulatory changes may significantly adversely impact our business and profitability.

The IRA was passed on August 16, 2022 and, among other things, allows for CMS to negotiate prices for certain single-source drugs and biologics reimbursed under Medicare Part B and Part D, beginning with ten high-cost drugs paid for by Medicare Part D starting in 2026, followed by up to 15 Part D drugs in 2027, up to 15 Part B or Part D drugs in 2028, and up to 20 Part B or Part D drugs in 2029 and beyond. The legislation subjects drug manufacturers to civil monetary penalties and a potential excise tax for failing to comply with the legislation by offering a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. The legislation also caps Medicare beneficiaries’ annual out-of-pocket drug expenses at $2,000. The effect of the IRA on our business and the healthcare industry in general is not yet known. We cannot predict how CMS will interpret the IRA or how the provisions of the law will affect our business once fully implemented.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biologic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, requirements for substitution of generic products, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

These laws, and future state and federal healthcare reform measures that may be adopted in the future, could adversely affect the prices we may obtain for any of our product candidates or the frequency with which any such product candidate is prescribed or used. We expect to experience pricing pressures in connection with the sale of any future approved product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes, all of which may adversely affect our business and future profits.

If New OSR Holdings’ officers and directors serve as directors or officers of majority-owned subsidiaries, those individuals will have fiduciary and other duties to those subsidiaries and their minority stockholders, potentially causing conflicts of interest between their duties to New OSR Holdings and their duties to those subsidiaries.

Certain of our directors or officers, including Mr. Hwang, are also directors and/or officers of one or more of our subsidiaries and, if those subsidiaries were to become majority-owned subsidiaries (as a result of third-party financing or investments), our officers would have fiduciary or other duties both to us and any majority-owned subsidiaries (including future subsidiaries). The conflicts of interest that arise from such duties could interfere with the management of those subsidiaries and their programs and product candidates, or result in disagreements with our majority-owned subsidiaries’ other stockholders. For example, an individual who is both our director and a director of one of our subsidiaries, owes fiduciary duties to the subsidiary and to us, and such individual may encounter circumstances in which his or her decision or action may benefit the subsidiary while having a detrimental impact on us, or vice versa, or on another subsidiary. Further, our officers and directors who are also officers and directors of any majority-owned subsidiaries will need to allocate his or her time to responsibilities owed to us and each of the subsidiaries for which he or she serves as an officer or director, and will make decisions on behalf of one entity that may negatively impact others. In addition, disputes could arise between us and our subsidiaries’ other directors, officers and stockholders regarding a conflict of interest. Those stockholders also may disagree with the amount and quality of resources that we devote to the subsidiary in which they are invested. Any such disputes or disagreements could lead to claims, and potential damages, of breach of fiduciary duties, and distract our management, interfere with our relations with those stockholders, and take significant time to resolve. Those issues could disrupt the development of our product candidates, delay our potential commercialization efforts, result in increased costs or make it less likely that other third parties will choose to partner with us in the future.

Our employees, independent contractors, consultants, and partners may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We face the potential risk of encountering fraudulent activities, misconduct, or other unlawful behaviors involving our employees, independent contractors, consultants, commercial partners, and vendors. This misconduct could encompass intentional, reckless, or negligent actions that result in failure to: adhere to the regulations of the FDA or similar foreign regulatory bodies; provide accurate and complete information to the FDA and equivalent foreign regulatory authorities; adhere to the manufacturing standards we have established; comply with healthcare fraud and abuse laws in the United States and similar fraudulent misconduct laws in other countries; adhere to applicable privacy and data security laws in the United States and in other countries; or accurately report financial information or disclose unauthorized activities.

Risks Related to International Operations of New OSR Holdings’ Business

The following risk factors reference the risks and uncertainties relating to the international operations of OSR Holdings, which, following the closing of the Business Combination, will be the international operations of New OSR Holdings. References in this section to “we,” “us,” and “our” refer to OSR Holdings prior to the closing of the Business Combination and to New OSR Holdings after closing.

If political and economic conditions in South Korea deteriorate, our current business and future growth could be materially and adversely affected.

OSR Holdings is headquartered in the Republic of Korea (“Korea”) and significant operations and assets are located in Korea. There is currently a high level of political unrest occurring in Korea. As a result, we are subject to political, economic, legal and regulatory risks specific to Korea, and our performance and successful fulfilment of our operational strategies are dependent in part on the overall Korean economy. The economic indicators in Korea in recent years have shown mixed signs of growth and uncertainty, and the current political environment in Korea is expected to continue to result in an erosion of the currency exchange rate between the Korean Won and the U.S. dollar. As a result, future growth of the Korean economy is subject to many factors beyond our control, including developments in the global economy.

The Korean economy is closely tied to, and is affected by developments in, the global economy. In recent years, adverse conditions and volatility in the worldwide financial markets, fluctuations in oil and commodity prices, and the COVID-19 pandemic, have contributed to the uncertainty of global economic prospects in general and have adversely affected, and may continue to adversely affect, the Korean economy. Due to liquidity and credit concerns and volatility in the global financial markets, the value of the Korean Won relative to the U.S. dollar and other foreign currencies and the stock prices of Korean companies have fluctuated significantly in recent years. Further declines in the Korea Composite Stock Price Index, and large amounts of sales of Korean securities by foreign investors and subsequent repatriation of the proceeds of such sales may adversely affect the value of the Korean Won, the foreign currency reserves held by financial institutions in Korea, and the ability of Korean companies to raise capital. Any future deterioration of the Korean economy or the global economy could adversely affect our business, financial condition, and results of operations.

Fluctuations in exchange rates could result in foreign currency exchange losses to us.

The value of the Korean Won and other currencies against the U.S. dollar has fluctuated, and may continue to fluctuate and is affected by, among other things, changes in political and economic conditions. Since late 2024, there has been an increased level of political unrest in Korea, including the impeachment and arrest of the Korean

President and the exchange rate between the Korean Won and the U. S. dollar has been adversely affected. It is difficult to predict how market forces or Korean or U.S. government policy, including interest rate changes by the U.S. Federal Reserve, may impact the exchange rate between the Korean Won and the U.S. dollar in the future.

A substantial percentage of our revenue and costs are denominated in Korean Won, and a significant portion of our financial assets are also denominated in Korean Won, while we anticipate that a substantial portion of any debt incurred will be denominated in U.S. dollars. We are a holding company and we may receive dividends, loans and other distributions on equity paid by our operating subsidiaries in Korea. Any significant fluctuations in the value of the Korean Won may materially and adversely affect our liquidity and cash flows. For example, the depreciation of the Korean Won and other foreign currencies against the U.S. dollar typically results in a material increase in the cost of hosting services and equipment purchased from outside of Korea and the cost of servicing debt denominated in currencies other than the Korean Won. As a result, any significant depreciation of the Korean Won or other major foreign currencies against the U.S. dollar may have a material adverse effect on our results of operations. If we decide to convert our Korean Won into U.S. dollars for the purpose of repaying principal or interest expense on any future U.S. dollar-denominated debt, making payments for dividends on our common stock, or other business purposes, depreciation of the Korean Won or other foreign currencies against the U.S. dollar would have a negative effect on the U.S. dollar amount we would receive. Conversely, to the extent that we need to convert U.S. dollars into Korean Won for our operations, appreciation of the Korean Won against the U.S. dollar would have an adverse effect on the Korean Won amount we would receive.

There are special risks involved with investing in Korean companies, including the possibility of restrictions being imposed by the Korean government in emergency circumstances, accounting and corporate disclosure standards that differ from those in other jurisdictions, and the risk of direct or vicarious criminal liability for executive officers of our Korean affiliates.

OSR Holdings is a Korean company and operates in a business and cultural environment that is different from that of other countries. For example, under the Foreign Exchange Transaction Act of Korea, if the Korean government determines that in certain emergency circumstances, including sudden fluctuations in interest rates or exchange rates, extreme difficulty in stabilizing the balance of payments or substantial disturbance in the Korean financial and capital markets are likely to occur, it may impose any necessary restriction such as requiring Korean or foreign investors to obtain prior approval from the Minister of Economy and Finance of Korea prior to entering into a capital markets transaction, repatriating interest, dividends or sales proceeds arising from Korean securities or from the disposition of such securities or other transactions involving foreign exchange. Although investors will hold shares of New OSR Holdings Common Stock, its majority owned subsidiary, OSR Holdings, may experience adverse risks and in turn could adversely impact New OSR Holdings’ business, prospects, financial condition, and results of operations and could lead to a decline in the price per share of its common stock.

In addition, under Korean law, there are circumstances in which certain executive officers of a company may be investigated or held criminally liable either directly or vicariously for the actions of the company and its executives and employees. For example, complaints alleging infringement of intellectual property rights, breaches of certain Korean laws (e.g., labor standards laws and fair trade laws), and product-related claims may be investigated and prosecuted as criminal offenses with both the company and the company’s executive officers being named as defendants in such proceedings.

As a result of these current and changing risks, OSR Holdings’ executive officers may be named in the future in criminal investigations or proceedings stemming from its operations. In Korea, company executive officers being named in such investigations or proceedings are a common occurrence, even though in practice many such cases result in no liability to the individual. If OSR Holdings’ executive officers were to be named in such criminal proceedings or held either directly or vicariously criminally liable for the actions of OSR Holdings and its executives and employees, New OSR Holdings’ business, financial condition, and results of operations may be harmed.

OSR Holdings is subject to certain requirements and restrictions under Korean law that may, in certain circumstances, require it to act in a manner that may not be in New OSR Holdings’ or its stockholders’ best interest.

Under applicable Korean law, directors of a Korean company, such as OSR Holdings, owe a fiduciary duty to the company itself rather than to its stockholders. This fiduciary duty obligates directors of a Korean company to perform their duties faithfully for the good of the company as a whole. In addition, while the facts and circumstances of each case will differ, the duty of care required of a director under Korean law may not be the same as the fiduciary duty of a director of a U.S. corporation. Although the “business judgment rule” concept exists in Korea, there is insufficient case law or precedent to provide guidance to the management and stockholders as to how it should be applied or interpreted. As a result, if circumstances arise in which the best interests of OSR Holdings conflicts with the best interests of New OSR Holdings or its stockholders, OSR Holdings may not be permitted under applicable Korean law to act in a manner that is in the best interest of New OSR Holdings or its stockholders.

Approval by the board of directors of a Korean company is required for, among other things, all transactions between a director or major stockholder (including a 10% or more stockholder) and the company for the director’s or the major stockholder’s account. As a result, intercompany transactions between New OSR Holdings and OSR Holdings (or any other Korean subsidiary we may own, from time to time), could arise in the future in which the directors of the Korean subsidiary are not able to act in New OSR Holdings or its stockholders’ best interest as a result of competing interests of the subsidiary. Since substantially all of our operations are conducted by OSR Holdings, any such occurrence with respect to OSR Holdings could adversely affect our business, financial condition, and results of operations.

OSR Holdings’ transactions with related parties are subject to close scrutiny by the Korean tax authorities, which may result in adverse tax consequences.

Under Korean tax law, there is an inherent risk that OSR Holdings’ transactions with its subsidiaries, affiliates or any other person or company that is related to us may be challenged by the Korean tax authorities if such transactions are viewed as having been made on terms that were not on an arm’s-length basis. If the Korean tax authorities determine that any of its transactions with related parties were on other than arm’s-length terms, it may not be permitted to deduct as expenses, or may be required to include as taxable income, any amount which is found to be undue financial support between related parties in such transaction, which may have adverse tax consequences for us and, in turn, may adversely affect our business, financial condition, and results of operations.

If we are deemed to have a “place of effective management” in Korea, we will be treated as a Korean company for the purpose of Korean corporate income tax with regards to our worldwide income.

Under Korean law, a corporation having a “place of effective management” in Korea will be subject to Korean corporate income tax. The “place of effective management” is determined on a case-by-case basis, taking into account factors such as the place where meetings of the board of directors are usually held, the place where the key executives usually perform their duties, the place where the day-to-day management of senior managers is carried out, and the place where accounting documents are routinely recorded and kept, etc.

Because many of our directors and executive officers are located in Korea, it is possible that New OSR Holdings will have a “place of effective management” in Korea. Additionally, New OSR Holdings and certain of its subsidiaries will have physical business offices in Korea, where several of our key executive officers will conduct business. Further, our board of directors includes several Korean citizens who will make significant decisions regarding our business, including decisions regarding capital raising and acquisitions.

Additional reasons the Korean tax authorities may conclude that we have a “place of effective management” in Korea include that (i) Mr. Kuk Hyoun Hwang, OSR Holdings’ Chairman of the Board of Directors, is a Korean national, and Mr. Hwang spends most of the year working in Korea and will continue to do so after the Closing; (ii) most of the members of the board of directors of our largest subsidiary, OSR Holdings, are Korean; and (iii) after the Closing, important documents, including the accounting documents of our domestic business, may be maintained and controlled in Korea. If we are deemed to have a “place of effective management” in Korea, we will be required to file annual corporate income tax returns with the Korean tax authorities and be subject to Korean corporate income tax. Currently, the applicable rates are 11% (inclusive of local corporate taxes) for taxable income up to 200 million Korean Won, 22% (inclusive of local corporate taxes) for taxable income exceeding 200 million Korean Won and less than 20 billion Korean Won, 24.2% (inclusive of local corporate taxes) for taxable income greater than 20 billion won and less than 300 billion Korean Won, and 27.5% (inclusive of local corporate tax) for taxable income greater than 300 billion Korean Won. Taxable income would include any worldwide income, such as dividends we receive from our Korean operating company and any interest income earned outside of Korea. If we are required to pay Korean corporate income tax, it may reduce our cash flow and negatively impact the returns to investors.

If we are deemed to have a “permanent establishment” in Korea, we will be subject to Korean corporate income tax with regards to any Korean source income attributable to or effectively connected with such permanent establishment.

Under Korean law, where a foreign corporation has a fixed place for the operation of all or part of its domestic business, the foreign corporation shall be deemed to have a “permanent establishment” in Korea. In addition, even if a foreign corporation does not have a physical fixed place of business in Korea, it is deemed to have a “permanent establishment” in Korea if it operates the business in Korea through persons (the “Dependent Agent(s)”) who are authorized to conclude business contracts under the name of the foreign corporation.

According to the Supreme Court of Korea, in order for a foreign corporation to be considered to have a physical “permanent establishment” in Korea, the foreign corporation must have a fixed place of business, such as a building or facility in Korea that the foreign corporation has the right to dispose of or use, and the employees or persons under its direction must carry out essential and important business activities, rather than preliminary or auxiliary business activities. In addition, in order for a foreign corporation to be deemed to have a “permanent establishment” in Korea through a Dependent Agent, the agent must exercise the right to enter into contracts in the name of the foreign corporation on a regular basis in Korea, and the authority must be essential and important to the business activities, rather than preliminary or auxiliary.

We do not expect that we are likely to be deemed as having a “permanent establishment” in Korea, because we do not have a principal office, branch office or any other form of business office in Korea, nor do we have any physical fixed place of business in Korea that we have the right to dispose of or use. Further, our essential and important business activities, including the acquisition of companies, are made in the United States through the decisions of our board and we have not authorized any person or entity to make decisions regarding whether or not to enter into a business acquisition agreement in Korea.

However, we cannot rule out, on a conservative basis, the possibility that we may be deemed to have a “permanent establishment” in Korea after the Closing given that (i) Mr. Hwang, our Chairman of the Board of OSR Holdings, is a Korean national and will continue to perform his duties primarily in Korea and (ii) most of the members of the board of directors of OSR Holdings who will be performing substantial functions in connection with our business after the Closing are Korean. If we are deemed to have a “permanent establishment” as defined under Korean tax law, we would be required to file annual corporate income tax returns with the Korean tax office and be subject to Korean corporate income tax. The applicable rates are 9% (inclusive of local corporate taxes) for taxable income up to 200 million Korean Won, 19% (inclusive of local corporate taxes) for taxable income exceeding 200 million Korean Won and less than 20 billion Korean Won, 21% (inclusive of local corporate taxes) for taxable income greater than 20 billion won and less than 300 billion Korean Won, and 24% (inclusive of local corporate tax) for taxable income greater than 300 billion Korean Won. Taxable income includes any Korean source income attributable to or effectively connected with such permanent establishment, such as dividends we receive from our Korean operating company. If we are required to pay Korean corporate income tax, it may reduce our cash flow and negatively impact the returns to investors.

New or higher taxes resulting from changes in tax regulations or the interpretation thereof in South Korea could adversely affect our results of operations and financial condition in the future.

New tax laws and regulations, and uncertainties with respect to future tax policies pose risks to us. Changes in tax-related laws and regulations, and interpretations thereof, can create additional tax burdens on us and our businesses by increasing tax rates and fees, creating new taxes, limiting tax deductions, and/or eliminating tax-based incentives and non-taxed income. In addition, tax authorities and competent courts may interpret tax regulations differently than us, which could result in tax litigation and associated costs and penalties in part due to the novelty and complexity of new regulation.

A focus on regulating copyright and patent infringement by the Korean government subjects OSR Holdings to extra scrutiny in its operations and could subject OSR Holdings to sanctions, fines, or other penalties, which could adversely affect New OSR Holdings’ business and operations in Korea.

The Korean government has recently focused on addressing copyright and patent infringement in Korea Despite measures we have taken to address copyright and patent infringement, the Korean government may subject us to sanctions, fines, or other penalties, which could adversely affect our business and operations in Korea.

We are a global organization with business operations in the United States, Korea, Switzerland, and in other European Union countries, which makes us subject to a variety of additional risks that may negatively impact our operations.

We and currently all of our subsidiaries and investments conduct operations outside of the United States, so that we are subject to the special considerations or risks associated with companies operating in the United States and in an international setting, including any of the following:

•        higher costs and difficulties inherent in managing cross-border business operations and complying with different commercial and legal requirements of overseas markets;

•        rules and regulations regarding currency exchange;

•        complex corporate withholding taxes on individuals;

•        laws governing the manner in which future business combinations may be effected;

•        tariffs and trade barriers;

•        regulations related to customs and import/export matters;

•        longer payment cycles and challenges in collecting accounts receivable;

•        tax issues, including but not limited to tax law changes and variations in tax;

•        currency fluctuations and exchange controls;

•        rates of inflation;

•        cultural and language differences;

•        employment regulations;

•        trade restrictions including limitations on imports or exports of components or assembled products, unilaterally or bilaterally;

•        trade sanctions and related regulatory enforcement actions and other proceedings;

•        potential trade wars;

•        increased scrutiny by the media and other third parties of labor practices within our industry (including but not limited to working conditions) which may result in allegations of violations, more stringent and burdensome labor laws and regulations and inconsistency in the enforcement and interpretation of such laws and regulations, higher labor costs, and/or loss of revenues if our customers become dissatisfied with our labor practices and diminish or terminate their relationship with us;

•        imposition of restrictions on currency conversion or the transfer of funds;

•        expropriation of private entities;

•        ineffective legal protection of our intellectual property rights in certain countries;

•        crime, strikes, riots, civil disturbances, terrorist attacks, natural disasters and wars;

•        deterioration of political relations with the United States; and

•        government appropriations of assets.

We may not be able to adequately address these additional risks. If we were unable to do so, our operations might suffer, which may adversely impact our results of operations and financial condition.

Even if we obtain FDA approval of any of our product candidates, we may never obtain approval or commercialize such products outside of the United States, which would limit our ability to realize their full market potential.

In order to market any products outside of the United States, we must establish and comply with numerous and varying regulatory requirements of other countries regarding safety and efficacy. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not mean that regulatory approval will be obtained in any other country. Approval procedures vary among countries and can involve additional product testing and validation and additional administrative review periods. Seeking foreign regulatory approvals could result in significant delays, difficulties and costs for us and may require additional preclinical studies or clinical trials which would be costly and time-consuming. Regulatory requirements can vary widely from country to country and could delay or prevent the introduction of our products in those countries. Satisfying these and other regulatory requirements is costly, time-consuming, uncertain and subject to unanticipated delays. In addition, our failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in other countries. We do not have any product candidates approved for sale in any jurisdiction, including international markets, and we do not have experience in obtaining regulatory approval in international markets. If we fail to comply with regulatory requirements in international markets or to obtain and maintain required approvals, our ability to realize the full market potential of our products will be harmed.

EU drug marketing and reimbursement regulations may materially affect our ability to market and receive coverage for our products in the European member states.

We intend to seek approval to market our product candidates in both the United States and in selected foreign jurisdictions, where we will become subject to rules and regulations in those jurisdictions. In some foreign countries, particularly those in the EU, the pricing of drugs is subject to governmental control and other market regulations which could put pressure on the pricing and usage of our product candidates. In these countries, pricing negotiations with governmental authorities can take considerable time after obtaining marketing approval of a product candidate. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for our product candidates and may be affected by existing and future health care reform measures. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceutical products will allow favorable reimbursement and pricing arrangements for any of our products.

The EU and other companies have adopted legislation or regulations that, much like the U.S. AKS, restricts the provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products. Violations of these laws could result in substantial fines and imprisonment. Failure to comply with these requirements could also result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

We may incur substantial costs in our efforts to comply with evolving global data protection laws and regulations, and any failure or perceived failure by us to comply with such laws and regulations may harm our business and operations.

The global data protection landscape is rapidly evolving, and we may be or become subject to or affected by numerous federal, state and foreign laws and regulations, as well as regulatory guidance, governing the collection, use, disclosure, transfer, security and processing of personal data, such as information that we collect about participants and healthcare providers (including information relating to their representatives) in connection with clinical trials. Processing of personal data, including health related information, is increasingly subject to legislation and regulations in numerous jurisdictions around the world, including General Data Protection Regulation (“GDPR”) and each of the California Consumer Privacy Act of 2018 and HIPAA in the United States, among many others. The application and enforcement of data protection laws and regulations may create uncertainty in our business, affect our or our service providers’ ability to operate in certain jurisdictions or to collect, store, transfer use and share personal data, result in liability or impose additional compliance or other costs on us. Any failure or perceived failure by us to comply with federal, state, or foreign laws or self-regulatory standards could result in negative publicity, diversion of management time and effort and proceedings against us by governmental entities or others, including potential significant penalties. We expect the data protection laws will increase our compliance costs and potential liability.

Additional laws and regulations governing international operations could negatively impact or restrict our operations.

We must dedicate additional resources to comply with numerous laws and regulations in each jurisdiction in which we plan to operate. The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits any U.S. individual or business entity from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

Compliance with the FCPA is expensive and difficult, particularly in countries in which corruption is a recognized problem. In addition, the FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals and healthcare providers in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

Apart from the FCPA, we are subject to various other anti-bribery and anti-money laundering laws in the countries in which we conduct activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and broadly prohibit companies, their employees and third-party intermediaries to authorize, offer or provide, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international sales and business, we may engage with business partners and third-party intermediaries to market our products and to obtain necessary permits, licenses, and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or -affiliated entities. We could be held liable for the corrupt or other illegal activities of these third-party intermediaries, our employees, representatives, contractors, partners, and agents, even if we do not explicitly authorize such activities.

Various laws, regulations and executive orders also restrict the use and dissemination outside of the United States, or the sharing with certain non-U.S. nationals, of information products classified for national security purposes, as well as certain products, technology and technical data relating to those products. If we expand our presence outside of the United States, it will require us to dedicate additional resources to comply with these laws, and these laws may preclude us from developing, manufacturing, or selling certain products and product candidates outside of the United States, which could limit our growth potential and increase our development costs.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on U.S. exchanges for violations of the FCPA’s accounting provisions.

Risks Related to the Development of New OSR Holdings’ Product Candidates

The following risk factors reference the risks and uncertainties relating to the development of product candidates by OSR Holdings, which, following the closing of the Business Combination, will be the development of product candidates by New OSR Holdings. References in this section to “we,” “us,” and “our” refer to OSR Holdings prior to the closing of the Business Combination and to New OSR Holdings after closing.

Our business includes subsidiaries that are developing oral immunotherapies for the treatment of cancer and design-augmented biologics. These companies have a limited operating history, and their programs are in early stages of development. This may make it difficult to evaluate our prospects and likelihood of success.

Our business includes subsidiaries that are (i) developing oral immunotherapies for the treatment of cancer, and (ii) developing design-augmented biologics for age-related and other degenerative diseases. Each of these subsidiaries is an early-stage company with a limited operating history, has no pharmaceutical products approved for commercial sale and has not generated any revenue from sales of its products. Our approach to the discovery and development of any therapeutic product candidates is unproven, and we do not know whether we will be able to develop any products of commercial value. These product candidates will require substantial additional development and clinical research time and resources before we would be able to apply for or receive regulatory approvals and begin generating revenue from product sales. We do not yet have substantial experience progressing therapeutic product candidates through clinical trials. We may be unable to demonstrate safety and efficacy in clinical trials, obtain regulatory approval, manufacture at a commercial scale, or arrange for a third party to do so on our behalf, or conduct sales and marketing activities necessary for successful product commercialization of any of our product candidates.

We have not yet demonstrated the ability to progress any therapeutic product candidate through clinical trials to regulatory approval. Our oral immunotherapy candidates and design-augmented biologics are still in early-stage development and may not be able to obtain regulatory approval. Neither OSR Holdings nor any of its subsidiaries have (1) manufactured any product on a commercial scale, (2) contracted with a third party to produce any product on a commercial scale (we have contracted with a third party for limited quantities of our products necessary for testing and clinical trials), or (3) conducted sales and marketing activities for approved therapeutic products (RMC does conduct sales and marketing activities for medical devices designed and manufactured by third parties).

Investment in drug development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate efficacy or an acceptable safety profile, gain regulatory approval and become commercially viable. In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known or unknown factors and risks frequently experienced by early-stage companies in rapidly evolving fields. Consequently, we have no meaningful history of drug development operations experience upon which to evaluate our drug development business, and predictions about its future success or viability may not be as accurate as they could be if we had a longer operating history or a history of successfully developing and commercializing therapeutic products.

Our product candidates will, of necessity, be subjected to pre-clinical and clinical trials prior to commercialization. Delays in those trials, or if the results of the trials raise regulatory issues, may adversely impact our results of operations and financial condition.

We may experience setbacks that could delay or prevent regulatory approval of, or our ability to commercialize, our product candidates, including:

•        timely completion of our preclinical studies and clinical trials;

•        negative or inconclusive results from our preclinical studies or clinical trials or the clinical trials of others for product candidates similar to ours, leading to a decision or requirement to conduct additional preclinical testing or clinical trials or abandon a program;

•        the prevalence, duration and severity of potential product-related side effects experienced by participants receiving our product candidates in our clinical trials or by individuals using drugs or therapeutics similar to our product candidates;

•        delays in submitting Investigational New Drug (“IND”) or comparable foreign applications or delays or failure in obtaining the necessary approvals from regulators to commence a clinical trial, or a suspension or termination of a clinical trial once commenced;

•        conditions imposed by the FDA or comparable foreign authorities regarding the scope or design of our clinical trials;

•        delays in enrolling participants in clinical trials;

•        high drop-out rates of participants from clinical trials;

•        inadequate supply or quality of product candidates or other materials necessary for the conduct of our clinical trials;

•        greater than anticipated clinical trial costs;

•        inability to compete with other therapies;

•        poor efficacy of our product candidates during clinical trials;

•        unfavorable FDA or other regulatory agency inspection and review of a clinical trial site;

•        failure of our third-party contractors or investigators to comply with regulatory requirements or otherwise meet their contractual obligations in a timely manner, or at all;

•        delays related to the impact of recessions, man-made and/or natural disasters, pandemics, and/or any other such events;

•        delays and changes in regulatory requirements, policy and guidelines, including the imposition of additional regulatory oversight around clinical testing generally or with respect to our technology in particular; or

•        varying interpretations of data by the FDA and similar foreign regulatory agencies.

We do not have complete control over many of these factors, including certain aspects of clinical development and the regulatory submission process, potential threats to our intellectual property rights and our manufacturing, marketing, distribution and sales efforts or that of any future collaborator.

We may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development of any of our product candidates, which may adversely impact our results of operations and financial condition.

We may experience delays in initiating or completing clinical trials. Clinical trials can be delayed or terminated for a variety of reasons, including:

•        regulators or institutional review boards (“IRB”) or ethics committees may not authorize us or our investigators to commence a clinical trial or conduct a clinical trial at a prospective trial site;

•        the FDA or other comparable regulatory authorities may disagree with our clinical trial design, including with respect to dosing levels administered in our planned clinical trials, which may delay or prevent us from initiating our clinical trials with our originally intended trial design;

•        we may experience delays in reaching, or fail to reach, agreement on acceptable terms with prospective trial sites and prospective contract research organizations, or CROs, which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•        The number of participants required for clinical trials of any product candidates may be larger than we anticipate or participants may drop out of these clinical trials or fail to return for post-treatment follow-up at a higher rate than we anticipate;

•        our third-party contractors may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner, or at all, or may deviate from a clinical trial protocol or drop out of a trial, which may require that we add new clinical trial sites or investigators;

•        we may need to address any safety concerns that arise during the course of a clinical trial;

•        we may experience delays and interruptions to our manufacturing supply chain, or we could suffer delays in reaching, or we may fail to reach, agreement on acceptable terms with third-party service providers on whom we rely;

•        the cost of clinical trials of our product candidates may be greater than we anticipate;

•        logistical issues relating to any future clinical trials we may conduct;

•        we may elect to, or regulators, IRBs, Data and Safety Monitoring Boards, or ethics committees may require that we or our investigators, suspend or terminate clinical research or trials for various reasons, including noncompliance with regulatory requirements or a finding that the participants are being exposed to unacceptable health risks;

•        we may not have the financial resources available to begin and complete the planned trials, or the cost of clinical trials of any product candidates may be greater than we anticipate;

•        the supply or quality of our product candidates or other materials necessary to conduct clinical trials of our product candidates may be insufficient or inadequate to initiate or complete a given clinical trial; and

•        the FDA or other comparable foreign regulatory authorities may require us to submit additional data such as long-term toxicology studies, or impose other requirements before permitting us to initiate a clinical trial.

We could also encounter delays if a clinical trial is suspended or terminated by us, by the IRBs or ethics committees of the institutions in which such clinical trials are being conducted, or by the FDA or other regulatory authorities. Such authorities may suspend or terminate a clinical trial due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical trial protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from the product candidates, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial.

Moreover, principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or comparable foreign regulatory authorities. The FDA or comparable foreign regulatory authority may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected interpretation of the study. The FDA or comparable foreign regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or comparable foreign regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of one or more of our product candidates.

Our product development costs will increase if we experience additional delays in preclinical or clinical testing or in obtaining marketing approvals. We do not know whether any of our clinical trials will begin as planned, will need to be restructured or will be completed on schedule, or at all. If we do not achieve our product development goals in the time frames we announce and expect, the approval and commercialization of our product candidates may be delayed or prevented entirely. Significant clinical trial delays also could shorten any periods during which we may have the exclusive right to commercialize our product candidates and may allow our competitors to bring products to market before we do, potentially impairing our ability to successfully commercialize our product candidates and harming our business and results of operations. Any delays in our clinical development programs may harm our business, financial condition and results of operations significantly.

Clinical trials and pre-clinical studies are very expensive, time-consuming, and difficult to design and implement and involve uncertain outcomes. We may encounter substantial delays in clinical trials, or may not be able to conduct or complete clinical trials or pre-clinical studies on the expected timelines, if at all.

Clinical trials and pre-clinical studies are very expensive, time-consuming and difficult to design and implement, in part because they are subject to rigorous regulatory requirements. The FDA, an IRB or other regulatory authorities may not agree with the proposed analysis plans or trial design for the clinical trials of our product candidates, and during any such review, may identify unexpected efficacy or safety concerns, which may delay the approval of a New Drug Application (“NDA”), a Biologic License Application (“BLA”) or similar application. The FDA may also find that the benefits of any product candidate in any applicable indication do not outweigh its risks in a manner sufficient to grant regulatory approval or may find that our proposed development program is not sufficient to support a marketing authorization application, or that the proposed indication is considered to be too broad. Moreover, the FDA or other regulatory authorities may also refuse or impose certain restrictions on our reliance on data supporting our marketing authorization application should such data originate from studies outside of the relevant jurisdiction. In each case, this could delay the clinical development timeline for a given product candidate.

Our principal investigators for our clinical trials may also serve as scientific advisors or consultants to our subsidiaries and investments, which may raise regulatory issues with the FDA or other regulatory authorities.

Principal investigators for our clinical trials may serve as scientific advisors or consultants to us from time to time and receive compensation in connection with such services. Under certain circumstances, we may be required to report some of these relationships to the FDA or other regulatory authorities. The FDA or other regulatory authorities may conclude that a financial relationship between us and a principal investigator has created a conflict of interest or otherwise affected the integrity of the study. The FDA or other regulatory authority may therefore question the integrity of the data generated at the applicable clinical trial site and the utility of the clinical trial itself may be jeopardized. This could result in a delay in approval, or rejection, of our marketing applications by the FDA or other regulatory authority, as the case may be, and may ultimately lead to the denial of marketing approval of any of our product candidates.

Negative results or safety signals in our clinical trials may make it difficult or impossible to recruit and retain patients in our clinical trials.

Any negative results or new safety signals we may report in clinical trials of our product candidates may make it difficult or impossible to recruit and retain patients in other clinical trials we are conducting. Similarly, negative results reported by our competitors about their drug candidates may negatively affect patient recruitment in our clinical trials. Also, marketing authorization of competitors in this same class of drugs may impair our ability to enroll patients into our clinical trials, delaying or potentially preventing us from completing recruitment of one or more of our trials. Delays or failures in planned patient enrollment or retention may result in increased costs, program delays or both, which could have a harmful effect on our ability to develop our product candidates, or could render further development impossible.

The results of our clinical trials may not support our proposed claims for our product candidates, or regulatory approvals on a timely basis or at all, and the results of earlier studies and trials may not be predictive of future trial results.

The results of pre-clinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through pre-clinical and initial clinical trials. In addition, results from clinical trials or pre-clinical studies may require further evaluation, delaying the next stage of development or submission of an NDA/BLA or similar application. A future failure of a clinical trial to meet its pre-specified endpoints would likely cause us to abandon our product candidates. Any delay in, or termination of, our clinical trials will delay the submission of an NDA/BLA or other similar applications to the FDA or other relevant comparable non-U.S. regulatory authorities and, ultimately, our ability to commercialize our product candidates, if approved, and generate product revenues. Even if our clinical trials are completed as planned, we cannot be certain that their results will support our claims for differentiation or the effectiveness or safety of our product candidates. The FDA has substantial discretion in the review and approval process and may disagree that our data support the differentiated claims we propose. In addition, only a small percentage of product candidates under development result in the submission of an NDA/BLA or other similar application to the FDA and other comparable non-U.S. regulatory authorities and even fewer are approved for commercialization.

Interim, top-line or preliminary data from our clinical trials that we announce or publish from time to time may change as more patient data become available and are subject to audit and verification procedures that could result in material changes in the final data.

From time to time, we may publicly disclose preliminary or top-line data from our clinical trials, which is based on a preliminary analysis of then-available top-line data, and the results and related findings and conclusions are subject to change following a full analysis of all data related to the particular trial. We also make assumptions, estimations, calculations and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the preliminary and top-line results that we report may differ from future results of the same trials, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Top-line data also remain subject to audit and verification procedures that may result in the final data being materially different from the top-line data we previously published. As a result, preliminary and top-line data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical trials. Interim data from clinical trials that we may complete are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment continues and more patient data become available. Adverse differences between preliminary, top-line or interim data and final data could significantly harm our business prospects.

We may not be able to file INDs or IND amendments or comparable applications to commence clinical trials on the timelines we expect, and even if we are able to, the FDA or other regulatory authorities may not permit us to proceed.

We may not be able to file Investigational New Drug (“IND”) applications or other comparable applications for our product candidates on the timelines we expect. For example, we or our third party collaborators may experience manufacturing delays or other delays with IND-enabling studies or FDA or other regulatory authorities may require additional preclinical studies that we did not anticipate. Moreover, we cannot be sure that submission of an IND or other comparable application will result in the FDA or other regulatory authorities allowing clinical trials to begin, or that, once begun, issues will not arise that result in a decision by us, by institutional review boards or independent ethics committees, or by the FDA or other regulatory authorities to suspend or terminate clinical trials, including as a result of a clinical hold. Additionally, even if FDA or other regulatory authorities agree with the design and implementation of the clinical trials set forth in an IND or comparable application, we cannot guarantee that they will not change their requirements or expectations in the future. These considerations also apply to new clinical trials we may submit as amendments to existing INDs or to a new IND or other comparable application. Any failure to file INDs or other comparable applications on the timelines we expect or to obtain regulatory approvals for our trials may prevent us from completing our clinical trials or commercializing our products on a timely basis, if at all.

We may in the future seek orphan drug designation for our product candidates, but we may be unable to obtain orphan drug designation and, even if we obtain such designation, we may not be able to realize or maintain the benefits of such designation, including potential marketing exclusivity of our product candidates, if approved.

Regulatory authorities in some jurisdictions, including the United States and other major markets, may designate products intended to treat conditions or diseases affecting relatively small patient populations as orphan drugs. Under the Orphan Drug Act of 1983, the FDA may designate a drug or biologic product candidate as an orphan drug if it is intended to treat a rare disease or condition, which is generally defined as having a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 in the United States where there is no reasonable expectation that the cost of developing the product will be recovered from sales in the United States. Orphan drug designation must be requested before submitting a marketing application. In the United States, orphan drug designation entitles a party to financial incentives such as opportunities for grant funding towards clinical trial costs, tax advantages and user-fee waivers. After the FDA grants orphan drug designation, the generic identity of the drug or biologic and its potential orphan use are disclosed publicly by the FDA. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

Generally, if a product candidate with an orphan drug designation receives the first marketing approval for the indication for which it has such designation, the product is entitled to a period of marketing exclusivity, which precludes the FDA or foreign regulatory authorities from approving another marketing application for a product that constitutes the same drug treating the same indication for a period of seven (7) years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or where the manufacturer is unable to assure sufficient product quantity. Orphan drug exclusivity may be revoked if any regulatory agency determines that the request for designation was materially defective or if the manufacturer is unable to assure sufficient quantity of the product to meet the needs of patients with the rare disease or condition.

We may seek orphan drug designation for some of our future product candidates in which there is a medically plausible basis for the use of these products. We may be unable to obtain and maintain orphan drug designation and, even if we obtain such designation, we may not be able to realize the benefits of such designation, including potential marketing exclusivity of our product candidates, if approved.

Even if we obtain orphan drug exclusivity for a product candidate, that exclusivity may not effectively protect the product candidate from competition because different drugs can be approved for the same condition in the United States. Even after an orphan drug is approved, the FDA may subsequently approve another drug for the same condition if the FDA concludes that the latter drug is not the same drug or is clinically superior in that it is shown to be safer, more effective or makes a major contribution to patient care.

We face substantial competition, which may result in others discovering, developing or commercializing products before or more successfully than us.

The development and commercialization of new drug products is highly competitive. We may face competition with respect to any product candidates that we seek to develop or commercialize in the future from major pharmaceutical companies, specialty pharmaceutical companies, and biotechnology companies worldwide. Potential competitors also include academic institutions, venture capital firms, hedge funds, government agencies, and other public and private research organizations that conduct research, seek patent protection, and establish collaborative arrangements for research, development, manufacturing, and commercialization.

There are a number of large pharmaceutical and biotechnology companies that are currently pursuing the development of products, or already have products in the market, for the diseases in oncology and immunology. Although we believe that our approaches are or will be unique, there is no assurance that they will demonstrate advantages or even parity against competitive products from other companies.

Many of our current or potential competitors, either alone or with their strategic partners, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining regulatory approvals, and marketing approved products than we do.

Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, more convenient, or less expensive than any products that we may develop. Furthermore, products currently approved for other indications could be discovered to be effective treatments as well, which could give such products significant regulatory and market timing advantages over our product candidates. Our competitors also may obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market. Additionally, products or technologies developed by our competitors may render our potential product candidates uneconomical or obsolete and we may not be successful in marketing any product candidates we may develop against competitors. The availability of competitive products could limit the demand, and the price we are able to charge, for any products that we may develop and commercialize.

Product liability lawsuits against us could cause us to incur substantial liabilities and could limit commercialization of any product candidates that we may develop.

We face an inherent risk of product liability exposure related to the testing of product candidates in human clinical trials. If we cannot successfully defend ourselves against claims that our product candidates or medicines caused injuries, we could incur substantial liabilities. Regardless of merit or eventual outcome, liability claims may result in:

•        decreased demand for any product candidates or medicines that we may develop;

•        injury to our reputation and significant negative media attention;

•        withdrawal of clinical trial participants;

•        significant costs to defend the related litigation;

•        substantial monetary awards to trial participants or patients;

•        loss of revenue; and

•        the inability to out-license our product candidates.

Although we intend to maintain product liability insurance, including coverage for clinical trials that we sponsor, it may not be adequate to cover all liabilities that we may incur. We anticipate that we will need to increase our insurance coverage as we commence additional clinical trials. The market for insurance coverage is increasingly expensive, and the costs of insurance coverage will increase as our clinical programs increase in size. We may not be able to maintain insurance coverage at a reasonable cost or in an amount adequate to satisfy any liability that may arise.

Risks Related to New OSR Holdings’ Reliance on Third Parties

The following risk factors reference the risks and uncertainties relating to the reliance on third parties by OSR Holdings, which, following the closing of the Business Combination, will be the reliance on third parties by New OSR Holdings. References in this section to “we,” “us,” and “our” refer to OSR Holdings prior to the closing of the Business Combination and to New OSR Holdings after closing.

We currently outsource, and intend to continue to outsource, much of our discovery, clinical development, and manufacturing functions to third-party providers or consultants. Outsourcing these functions has significant risks, and our failure to manage these risks successfully could materially adversely affect our business, results of operations, and financial condition.

Our business model relies upon the use of third parties, such as vendors and consultants, to conduct our drug discovery, preclinical testing, clinical trials, manufacturing, and all other aspects of clinical development. While our reliance on third parties allows us to purposely employ a small number of full-time employees, we may not be able to effectively manage and oversee the third parties that our business depends upon and we have less control over our operations due to our reliance on third parties. While we believe our business model significantly reduces overhead cost, we may not realize the efficiencies of this arrangement if we are unable to effectively manage third parties or if our employees are unable to manage the operations of each of our subsidiaries, including the development of their programs and product candidates. The failure to successfully and efficiently outsource operational functions or appropriately manage the operations of our subsidiaries could materially adversely affect our business, results of operations, and financial condition.

We rely on third parties to conduct important aspects of our preclinical studies and clinical trials. If these third parties do not successfully carry out their contractual duties, meet expected deadlines or comply with regulatory requirements, we may not be able to obtain regulatory approval of or commercialize any potential product candidates.

We depend upon third parties to conduct important aspects of our preclinical studies and clinical trials, under agreements with CROs, CMOs, strategic collaborators and others. We expect to continue to negotiate budgets and contracts with such third parties, which may result in delays to our development timelines and increased costs.

We will rely heavily on third parties over the course of our preclinical studies and clinical trials, and, as a result, we control only certain aspects of their activities. When working with third parties, we have less direct control over the conduct, timing and completion of our preclinical studies and clinical trials and the management of data developed through preclinical studies and clinical trials than would be the case if we relied entirely upon our own staff. Nevertheless, we are responsible for ensuring that each of our studies and trials are conducted in accordance with the applicable protocol, legal and regulatory requirements and scientific standards, and our reliance on third parties does not relieve us of our regulatory responsibilities. We and these third parties are required to comply with GCP and cGMP requirements, which are regulations and guidelines enforced by the FDA and comparable foreign regulatory authorities for product candidates in clinical development. Regulatory authorities enforce these GCP and cGMP requirements through periodic inspections of trial sponsors, clinical investigators, manufacturers and trial sites. If we or any of these third parties fail to comply with applicable GCP or cGMP requirements, the clinical data generated in our clinical trials may be deemed unreliable and the FDA or comparable foreign regulatory authorities may require us to suspend or terminate these trials or perform additional preclinical studies or clinical trials or determine that our clinical trials do not comply with the GCP or cGMP requirements. Failure by us or by third parties we engage to comply with regulatory requirements can also result in fines, adverse publicity, and civil and criminal sanctions.

Any third parties conducting aspects of our preclinical studies, clinical trials or manufacturing process will not be our employees and, except for remedies that may be available to us under our agreements with such third parties, we cannot control whether or not they devote sufficient time and resources to our preclinical studies and clinical programs. These third parties may also have relationships with other commercial entities, including our competitors, for whom they may also be conducting clinical trials or other product development activities, which could affect their performance on our behalf. If these third parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the preclinical or clinical data they obtain is compromised due to the failure to adhere to our protocols or regulatory requirements or for other reasons or if due to federal or state orders or absenteeism they are unable to meet their contractual and regulatory obligations, our development timelines, including clinical development timelines, may be extended, delayed or terminated and we may not be able to complete development of, obtain regulatory approval of or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenue could be delayed.

If any of our relationships with these third-party CROs, CMOs or others terminate, we may not be able to enter into arrangements with alternative CROs, CMOs or other third parties in a timely manner or to do so on commercially reasonable terms. Switching or adding additional CROs or CMOs involves additional cost and requires extensive time and focus of our management. As a result, delays may occur, which can materially impact our ability to meet our desired development timelines which may have a material adverse impact on our business, financial condition and prospects.

Because we rely on third-party manufacturing and supply vendors, our supply of research and development, preclinical and clinical development materials may become limited or interrupted or may not be of satisfactory quantity or quality.

We rely on third-party contract manufacturers to manufacture our product candidates for preclinical studies and clinical trials. We do not own manufacturing facilities for producing any commercial product supplies. There can be no assurance that our preclinical and clinical development product supplies will not be limited, interrupted, or of satisfactory quality or continue to be available at acceptable prices. For example, the COVID-19 pandemic would have significantly impacted our ability to procure sufficient supplies for the development of our product candidates. Any future pandemic or similar public health crisis may create delays or gaps in supply of materials driven by the response to any pandemic or similar public health crisis. In particular, any replacement of a contract manufacturer could require significant effort and expertise because there may be a limited number of qualified replacements.

The manufacturing process for a product candidate is subject to FDA and foreign regulatory authority review. Suppliers and manufacturers must meet applicable manufacturing requirements and undergo rigorous facility and process validation tests required by regulatory authorities in order to comply with regulatory standards, such as cGMPs. In the event that any of our manufacturers fails to comply with such requirements or to perform its obligations to us in relation to quality, timing or otherwise, or if our supply of components or other materials become limited or interrupted for other reasons, we may be forced to manufacture the materials ourselves, for which we currently do not have the capabilities or resources, or enter into an agreement with another third-party, which we may not be able to do on reasonable terms, if at all. In some cases, the technical skills or technology required to manufacture our product candidates may be unique or proprietary to the original manufacturer and we may have difficulty transferring such skills or technology to another third-party and a feasible alternative may not exist. These factors would increase our reliance on such manufacturer or require us to obtain a license from such manufacturer in order to have another third-party manufacture our product candidates. If we are required to change manufacturers for any reason, we will be required to verify that the new manufacturer maintains facilities and procedures that comply with quality standards and with all applicable regulations and guidelines. We will also need to verify, such as through a manufacturing comparability or bridging study, that any new manufacturing process will produce our product candidate according to the specifications previously submitted to the FDA or another regulatory authority. The delays associated with the verification of a new manufacturer could negatively affect our ability to develop product candidates in a timely manner or within budget.

To the extent that we enter into future manufacturing arrangements with third parties, we will depend on these third parties to perform their obligations in a timely manner consistent with contractual and regulatory requirements, including those related to quality control and assurance. If we are unable to obtain or maintain third-party manufacturing for product candidates, or to do so on commercially reasonable terms, we may not be able to develop and commercialize our product candidates successfully. Our or a third-party’s failure to execute on our manufacturing requirements and comply with cGMPs could adversely affect our business in a number of ways, including:

•        an inability to initiate or continue clinical trials of product candidates under development;

•        delay in submitting regulatory applications, or receiving regulatory approvals, for product candidates;

•        loss of the cooperation of an existing or future collaborator;

•        subjecting third-party manufacturing facilities or our manufacturing facilities to additional inspections by regulatory authorities;

•        requirements to cease distribution or to recall batches of our product candidates; and

•        in the event of approval to market and commercialize a product candidate, an inability to meet commercial demands for our products.

Changes in methods of product candidate manufacturing or formulation may result in additional costs or delay.

As product candidates progress through preclinical to late stage clinical trials to marketing approval and commercialization, it is common that various aspects of the development program, such as manufacturing methods and formulation, are optimized along the way in an effort to improve yield, manufacturing batch size, minimize costs and achieve consistent quality and results. Such changes carry the risk that they will not achieve these intended objectives. Any of these changes could cause our product candidates to perform differently and affect the results of planned clinical trials or other future clinical trials conducted with the altered materials. This could delay completion of clinical trials, require the conduct of bridging clinical trials or the repetition of one or more clinical trials, increase clinical trial costs, delay approval of our product candidates and jeopardize our ability to commercialize our product candidates and generate revenue.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we obtain marketing approval for any of our product candidates, there is no assurance that our manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. Additionally, if we advance a biological candidate into IND-enabling studies, the manufacturing processes for biological products is more complex and expensive than with small molecule products and additional manufacturing suppliers may be needed to manufacture clinical supplies for these programs. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

The manufacture of drug products, and particularly biologics, is complex and our third-party manufacturers may encounter difficulties in production. If any of our third-party manufacturers encounter such difficulties, our ability to provide supply of our current product candidates or any future product candidates for clinical trials or our products for patients, if approved, could be delayed or prevented.

Manufacturing drugs, particularly biologics, especially in large quantities, is often complex and may require the use of innovative technologies to handle living cells. Each lot of an approved biologic must undergo thorough testing for identity, strength, quality, purity and potency. Manufacturing biologics requires facilities specifically designed for and validated for this purpose, and sophisticated quality assurance and quality control procedures are necessary. Slight deviations anywhere in the manufacturing process, including filling, labeling, packaging, storage and shipping and quality control and testing, may result in lot failures, product recalls or spoilage. When changes are made to the manufacturing process, we may be required to provide preclinical and clinical data showing the comparable identity, strength, quality, purity or potency of the products before and after such changes. If microbial, viral or other contaminations are discovered at the facilities of our manufacturers, such facilities may need to be closed for an extended period of time to investigate and remedy the contamination, which could delay clinical trials and adversely harm our business.

In addition, there are risks associated with large scale manufacturing for clinical trials or commercial scale including, among others, cost overruns, potential problems with process scale-up, process reproducibility, stability issues, compliance with good manufacturing practices, lot consistency and timely availability of raw materials. Even if we obtain marketing approval for any of our current product candidates or any future product candidates, there is no assurance that our manufacturers will be able to manufacture the approved product to specifications acceptable to the FDA or other comparable foreign regulatory authorities, to produce it in sufficient quantities to meet the requirements for the potential commercial launch of the product or to meet potential future demand. If our manufacturers are unable to produce sufficient quantities for clinical trials or for commercialization, our development and commercialization efforts would be impaired, which would have an adverse effect on our business, financial condition, results of operations and growth prospects.

Risks Related to New OSR Holdings’ Intellectual Property

The following risk factors reference the risks and uncertainties relating to the intellectual property of OSR Holdings, which, following the closing of the Business Combination, will be the intellectual property of New OSR Holdings. References in this section to “we,” “us,” and “our” refer to OSR Holdings prior to the closing of the Business Combination and to New OSR Holdings after closing.

If we are unable to obtain and maintain patent and other intellectual property protection for our technology and product candidates or if the scope of the intellectual property protection obtained is not sufficiently broad, we may not be able to compete effectively in our markets.

We rely upon a combination of patents, trademarks, trade secret protection and confidentiality agreements with employees, consultants, collaborators, advisors and other third parties to protect the intellectual property related to our product candidates. Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our product candidates and any future product candidates. We also seek to protect our proprietary position by in-licensing or acquiring intellectual property and filing patent applications in the United States and abroad related to our development programs and product candidates. The patent prosecution process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. Furthermore, there is always a risk that our licensed or owned issued patents and any pending and future patent applications may not protect our product candidates, in whole or in part, and may not effectively prevent others from commercializing competitive product candidates, or that an alteration to product candidates or processes may provide sufficient basis for a competitor to avoid infringing our patent claims. The risks associated with patent rights generally apply to patent rights that we in-license now or in the future, as well as patent rights that we may own now or in the future.

It is also possible that we will fail to identify patentable aspects of our research and development output before it is too late to obtain patent protection. Although we enter into non-disclosure and confidentiality agreements with parties who have access to confidential or patentable aspects of their research and development output, such as employees, corporate collaborators, outside scientific collaborators, CROs, contract manufacturers, consultants, advisors and other third parties, any of these parties may breach the agreements and disclose such output before a patent application is filed, thereby jeopardizing our ability to obtain patent protection. In addition, while we will have pre-publication review procedures in effect, premature or inadvertent publication of potentially patentable subject matter could preclude our ability to obtain patent protection.

We may choose not to seek patent protection for certain innovations or product candidates and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable and, in any event, any patent protection we obtain may be limited. As a result, product candidates may not be protected by patents in all jurisdictions. We generally apply for patents in those countries where we intend to make, have made, use, offer for sale, or sell product candidates and where we assess the risk of infringement to justify the cost of seeking patent protection. However, we do not seek protection in all countries where we intend to sell product candidates and we may not accurately predict all the countries where patent protection would ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. The patent applications that we own or in-license may fail to result in issued patents with claims that cover product candidates in the United States or in other countries. We may also inadvertently make statements to regulatory agencies during the regulatory approval process that may be inconsistent with positions that have been taken during prosecution of our patents, which may result in such patents being narrowed, invalidated or held unenforceable.

The patent applications that we own or in-license may fail to result in issued patents with claims that cover our product candidates or any future product candidate in the United States or in other countries. Our pending PCT patent applications are not eligible to become issued patents until, among other things, we file a national stage patent application within 30 months in the countries in which we seek patent protection. If we do not timely file any national stage patent applications, we may lose our priority date with respect to our PCT patent applications and any patent protection on the inventions disclosed in such PCT patent applications. We cannot guarantee any current or future patents will provide us with any meaningful protection or competitive advantage. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications have been found, which can prevent a patent from issuing from a pending patent application or be used to invalidate an issued patent. The examination process may require us to narrow our claims, which may limit the scope of patent protection that we may ultimately obtain. Even if patents do successfully issue and even if such patents cover our product candidates or any future product candidate, third parties may challenge their validity, enforceability or scope, which may result in such patents being narrowly construed, invalidated, or held unenforceable, any of which could limit our ability to prevent competitors and other third parties from developing and marketing similar product candidates or limit the length of terms of patent protection we may have for our product candidates and technologies. Other companies may also design around technologies we have patented, licensed or developed. In addition, the issuance of a patent does not give us the right to practice the patented invention. Third parties may have blocking patents that could prevent us from marketing product candidates or practicing our own patented technology or impose a substantial royalty burden to do so. Any successful opposition to these patents or any other patents owned by or licensed to us could deprive us of rights necessary for the successful commercialization of any product candidates that we may develop. Further, if we encounter delays in regulatory approvals, the period of time during which we could market a product candidate under patent protection could be reduced. If any of our patents are challenged, invalidated, circumvented by third parties or otherwise limited or expire prior to the commercialization of our product candidates, and if we do not own or have exclusive rights to other enforceable patents protecting our product candidates or other technologies, competitors and other third parties could market product candidates and use processes that are substantially similar to, or superior to, ours and our business would suffer.

If the patent applications we hold or have in-licensed with respect to our product candidates fail to issue, if their breadth or strength of protection is threatened, or if they fail to provide meaningful exclusivity for our product candidates or any future product candidate, it could dissuade companies from collaborating with us to develop product candidates, and threaten our ability to commercialize, future drugs. Any such outcome could have a materially adverse effect on our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. The standards that the U.S. Patent and Trademark Office (the “USPTO”) and its counterparts in other countries use to grant patents are not always applied predictably or uniformly. In addition, the laws of countries other than the United States may not protect our rights to the same extent as the laws of the United States, and many companies have encountered significant problems in protecting and defending such rights in such jurisdictions. For example, European patent law restricts the patentability of methods of treatment of the human body more than United States law does.

Other parties have developed technologies that may be related or competitive to our own technologies and such parties may have filed or may file patent applications, or may have received or may receive patents, claiming inventions that may overlap or conflict with those claimed in our own or licensed patent applications or issued patents. Furthermore, publications of discoveries in scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our owned or licensed patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued which protect our technology or product candidates, in whole or in part, or which effectively prevent others from commercializing competitive technologies and product candidates. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Patent reform legislation in the United States, including the Leahy-Smith America Invents Act (the “Leahy-Smith Act”), could increase those uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith Act made significant changes to U.S. patent law, including the way patent applications are prosecuted, redefined prior art and provided more efficient and cost-effective avenues for competitors to challenge the validity of patents. The Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications, our ability to obtain future patents, and the enforcement or defense of our issued patents, all of which could harm our business, financial condition, results of operations and prospects.

The issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our owned and licensed patents may be challenged in the courts or patent offices in the United States and abroad.

Any patents that we have or may be issued provide us some protections but the patent issuance may be challenged on multiple grounds. We may in the future be subject to third-party pre-issuance submissions of prior art to the USPTO or its equivalents and we or our licensors have in the past, and may in the future, become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings in the U.S. or in other jurisdictions challenging our patent rights or the patent rights of others. A third party may also claim that our owned or licensed patent rights are invalid or unenforceable in a litigation.

The outcome following legal assertions of invalidity and unenforceability is unpredictable. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or product candidates and compete directly with us, without payment to us, result in our inability to manufacture or commercialize product candidates without infringing third-party patent rights or result in our breach of agreements pursuant to which we license such rights to our collaborators or licensees. In addition, if the breadth or strength of protection provided by our patents and patent applications is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future product candidates. Such challenges may result in loss of exclusivity or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and product candidates, or limit the duration of the patent protection of our technology and product candidates. Such challenges also may result in substantial cost and require significant time from our scientists and management, even if the eventual outcome is favorable to us. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Even if they are unchallenged, our owned and licensed patents and pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our owned or licensed patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. For example, a third party may develop a competitive product that provides benefits similar to one or more of our product candidates but that falls outside the scope of our patent protection. Moreover, patents have a limited lifespan. In the United States, the natural expiration of a patent is generally 20 years after it is filed. Various extensions may be available; however the life of a patent, and the protection it affords, is limited. Without patent protection for our current or future product candidates, it may be open to competition from generic versions of such product candidates. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing product candidates similar or identical to our own and, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Patent terms and their scope may be inadequate to protect our competitive position on current and future product candidates for an adequate amount of time.

Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. In certain instances, the patent term may be adjusted to add additional days to compensate for delays incurred by the USPTO in issuing the patent. Also, the patent term may be extended for a period of time to compensate for at least a portion of the time a product candidate was undergoing FDA regulatory review. However, the life of a patent, and the protection it affords, is limited. Even if patents covering product candidates are obtained, once the patent life has expired, we may be open to competition from competitive product candidates, including generics or biosimilars. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized.

We do not currently and may not in the future own or license any issued composition of matter patents covering certain of our product candidates, and we cannot be certain that any of our other issued patents will provide adequate protection for such product candidates.

Composition-of-matter patents on the active pharmaceutical ingredient (“API”) in prescription drug products are generally considered to be the strongest form of intellectual property protection for drug products because those types of patents provide protection without regard to any particular method of use or manufacture or formulation of the API used. While we generally seek composition of matter patents for our product candidates, such patents may not be available for all of our product candidates.

Method-of-use patents protect the use of a product for the specified method and formulation patents cover formulations of the API. These types of patents do not prevent a competitor or other third party from developing or marketing an identical product for an indication that is outside the scope of the patented method or from developing a different formulation that is outside the scope of the patented formulation. Moreover, with respect to method-of-use patents, even if competitors or other third parties do not actively promote their product for our targeted indications or uses for which we may obtain patents, physicians may recommend that patients use these products off-label, or patients may do so themselves. Although off-label use may infringe or contribute to the infringement of method-of-use patents, the practice is common, and this type of infringement is difficult to prevent or prosecute.

Our owned and licensed patents and pending patent applications, if issued, may not adequately protect our intellectual property or prevent competitors or others from designing around our patent claims to circumvent our owned or licensed patents by developing similar or alternative technologies or therapeutics in a non-infringing manner. If the breadth or strength of protection provided by the patents and patent applications we own or license with respect to our product candidates is not sufficient to impede such competition or is otherwise threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

If we do not obtain protection under the Hatch-Waxman Amendments by extending the patent term, our business may be harmed.

Our commercial success will largely depend on our ability to obtain and maintain patent and other intellectual property in the United States and other countries with respect to our proprietary technology, product candidates and our target indications. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting our product candidates might expire before or shortly after such candidate begins to be commercialized. We expect to seek extensions of patent terms in the United States and, if available, in other countries where we are prosecuting patents.

Depending upon the timing, duration and specifics of FDA marketing approval of product candidates, one or more of our U.S. patents may be eligible for a limited patent term extension (“PTE”) under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years beyond the normal expiration of the patent as compensation for patent term lost during development and the FDA regulatory review process, which is limited to the approved indication (and potentially additional indications approved during the period of extension) covered by the patent. This extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval and is limited to only one patent that covers the approved product, the approved use of the product, or a method of manufacturing the product. However, the applicable authorities, including the FDA and the USPTO in the United States, and any equivalent regulatory authority in other countries, may refuse to grant extensions to our patents, or may grant more limited extensions than we request. We may not be granted an extension because of, for example, failing to apply within applicable deadlines, failing to apply prior to expiration of relevant patents or otherwise failing to satisfy applicable requirements. Moreover, the applicable time-period or the scope of patent protection afforded could be less than we request. Even if we are able to obtain an extension, the patent term may still expire before or shortly after we receive FDA marketing approval.

If we are unable to extend the expiration date of our existing patents or obtain new patents with longer expiry dates, our competitors may be able to take advantage of our investment in development and clinical trials by referencing our clinical and pre-clinical data to obtain approval of competing product candidates following our patent expiration and launch their product earlier than might otherwise be the case.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated as a result of non-compliance with these requirements.

Periodic maintenance fees on any issued patent are due to be paid to the USPTO and other patent agencies in other jurisdictions in several stages over the lifetime of the patent. The USPTO and various national or international patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. In certain circumstances, we rely on our licensing partners to pay these fees due to U.S. and non-U.S. patent agencies and to take the necessary action to comply with these requirements with respect to our licensed intellectual property. While an inadvertent lapse can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction(s). Non-compliance events that could result in abandonment or lapse of patent rights include, but are not limited to, failure to timely file national and regional stage patent applications based on our international patent applications, failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents. If we or our licensors fail to maintain the patents and patent applications covering our product candidates or any future product candidate, our competitors might be able to enter the market earlier than anticipated, which would have an adverse effect on our business.

Third party claims or litigation alleging infringement, misappropriation or other violations of third-party patents or other proprietary rights or seeking to invalidate our patents or other proprietary rights, may delay or prevent the development and commercialization of our product candidates and any future product candidate.

Our commercial success depends in part on our avoidance of infringement, misappropriation and other violations of the patents and proprietary rights of third parties. However, our research, development and commercialization activities may be subject to claims that we infringe, misappropriate or otherwise violate patents or other intellectual property rights owned or controlled by third parties. Our competitors or other third parties may assert infringement claims against us, alleging that our product candidates are covered by their patents. We cannot be certain that we do not infringe existing patents or that we will not infringe patents that may be granted in the future. There is a substantial amount of litigation, both within and outside the United States, involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including patent infringement lawsuits, interferences, derivation and administrative law proceedings, inter partes review, and post-grant review before the USPTO, as well as oppositions and similar processes in other jurisdictions. Numerous U.S. and non-U.S. issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing product candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, and as we gain greater visibility, the risk increases that our product candidates or other business activities may be subject to claims of infringement of the patent and other proprietary rights of third parties. Third parties may assert that we are infringing their patents or employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of our product candidates.

Additionally, because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe that we are not aware of. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover any of our product candidates, the holders of any such patents may be able to block our ability to commercialize such product candidate unless we obtained a license under the applicable patents, or until such patents expire. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy, the holders of any such patent may be able to block our ability to develop and commercialize the applicable product candidate unless we obtained a license or until such patent expires. In either case, such a license may not be available on commercially reasonable terms or at all. Claims that we have misappropriated the confidential information or trade secrets of third parties could have a similar negative impact on our business. In addition, we may be subject to claims that we are infringing other intellectual property rights, such as trademarks or copyrights, or misappropriating the trade secrets of others, and to the extent that our employees, consultants or contractors use intellectual property or proprietary information owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions, which could be time-consuming and divert the attention of senior management.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business, as well as potentially be liable for substantial, or even treble, damages.

Persons may seek injunctive or other equitable relief, which may prevent us from continuing to develop and commercialize our product candidates. The defense costs to such actions are substantial and require management and other knowledge employees to divert their attention from existing operations to defending such claims. In the event of a successful infringement or other intellectual property claim against it, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our affected product candidates, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly. We cannot provide any assurances that third-party patents do not exist which might be enforced against our product candidates, resulting in either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation to third parties.

Some of our competitors may be able to sustain the costs of complex intellectual property litigation more effectively than we can because the competitors have substantially greater resources. In addition, intellectual property litigation, regardless of its outcome, may cause negative publicity, adversely impact prospective customers, cause product shipment delays, or prohibit us from manufacturing, marketing or otherwise commercializing our product candidates, services, and technology. Any uncertainties resulting from the initiation and continuation of any litigation could adversely impact our ability to raise additional funds or otherwise harm our business, results of operation, financial condition or cash flows.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments, which could adversely impact the price of our common shares.

We may not identify relevant third-party patents or may incorrectly interpret the relevance, scope or expiration of a third-party patent, which might harm our ability to develop and market our product candidates.

We cannot guarantee that any of our or our licensors’ patent searches or analyses, including the identification of relevant patents, the scope of patent claims or the expiration of relevant patents, are complete or thorough, nor can we be certain that we have identified each and every third-party patent and pending application in the United States and abroad that is or may be relevant to or necessary for the commercialization of product candidates in any jurisdiction. Patent applications in the United States and elsewhere are not published until approximately 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. In addition, U.S. patent applications filed before November 29, 2000 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Therefore, patent applications covering our product candidates could have been filed by others without our knowledge. Additionally, pending patent applications that have been published can, subject to certain limitations, be later amended in a manner that could cover product candidates or the use of our product candidates. The scope of a patent claim is determined by an interpretation of the law, the written disclosure in a patent and the patent’s prosecution history. Our interpretation of the relevance or the scope of a patent or a pending application may be incorrect, which may negatively impact our ability to market our product candidates. We may incorrectly determine that our product candidates are not covered by a third-party patent or may incorrectly predict whether a third party’s pending application will issue with claims of relevant scope. Our determination of the expiration date of any patent in the United States or abroad that we consider relevant may be incorrect and we may incorrectly conclude that a third-party patent is invalid or unenforceable. Our failure to identify and correctly interpret relevant patents may negatively impact our ability to develop and market our product candidates.

If we fail to identify and correctly interpret relevant patents, we may be subject to infringement claims. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing any of our product candidates that are held to be infringing. We might, if possible, also be forced to redesign product candidates or services so that we no longer infringe the third-party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

We may be involved in lawsuits to protect or enforce our patents, the patents of our licensors or our other intellectual property rights, which could be expensive, time consuming and unsuccessful.

Competitors may infringe, misappropriate or otherwise violate our patents, the patents of our licensors or our other intellectual property rights. To counter infringement or unauthorized use, we may be required to file and prosecute legal claims against one or more third parties, which can be expensive and time-consuming, even if ultimately successful. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. As a result, we cannot predict with certainty how much protection, if any, will be given to our patents if we attempt to enforce them and they are challenged in court. Further, even if we prevail against an infringer in U.S. district court, there is always the risk that the infringer will file an appeal and the district court judgment will be overturned at the appeals court and/or that an adverse decision will be issued by the appeals court relating to the validity or enforceability of our patents. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated or interpreted narrowly and could put our patent applications at risk of not issuing. The initiation of a claim against a third party may also cause the third party to bring counter claims against us such as claims asserting that our patents are invalid or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or lack of written description or statutory subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant material information from the USPTO, or made a materially misleading statement, during prosecution. Third parties may also raise similar validity claims before the USPTO in post-grant proceedings such as ex parte reexaminations, inter partes review, or post-grant review, or oppositions or similar proceedings outside the United States, in parallel with litigation or even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. We cannot be certain that there is no invalidating prior art, of which it and the patent examiner were unaware during prosecution. For the patents and patent applications that we have licensed, we may have limited or no right to participate in the defense of any licensed patents against challenge by a third party. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of any future patent protection on our current or future product candidates. Such a loss of patent protection could harm our business. Additionally, any adverse outcome could allow third parties to commercialize our products and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize products without infringing third-party patent rights.

Even if we establish infringement, the court may decide not to grant an injunction against further infringing activity and instead award only monetary damages, which may or may not be an adequate remedy. We may not be able to detect or prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States. Any litigation or other proceedings to enforce our intellectual property rights may fail, and even if successful, may result in substantial costs and distract our management and other employees.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have an adverse effect on the price of our common shares.

We may not have sufficient financial or other resources to adequately conduct such litigation or proceedings. Some of our competitors or other third parties may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our issued patent, any patents that may be issued as a result of our pending or future patent applications or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

Because many of the patents we own are owned by our subsidiaries and investments, and in certain cases by subsidiaries or investments that are not or will not be directly commercializing products, we may not be in a position to obtain a permanent injunction against a third party that is found to infringe our patents.

Many patents that we own are assigned to our subsidiaries or investment companies. If a third party is found to be infringing such patents, we and our direct subsidiaries may not be able to permanently enjoin the third party from making, using, offering for sale or selling the infringing product or activity for the remaining life of such patent in the United States or other jurisdictions when the patent is assigned to a subsidiary, which is not the entity that is or would be commercializing a potentially competitive product or service. In such a circumstance, such third party may be able to compete with us or our subsidiaries or investment companies, which could have a material adverse effect on our competitive position, business, financial condition, results of operations, and prospects.

Changes in U.S. patent law or the patent law of other countries or jurisdictions could diminish the value of patents in general, thereby impairing our ability to protect our product candidates.

As is the case with other biopharmaceutical companies, New OSR Holdings’ success is heavily dependent on intellectual property, particularly patents. Obtaining and enforcing patents in the biopharmaceutical industry involves both technological and legal complexity and is costly, time-consuming and inherently uncertain. For example, on September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act included a number of significant changes to U.S. patent law, including provisions that affect the way patent applications will be prosecuted and that may also affect patent litigation. In particular, under the Leahy-Smith Act, the United States transitioned in March 2013 to a “first to file” system in which the first inventor to file a patent application is typically entitled to the patent. Third parties are allowed to submit prior art before the issuance of a patent by the USPTO, and may become involved in post-grant proceedings, including opposition, derivation, reexamination, inter partes review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope or enforceability of, or invalidate, our patent rights, which could adversely affect New OSR Holdings’ competitive position.

In addition, The U.S. Supreme Court has ruled on several patent cases in recent years, either narrowing the scope of patent protection available in certain circumstances or weakening the rights of patent owners in certain situations. In addition to increasing uncertainty with regard to our ability to obtain patents in the future, this combination of events has created uncertainty with respect to the value of patents, once obtained. Depending on decisions by the U.S. Congress, the federal courts and the USPTO, the laws and regulations governing patents could change in unpredictable ways that would weaken New OSR Holdings’ ability to obtain new patents or to enforce patents that it might obtain in the future.

Similarly, changes in patent law and regulations in other countries or jurisdictions or changes in the governmental bodies that enforce them or changes in how the relevant governmental authority enforces patent laws or regulations may weaken our ability to obtain new patents or to enforce patents that we have licensed or that we may obtain in the future. For example, the complexity and uncertainty of European patent laws have also increased in recent years. In Europe, in June 2023, a new unitary patent system was introduced, which will significantly impact European patents, including those granted before the introduction of the system. Under the unitary patent system, after a European patent is granted, the patent proprietor can request unitary effect, thereby getting a European patent with unitary Effect, or a Unitary Patent. Each Unitary Patent is subject to the jurisdiction of the Unitary Patent Court, or the UPC. As the UPC is a new court system, there is no precedent for the court, increasing the uncertainty of any litigation. Patents granted before the implementation of the UPC will have the option of opting out of the jurisdiction of the UPC and remaining as national patents in the UPC countries. Patents that remain under the jurisdiction of the UPC may be potentially vulnerable to a single UPC-based revocation challenge that, if successful, could invalidate the patent in all countries who are signatories to the UPC. We cannot predict with certainty the long-term effects of the new unitary patent system.

We cannot predict future changes in the interpretation of patent laws or changes to patent laws that might be enacted into law by United States and non-U.S. legislative bodies. Those changes may materially affect our patents or patent applications and our ability to obtain additional patent protection in the future.

The validity, scope and enforceability of any patents listed in the Orange Book that cover our product candidates or patents that cover our biologic product candidates can be challenged by third parties.

If one of our product candidates is approved by the FDA and if a third party files an application under Section 505(b)(2) or an abbreviated new drug application (“ANDA”) under Section 505(j) for a generic product containing any of our product candidates, and relies in whole or in part on studies conducted by or for us, the third party will be required to certify to the FDA that either: (1) there is no patent information listed in the FDA’s Approved Drug Products with Therapeutic Equivalence Evaluations (the “Orange Book”) with respect to our NDA for the applicable approved product candidate; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid or will not be infringed by the manufacture, use or sale of the third party’s generic product. A certification under 21 CFR § 314.94(a)(12)(i)(A)(4) that the new product will not infringe the Orange Book-listed patents for the applicable approved product candidate, or that such patents are invalid, is called a paragraph IV certification. If the third party submits a paragraph IV certification to the FDA, a notice of the paragraph IV certification must also be sent to us once the third party’s ANDA is accepted for filing by the FDA. We may then initiate a lawsuit to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving the third party’s ANDA until the earliest of 30 months or the date on which the patent expires, the lawsuit is settled, or the court reaches a decision in the infringement lawsuit in favor of the third party. If we do not file a patent infringement lawsuit within the required 45-day period, the third party’s ANDA will not be subject to the 30-month stay of FDA approval.

Moreover, a third party may challenge the current patents, or patents that may issue in the future, within our portfolio, which could result in the invalidation of some or all of the patents that might otherwise be eligible for listing in the Orange Book for one of our products. If a third party successfully challenges all of the patents that might otherwise be eligible for listing in the Orange Book for one of our products before an ANDA or 505(b)(2) NDA is filed we will be unable to obtain a 30-month stay of FDA approval of a 505(b)(2) or ANDA.

For biologics, the BPCIA provides a mechanism for one or more third parties to seek FDA approval to manufacture or sell a biosimilar or interchangeable versions of brand name biological product candidates. Due to the large size and complexity of biological product candidates, as compared to small molecules, a biosimilar must be “highly similar” to the reference product with “no clinically meaningful differences between the two.” The BPCIA does not require reference product sponsors to list patents in the FDA’s Orange Book and does not include an automatic 30-month stay of FDA approval upon the timely filing of a lawsuit. The BPCIA, however, does require a formal pre-litigation process which includes the exchange of information between a biosimilar applicant and a reference biologic sponsor that includes the identification of relevant patents and each parties’ basis for infringement and invalidity. After the exchange of this information, we may then initiate a lawsuit within 30 days to defend the patents identified in the exchange. If the biosimilar applicant successfully challenges the asserted patent claims, it could result in the invalidation of, or render unenforceable, some or all of the relevant patent claims or result in a finding of non-infringement.

If we are unsuccessful in enforcing our patents against generics or biosimilars, our products could face competition prior to the expiration of the patents which cover such products, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Furthermore, any such litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert management’s attention from our core business, and may result in unfavorable results that could limit our ability to prevent third parties from competing with product candidates.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on product candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. The requirements for patentability may differ in certain countries, particularly developing countries, and the breadth of patent claims allowed can be inconsistent. In addition, the laws of some countries do not protect intellectual property rights to the same extent as laws of the United States. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States, or from selling or importing product candidates made using our inventions in and into the United States or other jurisdictions. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own product candidates and may also export infringing product candidates to territories where we have patent protection, but enforcement is not as strong as that in the United States. These product candidates may compete with our product candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

We do not have patent rights in all countries in which a market may exist. Moreover, in jurisdictions where we do have patent rights, proceedings to enforce such rights could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing. Additionally, such proceedings could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Thus, we may not be able to stop a competitor from marketing and selling in other countries product candidates and services that are the same as or similar to our product candidates and services, and our competitive position would be harmed.

Many companies have encountered significant problems in protecting and defending intellectual property rights in other jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, particularly those relating to biotechnology product candidates, which could make it difficult for us to stop the infringement of our patents or marketing of competing product candidates in violation of our proprietary rights generally. Proceedings to enforce our patent rights in other jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

Many countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In addition, many countries limit the enforceability of patents against government agencies or government contractors. In those countries, we may have limited remedies, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we are unable to protect the confidentiality of any trade secrets, our business and competitive position would be harmed.

In addition to seeking patents for any product candidates, we may rely on trade secrets, including know-how, technology and other proprietary information, to maintain our competitive position. We seek to protect this information, in part, by entering into non-disclosure and confidentiality agreements with parties who have access to them, such as our employees, corporate collaborators, outside scientific collaborators, contract manufacturers, consultants, advisors and other third parties. We also enter into confidentiality and invention or patent assignment agreements with our employees and consultants.

Because we rely and expect to continue to rely on third parties to manufacture our product candidates and future product candidates, and we collaborate and expect to continue to collaborate with third parties on the development of current and future product candidates, we must, at times, share trade secrets with them. If we conduct joint research and development programs, we may be required to share trade secrets under the terms of our research and development partnerships or similar agreements. We seek to protect our proprietary technology in part by entering into confidentiality agreements and, if applicable, material transfer agreements, consulting agreements or other similar agreements with our advisors, employees, third-party contractors and consultants prior to beginning research or disclosing proprietary information. These agreements typically limit the rights of the third parties to use or disclose our confidential information, including our trade secrets. Despite the contractual provisions employed when working with third parties, the need to share trade secrets and other confidential information increases the risk that such trade secrets become known by our competitors, are inadvertently incorporated into the technology of others, or are disclosed or used in violation of these agreements. Any disclosure, either intentional or unintentional, by our employees, the employees of third parties with whom we share facilities or third-party consultants and vendors that we engage to perform research, clinical trials or manufacturing activities, or misappropriation by third parties (such as through a cybersecurity breach) of our trade secrets or proprietary information could enable competitors to duplicate or surpass our technological achievements, thus eroding our competitive position in the market. Further, adequate remedies may not exist in the event of unauthorized use or disclosure. Given that our proprietary position is based, in part, on our know-how and trade secrets, a competitor’s discovery of our trade secrets or other unauthorized use or disclosure would impair our competitive position and may have an adverse effect on our business and results of operations.

In addition, these agreements typically restrict the ability of our advisors, employees, third-party contractors and consultants to publish data potentially relating to our trade secrets, although our agreements may contain certain limited publication rights. Policing unauthorized use of our or our licensors’ intellectual property is difficult, expensive and time-consuming, and we may be unable to determine the extent of any unauthorized use. Moreover, enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Despite our efforts to protect our trade secrets, our competitors and other third parties may discover our trade secrets, including our proprietary software, either through breach of our agreements with third parties, independent development or publication of information by any of our third-party collaborators. A competitor’s or other third party’s discovery of our trade secrets, including our proprietary software, would impair our competitive position and have an adverse impact on our business.

We cannot guarantee that we have entered into non-disclosure, confidentiality agreements, material transfer agreements or consulting agreements with each party that may have or have had access to our trade secrets or proprietary software, technology and processes. Despite these efforts, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets and proprietary software, and we may not be able to obtain adequate remedies for such breaches. Monitoring unauthorized uses and disclosures of our intellectual property is difficult, and we do not know whether the steps we have taken to protect our intellectual property will be effective. In addition, we may not be able to obtain adequate remedies for any such breaches. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. If any of our trade secrets, including our proprietary software, were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them, or those to whom they communicate it, from using that technology or information to compete with us. If any of our trade secrets, including our proprietary software, were to be disclosed to or independently developed by a competitor or other third party, our competitive position would be harmed.

We may be subject to claims challenging the inventorship or ownership of our patents and other intellectual property.

We rely on a combination of internally developed and in-licensed intellectual property rights and we or our licensors may be subject to claims that former employees, collaborators or other third parties have an interest in our owned or in-licensed patents, trade secrets, or other intellectual property as an inventor or co-inventor. For example, we or our licensors may have inventorship disputes arise from conflicting obligations of employees, consultants or other third parties who are involved in developing product candidates. Litigation may be necessary to defend against these and other claims challenging inventorship or our or our licensors’ ownership of our owned or in-licensed patents, trade secrets or other intellectual property. If we or our licensors fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, intellectual property that is important to product candidates. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could harm our business, financial condition, results of operations and prospects.

In addition, while it is our policy to require our employees, contractors and other third parties who may be involved in the development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who in fact develops intellectual property that we regard as our own. Our invention assignment agreements may not be self-executing or may be breached, and we may not have adequate remedies for any such breach. Additionally, we may be forced to bring claims against third parties, or defend claims they may bring against us, to determine the ownership of what we regard as our intellectual property. Furthermore, individuals executing agreements with us may have pre-existing or competing obligations to a third party, such as an academic institution, and thus an agreement with us may be ineffective in perfecting ownership of inventions developed by that individual.

Any trademarks we have obtained or may obtain may be infringed or successfully challenged, resulting in harm to our business.

We rely on trademarks as one means to distinguish product candidates that are approved for marketing from the product candidates of our competitors. Our current and future trademark applications in the United States and in other jurisdictions may not be allowed or may subsequently be opposed, challenged, infringed, circumvented, declared generic or determined to be infringing other marks. Additionally, once we select new trademarks and apply to register them, our trademark applications may not be approved. Third parties have in the past opposed, are currently opposing and may in the future oppose or attempt to cancel our trademark applications or trademarks, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand product candidates, which could result in loss of brand recognition and could require us to devote resources to advertising and marketing new brands. Our competitors may infringe our trademarks and we may not have adequate resources to enforce our trademarks. If we attempt to enforce our trademarks and assert trademark infringement claims, a court may determine that the marks we have asserted are invalid or unenforceable, or that the party against whom we have asserted trademark infringement has superior rights to the marks in question. In this case, we could ultimately be forced to cease use of such trademarks.

We may not be able to protect our rights to these trademarks and trade names, which we need to build name recognition among potential partners or customers in our markets of interest. At times, competitors may adopt trade names or trademarks similar to ours, thereby impeding our ability to build brand identity and possibly leading to market confusion. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Over the long term, if we are unable to establish name recognition based on our trademarks and trade names, then we may not be able to compete effectively and our business may be adversely affected. Our efforts to enforce or protect our proprietary rights related to trademarks, trade secrets, domain names, copyrights or other intellectual property may be ineffective and could result in substantial costs and diversion of resources. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Intellectual property rights do not necessarily address all potential threats to our competitive advantage.

Once granted, patents may remain open to invalidity challenges including opposition, interference, re-examination, post-grant review, inter partes review, nullification or derivation action in court or before patent offices or similar proceedings for a given period after allowance or grant, during which time third parties can raise objections against such grant. In the course of such proceedings, which may continue for a protracted period of time, the patent owner may be compelled to limit the scope of the allowed or granted claims thus attacked, or may lose the allowed or granted claims altogether.

In addition, the degree of future protection afforded by our intellectual property rights is uncertain because intellectual property rights have limitations, and may not adequately protect our business, provide a barrier to entry against our competitors or potential competitors, or permit us to maintain our competitive advantage.

Moreover, if a third party has intellectual property rights that cover the practice of our technology, we may not be able to fully exercise or extract value from our intellectual property rights. The following examples are illustrative:

•        others may be able to make formulations or compositions that are the same as or similar to product candidates, but that are not covered by the claims of the patents that we own;

•        others may be able to make product candidates that are similar to product candidates that we intend to commercialize that are not covered by the patents that we exclusively licensed and have the right to enforce;

•        we, our licensor or any collaborators might not have been the first to make or reduce to practice the inventions covered by the issued patents or pending patent applications that we own or have exclusively licensed;

•        we or our licensor or any collaborators might not have been the first to file patent applications covering certain of our inventions;

•        others may independently develop similar or alternative technologies or duplicate any of our technologies without infringing our intellectual property rights;

•        issued patents that we own or have exclusively licensed may not provide us with any competitive advantages, or may be held invalid or unenforceable as a result of legal challenges;

•        our competitors might conduct research and development activities in the United States and other countries that provide a safe harbor from patent infringement claims for certain research and development activities, as well as in countries where we do not have patent rights, and then use the information learned from such activities to develop competitive product candidates for sale in our major commercial markets; and we may not develop additional proprietary technologies that are patentable;

•        third parties performing manufacturing or testing for us using our product candidates or technologies could use the intellectual property of others without obtaining a proper license;

•        parties may assert an ownership interest in our intellectual property and, if successful, such disputes may preclude us from exercising exclusive rights over that intellectual property;

•        we may not develop or in-license additional proprietary technologies that are patentable;

•        we may not be able to obtain and maintain necessary licenses on commercially reasonable terms, or at all;

•        the patents of others may harm our business; and

•        we may choose not to file a patent application in order to maintain certain trade secrets or know-how, and a third party may subsequently file a patent application covering such intellectual property.

Should any of these events occur, they could significantly harm our business and results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On May 23, 2024, BLAC and OSR Holdings entered into an Amended & Restated Business Combination Agreement. The Amended and Restated Business Combination Agreement was amended on December 20, 2024.

The following unaudited pro forma condensed combined financial information (the “Pro Forma Information”) gives effect to the Business Combination and the other events described below.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and ASC which is the current single source of U.S. GAAP. Under this method of accounting, BLAC will be treated as the “acquired” company and OSR Holdings will be considered the accounting acquirer for accounting purposes as set forth by the guidance in ASC 805-10. This conclusion is supported by the voting interest model referenced in ASC 805-10-55-12 as 82.3% (no redemption), 82.7% (50% redemption) and 83.1% (maximum redemption) of the voting interest scenarios in New OSR Holdings which will be held by the historical shareholder group of OSR Holdings. Further, BCM and its affiliates are the largest single owner of shares of OSR Holdings, and will also be the largest single owner of shares in the Combined Company in each of the no redemption, 50% redemption, and maximum redemption scenarios. The stockholders of OSR Holdings will have sufficient voting power to elect or remove a majority of the board of directors of the Combined Company. The compositions of the governing body and senior management team of the combined entity present a less defined indicator as Kuk Hyoun Hwang is an officer and director of BLAC and Chairman of the Board of OSR Holdings. Kuk Hyoun Hwang served as CEO of OSR Holdings from July 2019 until August 2021 and from December 2022 to August 2024. No other officers of BLAC will be officers of the Combined Company. The composition of New OSR Holdings is being negotiated by Kuk Hyoun Hwang who represents both BLAC and OSR Holdings so that it is difficult to conclude that one party controls the appointment of the directors of the Combined Company. Accordingly, given the supermajority of voting shares to be held by OSR Holdings stockholders in the Combined Company and the other factors described above, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which BLAC is issuing securities for the net assets of OSR Holdings. Operations prior to the Business Combination will be those of OSR Holdings. The assets and liabilities and the historical operations that are reflected in the financial statements are those of OSR Holdings and are recorded at the historical cost basis of OSR Holdings. BLAC’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of OSR Holdings after consummation of the acquisition.

The unaudited pro forma condensed combined balance sheet data as of September 30, 2024 gives pro forma effect to the Transaction and the other events as if consummated on September 30, 2024. The unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2024 and for the year ended December 31, 2023 give effect to the Transactions and the other events as if consummated on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and accompanying notes of OSR Holdings and BLAC for the applicable periods included elsewhere in this proxy statement/prospectus except that the historical balances for OSR Holdings included in the pro forma financial information as of and for the nine months ended September 30, 2024 were derived from OSR Holdings’ internal records of its activities during the three months ended September 30, 2024 and rolling forward each balance sheet caption from OSR Holdings’ unaudited interim balance sheet as of June 30, 2024 included elsewhere in this proxy statement/prospectus. The Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New OSR Holdings’ financial position or results of operations actually would have been had the Transactions and the other events been completed as of the dates indicated. The Pro Forma Information does not purport to project the financial position or operating results of New OSR Holdings that may be expected for any other period in the future. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or cost savings or synergies that may be achieved as a result of the Business Combination.

The transaction accounting adjustments reflecting the consummation of the Business Combination and related proposed financing transactions are based on certain currently available information and certain assumptions and methodologies that BLAC believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in the accompanying notes, may be revised as additional information becomes available.

Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible that the difference may be material. BLAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and the related proposed financing transactions based on information available to management at this time.

Description of the Business Combination

Each holder of OSR Holdings’ Common Stock that executes a Participating Stockholder Joinder to the Business Combination Agreement, and each holder of OSR Holdings’ Common Stock that executes a Non-Participating Stockholder Joinder on or prior to the Closing will be joined as parties to the Business Combination Agreement, pursuant to which at the Effective Time (i) BLAC shall issue the Aggregate Participating Consideration to the Participating Company Stockholders, and (ii) the Participating Company Stockholders shall sell, transfer, convey, assign and deliver all of their respective shares of OSR Holdings’ Common Stock to BLAC. Pursuant to the Share Exchange, each share of OSR Holdings’ Common Stock held by the Participating Company Stockholders immediately prior to the Effective Time shall be exchanged for the Per Share Consideration. It is a condition to closing under the Business Combination Agreement that holders of at least 60% of the shares of OSR Holdings Common Stock on a fully diluted basis execute a Participating Stockholder Joinder and exchange their shares of OSR Holdings Common Stock with BLAC and, as a result, BLAC will own at least 60% of the outstanding shares of OSR Holdings Common Stock at closing. For further details, see “The Business Combination Agreement — General — Conditions to Closing the Business Combination.”

On the Closing Date, BLAC shall issue to the Participating Company Stockholders up to an aggregate of 24,461,214 shares of BLAC Common Stock, and the Participating Company Stockholders will transfer their respective shares of OSR Holdings’ Common Stock. It is a condition to closing of the Share Exchange that BLAC will acquire from the Participating Company Stockholders at least 60% of the shares of OSR Holdings Common Stock outstanding on the Closing Date. In addition, it is expected that holders of up to an additional 28% of the shares of OSR Holdings Common Stock will enter into Non-Participating Stockholder Joinders, giving BLAC direct ownership or rights to acquire up to 88% of the shares of OSR Holdings Common Stock on the Closing Date. BLAC expects that holders of approximately 12% of the OSR Holdings Common Stock will not sign any Joinder and such shares will remain outstanding and not be subject to any contractual put or call rights, or other conversion rights, with or into BLAC Common Stock. At Closing, the Non-Participating Company Stockholders will continue to hold their shares of OSR Holdings Common Stock subject to the terms of the Non-Participating Stockholder Joinders that contain put and call rights whereby the Non-Participating Company Stockholder shall have the right to cause BLAC to purchase and BLAC shall have the right to cause the Non-Participating Company Stockholder to sell to BLAC or its designee all of the shares of OSR Holdings Common Stock owned and held of record by such Non-Participating Company Stockholder in exchange for the number of shares of BLAC Common Stock set forth in each applicable Non-Participating Shareholder Joinder. These rights become exercisable on or after the earlier of (i) January 1, 2026, or (ii) the date that the Non-Participating Company Stockholder is notified by BLAC of a transaction that will result in a change in control (as defined in the Non-Participating Stockholder Joinder) of BLAC (the “Trigger Date”). The Put Right and Call Right terminate and expire 120 days after the Trigger Date. The exchange ratio is fixed under the put/call rights at the same exchange ratio set forth in the Business Combination Agreement, and there is no option for cash settlement.

There is no specified maximum redemptions threshold stipulated under the Business Combination Agreement. Given that BLAC’s Public Stockholders may elect to redeem their public shares for cash even if they approve the Business Combination, this unaudited pro forma condensed combined information assumes that they redeem all of the shares subject to redemption in the preparation of the unaudited pro forma condensed combined financial statements under the Maximum Redemptions scenario.

Three scenarios are considered in the unaudited pro forma condensed combined financial information presentation herein:

•        Assuming No Redemptions — This scenario assumes that none of the BLAC’s Public Stockholders will elect to redeem their Common Stock for a pro rata portion of cash in the Trust Account, which becomes available for the Business Combination.

•        Assuming 50% Redemptions — This scenario assumes that BLAC’s Public Stockholders will redeem 82,376 shares of BLAC Common Stock upon consummation of the Business Combination at a redemption price of approximately $11.15 per share.

•        Assuming Maximum Redemptions — This scenario assumes that BLAC’s Public Stockholders will redeem 164,752 shares of BLAC Common Stock upon consummation of the Business Combination at a redemption price of approximately $11.15 per share.

The following table illustrates varying ownership levels in BLAC Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the public stockholders and the following additional assumptions: (i) 14,676,728 shares of BLAC Common Stock are issued to the Participating Company Stockholders at consummation of the Business Combination, (ii) all BLAC Rights have been converted to shares of BLAC Common Stock and (iii) the $800,000 promissory note issued by BLAC to Duksung is automatically converted into shares of BLAC Common Stock upon the Closing of the Business Combination. The table below does not take into account (i) the exercise of any BLAC Warrants as the warrants do not become exercisable until 30 days after the consummation of the Business Combination, and (ii) the issuance of any equity awards under the Omnibus Plan as there will be no awards issued under the Omnibus Plan immediately following the consummation of the Business Combination. If the actual facts differ from these assumptions, the ownership percentages in BLAC will be different and totals may not add up to 100% due to rounding.

	Pro Forma Combined (Assuming No Redemptions)		Pro Forma Combined (Assuming 50% Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
	Number of Shares	% Ownership	Number of Shares	% Ownership	Number of Shares	% Ownership
OSR Holdings Stockholders(1)	14,676,728	82.32%	14,676,728	82.71%	14,676,728	83.10%
BLAC Sponsor and Related Parties(2)	2,163,500	12.14%	2,163,500	12.19%	2,163,500	12.25%
BLAC public stockholders(3)	854,752	4.79%	772,376	4.35%	690,000	3.91%
Duksung Co., Ltd.(4)	98,765	0.55%	98,765	0.56%	98,765	0.56%
Chardan Capital Markets, LLC	34,500	0.19%	34,500	0.19%	34,500	0.20%
Total	17,828,245	99.99%	17,745,869	100.00%	17,663,493	100.02%

____________

(1)      Assumes 14,676,728 shares of BLAC Common Stock pursuant to the Business Combination Agreement will be issued by BLAC to the Participating Company Stockholders at consummation of the Business Combination.

(2)      Consists of (i) 2,035,000 shares of BLAC Common Stock held by the Sponsor, (ii) 20,000 shares of BLAC Common Stock held by David J. Yoo, BLAC’s Chief Financial Officer, (iii) 20,000 shares of BLAC Common Stock held by Jin Whan Park, a current director of BLAC, and (iv) 20,000 shares of BLAC Common Stock held by each of the following former directors of BLAC: Steven Reed, Inchul Chung, Hosun Euh, and Radclyffe Roberts. It also assumes the conversion of 430,000 private placement rights held by the Sponsor into 43,000 shares of BLAC Common Stock upon the consummation of the Business Combination. Excludes 34,500 shares currently held in escrow and due to Chardan Capital Markets, LLC upon closing of the Business Combination.

(3)      Assumes the conversion of 6,900,000 public rights into 690,000 shares of BLAC Common Stock.

(4)      The number of shares of BLAC Common Stock that the promissory note converts into is obtained by diving (a) the outstanding principal amount and unpaid accrued interest under the note by (b) eight dollars and ten cents ($8.10). As of the date of this proxy statement, there was an outstanding balance under the promissory note of $800,000.

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

SEPTEMBER 30, 2024

	OSR Holdings Co., Ltd.	U.S. GAAP Adjustments	OSR Holdings Co., Ltd.	USD Conversion Rate	OSR Holdings Co., Ltd.	Bellevue Life Sciences Acquisition Corp.	Combined
	(Korean Won)	(Korean Won)	(Korean Won)		(US Dollar in unit)	(US Dollar in unit)	(US Dollar in unit)
Assets
Non-current assets
Equipment and Vehicles, net	4,869,529	—	4,869,529	1319.60	3,690	—	3,690
Intangible assets, net	219,307,788,371	—	219,307,788,371	1319.60	166,192,625	—	166,192,625
Right-of-use assets, net	100,000,455	29,531,434	129,531,889	1319.60	98,160	—	98,160
Other non-current assets	209,683,563	—	209,683,563	1319.60	158,899	—	158,899
Deferred tax assets	107,387,428	1,538,219	108,925,647	1319.60	82,544	—	82,544
Investments held in Trust Account	—	—	—		—	20,886,019	20,886,019
Goodwill	47,516,587,634	(11,716,110,411)	35,800,477,223	1319.60	27,129,795	—	27,129,795
	267,246,316,980	(11,685,040,758)	255,561,276,222		193,665,713	20,886,019	214,551,732
Current assets
Cash and cash equivalents	551,357,663	—	551,357,663	1319.60	417,822	12,236	430,058
Trade receivables and other receivables, net	1,324,239,630	—	1,324,239,630	1319.60	1,003,516	—	1,003,516
Inventories, net	1,432,891,872	(12,560,715)	1,420,331,157	1319.60	1,076,335	—	1,076,335
Other current financial assets	80,000,000	—	80,000,000	1319.60	60,624	—	60,624
Other current assets	106,092,500	—	106,092,500	1319.60	80,397	27,372	107,769
Prepaid income taxes	7,444,860	—	7,444,860	1319.60	5,642	—	5,642
	3,502,026,525	(12,560,715)	3,489,465,810		2,644,336	39,608	2,683,944
Total assets	270,748,343,505	(11,697,601,473)	259,050,742,032		196,310,049	20,925,627	217,235,676
Equity
Equity attributable to the equity holders of the Parent
Common Stock	9,435,350,000	—	9,435,350,000	Historical	7,476,571	216	7,476,787
Additional paid-in capital	240,160,510,296	(11,133,186,841)	229,027,323,455	Historical	177,631,612	—	177,631,612
Accumulated other comprehensive income	200,973,462	—	200,973,462	Historical	(4,386,706)	—	(4,386,706)
Retained earnings (accumulated deficit)	(25,692,853,368)	(564,414,632)	(26,257,268,000)	Historical	(19,758,778)	(5,754,171)	(25,512,949)
	224,103,980,390	(11,697,601,473)	212,406,378,917		160,962,699	(5,753,955)	155,208,744
Non-controlling interests	—	—	—		—	—	—
Total equity	224,103,980,390	(11,697,601,473)	212,406,378,917		160,962,699	(5,753,955)	155,208,744
Commitments and Contingencies
Mezzanine equity
Common stock subject to possible redemption	—	—	—		—	20,668,509	20,668,509
Total mezzanine equity						20,668,509	20,668,509

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET — (Continued)

SEPTEMBER 30, 2024

	OSR Holdings Co., Ltd.	U.S. GAAP Adjustments	OSR Holdings Co., Ltd.	USD Conversion Rate	OSR Holdings Co., Ltd.	Bellevue Life Sciences Acquisition Corp.	Combined
	(Korean Won)	(Korean Won)	(Korean Won)		(US Dollar in unit)	(US Dollar in unit)	(US Dollar in unit)
Liabilities
Non-current Liabilities
Long-term debt	782,815,586	—	782,815,586	1319.60	593,222	—	593,222
Lease liabilities-non-current	55,866,397	—	55,866,397	1319.60	42,336	—	42,336
Other non-current liabilities	2,435,281	—	2,435,281	1319.60	1,845	—	1,845
Deferred tax liabilities	41,822,027,764	—	41,822,027,764	1319.60	31,692,958	—	31,692,958
Deferred underwriting commissions	—	—	—	1319.60	—	2,070,000	2,070,000
	42,663,145,028	—	42,663,145,028		32,330,361	2,070,000	34,400,361
Current liabilities
Trade and other payables	1,153,717,709	—	1,153,717,709	1319.60	874,294	1,259,291	2,133,585
Accrued expenses	687,109,481	—	687,109,481	1319.60	520,695	—	520,695
Due to affiliate	—		—	1319.60	—	87,000	87,000
Notes payable-related party	—		—	1319.60	—	1,778,000	1,778,000
Short-term borrowings	1,967,836,000	—	1,967,836,000	1319.60	1,491,237	—	1,491,237
Lease liabilities-current	71,053,740	—	71,053,740	1319.60	53,845	—	53,845
Other current liabilities	101,501,157	—	101,501,157	1319.60	76,918	—	76,918
Current tax liabilities	—	—	—	1319.60	—	286,367	286,367
Excise tax payable	—	—	—	1319.60	—	530,415	530,415
	3,981,218,087	—	3,981,218,087		3,016,989	3,941,073	6,958,062
Total liabilities	46,644,363,115	—	46,644,363,115		35,347,350	6,011,073	41,358,423
Total liabilities, mezzanine equity and equity	270,748,343,505	(11,697,601,473)	259,050,742,032		196,310,049	20,925,627	217,235,676

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
SEPTEMBER 30, 2024

	Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Pro Forma Adjustments	Notes	Pro Forma Combined	Pro Forma Adjustments	Notes	Pro Forma Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
	(US Dollar in unit)		(US Dollar in unit)	(US Dollar in unit)		(US Dollar in unit)	(US Dollar in unit)		(US Dollar in unit)
Assets
Non-current assets
Equipment and Vehicles, net	—		3,690	—		3,690	—		3,690
Intangible assets, net	—		166,192,625	—		166,192,625	—		166,192,625
Right-of-use assets, net	—		98,160	—		98,160	—		98,160
Other non-current assets	—		158,899	—		158,899	—		158,899
Deferred tax assets	—		82,544	—		82,544	—		82,544
Investments held in Trust Account	(20,886,019)	(1)	—	—		—	—		—
Goodwill	—		27,129,795	—		27,129,795	—		27,129,795
	(20,886,019)		193,665,713	—		193,665,713	—		193,665,713
Current assets
Cash and cash equivalents	20,886,019	(1)	1,910,657			992,553			74,449
	(27,372)	(5)
	(530,415)	(7)
	(286,367)	(8)
	(87,000)	(9)
	(88,000)	(10)
	800,000	(11)
	(19,186,266)	(13)
				(918,104)	(14)
							(918,104)	(15)
Trade receivables and other receivables, net	—		1,003,516	—		1,003,516	—		1,003,516
Inventories, net	—		1,076,335	—		1,076,335	—		1,076,335
Other current financial assets	—		60,624	—		60,624	—		60,624
Other current assets	(27,372)	(5)	80,397	—		80,397	—		80,397
Prepaid income taxes	—		5,642	—		5,642	—		5,642
	1,453,227		4,137,171	(918,104)		3,219,067	(918,104)		2,300,963
Total assets	(19,432,792)		197,802,884	(918,104)		196,884,780	(918,104)		195,966,676
Equity
Equity attributable to the equity holders of the Parent
Common Stock	(7,476,571)	(2)	3,243			3,235			3,227
	3,189	(2)
	10	(12)
	(172)	(13)
				(8)	(14)
							(8)	(15)
Additional paid-in capital	7,476,571	(2)	180,903,594			179,985,498			179,067,402
	(3,189)	(2)
	(5,754,171)	(3)
	20,668,509	(4)
	(27,372)	(5)
	(702,262)	(6)
	799,990	(12)
	(19,186,094)	(13)
				(918,096)	(14)
							(918,096)	(15)
Accumulated other comprehensive income	—		(4,386,706)			(4,386,706)			(4,386,706)
Retained earnings (accumulated deficit)	5,754,171	(3)	(84,143,858)			(84,143,858)			(84,143,858)
	(64,385,080)	(16)
	(62,832,471)		92,376,273	(918,104)		91,458,169	(918,104)		90,540,065
Non-controlling interests	64,385,080	(16)	64,385,080	—		64,385,080	—		64,385,080
Total equity	1,552,609		156,761,353	(918,104)		155,843,249	(918,104)		154,925,145

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET — (Continued)
SEPTEMBER 30, 2024

	Assuming No Redemptions			Assuming 50% Redemptions			Assuming Maximum Redemptions
	Pro Forma Adjustments	Notes	Pro Forma Combined	Pro Forma Adjustments	Notes	Pro Forma Combined	Pro Forma Adjustments	Notes	Pro Forma Combined
	(US Dollar in unit)		(US Dollar in unit)	(US Dollar in unit)		(US Dollar in unit)	(US Dollar in unit)		(US Dollar in unit)
Commitments and Contingencies
Mezzanine equity
Common stock subject to possible redemption	(20,668,509)	(4)	—	—		—	—		—
Total mezzanine equity	(20,668,509)		—			—			—
Liabilities
Non-current Liabilities
Long-term debt	—		593,222	—		593,222	—		593,222
Lease liabilities-non-current	—		42,336	—		42,336	—		42,336
Other non-current liabilities	—		1,845	—		1,845	—		1,845
Deferred tax liabilities	—		31,692,958	—		31,692,958	—		31,692,958
Deferred underwriting commissions	—		2,070,000	—		2,070,000	—		2,070,000
	—		34,400,361	—		34,400,361	—		34,400,361
Current liabilities
Trade and other payables	(27,372)	(5)	2,106,213	—		2,106,213	—		2,106,213
Accrued expenses	702,262	(6)	1,222,957	—		1,222,957	—		1,222,957
Due to affiliate	(87,000)	(9)	—	—		—	—		—
Notes payable-related party	(88,000)	(10)	1,690,000	—		1,690,000	—		1,690,000
Short-term borrowings	800,000	(11)	1,491,237	—		1,491,237	—		1,491,237
	(800,000)	(12)
Lease liabilities-current	—		53,845	—		53,845	—		53,845
Other current liabilities	—		76,918	—		76,918	—		76,918
Current tax liabilities	(286,367)	(8)	—	—		—	—		—
Excise tax payable	(530,415)	(7)	—	—		—	—		—
	(316,892)		6,641,170	—		6,641,170	—		6,641,170
Total liabilities	(316,892)		41,041,531	—		41,041,531	—		41,041,531
Total liabilities, mezzanine equity and equity	(19,432,792)		197,802,884	(918,104)		196,884,780	(918,104)		195,966,676

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	OSR Holdings Co., Ltd.	U.S. GAAP Adjustments	OSR Holdings Co., Ltd.	USD Conversion Rate	OSR Holdings Co., Ltd.	Bellevue Life Sciences Acquisition Corp.	Combined
	(KRW)	(KRW)	(KRW)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)
Revenue	3,537,771,180	—	3,537,771,180	1352.85	2,615,051	—	2,615,051
Cost of sales	2,656,774,379	—	2,656,774,379	1352.85	1,963,835	—	1,963,835
Gross profit	880,996,801	—	880,996,801		651,216	—	651,216
Operating expenses	(14,495,358,899)	(21,253,779)	(14,516,612,678)	1352.85	(10,730,393)	(1,380,457)	(12,110,850)
Operating profit	(13,614,362,098)	(21,253,779)	(13,635,615,877)		(10,079,177)	(1,380,457)	(11,459,634)
Non-operating income (loss):
Interest income	17,278,786	(1,791,600)	15,487,186	1352.85	11,448	—	11,448
Interest expense	(54,653,890)	21,199,321	(33,454,569)	1352.85	(24,729)	—	(24,729)
Interest earned on investments held in the Trust Account	—	—	—	1352.85	—	1,215,533	1,215,533
Non-operating income	130,996,023	(1,179,157)	129,816,866	1352.85	95,958	—	95,958
Non-operating expense	(143,495,738)	—	(143,495,738)	1352.85	(106,069)	—	(106,069)
	(49,874,819)	18,228,564	(31,646,255)		(23,392)	1,215,533	1,192,141
Operating profit before taxes	(13,664,236,917)	(3,025,215)	(13,667,262,132)		(10,102,569)	(164,924)	(10,267,493)
Income tax benefit (expense)	1,505,970,153	—	1,505,970,153	1352.85	1,113,183	(223,762)	889,421
Net income (loss)	(12,158,266,764)	(3,025,215)	(12,161,291,979)		(8,989,386)	(388,686)	(9,378,072)
Attributable to:
Equity holders of the parent	(12,158,266,764)	(3,025,215)	(12,161,291,979)		(8,989,386)	(388,686)	(9,378,072)
Non-controlling interests	—	—	—	—	—	—	—
Other comprehensive income (loss):
Foreign currency translation loss	—	—	—	Historical	(4,202,437)	—	(4,202,437)
Gain on foreign currency translation of foreign operations	32,033,186	—	32,033,186	1352.85	23,678	—	23,678
Total other comprehensive income (loss)	32,033,186	—	32,033,186		(4,178,759)	—	(4,178,759)
Total comprehensive income (loss) for year	(12,126,233,578)	(3,025,215)	(12,129,258,793)		(13,168,145)	(388,686)	(13,556,831)
Attributable to:
Equity holders of the parent	(12,126,233,578)	(3,025,215)	(12,129,258,793)		(13,168,145)	(388,686)	(13,556,831)
Non-controlling interests	—	—	—	—	—	—	—
Earning (loss) per share attributable to the equity holders of the Parent:
Basic earning (loss) per ordinary share	(6,443)	(1.60)	(6,445)		(4.76)	(0.08)	(0.53)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024

	For the Nine Months Ended September 30, 2024
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)
Revenue	—	2,615,051	—	2,615,051	—	2,615,051
Cost of sales	—	1,963,835	—	1,963,835	—	1,963,835
Gross profit	—	651,216	—	651,216	—	651,216
Operating expenses	—	(12,110,850)	—	(12,110,850)	—	(12,110,850)
Operating profit	—	(11,459,634)	—	(11,459,634)	—	(11,459,634)
Non-operating income (loss):
Interest income	—	11,448	—	11,448	—	11,448
Interest expense	—	(24,729)	—	(24,729)	—	(24,729)
Interest earned on investments held in the Trust Account	—	1,215,533	—	1,215,533	—	1,215,533
Non-operating income	—	95,958	—	95,958	—	95,958
Non-operating expense	—	(106,069)	—	(106,069)	—	(106,069)
	—	1,192,141	—	1,192,141	—	1,192,141
Operating profit before taxes	—	(10,267,493)	—	(10,267,493)	—	(10,267,493)
Income tax benefit (expense)	—	889,421	—	889,421	—	889,421
Net income (loss)	—	(9,378,072)	—	(9,378,072)	—	(9,378,072)
Attributable to:
Equity holders of the parent	3,595,754	(5,782,318)	—	(5,782,318)	—	(5,782,318)
Non-controlling interests	(3,595,754)	(3,595,754)		(3,595,754)		(3,595,754)
Other comprehensive income (loss):
Foreign currency translation loss	—	(4,202,437)	—	(4,202,437)	—	(4,202,437)
Gain on foreign currency translation of foreign operations	—	23,678	—	23,678	—	23,678
Total other comprehensive income (loss)	—	(4,178,759)	—	(4,178,759)	—	(4,178,759)
Total comprehensive income (loss) for year	—	(13,556,831)	—	(13,556,831)	—	(13,556,831)
Attributable to:
Equity holders of the parent	5,267,258	(8,289,573)	—	(8,289,573)	—	(8,289,573)
Non-controlling interests	(5,267,258)	(5,267,258)	—	(5,267,258)	—	(5,267,258)
Earning (loss) per share attributable to the equity holders of the Parent:
Basic earning (loss) per ordinary share	—	(0.32)	—	(0.33)	—	(0.33)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023

	OSR Holdings Co., Ltd.	U.S. GAAP Adjustments	OSR Holdings Co., Ltd.	USD Conversion Rate	OSR Holdings Co., Ltd.	Bellevue Life Sciences Acquisition Corp.	Combined
	(KRW)	(KRW)	(KRW)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)
Revenue	4,453,551,060	—	4,453,551,060	1305.41	3,411,611	—	3,411,611
Cost of sales	3,266,142,216	12,560,715	3,278,702,931	1305.41	2,511,627	—	2,511,627
Gross profit	1,187,408,844	12,560,715	1,174,848,129		899,984	—	899,984
Operating expenses	(15,930,194,272)	(25,324,366)	(15,955,518,638)	1305.41	(12,222,611)	(1,830,700)	(14,053,311)
Operating profit	(14,742,785,428)	(37,885,081)	(14,780,670,509)		(11,322,627)	(1,830,700)	(13,153,327)
Non-operating income (loss):
Interest income	24,992,432	(2,406,892)	22,585,540	1305.41	17,301	—	17,301
Interest expense	(489,682,118)	35,541,824	(454,140,294)	1305.41	(347,891)	—	(347,891)
Interest earned on investments held in the Trust Account	—	—	—	1305.41	—	2,775,291	2,775,291
Non-operating income	160,571,422	—	160,571,422	1305.41	123,005	—	123,005
Non-operating expense	(685,461,727)	—	(685,461,727)	1305.41	(525,093)	—	(525,093)
	(989,579,991)	33,134,932	(956,445,059)		(732,678)	2,775,291	2,042,613
Operating profit before taxes	(15,732,365,419)	(4,750,149)	(15,737,115,568)		(12,055,305)	944,591	(11,110,714)
Income tax benefit (expense)	2,130,704,911	(7,221,387)	2,123,483,524	1305.41	1,626,679	(540,811)	1,085,868
Net income (loss)	(13,601,660,508)	(11,971,536)	(13,613,632,044)		(10,428,626)	403,780	(10,024,846)
Attributable to:
Equity holders of the parent	(13,601,660,508)	(11,971,536)	(13,613,632,044)		(10,428,626)	403,780	(10,024,846)
Non-controlling interests	—	—	—	—	—	—	—
Other comprehensive income (loss):
Foreign currency translation loss	—	—	—	Historical	(205,539)	—	(205,539)
Gain on foreign currency translation of foreign operations	168,940,276	—	168,940,276	1305.41	129,415	—	129,415
Total other comprehensive income (loss)	168,940,276	—	168,940,276		(76,124)	—	(76,124)
Total comprehensive income (loss) for year	(13,432,720,232)	(11,971,536)	(13,444,691,768)		(10,504,750)	403,780	(10,100,970)
Attributable to:
Equity holders of the parent	(13,432,720,232)	(11,971,536)	(13,444,691,768)		(10,504,750)	403,780	(10,100,970)
Non-controlling interests	—	—	—	—	—	—	—
Earning (loss) per share attributable to the equity holders of the Parent:
Basic earning (loss) per ordinary share	(8,152)	(7.00)	(8,159)		(6.25)	0.05	(0.56)

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023

	For the Year Ended December 31, 2023
	Assuming No Redemptions		Assuming 50% Redemptions		Assuming Maximum Redemptions
	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined	Pro Forma Adjustments	Pro Forma Combined
	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)	(US Dollar)
Revenue	—	3,411,611	—	3,411,611	—	3,411,611
Cost of sales	—	2,511,627	—	2,511,627	—	2,511,627
Gross profit	—	899,984	—	899,984	—	899,984
Operating expenses	—	(14,053,311)	—	(14,053,311)	—	(14,053,311)
Operating profit	—	(13,153,327)	—	(13,153,327)	—	(13,153,327)
Non-operating income (loss):
Interest income	—	17,301	—	17,301	—	17,301
Interest expense	—	(347,891)	—	(347,891)	—	(347,891)
Interest earned on investments held in the Trust Account	—	2,775,291	—	2,775,291	—	2,775,291
Non-operating income	—	123,005	—	123,005	—	123,005
Non-operating expense	—	(525,093)	—	(525,093)	—	(525,093)
	—	2,042,613	—	2,042,613	—	2,042,613
Operating profit before taxes	—	(11,110,714)	—	(11,110,714)	—	(11,110,714)
Income tax benefit (expense)	—	1,085,868	—	1,085,868	—	1,085,868
Net income (loss)	—	(10,024,846)	—	(10,024,846)	—	(10,024,846)
Attributable to:
Equity holders of the parent	4,171,450	(5,853,396)	—	(5,853,396)	—	(5,853,396)
Non-controlling interests	(4,171,450)	(4,171,450)		(4,171,450)		(4,171,450)
Other comprehensive income (loss):
Foreign currency translation loss	—	(205,539)	—	(205,539)	—	(205,539)
Gain on foreign currency translation of foreign operations	—	129,415	—	129,415	—	129,415
Total other comprehensive income (loss)	—	(76,124)	—	(76,124)	—	(76,124)
Total comprehensive income (loss) for year	—	(10,100,970)	—	(10,100,970)	—	(10,100,970)
Attributable to:
Equity holders of the parent	4,201,900	(5,899,070)	—	(5,899,070)	—	(5,899,070)
Non-controlling interests	(4,201,900)	(4,201,900)	—	(4,201,900)	—	(4,201,900)
Earning (loss) per share attributable to the equity holders of the Parent:
Basic earning (loss) per ordinary share	—	(0.33)	—	(0.33)	—	(0.33)

Note 1 — Basis of pro forma presentation

The accompanying unaudited pro forma condensed combined financial information was prepared under the conclusion that the Business Combination is accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. Under this method of accounting, BLAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, OSR Holdings will be deemed to be the accounting acquirer in the Transaction and, consequently, the Transaction is treated as a recapitalization of OSR Holdings. Accordingly, the assets and liabilities and the historical operations that are reflected in the financial statements are those of OSR Holdings and are recorded at the historical cost basis of OSR Holdings. BLAC’s assets, liabilities and results of operations will be consolidated with the assets, liabilities and results of operations of OSR Holdings after consummation of the acquisition.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to reflect transaction accounting adjustments in connection with the Business Combination and related proposed financing transactions. Given that the Business Combination is accounted for as a reverse recapitalization, the direct and incremental transaction costs related to the Business Combination and related proposed financing transactions are deferred and offset against the additional paid-in-capital.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the transaction occurred on January 1, 2023.

The unaudited pro forma condensed combined financial information is derived from, and should be read in conjunction with, the historical financial statements and accompanying notes of OSR Holdings and BLAC for the applicable periods included elsewhere in this proxy statement/prospectus, except that the historical balances for OSR Holdings included in the pro forma financial information as of and for the nine months ended September 30, 2024 were derived by OSR Holdings’ internal records of its activities during the three months ended September 30, 2024 and rolling forward each balance sheet caption from OSR Holdings’ unaudited interim balance sheet as of June 30, 2024 included elsewhere in this proxy statement/prospectus.

Note 2 — IFRS to U.S. GAAP Reconciliation and Assessment

The OSR Holdings’ financial statements have been presented from IFRS to U.S. GAAP. OSR Holdings has assessed for IFRS to U.S. GAAP differences and assessed the following significant and material accounting areas:

Area	Critical and Material Accounting
Revenue Recognition

OSR Holdings recognizes revenue when it transfers control over a good or service to a customer. A five-step process is applied before revenue from contract with customers can be recognized:

•   Identify contracts with customers

•   Identify the separate performance obligation

•   Determine the transaction price of the contract

•   Allocate the transaction price to each of the separate performance obligations, and

•   Recognize the revenue as each performance obligation is satisfied

Based on OSR Holdings’ type of revenue transaction and in accordance with ASC 606, Revenue Recognition, under U.S. GAAP, there is no differences between IFRS and U.S. GAAP for revenue recognition.

Intangible Assets

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

Area	Critical and Material Accounting

Based on OSR Holdings’ intangible assets and in accordance with ASC 350 Intangibles, Goodwill and Others, under U.S. GAAP, there is no differences between IFRS and U.S. GAAP for accounting for intangible assets. Furthermore, there has been no reversal of impairment losses, which is one of the major differences between IFRS and U.S. GAAP.

Deferred Taxes

Deferred tax assets are recognized for deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the temporary differences and the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

Under U.S. GAAP, those deferred tax assets and liabilities are recognized using the balance sheet method and recorded based on the tax rates and laws enacted at the reporting date for the period in which the deferred taxes are expected to reverse. Under IFRS, while there are similar recognition criteria, there are differences — e.g., deferred tax assets and liabilities are recorded based on the tax rates and laws enacted, or substantively enacted, at the reporting date. While U.S. GAAP requires gross presentation where deferred tax assets are recognized with a valuation allowance further recognized if it is not more likely than not that the deferred tax assets will be realized, IFRS requires net presentation where deferred tax assets are recognized only to the extent it’s probable that they will be realized.

OSR Holdings’ deferred tax assets are, among other timing differences, primarily comprised of future tax benefits from identifiable intangible assets such as patent technology and goodwill through business acquisitions. OSR Holdings’ assessment of deferred tax assets through IFRS have been applied consistently with U.S. GAAP, resulting in no material accounting differences between IFRS and U.S. GAAP, though an immaterial difference is presented due to the difference in accounting treatment of common control transactions under U.S. GAAP and IFRS described below.

Common Control Transactions

A business combination involving entities under common control is a business combination in which all of the combining entities or businesses are ultimately controlled by the same party or parties both before and after the combination and that control is not transitory.

Under U.S. GAAP, the acquirer in its consolidated financial statements shall use ‘book value (carry-over basis) accounting’ on the basis that the investment has simply been moved from one part of the group to another. The acquirer is required to account an acquisition as if it had occurred at the beginning of the earliest comparative period presented or, if later, at the date that common control was established. While U.S. GAAP requires ‘book value accounting’, under IFRS the acquirer is permitted to elect an accounting policy to use ‘book value accounting’ or ‘acquisition accounting’ in its consolidated financial statements.

In December 2022, OSR Holdings acquired 100% of the outstanding shares of Vaximm from BCME, which is deemed a common control transaction. Based on OSR Holdings’ current accounting policy under IFRS, OSR Holdings applied acquisition accounting for the acquisition of Vaximm. Thus, OSR Holdings made a U.S. GAAP adjustment to its unaudited pro forma condensed combined balance sheet to eliminate goodwill of KRW 11,716,110,411 generated from the Vaximm acquisition, and corresponding equity.

Leases	OSR Holdings is a lessee in several noncancellable operating leases, primarily for office buildings and corporate vehicles.

Area	Critical and Material Accounting

Under U.S. GAAP, a lessee classifies a lease as a finance lease or an operating lease (unless the short-term lease recognition exemption is elected). Under IFRS, however, lessees do not classify leases, and all leases are treated under a single model (unless the short-term lease or lease of low-value asset recognition exemption is elected). Under U.S. GAAP, OSR Holdings classifies all leases as an operating lease in accordance with ASC 842. This treatment under U.S. GAAP results in straight-line expense being incurred over the lease term, as opposed to IFRS, which generally yields a “front-loaded” expense recognized in earlier years of the lease.

IFRS provides an exemption allowing a lessee to not apply the lease accounting guidance to leases of low-value assets. If a lessee elects not to apply the lease accounting guidance, no right-of-use asset or lease liability is recognized, and lease payments are generally expensed on a straight-line basis over the lease term. Unlike IFRS, there is no recognition exemption for leases based on the value of the underlying asset under U.S. GAAP. The Company applies low-value lease (less than USD $5,000) exemption as its accounting policy for both IFRS and U.S. GAAP as the amount low-value leases, in aggregate or individually, is immaterial.

Inventory

OSR Holdings’ inventory mainly consists of merchandise goods and the Company provides valuation allowance. OSR Holdings had recovery of the inventory valuation allowance.

While U.S. GAAP prohibits reversing any inventory write-downs (unless the recovery of the inventory occurred during the same fiscal year in which the write-down occurred), IFRS permits reversing write-downs, up to the original amount of the write-down. The recovery of inventory write-downs the Company recognized under IFRS was immaterial thus no significant difference between U.S. GAAP and IFRS exists within unaudited pro forma condensed combined financial information.

Based on the Company’s assessment of significant and material accounting areas, other than described above, OSR Holdings concludes no material or significant differences between IFRS to U.S. GAAP on its financial statements. OSR Holdings further concludes that other areas of accounting are materially and consistently applied in conformity with U.S. GAAP.

Note 3 — Foreign currency translation

OSR Holdings uses Korean Won (“KRW”) as its functional currency. The Company’s consolidated financial statements have been translated into US$, the reporting currency. Assets and liabilities accounts are translated using the exchange rate at each reporting period end date. Equity accounts are translated at historical rates. Income and expense accounts are translated at the average rate of exchange during the reporting period. The resulting translation adjustments are reported under other comprehensive income. Gains and losses resulting from the translations of foreign currency transactions and balances are reflected in the results of operations.

The KRW is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the KRW amounts could have been, or could be, converted into US$ at the rates used in translation.

The following table presents the currency exchange rates that were used in creating the consolidated financial statements in this report:

September 30, 2024
Period-end spot rate	US$	1=KRW 1,319.60
Average rate for the nine months ended September 30, 2024	US$	1=KRW 1,352.85

	December 31, 2023		December 31, 2022		December 31, 2021		December 31, 2020
Year-end spot rate	US$	1=KRW 1,289.40	US$	1= KRW 1,267.30	US$	1= KRW 1,185.50	US$	1= KRW 1,088.00
Average rate	US$	1=KRW 1,305.41	US$	1= KRW 1,291.95	US$	1= KRW 1,144.42	US$	1= KRW 1,180.05
December 31, 2019
Year-end spot rate	US$	1=KRW 1,157.80
Average rate for the period from July 12, 2019 through December 31, 2019	US$	1=KRW 1,185.67

Note 4 — Accounting Policies

During the procedures of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the companies which, when conformed, could have a material impact on the combined financial statements. Based on its initial analysis, management has not identified any material differences in accounting policies under U.S. GAAP that would have an impact on the unaudited pro forma condensed combined financial information.

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2024 are as follows:

1)      Reclassification of $20.9 million of Investments held in Trust Account that becomes available for transaction consideration, transaction expenses, redemption of public shares and the operating activities following the Business Combination to cash and cash equivalents.

2)      Reclassification of OSR Shares to BLAC Common Stock.

3)      Reflects the elimination of $5.8 million of BLAC’s historical accumulated deficit and the reclassification to additional paid in capital.

4)      Represents the reclassification of $20.7 million of 1.9 million BLAC Common Stock subject to possible redemption to permanent equity.

5)      Reflects the payment of $27,372 transaction expense incurred and capitalized by BLAC. This relates to legal fee accrued on the historical balance sheet of BLAC as of September 30, 2024 to be paid upon consummation of the Business Combination. Given that BLAC capitalized the $27,372 under other assets, it will be reclassified to additional paid-in-capital upon Closing.

6)      Reflects the transaction expense of $702,262 that are expected to be incurred by BLAC at Closing of the Business Combination. $702,262 will be deferred and charged against additional paid-in-capital because they are legal, third-party advisory, investment banking, and other miscellaneous fees, which are direct and incremental to the Business Combination and related proposed financing transactions.

7)      Reflects $530,415 payment of excise tax payable to be paid upon consummation of the Business Combination.

8)      Reflects the payment of $286,367 of tax payable in connection with the interest income earned on BLAC’s Trust Account.

9)      Reflects the payment of $87,000 to the Sponsor for Due to affiliate due upon the Closing.

10)    Reflects the payment of $88,000 to the Note payable — related party due upon the Closing.

11)    Reflects the short-term convertible promissory note with the principal amount of $800,000 issued on October 16, 2024.

12)    Reflects the conversion of the short-term convertible promissory note with the principal amount of $800,000 issued on October 16, 2024 upon the Closing.

13)    Reflects $19.2 million withdrawal of funds from the trust account to fund the redemption on November 21, 2024 of 1,721,469 shares of BLAC Common Stock at approximately $11.15 per share.

The additional pro forma adjustments assuming 50% and 100% Redemptions:

14)    Reflects $918,104 withdrawal of funds from the trust account to fund the redemption of 82,376 shares of BLAC Common Stock at approximately $11.15 per share.

15)    Reflects $918,104 withdrawal of funds from the trust account to fund the redemption of 82,376 shares of BLAC Common Stock at approximately $11.15 per share.

Pro forma adjustments for noncontrolling interest:

16)    Immediately following the Closing, up to 40% of the OSR Holdings Common Stockholders that do not elect to exchange the shares they hold to BLAC Common Stock in the Business Combination will represent the noncontrolling interest. Net assets attributable to the noncontrolling interest will be $64.4 million, 40% of net assets of OSR Holdings, assuming the noncontrolling interest owns 40% of OSR Holdings upon the Closing.

a)      Immediately following the Closing, up to 40% of the OSR Holdings Common Stockholders that do not elect to exchange the shares they hold to BLAC Common Stock in the Business Combination will represent the noncontrolling interest. Net loss attributable to the noncontrolling interest will be $3.6 million, 40% of net loss of OSR Holdings, assuming the noncontrolling interest owns 40% of OSR Holdings upon the Closing.

b)      Immediately following the Closing, up to 40% of the OSR Holdings Common Stockholders that do not elect to exchange the shares they hold to BLAC Common Stock in the Business Combination will represent the noncontrolling interest. Comprehensive loss attributable to the noncontrolling interest will be $5.3 million, 40% of comprehensive loss of OSR Holdings, assuming the noncontrolling interest owns 40% of OSR Holdings upon the Closing.

aa)    Immediately following the Closing, up to 40% of the OSR Holdings Common Stockholders that do not elect to exchange the shares they hold to BLAC Common Stock in the Business Combination will represent the noncontrolling interest. Net loss attributable to the non-controlling interest will be $4.2 million, 40% of net loss of OSR Holdings, assuming the noncontrolling interest owns 40% of OSR Holdings upon the Closing.

bb)    Immediately following the Closing, up to 40% of the OSR Holdings Common Stockholders that do not elect to exchange the shares they hold to BLAC Common Stock in the Business Combination will represent the noncontrolling interest. Comprehensive loss attributable to the non-controlling interest will be $4.2 million, 40% of comprehensive loss of OSR Holdings, assuming the noncontrolling interest owns 40% of OSR Holdings upon the Closing.

Note 6 — Loss per Share Information

The pro forma loss per share calculations have been performed for the nine months ended September 30, 2024 and for the year ended December 31, 2023 using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination, assuming the transaction occurred on January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for both basic and diluted loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The weighted average number of shares underlying the pro forma basic loss per share calculation reflects 17.8 million shares of BLAC Common Stock outstanding assuming No Redemptions and 17.7 million shares of BLAC Common Stock outstanding assuming 50% Redemptions and 17.7 million shares of BLAC Common Stock outstanding assuming Maximum Redemptions for the nine months September 30, 2024. The weighted average number of shares underlying the pro forma basic loss per share calculation reflects 17.8 million shares of BLAC Common Stock outstanding assuming No Redemptions and 17.7 million shares of BLAC Common Stock outstanding assuming 50% Redemptions and 17.7 million shares of BLAC Common Stock outstanding assuming Maximum Redemptions for the year ended December 31, 2023. Pro forma diluted loss per share is the same as basic loss per share as potential outstanding securities are concluded to be anti-dilutive. Up to 28% of the Aggregate Consideration or 6,849,140 shares of BLAC Common Stock that will be issuable by BLAC to the Non-Participating Company Stockholders upon exercise of the put/call rights set forth in the Non-Participating Stockholder Joinders are excluded from the shares of BLAC Common Stock outstanding as the put/call rights are not exercisable until the earlier of January 1, 2026 and the date that the Non-Participating Company Stockholders are notified by BLAC of a transaction that will result in a change in control subsequent to Close of Business Combination (the “Trigger Date”). The Put Right and Call Right terminate and expire 120 days after the Trigger Date. The exchange ratio is fixed under the put/call rights at the same exchange ratio set forth in the Business Combination Agreement, and there is no option for cash settlement.

	For the nine months ended September 30, 2024
	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Numerator:
Pro forma net income (loss) attributable to shareholders – basic and diluted	$(5,782,318)	$(5,782,318)	$(5,782,318)
Denominator:
Pro forma weighted average shares of common stock outstanding – basic and diluted	17,828,245	17,745,869	17,663,493
Pro forma basic and diluted earnings (loss) per share	$(0.32)	$(0.33)	$(0.33)
Pro forma basic weighted average shares
Existing OSR Holdings Holders	14,676,728	14,676,728	14,676,728
BLAC Public Stockholders	854,752	772,376	690,000
Sponsors and related parties	2,198,000	2,198,000	2,198,000
Convertible Promissory Note Holder (Duksung Co., Ltd.)	98,765	98,765	98,765
Total pro forma basic weighted average shares	17,828,245	17,745,869	17,663,493
	For the year ended December 31, 2023
	Assuming No Redemption	Assuming 50% Redemption	Assuming Maximum Redemption
Numerator:
Pro forma net income (loss) attributable to shareholders – basic and diluted	$(5,853,396)	$(5,853,396)	$(5,853,396)
Denominator:
Pro forma weighted average shares of common stock outstanding – basic and diluted	17,828,245	17,745,869	17,663,493
Pro forma basic and diluted earnings (loss) per share	$(0.33)	$(0.33)	$(0.33)
Pro forma basic weighted average shares
Existing OSR Holdings Holders	14,676,728	14,676,728	14,676,728
BLAC Public Stockholders	854,752	772,376	690,000
Sponsors and related parties	2,198,000	2,198,000	2,198,000
Convertible Promissory Note Holder (Duksung Co., Ltd.)	98,765	98,765	98,765
Total pro forma basic weighted average shares	17,828,245	17,745,869	17,663,493

The instruments below were excluded from the computations of the pro forma diluted loss per share and weighted average shares common stock outstanding — diluted above as their effect would be anti-dilutive:

•        Outstanding an aggregate of 7,330,000 BLAC Warrants, comprised of 430,000 private placement warrants held by the Sponsor, BLAC’s Chief Financial Officer and two of BLAC’s former directors, and 6,900,000 public warrants. Each BLAC Warrant will be exercisable for one share of New OSR Holdings Common Stock at an initial exercise price of $11.50 per share (subject to adjustment in accordance with the Warrant Agreement) but do not become exercisable until 30 days after the Closing.

•        Up to 6,300,000 shares of New OSR Holdings Common Stock issuable under the Omnibus Plan.

COMPARATIVE PER SHARE DATA

	OSR holdings Co., Ltd.	Bellevue Life Sciences Acquisition Corp.	Pro Forma
Nine months ended September 30, 2024 Earnings (loss) per share, basic and diluted	$(4.76)	$(0.08)	$(0.32)
Book value per share at September 30, 2024	$84.94	$(2.67)	$8.79
Year Ended December 31, 2023 Earnings (loss) per share, basic and diluted	$(6.25)	$0.05	$(0.33)

THE BLAC STOCKHOLDERS’ MEETING

General

BLAC is furnishing this proxy statement/prospectus to its stockholders as part of the solicitation of proxies by the BLAC Board for use at the special meeting of BLAC to be held on February 13, 2025, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to BLAC’s stockholders on or about [•], 2025.

Date and Time of the BLAC Stockholders’ Meeting

The BLAC Stockholders’ Meeting will be held at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004 at 10:00 a.m., Eastern Time, on February 13, 2025, or such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the proposals described in this proxy statement/prospectus. Stockholders of record on the Record Date may attend (in person or by proxy), vote (in person or by proxy) and examine the list of BLAC’s stockholders entitled to vote at such special meeting.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at BLAC Stockholders’ Meeting if you owned shares of BLAC Common Stock at the close of business on January 27, 2025, which is the Record Date for determining the stockholders entitled to notice of and to vote at such special meeting. You are entitled to one vote for each share of BLAC Common Stock that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that shares held beneficially by you are voted in accordance with your instructions. On the Record Date, there were [•] shares of BLAC Common Stock outstanding, of which [•] are held by BLAC’s Sponsor and other affiliated parties, including certain of BLAC’s executive officers and directors.

Vote of Initial Stockholder

In connection with BLAC’s IPO, BLAC entered into agreements with BLAC’s Sponsor, executive officers, former and current directors and their respective affiliates pursuant to which they agreed to vote any shares of BLAC Common Stock owned by them in favor of the Business Combination Proposal. Mr. Yoo, BLAC’s Chief Financial Officer, and the former and current directors of BLAC, including Dr. Reed, Dr. Roberts, Dr. Chung, Mr. Euh and Mr. Park, obtained their shares in exchange for their services provided as executive officers or directors of BLAC and were not provided with any other consideration for their agreement to vote their shares in favor of the Business Combination.

As of the date of this proxy statement/prospectus, BLAC’s Sponsor, executive officers, former and current directors and affiliates hold, collectively, approximately 92.9% of the outstanding shares of BLAC Common Stock. Accordingly, BLAC will not need the affirmative vote of any of the shares of BLAC Common Stock held by public stockholders to approve the Business Combination.

Quorum

A quorum of BLAC stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of shares of BLAC Common Stock representing a majority of the voting power of all outstanding shares of BLAC Common Stock entitled to vote at the BLAC Stockholders’ Meeting shall constitute a quorum. An abstention from voting, shares represented at such special meeting or by proxy but not voted on one or more proposals or a broker non-vote so long as the stockholder has given the broker or other nominee voting instructions on at least one proposal in this proxy statement, will each count as present for the purposes of establishing a quorum. In the absence of a quorum, the chairman of such special meeting may adjourn such special meeting. As of the Record Date [•] shares of BLAC Common Stock would be required to achieve a quorum.

Required Vote for Proposals for the BLAC Stockholders’ Meeting

The Business Combination Proposal requires the approval of the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at the BLAC Stockholders’ Meeting. Abstentions will count as a vote against the Business Combination Proposal. Broker non-votes will have no impact on the outcome of the Business Combination Proposal.

The Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of BLAC Common Stock. Abstentions and broker non-votes will count as votes against the Charter Proposal.

The Advisory Governance Proposals require the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Advisory Governance Proposals.

The Incentive Plan Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Incentive Plan Proposal.

The Director Election Proposal requires the approval of a plurality of the votes cast by the holders of BLAC Common Stock present in person or represented by proxy at such special meeting and entitled to vote thereon. A nominee must receive a plurality of all the votes cast only by holders of BLAC Common Stock at such special meeting, which means that the nominees with the most votes (up to a total of nine (9)) are elected. Withholding authority to vote shares with respect to one or more director nominees will have no effect on the election of these nominees. Broker non-votes will have no effect on the election of the nominees.

The Nasdaq Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Nasdaq Proposal.

The Adjournment Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Adjournment Proposal.

Each of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal, is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governance Proposals and the Adjournment Proposal are not conditioned on any other proposal.

Each of these proposals is more fully described in this proxy statement/prospectus, which each stockholder is encouraged to read carefully and in its entirety. It is important for you to note that if the Business Combination Proposal is not approved by BLAC’s stockholders, or if any other Condition Precedent Proposal is not approved by BLAC’s stockholders and BLAC and OSR Holdings do not waive the applicable closing condition under the Business Combination Agreement, then BLAC will not consummate the Business Combination. If BLAC does not consummate the Business Combination and fails to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), BLAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the BLAC Board in accordance with applicable law, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Recommendation of the BLAC Board

The BLAC Board believes that the Business Combination Proposal and the other proposals to be presented at the BLAC Special Meeting are in the best interests of BLAC and BLAC’s stockholders and unanimously recommends that BLAC’s stockholders vote “FOR” each of the proposals.

When you consider the recommendation of the BLAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that BLAC’s Sponsor, directors, officers and their affiliates have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. See the section entitled “The Business Combination — Interests of BLAC’s Directors and Executive Officers in the Business Combination” for additional information.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. BLAC believes the proposals presented to BLAC stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions to your bank, broker or other nominee, it may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

An abstention from voting, shares represented at the BLAC Stockholders’ Meeting in person or by proxy but not voted on one or more proposals and a broker non-vote will each count as present for the purposes of establishing a quorum at such special meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum at such special meeting, will not count as votes cast at such special meeting, and otherwise will have no effect on any proposal requiring the affirmative vote of a majority of the votes cast by the stockholders present in person or represented by proxy at such special meeting and entitled to vote thereon (e.g., the Advisory Governance Proposals, the Incentive Plan Proposal, the Nasdaq Proposal and the Adjournment Proposal).

Voting Your Shares

Each share of BLAC Common Stock that you own in your name on the Record Date entitles you to one vote on each of the proposals presented at the BLAC Stockholders’ Meeting. Your proxy card or cards show the number of shares of BLAC Common Stock that you own on the Record Date. There are several ways to vote your shares of BLAC Common Stock:

You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided to you by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly represented and voted at such special meeting. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of BLAC Common Stock will be voted as recommended by the BLAC Board. The BLAC Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Charter Proposal, “FOR” the Advisory Governance Proposals, “FOR” the Incentive Plan Proposal, “FOR” the Director Election Proposal, “FOR” the Nasdaq Proposal and “FOR” the Adjournment Proposal, in each case, if presented to such special meeting. Votes received after a matter has been voted upon at such special meeting will not be counted.

You can attend such special meeting in person and vote even if you have previously voted by submitting a proxy as described above. You will be able to attend, vote your shares and submit questions during such special meeting. However, if your shares of BLAC Common Stock are held in the name of your broker, bank or other nominee, you must get a legal proxy from the broker, bank or other nominee.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the vote at the BLAC Stockholders’ Meeting by doing any one of the following:

•        you may send another proxy card with a later date;

•        you may notify Kuk Hyoun Hwang, BLAC’s Chief Executive Officer, by telephone at 425-635-7700, or in writing to c/o Bellevue Life Sciences Acquisition Corp., 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004, before such special meeting that you have revoked your proxy; or

•        you may attend such special meeting, revoke your proxy, and vote, as indicated above.

No Additional Matters May Be Presented at the BLAC Stockholders’ Meeting

The BLAC Stockholders’ Meeting has been called only to consider the approval of the Business Combination Proposal, the Charter Proposal, the Advisory Governance Proposals, the Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal. Under the Existing Governing Documents, no other matters may be considered at such special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of BLAC Common Stock, you may call Advantage Proxy, BLAC’s proxy solicitor, at (206) 870-8565. Banks and Brokerage Firms may call collect at: (877) 870-8565.

Redemption Rights and Procedures

Pursuant to the Existing Governing Documents, in the event that the Business Combination is approved and consummated, holders of public shares of BLAC Common Stock may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account net of interest that may be used by BLAC to pay its franchise and income taxes payable) calculated as of two business days prior to the consummation of the Business Combination. Public stockholders may demand that BLAC redeem all or a portion of the public shares held by them regardless of if or how they vote on the Business Combination Proposal. If demand for redemption is properly made and the Business Combination is approved and consummated, the redeemed public shares will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account(including any interest earned on the funds held in the Trust Account net of interest that may be used by BLAC to pay its franchise and income taxes payable) calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $[•] million (including interest and prior to the payment of pay taxes) on [•], 2025, the estimated per share redemption price would have been approximately $[•].

In order to exercise redemption rights with respect to your public shares, you must:

•        (a) hold public shares or (b) if you hold public shares through units, you elect to separate your units into the underlying public shares, warrants and rights prior to exercising your redemption rights with respect to the public shares;

•        submit a request in writing that we redeem your public shares for cash. The request must identify the beneficial owner of the shares to be redeemed (including its legal name, phone number and address) and must be sent to Continental Stock Transfer & Trust Company, our transfer agent, at the following address:

Continental Stock Transfer & Trust Company

One State Street Plaza, 30th Floor

New York, New York 10004

Attn: SPAC Redemption Team

E-mail: spacredemptions@continentalstock.com

and

•        deliver your shares either physically (by delivery of certificates to Continental (our transfer agent)) or electronically through the Depository Trust Company’s DWAC (Deposit Withdrawal at Custodian) System at least two business days before the BLAC Stockholders’ Meeting. Public stockholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. In order to obtain a physical certificate, a public stockholder’s broker and/or clearing broker, DTC and Continental will need to act to facilitate this request. It is BLAC’s understanding that public stockholders should generally allot at least two weeks to obtain physical certificates from Continental. However, because BLAC does not have any control over this process or over the brokers or DTC, it may take significantly longer than two weeks to obtain a physical certificate. While BLAC has been advised that it takes a short time to deliver BLAC Common Stock through the DWAC System, BLAC cannot assure you of this fact. Accordingly, if it takes longer than BLAC anticipates for stockholders to deliver their BLAC Common Stock, public stockholders who wish to demand that BLAC redeem their public shares may be unable to meet the deadline for exercising their redemption rights and thus may be unable to have their public shares of BLAC Common Stock redeemed.

If you do not properly comply with the procedures and requirements to demand that BLAC redeem your public shares described above, your public shares will not be redeemed. Any request for redemption, once made by a holder of public shares of BLAC Common Stock, may not be withdrawn unless the BLAC Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which they may do in whole or in part). If you delivered your public share for redemption and decide within the required timeframe not to exercise your redemption rights, you may request return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above prior to the date of the BLAC Stockholders’ Meeting.

It is a condition to closing under the Business Combination Agreement that at least $5,000,001 remain after payment of all demanded redemptions by our public stockholders and receipt of the gross proceeds of the PIPE Financing. Any redemptions by our public stockholders will decrease the funds in the Trust Account available to us to consummate the Business Combination and other related transactions.

Prior to exercising redemption rights, public stockholders should verify the market price of our shares of BLAC Common Stock as they may receive higher proceeds from the sale of their shares of BLAC Common Stock in the public market than from exercising their redemption rights. We cannot assure you that you will be able to sell your shares of BLAC Common Stock in the open market, even if the market price per share is higher than the redemption price, as there may not be sufficient liquidity in our shares of BLAC Common Stock when you wish to sell your shares.

If you exercise your redemption rights and the Business Combination is approved and consummated, your public shares of BLAC Common Stock will cease and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account net of interest that may be used by BLAC to pay its franchise and income taxes payable) calculated as of two business days prior to the consummation of the Business Combination. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of BLAC following the consummation of Business Combination, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption as described in this proxy statement/prospectus.

Holders of the warrants will not have redemption rights with respect to the warrants or and holders of the rights will not have redemption rights with respect to the rights.

If the Business Combination is not approved and we do not consummate an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), BLAC will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but no more than ten business days thereafter subject to lawfully available funds therefor, redeem the public shares at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the BLAC Board in accordance with applicable law, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law and our warrants and rights will expire worthless.

Appraisal Rights

None of BLAC stockholders, unit holders, warrant holders or rights holders have appraisal rights in connection with the Business Combination under the DGCL.

THE BUSINESS COMBINATION

The Background of the Business Combination

General

The terms of the Business Combination are the result of negotiations between representatives of BLAC and OSR Holdings. The following is a brief description of the background of these negotiations and the resulting Business Combination.

There were several important matters that were considered by BLAC in its search for a prospective business or assets to acquire in the initial business combination. Since the completion of BLAC’s IPO, BLAC considered a number of prospective businesses with which to consummate an initial business combination. Representatives of BLAC reviewed self-generated ideas, contacted and were contacted by a number of individuals, investment banks, private equity and venture capital firms, and companies in the life sciences, healthcare services, medical technology, devices, and diagnostics sectors. BLAC primarily considered businesses that BLAC believed could benefit from the substantial expertise, experience, and network of the BLAC management team, and relationship with its sponsor affiliate.

BLAC originally had a 9-month timeline (which has been extended to February 14, 2025, in accordance with the Existing Governing Documents) to find and consummate a business combination with a target company. This original short timeline was decided upon in conjunction with advice from BLAC’s underwriters, Chardan, and BLAC’s knowledge of the general SPAC market conditions of the previous years (2021-2023) during which the timelines for completing business combinations had generally become increasingly shorter.

Due to the short time frame and the accompanying time pressure, BLAC was restricted in the total number of companies that it could review, analyze, conduct meetings with, and otherwise consider in connection with its efforts to find a company or companies with which to execute a business combination.

In addition, BLAC’s Current Charter contains a waiver of the corporate opportunity doctrine, and there could have been business combination targets that would have been appropriate for a combination with BLAC but were not offered due to a BLAC director’s or officer’s duties to another entity. BLAC and its management are not aware of any such corporate opportunities not being offered to BLAC and do not believe that the waiver of the corporate opportunity doctrine in the Current Charter interfered with BLAC’s ability to identify an acquisition target, including the decision to pursue the Business Combination with OSR Holdings.

During BLAC’s search process, it engaged in discussions with and reviewed multiple prospective businesses, including OSR Holdings, which it began to consider as a target candidate on February 20, 2023. A concern that was expressed repeatedly in formal and informal communications with potential target companies during BLAC’s search process was the general topic of the SPAC-market worldwide, extremely high investor redemptions, and the appurtenant need to secure PIPE Financing or other alternative financing in order to be able to complete a business combination. In BLAC’s case, PIPE Financing or alternative financing had not been secured or committed to by third parties during the first 12 weeks since its IPO, when BLAC was actively evaluating companies for a business combination. In BLAC’s experience and view, the issues of redemptions and PIPE or alternative financing, and more specifically questions or concerns about BLAC’s ability to raise additional capital in the face of anticipated redemptions, reduced the pool of potential target companies willing to engage in discussions with BLAC.

BLAC/OSR Holdings Joint Review of Potential Target Companies

As described below, members of BLAC and OSR Holdings (and executives of certain of OSR Holdings’ subsidiaries) jointly reviewed and evaluated target companies’ scientific models, theses and data. These joint exercises were performed for the sake of efficiency and streamlining, and to utilize BLAC and OSR Holdings’ substantial internal resources and expertise.

BLAC and OSR Holdings and its subsidiaries’ executives and consultants together comprise a roster of experienced scientists and medical doctors. BLAC and OSR Holdings executives likewise have extensive experience in the Korean, U.S. and European capital markets and/or the biotech/biopharma industry. In addition to the benefit of BLAC and OSR Holdings members’ and consultants’ substantial collective experiences, given the short timeline for BLAC to execute a business combination, utilizing the collective internal resources of BLAC and OSR Holdings was the most time and cost-efficient manner in which to evaluate potential target companies. In evaluating potential target companies together, BLAC management and the BLAC Board worked closely with individuals at OSR Holdings who have experience in the biotechnology and biopharmaceutical industries to assist with performing scientific due diligence on potential target companies, including evaluating their asset pipelines, drug candidates, products, and the biopharmaceutical and biotechnology expertise of the target companies’ management and team members, as applicable.

Kuk Hyoun Hwang is Chief Executive Officer and a Director of BLAC and was Chief Executive Officer of OSR Holdings from July 2019 to April 2021 and from December 2022 to August 2024 and has served as Chairman since July 2019. Due to the inherent conflict of interest presented by Mr. Hwang’s dual roles, the BLAC Board formed a special committee (the “BLAC M&A Committee”) on June 9, 2023 consisting of members of the BLAC Board that do not have any financial or other interest in OSR Holdings, from which Mr. Hwang was recused, and through which approval would be sought to pursue any business combination transaction, as well as other subsequent decisions to be taken by the BLAC M&A Committee, including the ratification of actions taken by the BLAC Board and management prior to June 9, 2023. The BLAC M&A Committee was originally comprised of three independent members of the BLAC Board, Dr. Reed, Dr. Roberts and Mr. Park. Upon the resignations of Dr. Reed and Dr. Roberts in May 2024 and June 2024, respectively, Mr. Lee and Mr. Kim joined the BLAC M&A Committee. The BLAC M&A Committee ratified BLAC’s entry into a non-disclosure agreement with OSR Holdings, dated March 30, 2023, and subsequently approved BLAC’s entry into a letter of intent between BLAC and OSR Holdings dated July 11, 2023. The BLAC M&A Committee considered the potential conflict of interest that Mr. Hwang and Mr. Whang as part of the BLAC Board owned financial interests in OSR Holdings through their interests in Bellevue Capital Management, LLC, while it also reviewed and analyzed the facts that under Mr. Hwang’s leadership, OSR Holdings had pursued other options to either go public or create liquidity event for its subsidiaries, for instance by developing a discussion with “Sponsor A”, one of the most active SPAC sponsors in Korea measured by the counts of both IPOs and DeSPACs (Daeho Kim, the Internal Comptroller of OSR Holdings is one of the cofounders of Sponsor A) and also by engaging Broker “S”, one of the largest investment banks in Korea for Vaximm’s Korean IPO. With knowledge of, and against the background of the pre-existing options, BLAC’s M&A Committee came to the view that the option of a merger with OSR Holdings was worth pursuing, and had the potential of resulting in a mutually beneficial relationship between BLAC and OSR Holdings. The M&A Committee ratified BLAC’s entry into the non-disclosure agreement with OSR Holdings dated March 30, 2023 based upon its analysis and assessment described above, which was rendered as part of the discussions and reviews conducted from the formation of the M&A Committee through to the execution of the non-binding letter of intent on July 11, 2023, but most prominently on June 18, 2023 when the M&A Committee met to review the draft Letter of Intent (LOI). The Members of the BLAC M&A Committee, in the meeting, recognized that a non-disclosure agreement was in place between BLAC and OSR Holdings and agreed that ratifying the non-disclosure agreement would be in order prior to discussing and reviewing the terms of the LOI.

Mr. Hwang continued to serve as an officer and director of both BLAC and OSR Holdings. For BLAC, he participated in evaluating companies as potential businesses combination targets while leading efforts to secure the necessary PIPE financing to complete such a business combination. For OSR Holdings, he continued to lead all operations and executive functions, including assessing potential businesses as acquisition targets to continue building OSR Holdings’ portfolio of healthcare subsidiary companies. As described herein, BLAC began considering OSR Holdings as a target candidate on February 20, 2023. Mr. Hwang, representing BLAC, first introduced the basic terms of a potential transaction between BLAC and OSR Holdings with management of OSR Holdings on May 2, 2023, when a proposed draft letter of intent was initially distributed by legal counsel to BLAC. At such time, OSR Holdings was evaluating a range of other acquisition and strategic opportunities as part of its ongoing business operations but it had not reached any definitive or other agreements for any such transaction. Following its formation, the BLAC M&A Committee did not consider any additional business combination targets other than OSR Holdings, but, at a meeting held on June 18, 2023, the BLAC M&A Committee was presented with information on the BLAC Board’s discussions with, and analyses of, the other business combination targets the BLAC Board considered, and the BLAC M&A Committee considered such information in making its decisions to ratify the BLAC Board’s prior actions, enter into the LOI, and ultimately approve the Business Combination.

The BLAC M&A Committee was at all times aware that Mr. Hwang had prior discussions with OSR Holdings regarding a potential business combination, and that Mr. Hwang was involved in the preparation of the initial draft of the LOI between BLAC and OSR Holdings, in each case prior to the formation of the BLAC M&A Committee.

Additionally, the BLAC M&A Committee was aware that Mr. Hwang and Mr. Whang, each members of the BLAC Board, have a financial ownership interest in Bellevue Capital Management, LLC, which controls Sponsor and owns over 40% of the outstanding capital stock of OSR Holdings. In making its decisions to ratify the entry into the non-disclosure agreement and approve the LOI, the BLAC M&A Committee considered these conflicts of interest. For a description of the meeting at which the BLAC M&A Committee approved the draft LOI, which included discussions of conflicts of interest and a review of management of BLAC’s analyses of other target companies considered, see “— BLAC and OSR Holdings Discussions regarding Business Combination — June 18, 2023.” With respect to ratifying the non-disclosure agreement specifically, the BLAC M&A Committee considered the foregoing conflicts of interest and determined that ratifying the non-disclosure agreement did not present any additional risk to BLAC. Additionally, the BLAC M&A Committee, in ratifying actions taken by the BLAC Board prior to the BLAC M&A Committee’s formation, considered the foregoing conflicts of interest and determined that the BLAC Board had not taken any action other than entering into the non-disclosure agreement and holding routine discussions with management of OSR Holdings to discuss a potential business combination, which discussions were generally similar in nature to those that the BLAC Board was having with other target companies. Additionally, the individual directors who were appointed to the M&A Committee were generally involved in evaluating the target companies prior to the formation of the M&A Committee.

In order to minimize the effects of any inherent conflicts of interest, Mr. Hwang left negotiations and discussions between BLAC and OSR Holdings largely in the hands of their respective management teams, boards of directors, and special committees, as applicable, and refrained from unilaterally making decisions regarding a business combination, or the terms thereof, without the input and approval of non-conflicted individuals, including the BLAC M&A Committee. For the avoidance of doubt, any decisions that involved a material conflict of interest of Mr. Hwang were reviewed, considered, and resolved by the BLAC M&A Committee. The individuals listed below (along with their relevant expertise) were involved in the initial discussions between BLAC and OSR Holdings, and, as described above, were also involved in the joint review of certain other potential target companies.

Dr. Steven G. Reed, former Director and BLAC M&A Committee Member, BLAC (business, healthcare industry, science, transaction)

Dr. Radclyffe Roberts, former Director and BLAC M&A Committee Member, BLAC (business, healthcare industry, science)

Mr. Jin Whan Park, Director and BLAC M&A Committee Member, BLAC (business, transaction)

Mr. Kuk Hyoun Hwang, CEO and Director, BLAC and former CEO and current Chairman, OSR Holdings (business, capital markets, transaction)

Mr. Jun Chul Whang, Partner and General Counsel, Bellevue Capital Management; Director, BLAC (business, legal, transaction)

Mr. Thomas Shin, former employee of Sponsor (business, capital markets)

Dr. Josh Pan, Partner, Bellevue Capital Management (business, healthcare industry, science, transaction)

Mr. Sung Hoon Chung, former Managing Director, OSR Holdings (business, capital markets, transaction)

Mr. Sung Jae Yu, former Chief Operating Officer and Director, OSR Holdings (business and regulatory)

Mr. Yeiseok Kim, Senior Analyst, OSR Holdings (business, science)

Dr. Senyon Choe, Scientific Founder, Darnatein (subsidiary of OSR Holdings) (science)

Other Companies BLAC Considered for Business Combination

Company A

An alternative target that BLAC considered (“Company A”) was introduced to BLAC on March 2, 2023 by Mr. Whang, who has known Company A’s current President and CEO professionally and socially for the past decade. The company has developed diagnostic applications in ophthalmology, infectious disease (including COVID-19) and oncology, and utilizes AI to analyze genetic data for early diagnosis of disease. Mr. Whang is also a personal acquaintance of a partner at a Seoul based law firm that has represented Company A as Korea Counsel for close to a decade. Mr. Whang was knowledgeable that at latest as of mid-2019, Company A was contemplating listing directly on the Korean public markets (KOSDAQ), but did not have any business or potential business relationships with Company A or its President and CEO until after BLAC‘s IPO on February 14, 2023. Mr. Whang received and shared Company A’s non-Confidential deck with BLAC and OSR Holdings via email dated March 9, 2023.

In December 2022, Company A entered into a non-binding letter of intent to combine with another SPAC and their exclusive negotiation period expired on March 3, 2023. Immediately upon expiration of the exclusivity period, Company A requested a meeting with BLAC to gauge BLAC’s interest in Company A as a potential target company for its business combination. Company A had been aware of BLAC’s recent IPO.

In New York City, on March 10, 2023, Company A’s President and CEO (at the time Company A’s Chief Strategy Officer), met with Mr. Hwang, Mr. Shin and Mr. Whang to discuss Company A’s pursuit of a SPAC combination. Topics of discussion included an introduction to BLAC and its operational and acquisition strategy, and a status update on Company A’s search for a SPAC business combination partner. The parties discussed BLAC’s February 14, 2023, $60 million IPO, and its underwriter Chardan’s exercise of its 15% overallotment option, bringing the total in trust to $69 million. Company A informed BLAC that at one point, Company A’s self-assessed valuation was over $1 billion, but that due to Company A-specific issues, as well as biotech market conditions generally, the valuation had been substantially reduced. Company A offered to arrange for video conferences or in-person meetings with key members of Company A staff, and to open Company A’s data room to BLAC. Company A expressed concern about redemptions, as SPAC-market wide investor redemptions have averaged 95-99%; specifically, they were concerned about BLAC’s ability to have enough funds to execute a business combination with Company A. The parties concluded the meeting agreeing to follow up over the following weeks.

After the March 10, 2023 meeting with Company A, from March 11 to 13, while Messrs. Hwang and Shin were in New York City, they met with Mr. Whang and had extensive discussions regarding the possibility of a direct business combination with Company A. They also discussed the possibility of a business combination with other companies to which BLAC had contacted by that time (see below).

Mr. Whang exchanged further text and email messages with Company A’s President and CEO and Company A’s counsel in the following weeks. On April 14, 2023, Company A and Messrs. Hwang and Whang conducted an extensive video conference to further discuss Company A’s and BLAC’s respective strategies, and BLAC disclosed to Company A that it was considering executing a business combination with OSR Holdings. The parties discussed whether Company A might consider becoming acquired by OSR Holdings. Company A’s President and CEO said he would discuss the issue with Company A’s Board of Directors, but said that Company A would probably prefer a direct business combination with BLAC. BLAC informed Company A that they would give more consideration to a direct business combination with Company A as well.

Mr. Whang followed up with Company A’s President and CEO during the weeks following the April 14, 2023 video conference via text messages and phone calls. On or around April 27, 2023, Mr. Whang informed Company A’s President and CEO that BLAC was considering a transaction with OSR Holdings, and that BLAC could not proceed with Company A if they were not open to the possibility of an acquisition by OSR Holdings. This was the last communication between BLAC and Company A.

Company B

Another alternative target that BLAC considered (“Company B”) was introduced to BLAC on March 10, 2023 by Mr. Whang, whose personal acquaintance is an investor and advisor to the company (“Investor A”). Mr. Whang had met with Investor A and a business partner of Investor A in September 2022 in New York City, during which time they discussed Company B’s technology and capital raising efforts. Company B produces affordable and portable home testing kits that produce rapid and accurate results, with applications to hematology, pathology, oncology and possibly other areas. Mr. Whang told Investor A about BLAC’s upcoming IPO, but did not discuss the possibility of Company B being a potential target for a business combination at this time.

Subsequently, after BLAC’s IPO on February 14, 2023 and beginning on March 9, 2023, Mr. Whang, via text messages, emails and phone calls, discussed with Investor A the possibility of a business combination between BLAC and Company B, and Investor A expressed an interest in exploring this possibility. Investor A was generally aware of the SPAC market, including the volatility in the SPAC market over the previous two years.

Mr. Whang shared Company B’s non-confidential deck by email dated March 10, 2023 with members of BLAC (Mr. Hwang) and OSR Holdings (Sung Hoon Chung, Yeiseok Kim and Sung Jae Yu) for a preliminary review of Company B’s science and technology and the company’s current and projected financial status. As discussed above, in evaluating potential target companies together, BLAC management and the BLAC Board worked closely with individuals at OSR Holdings who have experience in the biotechnology and biopharmaceutical industries to assist with performing scientific due diligence on potential target companies, including evaluating their asset pipelines, drug candidates, products, and the biopharmaceutical and biotechnology expertise of the target companies’ management and team members, as applicable.

By telephone communications in late March, Mr. Whang told Investor A that one strategy under consideration by BLAC was to pursue an affiliated transaction, executing a business combination with OSR Holdings. Given Company B’s current estimated self-valuation of the company (approximately $35-40m), Mr. Whang told Investor A that even if BLAC were to execute a direct business combination with Company B, BLAC would seek to execute a business combination with other companies. In connection with this strategy, Mr. Whang asked whether Company B would consider the possibility of being acquired by OSR Holdings, in addition to the possibility of a direct business combination with BLAC.

Over the following weeks, Messrs. Whang and Hwang and OSR Holdings were in communication with Investor A, and his colleague and business partner, to arrange for an in-person meeting at BLAC/OSR Holdings’ offices in Seoul. Investor A proposed to bring another colleague from a manufacturing partner to the meeting. Investor A told Mr. Whang that such company would become Company B’s manufacturing partner for product distribution in Korea.

Upon conducting initial due diligence and background checks, it was discovered that a key individual from the potential manufacturing partner was involved (as of April 2023) in litigation. Subsequently, BLAC decided not to pursue further discussions with Company B.

Company C

On March 21, 2023, BLAC received an unsolicited email from the Chief Business Officer of another potential target company of BLAC (“Company C”), inquiring about business combination opportunities that BLAC was considering. Company C is a clinical stage immune-oncology company with two broadly applicable platform technologies involving CAR-CIK Autologous RNA loaded dendritic cells. The Chief Business Officer of Company C wrote he had seen an announcement of BLAC’s recent listing on Nasdaq.

By email dated April 13, 2023, Company C sent BLAC its non-confidential company presentation. The presentation was circulated internally at BLAC and OSR Holdings for review. By email dated April 24, 2023, Mr. Hwang inquired about Company C’s technology and asked for a mutually convenient time for a video conference.

On April 28, 2023, officers of Company C, BLAC (Messrs. Hwang and Whang), OSR Holdings (Sung Hoon Chung and Dr. Senyeon Choe), Dr. Pan, and Mr. Shin, participated in a video conference. Mr. Hwang began by explaining that currently, BLAC was considering an affiliated transaction with OSR Holdings, that OSR Holdings was considering acquiring additional portfolio companies, and that any acquisition of Company C would have to be via acquisition by OSR Holdings. Company C’s Chief Business Officer said Company C was only considering a direct business combination with a SPAC. There were no further communications with Company C.

Company D

Another potential target company (“Company D”) was introduced to former OSR Holdings Managing Director Sung Hoon Chung’s former colleague at Auerbach Grayson (“Broker”) on March 23, 2023. Company D is a clinical stage biotech company with a pipeline of three clinical trials on Glioblastoma Multifore (“GBM”). On March 23, 2023, Broker circulated a non-confidential company presentation to BLAC for review. Further emails were exchanged between BLAC/OSR Holdings and Broker to arrange a meeting in Korea with Company D and a Korean biopharma company with a controlling stake in Company D (“Parent D”). Mr. Whang met with Broker in New York City on April 12, 2023 to further discuss Company D and BLAC’s business combination strategy.

By way of further background, Parent D was formerly in the lifesaving boat business. Parent D acquired an American lifeboat company in the U.S. in 2009, and until then, had no prior involvement or business interest in the biotech space. For reasons unknown to BLAC, the US company acquired by Parent D held a controlling stake in an early-stage biotech. Post-takeover, Parent D management took an active interest in the acquired biotech investment and determined the company presented significant business opportunities, which led to the launch of Parent D specifically in the Korean biotech space. After 14 years of drug development progress, earlier in 2023, the acquired biotech company submitted a New Drug Application to the US Food and Drug Administration for its investigational drug, rivoceranib, for use in combination with an approved drug, camrelizumab, in China for unresectable hepatocellular carcinoma.

Subsequent to its acquisition of Company D, Parent D transformed into one of the most visible biopharma groups in Korea.

Subsequent to Mr. Whang’s meeting with Mr. Shin, on or about July 3, 2023, the newly-appointed CFO of Parent D requested a meeting with OSR Holdings as he had heard about Vaximm’s (a subsidiary of OSR Holdings) recent activity developing therapeutics in the glioblastoma space in Switzerland. Parent D’s CFO is not a scientist by training nor a professional with specific pharmaceutical drug development expertise but is experienced in the Korean capital markets/finance industry. The CFO of Parent D and Mr. Hwang also share a mutual acquaintance. As of late July 2023, OSR Holdings planned to have discussions with Parent D and Company D representatives regarding a potential business combination, and other potentially mutually beneficial business opportunities and synergies. Based on timing considerations and the need to proceed with an identified target company, the decision was made to cease discussions with Company D.

Company E

On April 17, 2023, another potential target company (“Company E”) was introduced to BLAC by Mr. Whang through an acquaintance, an independent investor and consultant based in New York City and Seoul (“Investor E”). Mr. Whang had told Investor E about BLAC’s February 14, 2023 IPO, and the need to execute a business combination by November 14, 2023, and Investor E informed Mr. Whang that he knew some companies that might be interested in a business combination opportunity with BLAC. Company E focuses on oral cancer diagnostics and therapeutics. On April 18 and 21, 2023, Mr. Whang forwarded Company E’s non-confidential information to BLAC and OSR Holdings for review. Initial review by BLAC and OSR Holdings included assessment of Korean companies with competing or comparable technology. Mr. Whang had further communications with Investor E through May 4, 2023. BLAC determined that Company E was not a viable candidate for a business combination, as the competitive landscape in the dental scanning technology space in Korea was too difficult to penetrate.

Company F

On April 17, 2023, another potential target company (“Company F”) was introduced to BLAC by Mr. Whang through Investor E. Company F develops novel diagnostic tests for cancer, including a urine test for bladder cancer. On April 18, 2023, Mr. Whang shared publicly available information on Company F with BLAC and OSR Holdings. Mr. Whang had further communications with Investor E through May 4, 2023. BLAC determined that Company F was not a viable candidate for a business combination, as OSR Holdings is focused primarily on drug development, while Company F is in the diagnostics space.

Others

In addition to the above listed companies, BLAC also was introduced to several other companies in the biotech/healthcare/medtech industries during the period from February 15 to March 9, 2023, but a decision was made not to pursue discussions with them for several reasons, including industry sector, stage of development of intellectual property, science, treatment or therapy, company size, revenue, growth potential, stage of funding, etc. The companies included the following:

“Company G”, a medical equipment manufacturer, which has developed a fully integrated, automated instrument that delivers high-throughput, quantitative, single-molecule, single-cell data with spatial context and subcellular resolution by bringing together advancements in imaging, fluidics, chemistry and bioinformatics. The company was introduced to BLAC on February 15, 2023 by a contact of OSR Holdings’ Sung Hoon Chung at a Seoul-based early seed venture capital investor.

“Company H”, a therapeutics company, focused on developing treatments for CNS disorders and rare diseases such as Alzheimer’s, which developed the first and only resveratrol product that safely reaches therapeutic levels without gastrointestinal side effects. The product has Orphan Drug Exclusivity and Patent Protection in Global Markets through 2036, with additional patents pending. The company was introduced to BLAC on February 18, 2023 by an asset management company that reached out directly to BLAC.

“Company I”, which provides home healthcare, hospice & aftercare services in three states, with over 237 employees. Company services include (but are not limited to): post-operative care; physical and speech therapy; pain management; hospice care; and funeral and burial services The company had over 97,000 patient encounters in 2022. The company was introduced to BLAC by an investment bank and wealth management firm, who reached out to BLAC directly on March 2, 2023.

“Company J”, a therapeutics company, developing fetal neural stem cell therapeutic platform targeting neurological diseases such as Parkinson’s, Lou Gehrig’s, stroke, etc. The founder of the Company is a respected expert in the fetal stem cell space. The company was introduced to BLAC on February 28, 2023 by Jaechul Seo, a shareholder of OSR Holdings.

“Company K”, a clinical stage biopharmaceutical company, focusing on clinical development of medicines in oncology, immunology, and geriatrics, including therapeutic cancer vaccines and proteostasis modulators. The company currently has four programs under pipeline in clinical stage, including its lead asset, AST301, a pDNA based cancer vaccine for breast cancer. The company also developed a machine-learning based immuno-informatics platform, Th-VAC, for its drug development, and entered in-licensing agreement a Seattle based biotech company. The company was introduced to BLAC on March 6, 2023 by a Seoul, Korea based biotech company. Mr. Hwang of BLAC was also introduced to the company by Steven Reed of HDT Bio Corp., and a Director of BLAC.

“Company L”, a clinical stage company, with clinically proven stem cell expansion technology that also serves as starting material for generation of multiple immune effector cells. The company was the first group to develop clinical universal non-HLA matched allogeneic and off-the-shelf cell therapies with excellent safety profiles and owns a diverse pipeline of multiple effector cells allows combination approaches to enhance efficacy and overcome the limitation of current treatment with CAR-T monotherapy. The company also developed a cell therapy for first line AML (Phase 2/3 ready program) with preliminary efficacy and safety data from global RCT phase 2. The company was introduced to BLAC on March 9, 2023 by a Seattle, Washington based venture capital firm.

BLAC and OSR Holdings Discussions regarding Business Combination

Initial Discussions

Beginning several years ago, OSR Holdings has had and continues to have a standing policy of holding a firm-wide meeting every Monday morning at 10:00 AM Seoul Time to discuss all matters relating to OSR Holdings’ business. Attendees include (now former) Managing Director Sung Hoon Chung, (now former) Managing Director and Chief Operating Officer Sung Jae Yu, (now former) Chief Financial Officer Soo Eun Nam, Technology Analyst Dr. Yeiseok Kim, Analyst Taemin Lee, as well as Chairman and (now former) Chief Executive Officer Kuk Hyoun Hwang. As noted previously, Mr. Hwang also serves as a director and Chief Executive Officer of BLAC.

Immediately following BLAC’s IPO on February 14, 2023, and as set forth fully below, BLAC began to consider companies with which to conduct a business combination. This included the possible option of a business combination with its affiliated company OSR Holdings. Thus, beginning the following week, on Monday, February 20, 2023, BLAC began considering OSR Holdings as a target candidate, and OSR Holdings’ group discussions began to include the topic of a possible business combination with BLAC. Discussions also included BLAC’s potential business combination with other companies, since BLAC turned to the scientific, medical, financial and other inhouse expertise of its affiliated company OSR Holdings (and OSR Holdings’ subsidiaries) in evaluating its potential business targets.

During these weekly meetings (as well as at other times), when discussing a potential BLAC/OSR Holdings business combination, Mr. Hwang was mindful of the fact that he held dual roles with BLAC and OSR Holdings, and mindful of the potential for a conflict of interest arising from his dual representation. Mr. Hwang made reasonable efforts to ensure that a BLAC/OSR Holdings business combination would be beneficial to each party separately, as well as both parties together, and made every reasonable effort to be a neutral and balanced advocate for both parties he represented. Mr. Hwang was aware that for BLAC, the benefits would include the execution of a business combination with a holding company with a portfolio of operating companies, which was in accordance with its publicly stated business strategy, and the ability to execute a complex business transaction with a company with which BLAC (through Mr. Hwang) was already familiar. From OSR Holdings’ perspective, Mr. Hwang was aware that a business combination with BLAC could provide a capital infusion and a publicly traded security, which would enable it to pursue its goal of expanding its portfolio of companies in the biotech/medtech and biopharma spaces, as well as recruiting qualified individuals to expand its existing business to a global scale.

BLAC determined that it was an objectively reasonable business decision in its search for a target company to seek a business combination with OSR Holdings. BLAC did not consider any other alternative combination targets to be as compelling as OSR Holdings when evaluating potential alternative companies’ business prospects, strategy, management teams, structure, likelihood of execution (including taking account of timelines for completion of a business combination) and valuation considerations.

February 20, 2023

At OSR Holdings’ weekly Monday morning meeting on February 20, 2023, in attendance were Mr. Hwang and OSR Holdings executives Sung Hoon Chung, Sung Jae Yu, Soo Eun Nam, Yeiseok Kim and Taemin Lee. Among other topics of discussion, as a representative of BLAC, Mr. Hwang said that while BLAC had initiated a search for a target company with which to conduct a business combination, BLAC would also simultaneously pursue the possibility of conducting a business combination with OSR Holdings. This was discussed in the context of OSR Holdings’ historical plans from early 2020 for OSR Holdings to lead an effort to take Vaximm AG, a Swiss biotech company, public on the Korean stock exchange (KOSDAQ) by engaging a major Korean investment bank (Brokerage “S”) for which Mr. Hwang himself previously worked. As CEO of OSR Holdings, Mr. Hwang was actively involved in all aspects of discussions and decisions regarding such historical plans. In line with those plans, OSR Holdings’ Swiss affiliate, BCME, had made a minority investment in Vaximm in early 2020. Also in line with those plans, on December 29, 2020, OSR Holdings had officially retained Brokerage S to be lead underwriter for the KOSDAQ IPO process. A Lead Manager Agreement was executed with Brokerage S for the purpose of taking Vaximm public via a traditional initial public offering on KOSDAQ and not by means of any transaction with a shell company on KOSDAQ (or elsewhere). As the engagement with Brokerage S was formalized and plans were taking shape in preparation for taking Vaximm AG public on KOSDAQ, in early 2022, OSR Holdings considered and ultimately modified its original plans of being a financial advisor and investor for its affiliates to becoming a biotech holding company that could itself list on KOSDAQ, with Vaximm as its lead biotech subsidiary. To that end, in December 2022, OSR Holdings acquired approximately 92% of Vaximm from its Swiss affiliate BCME. By the end of January 2023, OSR Holdings acquired all of the remaining shares of Vaximm from BCME, resulting in Vaximm becoming a wholly owned subsidiary of OSR Holdings. Additionally, on December 31, 2022, OSR Holdings completed its acquisition of RMC, a medical device supply distribution company based in Korea, for its high growth and profitability, but also because RMC’s revenue stream would allow OSR Holdings to meet the Korean regulatory requirement for listing on KOSDAQ of a minimum revenue amount three years post-IPO. To continue building OSR Holdings as a biotech holding company in preparation for listing on KOSDAQ, OSR Holdings completed its acquisition of Darnatein, a Korean biotherapeutic company developing a pipeline of spinal fusion and cartilage regenerative therapies in March 2023. Because of the several and varied transactions OSR Holdings conducted, OSR Holdings was well-positioned to be taken public on KOSDAQ beginning February 2023 independent of engaging with BLAC. However, with the potential to combine with BLAC as an alternative route of going public, on February 20, 2023, Mr. Hwang requested that OSR Holdings’ management carefully consider a business combination with BLAC as an alternative way of taking OSR Holdings public, and on NASDAQ rather than KOSDAQ. OSR Holdings had not considered entering into a business combination with a shell corporation prior to BLAC’s IPO.

March 20, 2023

On March 20, 2023, while Mr. Hwang was traveling in the U.S., Mr. Hwang and OSR Holdings COO and Director Sung Jae Yu had a telephone conversation about both BLAC and OSR Holdings executing a Confidentiality Agreement in order to further pursue discussions with BLAC regarding a potential business combination between BLAC and OSR Holdings.

March 27, 2023

On Monday, March 27, 2023, BLAC was introduced to LBV as further discussed below.

Klaus Breiner from Pureos Bioventures, a Swiss-based VC investor in the life sciences sector, is an industry acquaintance of Kuk Hyoun Hwang. Mr. Breiner was formerly a senior portfolio manager of Bellevue Asset Management’s private market team, which managed the fund that was one of the main shareholders in Vaximm AG.

Via video conference, Messrs. Breiner and Hwang initially discussed the need for Vaximm to identify and hire a new CEO, as the position was vacant after its October 22, 2022 acquisition by OSR Holdings. Mr. Breiner told Mr. Hwang about a pharma business development specialist and entrepreneur active in the Swiss biotech hub of Basel named Zaki Sellam, and Mr. Hwang agreed to an introduction. Mr. Sellam is the lead founder and CEO of LBV, a biotech holding company based in Basel with four portfolio companies located in France. Mr. Breiner made a written introduction between Messrs. Hwang and Sellam via e-mail and the two agreed to meet via a video conference in early April. Mr. Sellam, at that point, was not looking for a CEO role within a biotech start-up, but was willing to have a discussion with Mr. Hwang.

March 30, 2023

On March 30, 2023, BLAC and OSR Holdings executed a Confidentiality Agreement (signed by Mr. Yu as COO and Director of OSR Holdings and Jin Whan Park as Director of BLAC) covering discussions for a possible business combination between BLAC and OSR Holdings.

April 3, 2023

On April 3, 2023, in attendance at OSR Holdings’ weekly Monday morning meeting were Mr. Hwang and OSR Holdings executives Sung Hoon Chung, Sung Jae Yu, Soo Eun Nam, Yeiseok Kim and Taemin Lee. Mr. Hwang had returned to Seoul a few days before from an extended business trip to Switzerland, New York City and Seattle, and informed the OSR Holdings members that BLAC had a productive meeting with a potential target (Company A) for a business combination with BLAC in New York City, and that there were other companies with whom information had been exchanged through BLAC’s network of individuals, investment banks, and others. Mr. Hwang also told OSR Holdings members that since a Confidentiality Agreement had been executed, BLAC would further explore a business combination with OSR Holdings. Over the next several days, Mr. Hwang had informal meetings and conversations with OSR Holdings members regarding the possibility of a business combination with BLAC.

April 5, 2023

Mr. Hwang and Mr. Sellam first met via video conference. Mr. Hwang initially questioned why Mr. Sellam held multiple C-level positions with several different companies on his CV, and expressed his concern about Mr. Sellam’s lack of focus on any one company; e.g., if Vaximm hired Mr. Sellam as its new CEO. First, Mr. Sellam reminded Mr. Hwang that he agreed to meet via video conference as a matter of courtesy and for networking purposes and was not looking for a full time CEO role within another start-up. Mr. Sellam explained that his roles with LBV’s portfolio companies were structured as they were because he co-founded all four companies along with the respective scientific founders/principal investigators of each company. Mr. Sellam then presented a top-line review of LBV’s companies, their startup model designed by Mr. Sellam and his co-founders at LBV. Mr. Sellam also said that in his view, an optimal organization could be set up within each start-up without a full-time CEO for each, a model successfully implemented by LBV with its group of portfolio companies. Mr. Hwang told Mr. Sellam that there were similarities with BLAC’s own investment strategy as disclosed in the BLAC IPO prospectus.

After the meeting, Mr. Hwang debriefed the BLAC team on LBV and the team agreed that more in-depth discussions on the businesses and sciences of LBV and its companies were in order.

April 10, 2023

At OSR Holdings’ weekly Monday morning meeting on April 10, 2023, members of OSR Holdings and Mr. Hwang, representing BLAC, discussed the relative advantages and disadvantages of OSR Holdings going public on NASDAQ via a transaction with BLAC compared to a traditional IPO and public listing in either Korea or Switzerland where Vaximm is based. They discussed Vaximm’s presence in Switzerland and Darnatein and

RMC’s presence in Korea, and how OSR Holdings might have greater access to the life sciences industry and capital markets in these countries if OSR Holdings pursued a public listing in either of these countries instead of the United States. On the other hand, BLAC and OSR Holdings discussed the fact that BLAC, having completed its IPO and public listing in February, could provide a more time efficient manner in which to take OSR Holdings public. They also discussed how listing on NASDAQ could provide access to a larger pool of potential investors and more visibility generally. OSR Holdings members agreed to further consider a business combination with BLAC against the background of this information.

April 13, 2023

Kuk Hyoun Hwang and Jun Whang held a video conference with Zaki Sellam of LBV. Mr. Hwang told Mr. Sellam that BLAC had also had discussions with an Executive Director of a major global pharmaceutical company who was based in Germany regarding the CEO position.

Mr. Sellam gave an introduction of LBV’s business strategy and its four current portfolio companies. Mr. Sellam then briefly introduced LBV’s executive team: Gary Brandam, Jacques Bauer, Mehdi Chelbi and Samson Fung.

Mr. Hwang explained that it is actually BLAC’s investment strategy to identify a holding company with a portfolio of subsidiaries and investees in drug R&D businesses and that LBV may possess the necessary qualities that BLAC is looking for as its business combination target. Mr. Hwang also continued to explain that OSR Holdings similarly operates as a holding company with three subsidiaries, and that in terms of BLAC’s business strategy, Roivant Sciences serves as a model. The parties agreed to further discuss a business combination between BLAC and LBV, and also to pursue different options for collaboration between the groups. The discussion then turned to a possible acquisition of LBV by OSR Holdings as an alternative to a direct merger by BLAC with LBV, since LBV’s total valuation for its portfolio companies alone might not be sufficiently large for a business combination with BLAC. Mr. Hwang told Mr. Sellam that if OSR Holdings were to acquire LBV, LBV could focus its efforts on managing its portfolio companies and leave capitalization and fundraising efforts to OSR Holdings. Mr. Sellam said that LBV would be open to further discussions about an acquisition by OSR Holdings. The call ended with an agreement to follow up with more detailed discussions in the near future, and a confidentiality agreement was executed between the parties shortly thereafter.

After the video conference, Messrs. Hwang and Whang had further discussions regarding LBV as a possible target for a business combination with BLAC, and the need to conduct further scientific and financial due diligence on LBV, including the collective valuation of LBV’s portfolio companies. Given LBV’s self-valuation in the low to mid USD $30m range, a business combination between BLAC and LBV would have to be conducted as part of at least one or more additional businesses with which to combine in order to satisfy the requirement that the fair market value of the business combination exceed 80% of the assets held in trust.

April 17, 2023

At OSR Holdings’ weekly Monday morning meeting on April 17, 2023, members of OSR Holdings discussed with Mr. Hwang their findings from their research into market comparable companies on biopharmaceutical companies that became public via business combinations with SPACs. The team told Mr. Hwang that they would perform additional analyses on such transactions. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Comparable Company Analysis” and “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value” for detailed discussions on the comparable company analysis and the fair market value reports on OSR Holdings’ subsidiaries.

April 19, 2023

On April 19, 2023, Mr. Hwang participated in a conference call with representatives of K&L Gates to discuss SEC guidelines surrounding related party transactions. After the conference call, Mr. Hwang convened a meeting with OSR Holdings executives Sung Hoon Chung, Sung Jae Yu and Soo Eun Nam to inform them that BLAC had received advice on conducting a business combination with an affiliated company. Mr. Hwang said that, along with continuing to review other potential targets, BLAC would also continue to explore conducting a business combination with OSR Holdings.

April 21, 2023

On April 21, 2023, following up from the weekly meeting held on April 17, the OSR Holdings’ management discussed with Mr. Hwang their findings from the research into biopharma companies’ share trading performance after going public via de-SPAC transaction. OSR Holdings team’s research indicated that several companies in this group had issued their PIPE shares at deep discounts against the new issuance price for their business combinations resulting in poor stock performances. To OSR Holdings management, this research suggested a risk (if BLAC were to issue their PIPE shares at a deep discount) that would have to be considered, should they agree to a transaction with BLAC compared to a traditional IPO on KOSDAQ. In addition, given that the market sentiment was still not very favorable to clinical-stage biotech businesses developing R&D pipelines, OSR Holdings management informed Mr. Hwang that they would factor these findings into a decision regarding a business combination between BLAC and OSR Holdings.

April 25, 2023

BLAC and OSR Holdings members (Kuk Hyoun Hwang, Sung Hoon Chung, Tom Shin, and Jun Whang) participated in a video conference with all current executive members of LBV: Zaki Sellam (Chief Executive Officer), Gary Brandam (Chief Operating Officer), Jacques Bauer (Chief Dev. Officer and Head of Intellectual Property), Mehdi Chelbi (Chief Business Officer), and Samson Fung (Chief Medical Officer).

May 1, 2023

At OSR Holdings’ weekly Monday morning meeting on May 1, 2023, Mr. Hwang, representing BLAC, informed OSR Holdings executives Sung Hoon Chung, Sung Jae Yu and Soo Eun Nam that BLAC had communicated through Mr. Whang on April 27, 2023 that BLAC would not be pursuing a business combination with Company A, and informed Company C of the same on a video conference call on Friday, April 28, 2023. Mr. Hwang informed OSR Holdings that BLAC would most likely be pursuing a business combination with OSR Holdings conditional upon OSR Holdings’ agreement to do so as well.

May 2, 2023

By email dated May 2, 2023, BLAC’s legal counsel at K&L Gates sent Mr. Hwang a draft Non-Binding Letter of Intent (“LOI”) outlining basic terms for a potential transaction between BLAC and OSR Holdings. The same day, Mr. Hwang informed OSR Holdings executives Sung Hoon Chung, Sung Jae Yu and Soo Eun Nam that he was in receipt of the draft LOI, and asked for a meeting to discuss general parameters of the LOI. Mr. Hwang also told OSR Holdings executives that the draft LOI would be prepared using the indicative valuation range for OSR Holdings’ equity value based on the latest fair market value as reflected in the share exchange transactions conducted with Vaximm, RMC and Darnatein. OSR Holdings executives acknowledged and agreed to the valuation terms proposed by Mr. Hwang.

The initial draft LOI distributed on May 2, 2023, contained an outline of standard terms for a potential business combination, but did not contain any terms that had been negotiated by BLAC and OSR Holdings and was distributed as a basis for OSR Holdings and BLAC to begin negotiating specific terms. The outline contained a number of placeholder terms, conditions and provisions that BLAC and OSR Holdings would need to negotiate and provide input on, including, but not limited to:

•        Valuation of OSR Holdings, which, as discussed above and elsewhere in this proxy statement/prospectus, was initially proposed based on historical fair market value reports;

•        Transaction structure;

•        Lock-up terms;

•        PIPE financing;

•        Minimum cash condition;

•        Registration rights;

•        Equity compensation plan;

•        Post-closing board governance; and

•        Covenants, closing conditions, and representations and warranties.

Subsequent drafts of the LOI, and, ultimately, the Business Combination Agreement, were negotiated based on the outlined terms in the May 2, 2023 LOI, but ultimately the Business Combination Agreement varied in several ways from the first draft LOI. The parties’ decisions to deviate from the LOI were the result of arms-length negotiations between the parties that were informed by, among other things, changes to the capital markets environment. For a detailed description of the terms included in the final draft of the LOI, please see below under “— July 11, 2023.” For a description of the differences between the terms of the July 11, 2023 executed version of the LOI and the executed version of the Business Combination Agreement, please see below under “— November 16, 2023.”

The LOI proposed a valuation of OSR Holdings In the range of $200,000,000 to $240,000,000 in accordance with the indicative valuation range based on the latest fair market value calculations obtained in connection with the share exchange transactions conducted with Vaximm, RMC and Darnatein that the BLAC Board, BLAC M&A Committee (once formed), and BLAC management agreed were well founded. The BLAC M&A Committee (once formed) and the BLAC Board independently reviewed, and agreed with, the contents of the fair market value analyses, a summary of which is in the section entitled “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value.” Although the BLAC Board considered the third-party valuation analyses provided by OSR Holdings in connection with its decision to approve the Business Combination, the BLAC Board took into account the fact that these reports were (i) not recently prepared, (ii) were not prepared giving effect to, or with regard to, the Business Combination, and (iii) were not prepared for, or delivered directly to, the BLAC Board. The BLAC Board considered the information along with the totality of information provided to the BLAC Board in connection with its diligence of OSR Holdings, and did not ascribe any particular or special weight to the third-party valuation reports. The reports merely affirm the BLAC Board’s findings in connection with its independent review of OSR Holdings, and its approval of the Business Combination was at all times subject to the receipt of a fairness opinion. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination” for a detailed discussion on the material findings made in connection with due diligence of OSR Holdings, including with respect to the third-party valuation and fair market value reports.

May 8, 2023

In attendance at OSR Holdings’ weekly Monday morning meeting on May 8, 2023 were Mr. Hwang and OSR Holdings members Sung Hoon Chung, Sung Jae Yu, Soo Eun Nam, Yeiseok Kim and Taemin Lee. Mr. Hwang, representing BLAC, announced BLAC’s intent to seek a business combination with OSR Holdings, subject to approval by the BLAC Board. OSR Holdings members informed Mr. Hwang that, after careful consideration of all the factors regarding a business combination with BLAC discussed over the course of the past several months, they agreed in principle to pursue discussions for a business combination with BLAC.

May 18 and 19, 2023

By emails on May 18 and 19, 2023, Tom Shin emailed five US-based investment banking and financial advisory firms for a possible engagement by BLAC to provide a fairness opinion on a potential business combination between BLAC and OSR Holdings. After initial introductions and discussions, BLAC came to the view that none of these firms possessed the necessary expertise and qualifications to analyze foreign companies and their business structures and strategies, and more specifically, to analyze them within the context of the regulatory environments pharmaceutical research and development and distribution of medical device products (as in the case of OSR Holdings’ subsidiary RMC). As none of OSR Holdings’ subsidiaries, their businesses and customers are in the US, BLAC came to the decision that it should expand its search to look for valuation consulting companies with global exposure and experience, with a strong emphasis in the area of biopharmaceuticals, and informed OSR Holdings members of this decision.

May 22, 2023

At OSR Holdings’ weekly Monday morning meeting on May 22, 2023, Mr. Hwang suggested to OSR Holdings that BLAC would report to the BLAC Board with the following items: 1) a proposed Non-Binding Letter of Intent, 2) Business Combination Timeline (including potential need to request BLAC stockholder approval to extend the period for completion of the Business Combination), 3) Corporate slides of OSR Holdings, and 4) third party valuation reports on Vaximm (dated December 5, 2022) and Darnatein (dated July 2022) as reference points for the BLAC Board to consider. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination” for a detailed discussion on the material findings made in connection with due diligence of OSR Holdings, including with respect to the third-party valuation and fair market value reports, and the information contained in the OSR Holdings presentation.

May 24, 2023

By email dated May 24, 2023, Mr. Hwang sent to the BLAC Board and OSR Holdings a draft Non-Binding Letter of Intent prepared by BLAC’s counsel K&L Gates with a summary of certain proposed terms and conditions, and a potential timeline for the Business Combination. Mr. Hwang noted in his email that an indicative valuation of OSR Holdings, with the three subsidiaries combined (Vaximm, Darnatein and RMC), had been supported by the fair market value reports secured from the valuation consultants in Korea in connection with OSR Holdings’ share exchange transaction with the three companies. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value” for detailed discussions on the fair market value reports on OSR Holdings’ subsidiaries.

Although the BLAC Board considered the third-party valuation analyses provided by OSR Holdings in connection with its decision to approve the Business Combination, the BLAC Board took into account the fact that these reports were (i) not recently prepared, (ii) were not prepared giving effect to, or with regard to, the Business Combination, and (iii) were not prepared for, or delivered directly to, the BLAC Board. The BLAC Board considered the information along with the totality of information provided to the BLAC Board in connection with its diligence of OSR Holdings, and did not ascribe any particular or special weight to the third-party valuation reports. The reports merely affirm the BLAC Board’s findings in connection with its independent review of OSR Holdings, and its approval of the Business Combination was at all times subject to the receipt of a fairness opinion. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination” for a detailed discussion on the material findings made in connection with due diligence of OSR Holdings, including with respect to the third-party valuation and fair market value reports.

May 26, 2023

By email dated May 26, 2023, Mr. Hwang sent to the BLAC Board of Directors and OSR Holdings another set of materials that included BLAC’s internal due diligence and review of OSR Holdings, which included the corporate slides on OSR Holdings, and third-party valuation reports on Vaximm (dated December 5, 2022) and Darnatein (dated July 2022), the two largest components in the overall sum-of-the-parts valuation of OSR Holdings. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination” for a detailed discussion on the material findings made in connection with due diligence of OSR Holdings, including with respect to the third-party valuation and fair market value reports, and the information contained in the OSR Holdings presentation.

June 7, 2023

On a video conference held on June 7, 2023, the BLAC Board met while also inviting Mr. Hwang to the meeting to report on the overall status of discussions relating to the Non-Binding Letter of Intent.

June 9, 2023

By unanimous written consent of the BLAC Board effective on June 9, 2023, the BLAC Board authorized the executive officers of BLAC to explore opportunities for a potential business combination with one or more target companies, including a potential transaction with OSR Holdings. In connection with such discussions, and as permitted by Article V of BLAC’s Bylaws, the BLAC Board established the BLAC M&A Committee to consider the feasibility and terms of any such business combination, including consideration by the BLAC M&A Committee of the fairness of any such business combination, and any other factors such BLAC M&A Committee deems appropriate, and to recommend to the entire BLAC Board whether or not any such transaction is in the best interests of BLAC and its stockholders. The BLAC M&A Committee initially consisted of the following independent directors of BLAC: Radclyffe Roberts, Hosun Euh and Jin Whan Park.

The members of the BLAC M&A Committee were further authorized to (i) approve the execution of confidentiality and other ancillary agreements with potential target companies, investors and their representatives, and other parties in connection with the business combination, and (ii) approve the execution and negotiation of agreements relating to the engagement of financial advisors.

The resolutions adopted by the BLAC Board provided that any member of the BLAC Board (including any member of the BLAC M&A Committee) that has a direct or indirect material personal interest in any potential Business Combination such that the potential transaction constitutes an Interested Director Transaction under applicable law shall be recused from consideration relating to such Interested Director Transaction and such BLAC Board member’s interest in and to such Interested Director Transaction shall be fully disclosed and considered in connection with the consideration of any such potential transaction by the BLAC M&A Committee.

June 12, 2023

On a video conference held on June 12, 2023 between Mr. Hwang and OSR Holdings, Sung Jae Yu, COO and Director of OSR Holdings presented to the participants on the call the valuation reports on OSR Holdings’ subsidiaries prepared by third-party experts in the field of biopharma valuation from Switzerland and Korea. Mr. Yu explained why he believed the proposed business combination would be beneficial to BLAC stockholders, considering the market capitalization comparables of OSR Holdings’ subsidiaries in cancer vaccine/immuno-oncology and disease-modifying osteoarthritis drug (DMOAD) sectors in the global biopharmaceutical industry and market. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value” for detailed discussions on the fair market value reports on OSR Holdings’ subsidiaries.

Subsequent to the video conference, the BLAC Board further reviewed the available market comparable dataset provided by OSR Holdings and assessed the relevance and justification for these companies as selected comparables of each of Vaximm and Darnatein. The BLAC Board considered several relevant metrics including therapeutic modality, pipeline assets and related development stages, market capitalization, and private market indicative valuations. Collectively, between Vaximm and Darnatein comparable companies assessed based on the above considerations, applying a 50% discount to the comparable company dataset would imply a value of $351 million for OSR Holdings.

Vaximm comparable companies analyzed included Anixa Biosciences (NASDAQ: ANIX) and Hookipa Pharma (NASDAQ: HOOK). At the time of analysis, each company’s modality comparable lead programs had completed Phase 1 immuno-oncology clinical trials, which directly compared to Vaximm’s stage of development for its lead asset. At the time of analysis, relative to each company’s completion of Phase 1 clinical trials, market capitalization was $101 million and $108 million for Anixa and Hookipa, respectively. Additionally, several South Korean companies were also assessed as Vaximm comparables. These included immuno-oncology companies with Phase 2 clinical-stage lead programs, Vaxcell Biotherapeutics (KOSDAQ: 323990) and SillaJen (KOSDAQ: 215600). At the time of their Phase 2 clinical program announcements, Vaxcell Biotherapeutics had a market capitalization of approximately $685 million while SillaJen’s market capitalization was approximately $450 million.

Companies comparable to Darnatein included 3 publicly-traded and a dozen “venture-backed” private companies. Of the 15 identified companies, OSR Holdings further employed a very explicit selection criteria limiting the market comparable companies to those developing disease-modifying osteoarthritis drugs (DMOADs) only. This distinction objectively differs from the existing standard of care approaches such as joint replacement surgery or symptomatic therapies to reduce pain. According to a National Library of Medicine (NLM) publication, “Latest Insights in Disease-modifying Osteoarthritis Drugs Development1”, only 4 companies (Merck KGaA, Galapagos, BioSplice Therapeutics (formerly Samumed), and Kolon TissueGene) were identified as comparable to Darnatein conducting mid-to-late stage clinical trials developing potential DMOADs. OSR Holdings did not consider Merck KGaA and Galapagos as direct comparable companies because Merck is a major global pharma company with diverse pipelines and Galapagos has abandoned their DMOAD therapy after failed clinical trials.

Among the public companies analyzed, Medipost (KOSDAQ: 078160) is the only company with an approved and commercially available DMOAD stem cell treatment in Korea. Approval was granted in 2012 by the Ministry of Food and Drug Safety of Korea. Medipost holds a market capitalization of approx. $175 million as of April 2024.

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1        Published online on May 13, 2023 on PubMed Central operated by National Library of Medicine

Kolon TissueGene’s (KOSDAQ: 950160) lead DMOAD candidate is currently in Phase 3 clinical trials and serves as the primary driver of their current $750 million market capitalization as of March 2024. Carmell Therapeutics (NASDAQ: CMTX) had advanced a lead DMOAD candidate for bone and cartilage regeneration and healing into Phase 2 clinical trials at the time of an announced SPAC merger with Alpha Healthcare Acquisition Corp III with a valuation of $150 million.

Additionally, among the many private companies assessed and categorized as a DMOAD company according to the NLM publication, the most notable company comparable is Biosplice Therapeutics (formerly Samumed). Biosplice Therapeutics is developing small-molecule DMOAD therapeutics that recently completed its Phase 3 clinical trials for the treatment of osteoarthritis. According to publicly available information from Dealroom.co, the company’s valuation, as of the last capital increase was $11.6 billion in April 2021. With a total of $884 million invested capital (according to PitchBook.com) and based on our applied metrics and explicit criteria for determining comparable companies, Biosplice Therapeutics is the most direct comparable private company to Darnatein from OSR Holdings’ research. Although Biosplice Therapeutics is further along in clinical development for their lead DMOAD candidate (Phase 3 vs preclinical), it is worth noting that Biosplice and Darnatein have similarities in their scientific approaches towards developing therapies for degenerative osteoarthritis. Both companies’ lead candidates target distinct, yet specific pathways known to promote osteogenic differentiation (i.e. Wnt vs BMP). Both pathways are known to play active roles in osteogenesis (bone formation) and chondrogenesis (cartilage formation). However, Darnatein’s therapeutic approach may be further differentiated due to the potential synergistic effects on Wnt pathway by targeting BMP directly.

It was the investment thesis held by OSR Holdings for its acquisition of Darnatein that, while currently in preclinical stage, the company would be able to demonstrate its unique design-augmenting chimera technology with clinical POCs (proof of concepts) to potentially compete or partner with larger companies operating in the same space such as Biosplice.

See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Comparable Company Analysis” and “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value” for detailed discussions on the comparable company analysis and the fair market value reports on OSR Holdings’ subsidiaries.

June 15, 2023

By email dated June 15, 2023, with OSR Holdings’ approval, Mr. Hwang sent the BLAC M&A Committee a package of material, including a revised presentation of OSR Holdings, and OSR Holdings’ unaudited Consolidated Statements of Financial Position as of December 31, 2022 and 2021, and Consolidated Statements of Comprehensive Income for years ended December 31, 2022 and 2021. OSR Holdings was copied on the email.

June 18, 2023

Commencing at 8:00 PM Eastern time on June 18, 2023, the BLAC M&A Committee met. All of the members of the BLAC M&A Committee participated in the meeting. Also present from BLAC were Josh Pan and Tom Shin, and a representative of K&L Gates, BLAC’s outside legal counsel, also participated. Legal counsel confirmed that all of the members of the BLAC M&A Committee had received the materials circulated in advance of the meeting, including a draft Letter of Intent and financial and other information relating to a proposed business combination with OSR Holdings. The BLAC M&A Committee noted that Mr. Hwang is the CEO of OSR Holdings, and as such is an interested director in the proposed transaction. Mr. Hwang recused himself from the BLAC M&A Committee’s consideration of the proposed transaction and interest of Mr. Hwang in the proposed transaction had been disclosed to all members of the BLAC Board and BLAC M&A Committee.

The BLAC M&A Committee discussed the terms of the draft Letter of Intent and asked questions of the management members, including an analysis of all companies that were considered as targets for the proposed business combination. The BLAC M&A Committee discussed how management had arrived at the proposed valuation of OSR Holdings and requested that management provide additional information to the BLAC M&A Committee. Following discussion, the BLAC M&A Committee authorized management to proceed with the execution of the Letter of Intent with OSR Holdings.

The BLAC M&A Committee requested that management provide the BLAC M&A Committee with additional information prior to executing the definitive agreements relating to the transaction with OSR Holdings, including additional financial and scientific diligence materials. The BLAC M&A Committee noted that closing of the transaction would be conditioned on the BLAC M&A Committee’s receipt of a fairness opinion from an independent investment bank providing that the terms of the transaction are fair from a financial perspective to BLAC stockholders. For further details, see “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fairness Opinion of Choloc Asset Investment Advisory Co., Ltd.”

June 19, 2023

At OSR Holdings’ weekly Monday morning meeting on June 19, 2023, Mr. Hwang informed OSR Holdings members Sung Hoon Chung, Sung Jae Yu, Soo Eun Nam, Yeiseok Kim and Taemin Lee that the BLAC M&A Committee had authorized BLAC to execute the non-binding Letter of Intent for BLAC to seek a business combination with OSR Holdings.

June 26, 2023

On a video conference held on June 26, 2023, Mr. Hwang and OSR Holdings members discussed their respective independent research on a well-known market comparable biopharma holding company, Roivant Sciences (NASDAQ listed). Both BLAC and OSR Holdings had also conducted independent research into other comparable biotech holding companies, including BridgeBio, ElevateBio, Biohaven Pharmaceuticals and others. Mr. Hwang reported finding that Roivant’s percentage ownership of each of its subsidiaries was between 25% and 100%, and that the majority of its subsidiaries received external investments, leading to a dilution of Roivant’s ownership. OSR Holdings members reported the same finding. Mr. Hwang said that from BLAC’s perspective, in spite of dilution, the ability to raise external capital for its subsidiaries separately would be beneficial to BLAC’s shareholders, as it would reduce reliance on BLAC’s investment budget. Mr. Hwang reported that from BLAC’s perspective as a SPAC searching for a target for a business combination, the biotech holding company model as observed with Roivant was attractive because it would allow for risk-sharing between BLAC and public investors by providing the latter with the ability to selectively invest in particular subsidiaries, with the overall portfolio risk/return profile remaining with BLAC. OSR Holdings’ management agreed with the overall investment thesis explained by Mr. Hwang on behalf of BLAC, based on its own research, and indicated that OSR Holdings management would be agreeable to the proposed business combination if the per-share valuation of OSR Holdings could be maintained, if not raised, at the same level from the price that was used in the share exchange transactions with all three subsidiaries which had taken place from December 2022 to February 2023. Mr. Hwang acknowledged OSR Holdings members’ statements on this matter.

Another issue discussed during this video conference was OSR Holdings’ potential acquisition of LBV, and the impact the acquisition would have on current OSR Holdings’ members in terms of corporate structure, post-merger integration, roles and responsibilities between the two groups following the potential business combination of OSR Holdings with BLAC. Mr. Hwang explained that BLAC envisioned the current Korean entity of OSR Holdings to continue as a Corporate Development Headquarter of the Combined Company. OSR Holdings members accepted and agreed with this plan for corporate structure development.

July 6, 2023

On July 6, 2023, the BLAC M&A Committee met via video conference to discuss the proposed valuation of OSR Holdings. The BLAC M&A Committee was of the opinion that it could approve the valuation on the condition that a third-party valuation firm with an established track record and expertise in global biopharmaceutical transactions and licensing deals would provide a fairness opinion supporting the transaction as fair from a financial perspective to the stockholders of BLAC. In order to expedited the proposed business combination, it was recommended that the BLAC M&A Committee expedite its process of identifying and engaging a capable, independent firm with biopharmaceutical experience and expertise as the fairness opinion advisor. Mr. Hwang, representing BLAC, relayed the BLAC M&A Committee’s decision to OSR Holdings members.

July 7, 2023

On July 7, 2023, OSR Holdings and LBV entered into a Non-Binding LOI for OSR Holdings to acquire 100% of LBV.

July 11, 2023

On July 11, 2023, BLAC and OSR Holdings executed a Non-Binding Letter of Intent for BLAC to pursue a business combination with OSR Holdings. The LOI contained standard terms for a business combination, including, without limitation:

Valuation and Transaction Consideration

•   The Transaction would value the outstanding shares of capital stock of OSR Holdings (“Company”) at an aggregate amount in the range of $200,000,000 to $240,000,000 (“Equity Value”).

•   The Transaction consideration will be in the form of common shares of the combined entity (“PubCo”, previously SPAC).

•   All unvested stock-based compensation, the to-be-adopted equity incentive plan of PubCo, and all outstanding equity-like securities of the Company will not be included in the Equity Value.

Transaction Financing	• PubCo will obtain binding written commitments in connection with PIPE transaction in an aggregate amount equal to between $50 million and $100 million
Minimum Available Cash Condition	• Aggregate cash proceeds from SPAC’s Trust Account (after all redemptions) and the PIPE subscriptions are no less than $5,000,001
Lock-Up and Registration Rights

•   Founder Shares, Founder Warrants, Founder Rights and any PubCo common shares held by the Sponsor will be subject to the lock-up as described in the BLAC IPO prospectus.

•   Certain Company shareholders will be subject to a lock-up that will expire 180 days following the Closing

Earnout Shares

•   The Company shareholders can elect to participate in an earnout facility for which a total of 6,000,000 PubCo common shares may be received by those who elect to participate (“Earnout Participants”)

•   Each Earnout Participant will agree to extend their applicable lock-up period to 24 months to be entitled to receive the Earnout Consideration as follows: (i) 3,000,000 Initial Earnout Shares if the volume-weighted average price (“VWAP”) of the PubCo common shares is greater than or equal to $15.00 per share over 20 trading days within any 30 trading days during the Earnout Period (24 months following the Closing); and (ii) additional 3,000,000 Final Earnout Shares if the VWAP is greater than or equal to $20.00 per share over 20 trading days within any 30 trading days during the Earnout Period.

•   The issuance of Earnout Shares would dilute the value of PubCo common shares outstanding at the time of issuance.

M&A Committee and Fairness Opinion

•   SPAC has appointed a special M&A Committee consisting of independent directors of SPAC that has approved this confidential LOI and will approve the Definitive Agreement.

•   The Closing will be conditioned on receipt of a fairness opinion from a third-party investment bank or valuation firm.

Equity Compensation Plan

•   Prior to executing the Definitive Agreement, the Company will determine the terms of a post-Closing equity compensation plan and employee stock purchase plan. In connection with the Closing, PubCo will adopt such plans.

Post-Closing Board/Governance

•   Sponsor will have the right to designate two directors of the PubCo’s board of directors at the closing of the Transaction and the Company will have the right to designate all other directors and the initial Chairman of the Board.

•   The management team of the Combined Company will consist solely of Company’s current management team including the CEO of SPAC who also serves as Company’s CEO.

Because the May 2, 2023, version of the LOI simply contained standard general terms, placeholders and an outline of discussion topics regarding a potential business combination between BLAC and OSR Holdings, the executed version of the LOI deviated from the version initially circulated by K&L Gates to Mr. Hwang on May 2, 2023, because it reflected the foregoing negotiated, specific terms. Additionally, the Business Combination Agreement ultimately varied in certain ways from the July 11, 2023, LOI, as described below under “November 16, 2023” (e.g., the structure of the transaction no longer involved a reverse merger, the concept of earnout shares was removed, certain company shareholders would no longer be subject to lock-up, etc.). The parties’ decisions to deviate from the LOI were the result of arms-length negotiations between the parties that were informed by, among other things, changes to the capital markets environment and the positions of certain OSR Holdings’ shareholders.

The LOI proposed a valuation of OSR Holdings in the range of $200,000,000 to $240,000,000 in accordance with the indicative valuation range based on the latest fair market value calculations obtained in connection with the share exchange transactions conducted with Vaximm, RMC and Darnatein that the BLAC Board, BLAC M&A Committee, and BLAC management agreed were well founded. The BLAC M&A Committee and the BLAC Board independently reviewed, and agreed with, the contents of the fair market value analysis, a summary of which is in the section entitled “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value.”

July 12, 2023

K&L Gates, counsel to BLAC, circulated an initial draft of the Business Combination Agreement, and BLAC and OSR Holdings began negotiating the terms of such agreement. The material terms of the first draft of the Business Combination Agreement deviated from the LOI in the following ways, but otherwise substantively aligned with the LOI:

•        The transaction no longer contemplated an earnout (with no corresponding increase to the closing consideration).

•        There transaction no longer contemplated certain OSR Holdings’ shareholders being subject to a 180-day lock-up, but instead, certain OSR Holdings’ shareholders would sign a Non-Participating Stockholder Joinder which postpones the share exchange transaction with respect to those shareholders until January 1, 2026 (or upon a change of control of the Combined Company) for those shareholders.

The Business Combination Agreement was negotiated and modified from time to time between July 12, 2023, and November 16, 2023. For a description of the modified terms based on negotiations, and the relevant positions of the parties, please see below under “— November 16, 2023.”

October 28, 2023

The BLAC M&A Committee entered into an engagement letter with a qualified financial advisory firm for delivery of a fairness opinion to the BLAC M&A Committee in connection with BLAC’s proposed business combination with OSR Holdings. The fairness opinion provider is a Switzerland-based valuation firm that focuses on valuing early-stage life sciences companies. The provider was selected by the BLAC M&A Committee to provide the fairness opinion because, at the that time, the majority of surviving company’s operations and business (including LBV) would have been conducted in Europe.

November 15, 2023

The BLAC M&A Committee met with all members participating. A representative of K&L Gates, BLAC’s outside legal counsel, also participated. In addition, Kuk Hyoun Hwang, CEO of BLAC and OSR Holdings, and Jun Whang, member of the BLAC Board, also participated for a portion of the meeting.

All of the members of the BLAC M&A Committee confirmed they had received the materials circulated in advance of the meeting. They then discussed the material terms of the proposed Business Combination Agreement and asked questions of counsel and management. Following such conversation, members of management departed the meeting and the BLAC M&A Committee discussed the proposed transaction and agreements submitted for consideration.

The BLAC M&A Committee affirmed that BLAC is a blank check company that completed its IPO on February 14, 2023 with a 9-month time limitation to identify a target company and consummate a Business Combination. Due to the 9-month time limitation, BLAC was restricted in the total number of companies that it could review, analyze, conduct meetings with, and otherwise consider as potential business combination targets (“Potential Targets”).

Many of the Potential Targets expressed concern and reservation about proceeding with a Business Combination with BLAC or any SPAC due to the high rate of investor redemptions being experienced in the SPAC market and thus placed a high degree of importance on the SPAC’s ability to complete a private financing (a “PIPE Transaction”) in combination with the Business Combination. The BLAC M&A Committee noted that during discussions with the Potential Targets through the date of this meeting, BLAC has not secured any commitments for a PIPE Transaction in support of the Business Combination.

The BLAC M&A Committee further noted that representatives of OSR Holdings and BLAC participated in numerous in-depth meetings, diligence calls and virtual meetings that covered all aspects of business, financial and technical due diligence, including a detailed review of OSR Holdings’ business plan, financial model, growth strategy, target markets, intellectual property, and capital structure. The BLAC M&A Committee also acknowledged that representatives of BLAC had numerous discussions with Potential Targets, other than OSR Holdings, regarding the possibility of a Business Combination between BLAC and/or OSR Holdings, and none of such other Potential Targets were willing to engage in negotiations for a potential Business Combination solely with BLAC due to concerns over redemptions and BLAC’s lack of commitments for a PIPE Transaction.

The BLAC M&A Committee acknowledged that certain of the directors and officers of BLAC are affiliates of OSR Holdings and have interests in the potential Business Combination with OSR Holdings and the transactions contemplated thereby which are different from those of BLAC’s stockholders generally.

Pursuant to BLAC’s Amended and Restated Certificate of Incorporation, BLAC may not consummate any Business Combination with an entity that is affiliated with any of BLAC’s officers, directors or sponsor unless BLAC has obtained an opinion from an independent investment banking firm or another independent entity that such Business Combination is fair to BLAC from a financial point of view and a majority of the BLAC’s disinterested directors approve the Business Combination.

The BLAC M&A Committee noted that it has previously met and considered qualifications of the (now prior) fairness opinion provider and determined that it meets the requirements of BLAC’s Amended and Restated Certificate of Incorporation to render the Fairness Opinion relating to the Business Combination. The BLAC M&A Committee also ratified and approved the engagement letter with the qualified financial advisory firm to render a Fairness Opinion as a condition to closing of the Business Combination.

The BLAC M&A Committee, consisting of independent directors that have no material interest in the proposed Business Combination with OSR Holdings, was established to consider the feasibility and terms of a Business Combination, including consideration by the BLAC M&A Committee of the fairness of any such Business Combination as well as an evaluation of any interested director transaction, and any other factors the BLAC M&A Committee deems appropriate, and to recommend to the entire BLAC Board whether or not any such Business Combination is in the best interests of BLAC and its stockholders.

The BLAC M&A Committee noted that the terms of the Business Combination Agreement are the result of extensive negotiations between BLAC’s management team, with input from BLAC’s legal and tax advisors, and OSR Holdings, with input from OSR Holdings’ legal, financial and tax advisors.

After due and careful consideration, the BLAC M&A Committee determined that the Business Combination Agreement and related documents and transactions are advisable and fair to and in the best interests of BLAC and its stockholders.

Following the meeting of the BLAC M&A Committee, the full BLAC Board met, with all members participating except In Chul Chung. The BLAC Board determined that the Business Combination Agreement and other transaction contemplated thereby are advisable and fair to and in the best interests of BLAC and its stockholders and it authorized and approved the Business Combination Agreement and the transactions contemplated thereby.

November 16, 2023

BLAC and OSR Holdings executed the Business Combination Agreement. In addition to other updates made to the Business Combination Agreement, the material terms of the executed version of the Business Combination Agreement deviated from the July 12, 2023 initial draft of the Business Combination Agreement in the following ways:

•        The Business Combination Agreement no longer contemplated a reverse merger involving a merger subsidiary, which BLAC and OSR Holdings mutually agreed was in the best interest of all parties and their respective shareholders, as applicable, as the merger sub structure would require extraneous expense and Korean regulatory approvals and processes that provided no material incremental benefit to any party;

•        BLAC would no longer provide OSR Holdings with cash consideration at closing, which BLAC believed was in the best interest of its shareholders, as New OSR Holdings would need as much cash at closing as possible to operate the business post-closing;

•        OSR Holdings’ stockholders were made party to the Business Combination Agreement; and

•        A closing condition requiring a minimum number of Participating Stockholders was added to the Business Combination Agreement, which was negotiated by BLAC as a protection to ensure it would not be forced to close the Business Combination in the event that it was not able to obtain a certain amount of ownership of OSR Holdings at closing.

The foregoing updates necessitated other changes to the Business Combination Agreement with respect to the representations and warranties, and closing conditions, among other things, all of which were negotiated at arms-length between BLAC, OSR Holdings, and their respective counsel. Because OSR Holdings, the BLAC M&A Committee, and the BLAC Board all agreed that the historical fair market value reports provided the best basis for determining the value of OSR Holdings under the Business Combination Agreement, the Aggregate Consideration in the executed version of the Business Combination Agreement did not materially deviate from the OSR Holdings valuation proposed in the initial draft LOI distributed to the parties. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value” for a description of the of the fair market value reports.

November 16 and 21, 2023

By emails dated November 16 and 21, 2023 counsel for OSR Holdings, Mr. Mamoudjy of BG2V, exchanged emails with Mr. Brandam regarding additional questions in relation to its due diligence report.

November 27, 2023

By emails dated November 27, 2023, LBV and their counsel, Fromer Advokatur und Notariat, and OSR Holdings and their counsel, BMKLP, exchanged emails regarding the SPA.

By email dated November 27, 2023, counsel for OSR Holdings, Mr. Mamoudjy of BG2V, delivered its final due diligence report on LBV and its portfolio companies.

December 9 through 11, 2023

By emails dated December 9 through 11, 2023, Messrs. Sellam and Hwang exchanged drafts of a binding term sheet between OSR Holdings and LBV.

December 11, 2023

By email dated December 11, 2023, Mr. Hwang sent Mr. Sellam a version of a binding term sheet between OSR Holdings and LBV executed by OSR Holdings.

December 12, 2023

On December 12, 2023, OSR Holdings and LBV executed a binding term sheet for OSR Holdings’ acquisition of LBV.

March 18, 2024

On March 18, 2024, OSR Holdings and LBV mutually agreed to terminate the binding term sheet and letter of intent between them, and mutually agreed not to pursue the acquisition of LBV by OSR Holdings. Discussions between OSR Holdings and LBV regarding the termination were brief and amicable, and primarily consisted of acknowledging that the transaction wasn’t in the best interest of either company at the time because OSR Holdings pursues its Hub-and-Spoke business model with the Hub (holding company) owning controlling interests in the Spokes (subsidiaries) while LBV deployed a different model and held minority interests in its portfolio companies. While OSR Holdings and LBV believed, when they first entered into the term sheet and letter of intent, that OSR Holdings would be able to acquire all or a controlling interest in LBV’s portfolio companies, it became clear that it would require significant additional capital and extensive negotiations with the rest of the stakeholders in LBV’s portfolio companies in order for OSR Holdings to accomplish that goal. As a result, OSR Holdings decided that it did not want to commit the additional resources to pursue the LBV acquisition.

The BLAC M&A Committee determined to terminate the engagement with the prior fairness opinion provider after OSR Holdings terminated its pursuit of an acquisition of LBV, because without LBV, the majority of OSR Holdings’ operating assets will be located in Korea, in which case the BLAC M&A Committee determined that it made more sense to engage a fairness opinion provider with a better understanding of the local Korean life sciences market rather than the European life sciences market. See “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fairness Opinion of Choloc Asset Investment Advisory Co., Ltd.” for additional information on Choloc Asset Investment Advisory Co., Ltd., the current fairness opinion provider, and the fairness opinion provided to the BLAC M&A Committee on September 17, 2024.

March — April 2024

Between the end of March and the end of April 2024, the BLAC M&A Committee discussed, via email, the qualifications of Choloc Investment Advisory Co., Ltd. (“Choloc”) and determined that Choloc meets the requirements of BLAC’s Amended and Restated Certificate of Incorporation to render the fairness opinion relating to the Business Combination. The BLAC M&A Committee also ratified and approved the engagement letter with Choloc to render a fairness opinion as a condition to closing of the Business Combination. For further details, see “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fairness Opinion of Choloc Asset Investment Advisory Co., Ltd.”

May 7, 2024

The BLAC M&A Committee met, with all members participating. A representative of K&L Gates, BLAC’s outside legal counsel, also participated. In addition, Kuk Hyoun Hwang, CEO of BLAC and OSR Holdings, and Jun Whang, member of the BLAC Board, also participated for a portion of the meeting.

Mr. Hwang convened the meeting and confirmed that all of the members of the BLAC M&A Committee had received the materials circulated in advance of the meeting. The BLAC M&A Committee discussed events that had transpired between OSR Holdings and LBV and the implications for the Combined Company following the Business Combination.

Mr. Hwang and counsel from K&L Gates then discussed the impacts on the Business Combination Agreement dated November 16, 2023, between BLAC and OSR Holdings and changes that would be warranted following the termination of the transaction between OSR Holdings and LBV. Counsel from K&L Gates then described material terms of the proposed Amended and Restated Business Combination Agreement, a draft of which had been circulated to the members of the BLAC M&A Committee in advance of the meeting.

Members of the BLAC M&A Committee asked questions of counsel and management and following such conversation, members of management of BLAC departed the meeting and the BLAC M&A Committee discussed the proposed Amended and Restated Business Combination Agreement.

The BLAC M&A Committee noted that on July 7, 2023, OSR Holdings entered into a letter of intent with LBV for the acquisition of 100% of the equity interests in LBV and certain entities affiliated with LBV from the holders thereof.

The BLAC M&A Committee further noted that, subsequent to the execution of the Business Combination Agreement, on March 18, 2024, LBV and OSR Holdings mutually terminated the letter of intent regarding the LBV Acquisition, and OSR Holdings and LBV abandoned further discussions regarding the LBV Acquisition.

The BLAC M&A Committee acknowledged that, in light of the termination of the proposed LBV Acquisition, the terms of the Business Combination Agreement need to be amended in order to remove references therein to LBV and to conform changes to the structure and terms of the Business Combination.

The BLAC M&A Committee further acknowledged that BLAC’s management actively negotiated with OSR Holdings the terms and conditions of an Amended and Restated Business Combination Agreement.

The members of the BLAC M&A Committee confirmed that they reviewed the draft Amended and Restated Business Combination Agreement, and the amended terms of the Business Combination and the transactions contemplated thereby, including: (i) the removal of references to the proposed acquisition by OSR Holdings of LBV, and incidental changes related thereto; (ii) a reduction in the Aggregate Consideration from 25,033,961 shares of BLAC Common Stock to 24,461,214 shares of BLAC Common Stock; (iii) a reduction in the Aggregate Consideration Value from $250,339,610 to $244,612,136; and (iv) changes to the designation of the post-closing board of directors of BLAC. The BLAC M&A Committee considered that the removal of the potential benefits of the LBV acquisition warranted a reduction to the Aggregate Consideration due to the loss of the potential upside of including additional clinical programs and product opportunities represented by the LBV portfolio. The price reduction was not based on any valuation methodology attributable to LBV, but rather negotiations between the BLAC M&A Committee and OSR Holdings as to what constituted a mutually acceptable adjustment. Given the subjective nature of determining the value of the proposed acquisition of LBV by OSR Holdings within the context of the Business Combination, the negotiations regarding the purchase price adjustment were not quantitative, were generally high level in nature, and reflected what the parties ultimately agreed was a fair and equitable adjustment based on the changed circumstances and revised transaction dynamics such as the fact that OSR Holdings, and therefore the post-combination company, would no longer benefit from the assets and human capital of LBV.

After due and careful consideration, the BLAC M&A Committee determined that it is advisable and in the best interests of BLAC and its stockholders for the BLAC Board to authorize and approve the Amended and Restated Business Combination Agreement.

Following the meeting of the BLAC M&A Committee, the full BLAC Board met, with all members participating. The BLAC Board determined that the Amended and Restated Business Combination Agreement and other transaction contemplated thereby are advisable and fair to and in the best interests of BLAC and its stockholders and it authorized and approved the Amended and Restated Business Combination Agreement and the transactions contemplated thereby.

May 23, 2024

BLAC and OSR Holdings executed the Amended and Restated Business Combination Agreement, which included the following changes relative to the Business Combination Agreement executed on November 16, 2023: (i) the removal of references to the proposed acquisition by OSR Holdings of LBV, and incidental changes related thereto; (ii) a reduction in the Aggregate Consideration from 25,033,961 shares of BLAC Common Stock to 24,461,214 shares of BLAC Common Stock; (iii) a reduction in the Aggregate Consideration Value from $250,339,610 to $244,612,136; and (iv) changes to the designation of the post-closing board of directors of BLAC.

December 20, 2024

BLAC and OSR Holdings executed the First Amendment to the Amended and Restated Business Combination Agreement, which included a change to the Form of Non-Participating Stockholder Joinder to provide that the Put Right and Call Right set forth therein terminate and expire 120 days after the Trigger Date.

December 21, 2024

The BLAC M&A Committee met to discuss the recent termination of the distribution agreement between Penumbra and RMC. The BLAC M&A Committee discussed the rationale and implications of the termination of the agreement on the overall business and valuation of OSR Holdings in the context of the Business Combination, and determined that any implication that the Penumbra termination may have on the Business Combination would be limited to the degree that it does not affect the BLAC M&A Committee’s existing opinion and conclusion regarding the Business Combination, including the value of OSR Holdings. The BLAC M&A Committee reached this conclusion because it believes that RMC’s active relationships with the large hospital and clinic clients nationwide in Korea will allow RMC to generate operating leverage on its distribution network by substituting new medical device and supply products which were deemed to be reasonably available following the closing of the Business Combination. While sales in 2025 are likely to decline due to the Penumbra contract termination, RMC has the capability of adding new supplier relationships to expand RMC’s product portfolio for the hospitals and clinics who are actual customers and with whom RMC retains relationships. For additional information regarding the termination of the Penumbra agreement, see the section entitled “OSR Holdings Management’s Discussion and Analysis of Financial Condition and Results of Operations — Impacts of COVID-19 and Market Conditions on Our Business.”

The BLAC M&A Committee’s Reasons for the Approval of the Business Combination

The BLAC M&A Committee, in evaluating the Business Combination, consulted with BLAC’s management and legal advisors. In reaching its unanimous decision to approve the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, the BLAC M&A Committee considered various factors in connection with its evaluation of the Business Combination. Due to the complexity of those factors, the BLAC M&A Committee did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The BLAC M&A Committee viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual members of the BLAC M&A Committee may have given different weight to different factors. This explanation of the reasons for the BLAC M&A Committee’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled. “Cautionary Note Regarding Forward-Looking Statements.”

In considering approving the Business Combination, the BLAC M&A Committee and the full BLAC Board conditioned the approval on obtaining a fairness opinion from a financial advisory firm prior to the closing of the Business Combination. In addition, the officers and directors of BLAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries including healthcare and concluded that their experience and background, together with the experience of their representatives, also enabled them to make the necessary analyses and determinations regarding the Business Combination. For further details, see “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fairness Opinion of Choloc Asset Investment Advisory Co., Ltd.”

Before reaching its decision, the BLAC M&A Committee reviewed the results of the due diligence conducted by BLAC management on OSR Holdings. The due diligence conducted included:

•        both virtual and in person meetings and calls with BLAC’s management team and OSR Holdings regarding operations and clinical studies;

•        research on public comparable companies with similar indications and modality as OSR Holdings;

•        discussions with other potential target companies, many of which expressed disinterest with BLAC’s long-term goal of operating multiple healthcare assets in a hub-and-spoke fashion;

•        review of intellectual property matters;

•        review of financial, tax, legal, insurance and accounting due diligence;

•        review of presentations prepared by OSR Holdings, which included details on OSR Holdings’ and its subsidiaries’ management teams, addressable markets, asset pipelines, and scientific information regarding their product candidates;

•        consultation with legal advisors and industry experts; and

•        industry track record of the OSR Holdings management team.

BLAC management and the BLAC M&A Committee considered the following material findings as a result of its and BLAC’s legal counsel’s due diligence conducted on OSR Holdings. The BLAC M&A Committee determined that the material findings supported the BLAC M&A Committee’s and the BLAC Board’s decision that the Business Combination with OSR Holdings would be fair to, advisable, and in the best interests of BLAC and its stockholders for reasons listed below:

Significant Market Opportunities

Recurrent Glioblastoma (rGBM) Market

GBM, the most common brain tumor in adults, is usually rapidly fatal and has very limited therapy options. The current standard of care consists of surgery followed by radiation and temozolomide (TMZ). Roche’s Avastin is the only targeted therapy approved for recurrent GBM (US and Japan), which has not demonstrated a survival benefit. GBM patients have an overall survival of between one and two years and median survival of 14.6 months under radiotherapy plus temozolomide treatment.1

The global GBM treatment market was valued at $5.14 billion in 2020 and is anticipated to reach $10.2 billion by 2030.2 The forecasted market size and growth are limited due to a dearth of treatment options available.

Hepatocellular Cancer (HCC) Market

Hepatocellular carcinoma (HCC) is the most common form of liver cancer and accounts for ~90% of all primary liver cancers, making it the third leading cause of cancer mortality worldwide.3 OSR Holdings’ research indicates that the prevalence of hepatocellular carcinoma was highest in China, followed by the US and Japan in 2023. The increasing prevalence of HCC is driving hepatocellular carcinoma treatment market growth. According to estimates, more than 1 million people will be affected with hepatocellular carcinoma annually by 2025.4

Nexavar, approved in 2007, is the only available targeted treatment option for patients with advanced HCC, and, since its launch, has dominated the HCC market in the seven major markets (7MM: US, France, Germany, Italy, Spain, UK, and Japan). Nexavar’s patent protection in the 7MM market expired in December 2022, and generic sorafenib has entered the market.

____________

1        Stupp, R., et al. (2005). “Radiotherapy plus Concomitant and Adjuvant Temozolomide for Glioblastoma.” New England Journal of Medicine, 352(10), 987-996

2        https://www.biospace.com/article/glioblastoma-multiforme-treatment-market-size-to-hit-10-2-bn-by-2030

3        Villanueva, A. (2019). “Hepatocellular Carcinoma.” New England Journal of Medicine, 380(15), 1450-1462

4        https://www.arizton.com/market-reports/hepatocellular-carcinoma-treatment-market

The global HCC treatment market is projected to be valued at $14.18 billion by 2031, from $3.87 billion in 2023 at a CAGR of 17.61%.5

Metastatic Colorectal Cancer (mCRC) Market

The market for global metastatic colorectal cancer is projected to grow at a CAGR of 3.58% for the period 2024-2031, growing from USD 3.91 billion in 2023 to USD 5.18 billion in 2031.6 The increasing prevalence of colorectal cancer due to low fruit and vegetable intake, excessive alcohol consumption, sedentary lifestyle, smoking, obesity, and high intake of processed meats will create growth opportunities in the market to address the disease.7

The growth of the metastatic colorectal cancer market is also driven by various factors including increased spending in the healthcare sector generally, rising support from governments globally, growing research and development activities, and increasing efforts towards development of novel diagnostic techniques and enhancement of existing techniques. Increasing awareness, an ageing population, and rising government initiatives to provide affordable treatment and diagnostic solutions in combination with the presence of favorable reimbursement policies also provide expanding growth opportunities to the market.

Increasing approval for various diagnostic and treatment solutions by different regulatory bodies including the FDA is further supporting market expansion in this sector. For instance, in 2023, the FDA approved Foundation Medicine’s FoundationOne Liquid CDx as a companion diagnostic for encorafenib combined with cetuximab. The combination therapy received FDA approval for patients with previously treated metastatic colorectal cancer with BRAF V600E alteration.

FoundationOne Liquid CDx became the first comprehensive genomic profiling test that was approved by the FDA for detecting BRAF V600E mutations in patients with metastatic colorectal cancer. The companion diagnostic indication provides oncologists with non-invasive and important genomic testing solutions for patients with metastatic cancers.

Osteoarthritis (OA) Market

Osteoarthritis is the most common form of arthritis, affecting millions of people worldwide. Osteoarthritis is a progressive degenerative disease of the joints, caused by the breakdown and loss of cartilage in one or more joints. Cartilage is a connective tissue found in joints between bones such as knees, ankle, and elbow, and provides lubrication to reduce friction in the joints. The goal of osteoarthritis treatment is to alleviate pain and enhance functionality of the joints.

The growth of the osteoarthritis therapeutics market is currently and will in the near-term future be driven by a number of factors, including a general increase in prevalence of the disease in an ageing global population that is also living longer. These factors include wider access to better treatment options as a result of technological advancements, increased investments in R&D activities for drug development including in cell-based research activities, increased funding from private & government organizations for the development of the healthcare sector and research centers generally, and a rise in the number of approvals for drugs by regulatory bodies.

The global osteoarthritis therapeutics market size was valued at $6.75 billion in 2020, and is estimated to reach $15.693 billion by 2030, growing at a CAGR of 8.8% from 2021 to 2030.8

Alongside its review of the foregoing market data, the BLAC M&A Committee reviewed OSR Holdings’ asset pipeline which includes Vaximm’s drug candidates for recurrent GBM, hepatocellular cancer, metastatic colorectal cancer, and Darnatein’s drug candidate for osteoarthritis, and believes, based on each pipeline asset’s targeted therapy and the projected growth of the corresponding market, that OSR Holdings’ asset pipeline candidates have the fair market values ascribed to them by the valuation reports described in the section entitled “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Fair Market Value” which section contains a summary of the cash flow projections and detailed assumptions underlying the models in those reports.

____________

5        https://www.futurewiseresearch.com/healthcare-market-research/Hepatocellular-Carcinoma-(HCC)/11543

6        https://www.giiresearch.com/report/mx1447722-metastatic-colorectal-cancer-market-assessment-by.html

7        Dekker, E., et al. (2019). “Colorectal cancer.” The Lancet, 394(10207), 1467-1480

8        https://www.alliedmarketresearch.com/osteoarthritis-treatment-market-A12691

The BLAC M&A Committee considered the foregoing information, among the other information described herein, in its conclusion that the Business Combination is fair to, advisable, and in the best interests of BLAC and its stockholders.

OSR Holdings’ Business Model

The BLAC M&A Committee considered it noteworthy and meaningful from its due diligence standpoint that OSR Holdings operates a “Hub-and-Spoke” business model with a centralized portfolio management team of the holding company which owns and controls a growing portfolio of emerging biotech and medtech companies (in South Korea and Switzerland), as opposed to the traditional “single platform/single entity” biotech corporate model.

OSR Holdings’ business objective is to optimize value creation for each of its product candidates and thereby continuously assess the best pathway for each, as it progresses through preclinical and clinical development processes, including through internal advancement, partnerships with established companies, and spin-outs or IPOs. OSR Holdings´ team is comprised of accomplished biopharma scientists, entrepreneurs, executives and employees with financial market, legal and medical industry experiences who bring together the interdisciplinary expertise and resources required to grow a pipeline of innovative biotech companies.

As a result of discussions with the OSR Holdings management team and the RMC, Darnatein, and Vaximm management teams, the BLAC M&A Committee concluded that, as a life sciences holding company, OSR Holdings provides valuable centralized leadership and resources to its subsidiaries across therapeutic areas, target indications and technologies. While OSR Holdings and its subsidiaries are still at an early stage, the BLAC M&A Committee viewed the business model and subsidiary entities as possessing significant value and potential for future economic gains.

Furthermore, OSR Holdings’ track record of executing on its business model to acquire its current subsidiaries by negotiating with their historical shareholders provided a basis for the BLAC M&A Committee to view the OSR Holdings team as capable of further scaling and supporting its subsidiary portfolios, particularly if OSR Holdings is able to secure broader access to the equity capital markets by listing on a stock exchange. In this regard, the BLAC M&A Committee also recognized that OSR Holdings played a key role in Vaximm’s engagement with one of the largest investment banks in Korea (Shinhan Investment Corp.) regarding Vaximm’s potential Korean IPO in 2020. Although the engagement did not result in further action towards Vaximm’s contemplated IPO, the engagement provided the BLAC M&A Committee with support for OSR Holdings’ capability, if and when appropriate, to provide necessary support to its subsidiaries to independently list on the public markets, and in particular, on a Korean stock exchange.

In summary, the BLAC M&A Committee analyzed the competitive advantages that OSR Holdings’ hub-and-spoke model had developed to date, and proposed to further develop, and concluded that consummating a business combination with OSR Holdings was fair to, advisable, and in the best interests of BLAC and its stockholders for the following reasons:

1)      Specialization and Focus

•        Core Expertise (Hub):    The central hub (the “Holdco”) focuses on core competencies such as strategic decision-making on R&D investments or partnering activities, regulatory affairs, and corporate governance. This allows the hub to develop deep expertise and maintain high standards in these critical areas.

•        Focused Operations (Spokes):    Spokes can specialize in specific areas such as clinical trials, manufacturing, or specific therapeutic areas, allowing them to operate more efficiently and effectively.

2)      Resource Optimization

•        Efficient Resource Allocation:    Resources such as capital, personnel, and technology can be allocated more effectively. The hub manages strategic resources while spokes focus on operational execution.

•        Cost-Effectiveness:    By centralizing high-cost functions such as R&D in the hub and outsourcing or decentralizing other functions to spokes or external partners such as CROs, companies can reduce overhead costs and avoid redundancy.

3)      Flexibility and Scalability

•        Adaptability:    The model allows for rapid adaptation to changing market conditions, regulatory landscapes, and technological advancements. Spokes can be added, modified, or removed without disrupting the entire organization.

•        Scalability:    As the company grows, additional spokes can be established to handle new projects or enter new markets, allowing for scalable growth without overwhelming the central hub.

4)      Risk Management

•        Risk Diversification:    By spreading activities across multiple spokes, the company can mitigate risks. Issues in one spoke do not necessarily affect the entire organization, which helps in managing operational and financial risks.

•        Focused Risk Mitigation:    The hub can focus on strategic risk management, ensuring that the company’s overall direction is safeguarded, while spokes can manage operational risks specific to their activities.

5)      Innovation and Collaboration

•        Enhanced Innovation:    The hub can focus on driving innovation through advanced R&D, while spokes can implement and refine these innovations in real-world applications, creating a feedback loop that enhances overall innovation.

•        Collaborative Synergies:    Spokes can collaborate with external partners, including academic institutions, research organizations, and other biotech companies in their own fields of expertise and/or strategic interests, to leverage external expertise and resources, fostering a collaborative environment.

6)      Speed to Market

•        Accelerated Development:    By decentralizing operational tasks to specialized spokes, companies can streamline processes and accelerate the development and commercialization of products.

•        Regulatory Efficiency:    The hub can focus on navigating complex regulatory environments, ensuring that spokes comply with necessary regulations, which can expedite approvals and market entry.

7)      Market Reach and Customer Focus

•        Localized Operations:    Spokes can be established in different geographic regions, allowing the company to tap into local markets, understand regional customer needs, and tailor products and services accordingly.

•        Customer-Centric Approach:    Spokes can focus on specific customer segments or therapeutic areas, ensuring that their operations are closely aligned with customer needs and preferences.

Korean Corporate Investments and M&A Trends in Biotech Industry

Large Korean businesses, particularly the conglomerates known as “chaebols”, are increasingly engaging in biotechnology investments and mergers and acquisitions (M&A) within the domestic and global healthcare markets. This trend is driven by a combination of strategic diversification, opportunities for growth, and a focus on innovative sectors with high potential. The BLAC Board and the BLAC M&A Committee identified such trends by the Korean corporate investors as an opportunity for OSR Holdings to transact with those corporate counterparties in Korea for potential licensing and/or M&A deals in the future. Below are some key aspects of how these companies are engaging in the biotech and healthcare sectors as discussed by the BLAC Board, BLAC M&A Committee and OSR Holdings management:

1)      Strategic Investment

•        Direct Investments in Biotech Firms:    Many Korean conglomerates are directly investing in biotech startups and established firms. These investments often focus on companies involved in cutting-edge research, pharmaceuticals, medical devices, and digital health technologies.

•        Joint Ventures and Partnerships:    Collaborating with both domestic and international biotech firms, Korean companies are forming joint ventures and partnerships to leverage their strengths and access new technologies.

2)      Mergers and Acquisitions

•        Acquiring Biotech Firms:    Korean companies are acquiring biotech firms to integrate new technologies, enhance their product portfolios, and enter new markets. These acquisitions often aim to strengthen capabilities in areas such as gene therapy, personalized medicine, and advanced diagnostics.

•        Global M&A Activities:    The M&A activities are not confined to the domestic market. Korean firms are increasingly looking overseas to acquire companies with unique technologies and access to broader markets. The following are examples of notable transactions made by Korean corporate buyers in the global biopharmaceutical market, which the BLAC M&A Committee deemed relevant to its due diligence review.

Samsung Biologics

Acquisition of Biogen’s Stake in Samsung Bioepis (2022): Samsung Biologics acquired Biogen’s entire stake in Samsung Bioepis for approximately $2.3 billion, making it a wholly-owned subsidiary. This move was aimed at strengthening Samsung Biologics’ position in the biosimilars market and expanding its global footprint.

SK Group

Acquisition of AMPAC Fine Chemicals (2018): SK Holdings, part of the SK Group, acquired AMPAC Fine Chemicals, a U.S.-based contract development and manufacturing organization (CDMO). This acquisition was valued at around $700 million and aimed to bolster SK’s capabilities in pharmaceutical manufacturing.

LG Chem

Acquisition of AVEO Pharmaceuticals (2023): LG Chem acquired AVEO Pharmaceuticals, a U.S.-based oncology-focused biopharmaceutical company, for approximately $566 million. This acquisition aimed to enhance LG Chem’s oncology pipeline and strengthen its presence in the global biopharmaceutical market.

Celltrion

Acquisition of Plant in the UK from Hospira (2014): Celltrion acquired a biosimilar production facility in the UK from Hospira (now a subsidiary of Pfizer). This acquisition was part of Celltrion’s strategy to increase its manufacturing capacity and expand its presence in the European market.

GC Pharma

Acquisition of a Plasma Fractionation Plant from Biotest (2019): GC Pharma acquired a plasma fractionation plant in Germany from Biotest. This deal was aimed at expanding GC Pharma’s production capacity for plasma-derived therapies and enhancing its global supply chain.

Hanmi Pharmaceutical

Acquisition of Spectrum Pharmaceuticals’ Rights to Rolontis (2019): Hanmi Pharmaceutical acquired the global rights (excluding China) to Rolontis, a long-acting granulocyte colony-stimulating factor, from Spectrum Pharmaceuticals. This deal, worth $160 million, included an upfront payment and milestones.

Lotte Group

Acquisition of Bristol-Myers Squibb’s Manufacturing Facility in Ireland (2021): Lotte Biologics, a subsidiary of Lotte Group, acquired Bristol-Myers Squibb’s biologics manufacturing facility in Swords, Ireland. The acquisition, valued at approximately $160 million, was aimed at entering the biologics CDMO business.

3)      Research and Development (R&D)

•        Establishing R&D Centers:    Large Korean companies are setting up dedicated R&D centers focusing on biotechnology and healthcare. These centers aim to drive innovation and support the development of new products and solutions.

•        Collaboration with Academia:    Partnerships with universities and research institutions are common, fostering innovation through collaborative research projects and access to academic expertise.

4)      Government Support and Regulation

•        Incentives and Funding:    The Korean government provides various incentives and funding programs to support biotech and healthcare innovations, encouraging private sector investment.

•        Regulatory Environment:    Efforts to streamline regulatory processes and provide a supportive framework for biotech development are ongoing, helping attract more investment in the sector.

Fair Market Value

OSR Holdings Indicative Valuation Reports

In connection with diligence performed by BLAC, OSR Holdings provided certain valuation reports that were considered by BLAC, among the other materials described herein, in its decision to pursue a business combination with OSR Holdings. The indicative values contained in such reports, as reported on each subsidiary, can be summarized as follows:

Company| (Domicile)	Valuation by:	Date of Report	Methodology used:	Indicative Value1
Vaximm (Switzerland)	Ghilin Accounting Corp.	December 5, 2022	Discounted Cash Flow (rNPV)	USD 104.6 million
Darnatein (Korea)	Ghilin Accounting Corp.	December 5, 2022	Discounted Cash Flow (rNPV)	KRW 176.5 billion (USD 136.4 million)
RMC (Korea)	Ghilin Accounting Corp.	January 13, 2023	Discounted Cash Flow	KRW 12.3 billion (USD 9.5 million)
Sum of the Parts: (Exchange rate: KRW1,294.53 per USD as of 12/29/2023)				KRW 324.2 billion (USD 250.5 million)

1: The valuation consultants described herein were engaged for valuation work solely to be used by OSR Holdings and/or its affiliates in connection with OSR Holdings’ acquisition of Vaximm, Darnatein and RMC. Such consultants were not engaged in connection with the Business Combination, nor were their reports furnished to the BLAC M&A Committee or the BLAC Board. Because the reports were not prepared with any consideration of the Business Combination, the names of the consultants are blinded.

The BLAC M&A Committee reviewed the detailed analyses contained in the valuation reports, which details are provided below.

Vaximm AG

	Category		NPVs (In USD mil)
Revenues		VXM01 – GBM	18.2
		VXM01 – mCRC	23.9
		VXM01 – Liver	32.9
		VXM01 – NF2	21.4
		VXM Tech Platform	61.2
		Subtotal	157.6
Expenses		G&A expenses	(27.0)
		Taxes	(26.0)
		Subtotal	(53.0)
	Indicative Equity Value		104.6
	Exchange rate (As of the date of report)		1,292.90 KRW/USD
	In KRW mil.		135,210

Darnatein Co., Ltd.

The valuation model of Darnatein employs the risk-adjusted net present value (rNPV) method which uses free cash flow (FCF) projections from the single development program of DRT 101, formerly known as SAB7049, a design-augmented (DA) biologic currently in preclinical stage to develop a disease-modifying osteoarthritis (OA) drug (OR “DMOAD”), of which the platform science was (co)invented by Dr. Senyon Choe et. al. during his tenure with the Salk Institute for Biological Studies. The following table shows the 30-year free cash flow projection from DRT101 (no “Terminal Value” assumed)

Sum of NPVs	Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
	-6.27	-5.66	-1.22	-1.05	-1.82	-1.57	1.73	0	5.42	3.02
	Year 11	Year 12	Year 13	Year 14	Year 15	Year 16	Year 17	Year 18	Year 19	Year 20
161	1.32	5.23	8.64	11.03	12.62	13.58	14.04	14.13	13.93	13.51
	Year 21	Year 22	Year 23	Year 24	Year 25	Year 26	Year 27	Year 28	Year 29	Year 30
	12.95	13.05	10.31	7.8	5.78	4.16	2.89	1.89	1.1	0.5

In addition to the foregoing, the BLAC M&A Committee noted that Darnatein conducted a clinical study in Korea as a Drug-Device Convergence Medical Product, a relatively new regulatory pathway implemented by the Ministry of Food and Drug Safety (MFDS) of Korea, of DRT102 (formerly known as AB204), a bone regenerative program also based on the DA BMP chimera platform for the treatment of spinal disorders. A confirmatory trial for DRT102 was conducted in three study sites in Korea, which includes the Seoul National University Hospital. This study was originally designed to be conducted with a patient group of n=154, however the trial experienced difficulties in recruiting patients during the Covid-19 pandemic leading to a smaller patient group of 15. While the size of patient group of n=15 is too small to indicate the trial’s results in any statistically meaningful way, the clinical study report prepared by Dt&CRO Co., Ltd indicates that there was a 75% (bone fusion) success rate for the test group while the success rate for the control group was 28.57% with no signs of severe adverse effects observed from the 24th week post-operation safety follow-up examinations. However, the BLAC M&A Committee noted that the valuation report excluded DRT102 (with clinical data) from its valuation model because the DRT102 clinical trial was abandoned due to a lack of financial resources, leaving only DRT101, a preclinical asset, as the single source of cash flow projection.

As mentioned above, the valuation model of Darnatein was built on projected cash flows solely from the company’s cartilage regenerative program (DRT101) over a long-term period of 30 years (2023 – 2052) with a total out-licensing value of USD 2.16 billion given the large addressable market (approximately $6.75 billion in 2020 estimated to reach $15.7 billion by 2030, according to Allied Markets Research10) and no effective disease-modifying OA drugs (DMOADs) approved by regulatory bodies so far11. The projected period of 30 years is based on the patent-protected period of 20 years12 which is followed by additional 10 years with scaling-down revenues reflecting possible launches of generic competitors after the patent expiration. On the other hand, the report does not assume any “Terminal Value” which is normally built into the valuation model at the end of the projected cash flow period and often times occupies a significant portion of the entire valuation outcome, which means that a going concern was not assumed for the purposes of the valuation on Darnatein.

The BLAC M&A Committee noted that the Darnatein valuation model includes an assumption that a $2+ billion licensing deal would be realized and that this assumption has not materialized. However, the BLAC M&A Committee also noted that, in the pre-clinical biotech space, rNPV analysis is oftentimes used as a basis for a licensor and a licensee to negotiate the licensing value of drug candidates; i.e. rNPV analysis is a common method used to determine the fair market value of a drug candidate even when it does not have a licensing deal at the time the valuation is conducted. Whether to execute a licensing deal is a business decision for the parties involved, while the fair market value of a drug candidate in the context of an rNPV analysis has to be derived by a function of various factors and assumptions taken by the valuation model, which most notably include the “probabilities of success” (i.e. likelihood of success for the drug candidate to advance through each stage of clinical development) and also the discount rate used in the process of discounting future cash flows over the projected period to the present time. Likewise, it was the BLAC M&A Committee’s business decision to accept the fair market value based on the $2+ billion licensing deal assumption,

____________

9        Prior to the company’s renaming from Biobetter Biologics into Darnatein,

10      https://www.alliedmarketresearch.com/osteoarthritis-treatment-market-A12691

11      https://www.ncbi.nlm.nih.gov/pmc/articles/PMC9128067/

12      Article 33, TRIPS Agreement

which was based on the assumptions and underlying data in the preceding paragraph, and the BLAC M&A Committee concluded that the discounting factors such as the likelikhood of success in clinical developments were assumed in realistic terms to support their conclusion. Also, even though OSR Holdings has not entered into any significant licensing transaction, OSR Holdings confirmed in discussions with the BLAC M&A Committee that its initial due diligence on Darnatein uncovered that there have been discussions with global healthcare companies and negotiations for a licensing deal regarding Darnatein’s pipeline asset DRT101. Furthermore, under the new corporate structure as a subsidiary of OSR Holdings, Darnatein is expected to benefit from OSR Holdings’ global relationships, and particularly in South Korea where OSR Holdings is based and has strong connections and increasing visibility and exposure. Therefore, the BLAC M&A Committee viewed the valuation model of Darnatein as being reasonable, including the discount impact of an assumed $2 billion licensing deal, in their decision to approve the Business Combination.

Additionally, given that Darnatein’s invention is of a potential first-in-class drug to treat osteoarthritis-related conditions, its licensing deal may result in valuation of multi-billion dollars. Despite early stages of developments, initially for joint, Darnatein’s inventions and its platform technology have attracted interest from global pharmaceutical companies. Darnatein’s R&D and corporate development teams have already engaged in discussions with potential development parties for collaborative research and licensing transactions, although no agreements or understandings have been reached.

RMC Co., Ltd.

The valuation model of RMC employs the discounted cash flow (DCF) analysis as shown below:

		2020	2021	2022	2023	2024	2025	2026	2027	2028 +
Revenues		2,731	2,855	4,298	5,013	5,849	6,823	7,959	9,285	10,832
CAGR	16.66%		4.53%	50.55%	16.66%	16.66%	16.66%	16.66%	16.66%	16.66%
COGS				2,868	3,346	3,904	4,554	5,313	6,198	7,230
Avg. %	66.75%
SG&A		—	—	1,017	1,195	1,309	1,438	1,583	1,749	1,938
% in revenues		0.0%	0.0%	23.7%	23.8%	22.4%	21.1%	19.9%	18.8%	17.9%
Wages	4.6%			678	710	742	776	812	849	889
Others	9.7%			338	486	567	661	771	900	1,050
Operating income				413	472	636	831	1,063	1,338	1,664
OP margin		0.0%	0.0%	9.6%	9.4%	10.9%	12.2%	13.4%	14.4%	15.4%
Growth					14.4%	34.8%	30.7%	27.9%	25.9%	24.3%
Taxes		—	—	(69)	(82)	(118)	(161)	(212)	(272)	(344)
Effective tax rate		22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%
Net profit or losses		—	—	344	390	518	670	851	1,066	1,320
		0.0%	0.0%	8.0%	7.8%	8.9%	9.8%	10.7%	11.5%	12.2%
D&A					—	—	—	—	—	—
CAPEX					—	—	—	—	—	—
FCF				344	390	518	670	851	1,066	13,302
Terminal growth rate	1.57%
Discount rate & PVF	11.50%				0.947	0.8494	0.7618	0.6833	0.6128	0.5804
PV of FCFs	10,275

Additional Valuation Information Obtained During Diligence

Discussions between BLAC and OSR Holdings also included the valuation methodologies used in deriving the enterprise values of all three subsidiaries of OSR Holdings, but primarily Vaximm and Darnatein, the two drug development companies held by OSR Holdings. In reviewing valuation processes and results of these two main subsidiaries, the BLAC M&A Committee reviewed the risk-adjusted net present value (“rNPV”) models prepared by third-party valuation consultants (as described above) engaged by OSR Holdings for the acquisitions of Vaximm and Darnatein from December 2022 and March 2023, respectively. The rNPV analysis is the most commonly used valuation methodology in the life sciences industry for its advantages of being able to separate the risks innate to certain company and market from the risks associated with clinical trials and regulatory affairs.

While rNPV analysis is the “biopharma equivalent” of discounted cash flow (DCF) analysis, the BLAC M&A Committee also reviewed the market comparable analyses included in the same valuation reports on Vaximm and Darnatein. The BLAC M&A Committee considered such comparable company analyses as a meaningful way to compare Vaximm and Darnatein to their public market analogues. The BLAC M&A Committee took a balanced approach to its consideration of the historical information by taking a weighted average of the comparable company analyses and the rNPV analyses.

In discussions with the BLAC M&A Committee, Mr. Hwang mentioned that Vaximm is not merely a biotech company with a drug development pipeline, but directly possesses its own platform technology underlying its pipeline which is based on a live attenuated bacterial vaccine strain. It is modified to stimulate patients’ immune response and the products are orally administered to initiate a systematic T-cell response in the gut. Vaximm’s platform technology can be adapted to target a wide range of cancer-related antigens (so called “Plug and Play” adaptability). Therefore, the BLAC M&A Committee concluded that it is important to consider the potential value of the Vaximm platform technology. The BLAC M&A Committee also noted that the 2020 valuation report from Avance, although outdated by 3 years, still presents a meaningful data point to consider with respect to Vaximm’s valuation given the global pandemic which consumed almost 3 years between the publication of the report and their review thereof. In light of the age of the report, the BLAC M&A Committee considered (i) changes to the underlying assumptions in the report, including the removal of the COVID-19 (VXM COVID-19) program and the neoantigen program (VXM NEO) from Vaximm’s pipeline, which accounted for approximately 11.5% and 6.7%, respectively, of Vaximm’s pipeline value as indicated in the original Avance model. The absence of these programs led to reallocation of resources primarily to support the development of new drug candidates in the pipeline, although for valuation purposes, no new drug candidates were considered due to their nascent stages; (ii) changes in the timelines set forth in the report, such as the postponements in projected launch dates of 6-7 years which is a more conservative assumption in view of the 3-year time difference between the Avance report and the BLAC M&A Committee’s consideration on Vaximm due to difficulties in recruiting patients during COVID-19, restructuring of the company from OSR’s acquisition of Vaximm, and additional time taken for OSR Holdings to consummate the Business Combination since OSR Holdings’ acquisition of Vaximm. The delay necessitated certain pipeline programs to restart the ongoing trials, leading to prolonged commercial launch dates. For instance, VXM-01 GBM program that was going through 1/2a trial originally slated for a Q1 2025 commercial launch was delayed by 7 years to Q1 2032; and (iii) global macroeconomic changes, including (a) increase in GDPs that led to higher pricing estimates, and (b) the changes in the discount rate, influenced by rising interest rates. These factors gave effect to the net present value (NPV) of Vaximm, where the reduction in NPV due to the increased discount rate was offset in part by the increased revenue forecast from higher pricing. Evolving investor sentiment was also considered by adjusting the market risk premium, which, though modest, ensures the financial model aligns with present economic realities. The BLAC M&A Committee took into consideration the fact that Vaximm has had difficulties in recruiting patients for its clinical studies which, coupled with the current fundraising environment for clinical-stage biopharmaceutical companies, has resulted in stagnant business development between the preparation of the Avance report and now. The BLAC M&A Committee noted the major assumptions used in the Avance valuation report, including those relevant to VXM01, Vaximm’s lead asset, which were presented as follows:

Target Indication: Recurrent Glioblastoma (rGBM), Addressable Market & Market Share

•        GlobalData research indicates that by 2025 sales in the recurrent glioblastoma market are estimated to amount to $6.1B.

•        Incident cases of GBM are allocated to China (urban) with approximately 40%. Therefore Avance allocated 40% of these sales to China ($2.4B) and the remainder ($3.6B) to ROW (Rest of the World).

•        With an expected average growth rate (AGR) of 2% for ROW, this would lead to an $4.2B addressable market in ROW.

•        For China, a 4% AGR is predicted leading to a $3.2B addressable market for China by 2037.

•        The report assumed VXM01 to be a best-in-class drug that is launched more than 5 years after the first-in-class drug which would lead to a predicted market share of 17%.

•        In line with historic data of oncology cancer therapeutics, the report modeled an adoption curve to peak sales of 7 years.

•        With sales starting in 2025, estimated peak sales of $1.2B by 2032 divided over ROW ($700M) and China ($500M).

GBM Market Competition

•        Only three therapeutic products are approved for the treatment of GBM: Temodar (TMZ) from Merck, Gliadel implants from Eisai/Azurity, and Avastin for rGBM from Roche.

•        There is a high unmet need in this indication and several companies are active in the space. The late-stage pipeline is dominated by immunotherapies and targeted therapies. There is a high failure rate due to the nature of the disease.

GBM Market Uptake

•        Based on development timelines, VXM01 (in combination) will enter the market for rGBM in early 2026. A market share of 17%, matching a first-in-class therapeutic profile with time to market of >5 years since first-in-class, is achievable based on benchmarks.

•        A launch curve of 7 years is modeled based on historic data from oncology products (Zytiga & Xtandi).

Development Costs and Timelines

Development costs and timelines are based on estimates by Vaximm’s management and reflect the best estimate at the time of analysis. Costs are in million and were originally stated in Euro and converted to U.S. Dollars at the exchange rate in effect on June 30, 2022 of 1:1.0447. The below formed the basis for our modelling. For purposes of the valuation, two of the early stage pipeline projects were assumed to advance in the relevant planning horizon.

Currency: USD Total cost to launch
Program	Indication	Initiation	Preclinical	Phase 1/2a	Phase2b/3	Review
VXM01 with checkpoint inhibitor A	rGBM	On-going Phase 1/2a	—	4.94M (15 months)	34.8M (28 months)	3.36M (3 months)	43.1M
VXM01 with immune modulator	rGBM	Q2 2020	—	1.46M (24 months)	34.8M (28 months)	3.36M (3 months)	39.6M
VXM01 with checkpoint inhibitor A	mCRC	Q1 2021	—	3.71M (25 months)	46.3M (36 months)	3.36M (6 months)	53.4M
VXM01 with checkpoint inhibitor A	Liver Cancer	Q1 2021	—	3.71M (25 months)	46.3M (36 months)	3.36M (6 months)	53.4M
VXM01 monotherapy	Schwannoma NF2	Q2 2020	—	0.67M (50 months)	Ultra-orphan	Accelerated approval	0.67M
VXM Platform, 4 programs	Oncology	1st program – Q4 2022	0.5M	3.3=7M (25 months)	46.3M (36 months)	3.36M (12 months)	53.9M

Development Risks

The Avance report calculated the development risks based on the BIO meta-study evaluating a total of 9,985 clinical and regulatory phase transitions from 7,455 development programs, across 1,103 companies. Based on these data, an overall chance of approval of 5% has been taken into account.

Program	Preclinical*	Phase 1	Phase 2	Phase 3	Approval	Overall
VXM01	100%	63%	25%	40%	82%	5%

____________

*        (Preclinical to Phase 1 transition statistics are not part of the BIO study. If a study has been initiated or is in advanced planning, the Report assumed 100%).

Given the firm’s research and comparable data, and the stage of the company’s eyeing a possible IPO, Avance has taken a discount rate of 12% into account for the purpose of building its valuation model on Vaximm.

The BLAC M&A Committee took note of the foregoing analyses and assumptions, and considered the differences to Vaximm’s business and prospects under OSR Holdings ownership. Nevertheless, the BLAC M&A Committee considered the foregoing analyses, among its other diligence findings, and concluded that such analyses serve as a useful basis and a benchmark to consider upon its own findings.

BLAC M&A Committee’s Consideration of Certain Third-Party Valuation Reports

Although the BLAC M&A Committee considered the third-party valuation analyses provided by OSR Holdings in connection with its decision to approve the Business Combination, the BLAC M&A Committee took into account the fact that these reports were (i) not recently prepared, (ii) were not prepared giving effect to, or with regard to, the Business Combination, and (iii) were not prepared for, or delivered directly to, the BLAC M&A Committee. The BLAC M&A Committee considered the information along with the totality of information provided to the BLAC M&A Committee in connection with its diligence of OSR Holdings, and did not ascribe any particular or special weight to the third-party valuation reports.

Comparable Company Analysis

In connection with OSR Holdings’ ongoing strategy of building a portfolio of subsidiaries and the ongoing need for various financings in order to execute its strategy, the OSR Holdings management team developed, and maintained over time, a list of comparable companies, which it used to benchmark its valuation. In connection with its due diligence, the BLAC Board obtained the list of comparable companies provided by the OSR Holdings management team, which it then provided to the BLAC M&A Committee upon its formation. In connection with its due diligence efforts, the BLAC M&A Committee collaborated with the OSR Holdings management team to prepare a more fulsome analysis of the comparable companies for the BLAC M&A Committee to consider before approving the Business Combination Agreement. In doing so, the BLAC M&A Committee reviewed and compared certain financial and operating information relating to OSR Holdings to corresponding publicly available information for 28 publicly traded companies (reinforced with 2 additional private-stage companies due to their importance in their respective categories). The BLAC M&A Committee considered the following three categories of companies as the most meaningful for the purpose of the OSR Holdings comparable company analysis: i) Hub-and-Spoke; ii) Immuno-Oncology; and iii) Regenerative Medicines. The BLAC M&A Committee considered the relatively larger market values of the companies belonging to the Hub-and-Spoke category, as compared to the market values of the companies belonging to the other two groups, as being attributed to the nature of the Hub-and-Spoke constituent companies’ ownerships in their own portfolios of multiple subsidiaries and assets. The median market capitalization values for the immuno-oncology and the regenerative medicine groups were $229 million and $273 million respectively, while the median for the hub-and-spoke group was $2.920 billion. In terms of enterprise value (EV), the median for the hub-and-spoke group was $3.412 billion while the same for the immune-oncology and the regenerative medicine groups were $193 million and $283 million, respectively.

	Comparable Companies
($ in Millions)	Total Market Capitalization(1)	Total Enterprise Value
A. Hub and Spoke Companies
Roivant Sciences	$7,292	$6,699
BridgeBio Pharma	5,136	6,327
Centessa Pharmaceuticals	704	497
Fortress Biotech	20	-32.97
Nimbus Therapeutics(2)	10,000	10,000
PureTech Health	574	220
Peer-Group A Median	$2,920	$3,412

B. Immuno-Oncology(I/O) Companies
Anixa Biosciences	$90	$65
Hookipa Pharma	40	-67
Oncolytics Biotech	109	79
Genelux	360	330
Immatics	756	369

	Comparable Companies
($ in Millions)	Total Market Capitalization(1)	Total Enterprise Value
Immutep	221	140
CEL SCI	137	133
Greenwich LifeSciences	141	132
Inovio	104	-47
Northwest Biotherapeutics	972	999
Innate Pharma	193	140
Arcus Biosciences	1,089	290
Vaxcell Bio Therapeutics	237	246
Sillajen	339	375
genexine	279	327
LigaChem Biosciences	886	964
ABL Bio	660	698
MedPacto	117	122
Mendus	58	78
Ultimovacs	304	332
Peer-Group B Median	$229	$193

C. Regenerative Medicine (DMOAD) Companies
Carmell Corporation	53	54
Kolon TissueGene	438	446
MEDIPOST	109	119
Biosplice Therapeutics(3)	12,000	11,600
Peer-Group C Median	$273	$283
B+C I/O and DMOAD Comparison Group(4)	$502	$476

OSR Holdings
Pre-Transaction	$245	$245
(% Discount to Peer Group)	51.2%	48.5%
Post-Transaction (100% Redemption Rate)	$268	$263
Post-Transaction (% Discount to Peer Group)	46.6%	44.6%
Post-Transaction (0% Redemption Rate)	$288	$263
Post-Transaction (% Discount to Peer Group)	42.6%	44.6%

____________

(1)      As of November 15, 2023 from publicly available data

(2)      As of September 6, 2023 according to PrivCo. Enterprise value is an estimate due to company data not being publicly available.

(3)      As of February 8, 2022 according to Tracxn.com. Enterprise value is an estimate due to company data not being publicly available.

(4)      “sum of the parts” valuation between I/O (representing Vaximm’s comparables) and DMOAD (representing Darnatein’s comparables) as a direct comparable to the current business portfolio of OSR Holdings consisting of Vaximm and Darnatein.

In the BLAC M&A Committee’s view, it would not be appropriate to compare the valuation of OSR Holdings, a relatively new hub-and-spoke company, directly against the valuations of the larger and more-established peers operating with the same corporate model. However, the BLAC M&A Committee also evaluated and acknowledged that there is growing recognition by market participants of the competitive advantages that the hub-and-spoke model has demonstrated to the overall market and the industry in terms of business performance and share price performance relative to the composite index. The BLAC M&A Committee is of the view that, when several individual high-risk assets are “bundled” into a portfolio, the holding company owning and managing the portfolio may be able to generate a superior risk-adjusted return for the company’s shareholders due to the portfolio effect.

Supported by observations such as these, the BLAC M&A Committee believes that if OSR Holdings can achieve its business objectives as presently reviewed, it is reasonable to view the valuation metrics of the more established hub-and-spoke companies as a meaningful comparable reference.

Furthermore, at the individual subsidiary level, each of the immuno-oncology (I/O) group and the regenerative medicine (DMOAD) companies (Vaximm and Darnatein respectively), could be viewed and evaluated as direct comparables to their industry peers. Both the I/O and DMOAD datasets includes “outliers”, i.e., companies with market capitalization and EV disproportionately larger than the other data points in the respective group. For instance, LigaChem Biosciences in the I/O group shows its market capitalization near $886 million and EV almost $1 billion, which is far greater than the values of most other comparables in the group. In the DMOAD group, Biosplice Therapeutics demonstrates values that are disproportionately greater than the rest of the group with an indicated private-market equity valuation of $12 billion.

Those outliers are the companies in very advanced phases of clinical developments in their respective field of treatments and should therefore be relevant as target valuations for OSR Holdings if and when OSR Holdings reaches the later stages of its pipeline development. However, to take a more conservative approach, the BLAC M&A Committee excluded the outliers from each dataset and compared the outcomes (the normalized market capitalizations and EVs) against the “observational analyses” with the outliers included. This way, the BLAC M&A Committee has taken a conservative approach regarding the observational and normalized analyses on the comparable companies. Finally, the BLAC M&A Committee calculated a “sum of the parts” valuation between I/O (representing Vaximm’s comparables) and DMOAD (representing Darnatein’s comparables) as a direct comparable to the current business portfolio of OSR Holdings consisting of Vaximm and Darnatein by adding the two together.

Normalized Medians for Comparable Groups (excluding LigaChem and BioSplice) (In USD million)

Category	Market Capitalization	Enterprise Value
Hub-and-Spoke (Target Values)	5,136	6,327
Immuno-Oncology (I/O)	193	140
Regenerative (DMOAD)	109	119
I/O and DMOAD combined	302	259

•        Valuation for the Business Combination: $244,612,136

•        Indicative discount against comparables (I/O + DMOAD): 25.8% approximately

•        Indicative discount against “Target Values”: 96.1% approximately

____________

*        Excluded companies for normalization: Fortress Biotech, Immatics, Arcus Biosciences, LigaChem Biosciences and Biosplice Therapeutics

Of note, Fortress Biotech, the outlier in the hub-and-spoke group, is disproportionately smaller in values compared to the other datapoints. This has been excluded for normalization purpose, which rendered the normalized median values to be greater than the observational medians for market capitalization and EV for the hub-and-spoke group.

Observational (Unnormalized) Medians for Comparable Groups (In USD million)

Category	Market Capitalization	Enterprise Value
Hub-and-Spoke	2,920	3,412
Immuno-Oncology (I/O)	229	193
Regenerative (DMOAD)	273	283
I/O and DMOAD combined	502	476

•        Valuation for the Business Combination: $244,612,136

•        Indicative discount against comparables (EV): 51.2% approximately

•        Indicative discount against “Target Values” (EV): 92.8% approximately

Conclusion of Comparable Company Analysis

The companies included in the comparable company analysis operate in the broadly defined industries in which the OSR Holdings subsidiaries operate and therefore the BLAC M&A Committee believes that the selected companies provide a relevant basis to evaluate the fairness of the Business Combination, from a financial point of view, to BLAC and its stockholders. The selected companies generally had product candidates that were farther along in their development or had revenue producing drugs whereas OSR Holdings’ subsidiaries are primarily pre-revenue. The BLAC M&A Committee believed that it was important to consider both quantitative and qualitative information in its analysis of OSR Holdings versus comparable companies. With respect to quantitative information, the BLAC M&A Committee reviewed the selected companies’ total market capitalization and total enterprise value in its analysis. Additionally, with respect to qualitative information, the BLAC M&A Committee reviewed the operational, business and/or financial characteristics of OSR Holdings and the selected companies to provide a context in which to consider the results of the quantitative analysis. In its review of qualitative information, OSR Holdings’ hub-and-spoke platform, disruptive nature, strong barriers to competitive entry, management team, product pipeline, and total addressable market were key qualitative factors. The BLAC M&A Committee considered this analysis in concluding that the Business Combination is advisable, fair to, and in the best interests of BLAC and its stockholders, subject to the condition of receipt of a fairness opinion that finds the Business Combination is fair, from a financial point of view, to BLAC and its stockholders.

IPO Investment Criteria

As noted above, BLAC identified various criteria and guidelines to use in evaluating acquisition opportunities, but also noted that it may decide to enter into an initial business combination with a target business that did not meet all of some of these criteria and guidelines. The criteria and guidelines, among others, are highlighted by that BLAC would choose to enter into a business combination with a company that is well situated to act as a standalone public company, that has a novel platform with catalysts to drive shareholder value and for which there is opportunity for further value creation as a public company, through organic and inorganic growth. The BLAC M&A Committee considered these factors in its evaluation of OSR Holdings and determined that OSR Holdings was an attractive business combination target taking these criteria and guidelines into consideration. In addition to the material findings uncovered during diligence, the BLAC M&A Committee considered several factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

The IPO Prospectus (Form S-1) of BLAC refers to the following Investment Criteria:

We are focused on companies developing the next generation of biologics which include therapeutic antibodies, engineered protein and enzyme drugs, cellular therapies, engineered viruses and bacteria, and DNA-and RNA-modifying technologies, using advanced molecular biology and biochemistry. We will consider companies with pipeline programs in clinical “Proof-of-Concept” studies (often from Phase 1 to 2a) to develop novel medicines to address diseases which cannot yet be cured or sufficiently managed.

We seek to create stockholder value by leveraging our management’s and its advisors’ experience and network to efficiently guide an emerging biotech company towards clinical advancement of key assets in their pipeline while helping to secure licensing deals and partnerships with major pharmaceutical companies globally. Consistent with our strategy, we have established the following general criteria and guidelines that we believe are important in evaluating prospective target businesses. While we intend to use these criteria and guidelines in evaluating prospective businesses, from time-to-time, we may deviate from these criteria and guidelines should we see fit to do so:

Biopharmaceutical Company Poised for Rapid Growth

We intend primarily to seek the acquisition of one or more biotherapeutics companies in clinical stage development with a total equity value of greater than 5 to 6 times the amount of the proceeds of this offering. We believe that there are a substantial number of potential target businesses with appropriate valuations that can benefit from a public listing and new capital for growth to support business development and/or to advance clinical programs. We do not intend to acquire a preclinical stage company without human data.

Focus on Innovation

We expect to identify target companies that are typically cash flow negative as they are in the business of scientific research and clinical development. We expect that our list of potential targets will be comprised of companies focused on innovation that are poised to be disruptive in biologics with the potential to become a “game changer” once a drug candidate is approved and commercialized. A prospective target should either use an innovative technology platform or aim to address novel disease targets (or mechanisms) or both. Novel technology platforms will involve, in most cases, new biologic drug formats or significant improvements to existing ones. In some cases, this may also include improved screening platforms or other technologies that significantly facilitate the drug development process. Depending on their nature, novel targets can be addressed either with novel or with existing drug formats, including chemical compounds. We will deprioritize investments in companies that focus on generic or biosimilar versions of existing drugs.

Attractive Risk-Adjusted Equity Returns (Potential Upside Weighed Against Any Identified Downside Risks)

We intend to seek target companies that should offer attractive risk-adjusted equity returns for our stockholders. We intend to seek to acquire a target on terms and in a manner that leverages our experience. We expect to evaluate companies based on the potential to successfully achieve regulatory approval and to commercialize their product(s). We also expect to evaluate financial returns based on (i) risk-adjusted peak sales potential (ii) the overall market potential of pipeline products and/or the scientific platform(s) (iii) the ability to achieve systematic cost savings, (iv) the ability to accelerate growth via multiple shots on goal, and (v) the prospects for creating value through other value creation initiatives. Potential upside, for example, from the growth in the target business’ earnings or an improved capital structure, will be weighed against identified downside risks.

Opportunities to Unlock and Maximize Value from Underappreciated Situation

We will focus on target companies that exhibit unrecognized value or other characteristics that we believe have been misevaluated by the marketplace based on company-specific analyses and due diligence. For a potential target company, this process will include, among other things, a review and analysis of the company’s technology platform and/or licensed technologies, intellectual property (“IP”) position, preclinical and any clinical data, potential for operational improvements, manufacturing competitiveness, corporate governance, pharmaceutical partners or scientific collaborators, customers, material contracts, and industry needs and trends. We intend to leverage our team’s collective operational experience and disciplined investment approach to identify opportunities to unlock and maximize value.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors, and criteria that our management may deem relevant.

In the BLAC M&A Committee’s review, OSR Holdings’ pipeline of assets primarily consists of biologics, including DNA cancer vaccines and engineered (“design-augmented”) chimeric protein. Certain assets include technology/research platforms geared toward target engagement which increased therapeutic index, which can be seen as an innovative and more precise approach to medicine. In this respect, the OSR Holdings franchise and portfolio fits the related investment criteria, especially the “Focus on Innovation” and “Attractive Risk-Adjusted Equity Returns.”

Each OSR Holdings asset is geared toward a specific unmet need and technology approach. The OSR Holdings team is a cross-functional team with a core expertise and ecosystem adapted to the current type and stage of assets in its portfolio.

Consequently, the BLAC M&A Committee concluded that it is fair to consider OSR Holdings as a target business that corresponds to the Investment Criteria set forth in the IPO Prospectus of BLAC. As noted above, BLAC identified various criteria and guidelines to use in evaluating acquisition opportunities, but also noted that it may decide to enter into an initial business combination with a target business that did not meet all of some of these criteria and guidelines. The criteria and guidelines, among others, are highlighted by that BLAC would choose to enter into a business combination with a company that is well situated to act as a standalone public company, that has a novel platform with catalysts to drive shareholder value and for which there is the opportunity for further value creation as a public company, through organic and inorganic growth. The BLAC M&A Committee considered each of these factors in its evaluation of OSR Holdings and determined that OSR Holdings was an attractive business combination target taking these criteria and guidelines into consideration. In addition to the material findings uncovered during diligence, the BLAC M&A Committee considered a number of factors pertaining to the Business Combination as generally supporting the decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including but not limited to, the following material factors:

•        Strong management team

The consolidated management team from the holding company to each subsidiary consists of experienced professionals coming from scientific, entrepreneurial, capital market and regulatory backgrounds who, as a team, are well positioned to create interdisciplinary synergies.

•        Strong business model

The Hub-and-Spoke biotech model is one of the highest-performing business models in the global biopharmaceutical market over the past decade. Due to its risk/return profile as a portfolio of experimental drug R&D assets, it is increasingly being perceived as a business model which provides competitive edges especially in terms of raising new capital.

•        Multiple channels to access capital across the U.S., South Korea and in Europe

In addition to the U.S. capital market which OSR Holdings expects to be able to access post-closing of the Business Combination, OSR Holdings’ management team mainly consists of the financial market professionals in South Korea whose access to institutional investors and investment banks are highly likely to add value to the Combined Company’s fundraising and IR activities in Korea. Also, Vaximm as a Swiss company has a management team whose presence, network and track records of fundraising for a diverse group of biotech firms based in Switzerland and France could benefit the post-closing Company’s capital raising efforts going forward.

•        Significant value creation and growth opportunities

OSR Holdings’ subsidiaries are developing drug candidates in some of the areas with the highest unmet medical needs such as glioblastoma (GBM), hepatocellular cancer (HCC) and disease modifying treatment for osteoarthritis (“DMOADs”).

The officers and directors of BLAC have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. In the course of its deliberations, the BLAC M&A Committee also considered a variety of uncertainties, risks and other potentially negative factors relevant to the Business Combination, including the following which are based upon our diligence:

•        BLAC’s public stockholders will hold a minority share position in the post-combination company;

•        BLAC stockholders may object to and challenge the Business Combination and take actions that may prevent or delay the consummation of the Business Combination, including to vote down the proposals at the special meeting or exercise their redemption rights;

•        the potential for diversion of management and employee attention during the period prior to completion of the Business Combination, and the potential negative effects on OSR Holdings’ business;

•        the risk that, despite the efforts of BLAC and OSR Holdings prior to the consummation of the Business Combination, OSR Holdings may lose key personnel, and the potential resulting negative effects on OSR Holdings’ business;

•        the risk associated with macroeconomic uncertainty and the effects it could have on OSR Holdings’ revenues;

•        the Business Combination Agreement prohibits BLAC from soliciting or engaging in discussions regarding alternative transactions during the pendency of the Business Combination;

•        risks and costs to BLAC if the Business Combination is not completed, including the risk of liquidation;

•        potential changes in the regulatory landscape or new industry developments, including changes in client preferences, may adversely affect the business benefits anticipated to result from the Business Combination;

•        the risks that are associated with being a publicly traded company that is in its early, developmental stage;

•        the Current Charter contains a waiver of the corporate opportunity doctrine, and, although we are not aware of any, there could have been business combination targets that would have been appropriate for a combination with BLAC but were not offered due to a BLAC director’s or officer’s duties to another entity. BLAC and its management are not aware of any such corporate opportunities not being offered to BLAC and do not believe that the waiver of the corporate opportunity doctrine in the Current Charter interfered with BLAC’s ability to identify an acquisition target, including the decision to pursue the Business Combination with OSR Holdings; and

•        risks of the type and nature described under the section entitled “Risk Factors.”

Following the review and consideration of all of the information presented and made available, the BLAC M&A Committee and the BLAC Board unanimously determined that the Business Combination Agreement and the Business Combination, were advisable, fair to, and in the best interests of BLAC and its stockholders. The above discussion of the material factors considered by the BLAC M&A Committee is not intended to be exhaustive but does set forth the principal factors considered by the BLAC M&A Committee in deciding to approve the Business Combination and recommend that the BLAC Board approve the Business Combination.

As further described below, the BLAC M&A Committee did not obtain a fairness opinion prior to its decision to approve the Business Combination. However, the closing of the Business Combination is conditioned on the receipt of a fairness opinion, as required by BLAC’s Amended and Restated Certificate of Incorporation. The officers and directors of BLAC, including the members of the BLAC M&A Committee, have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination, as described herein, prior to receiving a fairness opinion, with the caveat that the closing of the Business Combination is subject to the receipt thereof. The BLAC M&A Committee has reviewed the draft fairness opinion described below, and the contents and analyses contained therein, and believes that it supports its determination that the Business Combination is fair to, advisable, and in the best interests of BLAC stockholders.

Fairness Opinion of Choloc Asset Investment Advisory Co., Ltd.

In approving the Business Combination Agreement, the BLAC M&A Committee noted that the closing of the transaction is conditioned on the receipt of a fairness opinion, in form and substance acceptable to the BLAC M&A Committee, concluding that the Business Combination is fair, from a financial point of view, to BLAC stockholders as required by the Company’s Amended and Restated Certificate of Incorporation. The BLAC M&A Committee initially engaged a financial advisor based in Switzerland to render the fairness opinion. This decision was made at the time that it was anticipated that OSR Holdings would acquire LBV and the resulting company would be more heavily oriented in Europe. However, when OSR Holdings and LBV terminated their agreement, the BLAC M&A Committee determined that it would be more appropriate to engage a financial advisor in Korea because OSR Holdings’ operations would be more heavily weighted toward that geography.

In April 2024, the BLAC M&A Committee retained Choloc Asset Investment Advisory Co., Ltd., a financial advisory firm based in Seoul, Korea (“Choloc”), to evaluate the fairness, from a financial point of view, of the Business Combination to the BLAC stockholders. On June 23, 2024, Choloc presented to the BLAC M&A Committee a draft fairness opinion that they were prepared to render on the Business Combination, to the effect that, as of that date and based on and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken described in such opinion, the Business Combination is fair, from a financial point of view, to the BLAC stockholders. On September 17, 2024, Choloc rendered its fairness opinion to the BLAC M&A Committee.

The full text of Choloc’s written opinion, dated September 17, 2024, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken, is attached as Annex I and is incorporated by reference in this document. The summary of the written opinion of Choloc, dated September 17, 2024, set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of Choloc’s opinion attached as Annex I. Choloc’s opinion was rendered to the BLAC M&A Committee in connection with its evaluation of the Business Combination and it does not address any terms or other aspects (other than the consideration to the extent expressly specified in Choloc’s opinion) of the transactions contemplated by the Business Combination Agreement. Choloc’s opinion does not address the BLAC M&A Committee’s or the BLAC Board’s underlying business decision to effect such transactions or the relative merits of such transaction as compared to any alternative business strategies or transactions that might be available to BLAC and did not address any legal, regulatory, tax, or accounting matters. Choloc’s opinion is not intended to and will not constitute a recommendation to the BLAC stockholders as to how such stockholders should vote or act with respect to the transactions contemplated by the Business Combination Agreement or any matter relating thereto.

With respect to the bullets listed below and in connection with rendering its opinion, although Choloc considered internal information provided to it with respect to the business, earnings, cash flow, assets and liabilities of OSR Holdings and discussions conducted with the management and representatives of OSR Holdings, Choloc is relying on financial models prepared by the Korean affiliate of a global accounting firm (“AF”) and Ghilin Accounting Corp. (“Ghilin”) that served as the basis for its analysis set forth herein and the opinion it rendered to the BLAC M&A Committee.

In connection with its opinion, Choloc:

•        reviewed certain internal information relating to the business, earnings, cash flow, assets and liabilities of OSR Holdings furnished to Choloc by the BLAC M&A Committee;

•        reviewed the final prospectus of BLAC dated February 9, 2023 (the “Prospectus”) contained in the Registration Statement on Form S-1 of BLAC as filed with the U. S. Securities and Exchange Commission (Reg. No. 333-264597);

•        reviewed the Q1 2024 OSR Holdings Company Overview;

•        reviewed financial projection models (rNPV analysis) prepared by AF for Vaximm, dated May 20, 2024;

•        reviewed financial projection models (rNPV analysis) prepared by AF for Darnatein, dated May 20, 2024;

•        reviewed Ghilin Accounting Corp.’s discounted cash flow analysis and valuation model for RMC, dated January 13, 2023;

•        researched and analyzed recent transaction activity in the biopharmaceutical industry, including asset and equity transactions, tech access transactions, collaborations, and licensing deals, which are relevant to the assets, subsidiaries and business model of OSR;

•        researched and analyzed materials concerning sales analogs of marketed drugs specific to the assets, subsidiaries and business model of OSR;

•        reviewed and analyzed material made available to Choloc by OSR, including, for each OSR Holdings subsidiary, scientific data concerning OSR Holdings’ and its subsidiaries’ assets, intellectual property information, business model information, information on competitive landscape, research and development efforts, financial assumptions, and capital structure;

•        conducted discussions with the BLAC M&A Committee and members of the management and representatives of OSR Holdings concerning the business, operations, financial condition and prospects of OSR Holdings and its subsidiaries;

•        reviewed publicly available financial and stock market data of certain other companies in lines of business that Choloc deemed relevant;

•        reviewed the Business Combination Agreement, dated as of November 16, 2023, as amended and restated on May 23, 2024; and

•        conducted such other financial studies and analyses and took into account such other information as Choloc deemed appropriate.

Choloc, with the BLAC M&A Committee’s consent, relied upon the information supplied to, discussed with or reviewed by Choloc for purposes of its opinion being complete and accurate in all material respects. Moreover, Choloc did not independently determine or consider the material findings of the underlying valuations for Vaximm and Darnatein prepared by AF when considering AF’s financial models in its fairness analysis. Choloc does not assume any responsibility for independent verification of, and did not independently verify, any of such information.

Further, Choloc’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Choloc as of the date of its opinion. Choloc assumed no responsibility for updating its opinion based on developments after the date of its opinion. As stated above, Choloc’s opinion did not address the underlying business decision to effect the transactions contemplated by the Business Combination Agreement or the relative merits of the same as compared to any alternative business strategies or transactions that might be available to BLAC and does not address any legal, regulatory, tax, or accounting matters.

With the BLAC M&A Committee’s consent, Choloc did not opine on what the value of the shares of BLAC would be following consummation of the transactions contemplated by the Business Combination Agreement. Choloc did not express any opinion as to fair value or the solvency of OSR Holdings or BLAC following the closing of the transactions contemplated by the Business Combination Agreement. In rendering its opinion, Choloc assumed, with the BLAC M&A Committee’s consent, and without any independent verification that:

•        the representations and warranties of all parties to the Business Combination Agreement and all related documents and instruments are true and correct;

•        each party to the Business Combination Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party;

•        all conditions to the consummation of the Transaction will be satisfied without waiver thereof;

•        the Transaction will be consummated in a timely manner in accordance with the Business Combination Agreement;

•        the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules, and regulations; and

•        all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions, or conditions will be imposed, or amendments, modifications or waivers made that would have an effect on the Transaction or on OSR Holdings that would be material to Choloc’s analyses or the Fairness Opinion.

Summary of the Financial Analyses of Choloc

In preparing to render its opinion to the BLAC M&A Committee, Choloc performed a variety of financial and comparative analyses, and, for purposes of its opinion, used only those financial models that Choloc prepared, with the exception of the financial projection models prepared by AF and Ghilin. This summary does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying Choloc’s opinion, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses. The preparation of a financial opinion or analysis is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion or analysis is not readily susceptible to summary description. In arriving at its opinion, Choloc considered the results of all of the analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any particular factor or method of analysis considered by it. Rather, Choloc made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. Accordingly, Choloc believes that its analyses and factors summarized herein must be considered as a whole and in context. Choloc further believes that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses and factors, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Choloc considered industry performance, general business, economic, market and financial conditions and other matters, existing as of the date of its opinion, many of which are beyond the control of BLAC and OSR Holdings. No company, business or transaction reviewed is identical or directly comparable to BLAC, OSR Holdings or their respective businesses or the Transaction. Accordingly, an evaluation of these analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, businesses or transactions reviewed or views regarding the comparability of such companies, businesses or transactions. Accordingly, such analyses may not necessarily include all companies, businesses or transactions that could be deemed relevant. The estimates of the future performance of BLAC and OSR Holdings in or underlying Choloc’s analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those estimates or those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which a company may actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the assumptions and estimates used in, and the ranges of valuations resulting from, any particular analysis described herein are inherently subject to substantial uncertainty and should not be taken as the views of Choloc regarding the actual values of OSR Holdings or BLAC. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before September 17, 2024 and is not necessarily indicative of current market conditions.

The type and amount of consideration payable in the Transaction contemplated by the Business Combination Agreement was determined through negotiations between the BLAC M&A Committee and OSR Holdings, rather than by any financial advisor, and was approved by the BLAC Board, with the recommendation of the BLAC M&A Committee. The decision to enter into the Business Combination Agreement was solely that of the BLAC Board, as recommended by the BLAC M&A Committee, and the OSR Holdings board of directors. Receipt of Choloc’s opinion and analyses should not be viewed as determinative of the views of the BLAC M&A Committee, the BLAC Board or management of BLAC with respect to the transaction or the consideration payable in the transaction.

Discounted Cash Flow (rNPV) Analysis

Choloc reviewed the adequacies of the rNPV/DCF valuation analyses conducted by AF (for Vaximm and Darnatein) and Ghilin (for RMC), compiled the data and derived a sum-of-the-parts (SOTP) analysis on the business portfolio of OSR Holdings as follows:

Company|	Valuation model provided by:	Methodology used:	Discount rate applied:	Indicative value
Vaximm	AF	rNPV	15.27%	$183.5 million
Darnatein	AF	rNPV	17.09%	$104.1 million
RMC	Ghilin Accounting Corp.	DCF	11.5%	$7.4 million
Sum of the Parts (SOTP):				$295 million
OSR Holdings
Pre-Transaction				$245 million
(% Discount to SOTP)				16.9%

(Exchange rate: KRW1,385.47 per USD as of 6/20/2024)

For Vaximm and Darnatein, Choloc reviewed the adequacy of the key assumptions used in AF’s rNPV model and concluded that the assumptions used are reasonable for biopharmaceutical companies such as Vaximm and Darnatein. The rNPV analysis on Vaximm assumes that each of Vaximm’s drug candidates will receive regulatory approval from the FDA (or similar regulatory bodies in non-U.S. markets) by 2032 and commercialization by 2033, with patent protection for 15 years. The DCF valuation conducted by Ghilin in December 2022 suggested that Vaximm’s valuation at that time was approximately $104.6 million, or approximately $78.9 million less than the rNPV result of the model built by AF, which contained the latest inputs from OSR Holdings’ management. Certain key assumptions in the analyses varied and can be summarized as follows:

1.      Likelihood of Approval (LOA):    5% vs. 12%

While Ghilin’s assumption of 5% LOA is conservative, the industry meta-analyses indicate that the LOA of immuno-oncology (I/O) studies from Phase I to approval was close to 12% (12.4%) while the LOA for the overall oncology studies from Phase I to approval was close to 5% (5.3%) based on the data compiled by BIO (Biotechnology Innovation Organization). Choloc determined that, as the entire pipeline and technology platform of Vaximm belongs to the I/O group, rather than the general category of oncology, it would be fair and reasonable to apply a 12% LOA to the rNPV analysis of Vaximm instead of the 5% rate which is more widely observed from the oncology database.

2.      Size of Addressable Market

Ghilin took a highly conservative approach by assuming that the size of the addressable market for Vaximm’s drug candidates won’t grow and will maintain its “status-quo” after the observed data from 2017 while AF and OSR Holdings used a more realistic assumption that the size of the pharmaceutical market for each of Vaximm’s target indications will grow over the period analyzed.

3.      Market Dominance Profile

Through comparative analysis, Choloc’s, Ghilin’s and AF’s analyses were based on different pharmaceutical product life cycles (also referred to as “market dominance profile”) which can be visualized (with some simplification) as follows:

First, industry statistics suggest that it takes approximately 5 to 7 years to reach peak sales from product launch, which is consistent with the assumptions made in both the Ghilin and AF Models. However, the peak sales period was shorter in the Ghilin model, which assumed 4 years (vs. 6 years in the AF model) before the product faces patent expiration and generic competition. In Choloc’s view, both assumptions are reasonable and consistent with industry data11 for biologics marketing exclusivity of approximately 12 years (counting from marketing approval by the FDA), but the Ghilin model didn’t reflect that the marketing exclusivity for the biologics in oncology (or “oncologics”) continued to generate significant revenues even after the end-of-market exclusivity, therefore the assumption of 2 years for the product revenues to decline from the peak to bottom appears to be highly conservative in light of industry data12 for the biologics in oncology.

For RMC, Choloc reviewed the adequacy of the key assumptions taken by Ghilin’s DCF model, including projections, and concluded that the assumptions used are reasonable for a company such as RMC, despite the age of the Ghilin report, based on the fact that the relevant assumptions and business case remained largely unchanged.

____________

11      allucent.com (“Types of Marketing Exclusivity in Drug Development”)

12      Jamanetwork.com (“Comparison of Sales Income and R&D Costs for FDA-approved Cancer Drugs”)

Choloc and the BLAC M&A Committee believes that the foregoing assumptions and business case remain largely unchanged because RMC’s sales channels remain stable. The BLAC M&A Committee reached this conclusion because it believes that RMC’s active relationships with the large hospital and clinic clients nationwide in Korea will allow RMC to generate operating leverage on its distribution network by substituting new medical device and supply products which were deemed to be reasonably available following the closing of the Business Combination. While sales in 2025 are likely to decline due to the Penumbra contract termination, RMC has the capability of adding new supplier relationships to expand RMC’s product portfolio for the hospitals and clinics who are actual customers and with whom RMC retains relationships.

In connection with Choloc’s services as a financial advisor to the BLAC M&A Committee, BLAC agreed to pay Choloc an aggregate fee of $45,000. In addition, BLAC has agreed to reimburse certain of Choloc’s expenses arising, and to indemnify Choloc against certain liabilities that may arise, out of Choloc’s engagement. None of Choloc’s fee was contingent on the consummation of the Business Combination.

In the two-year period prior to the date of Choloc’s opinion, Choloc has not been engaged to provide financial advisory or other services to BLAC or OSR Holdings and Choloc has not received any compensation from BLAC or OSR Holdings during this period.

Choloc was selected to act as the fairness opinion provider to the BLAC M&A Committee because of its qualifications and expertise in valuing early-stage life sciences companies, as well as its familiarity with the business of OSR Holdings, including the fact that OSR Holdings and its operations are primarily located in Korea.

Choloc’s opinion is not intended to and does not constitute a recommendation to any BLAC stockholder as to how such stockholder should vote or act with respect to the transaction or any matter relating thereto.

BLAC M&A Committee’s engagement of AF for valuation services

AF was engaged by the BLAC M&A Committee in April 2024 to prepare financial models on Darnatein and Vaximm based on various sets of assumptions, including business and cash flow projections, probability of preclinical and clinical development scenarios, markets and pricing, and competitive landscape. AF did not independently verify the information that it was provided in connection with the analyses and AF did not and does not render an opinion on the fairness of the transaction. AF understands its analyses have been provided to and relied upon by Choloc in connection with Choloc’s preparation of its fairness opinion.

The Scope of AF’s services

•        Review the financial information and assumptions presented by BLAC;

•        Provide support for rNPV model developments based on information supplied by BLAC; and

•        Develop excel-based valuation models for Darnatein and Vaximm based on the foregoing.

Fees

In connection with AF’s engagement, BLAC agreed to pay AF an aggregate fee of KRW 30,000,000 (VAT excluded) None of AF’s fee was contingent on the consummation of the Business Combination and AF provided no previous services to the parties to the Business Combination Agreement or their affiliates. In connection with the services rendered by Ghilin for the December 2022 and the January 2023 valuation reports, OSR Holdings paid Ghilin a total amount of KRW 35,200,000 (V.A.T. included). OSR Holdings did not commission or pay Avance for the 2020 valuation report it produced. The report was prepared for Vaximm prior to OSR Holdings’ acquisition of Vaximm. Vaximm paid Avance CHF 13,086 for the 2020 valuation report.

Interests of BLAC’s Directors and Executive Officers in the Business Combination

When you consider the recommendation of the BLAC Board in favor of approval of the Business Combination Proposal, you should keep in mind that BLAC’s directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•        the fact that the Sponsor has agreed not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve a proposed initial business combination (the Sponsor was not granted any consideration or incentive to agree not to redeem any shares of BLAC Common Stock held by it in connection with a stockholder vote to approve the Business Combination);

•        the fact that the Sponsor paid an aggregate of $25,000 (or $0.014 per share) for 1,725,000 shares of BLAC Common Stock, which will have a significantly higher value at the time of the Business Combination. If unrestricted and freely tradable, such shares would have had an aggregate market value of $[•] based upon the closing price of $[•] per share of BLAC Common Stock on Nasdaq on [•], 2025, the most recent practicable date prior to the date of this proxy statement and an aggregate market value of $[•] based upon the closing price of $[•] per share of BLAC Common Stock on Nasdaq on [•], 2025, the Record Date, but given the restrictions on those shares, we believe those shares have less value;

•        the fact that Sponsor purchased 430,000 private placement units (including the underlying securities) for an aggregate purchase price of $4,300,000 (or $10.00 per unit) in which the warrants and rights included in the private placement units would be worthless if a business combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents). Such private placement units had an aggregate market value of approximately $[•] based upon the closing price of $[•] per public unit on Nasdaq on [•], 2025, the most recent practicable date prior to the date of this proxy statement/prospectus and an aggregate market value of approximately $[•] based upon the closing price of $[•] per public unit on Nasdaq on [•], 2025, the Record Date;

•        the fact that the Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to any shares of BLAC Common Stock (other than public shares) held by it if BLAC fails to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents);

•        the fact that Kuk Hyoun Hwang, Jun Chul Whang and affiliates of the Sponsor have a financial interest in OSR Holdings. Mr. Hwang is the CEO and a director of BLAC and the Chairman of the Board of OSR Holdings. Mr. Hwang was previously the CEO of OSR Holdings from July 2019 until August 2021 and from December 2022 to August 2024. Mr. Whang is a director of BLAC. As such, Mr. Hwang, Mr. Whang and affiliates of the Sponsor who have a financial interest in OSR Holdings are incentivized to complete the Business Combination with OSR Holdings;

•        the fact that the Sponsor transferred 20,000 shares of BLAC Common Stock to each of Dr. Reed, Dr. Chung, Mr. Park, Dr. Roberts, and Mr. Euh, who are current and former BLAC directors for their board service, and Mr. Yoo for his service as BLAC’s Chief Financial Officer. The Sponsor additionally transferred 20,000 private placement warrants to each of Dr. Reed for his service as the former chairman of the board of directors of BLAC, Dr. Chung for his service as the former chair of the audit committee of BLAC, and Mr. Yoo for his service as BLAC’s Chief Financial Officer;

•        the fact that the Sponsor and BLAC’s officers and directors will lose their entire investment in BLAC and will not be reimbursed for any out-of-pocket expenses, if any, if an initial business combination is not consummated by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents) and, as a result, the Sponsor and BLAC’s officers and directors may have a conflict of interest in determining whether OSR Holdings is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that the Sponsor and BLAC’s directors and officers may be incentivized to complete the Business Combination, or an alternative initial business combination with a less favorable company or on terms less favorable to stockholders, rather than to liquidate, in which case the Sponsor would lose its entire investment, and as a result, the Sponsor may have a conflict of interest in determining whether OSR Holdings is an appropriate business with which to effectuate a business combination and/or in evaluating the terms of the Business Combination;

•        the fact that Sponsor has invested an aggregate of $4,325,000 (consisting of $25,000 for the founder shares, or approximately $0.014 per share, and $4,300,000 for the private placement units, or $10.00 per unit, means that the Sponsor and our officers and directors stand to make a significant profit on their investment and could potentially recoup their entire investment in BLAC even if the trading price of New OSR Holdings Common Stock after consummation of an initial business combination and after restrictions on transfer of the shares of BLAC Common Stock held by the Sponsor was as low as approximately $2.00 per share (assuming no redemptions and even if the private placement warrants and rights are worthless) and therefore our Sponsor, officers and directors may experience a positive rate of return on their investment, even if BLAC’s public stockholders experience a negative rate of return on their investment;

•        the fact that the Sponsor, BLAC’s officers and directors, Bellevue Capital Management LLC, or their affiliates, have made and may make Working Capital Loans. The Sponsor, BLAC’s officers and directors, and its and their affiliates have previously loaned money to BLAC (or to the sponsor for BLAC’s benefit) in an aggregate amount of $2,245,000 to fund operating and transaction expenses in connection with the proposed Business Combination, $1,763,000 of which remains outstanding as of the date of this proxy statement/prospectus (none of which contain conversion rights), and may make additional loans after the date of this proxy statement/prospectus for such purposes. If the Business Combination is not consummated or another business combination is not otherwise completed, the loans may not be repaid and would be forgiven except to the extent there are funds available to BLAC outside of the Trust Account to repay such loan;

•        the fact that, although no compensation of any kind was or will be paid by BLAC to the Sponsor, BLAC’s executive officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the completion of an initial business combination, these individuals may be reimbursed for any out-of-pocket expenses incurred in connection with activities on BLAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. As of the date of this proxy statement/prospectus, there are no outstanding out-of-pocket expenses for which the Sponsor or BLAC’s officers or directors are awaiting reimbursement;

•        the fact that if the Trust Account is liquidated, including in the event BLAC is unable to complete an initial business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), the Sponsor has agreed to indemnify BLAC to ensure that the proceeds in the Trust Account are not reduced below $10.175 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which BLAC has entered into an acquisition agreement or claims of any third party for services rendered or products sold to BLAC, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•        the fact that director Jun Chul Whang has loaned an aggregate of $115,000 to BLAC for working capital purposes, of which $75,000 remains outstanding;

•        the fact that BLAC advanced a loan to OSR Holdings in the amount of $300,000 evidenced by the OSR Holdings Promissory Note that bears interest at a rate of 3.96% per annum, compound semi-annually, and is due on October 25, 2025. Interest is payable only on maturity. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The funds are to be used by OSR Holdings for working capital and other expenses of OSR Holdings; and

•        the fact that BLAC may be entitled to distribute or pay over funds held by BLAC outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing.

BLAC’s M&A Committee, consisting of independent directors, reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving and recommending that the full Board approve the Business Combination Agreement and the transactions contemplated therein, including the Business Combination. The BLAC M&A Committee gave special consideration to the fact that Mr. Hwang, Mr. Whang, and certain affiliates of the Sponsor, have a financial interest in OSR Holdings, as well as the fact that Mr. Hwang is the President, CEO, and a director of both BLAC and OSR Holdings. In making their respective determinations, the BLAC M&A Committee and the BLAC Board weighed the foregoing conflicts of interest against the fact that the Business Combination and the Business Combination Agreement were negotiated at arms-length and the independent BLAC M&A Committee had full control over such negotiations, reducing the conflicted individuals’ respective influence over the Business Combination and the Business Combination Agreement, and the BLAC Board and BLAC M&A Committee ultimately concluded that the potential benefits that it expected BLAC and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination, including the potentially negative factors associated with the conflicts of interest presented by Mr. Hwang, Mr. Whang, and other affiliates. Accordingly, the board unanimously determined that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination, were advisable, fair to, and in the best interests of BLAC’s stockholders.

Potential Actions to Secure Requisite Stockholder Approvals

Potential Purchases of Public Shares

At any time prior to the BLAC Stockholders’ Meeting, during a period when they are not then aware of any material nonpublic information regarding BLAC or BLAC’s securities, BLAC’s Sponsor, directors, officers and their respective affiliates may purchase BLAC’s securities on the open market, and may enter into agreements to purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, or who have demanded that BLAC redeem, or indicate an intention to demand that BLAC redeem, their public shares in connection with the Business Combination. Any such privately negotiated purchases may be effected at purchase prices that are no higher than the redemption price for the public shares. Any shares so purchased would not be voted by BLAC’s Sponsor, directors, officers or their respective affiliates at the BLAC Stockholders’ Meeting and would not be redeemable by BLAC’s Sponsor, directors, officers or their respective affiliates. BLAC’s Sponsor, directors, officers, advisors and their respective affiliates may also enter into transactions with stockholders and others to provide them with incentives to acquire shares of BLAC Common Stock or vote their shares of BLAC Common Stock in favor of the Business Combination Proposal. While the exact nature of such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such persons against potential loss in value of their shares, including the granting of put options and the transfer to such persons of shares or warrants for nominal value. BLAC’s Sponsor, directors, officers or their respective affiliates will not affect any such purchases when they are in possession of any material non-public information relating to BLAC or OSR Holdings, during a restricted period under Regulation M under the Exchange Act or in a transaction which would violate Section 9(a)(2) or Rule 10(b)-5 under the Exchange Act.

The purpose of such purchases and other transactions would be to increase the likelihood that the Business Combination Proposal is approved and to decrease the likelihood that holders request redemption of public shares and cause BLAC to be unable to consummate the Business Combination.

If BLAC’s Sponsor, directors, officers or their respective affiliates effect any purchases of shares of BLAC Common Stock, such purchases may cause the Business Combination Proposal or any other proposal to be approved in circumstances where such approval could not otherwise be obtained.

As of the date of this proxy statement/prospectus, no such agreements to sell or purchase shares prior to the Record Date have been entered into with any such investor or holder. BLAC will file a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that are not described in this proxy statement and that would affect the vote on the Business Combination Proposal. See “Risk Factors — Risks Related to the Business Combination and Business Combination Agreement — The Sponsor and its affiliates may enter into agreements concerning BLAC’s securities prior to the special meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of BLAC Common Stock.”

Regulatory Approvals Required for the Business Combination

Other than as described immediately below, neither of BLAC or OSR Holdings is aware of any material regulatory approvals or actions that are required for completion of the Business Combination. It is presently contemplated that if any regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Because BLAC’s Sponsor is controlled by and has substantial ties with non-U.S. persons, and will own approximately 11.6% of the issued and outstanding BLAC Common Stock following the Business Combination (assuming that all of BLAC’s public stockholders exercise redemption rights), we may be considered a “foreign person” under rules promulgated by CFIUS, and the Business Combination may fall within the scope of a “covered transaction” subject to CFIUS review. See “Risk Factors — Risks Related to the Business Combination and Business Combination Agreement — We may not be able to complete an initial business combination with a U.S. target company since such initial business combination may be subject to U.S. foreign investment regulations and review by a U.S. government entity such as CFIUS, and ultimately prohibited.”

Litigation Relating to the Business Combination

There have been no proceedings brought against BLAC in relation to the Business Combination or the Business Combination Agreement.

Listing of the Combined Company securities

Approval of the listing on Nasdaq of the Combined Company securities to be issued in the Business Combination, subject to official notice of issuance, is a condition to each party’s obligation to complete the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and ASC which is the current single source of U.S. GAAP. Under this method of accounting, BLAC will be treated as the “acquired” company and OSR Holdings will be considered the accounting acquirer for accounting purposes as set forth by the guidance in ASC 805-10. This conclusion is supported by the voting interest model referenced in ASC 805-10-55-12 as 82.3% (no redemption), 82.7% (50% redemption) and 83.1% (maximum redemption) of the voting interest scenarios in New OSR Holdings which will be held by the historical shareholder group of OSR Holdings. Further, BCM and its affiliates are the largest single owner of shares of OSR Holdings and will also be the largest single owner of shares in the Combined Company in each of the no redemption, 50% redemption, and maximum redemption scenarios. The stockholders of OSR Holdings will have sufficient voting power to elect or remove a majority of the board of directors of the Combined Company. The compositions of the governing body and senior management team of the combined entity present a less defined indicator as Kuk Hyoun Hwang is an officer and director of both OSR Holdings and BLAC. No other officers of BLAC will be officers of the Combined Company. The composition of New OSR Holdings is being negotiated by Kuk Hyoun Hwang who represents both BLAC and OSR Holdings so that it is difficult to conclude that one party controls the appointment of the directors of the Combined Company. Accordingly, given the supermajority of voting shares to be held by OSR Holdings stockholders in the Combined Company and the other factors described above, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which BLAC is issuing securities for the net assets of OSR Holdings. Operations prior to the Business Combination will be those of OSR Holdings.

THE BUSINESS COMBINATION AGREEMENT

This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annexes A and B hereto, which is incorporated herein by reference. BLAC’s stockholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination and the Transactions. Certain figures included in this section have been rounded for ease of presentation and, as a result, percentages may not sum to 100%.

General

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement as characterizations of the actual state of facts about BLAC, OSR Holdings or any other matter. Capitalized terms used in this section but not otherwise defined in this proxy statement/prospectus shall have the meaning given to them in the Business Combination Agreement.

Structure of the Transactions

On November 16, 2023, BLAC and OSR Holdings entered into a Business Combination Agreement. The Business Combination Agreement was amended and restated on May 23, 2024, and was further amended on December 20, 2024. Prior to the Closing, Participating Company Stockholders and Non-Participating Company Stockholders will be joined as parties to the Business Combination Agreement. At the effective time of the Closing, BLAC shall issue to the Participating Company Stockholders up to an aggregate of 24,461,214 shares of BLAC Common Stock, and the Participating Company Stockholders will transfer their respective shares of OSR Holdings’ Common Stock. It is a condition to closing of the Share Exchange that BLAC will acquire from the Participating Company Stockholders at least 60% of the shares of OSR Holdings Common Stock outstanding on the Closing Date. In addition, it is expected that holders of up to an additional 28% of the shares of OSR Holdings Common Stock will enter into Non-Participating Stockholder Joinders, giving BLAC direct ownership or rights to acquire up to 88% of the shares of OSR Holdings Common Stock on the Closing Date. BLAC expects that holders of approximately 12% of the OSR Holdings Common Stock will not sign any Joinder and such shares will remain outstanding and not be subject to any contractual put or call rights, or other conversion rights, with or into BLAC Common Stock. At Closing, the Non-Participating Company Stockholders will continue to hold their shares of OSR Holdings Common Stock subject to the terms of the Non-Participating Stockholder Joinders that contain put and call rights whereby the Non-Participating Company Stockholder shall have the right to cause BLAC to purchase and BLAC shall have the right to cause the Non-Participating Company Stockholder to sell to BLAC or its designee all of the shares of OSR Holdings Common Stock owned and held of record by such Non-Participating Company Stockholder. These rights become exercisable on or after the earlier of (i) January 1, 2026, or (ii) the date that the Non-Participating Company Stockholder is notified by BLAC of a transaction that will result in a change in control (as defined in the Non-Participating Stockholder Joinder) of BLAC (the “Trigger Date”). The Put Right and Call Right terminate and expire 120 days after the Trigger Date. The exchange ratio is fixed under the put/call rights at the same exchange ratio set forth in the Business Combination Agreement, and there is no option for cash settlement.

Pursuant to the Share Exchange: (i) the Participating Company Stockholders shall transfer and convey all of the shares of OSR Holdings Common Stock held by the Participating Company Stockholders to BLAC, in each case, free and clear of any claims or interest of any person previously entitled thereto; (ii) BLAC shall effect the transfer and conveyance of all of the shares of BLAC Common Stock representing the Aggregate Participating Consideration to the Participating Company Stockholders, in each case, free and clear of any claims or interest of any person previously entitled thereto; (iii) any fractional share of BLAC Common Stock that would otherwise be issuable to a Participating Company Stockholder following such exchange shall be rounded up or down to the nearest whole share of BLAC Common Stock; and (iv) all OSR Holdings Common Stock held by Non-Participating Company Stockholders will not be exchanged for shares of BLAC Common Stock at Closing, and such OSR Holdings Common Stock will be subject to the terms of the Non-Participating Stockholder Joinder, including the Put Right and Call Right set forth therein.

Pursuant to the Business Combination Agreement, subject to certain conditions set forth therein, in connection with the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”, and the time at which the Closing actually occurs, the “Effective Time”):

•        the Participating Company Stockholders shall transfer and convey all of the shares of OSR Holdings Common Stock held by the Participating Company Stockholders to BLAC, in each case, free and clear of any claims or interest of any person previously entitled thereto;

•        BLAC shall effect the transfer and conveyance of all of the shares of BLAC Common Stock representing the Aggregate Participating Consideration to the Participating Company Stockholders, in each case, free and clear of any claims or interest of any person previously entitled thereto;

•        any fractional share of BLAC Common Stock that would otherwise be issuable to a Participating Company Stockholder following such exchange shall be rounded up or down to the nearest whole share of BLAC Common Stock; and

•        all OSR Holdings Common Stock held by Non-Participating Company Stockholders will not be exchanged for shares of BLAC Common Stock at Closing, and such Company Common Stock will be subject to the Put Right and Call Right set forth in the Non-Participating Stockholder Joinder.

Consideration

The consideration paid to the OSR Holdings at Closing will be BLAC Common Stock. BLAC will receive OSR Holdings Common Stock in connection with the Share Exchange.

Representation and Warranties

Under the Business Combination Agreement, BLAC made customary representations and warranties relating to, among other things:

•        the organization and qualification of BLAC, including BLAC being duly organized, validly existing and in good standing under applicable laws and having requisite corporate or other organizational power and authority and all necessary governmental approvals to carry on its business;

•        the capitalization of BLAC, including the authorized and outstanding capital stock of BLAC, and a representation that there are no undisclosed derivative securities, commitments, agreements or arrangements relating to the issued or unissued capital stock of BLAC;

•        BLAC’s authority, including BLAC’s power and authority to perform its obligations under the Business Combination Agreement and to consummate the transactions contemplated thereby;

•        non-contravention, including a representation that the execution and delivery of the Business Combination Agreement by BLAC does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (except for, if any, exchange act, blue sky law, and similar securities and state law requirements), or (i) conflict with or violate the organizational documents of BLAC, (ii) conflict with or violate any law, (iii) result in any breach of or constitute a default pursuant to any agreement, except with respect to clauses (ii) and (iii), such conflicts or breaches which do not constitute a BLAC Material Adverse Effect;

•        compliance with laws and material agreements;

•        SEC reports and financial statements, including with respect to (i) the timely filing of all required forms, reports, schedules, statements and other documents, (ii) compliance with securities laws and applicable listing rules and regulations, and (iii) appropriate disclosure controls and procedures (in each case except as and to the extent set forth in BLAC’s SEC filings);

•        the absence of certain changes or events that would constitute a BLAC Material Adverse Effect;

•        the absence of litigation, including a representation that there is no action pending or threatened against BLAC before any governmental authority;

•        BLAC Board and BLAC M&A Committee approval of the Business Combination Agreement and the transactions contemplated thereby, and the stockholder vote required in connection with the Business Combination;

•        the absence of any broker, finder or investment banker (other than Chardan Capital Markets, LLC) that is entitled to any brokerage, finder’s or other fee or commission in connection with the Business Combination;

•        BLAC’s Trust Account, including with respect to (i) how the monies in such Trust Account are invested, (ii) the trust agreement governing such Trust Account, (iii) compliance with the terms of the trust agreement, and (iv) the general terms of the trust agreement;

•        employees, including with respect to (i) there being no employees of BLAC, other than those officers described in public filings of BLAC, and (ii) the transactions contemplated by the Business Combination Agreement will not trigger any severance, acceleration, parachute or other similar payments or arrangements to any employees of BLAC;

•        Taxes, including with respect to timely filing and payment of taxes, compliance with relevant tax laws, rules and regulations, and the existence of any tax obligations;

•        Nasdaq stock market quotation, including with respect to (i) the registration of the BLAC units, BLAC Warrants, BLAC rights, and BLAC common stock in accordance with applicable securities laws, and (ii) the absence of any action taken by Nasdaq or BLAC to threaten to delist, or attempt to delist or deregister, the BLAC units, BLAC Warrants, BLAC rights, or BLAC common stock (except as and to the extent set forth in BLAC’s SEC filings); and

•        BLAC’s investigation and reliance, including with respect to (i) BLAC’s complete access to information regarding OSR Holdings and its subsidiaries and (ii) BLAC’s performance of its own independent investigation, review and analysis of OSR Holdings and its subsidiaries.

Under the Business Combination Agreement, OSR Holdings made customary representations and warranties regarding itself and its subsidiaries relating to, among other things:

•        the organization and qualification of OSR Holdings and its subsidiaries, including OSR Holdings and its subsidiaries being duly organized, validly existing and in good standing under applicable laws and having requisite corporate or other organizational power and authority and all necessary governmental approvals to carry on their respective businesses;

•        the subsidiaries of OSR Holdings, including a full list of all subsidiaries of OSR Holdings, their respective jurisdictions of organization, and OSR Holdings’ respective ownership in each subsidiary;

•        the capitalization of OSR Holdings, including the authorized and outstanding capital stock of OSR Holdings, and a representation that there are no undisclosed derivative securities, commitments, agreements or arrangements relating to the issued or unissued capital stock of OSR Holdings or any of its subsidiaries;

•        OSR Holdings’ authority, including OSR Holdings’ power and authority to perform its obligations under the Business Combination Agreement and to consummate the transactions contemplated thereby, including a representation that the board of directors of OSR Holdings has approved the Business Combination Agreement and the transactions contemplated thereby;

•        non-contravention, including a representation that the execution and delivery of the Business Combination Agreement by OSR Holdings does not require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, or (i) conflict with or violate the organizational documents of OSR Holdings, (ii) conflict with or violate any law, (iii) result in any breach of or constitute a default pursuant to any material contract, except with respect to clauses (ii) and (iii), such conflicts or breaches which do not constitute a Company Material Adverse Effect;

•        permits and compliance with laws of any governmental authority, including a representation that OSR Holdings and its subsidiaries are in possession of all required permits, except where the failure to have such permits would not reasonably be expected to have a Company Material Adverse Effect;

•        financial statements, including with respect to the preparation and presentation of such statements;

•        the absence of certain changes or events that would constitute a Company Material Adverse Effect or breach of certain covenants contained in the Business Combination Agreement;

•        the absence of litigation, including a representation that there are no actions pending or threatened against OSR Holdings or any of its subsidiaries;

•        employee benefits, including the disclosure of all company benefit plans, plan documentation, and liabilities of OSR Holdings related thereto;

•        labor and employment matters, including a list of all employees of OSR Holdings and its subsidiaries, and representations regarding compliance with labor and employment laws;

•        validity of leased real property and related assets;

•        intellectual property, including the identification of all of OSR Holdings’ and its subsidiaries’ material intellectual property and their respective sole and exclusive ownership thereof;

•        taxes, including with respect to timely filing and payment of taxes, compliance with relevant tax laws, rules and regulations, and the existence of any tax obligations;

•        possession of certain required licenses and permits issued by governmental regulatory agencies or bodies;

•        regulatory matters, including compliance with laws under relevant regulatory regimes and the absence of governmental proceedings to which OSR Holdings or any of its subsidiaries is the subject;

•        healthcare laws, including compliance with relevant healthcare laws, proper authorization under relevant healthcare laws, and the absence of any proceedings under relevant healthcare laws to which OSR Holdings or any of its subsidiaries is the subject;

•        environmental matters, including compliance with relevant environmental laws, the absence of release of hazardous substances, and possession of all required environmental licenses and permits;

•        material contracts, including a list of all material contracts, and representations that each material contract is a legal, valid and binding obligation of OSR Holdings or its subsidiaries, and OSR Holdings and its subsidiaries are not in breach of, or have received any claim or default under, any material contract;

•        compliance with all international trade laws and possession of all required export and import licenses;

•        insurance, including a list of all insurance policies held by OSR Holdings and its subsidiaries, a representation that each such policy is legal, valid and binding and enforceable in accordance with its terms, and a representation that neither OSR Holdings or any of its subsidiaries is in material breach or default under any such policy;

•        OSR Holdings’ board approval of the Business Combination Agreement and the transactions contemplated thereby;

•        Compliance with all anti-corruption laws;

•        interested party transactions, including disclosure of any interested party transactions; and

•        the absence of any broker, finder or investment banker that is entitled to any brokerage, finder’s or other fee or commission in connection with the Business Combination.

Under the Business Combination Agreement, OSR Holdings Stockholders made customary representations and warranties relating to, among other things:

•        Ownership of OSR Holdings Common Stock, including that each OSR Holdings Stockholder owns each of its or their shares of OSR Holdings Common Stock free and clear of all liens, options, rights of first refusal;

•        the organization, as applicable, and the corporate and individual authority to execute and deliver the Joinders and perform the obligations thereunder and under the Business Combination Agreement;

•        noncontravention, including that the execution and delivery of the Joinders does not violate organizational documents of any OSR Holdings stockholder, as applicable, or violate any law applicable to such stockholder, and that the execution and delivery by such stockholder does not require any consent, approval authorization or permit of, or filing with or notification to any governmental authority;

•        the absence of any actions pending or brought by or against any stockholder affecting such stockholders’ ability to consummate the transactions contemplated by the Business Combination Agreement; and

•        the absence of any broker, finder or investment banker that is entitled to any brokerage, finder’s or other fee or commission in connection with the Business Combination.

OSR Holdings Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of OSR Holdings are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, it is a condition to the performance of BLAC’s obligations that no OSR Holdings Material Adverse Effect occurs between signing and closing. Pursuant to the Business Combination Agreement, any event, circumstance, change, development, effect or occurrence (collectively “Effect”), individually or in the aggregate with all other Effects, will be deemed to have a “OSR Holdings Material Adverse Effect” on the OSR Holdings if, individually or in the aggregate, such Effect (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the OSR Holdings and the OSR Holdings Subsidiaries taken as a whole or (b) prevents, materially delays or materially impedes the performance by OSR Holdings of its obligations under the Business Combination Agreement or the consummation of the Business Combination or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a OSR Holdings Material Adverse Effect:

(i)     any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or the Accounting Standards after November 16, 2023 (the date of the initial Business Combination Agreement);

(ii)    events or conditions generally affecting the industries or geographic areas in which the OSR Holdings and the OSR Holdings Subsidiaries operate;

(iii)   any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets);

(iv)   acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions;

(v)    any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God,

(vi)    any actions taken or not taken by OSR Holdings or the OSR Holdings Subsidiaries as required by the Business Combination Agreement or any ancillary agreement thereto;

(vii)  any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities);

(viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a OSR Holdings Material Adverse Effect;

(ix)   any actions taken, or failures to take action, or such other changes or events, in each case, which BLAC has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement; or

(x)    any statements or items set forth in the OSR Holdings Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that OSR Holdings and the OSR Holdings Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which OSR Holdings and the OSR Holdings Subsidiaries operate.

BLAC Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of BLAC are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. In addition, it is a condition to the performance of OSR Holdings’ obligations that no BLAC Material Adverse Effect occurs between signing and closing. Pursuant to the Business Combination Agreement, any Effect will be deemed to have a “BLAC Material Adverse Effect” on BLAC if, individually or in the aggregate, such Effect (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of BLAC; or (b) would prevent, materially delay or materially impede the performance by BLAC of its obligations under the Business Combination Agreement or the consummation of the Business Combination or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a BLAC Material Adverse Effect:

(i)      any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after November 16, 2023 (the date of the initial Business Combination Agreement);

(ii)     events or conditions generally affecting the industries or geographic areas in which BLAC operates;

(iii)    any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets);

(iv)    acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions;

(v)     any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God;

(vi)    any actions taken or not taken by BLAC as required by the Business Combination Agreement or any ancillary agreement thereto;

(vii)   any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination or any of the other Transaction; or

(viii)  any actions taken, or failures to take action, or such other changes or events; in each case, which OSR Holdings has requested or to which it has consented or which actions are contemplated by the Business Combination Agreement, except in the cases of clauses (i) through (iii), to the extent that BLAC is materially and disproportionately affected thereby as compared with other participants in the industry in which BLAC operates.

Conduct of Business Pending Consummation of the Business Combination; Covenants

Conduct of Business by OSR Holdings pending the Business Combination

OSR Holdings has agreed that, between November 16, 2023 (the date of the initial Business Combination Agreement), and the Effective Time or the earlier termination of the Business Combination Agreement, except as (1) expressly contemplated by the Business Combination Agreement or any ancillary agreement thereto, or (2) required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), unless BLAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)     OSR Holdings shall, and shall cause the OSR Holdings Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice; and

(ii)    OSR Holdings shall use its commercially reasonable efforts to preserve substantially intact the business organization of OSR Holdings and the OSR Holdings Subsidiaries, to keep available the services of the current officers, key employees and Contingent Workers (as defined in the Business Combination Agreement) of OSR Holdings and the OSR Holdings Subsidiaries and to preserve the current relationships of OSR Holdings and the OSR Holdings Subsidiaries with customers, suppliers and other persons with which OSR Holdings or any OSR Holdings Subsidiary has significant business relations.

By way of amplification and not limitation, except as (1) expressly contemplated by the Business Combination Agreement or any ancillary agreement thereto, and (2) required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), OSR Holdings has agreed not to, and has agreed to cause each OSR Holdings Subsidiary not to, between November 16, 2023 (the date of the initial Business Combination Agreement), and the Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, do any of the following without the prior written consent of BLAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i)     amend or otherwise change its articles of incorporation or equivalent organizational documents;

(ii)    issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of OSR Holdings or any OSR Holdings Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of OSR Holdings or any OSR Holdings Subsidiary; or (B) any material assets of OSR Holdings or any OSR Holdings Subsidiary except in the ordinary course of business and consistent with past practice;

(iii)   declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v)    (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi)   (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or Contingent Worker of OSR Holdings as of November 16, 2023 (the date of the initial Business Combination Agreement), other than increases in base compensation of employees in the ordinary course of business that do not exceed 20% of base compensation, individually or in the aggregate, and increases required by the terms of a Plan (as defined in the Business Combination Agreement) or applicable Law, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or Contingent Worker, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or Contingent Worker, or (D) terminate or hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person whose compensation would exceed, on an annualized basis, $100,000;

(vii)  other than as required by Law or pursuant to the terms of an agreement entered into prior to November 16, 2023 (the date of the initial Business Combination Agreement), and reflected on Schedule 3.10(a) of the OSR Holdings Disclosure Schedule or that OSR Holdings is not prohibited from entering into after November 16, 2023 (the date of the initial Business Combination Agreement), grant any severance or termination pay to, any director or officer of OSR Holdings or of any OSR Holdings Subsidiary, other than in the ordinary course of business consistent with past practice;

(viii) adopt, amend, and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix)   materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Standards;

(x)    make, change or revoke any material Tax (as defined in the Business Combination Agreement) election, amend a material Tax Return (as defined in the Business Combination Agreement) or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(xi)   materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract (as defined in the Business Combination Agreement) or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the OSR Holdings’ or any OSR Holdings Subsidiary’s material rights thereunder, in each case in a manner that is adverse to OSR Holdings or any OSR Holdings Subsidiary, taken as a whole, except in the ordinary course of business;

(xii)  make any alterations or improvements to the Owned Real Property (as defined in the Business Combination Agreement) or the Leased Real Property (as defined in the Business Combination Agreement), or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

(xiii) intentionally permit any material item of Company IP (as defined in the Business Combination Agreement) to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(xiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Conduct of Business by BLAC pending the Business Combination

Except as expressly contemplated by the Business Combination Agreement or any ancillary agreement thereto (including entering into the PIPE Subscription Agreements, consummating the PIPE Financing, and as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), BLAC has agreed that from November 16, 2023 (the date of the initial Business Combination Agreement), until the earlier of the termination of the Business Combination Agreement and the Effective Time, unless OSR Holdings shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of BLAC shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by the Business Combination Agreement or any ancillary agreement thereto (including entering into the PIPE Subscription Agreements and consummating the PIPE Financing), or in connection with the terms and conditions of, the PIPE Subscription Agreements, or as required by applicable Law (including any COVID-19 Measures as may be requested or compelled by any Governmental Authority), BLAC has agreed not to, between November 16, 2023 (the date of the initial Business Combination Agreement), and the Effective Time or the earlier termination of the Business Combination Agreement, directly or indirectly, do any of the following without the prior written consent of OSR Holdings, which consent shall not be unreasonably withheld, delayed or conditioned:

(i)     amend or otherwise change the BLAC Organizational Documents or form any subsidiary of BLAC;

(ii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the BLAC Organizational Documents;

(iii)   reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the BLAC Common Stock, BLAC Warrants or BLAC Rights except for redemptions from the Trust Fund that are required pursuant to the BLAC Organizational Documents;

(iv)   other than pursuant to the PIPE Subscription Agreements, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of BLAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of BLAC;

(v)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(vi)   engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by the Business Combination Agreement);

(vii)  incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of BLAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(viii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to November 16, 2023 (the date of the initial Business Combination Agreement), as agreed to by its independent accountants;

(ix)   make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(x)    liquidate, dissolve, reorganize or otherwise wind up the business and operations of BLAC;

(xi)   amend the Trust Agreement or any other agreement related to the Trust Account;

(xii)  (A) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (B) grant any material increase in the compensation of any current or former officer or director, (C) adopt any benefit plan for the benefit of any current or former officer or director, or (D) materially amend any existing agreement with any current or former officer or director; or

(xiii) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Closing

In accordance with (i) the terms and subject to the conditions of the Business Combination Agreement, and (ii) the consummation of the PIPE Financing, the Closing shall take place at a time to be agreed by BLAC and OSR Holdings on the first date on which all of the conditions described below under the subsection entitled “Conditions to the Closing” shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as BLAC and OSR Holdings may mutually agree in writing.

Conditions to Closing the Business Combination

Conditions to the Obligations of Each Party

The obligations of OSR Holdings, BLAC and the OSR Holdings Stockholders to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

•        The BLAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of BLAC in accordance with the Proxy Statement, the DGCL, the BLAC Organizational Documents and the rules and regulations of Nasdaq;

•        No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Business Combination, illegal or otherwise prohibiting consummation of the Transactions, including the Business Combination;

•        All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

•        All necessary pre-Closing consents, approvals and authorizations shall have been obtained from and made with all Governmental Authorities; and

•        The shares of BLAC Common Stock shall be listed on Nasdaq as of the Closing Date.

Conditions to the Obligations of BLAC

The obligations of BLAC to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        The representations and warranties of OSR Holdings contained in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to this Agreement), Section 3.27 (Brokers) in the Business Combination Agreement and the representations and warranties of each OSR Holdings Stockholder in Article IV of the Business Combination Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “OSR Holdings Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of OSR Holdings contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “OSR Holdings Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a OSR Holdings Material Adverse Effect;

•        OSR Holdings and each Participating Company Stockholder shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with by it on or prior to the Effective Time;

•        OSR Holdings shall have delivered to BLAC a certificate, dated the date of the Closing, signed by an officer of OSR Holdings, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) of the Business Combination Agreement;

•        No OSR Holdings Material Adverse Effect shall have occurred between November 16, 2023 (the date of the initial Business Combination Agreement), and the Closing Date;

•        Other than those persons identified as continuing directors as per Section 2.08 of the Business Combination Agreement, all members of the OSR Holdings Board and the Board of Directors of the Company Subsidiaries (as defined in the Business Combination Agreement) shall have executed written resignations effective as of the Effective Time;

•        OSR Holdings has delivered, or has caused to be delivered, to BLAC the Lock-Up Agreements duly executed by such holders of the OSR Holdings Common Stock as agreed between BLAC and OSR Holdings within 60 days from November 16, 2023 (the date of the initial Business Combination Agreement); provided, however, in the event all such holders of the OSR Holdings Common Stock outstanding as of immediately prior to the Effective Time do not execute the Lock-Up Agreements delivered to BLAC, this condition shall be deemed to be satisfied if (i) none of such non-executing stockholders hold OSR Holdings Common Stock in excess of 1% of the OSR Holdings Common Stock outstanding immediately prior to the Effective Time, and (ii) the aggregate number of shares of OSR Holdings Common Stock held by all non-executing stockholders is less than 10% of the outstanding OSR Holdings Common Stock immediately prior to the Effective Time;

•        OSR Holdings has delivered, or cause to be delivered, to BLAC (i) Participating Stockholder Joinders duly executed by the Participating Company Stockholders, including Participating Company Stockholders holding at least 60% of the OSR Holdings Fully Diluted Share Amount, (ii) and Non-Participating Stockholder Joinders executed by the Non-Participating Company Stockholders;

•        On or prior to the Closing, OSR Holdings shall deliver to BLAC a properly executed certification that shares of OSR Holdings Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by BLAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations; and

•        The BLAC M&A Committee shall have received an opinion from an advisor engaged by the BLAC M&A Committee that the Transactions are fair, from a financial point of view, to BLAC and its stockholders.

Conditions to the Obligations of OSR Holdings and the OSR Holdings Stockholders

The obligations of OSR Holdings and the OSR Holdings Stockholders to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

•        The representations and warranties of BLAC contained in Section 5.01 (Corporation Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement), and Section 5.11 (Brokers) of the Business Combination Agreement shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “BLAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of BLAC contained in the Business Combination Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “BLAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a BLAC Material Adverse Effect;

•        BLAC shall have performed or complied in all material respects with all agreements and covenants required by the Business Combination Agreement to be performed, or complied with, by it on or prior to the Effective Time;

•        BLAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of BLAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b), and Section 8.03(d) of the Business Combination Agreement;

•        No BLAC Material Adverse Effect shall have occurred between November 16, 2023 (the date of the initial Business Combination Agreement), and the Closing Date;

•        A supplemental listing shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Aggregate Participating Consideration;

•        BLAC shall have delivered a copy of the Lock-Up Agreements duly executed by BLAC; and

•        The (i) amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, plus (ii) all other cash and cash equivalents of BLAC, plus (iii) the aggregate amount of cash proceeds received from the PIPE Financing prior to or substantially concurrently with the Closing (without, for the avoidance of doubt, taking into consideration any transaction fees, costs and expenses paid or required to be paid by BLAC prior to the Closing), shall be equal to or greater than $5,000,001.

Waiver

Any party to the Business Combination Agreement may, at any time prior to the Closing, by action taken by its board of directors or equivalent governing body, officers thereunto duly authorized, or individually in the case of independent stockholders, waive in writing any of its or their rights or conditions in its or their favor under the Business Combination Agreement.

The existence of the financial and personal interests of the directors may result in a conflict of interest on the part of one or more of them between what such director may believe is best for BLAC and what such director may believe is best for such director in determining whether or not to grant a waiver in a specific situation.

Termination of the Business Combination Agreement

The Business Combination Agreement may be terminated, and the Business Combination and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of the Business Combination Agreement and the Transactions by the stockholders of OSR Holdings or BLAC, as follows:

•        by mutual written consent of BLAC and OSR Holdings; or

•        by either BLAC or OSR Holdings if the Effective Time shall not have occurred prior to February 14, 2025 (the “Outside Date”); provided, however, that the Business Combination Agreement may not be terminated under Section 9.01(b) thereof by or on behalf of any party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII of the Business Combination Agreement on or prior to the Outside Date; or

•        by either BLAC or OSR Holdings if any Governmental Authority in the United States or the Republic of Korea shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Business Combination, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Business Combination; or

•        by either BLAC or OSR Holdings if any of the BLAC Proposals shall fail to receive the requisite vote for approval at the BLAC Stockholders’ Meeting; or

•        by BLAC upon a breach of any representation, warranty, covenant or agreement on the part of OSR Holdings set forth in the Business Combination Agreement, or if any representation or warranty of OSR Holdings shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) of the Business Combination Agreement would not be satisfied (“Terminating OSR Holdings Breach”); provided that BLAC has not waived such Terminating OSR Holdings Breach and BLAC is not then in material breach of its representations, warranties, covenants or agreements in the Business Combination Agreement; provided further that, if such Terminating Company Breach is curable by OSR Holdings, BLAC may not terminate the Business Combination Agreement under Section 9.01(e) of the Business Combination Agreement for so long as OSR Holdings continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by BLAC to OSR Holdings; or

•        by OSR Holdings upon a breach of any representation, warranty, covenant or agreement on the part of BLAC set forth in the Business Combination Agreement, or if any representation or warranty of BLAC shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) of the Business Combination Agreement would not be satisfied (“Terminating BLAC Breach”); provided that OSR Holdings has not waived such Terminating BLAC Breach and OSR Holdings is not then in material breach of their representations, warranties, covenants or agreements in the Business Combination Agreement; provided, however, that, if such Terminating BLAC Breach is curable by BLAC, OSR Holdings may not terminate the Business Combination Agreement under Section 9.01(f) of the Business Combination Agreement for so long as BLAC continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by OSR Holdings to BLAC.

Effect of Termination of the Business Combination Agreement

If the Business Combination Agreement is terminated, the Business Combination Agreement will forthwith become void, and there will be no liability under the Business Combination Agreement on the part of any party thereto, except as set forth in the Business Combination Agreement or in the case of termination subsequent to a willful material breach of the Business Combination Agreement by a party thereto.

Amendment; Waiver and Extension of the Business Combination Agreement

The Business Combination Agreement may be amended in writing by the parties thereto at any time prior to the Effective Time. The Business Combination Agreement may not be amended except by an instrument in writing signed by each of the parties thereto.

At any time prior to the Effective Time, (a) BLAC may (i) extend the time for the performance of any obligation or other act of OSR Holdings, (ii) waive any inaccuracy in the representations and warranties of OSR Holdings contained in the Business Combination Agreement or in any document delivered by OSR Holdings pursuant thereto, and (iii) waive compliance with any agreement of OSR Holdings or any condition to its own obligations contained in the Business Combination Agreement and (b) OSR Holdings may (i) extend the time for the performance of any obligation or other act of BLAC, (ii) waive any inaccuracy in the representations and warranties of BLAC contained in the Business Combination Agreement or in any document delivered by BLAC pursuant thereto, and (iii) waive compliance with any agreement of BLAC or any condition to its own obligations contained in the Business Combination Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

Governing Law; Consent to Jurisdiction

The Business Combination Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. All Actions arising out of or relating to the Business Combination Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware.

The parties to the Business Combination Agreement (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to the Business Combination Agreement brought by any party thereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described in the Business Combination Agreement.

Expenses

Except as set forth in the Business Combination Agreement, all expenses incurred in connection with the Business Combination Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Business Combination or any other Transactions are consummated except that BLAC and OSR Holdings will each pay one half of all expenses relating to all SEC and other regulatory filing fees incurred in connection with this proxy Statement/prospectus.

Board of Directors and Officers of BLAC following the Business Combination

BLAC’s board of directors and officers following the Business Combination will include the individuals identified in the section of this proxy statement entitled “Management Following the Business Combination.”

Appraisal Rights

None of BLAC stockholders, unit holders, warrant holders or rights holders have appraisal rights in connection with the Business Combination under the DGCL.

Survival and Indemnification

None of the representations, warranties, covenants or agreements in the Business Combination Agreement or in any instrument delivered pursuant to the Business Combination Agreement will survive the Closing and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto will terminate at the Closing, other than (i) such representations and warranties solely to the extent required to enable a party to bring a claim for intentional fraud and (ii) covenants or agreements which by their terms are required to be performed or complied with in whole or in part following the Closing (which covenants and agreements will survive the Closing in accordance with their respective terms).

Trust Account Waiver

OSR Holdings and its subsidiaries have agreed to waive any claim they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with BLAC and will not seek recourse against the Trust Account for any reason whatsoever; provided that the waiver does not apply to funds of BLAC held outside of the Trust Account or a claim for equitable relief (including a claim for BLAC to specifically perform its obligations under the Business Combination Agreement).

Satisfaction of 80% Test

It is a requirement under our governing documents and under Nasdaq’s Listing Rules that any business we acquire have a fair market value equal to at least 80% of the balance of the funds in the Trust Account held for the benefit of our public stockholders at the time of the execution of a definitive agreement for an initial business combination. Our board of directors determined that the enterprise value of OSR Holdings equaled or exceeded 80% of the amount held by us in trust for the benefit of our public stockholders (excluding any deferred underwriters fees and taxes payable on the income earned on the Trust Account). As of November 16, 2023, the date of execution of the initial Business Combination Agreement, the balance of the funds in the Trust Account was approximately $70 million (excluding up to $2,070,000 of deferred underwriting fees) and 80% thereof represents approximately $56 million. In reaching its conclusion on the 80% asset test, the BLAC Board used as a fair market value the $250,339,610 equity value for OSR Holdings ($187,754,707 assuming holders of 75% of OSR Holdings common stock execute Participating Stockholder Joinders to the initial Business Combination Agreement, the minimum amount required thereunder), which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement and reflects the equity value of BLAC’s ownership in OSR Holdings following the Business Combination.

On May 23, 2024, the Business Combination Agreement was amended to (i) update the Aggregate Consideration Value of OSR Holdings to $244,612,136 and (ii) update the closing conditions to require holders of 60% of OSR Holdings common stock to execute Participating Stockholder Joinders to the Business Combination Agreement. At such time, the balance of the funds in the Trust Account was approximately $35 million (excluding up to $2,070,000 of deferred underwriting fees) and 80% thereof represents approximately $28 million. In reaching its conclusion on the 80% asset test, the BLAC Board used as a fair market value the $244,612,136 equity value for OSR Holdings ($146,767,281 assuming holders of 60% of OSR Holdings common stock execute Participating Stockholder Joinders to the Amended and Restated Business Combination Agreement, the minimum amount required thereunder), which was implied based on the terms of the transactions agreed to by the parties in negotiating the Amended and Restated Business Combination Agreement and reflects the equity value of BLAC’s ownership in OSR Holdings following the Business Combination.

The BLAC Board also considered qualitative factors such as OSR Holdings’ business and financial condition and prospects, the experience and commitment of OSR Holdings’ management team, as well as valuations and trading of publicly traded companies in similar and adjacent sectors. For additional information, see “The Business Combination — The BLAC M&A Committee’s Reasons for the Approval of the Business Combination — Comparable Company Analysis.”

The BLAC Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s-length, was fair to, and in the best interests of, BLAC and its stockholders and appropriately reflected OSR Holdings’ value.

The BLAC Board believes that because of the financial skills and background of its directors, it was qualified to conclude that the acquisition of OSR Holdings met the 80% requirement at signing of the Business Combination Agreement on November 16, 2023, and at signing of the Amended and Restated Business Combination Agreement on May 23, 2024. Based on the foregoing, the BLAC Board determined that the fair market value of OSR Holdings was substantially in excess of 80% of the funds in the Trust Account and that the 80% test was met at signing of the Business Combination Agreement and at signing of the Amended and Restated Business Combination Agreement.

Rights of Stockholders

BLAC is a Delaware corporation governed by the DGCL. The DGCL and the Existing Governing Documents govern your rights as a stockholder. Subject to the approval of our stockholders of the Charter Proposal described in this proxy statement/prospectus, the Existing Governing Documents will not differ materially from the Proposed Governing Documents following the Business Combination. See the section entitled “Proposal No. 2 — The Charter Proposal” and “Comparison of Corporate Governance and Stockholder Rights” for more information.

Name; Headquarters

The name of BLAC after the Business Combination will be OSR Holdings, Inc. and its headquarters will be located at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004.

Redemption Rights

Pursuant to our Existing Governing Documents, in the event that the Business Combination is approved and consummated, holders of public shares may elect to have BLAC redeem their public shares for cash at the applicable redemption price per share calculated in accordance with our Existing Governing Documents. As of [•], 2025 this would have amounted to approximately $[•] per public share. If a holder of public shares exercises redemption rights and the Business Combination is approved and consummated, then such holder will be causing BLAC to redeem its public shares for cash and will not own shares of BLAC Common Stock following completion of the Business Combination. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) in accordance with the procedures described in this proxy statement/prospectus. See the section entitled “The BLAC Stockholders’ Meeting — Redemption Rights and Procedures” for the procedures to be followed if you wish to demand that BLAC redeem your public shares for cash.

It is a condition to closing under the Business Combination Agreement that Minimum Available Cash equal or exceed $5,000,001, after giving effect to all demands for redemption from holders of our public shares. Any redemptions by our public stockholders will decrease the funds in the Trust Account available to us to consummate the Business Combination and related transactions.

Vote Required for Approval

The Business Combination Proposal requires the approval of the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at the BLAC Stockholders’ Meeting. Abstentions will count as a vote against the Business Combination Proposal. Broker non-votes will have no impact on the outcome of the Business Combination Proposal.

Consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination, cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of BLAC Common Stock.

The consummation of the Business Combination is conditioned on the approval of the Business Combination Proposal as well as the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, this Business Combination will not be consummated, even if the Business Combination Proposal is approved by our stockholders.

As of the Record Date, our Sponsor, and those who received BLAC Common Stock from the Sponsor, including Mr. David Yoo, BLAC’s Chief Financial Officer, Mr. Jin Whan Park, a current director of BLAC, and Dr. Steven Reed, Dr. In Chul Chung, Dr. Radclyffe Roberts, and Mr. Hosun Euh, former directors of BLAC, have agreed to vote those shares in favor of the Business Combination Proposal. Those shares of BLAC Common Stock referred to in the prior sentence constitute, collectively, approximately 92.9% of the issued and outstanding shares of BLAC Common Stock as of [•], 2025. Accordingly, BLAC does not need the affirmative vote of any of the shares of BLAC Common Stock held by public stockholders to approve the Business Combination Proposal. Each of Dr. Reed, Dr. Roberts, Dr. Chung, Mr. Euh, Mr. Park and Mr. Yoo obtained their shares of BLAC Common Stock in exchange for their services provided as executive officers or directors of BLAC and were not provided with any other consideration for their agreement to vote their shares in favor of the Business Combination Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

CERTAIN AGREEMENTS RELATED TO THE BUSINESS COMBINATION

Related Agreements

Lock-Up Agreements

In connection with the Closing, BLAC and certain stockholders of OSR Holdings will enter into Lock-Up Agreements providing for certain restrictions on transfer applicable to New OSR Holdings Common Stock, which shall exclude 30% of the shares of New OSR Holdings Common Stock held by such stockholders. Generally, the Lock-Up Agreement prohibits stockholders from (i) selling, offering to sell, contracting or agreeing to sell, hypothecating, pledging, granting any option to purchase or otherwise disposing of or agreeing to dispose of, directly or indirectly, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to the Lock-Up Shares, (ii) entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of Lock-Up Shares or other securities, in cash or otherwise, or (iii) publicly announcing any intention to effect any transaction specified in the immediately preceding subsections (i) or (ii), subject to certain limited exceptions set forth in the Lock-Up Agreement. The lock-up period under Lock-Up Agreement lasts until December 31, 2025.

PIPE Financings

On October 4, 2024, BLAC and Toonon entered into a subscription agreement (as amended on December 17, 2024, the “Subscription Agreement”), pursuant to which, among other things, BLAC has agreed to issue and sell to Toonon, and Toonon has agreed to subscribe for and purchase, the PIPE Shares of Series A Preferred Stock of BLAC for a purchase price of $90.00 per share, representing an aggregate purchase price of $20,000,000. Prior to closing of the PIPE Investment, the Company intends to file with the Secretary of State of the State of Delaware a Certificate of Designations setting forth the rights and preferences of the Series A Preferred Stock, which have been agreed to between BLAC and Toonon. Such rights and preferences include, among others, that (1) dividends will accrue at a rate of 5% per annum of the Series A Original Issue Price (except as otherwise provided for in the Certificate of Designations) to be payable only when, as, and if declared by the BLAC Board or as otherwise specifically provided in the Certificate of Designations; (2) the Series A Preferred Stock is convertible, at the option of the holder thereof, into shares of BLAC Common Stock in an amount equal to the quotient of (i) the Series A Original Issue Price plus all unpaid accruing dividends as of the date of the conversion and (ii) the Conversion Price. The initial Conversion Price is $9.00 resulting in each share of Series A Preferred Stock being convertible into 10 shares of BLAC Common Stock.

The proceeds of the PIPE Investment will be used by BLAC for working capital and general corporate purposes following the closing of the Business Combination. The Subscription Agreement contains customary representations and warranties of BLAC and Toonon, and customary conditions to closing, including (i) the consummation of the Business Combination and (ii) certification by an officer of BLAC that the Certificate of Designations has been filed with the Secretary of State of the State of Delaware and is in full force and effect.

Additionally, pursuant to the Subscription Agreement, BLAC and Toonon will enter into a registration rights agreement prior to closing of the PIPE Investment, pursuant to which, among other things, BLAC will be obligated to (i) file a registration statement to register the common stock issuable upon conversion of the PIPE Shares as soon as practicable following the receipt of written demand from Toonon, and (ii) use its commercially reasonable efforts to effect such registration, subject to certain exceptions. The PIPE Shares to be sold in connection with the PIPE Investment will be exempt from registration pursuant to Regulation S under the Securities Act.

The PIPE Investment, if completed, will dilute the ownership of existing BLAC stockholders, and may depress the value of shares of New OSR Holdings common stock. It is not currently anticipated that Sponsor or any BLAC or OSR Holdings affiliates will participate in the PIPE Investment.

BLAC has been informed by Toonon that the PIPE Investment will not close by the closing of the Business Combination. While BLAC believes that the PIPE Investment will close by the end of February 2025, there is no guarantee that the PIPE Investment will close by that date or at all.

On October 16, 2024, BLAC issued the Duksung Promissory Note in the principal amount of $800,000 to Duksung, an existing shareholder of OSR Holdings. The Duksung Promissory Note contains customary representations, warranties and covenants of BLAC and Duksung and bears interest at a simple rate of 5% per annum; provided, however, solely for purposes of prepayment pursuant to a redemption of the Duksung Promissory Note, interest shall be deemed to have accrued at a simple rate of 7% per annum, and, unless earlier converted or redeemed is payable in full on October 15, 2025 (the “Maturity Date”).

In the event of, and simultaneously with the closing of a Qualified PIPE Financing (as defined in the Duksung Promissory Note), which includes the PIPE Investment, the Duksung Promissory Note automatically converts into BLAC common stock in an amount equal to the quotient (rounded to the nearest whole share) obtained by dividing (a) the outstanding principal amount and unpaid accrued interest under the Duksung Promissory Note by (b) eight dollars and ten cents ($8.10) (the “Conversion”). The Conversion shall constitute satisfaction in full of the obligations of BLAC under the Duksung Promissory Note. The Conversion, if completed, will dilute the ownership of existing BLAC stockholders, and may depress the value of shares of New OSR Holdings common stock.

In the event a Qualified PIPE Financing does not occur on or before the PIPE Outside Date, BLAC may prepay the Duksung Promissory Note, in whole or in part, at any time after the PIPE Outside Date. The amount to be paid pursuant to any such prepayment shall include the outstanding principal amount plus accrued and unpaid interest calculated at a simple rate of 7% from the issuance date.

Pursuant to the Duksung Promissory Note, BCME, an affiliate of Sponsor and shareholder of OSR Holdings, agreed to deposit 400,000 shares of BLAC Common Stock into an escrow account, to be governed by a separate escrow agreement to be entered into between Duksung and BCME. BCME and Duksung intend to enter into the escrow agreement following closing of the Business Combination. BCME did not receive separate consideration for its covenant to enter into the escrow arrangement other than the indirect benefit it receives as being an affiliate of the Sponsor and shareholder of OSR Holdings.

On October 25, 2024, BLAC advanced a loan to OSR Holdings in the amount of $300,000 evidenced by a promissory note (the “OSR Holdings Promissory Note”) that bears interest at a rate of 3.96% per annum, compound semi-annually, and is due on October 25, 2025 (the “OSR Note Maturity Date”). Interest is payable only on maturity. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The funds are to be used by OSR Holdings for working capital and other expenses of OSR Holdings.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of the material U.S. federal income tax consequences (i) of the exercise of redemption rights by U.S. Holders and Non-U.S. Holders (each, as defined below) of BLAC Common Stock, (ii) of the Business Combination for U.S. Holders and Non-U.S. Holders of OSR Holdings Common Stock, and (iii) following the Business Combination, of the ownership and disposition of BLAC Common Stock received in the Business Combination.

The following discussion, “— U.S Holders — U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of OSR Holdings Common Stock” constitutes the opinion of K&L Gates LLP as to the material U.S. federal income tax consequences of the Business Combination to U.S. Holders of OSR Holdings Common Stock, subject to the limitations, exceptions, beliefs, assumptions, and qualifications as set forth herein and in the opinion filed as Exhibit 8.1 hereto.

This discussion is based on provisions of the Code, the Treasury Regulations promulgated thereunder (whether final, temporary, or proposed), administrative rulings of the IRS, and judicial decisions, all as in effect on the date hereof, and all of which are subject to differing interpretations or change, possibly with retroactive effect. This discussion does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a holder as a result of the Business Combination or as a result of the ownership and disposition of BLAC Common Stock. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders nor does it take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder, and accordingly, is not intended to be, and should not be construed as, tax advice. This discussion does not address the U.S. federal 3.8% Medicare tax imposed on certain net investment income or any aspects of U.S. federal taxation other than those pertaining to the income tax, nor does it address any tax consequences arising under any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, U.S. state and local, or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations of a holder of BLAC Common Stock or OSR Holdings Common stock.

Holders should consult their own tax advisors regarding such tax consequences in light of their particular circumstances.

No ruling has been requested or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Business Combination or any other related matter; thus, there can be no assurance that the IRS will not challenge the U.S. federal income tax treatment described below or that, if challenged, such treatment will be sustained by a court.

This summary is limited to considerations relevant to holders that hold BLAC Common Stock and OSR Holdings Common Stock, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be important to holders in light of their individual circumstances, including holders subject to special treatment under the U.S. tax laws, such as, for example:

•        banks or other financial institutions, underwriters, or insurance companies;

•        traders in securities who elect to apply a mark-to-market method of accounting;

•        real estate investment trusts and regulated investment companies;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax- deferred accounts;

•        expatriates or former long-term residents of the United States;

•        subchapter S corporations, partnerships or other pass-through entities or investors in such entities;

•        dealers or traders in securities, commodities or currencies;

•        grantor trusts;

•        persons subject to the alternative minimum tax;

•        U.S. persons whose “functional currency” is not the U.S. dollar;

•        persons who received BLAC Common Stock or OSR Holdings Common Stock through the issuance of restricted stock under an incentive plan or through a tax-qualified retirement plan or otherwise as compensation;

•        persons who own (directly or through attribution) 5% or more (by vote or value) of the outstanding BLAC Common Stock or OSR Holdings Common Stock, or, after the Business Combination, the issued BLAC Common Stock (excluding treasury shares);

•        holders holding BLAC Common Stock or OSR Holdings Common Stock, as a position in a “straddle,” as part of a “synthetic security” or “hedge,” as part of a “conversion transaction,” or other integrated investment or risk reduction transaction;

•        controlled foreign corporations, passive foreign investment companies, or foreign corporations with respect to which there are one or more United States stockholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or

•        the Sponsor or its affiliates.

As used in this proxy statement/prospectus, the term “U.S. Holder” means a beneficial owner of BLAC Common Stock or OSR Holdings Common Stock that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•        an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•        a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

A “Non-U.S. Holder” means a beneficial owner of BLAC Common Stock or OSR Holdings Common Stock that is, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds BLAC Common Stock or OSR Holdings Common Stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partner and the partnership. A holder that is a partnership and the partners in such partnership should consult their own tax advisors with regard to the U.S. federal income tax consequences of the exercise of redemption rights, the Business Combination, and the subsequent ownership and disposition of BLAC Common Stock received in the Business Combination.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS, THE BUSINESS COMBINATION OR THE OWNERSHIP AND DISPOSITION OF BLAC COMMON STOCK. IN ADDITION, THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF BLAC COMMON STOCK AND OSR HOLDINGS COMMON STOCK MAY BE AFFECTED BY MATTERS NOT DISCUSSED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR

PRECEDENT OR AUTHORITY MAY BE AVAILABLE. HOLDERS OF BLAC COMMON STOCK OR OSR HOLDINGS COMMON STOCK SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE BUSINESS COMBINATION, AND OF THE OWNERSHIP AND DISPOSITION OF BLAC COMMON STOCK AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX LAWS.

U.S. Holders

U.S. Federal Income Tax Consequences to U.S. Holders of BLAC Common Stock Exercising Redemption Rights

In the event that a U.S. Holder demands that BLAC redeem its public shares of BLAC Common Stock for cash, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or exchange of the Common Stock under Section 302 of the Code or is treated as a distribution under Section 301 of the Code with respect to the U.S. Holder. If the redemption qualifies as a sale or exchange of BLAC Common Stock, the U.S. Holder will be treated as recognizing capital gain or loss equal to the difference between the amount realized on the redemption and such U.S. Holder’s adjusted tax basis in BLAC Common Stock surrendered in such redemption transaction. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for BLAC Common Stock redeemed exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. However, it is unclear whether the redemption rights with respect to the Common Stock may prevent a U.S. Holder from satisfying the applicable holding period requirement. The deductibility of capital losses is subject to limitations.

Redemption Treated as Sale or Exchange — U.S. Holders

If your public shares are redeemed and you receive cash as described in “The BLAC Stockholders’ Meeting — Redemption Rights and Procedures,” the redemption generally will be treated as a sale of public shares described in the preceding paragraph (rather than as a dividend or distribution). The redemption will, however, be treated as a dividend or distribution and taxed as described in “— U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of BLAC Common Stock after the Business Combination — Distributions on BLAC Common Stock” below if your percentage ownership in us (including shares that you are deemed to own under certain attribution rules, such as the shares into which the warrants are exercisable) after the redemption is not meaningfully reduced from what your percentage ownership was prior to the redemption. If you have a relatively minimal stock interest and, taking into account the effect of redemption by other stockholders, your percentage ownership in us is reduced as a result of the redemption, you may be regarded as having suffered a meaningful reduction in interest. For example, the IRS has ruled that any reduction in the stockholder’s proportionate interest constituted a “meaningful reduction” in a transaction in which a holder held less than 1% of the shares of a corporation and did not have management control over the corporation. You should consult your own tax advisor as to whether redemption of your common stock will be treated as a sale or as a dividend under the Code and, if you actually or constructively own 5% (or, if our stock is not then publicly traded, 1%) or more of our common stock before redemption, whether you are subject to special reporting requirements with respect to such redemption. All U.S. Holders are urged to consult their tax advisors as to the tax consequences to them of a redemption of all or a portion of their Common Stock pursuant to an exercise of redemption rights.

Exercise or Expiration of Rights and Warrants

The conversion of rights into common stock should not be treated as a taxable transaction to a holder. Common stock received on such a conversion should have a tax basis equal to the tax basis of the rights converted. The holding period of such common stock should generally be tacked with the holding period of the rights from which they are converted. (It is not clear how the holding period of common stock received as the result of the conversion of rights with different holding periods will be treated.)

A holder of a right should be allowed a loss on the expiration of the right equal to the tax basis of such holder in such right. Such loss should be treated as a capital loss to a holder in most cases.

Upon the sale or other disposition of a warrant (other than by exercise), you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and your tax basis in the warrant. This capital gain or loss will be long-term capital gain or loss if, at the time of the sale or other disposition, the warrant has been held by you for more than one year. The deductibility of capital losses is subject to limitations.

In general, you will not be required to recognize income, gain or loss upon exercise of a warrant for its exercise price. Your basis in a share of common stock received upon exercise will be equal to the sum of (1) your basis in the warrant and (2) the exercise price of the warrant. Your holding period in the shares received upon exercise will commence on the day after you exercise the warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the common stock should commence on the day after the warrant is exercised. In the latter case, the holding period of the common stock would include the holding period of the exercised warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a warrant as a taxable exchange. You are urged to consult your own tax advisor as to the consequences of an exercise of a warrant on a cashless basis.

If a warrant expires without being exercised, you will recognize a capital loss in an amount equal to your basis in the warrant. Such loss will be long-term capital loss if, at the time of the expiration, the warrant has been held by you for more than one year. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of the Business Combination to U.S. Holders of OSR Holdings Common Stock

Taxation of the Share Exchange to U.S. Holders of OSR Holdings Common Stock

In General

Assuming that following the Share Exchange, the Company will not own stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of OSR Holdings, which we understand will be the case, the Share Exchange will constitute a taxable transaction to holders of OSR Holdings Common Stock and will not qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Accordingly, the OSR Holdings Stockholders will be treated as if they sold their OSR Holdings Common Stock in a fully taxable transaction. Each OSR Holdings Stockholder will recognize gain or loss with respect to the disposition of each of its shares of OSR Holdings Common Stock equal to the difference between (i) the OSR Holdings Stockholder’s basis in each such share of OSR Holdings Common Stock and (ii) the fair market value of the Parent Common Stock received in the Merger, determined as of the date such stock is received. Such gain or loss would be treated as capital gain or capital loss, and would be treated as long-term capital gain or loss if the OSR Holdings Common Stock has been held for more than one year as of the date of the Business Combination. A Company Stockholder’s aggregate tax basis in the Parent Common Stock so received would equal its fair market value as of the date such stock is received, and a Company Stockholder’s holding period for such Parent Common Stock would begin the day after such stock is received.

OSR Holdings Stockholders should consult with their tax advisors regarding the tax consequences of the Share Exchange.

U.S. Federal Income Tax Consequences to U.S. Holders of Ownership and Disposition of BLAC Common Stock after the Business Combination

Distributions on BLAC Common Stock

The gross amount of any distribution on shares of BLAC Common Stock that is made from BLAC’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will generally be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received by such U.S. Holder. Any such dividends paid to corporate U.S. Holders generally will qualify for a dividends received deduction (pursuant to which a portion of the dividend may be deducted) if the requisite holding period is satisfied.

Subject to applicable requirements and limitations, dividends paid to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the preferential tax rate accorded to long-term capital gains.

Non-corporate U.S. Holders that do not meet a minimum holding period requirement or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation applicable to qualified dividends. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met.

To the extent that the amount of any distribution made by BLAC on BLAC Common Stock exceeds BLAC’s current and accumulated earnings and profits for a taxable year (as determined under U.S. federal income tax principles), the distribution will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted basis of the U.S. Holder’s shares of BLAC Common Stock, and to the extent the amount of the distribution exceeds the U.S. Holder’s tax basis, the excess will be taxed as capital gain recognized on a sale or exchange as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of Shares of BLAC Common Stock.”

Sale, Exchange, Redemption or Other Taxable Disposition of Shares of BLAC Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange, or other taxable disposition of BLAC Common Stock. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for BLAC Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its BLAC Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its shares of BLAC Common Stock will generally equal the U.S. Holder’s acquisition cost for such shares (or, in the case of BLAC Common Stock received upon exercise of a warrant, the U.S. Holder’s initial basis for such BLAC Common Stock, as discussed below), less any prior distributions treated as a return of capital. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for BLAC Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

U.S. Federal Income Tax Consequences to Non-U.S. Holders of BLAC Common Stock Exercising Redemption Rights

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. Holder’s Common Stock as a sale or exchange under Section 302 of the Code or a distribution under Section 301 of the Code with respect to shares of BLAC Common Stock will generally correspond to the U.S. federal income tax characterization of such a redemption of a U.S. Holder’s BLAC Common Stock, as described above, and the corresponding consequences will be as described below.

Redemption Treated as Sale or Exchange — Non-U.S. Holders

Any gain realized by a Non-U.S. Holder on the redemption of BLAC Common Stock that is treated as a sale or exchange under Section 302 of the Code generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such Common Stock redeemed, and either (A) shares of BLAC Common Stock are not considered to be regularly traded on an established securities market or (B) such Non-U.S. Holder has owned or is deemed to have owned, at any time during the shorter of the five-year period preceding such disposition and such Non-U.S. Holder’s holding period more than 5% of the outstanding shares of BLAC Common Stock. There can be no assurance that shares of BLAC Common Stock will be treated as regularly traded on an established securities market for this purpose.

A non-corporate Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

If the last bullet point immediately above applies to a Non-U.S. Holder, gain recognized by such Non-U.S. Holder on the redemption of BLAC Common Stock generally will be subject to tax at generally applicable U.S. federal income tax rates. In addition, we may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such redemption. We would generally be classified as a “U.S. real property holding corporation” if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. However, we believe that we are not and have not been at any time since our formation a U.S. real property holding corporation and we do not expect to be a U.S. real property holding corporation immediately after the Business Combination is completed.

Redemption Treated as Corporate Distribution

With respect to any redemption treated as a corporate distribution under Section 301 of the Code, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, BLAC will be required to withhold U.S. tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of the Common Stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Common Stock, which will be treated as described above.

This withholding tax does not apply to dividends paid to a Non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Sale, Other Disposition, Exercise or Expiration of Rights and Warrants

The conversion of rights into common stock by a Non-U.S. Holder should not be treated as a taxable transaction to such Non-U.S. Holder. Common stock received on such a conversion should have a tax basis equal to the tax basis of the rights converted. The holding period of such common stock should generally be tacked with the holding period of the rights from which they are converted. (It is not clear how the holding period of common stock received as the result of the conversion of rights with different holding periods will be treated.)

A Non-U.S. Holder that owns a right that expires should not be allowed a taxable loss for U.S. federal income tax purposes unless the loss is deemed effectively connected with a U.S. trade or business. Such loss should be treated as a capital gain or loss to a holder in most cases.

Upon the sale or other disposition of a right or warrant (other than by exercise), a Non-U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and such Non-U.S. Holder’s tax basis in the right or warrant. Any such gain should not be subject to U.S. federal income tax except in the circumstances described under the heading “— Redemption Treated as Sale or Exchange — Non-U.S. Holders” above. The rules applicable to such gain in the event it is taxable are the same as those described under the heading “— Redemption Treated as Sale or Exchange — Non-U.S. Holders” above.

In general, you will not be required to recognize income, gain or loss upon exercise of a warrant for its exercise price. Your basis in a share of BLAC Common Stock received upon exercise will be equal to the sum of (1) your basis in the warrant and (2) the exercise price of the warrant. Your holding period in the Common Stock received upon exercise will commence on the day after you exercise the warrants. Although there is no direct legal authority as to the U.S. federal income tax treatment of an exercise of a warrant on a cashless basis, we intend to take the position that such exercise will not be taxable, either because the exercise is not a gain realization event or because it qualifies as a tax-free recapitalization. In the former case, the holding period of the Common Stock should commence on the day after the warrant is exercised. In the latter case, the holding period of the common stock would include the holding period of the exercised warrants. However, our position is not binding on the IRS and the IRS may treat a cashless exercise of a warrant as a taxable exchange. You are urged to consult your own tax advisor as to the consequences of an exercise of a warrant on a cashless basis.

A Non-U.S. Holder that owns a right that expires should not be allowed a taxable loss for U.S. federal income tax purposes unless the loss is deemed effectively connected with a U.S. trade or business. Such loss should be treated as a capital gain or loss to a holder in most cases. The deductibility of capital losses is subject to limitations.

U.S. Federal Income Tax Consequences of the Business Combination to Non-U.S. Holders of OSR Holdings Common Stock

Taxation of the Share Exchange to Non-U.S. Holders of OSR Holdings Common Stock

In General

Assuming that following the Share Exchange, the Company will not own stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of OSR Holdings, which we understand will be the case, the Share Exchange will constitute a taxable transaction to holders of OSR Holdings Common Stock and will not qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes. Accordingly, the OSR Holdings Stockholders that are Non-U.S. Holders will be treated as if they sold their OSR Holdings Common Stock in a fully taxable transaction. Each such Non-U.S. Holder will generally not be subject to U.S. federal income tax of OSR Holdings Common Stock except in the circumstance described under the heading “— Redemption Treated as Sale of Exchange — Non-U.S. Holders” above. The rules applicable to such gain in the event it is taxable are the same as those described under the heading “— Redemption Treated as Sale of Exchange — Non-U.S. Holders” above.

U.S. Federal Income Tax Consequences to Non-U.S. Holders of Ownership and Disposition of BLAC Common Stock after the Business Combination

Distributions on BLAC Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of BLAC Common Stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid from BLAC’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds BLAC’s current and accumulated earnings and profits, the excess will generally be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in the BLAC Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Sale, Exchange, Redemption or Other Taxable Disposition of BLAC Common Stock.”

Dividends paid to a Non-U.S. Holder of BLAC Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate as described below. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied (generally by providing an IRS FormW-8ECI). Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of BLAC Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable IRS FormW-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if the shares of BLAC Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of BLAC Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Sale, Exchange, Redemption or Other Taxable Disposition of BLAC Common Stock

In general, a Non-U.S. Holder will not be subject to U.S. federal income or, subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “Foreign Account Tax Compliance,” withholding tax on any gain realized upon the sale or other disposition of shares of BLAC Common Stock u except in the circumstances described under the heading “— U.S. Federal Income Tax Consequences to Non-U.S. Holders of BLAC Common Stock Exercising Redemption Rights — Redemption Treated as Sale or Exchange — Non-U.S. Holders” above. The rules applicable to such gain in the event it is taxable are the same as those described under the heading “— U.S. Federal Income Tax Consequences to Non-U.S. Holders of BLAC Common Stock Exercising Redemption Rights — Redemption Treated as Sale or Exchange — Non-U.S. Holders” above.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If the Non-U.S. Holder is a foreign corporation, the branch profits tax described above also may apply to such effectively connected gain. An individual Non-U.S. Holder who is subject to U.S. federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale or other disposition of our securities will generally be subject to a flat 30% tax on the gain derived from such sale or other disposition, which may be offset by U.S. source capital losses, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

BLAC must report annually to the IRS and to each holder the amount of cash dividends (including constructive dividends) paid to and the tax withheld with respect to each holder. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. In the case of a Non-U.S. Holder, copies of this information also may be made available under the provisions of a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. Holder resides or is established. U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to U.S. Holders that fail to furnish the information required under the U.S. information reporting rules. Dividends paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides a properly executed IRS Form W-8BEN or W-8BEN-E, or otherwise establishes an exemption and establishes such exempt status.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. or Non-U.S. Holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Holders should consult their tax advisors regarding the application of the backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Foreign Account Tax Compliance Act

Under sections 1471 to 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred to as the “Foreign Account Tax Compliance Act” or “FATCA”) a 30% withholding tax generally applies with respect to certain dividends in respect of and, subject to the proposed Treasury Regulations described below, gross proceeds from a sale or disposition of, securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (a) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (b) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and the applicable foreign country may modify these requirements. Accordingly, the entity through which BLAC securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, BLAC securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury.

THE FOREGOING DISCUSSION IS NOT A COMPREHENSIVE DISCUSSION OF ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO HOLDERS OF BLAC COMMON STOCK, RIGHTS AND WARRANTS AND OSR HOLDINGS COMMON STOCK. SUCH HOLDERS SHOULD CONSULT WITH, AND RELY SOLELY UPON, THEIR TAX ADVISORS TO DETERMINE THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY OTHER TAX LAWS, INCLUDING BUT NOT LIMITED TO, U.S. FEDERAL ESTATE AND GIFT TAX LAWS, ANY U.S. STATE OR LOCAL OR NON-U.S. TAX LAWS AND TAX TREATIES (AND ANY POTENTIAL FUTURE CHANGES THERETO).

PROPOSAL NO. 1 — THE BUSINESS COMBINATION PROPOSAL

BLAC is asking its stockholders to approve the Business Combination reflected by the Business Combination Agreement and certain related documents. BLAC’s stockholders should read carefully this proxy statement/prospectus in its entirety, including the sections above entitled “The Business Combination” and “The Business Combination Agreement,” for more detailed information concerning the Business Combination and the Business Combination Agreement. BLAC also urges our stockholders to read carefully the Business Combination Agreement in its entirety before voting on this proposal. A copy of the Business Combination Agreement is attached and incorporated by reference as Annexes A and B to this proxy statement/prospectus.

Vote Required for Approval

This proposal requires the approval of the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at the BLAC Stockholders’ Meeting. Abstentions will count as a vote against the Business Combination Proposal. Broker non-votes will have no impact on the outcome of the Business Combination Proposal.

Consequently, the transactions contemplated by the Business Combination Agreement, including the Business Combination, cannot be completed unless the Business Combination Proposal is adopted by the affirmative vote of the holders of a majority of the shares of BLAC Common Stock outstanding, present and entitled to vote at the BLAC Stockholders’ Meeting.

The Business Combination is conditioned on the approval of this Business Combination Proposal as well as the other Condition Precedent Proposals. If the other Condition Precedent Proposals are not approved, the Business Combination will not be consummated, even if the Business Combination Proposal is approved by our stockholders.

As of the Record Date, BLAC’s Sponsor, and those who received BLAC Common Stock from the Sponsor, including Mr. David Yoo, BLAC’s Chief Financial Officer, Mr. Jin Whan Park, a current director of BLAC, and Dr. Steven Reed, Dr. In Chul Chung, Dr. Radclyffe Roberts, and Mr. Hosun Euh, former directors of BLAC, have agreed to vote those shares in favor of the Business Combination Proposal. Those shares of BLAC Common Stock referred to in the prior sentence constitute, collectively, approximately 92.9% of the issued and outstanding shares of BLAC Common Stock as of [•], 2025. Accordingly, BLAC does not need the affirmative vote of any of the shares of BLAC Common Stock held by public stockholders to approve the Business Combination Proposal. Each of Dr. Reed, Dr. Roberts, Dr. Chung, Mr. Euh, Mr. Park and Mr. Yoo obtained their shares in exchange for their services provided as executive officers or directors of BLAC and were not provided with any other consideration for their agreement to vote their shares in favor of the Business Combination Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BLAC’s STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — THE CHARTER PROPOSAL

BLAC’s stockholders are being asked to consider and vote upon and to approve the Charter Proposal in connection with the amendment and restatement of the Current Charter in its entirety by the Amended Charter. If the Businesses Combination Proposal is not approved, the Charter Proposal will not be implemented, even if the Charter Proposal is approved by holders of shares of BLAC Common Stock.

This summary sets forth the key amendments to the Current Charter to be effected by the Amended Charter and is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to and incorporated into this proxy statement/prospectus as Annex F. All stockholders are encouraged to read the Amended Charter in its entirety for a more complete description of its terms.

Reasons for the Amendments

BLAC stockholders are being asked to adopt the Amended Charter in the form attached to and incorporated by reference as Annex F to this proxy statement/prospectus, which, in the judgment of the BLAC Board, is necessary to adequately address the needs of New OSR Holdings following the consummation of the Business Combination.

For a summary of the key differences between the Existing Governing Documents and the Proposed Governing Documents under the DGCL, please see “Comparison of Corporate Governance and Stockholder Rights.” The summary is qualified in its entirety by reference to the full text of the Amended Charter, a copy of which is attached to and incorporated by reference as Annex F to this proxy statement/prospectus and the Amended Bylaws, a copy of which is attached to and incorporated into this proxy statement/prospectus as Annex G.

Vote Required for Approval

The Charter Proposal requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of BLAC Common Stock. Abstentions and broker non-votes will count as votes against the Charter Proposal.

The Charter Proposal is conditioned upon the approval of the Business Combination Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Incentive Plan Proposal, the Director Election Proposal or the Nasdaq Proposal is not approved, the Charter Proposal will not be implemented, even if the Charter Proposal is approved by our stockholders.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED that the Second Amended and Restated Certificate of Incorporation of BLAC in the form attached to and incorporated by reference as Annex F to the proxy statement/prospectus be adopted.”

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BLAC STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE CHARTER PROPOSAL.

PROPOSALS NO. 3A — 3F — THE ADVISORY GOVERNANCE PROPOSALS

BLAC’s stockholders are being asked to consider and vote on six separate proposals with respect to certain governance provisions in the Amended Charter and Amended Bylaws, which are separately being presented in order to give BLAC stockholders the opportunity to present their separate views on important corporate governance provisions. These separate votes are not otherwise required by Delaware law separate and apart from the Charter Proposal and will be voted upon on a non-binding advisory basis. Accordingly, the stockholder votes regarding the Advisory Governance Proposals are advisory votes and are not binding on BLAC or the BLAC Board (separate and apart from the approval of the Charter Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governance Proposals (separate and apart from approval of the Charter Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Advisory Governance Proposals, BLAC intends that the Amended Charter will take effect upon the Closing (assuming approval of the Charter Proposal).

Advisory Governance Proposals

The following list sets forth a summary of the Advisory Governance Proposals. This summary is qualified by reference to the complete text of the Amended Charter, a copy of which is attached to and incorporated into this proxy statement/prospectus as Annex F and the Amended Bylaws, a copy of which is attached to and incorporated into this proxy statement/prospectus as Annex G. All stockholders are encouraged to read the Amended Charter and Amended Bylaws in their entirety for a more complete description of their terms.

Proposal No. 3A: Name Change

Description of Amendment

This amendment will change the name of the publicly traded entity from “Bellevue Life Sciences Acquisition Corp.” to “OSR Holdings, Inc.”

Reasons for the Amendment

The BLAC Board believes that changing the name of BLAC upon the completion of the Business Combination is desirable to reflect the Business Combination and to clearly identify New OSR Holdings as the publicly traded entity.

Proposal No. 3B: Increase in Authorized Shares

Description of Amendment

This amendment would increase the number of shares of preferred stock that New OSR Holdings is authorized to issue from 1,000,000 shares to 20,000,000 shares.

Reasons for the Amendment

The BLAC Board believes increasing the number of preferred shares that New OSR Holdings is authorized to issue will provide New OSR Holdings flexibility for future issuances of preferred stock if determined by New OSR Holdings’ Board to be in the bests interest of New OSR Holdings without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal No. 3C: Increase Vote Required for Removal of Directors

Description of Amendment

The Current Bylaws provide that directors may only be removed from office for cause and by the affirmative vote of holders of a majority of the voting power. The Amended Charter provides that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the voting power.

Reasons for the Amendment

The BLAC Board believes that providing for a higher threshold for the removal of directors will increase board continuity and the likelihood that experienced board members with familiarity of New OSR Holdings’ business operations would serve on the New OSR Holdings board at any given time. Requiring a higher vote threshold for directors to be removed may make it more difficult or expensive for a third party to acquire control of New OSR Holdings without the approval of its board of directors.

Proposal No. 3D: Eliminate Limitations on the Corporate Opportunity Doctrine

Description of Amendment

The Current Charter includes language to the effect that the “corporate opportunity” doctrine or any other analogous doctrine shall not apply with respect to BLAC or any of its officers or directors in circumstances where the application of such doctrine would conflict with the fiduciary duties or contractual obligations they may have as of the date of the Current Charter or in the future. This amendment would remove this provision that waives the “corporate opportunity” doctrine or any other analogous doctrine.

Reasons for the Amendment

The BLAC Board believes that it is desirable to amend the Current Charter to remove certain limitations on the corporate opportunity doctrine so that officers and directors will have a duty to communicate or present corporate opportunities belonging to New OSR Holdings to New OSR Holdings, not have the right to either hold any such corporate opportunity for their (and their affiliates’) own account and benefit where not permitted by Delaware common law or to recommend, assign or otherwise transfer such corporate opportunity to persons other than New OSR Holdings where not permitted by Delaware common law, and may be prohibited from operating or investing in certain competing businesses without presenting it to New OSR Holdings first.

Proposal No. 3E: Reduce the Quorum Requirement for Stockholder Meetings

Description of Amendment

Under the Current Bylaws, a quorum will be present at a meeting of stockholders if one or more stockholders who together hold not less than a majority of the issued and outstanding shares of BLAC Common Stock entitled to vote at a meeting are represented at such meeting. Under the Amended Bylaws, a quorum will be present at a meeting of stockholders if the holders of one-third in voting power of the then outstanding shares of capital stock of New OSR Holdings entitled to vote at the meeting are represented as such meeting.

Reason for the Amendment

The BLAC Board believes it is important to reduce the requisite quorum for a meeting of stockholders from a majority to one-third of the shares entitled to vote at such meeting so that New OSR Holdings stockholders have the ability to hold meetings when a minority of the New OSR Holdings stockholders are present.

Proposal No. 3F: Removal of SPAC Provisions

Description of Amendment

The Current Charter contains various provisions applicable only to blank check companies. The Amended Charter removes those provisions applicable only to special purpose acquisition companies that will no longer be applicable after the consummation of the Business Combination.

Reasons for the Amendment

The BLAC Board believes the amendment to remove certain provisions related to BLAC’s status as a blank check company is desirable because these provisions will serve no purpose following consummation of the Business Combination. For example, these proposed amendments remove the requirement to dissolve the Combined Company and allow it to continue as a corporate entity with perpetual existence following consummation of the Business

Combination. Perpetual existence is the usual period of existence for corporations and we believe it is the most appropriate period for New OSR Holdings following consummation of the Business Combination. In addition, certain other provisions in the Current Charter require that proceeds from the BLAC IPO be held in the Trust Account until an initial business combination or certain other transactions have occurred. These provisions cease to apply once the Business Combination is consummated.

Vote Required for Approval

The Advisory Governance Proposals require the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the BLAC Stockholders’ Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Advisory Governance Proposals.

The Business Combination is not conditioned upon the approval of the Advisory Governance Proposals.

As discussed above, a vote to approve each of the Advisory Governance Proposals is an advisory vote, and therefore, is not binding on BLAC, OSR Holdings or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, BLAC and OSR Holdings intend that the Amended Charter, in the form attached to and incorporated into this proxy statement/prospectus as Annex F and containing the provisions noted above, will take effect at the Closing, assuming approval of the Charter Proposal (Proposal 2).

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT BLAC STOCKHOLDERS VOTE “FOR” EACH OF THE ADVISORY GOVERNANCE PROPOSALS.

PROPOSAL NO. 4 — THE INCENTIVE PLAN PROPOSAL

On [•], 2025, the BLAC Board adopted the Omnibus Plan, subject to the receipt of stockholder approval at the BLAC Stockholders’ Meeting. The ability to grant equity-based compensation awards is critical to attracting and retaining highly qualified individuals. The BLAC Board believes that it is in the best interests of our stockholders for those individuals to have an ownership interest in BLAC in recognition for their contributions and to align their interests with those of our future stockholders.

Notable Features of the Omnibus Plan

As described in more detail below, certain notable features of the Omnibus Plan include:

•        granting of options and stock appreciation rights only at a per share exercise price at least equal to the fair market value of a share of common stock on the grant date;

•        granting of options with a ten-year maximum term;

•        awards are subject to potential clawback, forfeiture, repayment or other similar action pursuant to any clawback policy adopted by BLAC or an affiliate or applicable law;

•        no liberal share recycling;

•        no payment of dividends or dividend equivalent rights on options or stock appreciation rights, and no current payment of dividends or dividend equivalent rights on unvested performance-based awards; and

•        no repricing of options or stock appreciation rights without prior stockholder approval.

Summary of the Material Terms of the Omnibus Plan

A summary of the material terms of the Omnibus Plan is set forth below. The following is qualified in its entirety by the full text of the Omnibus Plan, which is attached to this proxy statement/prospectus as Annex H and is incorporated by reference. We encourage stockholders to read and refer to the complete plan document in Annex H for a more complete description of the Omnibus Plan.

Purpose and Eligibility

The purpose of the Omnibus Plan is to (i) provide eligible individuals with an incentive to contribute to BLAC’s success and to operate and manage BLAC’s business in a manner that provides for BLAC’s long-term growth and profitability and that benefits BLAC’s stockholders and other important stakeholders, including BLAC’s employees and customers, and (ii) provide a means of recruiting, rewarding, and retaining key personnel.

Equity awards may be granted under the Omnibus Plan to officers, directors, including non-employee directors, other employees, advisors, consultants or other service providers of BLAC or BLAC’s subsidiaries or other affiliates, and to any other individuals who are approved by the Committee (as defined below) as eligible to participate in the Omnibus Plan. As of [•], 2025, there are [•] employees or directors that are eligible to participate in the Omnibus Plan, but we expect that [•] employees, including each of BLAC’s named executive officers, and approximately [•] non-employee directors, consultants, and advisors of BLAC will be eligible to participate in the Omnibus Plan after the consummation of the Business Combination. Only BLAC’s employees or employees of BLAC’s corporate subsidiaries are eligible to receive incentive stock options.

Effective Date and Term

If approved by stockholders at the BLAC Stockholders’ Meeting, the Omnibus Plan will be effective as of [•], 2025, the date the plan was adopted by the BLAC Board (the “Effective Date”). The Omnibus Plan will terminate automatically at 11:59PM ET on the day before the tenth (10th) anniversary of the Effective Date unless earlier terminated by the BLAC Board or in accordance with the terms of the Omnibus Plan.

Administration, Amendment and Termination

The Omnibus Plan will generally be administered by a committee composed of not fewer than two directors of BLAC designated by BLAC’s Board, each of whom will be a “non-employee director” and satisfy the composition requirements under the listing rules of any stock exchange on which BLAC’s common stock is listed (the “Committee”).

Except where the authority to act on such matters is specifically reserved to the BLAC Board under the Omnibus Plan or applicable law, the Committee will have full power and authority to interpret and construe all provisions of the Omnibus Plan, any award, and any award agreement, and take all actions and to make all determinations required or provided for under the Omnibus Plan, any award, and any award agreement, including the authority to:

•        designate grantees of awards;

•        determine the type or types of awards to be made to a grantee;

•        determine the number of shares of common stock subject to an award or to which an award relates;

•        establish the terms and conditions of each award;

•        prescribe the form of each award agreement;

•        subject to limitations in the Omnibus Plan (including the prohibition on repricing of options or share appreciation rights without stockholder approval), amend, modify, or supplement the terms of any outstanding award; and

•        make substitute awards.

The BLAC Board will also be authorized to appoint one or more committees of the BLAC Board consisting of one or more directors of BLAC who need not meet the independence requirements above for certain limited purposes permitted by the Omnibus Plan, and to the extent permitted by applicable law, the Committee will be authorized to delegate authority to the Chief Executive Officer of BLAC and/or any other officers of BLAC for certain limited purposes permitted by the Omnibus Plan. The BLAC Board will retain the authority under the Omnibus Plan to exercise any or all of the powers and authorities related to the administration and implementation of the Omnibus Plan.

The BLAC Board may amend, suspend, or terminate the Omnibus Plan at any time; provided that with respect to awards that are granted under the Omnibus Plan, no amendment, suspension or termination may materially impair the rights of the award holder without such holder’s consent. No such action may amend the Omnibus Plan without the approval of stockholders if the amendment is required to be submitted for stockholder approval by the BLAC Board, the terms of the Omnibus Plan, or applicable law.

Awards

Awards under the Omnibus Plan may be made in the form of:

•        stock options, which may be either incentive stock options or nonqualified stock options;

•        stock appreciation rights or “SARs”;

•        restricted stock;

•        restricted stock units;

•        other equity-based awards; or

•        cash.

An incentive stock option is an option that meets the requirements of Section 422 of the Code, and a nonqualified stock option is an option that does not meet those requirements. A SAR is a right to receive upon exercise, in the form of stock, cash or a combination of stock and cash, the excess of the fair market value of one share on the exercise date over the exercise price of the SAR. Restricted stock is an award of common stock subject to restrictions over restricted periods that subject the shares to a substantial risk of forfeiture, as defined in Section 83 of the Code. A restricted stock unit is an award that represents a conditional right to receive shares in the future and that may be made subject to the same types of restrictions and risk of forfeiture as restricted stock. Other equity-based awards are awards representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to stock, other than an option, SAR, restricted stock or restricted stock unit.

The Omnibus Plan provides that each award will be evidenced by an award agreement, which may specify terms and conditions of the award that differ from the terms and conditions that would otherwise apply under the Omnibus Plan in the absence of the different terms and conditions in the award agreement. In the event of any inconsistency between the Omnibus Plan and an award agreement, the provisions of the Omnibus Plan will control.

Awards under the Omnibus Plan may be granted alone or in addition to, in tandem with, or in substitution or exchange for any other award under the Omnibus Plan, other awards under another compensatory plan of BLAC or any of its affiliates (or any business entity that has been a party to a transaction with BLAC or any of BLAC’s affiliates), or other rights to payment from BLAC or any of its affiliates. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

The Committee may permit or require the deferral of any payment pursuant to any award into a deferred compensation arrangement in accordance with rules and procedures established by the Committee. Awards under the Omnibus Plan generally will be granted for no consideration other than past services by the grantee of the award or, if provided for in the award agreement or in a separate agreement, the grantee’s promise to perform future services to BLAC or one of its subsidiaries or other affiliates.

Forfeiture; Clawback

BLAC may reserve the right in an award agreement to cause a forfeiture of the gain realized by a grantee with respect to an award on account of actions taken by, or failed to be taken by, such grantee in violation or breach of, or in conflict with, any employment agreement, non-competition agreement, agreement prohibiting solicitation of employees or clients of BLAC or any affiliate, confidentiality obligations with respect to BLAC or any affiliate, or otherwise in competition with BLAC or any affiliate, to the extent specified in such award agreement. If the grantee is an employee and is terminated for “Cause” (as defined in the Omnibus Plan), the Committee may annul the grantee’s award as of the date of the grantee’s termination.

In addition, any award granted pursuant to the Omnibus Plan will be subject to mandatory repayment by the grantee to BLAC to the extent (i) set forth in the Omnibus Plan or in an award agreement, or (ii) the grantee is or becomes subject to a BLAC or affiliate clawback policy, or any applicable laws which impose mandatory recoupment.

Shares Subject to the Omnibus Plan

Subject to adjustment as described below, the maximum number of shares of common stock reserved for issuance under the Omnibus Plan will be equal to 6,300,000. The maximum number of shares of BLAC’s common stock available for issuance pursuant to incentive stock options granted under the Omnibus Plan will be the same as the total number of shares of BLAC’s common stock reserved for issuance under the Omnibus Plan. Shares issued under the Omnibus Plan may be authorized and unissued shares, or treasury shares, or a combination of the foregoing.

Any shares covered by an award, or portion of an award, granted under the Omnibus Plan that are not purchased or forfeited or canceled, or expire or otherwise terminate without the issuance of shares or are settled in cash in lieu of shares, will again be available for issuance under the Omnibus Plan.

Shares subject to an award granted under the Omnibus Plan shall be counted against the maximum number of shares reserved for issuance under the Omnibus Plan as one share for every one share subject to such an award. In addition, at least the target number of shares of stock issuable under an award that is subject to vesting, exercisability or settlement based on the achievement of performance goals shall be counted against the maximum number of shares reserved for issuance under the Omnibus Plan as of the grant date, but such number will be adjusted to equal the actual number of shares of stock issued upon settlement of the award to the extent different from such number initially counted against the share reserve.

The number of shares available for issuance under the Omnibus Plan shall not be increased by the number of shares of common stock: (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an option; (ii) that were not issued upon the net settlement or net exercise of a stock-settled SAR, (iii) deducted or delivered from payment of an award in connection with BLAC’s tax withholding obligations; or (iv) purchased by BLAC with proceeds from option exercises.

Options

The Omnibus Plan authorizes the Committee to grant incentive stock options (under Section 422 of the Code) and options that do not qualify as incentive stock options. An option granted under the Omnibus Plan will be exercisable only to the extent that it is vested. Each option will become vested and exercisable at such times and under such conditions as the Committee may approve consistent with the terms of the Omnibus Plan. No option may be exercisable more than ten years after the option grant date, or five years after the option grant date in the case of an incentive stock option granted to a “ten percent stockholder” (as defined in the Omnibus Plan); provided that, to the extent deemed necessary or appropriate by the Committee to reflect differences in local law, tax policy, or custom with respect to any option granted to a grantee who is a foreign national or is a natural person who is employed outside of the United States, such option may terminate, and all rights to purchase shares of stock thereunder may cease, upon the expiration of a period longer than ten (10) years from the date of grant of such option as the Committee shall determine. The Committee may include in the option agreement provisions specifying the period during which an option may be exercised following termination of the grantee’s service. The exercise price of each option will be determined by the Committee, provided that the per share exercise price will be equal to or greater than 100% of the fair market value of a share of BLAC’s common stock on the grant date (other than as permitted for substitute awards). If BLAC were to grant incentive stock options to any ten percent stockholder, the per share exercise price will not be less than 110% of the fair market value of a share of BLAC’s common stock on the grant date.

Incentive stock options and nonqualified stock options are generally non-transferable, except for transfers by will or the laws of descent and distribution. The Committee may, in its discretion, determine that a nonqualified stock option may be transferred to family members by gift or other transfers deemed not to be for value.

Share Appreciation Rights

The Omnibus Plan authorizes the Committee to grant SARs that provide the recipient with the right to receive, upon exercise of the SAR, cash, common stock, or a combination of the two. The amount that the recipient will receive upon exercise of the SAR generally will equal the excess of the fair market value of shares of common stock on the date of exercise over the fair market value of shares of common stock on the grant date. SARs will become exercisable in accordance with terms determined by the Committee. SARs may be granted in tandem with an option grant or independently from an option grant. The term of a SAR cannot exceed ten (10) years from the date of grant. The per share exercise price of a SAR will be no less than the fair market value of one share of BLAC’s common stock on the grant date of such SAR.

SARs will be nontransferable, except for transfers by will or the laws of descent and distribution. The Committee may determine that all or part of a SAR may be transferred to certain family members of the grantee by gift or other transfers deemed not to be for value.

Fair Market Value

For so long as the common stock remains listed on the Nasdaq Capital Market, the fair market value of the common stock on an award’s grant date, or on any other date for which fair market value is required to be established under the Omnibus Plan, will be the closing price of the common stock as reported on the Nasdaq Capital Market on such date. If there is no such reported closing price on such date, the fair market value of the common stock will be the closing price of the common stock as reported on such market on the next preceding date on which any sale of common stock will have been reported.

If the common stock ceases to be listed on the Nasdaq Capital Market and is listed on another established national or regional stock exchange, or traded on another established securities market, fair market value will similarly be determined by reference to the closing price of the common stock on the applicable date as reported on such other stock exchange or established securities market.

If the common stock ceases to be listed on the Nasdaq Capital Market or another established national or regional stock exchange, or traded on another established securities market, the Committee will determine the fair market value of the common stock by the reasonable application of a reasonable valuation method in a manner consistent with Section 409A of the Code.

No Repricing

Except in connection with a corporate transaction involving BLAC (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of stock, other securities or other property), stock split, extraordinary dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of stock or other securities or similar transaction), BLAC may not, without obtaining stockholder approval, (a) amend the terms of outstanding options or SARs to reduce the exercise price of such outstanding options or SARs, (b) cancel outstanding options or SARs in exchange for, or in substitution of, options or SARs with an exercise price that is less than the exercise price of the original options or SARs, (c) cancel outstanding options or SARs with an exercise price above the current price of common stock in exchange for cash or other securities, in each case, unless such action is (i) subject to and approved by BLAC’s stockholders or (ii) would not be deemed to be a repricing under the rules of any stock exchange or securities market on which the common stock is listed or publicly traded.

Restricted Stock and Restricted Stock Units

The Omnibus Plan authorizes the Committee to grant restricted stock and restricted stock units. Subject to the provisions of the Omnibus Plan, the Committee will determine the terms and conditions of each award of restricted stock and restricted stock units, including the restricted period for all or a portion of the award, the restrictions applicable to the award, and the purchase price, if any, for the shares of stock subject to the award. The restrictions, if any, may lapse over a specified period of time or through the satisfaction of conditions, in installments or otherwise, as the Committee may determine. A grantee of restricted stock will have all of the rights of a stockholder as to those shares, including, without limitation, the right to vote the shares and receive dividends or distributions on the shares, except to the extent limited by the Committee. The Committee may provide in an award agreement evidencing a grant of restricted stock that any cash dividend payments or distributions paid on restricted stock will be reinvested in shares of stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such shares of restricted stock or any dividend payments or distributions declared or paid on shares of restricted stock will only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of restricted stock. Dividend payments or distributions declared or paid on shares of restricted stock that vest or are earned based on the achievement of performance goals will not vest unless such performance goals for such shares of restricted stock are achieved, and if such performance goals are not achieved, the grantee of such shares of restricted stock will promptly forfeit and, to the extent already paid or distributed, repay to BLAC such dividend payments or distributions. Grantees of restricted stock units will have no voting or dividend rights or other rights associated with share ownership, although the Committee may award dividend equivalent rights on such units.

During the restricted period, if any, when restricted stock and restricted stock units are non-transferable or forfeitable, a grantee is prohibited from selling, transferring, assigning, pledging, exchanging, hypothecating, or otherwise encumbering or disposing of the grantees’ restricted stock and restricted stock units.

Other Equity-Based Awards

The Omnibus Plan authorizes the Committee to grant other types of stock-based awards under the Omnibus Plan. The terms and conditions that apply to other equity-based awards are determined by the Committee.

Forms of Payment

The exercise price for any option or the purchase price (if any) for restricted stock or vested restricted stock units is generally payable (i) in cash or in cash equivalents acceptable to BLAC, (ii) to the extent the award agreement provides, by the tender (or attestation of ownership) of shares of BLAC’s common stock having a fair market value on the date of tender (or attestation) equal to the exercise price or purchase price, (iii) to the extent permitted by law and to the extent permitted by the award agreement, through a broker-assisted cashless exercise, or (iv) to the extent the award agreement provides and/or unless otherwise specified in an award agreement, any other form permissible by applicable law, including net exercise or net settlement and service rendered to BLAC or BLAC’s affiliates.

Change in Capitalization

The Committee may adjust the terms of outstanding awards under the Omnibus Plan to preserve the proportionate interests of the holders in such awards on account of any recapitalization, reclassification, share split, reverse share split, spin-off, combination of share, exchange of shares, share dividend or other distribution payable in capital shares, or other increase or decrease in such shares effected without receipt of consideration by BLAC. The adjustments will include proportionate adjustments to (i) the number and kind of shares subject to outstanding awards and (ii) the per share exercise price of outstanding options or SARs.

Transaction not Constituting a Change in Control

If BLAC is the surviving entity in any reorganization, merger, or consolidation of BLAC with one or more other entities that does not constitute a “change in control” (as defined in the Omnibus Plan), any awards will be adjusted to pertain to and apply to the securities to which a holder of the number of common shares subject to such award would have been entitled immediately after such transaction, with a corresponding proportionate adjustment to the per share price of options and SARs so that the aggregate price per share of each option or SAR thereafter is the same as the aggregate price per share of each option or SAR subject to the option or SAR immediately prior to such transaction. Further, in the event of any such transaction, any awards subject to vesting, exercisability or settlement based on the achievement of performance goals (and the related performance goals if deemed appropriate by the Committee) shall be adjusted to apply to the securities that a holder of the number of common stock subject to such awards would have been entitled to receive following such transaction.

Effect of a Change in Control in which Awards are not Assumed

Except as otherwise provided in the applicable award agreement, upon the occurrence of a change in control in which outstanding awards are not being assumed or continued, the following provisions will apply to such awards, to the extent not assumed or continued:

•        Immediately prior to the occurrence of such change in control, in each case with the exception of awards subject to vesting, exercisability or settlement based on the achievement of performance goals, all outstanding shares of restricted stock and all restricted stock units shall be deemed to have vested, all shares of stock or cash subject to such awards will be delivered; and either or both of the following actions will be taken:

•        At least fifteen (15) days prior to the scheduled consummation of such change in control, all options and SARs outstanding will become immediately exercisable and will remain exercisable for a period of fifteen (15) days. Any exercise of an option or SAR during this fifteen (15) day period will be conditioned on the consummation of the applicable change in control and will be effective only immediately before the consummation thereof. Upon consummation of such change in control, the Omnibus Plan and all outstanding but unexercised options and SARs will terminate, with or without consideration as determined by the Committee in its sole discretion; and/or

•        The Committee may elect, in its sole discretion, to cancel any outstanding awards of options, SARs, restricted stock or restricted stock units and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or capital stock having a value (as determined by the Committee acting in good faith), in the case of restricted stock or restricted stock units, equal to the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control and, in the case of options or SARs, equal to the product of the number of shares of stock such subject to such options or SARs multiplied by the amount, if any, which (i) the formula or fixed price per share paid to holders of shares of stock pursuant to such change in control exceeds (ii) the option price or SAR price applicable to such options or SARs.

•        For awards subject to vesting, exercisability or settlement based on the achievement of performance goals, actual performance to date shall be determined as of a date reasonably proximate to the date of consummation of the change in control as determined by the Committee, in its sole discretion, and that level of performance thus determined shall be treated as achieved prior to occurrence of the change in control. For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the awards shall be treated as through the target performance has been achieved.

•        Other equity-based Awards will be governed by the terms of the applicable award agreement.

Effect of a Change in Control in which Awards are Assumed

Except as otherwise provided in the applicable award agreement, upon the occurrence of a change in control in which outstanding awards are being assumed or continued, the Omnibus Plan and the options, SARs, restricted stock, restricted stock units and other equity-based equity awards granted under the Omnibus Plan will continue in the manner and under the terms so provided in the event of any change in control to the extent that provision is made in writing in connection with such change in control for the assumption or continuation of such awards, or for the substitution for such awards of new options, SARs, restricted stock, restricted stock units and other equity-based awards relating to the capital stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustment as to the number of shares and exercise price of options and SARs.

In general, a “change in control” means:

•        a transaction or series of related transactions whereby a person or group (other than BLAC or any of its affiliates) becomes the beneficial owner of more than 50% or more of the total voting power of the BLAC’s voting stock on a fully diluted basis;

•        individuals who, as of the Effective Date, constitute the BLAC Board (together with any new directors whose election was approved by at least a majority of the members of the BLAC Board then in office), cease to constitute a majority of the members of the BLAC Board then in office;

•        a merger or consolidation of BLAC, other than any such transaction in which the holders of BLAC’s voting stock immediately prior to the transaction own directly or indirectly at least a majority of the voting power of the surviving entity immediately after the transaction;

•        a sale of substantially all of BLAC’s assets to another person or entity; or

•        the consummation of a plan or proposal for the dissolution or liquidation of BLAC.

Certain Material U.S. Federal Income Tax Consequences

The U.S. federal income tax consequences of awards under the Omnibus Plan for grantees and BLAC will depend on the type of award granted. The summary does not contain a complete analysis of all the potential tax consequences relating to grants under the Omnibus Plan, including state, local or foreign tax consequences. This summary is intended for the information of our stockholders considering how to vote at the BLAC Stockholders’ Meeting and not as tax guidance to grantees under the Omnibus Plan. This summary is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Tax consequences are subject to change, and a taxpayer’s particular situation may be such that some variation in application of the described rules is applicable. Accordingly, grantees are advised to consult their own tax advisors with respect to the tax consequences of receiving grants under the Omnibus Plan.

Incentive Stock Options

An optionholder will not realize taxable income upon the grant of an incentive stock option under the Omnibus Plan. In addition, an optionholder generally will not realize taxable income upon the exercise of an incentive stock option. An optionholder’s alternative minimum taxable income, however, will be increased by the amount by which the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. Further, except in the case of an optionholder’s death or disability, if an option is exercised more than three months after the optionholder’s termination of employment, the option will cease to be treated as an incentive stock option and will be subject to taxation under the rules applicable to nonqualified stock options, as summarized below.

If an optionholder sells the shares acquired upon exercise of an incentive stock option, the tax consequences of the disposition will depend upon whether the disposition is “qualifying” or “disqualifying.” The disposition of the option shares will be a qualifying deposition if it is made at least two years after the date on which the incentive stock option was granted and at least one year after the date on which the incentive stock option was exercised. If the disposition of the option shares is qualifying, any excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain taxable to the optionholder at the time of the sale. If the disposition is a disqualifying disposition, the excess of the fair market value of the option shares on the date of disposition over the exercise price will be taxable income to the optionholder at the time of the disposition. Of that income, the amount up to the excess of the fair market value of the shares at the time the option was exercised over the exercise price will be ordinary income for income tax purposes and the balance, if any, will be long-term or short-term capital gain, depending upon whether or not the shares were sold more than one year after the option was exercised.

Unless an optionholder engages in a disqualifying disposition, BLAC will not be entitled to a deduction with respect to an incentive stock option. If an optionholder engages in a disqualifying disposition and BLAC complies with applicable reporting requirements, BLAC will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder, subject to Section 162(m) of the Code.

If an optionholder pays the exercise price of an incentive stock option by tendering shares with a fair market value equal to part or all of the exercise price, the exchange of shares will be treated as a nontaxable exchange, except that this treatment will not apply if the optionholder acquired the shares being tendered pursuant to the exercise of an incentive stock option and has not satisfied the special holding period requirements summarized above. The tax basis of the shares tendered to pay the exercise price will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares.

Nonqualified Stock Options

An optionholder will not realize taxable income upon the grant of a nonqualified stock option. When an optionholder exercises the option, however, the excess of the fair market value of the shares purchased pursuant to the option over the exercise price of the option will constitute compensation income taxable to the optionholder. If BLAC complies with applicable reporting requirements, BLAC will be entitled to a deduction equal to the amount of compensation income taxable to the optionholder, subject to Section 162(m) of the Code.

If an optionholder tenders shares in payment of part or all of the exercise price of a nonqualified stock option, no gain or loss will be recognized with respect to the shares tendered, even if the shares tendered were acquired pursuant to the exercise of an incentive stock option. In such an event, the optionholder will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares tendered will be treated as the substituted tax basis for an equivalent number of shares received, and the shares received will be treated as having been held for the same holding period as the holding period that expired with respect to the tendered shares. The excess of the fair market value of the shares received upon the exercise of the option over the exercise price will be taxed as ordinary income, just as if the optionholder had paid the exercise price in cash.

Share Appreciation Rights

The grant of SARs will not result in taxable income to the grantee. Upon exercise of a SAR, the grantee will recognize ordinary income in an amount equal to the cash or the fair market value of the common shares received by the grantee. If BLAC complies with applicable reporting requirements, BLAC will be entitled to a deduction equal to the amount of any compensation income taxable to the grantee, subject to Section 162(m) of the Code.

Restricted Stock and Restricted Stock Units

Upon the grant of restricted stock or restricted stock units, there will be no tax consequences to the grantee. Generally, the grantee will recognize ordinary income on the date the award vests, in an amount equal to, in the case of restricted stock, the value of the shares on the vesting date, or, in the case of restricted stock units, the amount of cash paid and the fair market value of any shares delivered upon vesting. With respect to restricted stock, under Section 83 of the Code, a grantee may elect to recognize income at the grant date rather than the date of vesting. If BLAC complies with applicable reporting requirements, BLAC will be entitled to a deduction in the same amount and generally at the same time as the grantee recognizes ordinary income, subject to the restrictions of Section 162(m) of the Code.

Tax Withholding

Payment of the taxes imposed on awards made under the Omnibus Plan may be made by withholding from payments otherwise due and owing to the grantee, by accepting a cash payment from the grantee equal to the amount of the required withholding (including cash payments obtained through the same-day sale of shares subject to the award), by withholding shares otherwise issuable to the grantee in connection with the award, or by accepting the delivery of shares already owned by the grantee.

New Plan Benefits

Grants under the Omnibus Plan will be made at the discretion of the Committee, and therefore, the benefits or number of shares subject to awards that may be granted in the future to BLAC’s executive officers, employees and directors is not currently determinable. Therefore, a New Plan Benefits Table is not provided.

Vote Required for Approval

The Incentive Plan Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the BLAC Stockholders’ Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Incentive Plan Proposal.

This Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal and the Nasdaq Proposal. If any of the Business Combination Proposal, the Charter Proposal, the Director Election Proposal or the Nasdaq Proposal is not approved, the Incentive Plan Proposal will not be implemented, even if the Incentive Plan Proposal is approved by our stockholders.

Because stockholder approval of this Incentive Plan Proposal is a condition to completion of the Business Combination under the Business Combination Agreement, if this proposal is not approved by our stockholders, the Business Combination will not occur unless we and OSR Holdings waive the applicable closing condition.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL NO. 5 — THE DIRECTOR ELECTION PROPOSAL

Overview

Upon the consummation of the Business Combination, we intend for New OSR Holdings’ board of directors to consist of up to nine (9) directors, with each director having a term that expires as described below until the applicable annual meeting of stockholders, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death.

For more information on the experience of New OSR Holdings’ director nominees, see the section entitled “Management Following the Business Combination” of this proxy statement/prospectus.

If the Business Combination Proposal and each of the Condition Precedent Proposals are approved, each of BLAC’s existing directors will resign upon the closing of the Business Combination. See the section entitled “Management Following the Business Combination” of this proxy statement for more information.

Vote Required for Approval

The Director Election Proposal requires the approval of a plurality of the votes cast by the holders of BLAC Common Stock present in person or represented by proxy at the BLAC Stockholders’ Meeting and entitled to vote thereon. A nominee must receive a plurality of all the votes cast only by holders of BLAC Common Stock at the BLAC Stockholders’ Meeting, which means that the nominees with the most votes (up to a total of nine (9)) are elected. Withholding authority to vote shares with respect to one or more director nominees will have no effect on the election of these nominees. Broker non-votes will have no effect on the election of the nominees.

The Director Election Proposal is conditioned on the approval and completion of the Business Combination Proposal, and the approval of the other Condition Precedent Proposals. If any of the Business Combination Proposal or the other Condition Precedent Proposals are not approved, the nominees elected by the Director Election Proposal will not become directors even if the Director Election Proposal is approved by our stockholders. The Director Election Proposal is a condition to completion of the Business Combination under the Business Combination Agreement. Accordingly, if this proposal is not approved by BLAC’s stockholders, the Business Combination will not occur unless BLAC and OSR Holdings waive the applicable closing condition.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that Kuk Hyoun Hwang, Jun Chul Whang, Phil Geon Lee, Alcide Barberis, Seng Chin Mah, Jin Whan Park, Sang Hyun Kim, Hyuk Joo Jee and Joong Myung Cho are elected to serve on New OSR Holdings’ board of directors upon the consummation of the Business Combination, until the expiration of their applicable term, and until their respective successors are duly elected and qualified or until their earlier resignation, removal or death.”

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE EIGHT (8) DIRECTOR NOMINEES TO THE BOARD OF DIRECTORS OF NEW OSR HOLDINGS AS PART OF THIS PROPOSAL.

PROPOSAL NO. 6 — THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, BLAC intends to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance, pursuant to the Business Combination Agreement, of shares of BLAC Common Stock in connection with the Business Combination.

For further information, please see the section entitled “The Business Combination Agreement,” as well as the annexes to this proxy statement/prospectus.

Why BLAC Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rule 5635(a), (b), (c) and (d), as applicable.

Under Nasdaq listing rule 5635(a), stockholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (i) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities (or securities convertible into or exercisable for common stock), or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the stock or securities.

Under Nasdaq listing rule 5635(b), stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a “change of control” of the registrant. Although Nasdaq has not adopted any rule on what constitutes a “change of control” for purposes of Rule 5635(b), Nasdaq has previously indicated that the acquisition of, or right to acquire, by a single investor or affiliated investor group, as little as 20% of the common stock (or securities convertible into or exercisable for common stock) or voting power of an issuer could constitute a change of control.

Under Nasdaq listing rule 5635(c), stockholder approval is required prior to the issuance of securities when a plan or other equity compensation arrangement is established or materially amended.

Under Nasdaq listing rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the greater of book or market value of the stock if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, we will issue up to [•] shares of BLAC Common Stock in connection with the Business Combination.

The issuance of the shares of BLAC Common Stock described above would result in significant dilution to BLAC stockholders and result in BLAC stockholders having a smaller percentage interest in the voting power, liquidation value and aggregate book value of BLAC.

Vote Required for Approval

The Nasdaq Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the BLAC Stockholders’ Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Incentive Plan Proposal.

This Nasdaq Proposal is conditioned upon the approval of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal and the Director Election Proposal. If any of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal or the Director Election Proposal is not approved, the Nasdaq Proposal will not be implemented, even if the Nasdaq Proposal is approved by our stockholders.

Because stockholder approval of this Nasdaq Proposal is a condition to completion of the Business Combination under the Business Combination Agreement, if this proposal is not approved by our stockholders, the Business Combination will not occur unless we and OSR Holdings waive the applicable closing condition.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 7 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will approve the adjournment of the BLAC Stockholders’ Meeting to a later date or dates to the extent necessary (i) to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to the BLAC stockholders, (ii) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals, or (iii), if as of the time for which the special meeting is scheduled, the Minimum Available Cash Condition has not been waived by OSR Holdings. As of the date of the filing of the proxy statement/prospectus, BLAC does not expect to meet the Minimum Available Cash Condition and, as a result, OSR Holdings has indicated it will waive this condition to closing of the Business Combination.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is presented to, but is not approved by BLAC’s stockholders, the BLAC Stockholders’ Meeting will not be adjourned.

Vote Required for Approval

The Adjournment Proposal requires the vote of a majority of the votes cast by the stockholders present in person or represented by proxy at the BLAC Stockholders’ Meeting and entitled to vote thereon. Abstentions and broker non-votes will have no impact on the outcome of the Adjournment Proposal.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, that the adjournment of the special meeting to a later date or dates to the extent necessary (i) to ensure that any required supplement or amendment to the proxy statement is provided to BLAC stockholders, (ii) to permit the further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals, or (iii), if as of the time for which the special meeting is scheduled, the Minimum Available Cash Condition has not been waived by OSR Holdings.”

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

BUSINESS OF OSR HOLDINGS AND CERTAIN INFORMATION ABOUT OSR HOLDINGS

Corporate Overview

OSR Holdings is a global healthcare company, dedicated to advancing healthcare outcomes and improving the quality of life for people and their families. We aim to build and develop a robust portfolio of innovative and potentially transformative therapies and healthcare solutions. Our current operating businesses (through our three wholly-owned subsidiaries) include (i) developing oral immunotherapies for the treatment of cancer, (ii) developing design-augmented biologics for age-related and other degenerative diseases and (iii) neurovascular intervention medical device and systems distribution in Korea. OSR Holdings’ vision is to acquire and operate a portfolio of innovative health-care related companies globally.

Corporate Strategy

As a global healthcare holding company, with operations in South Korea and Switzerland and an office in the United States, we are not limited by geographic boundaries. We intend to leverage our existing and expanding network of academic and industry leaders and investor network, including venture capital and private equity, in major healthcare markets globally to identify, lead and support the growth of our subsidiaries and subsidiary candidates based on innovative research. Subsidiary candidates are companies that are either already existing entities or new companies formed in connection with acquiring or licensing existing assets from pharmaceutical firms. We expect to attract industry partners either as co-investors or through technology licensing deals and may raise capital directly from private, strategic or public investors. We seek to chart a potentially more efficient and optimal route by pairing what we believe are the right team and pharmaceutical or medical device technologies that have the potential to treat diseases and improve healthcare outcomes with the necessary financial and other resources. Since our target markets feature large established global businesses with abundant capital that acquire healthcare companies, we hope to realize additional liquidity through the sale of our subsidiaries from time to time.

We are a data-driven company. We evaluate our subsidiary candidate opportunities by better understanding the target indications toward identifying new approaches and technologies to improve treatment outcomes. We collaborate with academic and industry leaders to promote a seamless integration and partnership between entrepreneurial scientists and seasoned business development and leadership teams. These technical and scientific experts from academia and industry bring innovative contributions and a high level of enthusiasm. Our holding company leadership team supports and empowers each subsidiary to transform their potentially breakthrough discoveries into impactful and viable commercial products.

Our company’s collective expertise from industry veterans, seasoned scientists, capital market and legal professionals provides the core foundation of our global healthcare holding company. OSR Holdings operates as a hub-and-spoke business model with a centralized executive team partnering with subsidiary management teams to ensure overall program and corporate alignment by and between subsidiaries and holding company. Our overarching goal is to enhance value creation for our subsidiaries by continuously assessing optimal development options and exploring partnership and fundraising opportunities. We encourage cooperation and knowledge sharing among our subsidiaries to enhance our synergistic business model. We believe our strong foundational scientific conviction, entrepreneurial acumen and opportunistic approach positions us as a differentiated global company advancing pharmaceutical and medical device technologies in an efficient, cost-effective and meaningful manner. Our interdisciplinary team of accomplished scientists and entrepreneurial business leaders promotes the development and commercialization of a risk diversified portfolio to address unmet medical needs with resilience and efficiency.

Our corporate organization and ownership of subsidiaries is illustrated by the following chart*:

____________

*        Excludes a 33.3% interest in Taction Co. Ltd, a dormant Korea company with no operations.

Portfolio Overview

OSR Holdings’ subsidiaries (other than RMC) have diverse scientific and technological developments, and are engaged in distinct areas of therapeutics research and development, including oral T-cell immunotherapies and recombinant biologics. This approach not only provides OSR Holdings with a broader scope of potential therapeutic solutions but also reduces the risks associated with a singular-asset approach.

Figure 2 below summarizes our three subsidiaries, two of which have their own drug development pipelines.

Portfolio Company	Science, Technology and Platform

T-cell immunotherapies based on a live attenuated, safe, orally, available bacterial vaccine strain, genetically modified to develop and elicit patients’ cytotoxic T-cells against specific pre-defined targets

Platform integrating different protein domain sequences linking into a Design augmented recombinant biologic with enhanced biological functionality
Neurovascular surgical devices

Figure 2.    OSR Holdings portfolio company snapshot.

Intellectual Property Overview

We own or have in-licensed numerous patents and intellectual property underlying patent applications and possess substantial know-how and trade secrets relating to the development and commercialization of the therapeutic product candidates in development by our portfolio companies, including related manufacturing processes and technologies. As of June 30, 2024, the patent portfolio of our subsidiaries includes 10 patent families of issued patents and pending patent applications in various stages of prosecution. Generally, the patents issued and patent applications pending are in multiple jurisdictions including the United States, Europe, Japan, India, and China, with anticipated expiration between 2032 to 2041, without considering patent term adjustments or patent term extensions. The below table summarizes the seven patent families that have been issued to-date for our subsidiary companies:

Company Assignee	Family	Status	Type	Granted Regions	Expiration Year
Vaximm	Manufacturing (1) WO 2013/091898, Method for Producing High Yield Attenuated Salmonella Strains	Owned	Manufacturing	AU, CA, CN, EP, IN, JP, KR, US, ZA	2032
	VXM01 – dosing (2) WO 2014/005683, DNA Vaccine for Use in Pancreatic Cancer Patients	Owned	Formulation	AU, CN, EP, JP, KR, US, ZA	2033
	VXM06 – WT1 (3) WO 2014/173542, Salmonella-based vectors for cancer immunotherapy targeting Wilms’ tumor gene	Owned	Composition of Matter	EP, JP, US	2034
	VXM04-MSLN (4) WO 2015/090584, Novel MSLN targeting DNA vaccine for cancer immunotherapy	Owned	Composition of Matter	EP, JP, US	2034
	VXM01 – combination (5) WO 2016/202459, VEGFR-2 targeting DNA vaccine for combination therapy	Owned	Composition of Matter; Method of Use	AU, CA, CN, EP, IN, US, ZA	2036
	VXM01 Tumor expression (7) WO 2018/149982, Novel VEGFR-2 targeting immunotherapy approach	Owned	Composition of Matter	AU, US	2038
Darnatein	Designer ligands of TGF-ß superfamily (0) WO 2010/099219	Exclusive License	Composition of Matter	EP, KR, JP	2030

Individual patents are in force for varying periods of time, depending upon the date of filing of the patent application, the date of patent issuance, and the legal term of patents in the countries in which they are obtained. Generally, patents issued for applications filed in the United States are in force for 20 years from the earliest nonprovisional filing date. In addition, in certain instances, a patent term can be adjusted or extended to recapture a portion of the term effectively lost as a result of the USPTO delay or the FDA regulatory review period (a patent term adjustment or patent term extension, respectively). The restoration period for FDA delay cannot be longer than five years and the total patent term, including the restoration period, must not exceed 14 years following FDA approval. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest nonprovisional filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country, and the validity and enforceability of the patent.

When appropriate, we seek to protect aspects of our technology and business not amenable to, or that we do not consider appropriate for, patent protection as trade secrets. We seek to protect this intellectual property, in part, as trade secrets, by entering into confidentiality agreements with those who have access to our confidential information, including our employees, contractors, consultants, collaborators, and advisors.

Vaximm

Corporate Overview

Vaximm is developing innovative oral immunotherapies for the treatment of cancer and immunological disorders. Based on over 20 years of research, Vaximm’s customizable immunotherapy platform has the potential to be efficiently and effectively adapted to treat various diseases and address specific patient needs. Vaximm currently has three clinical and pre-clinical drug candidates targeting diseases ranging from glioblastoma to gastrointestinal stromal tumor to ocular diseases.

Vaximm’s flagship asset, VXM01, is a late clinical-stage (NCT037500701) immuno-oncology candidate for glioblastoma, which early-stage clinical trials suggest may be a potentially specific and effective treatment. VXM01 has been granted Orphan Drug Designation by the U.S. Food and Drug Administration (FDA) and European Medicines Agency (EMA) for both glioblastoma and pancreatic cancer on August 31, 2017 from FDA and August 23, 2017 from EMA. An Orphan Drug Designation will permit Vaximm to receive additional years of market exclusivity upon regulatory approval, which provides a significant competitive advantage. See “Government Regulation — Orphan Drug Designation and Exclusivity.” While VXM01 moves into planned phase 2 clinical trials, we are continuing to advance Vaximm’s other preclinical candidates in investigational new drug (IND)-enabling studies.

•        VXM04: A preclinical-stage oral T-cell vaccine targeting mesothelin

•        VXM06: A preclinical-stage oral T-cell vaccine targeting Wilms Tumor Protein (WT1)

•        VXM08: A preclinical-stage oral T-cell vaccine targeting CEA(Carcinoembryonic antigen)

•        VXM10 : A preclinical-stage oral T-cell vaccine targeting PD-L1

These products are currently undergoing preclinical studies to evaluate their safety, immunogenicity, and anti-tumor efficacy. Vaximm will need to complete these preclinical studies and submit Investigational New Drug (IND) applications to the relevant regulatory authorities before initiating clinical trials for each of these product candidates.

While Vaximm has direct experience advancing a therapeutic candidate from preclinical to late-stage clinical trials and developed a pipeline of other preclinical therapeutic candidates, other than receiving Orphan Drug Designation for VSMO1, Vaximm has limited experience in applying for regulatory or marketing approval for any of its product candidates. As Vaximm continues to advance its line of oral immunotherapies, it will remain flexible and opportunistic to explore partnering options.

Opportunity

Current approaches to targeted immunotherapies have various limitations, such as drug biodistribution, off-target effects, immunotolerance, and evasion. The complex and diverse makeup of tumor microenvironments creates further difficulties. Production of targeted immunotherapies is expensive and time-intensive, making tailor-made therapies challenging to produce and manufacture at scale and, thus, not readily accessible. Optimally, the development of innovative new strategies can overcome drug resistance, enhance druggability, and improve drug biodistribution to maximize treatment efficacy.

Vaximm seeks to overcome these limitations by leveraging our foundational science and innovative platform of attenuated bacterial strains to produce effective, customizable, oral vaccines efficiently and cost-effectively. Vaximm’s lead product candidate, VXM01, targets the tumor vasculature and specific tumor antigens. VXM01 is currently being evaluated in a Phase 2 clinical trial in Europe for the treatment of recurrent glioblastoma. Vaximm also plans to initiate a new clinical trial of VXM01 in recurrent glioblastoma patients in the United States.

If VXM01 demonstrates efficacy in the treatment of recurrent glioblastoma, Vaximm intends to expand by developing oral cancer vaccines targeting other solid tumor indications. The company’s strategy generally involves the following key steps:

1.      Identify novel tumor-specific antigens: Vaximm will leverage its expertise in antigen discovery to identify new tumor-specific antigens that can be targeted by Vaximm’s platform.

2.      Conduct preclinical studies with the FDA’s good laboratory practice (“GLP” regulations): Before testing any drug or biological product candidate in humans, the product candidate must undergo rigorous pre-clinical testing. The pre-clinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation, and stability, as well as studies to evaluate toxicity in animals, to assess the potential for adverse events and, in some cases, to establish a rationale for therapeutic use. The conduct of pre-clinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. Vaximm will perform preclinical studies to evaluate the safety, immunogenicity, and anti-tumor efficacy of its oral cancer vaccine candidates in line with the GLP regulations that the FDA requires.

3.      File an Investigational New Drug (IND) application: Upon the successful completion of preclinical studies, Vaximm will submit an IND application to regulatory authorities such as the FDA. IND is a request for authorization from the FDA to ship an investigation product and then administer it to humans and must be allowed to proceed by the FDA before human clinical trials may begin. This submission includes all relevant data from preclinical studies and outlines the proposed clinical trial protocols. The IND review period typically takes 30 days, during which the regulatory agency evaluates the submission to ensure the safety of proceeding to human trials.

4.      Initiate clinical trials: Based on the preclinical data and IND approval, the company will design and conduct additional Phase 1/2 clinical trials to assess the safety, tolerability, and preliminary efficacy of its oral cancer vaccines in other cancer indications.

5.      Conduct Phase 3 clinical trials: Phase 3 trials are large-scale, randomized, controlled studies designed to provide additional supporting evidence of the efficacy and safety of therapeutic candidates. These trials typically involve hundreds to thousands of patients and are conducted at multiple sites worldwide. Vaximm will work closely with clinical investigators, regulatory authorities, and patient advocacy groups to design and execute Phase 3 clinical trials for its oral cancer vaccine candidates.

6.      Seek regulatory approval: Following the successful completion of Phase 3 clinical trials, the result of the pre-clinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls, and proposed labeling, among other things, are submitted to authorities, such as the FDA or EMA. This stage is known as the New Drug Application (NDA) review.

Regulatory Steps

New Drug Application

A New Drug Application (NDA) tells the full story of a drug. Its purpose is to demonstrate that a drug is safe and effective for its intended use in the population studied.

A drug developer must include everything about a drug — from preclinical data to Phase 3 trial data — in an NDA. Developers must include reports on all studies, data, and analyses. Along with clinical results, developers must include proposed labeling, safety updates, drug abuse information, patent information, any data from studies that may have been conducted in other countries, institutional review board compliance information and directions for use

NDA Review

Once each authority such as FDA or EMA receives an NDA, the review team decides if it is complete. If it is not complete, the review team can refuse to file the NDA. If it is complete, the review team has 6 to 10 months to make a decision on whether to approve the drug. The process includes the following:

•        Each member of the review team conducts a full review of his or her section of the application. For example, the medical officer and the statistician review clinical data, while a pharmacologist reviews the data from animal studies. Within each technical discipline represented on the team, there is also a supervisory review.

•        FDA or EMA inspectors travel to clinical study sites to conduct a routine inspection. The Agency looks for evidence of fabrication, manipulation, or withholding of data.

•        The project manager assembles all individual reviews and other documents, such as the inspection report, into an “action package.” This document becomes the record for NDA review. The review team issues a recommendation, and a senior official makes a decision.

NDA Approval

In cases where FDA or EMA determines that a drug has been shown to be safe and effective for its intended use, it is then necessary to work with the applicant to develop and refine prescribing information. This is referred to as “labeling.” Labeling accurately and objectively describes the basis for approval and how best to use the drug.

FDA Advisory Committees

Often, the NDA contains sufficient data for FDA or EMA to determine the safety and effectiveness of a drug. Sometimes, though, questions arise that require additional consideration. In these cases, FDA or EMA may organize a meeting of one of its Advisory Committees to get independent, expert advice and to permit the public to make comments. These Advisory Committees include a Patient Representative that provides input from the patient perspective.

The estimated timeframe for this process is as follows:

•        Antigen discovery and vaccine formulation: 1-2 years

•        Preclinical studies: 1-2 years

•        IND filing and review: 1 month

•        Phase 1/2 clinical trials: 2-3 years

•        Phase 3 clinical trials: 2-3 years

•        Regulatory approval (including NDA review): 1 year

Based on this timeline, Vaximm anticipates that its first oral cancer vaccine candidate beyond VXM01 could enter clinical trials within the next 3-5 years, with potential regulatory approval in the next 7-9 years.

Clinical Trials

Overview of VXM01 clinical trial

A phase1 clinical trial of VXM01 in Glioblastoma was initiated in May 2016 (ClinicalTrials.gov ID: NCT02718443). The trial was conducted at the Neurology Clinic and National Center for Tumor Diseases in Heidelberg, Germany, and the principal investigator is Dr. Wolfgang Wick, MD, who is a professor at the Neurology Clinic and National Center for Tumor Diseases.

The phase I clinical trial was evaluated for 14 patients with recurrent glioblastoma who had progressed after standard treatment and were candidates for reoperation. The primary objective of the study was to examine the safety and tolerability of the investigational VEGFR2 DNA vaccine VXM01 after four vaccinations in glioblastoma patients. The secondary objective was to examine the immune and biomarker response to the vaccine. During the course of this clinical trial, 7 patients were alive and survived for more than 12 months after initiation of treatment.... No adverse effects related to VXM01 were observed.

source : Wick, W et al. “P01.031 VXM01 phase I study in patients with progressive glioblastoma — final results.” Neuro-Oncology vol. 20, Suppl 3 (2018): iii235. doi:10.1093/neuonc/noy139.073

As the Phase 1 trial progressed, VXM01 was granted orphan drug status by the FDA and EMA in 2017 for the treatment of glioma.

Authority	Orphan Designation	Designation date	Source
FDA	Treatment of malignant glioma	08/31/2017	https://www.accessdata.fda.gov/scripts/opdlisting/oopd/detailedIndex.cfm?cfgridkey=596117
EMA	Treatment of glioma	23/08/2017	https://ec.europa.eu/health/documents/community-register/html/o1909.htm

As a next step, on November 21, 2018, a combination study of VXM01 and anti-PD-L1 checkpoint inhibitor avelumab in 28 patients with relapsed glioblastoma began (ClinicalTrials.gov ID NCT03750071). The trial included 25 patients with non-resectable tumors and 3 with resectable tumors. The main objective of the study is to evaluate the safety and tolerability of VXM01 vaccine treatment in combination with avelumab.

Dr. Wolfgang Wick, the principal investigator for the Phase I clinical trial, also conducted this combination study.

This Phase I/II clinical trial was not sized or designed to yield advanced comparative statistical results. Larger patient cohorts and additional design features typical of Phase 2/PoC studies (including randomization, Blinding, control groups) are required to obtain data yielding advanced statistics and guide the design of registrational (Ph3) studies. Assuming the Transaction is completed in the first half of 2025, initiation of such trials is planned for 2026.

VXM01 Phase I clinical trial — Patient selection criteria

Patients were selected by a third party clinical trial provider, each of whom met the following criteria:

•        Diagnosis:    anaplastic astrocytoma (WHO Grade III) or glioblastoma (WHO Grade IV) located above the tentorium cerebelli in the brain.

•        Age:    18 years or older.

•        Sex:    men or women who were post-menopausal for at least 2 years or surgically sterile.

•        Disease progression:    evidence of tumor growth after at least one treatment regimen containing radiation and temozolomide chemotherapy.

•        Resectable tumor:    eligible for a repeat surgery to remove the tumor, with the surgery able to be delayed for 30 days.

•        General health:    good bone marrow, liver, and kidney function (as determined by blood and urine tests); able to undergo MRI scans; no active infection at the time of vaccination; Karnofsky performance status greater than 70; and adequate blood counts.

•        No recent clinical trials:    no participation in another clinical trial within 30 days before screening.

•        No specific infections:    negative test results for Hepatitis B, Hepatitis C, and HIV.

•        No interfering conditions:    no other medical or social conditions that might interfere with the study or make it unsafe for the patient to participate.

The study included 14 white patients with a mean age of 56.8 years. The majority of participants (64.3%) were male.

VXM01 phase I clinical trial — Tumor response

The tumor response was assessed by objective response rate (ORR) according to immunotherapy Response Assessment for Neuro-Oncology (iRANO; 2015).

Overall, the tumor response to VXM01 was mixed, with some patients showing signs of stable disease or even tumor shrinkage, while others experienced disease progression. These findings highlight the variability in treatment response and the challenges of managing glioblastoma. The extension study results provide further insights into the potential for long-term disease control in some patients, but also underscore the need for further research to optimize treatment strategies and identify those most likely to benefit.

Best Overall Response	10[6] CFU (N=7) n (%)	10[7] CFU (N=6) n (%)	Total (N=13) n (%)
CR	1 (14.3)	—	1 (7.1)
PR	1 (14.3)	—	1 (7.1)
SD	5 (71.4)	5 (83.3)	10 (76.9)
PD	—	1 (16.7)	1 (7.1)
ORR (%) [95% CI]	28.6 [3.7 – 71.0]	0.0 [0.0 – 45.9]	15.4 [1.9 – 45.4]
DCRR (%) [95% CI]	100.0 [59.0 – 100.0]	83.3 [35.9 – 99.6]	92.3 [64.0 – 99.8]

Note: A hyphen (-) indicates no events were reported. n = number of patients with an event; N = number of patients; NR = non-resectable. Percentages are based on the number of patients. CR = complete response; PR = partial remission; SD = stable disease; PD = progressive disease; ORR = objective response rate (CR and PR); DCR = disease control rate (CR, PR, and SD).

In this study, we assessed clinical response using several measures, including progression-free survival (PFS) and overall survival (OS). PFS ranged from 9 to 366 days, with a median PFS of 0.8 months in the 107 CFU dose group and 2.6 months in the 106 CFU dose group. OS ranged from 67 to 416 days, with a median OS of greater than 14 months in the 106 CFU group and 7.6 months in the 107 CFU group.

For the 3 patients who entered the prolongation phase, PFS ranged between 30 and 960 days, and overall survival ranged between 776 and 1147 days. These findings suggest a potential advantage in terms of PFS and OS for the lower dose group, although they may be influenced by the slightly better baseline status of the patients in the 106 CFU dose group.

VXM01 phase I clinical trial — Immune response

The effect of VXM01 was explored by evaluating the VEGFR-2 specific T cell response and frequency of immune cells in peripheral blood, and by staining of immune- and biomarkers in tumor tissue obtained during resection.

Peripheral T-cell response:

All 9 tested patients showed a VEGFR2-specific T-cell and IFN-γ immune response, with a clear increase observed after the initial vaccination and further increases after the first booster dose. This indicates that VXM01 effectively stimulated an immune response against VEGFR2, a protein involved in tumor growth.

ELISpot assay was used to measure the number of these T cells that produced interferon gamma (IFN-γ) when stimulated with different fragments of the VEGFR-2 protein.

Mean difference count pool-all minus negative control	10[6] CFU; mean ± SD (N)	10[7] CFU; mean ± SD (N)	Total; mean ± SD (N)
Day 0	4.5 ± 6.22 (3)	18.1 ± 17.64 (5)	13.0 ± 15.46 (8)
Day 21	14.5 ± 10.35 (3)	10.4 ± 17.13 (4)	12.2 ± 13.68 (7)
Day 35	8.4 ± 7.06 (3)	13.4 ± 15.36 (5)	11.6 ± 12.48 (8)
Week 12 + 10 days	-17.5 (2)	30.6 ± 20.96 (5)	16.9 ± 30.39 (7)
Week 24 + 10 days	-2.0 (1)	-4.5 ± 9.57 (4)	-4.0 ± 8.36 (5)
Week 36 + 10 days	20.4 (1)	27.0 (2)	24.8 ± 4.45 (3)
Week 48 + 10 days	29.6 (1)	28.7 (1)	29.2 (2)

Brain Tumor Immunohistochemistry:

An analysis of tumor tissue from 8 re-operated patients showed a statistically significant increase in CD8 T-cells (immune cells that kill cancer cells) after vaccination with VXM01. Specifically, the mean number of CD8 T-cells increased from 159 cells/mm² in the primary tumor to 296 cells/mm² in the recurrent tumor, with a P-value of 0.0239 (paired t-test). Additionally, there was a decrease in regulatory T-cells (Treg), which are immune cells that suppress immune responses. The median number of Treg cells dropped from 32 cells/mm² in the primary tumor to 12 cells/mm² in the recurrent tumor. This resulted in a higher CD8:Treg ratio, which has been associated with better clinical outcomes in other studies.

VXM01 phase I clinical trial — Safety result

VXM01 demonstrated a favorable safety profile in this trial, with no notable differences observed between the two dose groups (106 CFU and 107 CFU).

All patients experienced at least one treatment-emergent adverse event (TEAE), but most were mild or moderate in severity and considered unrelated to VXM01. The most common TEAEs were consistent with the underlying disease or progression of disease, and included aphasia, hemiparesis, fatigue, headache, and lymphopenia.

No treatment-limiting toxicities (TLTs) were observed. Four TEAEs (flatulence, dizziness, fatigue, and nausea) were considered related to VXM01, but all were mild and resolved without intervention. All serious adverse events (SAEs) and deaths were attributed to the underlying disease or disease progression.

Adverse after prime and boosting doses	10[6] CFU (N=7) n (%) E	10[7] CFU (N=6) n (%) E
Drug related TEAEs	1 (14.3) 2	2 (33.3) 2
Drug related SAEs	—	—
Drug related Treatment-Emergent SAEs	—	—
TLTs Related to VXM01	—	—
Treatment Discontinuations Due to AEs	—	—
Study Discontinuations Due to AEs	—	—

Note: A hyphen (-) indicates no events were reported. E = number of events; n = number of patients with an event; N = number of patients. Percentages are based on the number of patients. CFU: colony forming units.

VXM01 phase I/II clinical trial — Patient selection criteria

Patients were selected by a third party clinical trial provider, each of whom met the following criteria:

•        Diagnosis:    confirmed glioblastoma (WHO Grade IV) located above the tentorium cerebelli in the brain.

•        Disease progression:    evidence of tumor growth after receiving standard treatment with radiation and temozolomide chemotherapy.

•        Prior treatment:    completion of radiotherapy at least 3 months before entering the trial.

•        Resectable tumors (subset of patients):    eligible for a repeat surgery to remove the tumor, with the surgery able to be delayed for 30 days.

•        General health:    good bone marrow, liver, and kidney function; able to undergo MRI scans; no active serious infections; and a Karnofsky performance status of 70 or higher (meaning they could mostly care for themselves).

•        Tumor samples:    availability of tumor tissue for analysis.

•        Sex:    men were eligible. Women had to be post-menopausal or surgically sterile due to a lack of safety data on the vaccine’s potential impact on reproduction.

With these criteria, the trial recruited 25 patients with non-resectable tumors and 3 with resectable tumors. Overall, the mean age of participants was 58 years, with the majority (78.6%) being male.

VXM01 phase I/II clinical trial — Tumor response

The tumor response was assessed by Objective Response Rate (ORR) and Duration of Response (DoR) according to immunotherapy Response Assessment for Neuro-Oncology (iRANO; 2015)

Overall, in the non-resectable patients the ORR was 12.0% (95% CI: 2.5 – 31.2), with 3 responders out of 25 patients (12.0%) who had a partial remission. Of the patients with a partial remission, 1 patient in the 106 CFU/mL group had a DoR of 5.6 months, while the patients in the 107 CFU/mL group had a DoR of 2.7 and 11.1 months. All patients who had stable disease (n=3) received 107 CFU/mL VXM01.

Best Overall Response	10[6] CFU/mL (N=3) n (%)	10[7] CFU/mL (N=25) n (%)	Total NR (N=25) n (%)
PR	1 (33.3)	2 (8.0)	3 (12.0)
SD	—	3 (12.0)	1 (4.0)
PD	2 (66.7)	20 (80.0)	21 (84.0)
ORR (%) [95% CI]	33.3 [0.8 – 90.6]	8.0 [1.0 – 26.0]	12.0 [2.5 – 31.2]
DCRR (%) [95% CI]	33.3 [0.8 – 90.6]	20.0 [6.8 – 40.7]	16.0 [4.5 – 36.1]

Note: A hyphen (-) indicates no events were reported. n = number of patients with an event; N = number of patients; NR = non-resectable. Percentages are based on the number of patients. CR = complete response; PR = partial remission; SD = stable disease; PD = progressive disease; ORR = objective response rate (CR and PR); DCR = disease control rate (CR, PR, and SD).

The clinical response was assessed by recurrence-free survival after re-operation (RFS) (in the 107 CFU/mL resectable group), time-to-progression (TTP), progression free survival (PFS), and overall survival (OS). In the patients who underwent tumor resection (107 CFU/mL resectable group), disease progression occurred only in Patient 01-17 with an RFS of 1.8. Patient 01-14 was censored with an RFS of 20.9 months. The results for TTP and PFS were identical, with an overall median of 2.7 months and range of 1.2 to 13.8 months in the non-resected patients (Total NR group). The median OS in the Total NR group was 11.1 months (95% CI: 8.5 – 15.1) with a range of 3.8 to 38.2 months. At the time of database lock, 1 patient in the 107 CFU/mL resectable group was alive and had stable disease without post-resection recurrence, while 3 patients in the 107 CFU/mL non-resectable group were alive with progressive disease in longterm follow-up.

VXM01 phase I/II clinical trial — Immune response

The effect of VXM01 plus avelumab was explored by evaluating the VEGFR-2 specific T cell response and frequency of immune cells in peripheral blood, and by staining of immune- and biomarkers in tumor tissue obtained during resection.

ELISpot assay was used to measure the number of these T cells that produced interferon gamma (IFN-γ) when stimulated with different fragments of the VEGFR-2 protein.

VEGFR-2 specific ELISpot counts were calculated as the ELISpot count per peptide pool minus the negative control. The VEGFR-2 specific T cell response was defined positive when the test peptide pool had at least two-fold higher spot counts compared to the negative control and the difference of the triplicates was significant in an unpaired two-tailed student’s t-test.

Overall, 12 of 28 patients (42.9%, all in the 107 CFU/mL non-resctable group) had a VEGFR-2 specific T cell response classified as negative for all peptides at all time points tested. The VEGFR-2 specific T cell response was decreased on Day 21 compared with baseline in 6 patients, was increased in 4 patients (all 107 CFU/mL non-resectable group), and remained at the same level compared with baseline in 5 patients. At Week 16, the VEGFR-2 specific T cell response was increased compared with baseline in 7 patients (1 patient in 106 CFU/mL group, 6 patients in 107 CFU/mL group), decreased in 5 patients (all 107 CFU/mL group), and remained the same in 3 patients.

VXM01 phase I/II clinical trial — Safety result

With the majority of reported events in this trial being mild to moderate severity in nature, we believe VXM01 could have a favorable safety profile but would need to be further assessed in a larger patient population. Notably, while SAEs were observed during the study period, all of them were target disease-related rather than treatment-related. The observed SAEs included brain edema, epilepsy, stroke, hyponatremia, gait disturbance, and pulmonary embolism, which are commonly reported symptoms in patients with brain tumors or severe illnesses as their disease progresses and were not attributable to VXM01 administration. A full safety evaluation will be determined following further review of all safety data by relevant regulatory agencies.

All patients (n=28; 100%) experienced multiple AEs, but no treatment-limiting toxicities (TLT) related to VXM01 or avelumab, or infusion-related adverse events (AEs) were recorded for any group. No treatment-related SAEs were recorded for the 106 CFU/mL and 107 CFU/mL resectable groups. No VXM01- or avelumab-related SAEs or treatment-emergent SAEs were recorded for any group. One patient discontinued study treatment due to rheumatoid arthritis which occurred after the first 5 weeks of treatment. This adverse event was assessed as unrelated to VXM01 administration and occurred independently of the patient's underlying condition, thus it was not reported as TLT. Four patients experienced a total of 5 (five) immune-related AEs (irAEs). These immune-related AEs included hypothyroidism, autoimmune thyroiditis, fatigue, and the aforementioned rheumatoid arthritis. As with other reported events, these immune-related AEs were assessed and determined to be unrelated to VXM01 administration.

Adverse Event Category	10[6] CFU/mL (N=3) n (%) E	10[7] CFU/mL (N=25) n (%) E
Drug related SAEs	—	—
Drug related Treatment-Emergent SAEs	—	—
TLT Related to VXM01	—	—
TLT Related to avelumab	—	—
Infusion-related Adverse Events	—	—
Immune-related Adverse Events	—	4 (16.0) 5
Treatment Discontinuations Due to AEs	—	1 (4.0) 1
Study Discontinuations Due to AEs	—	—

Note: A hyphen (-) indicates no events were reported. E = number of events; n = number of patients with an event; N = number of patients. Percentages are based on the number of patients.

Intellectual Property

Vaximm actively maintains 8 patent families relating to Vaximm’s portfolio of assets, in the United States and in other major markets as described shown in the tables below of specific patents within each patent family that have been issued or are under examination. All patents within each of the active patent families have been issued or are currently under various stages of nationalization and are owned or in-licensed patent families by Vaximm and cover composition of matter, formulation and/or methods of use, are shown in the table below.

Manufacturing (1)
WO 2013/091898, Method for Producing High Yield Attenuated Salmonella Strains

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	21/12/2012	PCT/EP2012/005364			2013/091898	—
AU	PCT	21/12/2012	2012359166	23/11/2017	2012359166	2012359166	21/12/2032	granted
CA	PCT	21/12/2012	2,853,656	29/12/2020	2,853,656	2,853,656	21/12/2032	granted
CN	PCT	21/12/2012	201280064144.2	19/04/2017	104066834	104066834	21/12/2032	granted
EP*	PCT	21/12/2012	12 808 264.1	30/08/2017	2 794 849	2 794 849	21/12/2032	granted
IN	PCT	21/12/2012	5386/DELNP/2014	10/06/2019	313960	IN05386DN2014	21/12/2032	granted
JP	PCT	21/12/2012	2014-547768	01/12/2017	6251179	2015-502162	21/12/2032	granted
KR	PCT	21/12/2012	10-2014-7020387	23/08/2019	10-2015932	10-2014-0105028	21/12/2032	granted
US	PCT	21/12/2012	14/366,186	15/11/2016	9,493,738	2014-0349274	21/12/2032	granted
ZA	PCT	21/12/2012	2014/04501	24/02/2016	2014/04501	2014/04501	21/12/2032	granted

VXM01 — dosing (2)
WO 2014/005683, DNA Vaccine for Use in Pancreatic Cancer Patients

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	26/06/2013	PCT/EP2013/001882			2014/005683	—
AU	PCT	26/06/2013	2013286335	07/12/2017	2013286335	2013286335	26/06/2033	granted
AU	DIV	26/06/2013	2017258877	14/03/2019	201725887	2631924	26/06/2033	granted
CA	PCT	26/06/2013	2,877,938			2,877,938	26/06/2033	under examination
CN	PCT	26/06/2013	201380035905.6	30/10/2020	CN201380035905.6A	104519908	26/06/2033	granted
EP*	PCT	26/06/2013	13 732 833.2	25/09/2019	2 869 836	2 869 836	26/06/2033	granted
IN	PCT	26/06/2013	180/DELNP/2015			IN00180DN2015	26/06/2033	under examination
JP	PCT	26/06/2013	2015-518890	20/04/2018	6325534	2015-522263	26/06/2033	granted
KR	PCT	26/06/2013	10-2015-7002939	12/03/2020	10-2090612	10-2015-0036361	26/06/2033	granted
US	PCT	26/06/2013	14/409,434	16/08/2016	9,415,098	2015-0165011	26/06/2033	granted
US	CON2	31/05/2018	15/994,766	21/05/2019	10,293,037	2019-0008936	26/06/2033	granted
ZA	PCT	26/06/2013	2014/09156	27/07/2016	2014/09156	2014/09156	26/06/2033	granted

VXM06 — WT1 (3)
WO 2014/173542, Salmonella-based vectors for cancer immunotherapy targeting Wilms’ tumor gene

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	24/04/2014	PCT/EP2014/001099			2014/173542	—
EP*	PCT	24/04/2014	14 721 208.8	06/06/2018	2 988 762	2 988 762	24/04/2034	granted
JP	PCT	24/04/2014	2016-509326	12/10/2018	6416877	2016-518835	24/04/2034	granted
US	PCT	24/04/2014	14/786,652	20/03/2018	9,920,297	14/786,652	24/04/2034	granted
US	CON	24/04/2014	15/872,750	27/10/2020	10,815,455	2018/0163169	24/04/2034	granted

VXM04-MSLN (4)
WO 2015/090584, Novel MSLN targeting DNA vaccine for cancer immunotherapy

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	17/12/2014	PCT/EP2014/003403			2015/090584	—
EP*	PCT	17/12/2014	14 821 508.0	28/08/2019	3 082 850	3 082 850	17/12/2034	granted
JP	PCT	17/12/2014	2016-559513	14/01/2020	6662787	2017-502692	17/12/2034	granted
US	CON	17/12/2014	15/785,743	15/10/2019	10,441,645	2018/0064794	17/12/2034	granted

VXM01 — combination (5)
WO 2016/202459, VEGFR-2 targeting DNA vaccine for combination therapy

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	16/06/2016	PCT/EP2016/001004			2016/202459	—
AU	PCT	16/06/2016	2016278588	31/03/2022	AU2016278588A	2016278588	16/06/2036	granted
CA	PCT	16/06/2016	2989247	17/10/2023	CA2989247A	2989247	16/06/2036	granted
CN	PCT	16/06/2016	201680035593.2	13/07/2021	CN201680035593.2A	107995868	16/06/2036	granted
EP	PCT	16/06/2016	16736381.1	06/11/2019	3 310 379	3 310 379	16/06/2036	granted
EPHK	PCT		118111736.6	11/12/2020	HK1252435	HK1252435	16/06/2036	granted
EP(T1)	DIV		19205420.3			3626262	16/06/2036	under examination
IN	PCT	16/06/2016	201717043556	08.11.2023	467201	201717043556 A	16/06/2036	granted
JP	PCT	16/06/2016	2017-565248	21.09.2021	JP2017565248A	2018517419	16/06/2036	under examination

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
US	PCT	16/06/2016	15/737,659	02/02/2021	10,905,752	US 2018/0250345	16/06/2036	granted
US	CON	16/06/2016	17/107,203			US20210077605A1	16/06/2036	pending
ZA	PCT	16/06/2016	2017/08439	26/05/2021	2017/08439		16/06/2036	granted

VXM01 Tumor expression (7)
WO 2018/149982, Novel VEGFR-2 targeting immunotherapy approach

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	16/02/2018	PCT/EP2018/053918			WO 2018/149982	—
AU	PCT	16/02/2018	2018222777	01/02/2024	2018222777B9	2018222777 A	16/02/2038	granted
CA	PCT	16/02/2018	305833			305833 A	16/02/2038	under examination
CN	PCT	16/02/2018	201880012318.8			110291187 A	16/02/2038	under examination
EP	PCT	16/02/2018	18 704 568.7			3 583 200 A	16/02/2038	under examination
IN	PCT	16/02/2018	201917030262			201917030262 a	16/02/2038	under examination
JP	PCT	16/02/2018	2019-544614				16/02/2038	under examination
US	PCT	16/02/2018	16/486,425	20/04/2021	10980868B2	2020038496 A	16/02/2038	granted

VXM10 — PD-L1 (8)
WO 2018/167290, Novel PD-L1 targeting DNA vaccine for cancer immunotherapy

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	16/02/2018	PCT/EP2018/056721			WO 2018/167290	—
CN	PCT	16/02/2018	201880018761.6			110430893	16/02/2038	under examination
EP	PCT	16/02/2018	18710879			3 595 704	16/02/2038	under examination
JP	PCT	16/02/2018	2019-550795			2020-511139	16/02/2038	under examination

VXM01 in combination with an antibiotic (9)
WO 2021/144254, Salmonella-based DNA vaccines in combination with an antibiotic

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	12/01/2021	PCT/EP2021/050470			WO 2021/144254	—
AU	PCT	12/01/2021	2021208400			2121208400	12/01/2041	under examination
CA	PCT	12/01/2021	3162994			3162994	12/01/2041	under examination
CN	PCT	12/01/2021	202180008543.6			114980871	12/01/2041	under examination
EP	PCT	12/01/2021	21700697			4090321	12/01/2041	under examination
IN	PCT	12/01/2021	202217033481			202217033481	12/01/2041	under examination
JP	PCT	12/01/2021	2022542046			2023510770	12/01/2041	under examination
KR	PCT	12/01/2021	1020227027291			1020220128638	12/01/2041	under examination
US	PCT	12/01/2021	17791282			20230121528	12/01/2041	under examination

Darnatein

Corporate Overview

Darnatein is developing design-augmented (DA) biologics for age-related and other degenerative diseases, such as osteoarthritis and spine and joint disorders. Darnatein’s lead DA biologics are intended to be injected directly into pathological tissues to promote regeneration of target tissues such as bone or cartilage cells. Leveraging these innovative DA biologics to regenerate bone and cartilage has the potential to restore functionality and reduce pain across several degenerative conditions.

Darnatein has identified and advanced two therapeutic candidates, DRT-102, a clinical-stage asset for spinal fusion, and DRT-101, a pre-clinical stage asset for osteoarthritis. A small exploratory, clinical trial of 15 patients with DRT-102 indicated potential efficacy compared to a placebo, with no serious adverse events reported. Full safety and efficacy evaluation will be determined following further review of all safety data by relevant regulatory agencies. Larger clinical trials will be required to provide more extensive and accurate data on the safety and effectiveness of DRT102. A pre-clinical (non-human) trial of DRT-101 demonstrated cartilage regeneration and joint healing in animals, with no serious adverse events reported. Based on these preliminary results, Darnatein intends to continue the development and testing of DRT-101 and, when additional resources are available, DRT-102. Darnatein has not previously advanced any therapeutic candidates into late-stage clinical trials nor received regulatory and marketing approvals for any commercial sales of its products.

Opportunity

Age-related degeneration, such as osteoarthritis and spine disorders, is a naturally occurring process that may be accelerated due to chronic and cumulative impact over time. Limited therapeutic options exist and only offer limited and temporary symptomatic relief with no cure currently available.

Beyond therapeutic options, invasive surgical procedures may be available for spine and joint disorders but are not readily accessible and may not be a curative, pain-free, long-term solution. Additionally, neither symptomatic therapies nor invasive and costly surgical procedures address the underlying cause of chronic and age-related degenerative diseases. Darnatein’s novel Design Augmented (DA) approach has the potential to overcome these limitations of spine and joint disorders and osteoarthritis with a regenerative therapy to overcome degeneration in bone and cartilage.

Design-Augmented Biologics Program

In recent years, scientists have studied the role of bone morphogenetic proteins (BMPs) in healing bone and cartilage. BMPs have been used clinically in orthopedic procedures but they are typically administered at high, supra-physiological concentrations that have been linked to undesirable local and systemic side effects. BMPs engineered to have enhanced therapeutic potency may circumvent this problem and provide the desired effects of healing bone and cartilage while minimizing the likelihood of adverse events.

DRT-101 for Cartilage and Joint Recovery

DRT-101 is a synthetic bio-signaling molecule that replaces BMPRII-binding segments of BMP-7, one of the bone-forming proteins, with high affinity ActRII binding segments of Activin A, a member of the transforming growth factor ß (TGF-ß). In nature, endogenous BMP7 promotes chondrogenesis in damaged cartilage tissue by signaling primarily via the type II receptor BMPRII and to a lesser extent via the activin type II receptor ActRII, which it binds with lower affinity. DRT-101 amplifies intracellular regeneration signaling capacity compared to natural BMP-7 and allows for regeneration and restoration of mechanically depleted cartilage cells to normal levels.

DRT-101 pre-clinical study in animals

DRT-101 was evaluated in Sprague Dawley rats by ChemOn Inc. in 2021 for toxicity measurement. This study was conducted to assess the approximate lethal dose (ALD) and the dose-range finding(DRF) of the test substance DRT-101, when administered intravenously.

The table below lists the type, species, purpose and results of our completed pre-clinical toxicology studies from 2021-2022. These studies were conducted with the assistance of Chemon Inc., a GLP-licensed third-party vendor.

Type of Study	Species	Purpose	Results	Period
Single Dose Intravenous Toxicity Test of DRT-101 in Sprague-Dawley Rats	Sprague Dawley Rats	Assess the toxicity of the test substance DRT-101 when administered intravenously to Sprague-Dawley Rats	The approximate lethal dose (ALD) was determined to exceed 10mg/kg for both males and females.	2021.03.05- 2021.05.11
Single Dose Intravenous Toxicity Test of DRT-101 in Sprague-Dawley Rats	Sprague Dawley Rats	Investigate the toxicity and histopathological changes at the administration route	The approximate lethal dose exceeded 0.625 mg/kg for both males and females, and toxicologically adverse changes including dysplasia and hypertrophy of cartilage at the injection area were observed.	2021.04.29- 2021.11.01
Two-Week Repeated Dose Intravenous Toxicity Test of DRT-101 in Sprague-Dawley Rats	Sprague Dawley Rats	Investigate the toxicity of DRT-101 when administered intravenously to Sprague-Dawley rats repeatedly for two weeks, with the aim of determining dosage for subsequent intravenous toxicity tests

DRT-101 was injected at dose of 0.069, 0.208, and 0.625 mg/kg/day. Swelling at the administration area (tail) was observed in male and female rats in dose groups above 0.208 mg/kg/day. Induration at the administration area was observed in all test substance groups of both sexes. The induration is speculated to be dysplasia and hypertrophy of cartilage in the tail. Accordingly, it is recommended to set 0.069 mg/kg/day as the high-dose group for the next repeated intravenous toxicity studies.

2021.12.07- 2022.02.10

Currently, the toxicity test of DRT-101 is ongoing with BiotoxTech. The purpose of this study is to evaluate the potential toxicity and determine the dose levels for a repeated toxicity study of DRT-101, when given Intra-articular injection to rats and Beagles(non-rodents)

The table below outlines the type, species, purpose and results of the pre-clinical toxicology studies so far conducted with the assistance of BiotoxTech

Type of study	Species	Purpose	Results	Date of Completion
30-Day Repeated Intraarticular Injection (total 2 times) Dose Range Finding Study	Sprague- Dawley Rats	To evaluate the potential toxicity and determine the dose levels for a repeated toxicity study of DRT-101, when given Intra-articular injection to the Sprague-Dawley rats.	There were no DRT-101-related effects on body weight, food consumption, clinical pathology, or organ weight. In external and macroscopic evaluations, thickening in the injection site was observed in both sexes of the 3, 9 and 30 µg/animal groups in a dose-dependent manner. p-values < 0.05 (Anova&Dunnett)	2024.09.13

Type of study	Species	Purpose	Results	Date of Completion
30-Day Repeated Intraarticular Injection (total 2 times) Dose Range Finding Study	Beagle dogs	To evaluate the potential toxicity of DRT-101 when administered via intra-articular injection to Beagle dogs 2 times with an interval of 4 weeks, and to determine the dose levels for a 6-week repeated toxicity study.	No deaths occurred during the course of the study. In clinical observations, all animals in DRT-101 dosing groups exhibited edemas at injection sites and abnormal gait after dosing. Edemas were exhibited in a broad area around the injection site, the right stifle joint, gradually recovering in 10 days for the 0.05 and 0.15 mg/animal dose groups, and in 24 days for the 0.5 mg/animal dose group.	2024.09.03

DRT-102 for Bone Regeneration

DRT-102 is an investigational product classified as a medical device product by the Ministry of Food and Drug Safety of the Republic of Korea (“MFDS”). DRT-102 is composed of freeze-dried AB204 protein, that promotes bone formation, and a synthetic bone graft in granular form.

The AB protein (AB204) is a synthetic protein, created by fusing Activin and BMP-2, both members of the BMP (Bone Morphogenetic Protein) family, growth factors by Darnatein’s segmental reassembly technology. AB204 combines BMP’s type II receptor binding with activin A’s high-affinity type II receptor binding. It induces significantly greater and longer-lasting Smad 1/5/8 phosphorylation in osteoblastic cells compared to BMP2, promoting mineral calcium nodule formation crucial for bone apatite formation. Unlike BMP2, AB204 is unaffected by noggin by design and also inhibits activin signaling, which further enhances its bone formation and is noteworthy since activin antagonism itself can promote bone formation. When used in conjunction with existing synthetic bone grafts, it facilitates the generation of new bone and can aid in fracture healing.

The synthetic bone graft uses approved products and is composed of hydroxyapatite and beta-tricalcium phosphate, with internal pores connected in a three-dimensional structure. By coating a highly bioactive and absorbable ß -TCP on an HA scaffold that can support structurally for a long period with excellent biocompatibility and slow biodegradation, it enables rapid initial bone bonding and long-term support dynamics.

DRT-102 pre-clinical study for toxicity measurement in animal models

The toxicity test of DRT-102 was conducted with multiple institutions including KTR (Korea Chemical Corporation), KIT (Korea Institute of Toxicology), and ChemOn. The purpose of this study is to evaluate the potential toxicity and determine the dose levels for a repeated toxicity study of DRT-102, when intravenously administered to rats and Beagles(non-rodents)

The table below outlines the type, species, purpose and results of the pre-clinical toxicology studies so far.

Type of study	Species	Purpose	Results	Date	Institution
Dose Range Finding Study: 2-Week Repeated Intravenous Injection	Sprague- Dawley Rats	To evaluate the potential toxicity and determine the dose levels for a repeated toxicity study of DRT-102, when intravenously injected to the Sprague-Dawley rats.

No deaths were observed. A slight dose-dependent increase in the absolute and relative weights of the spleen and liver was noted in female rats administered 0.25 and 0.5 mg/kg/day. Therefore, it was determined to set the high dose for the 4-week repeated intravenous toxicity study at 0.5 mg/kg/day

				2013.11.11 ~ 2014.05.07	ChemOn

Type of study	Species	Purpose	Results	Date	Institution
Single Intravenous Injection	Sprague- Dawley Rats	To evaluate the potential toxicity of DRT-102 when administered intravenously single time	The approximate lethal dose (ALD) of AB204 was determined to exceed 10 mg/kg (400 times the clinically intended dose) for both males and females.	2012.02.02 ~ 2012.04.09	ChemOn
4-Week Repeated Intravenous Injection with 2-Week Recovery Period for Rodents	Sprague- Dawley Rats	To evaluate the characteristics of DRT-102 when administered intravenously to Sprague-Dawley rats repeatedly for 4 weeks and to assess its recovery potential through a 2-week recovery period.

No deaths were observed, and no toxicologically adverse changes were detected. Under the conditions of this study, the No Observed Adverse Effect Level (NOAEL) of the test substance DRT-102 in rats was determined to be 0.32 mg/kg/day.

				2014.01.02 ~ 2014.06.16	ChemOn
Dose Range Finding Study: 2-Week Repeated Intravenous Injection for Non-Rodents	Beagle dog	To evaluate the characteristics of DRT-102 when administered intravenously to Beagle dog repeatedly for 2 weeks.	No changes attributable to the test substance were observed. Therefore, in the upcoming 4-week repeated intravenous toxicity study, the high dose will be set at 0.5 mg/kg/day	2013.11.25 ~ 2014.02.13	ChemOn
4-Week Repeated Intravenous Injection with 2-Week Recovery Period for Non-Rodents Following PK Sampling	Beagle dog	To examine the characteristics of DRT-102 when administered intravenously to Beagle dogs repeatedly for 4 weeks, and to assess its recovery potential through a 2-week recovery period	No toxicological changes were observed. Therefore, under the conditions of this study, the No Observed Adverse Effect Level (NOAEL) was determined to be 0.32 mg/kg/day for both males and females.	2014.02.11 ~ 2014.07.18	ChemOn
Safety Test – Cardiovascular System	Beagle Dog

To evaluate the effects of a single intravenous administration of DRT-102 to male Beagle dogs on cardiovascular function, including blood pressure, heart rate, and electrocardiogram (ECG), using a telemetry device for remote monitoring.

			No adverse effect on cardiovascular function, including blood pressure, heart rate, and electrocardiogram (ECG) was observed.	2014.07.17 ~ 2014.08.07	KIT (Korea Institute of Toxicology)
Safety Test – Respiratory System	Sprague- Dawley Rats	To evaluate the effects of a single intravenous administration of the test substance AB204 on the respiratory system by measuring the respiratory rate and volume in Sprague-Dawley rats.	When DRT-102 is administered as a single intravenous dose of 0.8 mg/kg or lower, the test substance does not affect the respiratory system.	2014.07.17 ~ 2014.08.07	ChemOn

Type of study	Species	Purpose	Results	Date	Institution
Safety Test – Central Nervous System	ICR Mouse	To evaluate the effects of a single intravenous administration of DRT-102 on the central nervous system by observing the animals’ body temperature and systemic behaviors in ICR mice.	When DRT-102 was administered as a single intravenous dose of 0.8 mg/kg or lower to ICR mice, no changes in body temperature or systemic behaviors were observed.	2014.03.25 ~ 2014.04.29	ChemOn
Biological Safety Tests	—	Cytotoxicity test (Elution method)	Grade 2 (mildly cytotoxic)	2014.0924 ~ 2014.10.28	KTR (Korea Chemical Corporation)
	NZW rabbits	Intracutaneous reactivity	No signs of erythema or edema.
	Dunkin Hartley guinea pigs	Skin Irritation test	No skin reactions after sensitization, indicating weak skin sensitization.
	ICR mice	Acute toxicity test	No systemic toxicity changes observed within 72 hours after administration
	NZW rabbits	Fever test	No body temperature increase of 0.5°C or higher.
	—	Genotoxicity Test (Microbial Reversion Mutation)	Negative
	—	Genotoxicity Test (Mammalian Chromosome)	Negative

Pre-clinical study of DRT-102 for efficacy measurement in animal models

Efficacy test of DRT-102 was conducted with multiple institution including Joint Center for Bioscience, Inha University Hospital, Seoul Borame Medical Center, and Pharmalegacy (China). The purpose of this study is to evaluate the potential efficacy of DRT-102, when intravenously administered.

The table below outlines the type, species, purpose and results of the pre-clinical efficacy studies so far.

Type of study	Species	Purpose	Results	Date	Institution
Beagle dog spinal fusion	Beagle dog	To evaluate the efficacy of DRT-102 by tibial bone Fusion

– Test group implanted with DRT-102 showed a significantly higher fusion rate compared to the rhBMP-2 control group

– Histological examination revealed that the AB204 group exhibited superior new bone formation and bone trabecular formation compared to both the rhBMP-2 and Osteon groups.

				2013.07.01 ~ 2014.06.30	Seoul Boramae Medical Center
Rat spinal fusion	CD Rats	To evaluate the efficacy of DRT-102 by spinal bone Fusion

– 3 µg Implantation: In the group implanted with AB204, fusion rates were 50% at week 4 and 75% at week 8. In contrast, the rhBMP-2 group showed fusion rates of 25% at both week 4 and week 8.

– 6 µg Implantation: In the AB204 group, fusion rates reached 100% at both week 4 and week 8. For the rhBMP-2 group, fusion rates were 25% at week 4 and 50% at week 8.

– 10 µg Implantation: The AB204 group showed a 100% fusion rate at week 4, whereas the rhBMP-2 group showed only 75% fusion at week 4.

				2012.10.01 ~ 2014.03.31	Inha University Hospital
– DRT-102 showed a concentration-dependent increase in new bone formation, with no pathological abnormalities observed.

Type of study	Species	Purpose	Results	Date	Institution
Rabbit tibial defect fusion	NZW Rabbit	To evaluate the efficacy of DRT-102 by tibial bone Fusion

– Histopathological evaluation of non-decalcified bone sections from the 8-week necropsy group, using Goldner’s Trichrome staining, revealed that the bone area surrounding the test substance was greatest in the rhBMP-2 (positive control) group. The DRT-102 (100µg) group exhibited a slightly higher bone area around the test substance compared to the negative control group. Additionally, when measuring the length of osteoid relative to the area of new bone, the AB204 (100µg) group showed the highest ratio.

				2014.06. 05 ~ 2014. 12.31	Korea Animal Medical Institute
Mouse calvaria & Tibial defect fusion	C3H Rats	to evaluate the bone healing property of DRT-102 on Calvaria and Tibia osteotomy compared to rhBMP-2 in mouse.	– DRT-102 facilitates the healing of the CSD (critical-sized defect) in the tibia of rats. – CT scans and histological analyses showed that only DRT-102 was effective in healing the segment.	2011.10. 01 ~ 2014. 9.31	JCB (joint center for biosciences)

– Bone generated by BMP2 did not integrate well with the existing bone, with visible boundaries, whereas bone newly formed by DRT-102 completely fused with the existing bone without visible differences.

– The fidelity of the newly formed bone was particularly observed in Villanueva-stained tissue slides, which showed osteoblasts and mineralized bone.
In Vitro – Efficacy Test	MC3T3-E1 cell	To evaluate osteoinductivity of DRT-102 in MC3T3-E1 preosteblastic cells

– DRT-102 was not toxic to the cells.

– DRT-102 promoted calcium nodule formation three times more than BMP2

– DRT-102 also increased ALP activity, another measure of osteogenic potential, by over 135% compared to BMP2

				2011.10. 01 ~ 2014. 09.31	JCB (joint center for biosciences)
Monkey fibular defect fusion	Cynomolgus Monkey	To evaluate the efficacy of DRT-102 on primates’ tibial bone defect	– When 5 mg of AB204/DBM was administered, it produced more than twice the amount of mineralized tissue compared to the 5 mg BMP-2/DBM treatment.	2014.06. 01 ~ 2014. 10.31	Pharmalegacy (China)

Type of study	Species	Purpose	Results	Date	Institution
Mouse Calvaria Defect	C3H mouse	To evaluate the bone healing property of DRT-102 on Calvaria and Tibia osteotomy compared to rhBMP-2 in mouse.

– No animals died due to surgery

– No individuals showed abnormal changes in body weight.

– Bone remodeling was observed in X-ray images after 2 months post-surgery

– The volume of new bone and the area of osteoid forming the new bone were more prominent than control group

				2014.08 ~ 2014.10.15	JCB (joint center for biosciences)

Clinical trial of DRT-102

Darnatein is conducting a single-blind, active-controlled, randomized, multicenter confirmatory trial to evaluate the efficacy of DRT-102 for the treatment of Lumbar Spinal Fusion. The trial is being conducted at Boramae Medical Center of Seoul National University, Inha University Hospital, and Soonchunhyang University Seoul Hospital.

The clinical trial of DRT-102 includes both exploratory and confirmatory phases. The patient selection criteria for both studies are as follows:

Inclusion Criteria:

(1)    Age between 30-80 years old.

(2)    Patients requiring one-level posterior decompression and fusion between L1 and S1 due to severe spinal stenosis, spondylolisthesis, spondylosis, or retrolisthesis.

Exclusion Criteria:

(1)    Average spine T-score< -2.5 on dual-energy X-ray absorptiometry (DEXA),

(2)    History of cancer,

(3)    Patient unable to discontinue anticoagulation therapy,

(4)    Female patients of childbearing potential,

(5)    Patients testing positive for DRT-102 antibody,

(6)    Specific conditions, including psychological problems.

Patients were regularly followed up at 2, 12, 24 and 48 weeks postoperatively. Patients were divided into two groups: TLIF (Transforaminal Lumbar Interbody Fusion) performed with or without the use of DRT-102.

2 mg of DRT-102 was reconstituted using sterile water and the resulting solution was used to soak 6cc of Osteon II (Genoss, #OT7G2030600) were inserted into PEEK (polyetheretherketone) cages before plcement into the prepared disc space. No autogenous grafts were used in the investigational group, while the control group received autograft in cages.

Exploratory clinical trial of DRT-102

DRT-102 was evaluated in a exploratory clinical trial with 4 patients (excluding two dropouts) conducted at Inha University Hospital managed by DT&R CRO in 2016 ~ 2019.

The primary objective of this study was to evaluate the bone fusion rate of DRT-102 for patients with severe spinal stenosis, spondylolisthesis, spondylosis, or retrolisthesis, all of whom required posterior decompression and fusion.

Source: Choi, Seung-hyun, et al. “Evaluation of Posterolateral Lumbar Fusion with Composite Bone Graft AB204-sp: A Preliminary Comparative Study and Therapeutic Exploratory Trial.” Korea Health Industry Development Institute, Mar. 2019. National R&D Research Report, TRKO202000003168, scienceon.kisti.re.kr/srch/selectPORSrchReport.do?cn=TRKO202000003168. Accessed 21 Oct. 2024.

To assess the bone fusion rate, a CT scan was conducted for 6 months postoperatively to measure the fusion status.

The criteria for determining bone fusion were as follows:

a.      Formation of continuous trabeculation between the adjacent vertebral body and the graft bone.

b.      Evidence of remodeling between the adjacent vertebral body and the graft bone.

c.      Absence of radiolucent areas between the adjacent vertebral body and the graft bone.

Fusion was determined successful if at least two of the criteria (a, b, or c) were met. In cases where only one criterion was met or none were satisfied, non-fusion was diagnosed.

The secondary evaluation parameters included the bone fusion rate observed on X-rays 6 months postoperatively, the rate of bone degeneration assessed on MRI 6 months postoperatively, the improvement in Visual Analog Scale (VAS) scores, and the improvement in the Oswestry Disability Index (ODI).

		SN003		SN004		SN005		SN006
		Visit 1 (Screwening)	Visit 2 (6 month)	Visit 1 (Screening)	Visit 2 (6 month)	Visit 1 (Screening)	Visit 2 (6 month)	Visit 1 (Screening)	Visit 2 (6 month)
Procedure Site		L4 – L5		L4 – L5		L4 – L5		L4 – L5
X-ray		Y	Y	Y	Y	Y	Y	Y	Y
CT-scan		—	Y a, c	—	Y a, c	—	Y 100% fusion on rt. side &	—	Y a, c
			satisfied		satisfied		50% fusion on lt. side		satisfied
MRI		—	Y	—	Y	—	Y	—	Y
VAS(mm)	Lumbar	100	45	95	94	32	17	93	74
	Lt. leg	100	41	94	9	0	18	91	74
	Rt. leg	0	0	64	68	0	16	40	50
ODI		44	17	34	26	12	13	19	15

NOTE: a: Formation of continuous trabeculation between the adjacent vertebral body and the graft bone, b: Evidence of remodeling between the adjacent vertebral body and the graft bone, c: Absence of radiolucent areas between the adjacent vertebral body and the graft bone.

This study has confirmed that all patients experienced strong spine fusion through X-ray, CT and MRI. Three patients (SN003, SN004, SN005) exhibited 100% spinal fusion at the procedure site. For patient SN005, 100% fusion was observed on the right side, while 50% fusion was observed on the left side.

Significant improvements were also observed in VAS and ODI scores. In the case of VAS, pain levels decreased from severe to worst pain levels to mild to moderate pain levels. For ODI, which measures discomfort in daily activities, scores improved from moderate to severe disability to minimal to moderate disability, indicating an enhancement in quality of life.

During the course of this clinical trial, no drug-related adverse effects or toxicity were observed.

Confirmatory clinical trial of DRT-102

DRT-102 was further evaluated in a confirmatory clinical trial from 2020 to 2022. This study involved 15 total patients and was conducted at Inha University, SNU Medical School Boramae Hospital, and SoonChunHyang Medical School Hospital. This trial was managed by DT&R CRO.

The primary objective of this study was to evaluate the bone fusion rate of DRT-102 in a larger patient population.

Primary efficacy endpoint was evaluated with bone fusion rate (%) as observed on CT scans at 24-weeks post-surgery.

Bone fusion is determined when at least two out of the following three criteria are satisfied:

a.      Continuous trabeculation formation

b.      Evidence of bone remodeling

c.      Absence of radiolucent areas

[Bone Fusion Rate Based on CT Scans at 24 Weeks Post-Surgery]

Control	CT Scan		Test	CT Scan
	Fufilled Critera	Bone Fusion		Fufilled Critera	Bone Fusion
1	—	F	1	a, b, c	S
2	—	F	2	b	F
3	—	F	3	a, b, c	S
4	—	F	4	a, b	S
5	a, b	S	5	a, b, c	S
6	a, b	S	6	a, b, c	S
7	b	F	7	b	F
			8	a, b, c	S
	Success	Fail	Total
Control	2 (25%)	5 (71.4%)	7 (46.7%)
Test	6 (75%)	2 (28.6%)	8 (53.3%)

Note: S = Bone Fusion Success; F = Bone Fusion Failure; a = Continuous trabeculation formation; b = Evidence of bone remodeling; c = Absence of radiolucent areas

The bone fusion rate in the test group was 75%, while it was 28.57% in the control group, resulting in a difference of 46.43% between the two groups.

Secondary efficacy endpoints included Bone fusion rate (%) based on X-rays at 24 weeks post-surgery.

Bone fusion rate (%) based on X-rays at 24 weeks post-surgery

The number of successful and failed bone fusions was observed on X-rays post-surgery in the experimental and control groups, along with the bone fusion success rates. The difference in bone fusion rates between the two groups was evaluated using the chi-square test.

[Evaluation Criteria]

a.      Formation of bridging callus

b.      Absence of bone spurs connecting the two vertebrae at the surgical site.

Control Group	X-ray			X-ray
	Fulfilled Criteria	Bone Fusion	Test Group	Fulfilled Criteria	Bone Fusion
1		F	1	a, b	S
2		F	2		F
3		F	3	a, b	S
4		F	4	a, b	S
5	a, b	S	5	a, b	S
6	a	S	6	a, b	S
7		F	7		F
			8	a, b	S

	Success	Fail	Total
Control	2 (25%)	5 (71.4%)	7 (46.7%)
Test	6 (75%)	2 (28.6%)	8 (53.3%)
Total	8 (100%)	7 (100%)	5 (100%)

Note: S = Bone Fusion Success; F = Bone Fusion Failure; a = Continuous trabeculation formation; b = Evidence of bone remodeling; c = Absence of radiolucent areas

[Changes in p-value according to the number of subjects]

	Success	Fail	# of patients	p-value		Success	Fail	# of patients	p-value
Control	2	5	7		Control	3	8	11
Test	6	2	8	0.132	Test	9	3	2	0.039
			15					23
	Success	Fail	# of patients	p-value		Success	Fail	# of patients	p-value
Control	4	0	4		Control	9	9	28
Test	2	4	6	0.026	Test	24	8	32	0.002
			30					60

Note: S = Bone Fusion Success; F = Bone Fusion Failure; a = Continuous trabeculation formation; b = Evidence of bone remodeling; c = Absence of radiolucent areas

The clinical trial results indicate that the success rate in the test group was significantly higher at 75%, compared to only 25% in the control group. Additionally, the failure rate in the control group was 71.4%, which was markedly higher than the 28.6% observed in the test group. These findings demonstrate that the test group, which received DRT-102, exhibited a substantially better outcome in terms of bone fusion compared to the control group. Overall, the data strongly suggest that DRT-102 is more effective than the control treatment in promoting bone fusion.

The chi-square test of the study demonstrates how the p-value changes with varying sample sizes in the clinical trial, comparing the control and test groups. Initially, with a smaller sample size of 15 patients, the p-value is 0.132, indicating no statistically significant difference between the two groups. However, as the sample size increases to 23 patients, the p-value drops to 0.039, suggesting a statistically significant difference favoring the test group.

With a moderate sample size of 30 patients, the p-value further decreases to 0.026, indicating stronger statistical evidence of the difference in success rates between the control and test groups. Finally, in the largest sample size of 60 patients, the p-value reaches 0.002, demonstrating a highly statistically significant difference and confirming the efficacy of the test group’s intervention.

Throughout the analysis, the test group consistently outperforms the control group in success rates, further supporting the effectiveness of the treatment under investigation.

Development plans for DRT-101 and DRT-102

Based on preliminary tests of DRT-101 and DRT-102 indicating some efficacy in the treatment of osteoarthritis and spine fusion, respectively, Darnatein intends to expand the potential application of DRT-101 to other cartilage regeneration targets, including spinal cartilage in the treatment of lower back pain. Darnatein may, depending upon securing additional financial resources and other opportunities requiring investment, expand the potential application of DRT-102 to other bone regeneration targets, including non-fusion bone fracture in the treatment of deformed bone tissue. The company’s strategy generally involves the following key steps:

1.      Identify novel drug candidate for cartilage- and bone-degenerative disorders: Darnatein will leverage its expert knowledge and experience in tissue regenerative medicine to identify new cartilage- and bone-degenerative disorders that can be targeted by Darnatein’s DRT-101 and DRT-102 platforms.

2.      Conduct preclinical studies with the FDA’s good laboratory practice (“GLP” regulations: Before testing any drug or biological product candidate in humans, the product candidate must undergo rigorous pre-clinical testing. The pre-clinical developmental stage generally involves laboratory evaluations of drug chemistry, formulation, and stability, as well as studies to evaluate toxicity in animals, to assess the potential for adverse events and, in some cases, to establish a rationale for therapeutic use. The conduct of pre-clinical studies is subject to federal regulations and requirements, including GLP regulations for safety/toxicology studies. Darnatein will first perform preclinical studies to evaluate the safety, immunogenicity, and efficacy of regenerating the new target tissue candidates.

3.      File an Investigational New Drug (IND) application: Upon the successful completion of preclinical studies, Darnatein will submit an IND application to regulatory authorities such as the FDA. IND is a request for authorization from the FDA to ship an investigation product and then administer it to humans and must be allowed to proceed by the FDA before human clinical trials may begin. This submission includes all relevant data from preclinical studies and outlines the proposed clinical trial protocols. The IND review period typically takes 30 days, during which the regulatory agency evaluates the submission to ensure the safety of proceeding to human trials.

4.      Initiate clinical trials: Based on the preclinical data, the company will design and conduct additional Phase 1 clinical trials to assess the safety, tolerability, and preliminary efficacy of its regeneration of those new tissue candidates.

5.      Conduct Phase 2 and Phase 3 clinical trials: Phase 2 trials are designed to determine if the new treatment has sufficiently promising efficacy to warrant further investigation in a large-scale randomized phase 3 trial, as well as to further assess safety. These studies usually involve a few hundred patients. Phase 2 trials also generate insights on adverse events and their management, the diseases in which the treatment is effective, and the best regimen for future use in a later phase, depending on the trial design.

Phase 3 trials are large-scale, randomized, controlled studies designed to provide additional supporting evidence of the efficacy and safety of therapeutic candidates. These trials typically involve hundreds to thousands of patients and are typically conducted at multiple hospital sites worldwide.

Darnatein will work closely with clinical investigators, regulatory authorities, and patient advocacy groups to design and execute initially Phase 2 and continue with Phase 3 clinical trials based on evaluation of Phase 2 studies for its tissue targets.

6.      Seek regulatory approval: Following the successful completion of Phase 3 clinical trials, the result of the pre-clinical studies and clinical trials, together with detailed information relating to the product’s chemistry, manufacture, controls, and proposed labeling, among other things, are submitted to authorities, such as the FDA or EMA. This stage is known as the New Drug Application (NDA) review.

Based on these steps and the timeline for regulatory approvals, Darnatein anticipates that its first therapeutic regimen to enter clinical trials within the next 2 – 3 years, with potential regulatory approval in the next 8 – 11 years.

For a description of the regulatory steps for the implementation of Darnatein’s strategy described above, see “Business of OSR Holdings and Certain Information About OSR Holdings — Vaximm — Regulatory Steps”.

Intellectual Property

Darnatein owns exclusive intellectual property rights covered under 2 patent families relating to DRT-101, DRT-102 and other associated candidates filed in the United States and across major markets, including Europe, China, India, and Japan. This patent family covers composition of matter, with a priority date of 2019 and estimated expiry in 2039, not including potential patent term adjustments or patent term extensions.

Designer ligands of TGF-ß superfamily (Licensed Patent Rights) (0)
WO 2010/099219, Exclusive License Agreement between Joint Center for Biosciences and Darnatein

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	24/02/2010	PCT/US2010/025260			2010/099219
EP	PCT	24/02/2010	10746779	10/02/2016	2401293B1	2401293	24/02/2030	granted
KR	PCT	24/02/2010	1020117021911	12/10/2015	1015586420000	1020110121642	24/02/2030	granted
CA	PCT	24/02/2010	2752647A1			2752647	24/02/2030	Under Examination
JP	PCT	24/02/2010	2011551315	20/11/2015	5841845	2012518420	24/02/2030	granted

DRT-101 (SAB-704) (1)
WO 2020/101366, Activin/bmp7 chimeras: super-active sab704 and sab715, and their respective noggin-sensitized variants, nab704 and nab715; and nab204

Country Code	Type	Filing date	Filing no.	Grant Date	Grant no.	Publ. No.	Expiry	Status
WO	PCT	13/11/2019	PCT/KR2019/015478			2020/101366	—
US	PCT	13/11/2019	20210395322			20210395322	13/11/2039	Under Examination
EP	PCT	13/11/2019	19885240			3880695	13/11/2039	Under Examination
KR	PCT	13/11/2019	1020217018273			1020210077790	13/11/2039	Under Examination
CN	PCT	13/11/2019	201980075594.3			113039199	13/11/2039	Under Examination

RMC

Corporate Overview

RMC is a Korea-based neurovascular intervention medical device and systems distribution company exclusively serving the Korea market currently. RMC distributes, but does not design or manufacture, commercial medical products, including cerebral surgical devices.

Opportunity

RMC distributes cerebrovascular surgery equipment in South Korea and seeks growth opportunities in South Korea for other medical device products and systems.

As a rapidly aging country, demand for medical equipment is expected to accompany the rise in cerebrovascular diseases such as strokes. RMC has established close relationships with leading university hospitals and general hospitals in Korea to supply cerebrovascular surgery equipment. These relationships provide opportunities for continued sales of products distributed by RMC as well as assisting RMC in identifying demand for other medical devices that RMC may add to enhance its product portfolio. This is expected to enhance RMC’s competitiveness in South Korea.

RMC has established a nationwide sales network and logistics system, enabling it to swiftly and efficiently supply products to any region in the country. This serves as a significant strength compared to competitors and is expected to contribute to building long-term trust with medical institutions.

Products and Related Systems

The table below shows the products and related systems currently distributed by RMC.

Company	Product and System	Function of Product/System
Asahi Intecc	Chikai Guide Wire

This product is designed to facilitate the placement and exchange of therapeutic devices such as cerebral catheters during endovascular therapy and is intended for use in the neurovascular field. It is used as a guidewire for stent delivery catheters, coil delivery microcatheters, carotid stent delivery catheters and balloon catheters used in cerebral aneurysm coil embolization.

Fubuki Guide Catheter

This catheter is used to guide neurovascular interventional devices to sites for percutaneous endovascular procedures in neurovascular vessels; also used for contrast injection. This catheter is designed to guide therapeutic cerebrovascular catheters to lesions or sites for percutaneous endovascular procedures in the cerebral vasculature.

Microport Neurotech	Numen coil system

This product is a single-use device for endovascular embolization of intracranial aneurysms and other neurovascular malformations such as arteriovenous fistulas. It is used to dye blood vessels in the neurovascular system to permanently block blood flow to aneurysms or other vascular malformations, or for arterial and venous embolization in peripheral vessels.

Since 2015, RMC has also distributed neuro-intervention medical device equipment manufactured by Penumbra Inc. RMC’s distribution agreement with Penumbra Inc. for the resale of its reperfusion catheter, neuron delivery catheter and related tubing and canister, expired on June 30, 2024. The parties’ negotiations for a new (or extended) agreement terminated on November 20, 2024. RMC will not purchase additional Penumbra products. Certain issues, such as whether RMC may continue to sell its existing inventory of Penumbra products or whether Penumbra will repurchase RMC’s inventory, have not as yet been resolved. To replace sales of Penumbra products, RMC intends to seek to become the sales representative of other neuro-intervention medical device equipment manufacturers, as well as expand sales of products offered by companies it currently represents.

Intellectual Property

Except for trade secrets related to operating a medical product distribution business, there is no significant intellectual property owned or licensed by RMC.

Competition in our Industry

Competition for Product Candidates

We face competition with respect to our current product candidates and will face competition with respect to future product candidates, from pharmaceutical and biotechnology companies to public and private research institutions, among others.

If our current and/or our future product candidates do not offer sustainable advantages over competing products, we may otherwise not be able to successfully compete against current and future competitors.

Our competitors may obtain regulatory approval of their products more rapidly than we may or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize our product candidates. Our competitors may also develop drugs that are more effective, more convenient, more widely used and less costly or have a better safety profile than our products and these competitors may also be more successful than us in manufacturing and marketing their products.

The most common methods of treating patients with cancer are surgery, radiation and drug therapy, including chemotherapy, hormone therapy and targeted drug therapy or a combination of such methods. There are a variety of available drug therapies marketed for cancer. In many cases, these drugs are administered in combination to enhance efficacy. Our product candidates, if any are approved, may compete with these existing drug and other therapies.

The table below summarizes the main competitors we have identified for Vaximm’s VXM01. Each of these identified competitors are developing therapies for glioblastoma and have active clinical trials ongoing assessing the safety and efficacy of their product candidates.

Drug Name	Company	Mechanism	Indication	Clinical Phase	NCT Number(s)
Depatuxizumab mafodotin (ABT-414)	AbbVie	Antibody-drug conjugate targeting EGFR	Newly diagnosed glioblastoma	Phase 2/3	NCT02573324
Durvalumab (MEDI4736)	AstraZeneca	PD-L1 checkpoint inhibitor	Newly diagnosed and recurrent glioblastoma	Phase 2	NCT02336165
Regorafenib	Bayer	Multi-kinase inhibitor	Recurrent glioblastoma	Phase 2	NCT02926222
Tasadenoturev (DNX-2401)	DNAtrix	Oncolytic adenovirus	Recurrent glioblastoma	Phase 2	NCT03178032
Ofranergene obadenovec (VB-111)	VBL Therapeutics	Dual-targeted gene therapy	Recurrent glioblastoma	Phase 3	NCT02511405
AV-GBM-1	Aivita Biomedical	Personalized dendritic cell vaccine	Newly diagnosed glioblastoma	Phase 2	NCT03400917
VAL-083	Kintara Therapeutics	DNA-targeting agent	Recurrent and newly diagnosed glioblastoma	Phase 2/3	NCT02717962, NCT03050736

With respect to Darnatein, competition takes two forms: pharmaceutical products (drugs) that address the underlying causes of osteoarthritis, and orthopedic solutions involving bone graft and other products. Several pharmaceutical companies and research institutions are actively working on developing Disease-Modifying Osteoarthritis Drugs (DMOADs) to address the underlying causes of osteoarthritis (current treatments primarily focus on symptom management). There are currently no approved DMOAD treatments for osteoarthritis but the table below identifies drugs under development:

The table below summarizes the main competitors we have identified for Darnatein’s DRT-101. Each of these identified competitors are developing therapies for osteoarthritis and have active clinical trials ongoing assessing the safety and efficacy of their product candidates.

Drug Name	Company	Mechanism	Indication	Clinical Phase	NCT Number(s)
Invossa	Kolon TissueGene	Cell and gene therapy (TGF-ß1 expressing chondrocytes)	Osteoarthritis	Phase 3	NCT03383471
Lorecivivint	Biosplice Therapeutics	CLK/DYRK1A inhibitor	Osteoarthritis	Phase 3	NCT03928184
Sprifermin	Merck KGaA/EMD serono	Recombinant human fibroblast growth factor 18	Osteoarthritis	Phase 2	NCT01919164 NCT01033994

The table below summarizes the main competitors we have identified for Darnatein’s DRT-102. Each of these identified competitors are commercialized orthopedic solutions.

Drug Name	Company	Mechanism	Indication
Infuse Bone Graft	Medtronic	rhBMP-2 and collagen sponge	Spinal fusion, long bone fractures, orthopedic surgery
Osteocel Plus	NuVasive	Demineralized bone matrix (DBM) and mesenchymal stem cells (MSC)	Spinal fusion, bone defects
Bio[4]	Stryker	A viable bone matrix containing endogenous bone forming cells	Bone repair and regeneration
i-Factor	Cerapedics	P-15 peptide and anorganic bone matrix	Spinal fusion, bone defects
Novabone IRM	Novabone	Composed of bioactive glass, chemically bonds with bone and promotes new bone formation	Bone defects, dental grafting

With aging populations comes a higher number of cerebrovascular disease patients. There are a number of potential treatments such as drug therapy and open surgery. Minimally invasive procedures, such as neurovascular intervention, have been growing. Various international medical device brands are competing for market share.

The table below summarizes the main competitors we have identified for RMC:

Device Name	Company	Mechanism	Indication
React catheter	Medtronic	Reperfusion catheter	Treatment of acute ischemic stroke
AXS infinity catheter	Stryker	Neurovascular Delivery catheter	Delivery of therapeutic devices in neurovascular procedures
AXS catalyst 7 distal access catheter	Stryker	Distal access support canister	Neurovascular access and support for device delivery
Synchro wire	Stryker	Neurovascular guide wire	Navigation through neurovascular anatomy
Traxcess wire	Microvention	Neurovascular guide wire	Navigation through neurovascular anatomy
Envoy guide catheter	Cerenovous	Neurovascular guide catheter	Support and delivery of neurointerventional devices
Guider soft tip guide catheter	Boston scientific	Soft tip neurovascular Guide catheter	Support and delivery of neurointerventional devices
Microplex coil system	Microvention	Detachable embolization coil system	Embolization of intracranial aneurysms
GDC coil system	Stryker	Detachable Coil system	Embolization of intracranial aneurysms
Axium prime coil system	Medtronic	Detachable Coil system	Embolization of intracranial aneurysms

Manufacturing

We do not have any manufacturing facilities or personnel at this time, except that Darnatein maintains and uses manufacturing facilities owned by Joint Center for Biosciences, Darnatein’s affiliate and OSR Holdings’ shareholder, for purposes of R&D and clinical and preclinical materials for its sole use. We currently rely on CMOs for the manufacture of our product candidates for preclinical and clinical testing in non-commercial quantities.

Our product candidates include small molecules, vaccines, and monoclonal and bispecific antibodies. Several contract manufacturing facilities exist that have expertise in each product type and we anticipate that our product candidates can be produced by them at scale and in a cost-effective manner. As needed, we also expect to rely on CMOs for the manufacturing of companion diagnostics, which are assays or tests to identify an appropriate patient population. Depending on the technology solutions we choose, we may rely on multiple third parties to manufacture and sell a single test.

Vaximm has a master service agreement with Richter-Helm BioLogics GmbH & Co. KG (“RHB”), a CMO located in Germany, for the manufacture of Vaximm’s product candidates. RHB will provide cell line development, process development, manufacturing, and related services for Vaximm’s product candidates. The agreement became effective April 10, 2012, and will remain in effect until terminated by either party. Vaximm pays RHB for services rendered based on agreed-upon rates specified in individual work orders. Vaximm retains ownership of all intellectual property related to its product candidates, while RHB owns IP related to manufacturing processes developed under the agreement.

Commercialization

We will objectively assess and choose each program’s commercialization option that maximizes potential value for patients and for our stockholders. We anticipate optimizing commercial value through various options, including internal advancement, strategic partnerships, and spin-outs or public offerings. If we opt to commercialize a particular candidate ourselves, we anticipate assembling a commercialization team inclusive of sales and marketing operations to promote and sell our products. Our focus will be the community of relevant medical practitioners who are the key specialists in treating the patient populations for which our product candidates are being developed. We may also enter into distribution and other marketing arrangements with third parties for any of our product candidates that obtain marketing approval.

We currently do not have marketing and sales management operations for any of our pharmaceutical products and will rely, at least initially, on third parties for support. The responsibilities of marketing operations would include developing educational initiatives with respect to approved products and establishing relationships with researchers and practitioners in relevant fields of medicine. We will reevaluate the sales operations from time to time and may eventually build an in-house marketing and sales management organization.

Government Regulation

We are subject to extensive regulation by government authorities in the countries in which we do business. Government authorities in the United States at the federal, state and local level and in other countries regulate, among other things, the research, development, manufacture, testing, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of drug and biological products, as well as diagnostics. Generally, before a new drug, biologic or diagnostic can be marketed, considerable data demonstrating its quality, safety and efficacy must be obtained, organized into a format specific for each regulatory authority, submitted for review and approved, authorized, or cleared by the applicable regulatory authority.

United States Government Regulation of Drug and Biological Products

In the United States, the FDA regulates drugs and biologics primarily under the Federal Food, Drug, and Cosmetic Act, or “FD&C Act,” the Public Health Service Act, or “PHSA,” regulations implementing the FD&C Act and PHSA, and other federal statutes and regulations. These laws and regulations govern areas such as the safety and efficacy of drugs and biologics, approvals, pre-clinical studies and clinical trials, advertising and promotion, quality control, storage, manufacturing, labeling, distribution, post-market safety surveillance and reporting, and record keeping. Both drugs and biologics also are subject to other federal, state and local statutes and regulations, such as those related to competition. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, and local statutes and regulations requires the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development, approval, or post-approval processes may subject an applicant to administrative actions or judicial sanctions. These actions and sanctions could include the FDA’s refusal to approve pending applications, withdrawal of an approval, license revocation, a clinical hold, untitled or warning letters, voluntary or mandatory product recalls or market withdrawals, product seizures, total or partial suspension of production or distribution, injunctions, fines, refusals of government contracts, restitution, disgorgement and civil or criminal fines or penalties. Any agency or judicial enforcement action could have a material adverse effect on our business, the market acceptance of our products and our reputation.

Our pharmaceutical product candidates must be approved by the FDA through either a NDA or a BLA before they may be legally marketed in the United States. Prior to filing for regulatory review and approval of any pharmaceutical product candidate, clinical trials must be conducted in escalating numbers of patients to demonstrate efficacy and safety. Although our clinical stage pharmaceutical product candidates have completed early clinical trials, we have not yet advanced any of these pharmaceutical product candidates to later stage clinical trials. Accordingly, none of our product candidates have received FDA approval, nor have we advanced any product candidate to a stage where we’ve been eligible to apply for approval. The regulatory approval process, in the US, generally involves the following:

•        completion of extensive preclinical studies in accordance with applicable regulations, including studies conducted in accordance with GLP requirements;

•        submission to the FDA of an IND application, which must become effective before human clinical trials may begin;

•        approval by an Institutional Review Board, or IRB, or independent ethics committee at each clinical trial site before each human trial may be initiated;

•        performance of adequate and well-controlled human clinical trials in accordance with IRB approved clinical trial protocols, applicable IND regulations, Good Clinical Practices (“GCP”) requirements and other clinical trial-related regulations to establish the safety, efficacy and quality of the investigational product for each intended indication;

•        preparation and submission to the FDA of an NDA or BLA;

•        a determination by the FDA within 60 days of its receipt of an NDA or BLA to file the application for review;

•        satisfactory completion of one or more FDA pre-approval or pre-license inspections of the manufacturing facility or facilities where the drug or biologic will be produced to assess compliance with Current Good Manufacturing Practices, or cGMP, requirements to assure that the facilities, methods and controls are adequate to preserve the drug or biologic’s identity, strength, quality and purity;

•        potential FDA audit of the clinical trial sites that generated the data in support of the NDA or BLA;

•        payment of user fees for FDA review of the NDA or BLA; and

•        FDA review and approval of the NDA or BLA, including consideration of the views of any FDA advisory committee, prior to any commercial marketing or sale of the drug or biologic in the United States.

The preclinical and clinical testing and approval process requires substantial time, effort and financial resources, and the regulatory scheme for drugs and biologics is evolving and subject to change at any time. We cannot be certain that any approvals for our product candidates will be granted on a timely basis, or at all.

Preclinical Studies

Before testing any drug or biologic product candidate in humans, the product candidate must undergo rigorous preclinical testing. Preclinical studies include laboratory evaluation of product chemistry, stability and formulation, as well as in vitro and in vivo animal studies to assess safety and in some cases to establish a rationale for therapeutic use. The conduct of preclinical studies is subject to federal and state regulations and requirements, including GLP regulations for safety/toxicology studies.

An IND sponsor must submit the results of the preclinical studies, together with manufacturing information, analytical data, any available clinical data or literature and plans for clinical trials, among other things, to the FDA as part of an IND. An IND is a request for authorization from the FDA to administer an investigational product to humans, and must become effective before human clinical trials may begin in the United States. Some long-term preclinical testing, such as animal tests of reproductive adverse events and carcinogenicity, may continue after the IND is submitted. An IND automatically becomes effective 30 days after receipt by the FDA, unless before that time, the FDA raises concerns or questions related to one or more proposed clinical trials and places the planned trial on clinical hold. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin in the United States. As a result, submission of an IND may not result in the FDA allowing clinical trials to commence. Additionally, the review of information in an IND application may prompt FDA to, among other things, scrutinize existing INDs or marketed products and could generate requests for information or clinical holds on other product candidates or programs.

Clinical Trials

The clinical stage of development involves the administration of the investigational product to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control, in accordance with GCP requirements, which include the requirement that all research participants provide their informed consent for their participation in any clinical trial. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, participant inclusion and exclusion criteria, and the parameters to be used to monitor safety and assess efficacy. Each protocol, and any subsequent amendments to the protocol, must be submitted to the FDA as part of the IND. Furthermore, each clinical trial must be reviewed and approved by a centralized or independent IRB for each institution at which the clinical trial will be conducted to ensure that the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves participant-facing materials, including the informed consent form that must be provided to each clinical trial participant or their legal representative, and must monitor the clinical trial until completed. There also are requirements governing the reporting of ongoing clinical trials and completed clinical trial results to public registries. Information about certain clinical trials, including clinical trial results, must be submitted within specific timeframes for publication on the www.clinicaltrials.gov website.

A sponsor who wishes to conduct a clinical trial outside of the United States may, but need not, obtain FDA authorization to conduct the clinical trial under an IND. If a foreign clinical trial is not conducted under an IND, the sponsor may submit data from the clinical trial to the FDA in support of an NDA or BLA. The FDA will accept a well-designed and well-conducted foreign clinical trial not conducted under an IND if the study was conducted in accordance with GCP requirements, including review and approval by an independent ethics committee and informed consent from subjects, and the FDA is able to validate the data through an onsite inspection if deemed necessary.

Clinical trials, generally, are conducted in three sequential phases, known as Phase 1, Phase 2 and Phase 3, and may overlap.

•        Phase 1 clinical trials generally involve a small number of healthy volunteers or disease-affected patients who are initially exposed to a single dose and then multiple doses of the product candidate. The primary purpose of these clinical trials is to assess the metabolism, pharmacologic action, side-effect tolerability and safety of the product candidate.

•        Phase 2 clinical trials involve studies in disease-affected patients to evaluate proof of concept and/or determine the dose required to produce the desired benefits. At the same time, safety and further pharmacokinetic and pharmacodynamic information is collected, possible adverse effects and safety risks are identified and a preliminary evaluation of efficacy is conducted.

•        Phase 3 clinical trials generally involve a larger number of patients at multiple geographically dispersed clinical trial sites and are designed to provide the data necessary to demonstrate the effectiveness of the product for its intended use, its safety in use and to establish the overall benefit/risk relationship of the product candidate and provide an adequate basis for approval and product labeling.

Post-approval trials, sometimes referred to as Phase 4 clinical trials, may be conducted after initial marketing approval. These trials are conducted to gain additional experience from the treatment of patients in the intended therapeutic indication and are commonly intended to generate additional safety data regarding use of the product in a clinical setting. In certain instances, the FDA may mandate the performance of Phase 4 clinical trials as a condition of approval of an NDA or BLA. Failure to exhibit due diligence with regard to conducting Phase 4 clinical trials, if required, could result in withdrawal of conditional approval for product candidates.

The FDA requires annual progress reports on the results of clinical trials as well as written IND safety reports promptly after the occurrence of serious and unexpected suspected adverse events in the trial or from other studies (animal or in vitro testing) that suggest a significant risk for humans. The report must include any clinically important increase in the rate of a serious suspected adverse reaction over that listed in the protocol or investigator brochure. The sponsor must also notify the FDA of any unexpected fatal or life-threatening suspected adverse reaction as soon as possible but in no case later than seven calendar days after the sponsor’s initial receipt of such information.

It is possible that Phase 1, Phase 2, Phase 3 and other types of clinical trials may not be completed successfully, if at all. The FDA or the sponsor may suspend or terminate a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug or biologic has been associated with unexpected serious harm to patients. Concurrent with clinical trials, sponsors usually complete additional animal studies and also must provide additional information about the chemistry and physical characteristics of the drug or biologic as well as finalize a process for manufacturing the product candidate in commercial quantities in accordance with cGMP requirements.

FDA Review Process

Following completion of the clinical trials, data are analyzed to assess whether the investigational product is safe and effective for the proposed indicated use or uses. The results of preclinical studies and clinical trials are then submitted to the FDA as part of an NDA or BLA, along with proposed labeling, chemistry and manufacturing information to ensure product quality and other relevant data. The NDA or BLA is a request for approval to market the drug or biologic for one or more specified indications and must contain proof of safety and efficacy for a drug or safety, purity and potency for a biologic. The application may include both negative and ambiguous results of preclinical studies and clinical trials, as well as positive findings. Data may come from company-sponsored clinical trials intended to test the safety and efficacy of a product’s use or from a number of alternative sources, including studies initiated by investigators. To support marketing approval, the data submitted must be sufficient in quality and quantity to establish the safety and efficacy of the investigational product to the satisfaction of FDA. FDA approval of an NDA or BLA must be obtained before a drug or biologic may be marketed in the United States.

Under the Prescription Drug User Fee Act, or “PDUFA,” as amended, each NDA or BLA must be accompanied by a user fee. FDA adjusts the PDUFA user fees on an annual basis. Fee waivers or reductions are available in certain circumstances, including a waiver of the application fee for the first application filed by a small business. Additionally, no user fees are assessed on NDAs or BLAs for products designated as orphan drugs, unless the product also includes a non-orphan indication.

The FDA reviews all submitted NDAs and BLAs to ensure they are sufficiently complete to permit substantive review before it accepts them for filing, and may request additional information rather than accepting the NDA or BLA for filing. The FDA must make a decision on accepting an NDA or BLA for filing within 60 days of receipt, and such decision could include a refusal to file by the FDA. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA. Under the goals and policies agreed to by the FDA under PDUFA, the FDA targets ten months, from the filing date, in which to complete its initial review of a standard new molecular entity NDA or original BLA and respond to the applicant, and six months from the filing date of a new molecular entity NDA or original BLA designated for priority review. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs or BLAs, and the review process is often extended by FDA requests for additional information or clarification.

Before approving an NDA or BLA, the FDA may conduct a pre-approval inspection of the manufacturing facilities for the new product to determine whether they comply with cGMP requirements. The FDA will not approve a product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within the required specifications. The FDA also may audit data from clinical trials to ensure compliance with GCP requirements. Additionally, the FDA may refer applications for novel products or products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions, if any. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions on approval. The FDA likely will reanalyze the clinical trial data, which could result in extensive discussions between the FDA and the applicant during the review process. After the FDA evaluates an NDA or BLA, it will issue an approval letter or a Complete Response Letter, or “CRL.” An approval letter authorizes commercial marketing of the drug or biologic with specific prescribing information for specific indications. A CRL indicates that the review cycle of the application is complete and the application will not be approved in its present form. A CRL usually describes all of the specific deficiencies in the NDA or BLA identified by the FDA. The CRL may require the applicant to obtain additional clinical data, including the potential requirement to conduct additional pivotal Phase 3 clinical trial(s) and/or to complete other significant and time-consuming requirements related to clinical trials, or to conduct additional preclinical studies or manufacturing activities. If a CRL is issued, the applicant may either resubmit the NDA or BLA, addressing all of the deficiencies identified in the letter, or withdraw the application or request an opportunity for a hearing. Even if such data and information are submitted, the FDA may decide that the NDA or BLA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making the product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan drug designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan drug designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan drug exclusivity, which means that the FDA may not approve any other applications to market the same drug for the same indication for seven years from the date of such approval, except in limited circumstances. Orphan drug exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval before we do. If we pursue marketing approval for an indication broader than the orphan drug designation we have received, we may not be entitled to orphan drug exclusivity. Orphan drug status in the European Union has similar, but not identical, requirements and benefits.

Expedited Development and Review Programs

A sponsor may seek to develop and obtain approval of its product candidates under programs designed to accelerate the development, FDA review and approval of new drugs and biologics that meet certain criteria. For example, the FDA has a fast track program that is intended to expedite or facilitate the process for reviewing new drugs and biologics that are intended to treat a serious or life threatening disease or condition and demonstrate the potential to address unmet medical needs for the condition. Fast track designation applies to both the product and the specific indication for which it is being studied. For a fast track-designated product, the FDA may consider sections of the NDA or BLA for review on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable and the sponsor pays any required user fees upon submission of the first section of the application. The sponsor can request the FDA to designate the product for fast track status any time before receiving NDA or BLA approval, but ideally no later than the pre-NDA or pre-BLA meeting.

A product submitted to the FDA for marketing, including under a fast track program, may be eligible for other types of FDA programs intended to expedite development or review, such as priority review and accelerated approval. Priority review means that, for a new molecular entity or original BLA, the FDA sets a target date for FDA action on the marketing application at six months after accepting the application for filing as opposed to ten months. A product is eligible for priority review if it is designed to treat a serious or life-threatening disease condition and, if approved, would provide a significant improvement in safety and effectiveness compared to available therapies. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biologic designated for priority review in an effort to facilitate the review. If criteria are not met for priority review, the application for a new molecular entity or original BLA is subject to the standard FDA review period of ten months after FDA accepts the application for filing. Priority review designation does not change the scientific/medical standard for approval or the quality of evidence necessary to support approval.

Additionally, a drug or biologic may be eligible for designation as a breakthrough therapy if the product candidate is intended, alone or in combination with one or more other drugs or biologics, to treat a serious or life-threatening condition and preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over currently approved therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. If the FDA designates a breakthrough therapy, it may take actions appropriate to expedite the development and review of the application, which may include holding meetings with the sponsor and the review team throughout the development of the therapy; providing timely advice to, and interactive communication with, the sponsor regarding the development of the drug to ensure that the development program gathers the requisite nonclinical and clinical data for approval as efficiently as practicable; involving senior managers and experienced review staff, as appropriate, in a collaborative, cross-disciplinary review; assigning a cross-disciplinary project lead for the FDA review team to facilitate an efficient review of the development program and to serve as a scientific liaison between the review team and the sponsor; and considering alternative clinical trial designs when scientifically appropriate, which may result in smaller trials or more efficient trials that require less time to complete and may minimize the number of patients exposed to a potentially less efficacious treatment. Breakthrough therapy designation comes with all of the benefits of fast track designation, which means that the sponsor may file sections of the NDA or BLA for review on a rolling basis if certain conditions are satisfied, including an agreement with the FDA on the proposed schedule for submission of portions of the application and the payment of applicable user fees before the FDA may initiate a review.

Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or the time period for FDA review or approval may not be shortened. Furthermore, fast track designation, priority review, accelerated approval and breakthrough therapy designation do not change the standards for approval.

Post-Approval Requirements

Following approval of a new product, the manufacturer and the approved product are subject to continuing regulation by the FDA, including, among other things, monitoring and record-keeping activities, reporting of adverse experiences, providing the FDA with updated safety and efficacy information, complying with promotion and advertising requirements, which include limitations on industry-sponsored scientific and educational activities and restrictions on promoting products for unapproved uses or patient populations (known as “off-label use”). Although physicians may, in their independent medical judgment, prescribe legally available products for off-label uses, manufacturers may not market or promote such uses. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including investigation by federal and state authorities. Prescription drug promotional materials must be submitted to the FDA in conjunction with their first use or first publication.

Further, if there are any modifications to the drug or biologic, including changes in indications, labeling or manufacturing processes or facilities, the applicant may be required to submit and obtain FDA approval of a new NDA/BLA or NDA/BLA supplement, which may require the development of additional data or preclinical studies and clinical trials. The FDA may also place other conditions on approvals including additional clinical trials or other studies, and for medications with serious safety concerns, the requirement for a Risk Evaluation and Mitigation Strategy (REMS) to help ensure the benefits of the medication outweigh its risk. If the FDA concludes a REMS is needed, the sponsor of the NDA or BLA must submit a proposed REMS. The FDA will not approve the NDA or

BLA without an approved REMS, if required. A REMS could include medication guides, physician communication plans or elements to assure safe use, such as restricted distribution methods, patient registries and other risk minimization tools. Any of these limitations on approval or marketing could restrict the commercial promotion, distribution, prescription or dispensing of products. Product approvals may be withdrawn for non-compliance with regulatory standards or if problems occur following initial marketing.

FDA regulations require that products be manufactured in specific registered facilities and in accordance with cGMP regulations. We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products in accordance with cGMP regulations. These manufacturers must comply with cGMP regulations that require, among other things, quality control and quality assurance, the maintenance of records and documentation and the obligation to investigate and correct any deviations from cGMP. Manufacturers and other entities involved in the manufacture and distribution of approved drugs or biologics are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP requirements and other laws. Accordingly, manufacturers must continue to expend time, money and effort in the areas of production and quality control to maintain cGMP compliance. The discovery of violative conditions, including failure to conform to cGMP regulations, could result in enforcement actions, and the discovery of problems with a product after approval may result in restrictions on a product, manufacturer or holder of an approved NDA or BLA, including recall.

Even if an approval is granted, the FDA may issue enforcement letters or withdraw the approval of the product if compliance with regulatory requirements and standards is not maintained or if problems occur after the drug or biologic reaches the market. Corrective action could delay drug or biologic distribution and require significant time and financial expenditures. Later discovery of previously unknown problems with a drug or biologic, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical trials to assess new safety risks; or imposition of distribution or other restrictions under a REMS program. Other potential consequences include restrictions on the marketing of the drug or biologic, withdrawal of the drug from the market, fines and warning letters, safety alerts, consent decrees, injunctions or civil or criminal penalties, among other things.

United States Patent Term Restoration

Depending upon the timing, duration and specifics of FDA approval of our future product candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit restoration of the patent term of up to five years as compensation for patent term lost during the FDA regulatory review process. Patent-term restoration, however, cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date and only those claims covering such approved drug product, a method for using it or a method for manufacturing it may be extended. The patent-term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA or BLA plus the time between the submission date of an NDA or BLA and the approval of that application, except that the review period is reduced by any time during which the applicant failed to exercise due diligence. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The United States Patent and Trade Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may apply for restoration of patent term for our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA or BLA.

Biosimilars and Exclusivity

Certain of our product candidates will be regulated as biologics. An abbreviated approval pathway for biological products shown to be similar to, or interchangeable with, an FDA-licensed reference biological product was created by the Biologics Price Competition and Innovation Act of 2009, or “BPCI Act,” as part of the Affordable Care Act, or “ACA.” This amendment to the PHSA, in part, attempts to minimize duplicative testing. Biosimilarity, which requires that the biological product be highly similar to the reference product notwithstanding minor differences in clinically inactive components and that there be no clinically meaningful differences between the product and the reference product in terms of safety, purity and potency, can be shown through analytical studies, animal studies and a clinical trial or trials. Interchangeability requires that a biological product be biosimilar to the reference product and that the product can be expected to produce the same clinical results as the reference product in any given patient and, for products administered multiple times to an individual, that the product and the reference product may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biological product without such alternation or switch. Complexities associated with the larger, and often more complex, structure of biological products as compared to small molecule drugs, as well as the processes by which such products are manufactured, pose significant hurdles to implementation that are still being worked out by the FDA. A reference biological product is granted four and twelve year exclusivity periods from the time of first licensure of the product.

Other Regulatory Matters

Manufacturing, sales, promotion and other activities following product approval are also subject to regulation by numerous regulatory authorities in the United States in addition to the FDA, including the Centers for Medicare & Medicaid Services, or CMS, the Office of Inspector General and the Office for Civil Rights, as well as other divisions of the U.S. Department of Health & Human Services, the Department of Justice, the Drug Enforcement Administration, the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety & Health Administration, the Environmental Protection Agency and state and local governments.

Other Healthcare Laws in the United States

Healthcare providers, and third party payors will play a primary role in the recommendation and prescription of any products for which we obtain marketing approval. Our current and future arrangements with healthcare providers and physicians and any future arrangements with third party payors, may expose us to broadly applicable fraud and abuse and other healthcare laws and regulations that may constrain the business or financial arrangements and relationships through which we market, sell and distribute any drugs for which we obtain marketing approval. In the United States, these laws include: the federal AKS, the False Claims Act, and the federal HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act, or “HITECH.” The AKS makes it illegal for any person or entity, including a prescription drug manufacturer (or a party acting on its behalf), to knowingly and willfully solicit, receive, offer or pay any remuneration (including any kickback, bribe, or rebate), directly or indirectly, in cash or in kind, that is intended to induce or reward referrals, including the purchase, recommendation, order or prescription of a particular drug, for which payment may be made, in whole or in part, under a federal healthcare program, such as Medicare or Medicaid. Violations of this law are punishable by imprisonment, criminal fines, administrative civil money penalties and exclusion from participation in federal healthcare programs. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it. Moreover, the Patient Protection and Affordable Care Act, as amended by the Healthcare and Education Reconciliation Act of 2010, or collectively the ACA provides that the government may assert that a claim including items or services resulting from a violation of the federal FD&C Act constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act.

The following laws may also affect our business operations:

•        HIPAA created new federal criminal statutes that prohibit among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud or to obtain, by means of false or fraudulent pretenses, representations or promises, any money or property owned by, or under the control or custody of, any healthcare benefit program, including private third party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up by trick, scheme or device, a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.

•        The Civil Monetary Penalties Statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

•        HIPAA, as amended by HITECH, and their implementing regulations imposes data privacy and security regulations that mandate, among other things, the adoption of uniform standards for the electronic exchange of information in common healthcare transactions, as well as standards relating to the privacy and security of individually identifiable health information, which require the adoption of administrative, physical and technical safeguards to protect such information.

•        The federal Physician Payments Sunshine Act within the ACA requires that certain manufacturers of drugs, devices, biological and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) report annually to CMS information related to certain payments or other transfers of value made or distributed to physicians (defined to include doctors, dentists, optometrists, podiatrists, and chiropractors) and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, physicians, and teaching hospitals and to report annually certain ownership and investment interests held by physicians, certain other healthcare professionals, and their immediate family members.

•        Similar federal, state and foreign fraud and abuse laws and regulations may apply to sales or marketing arrangements and claims involving healthcare items or services. Some state laws require pharmaceutical companies to comply with the pharmaceutical industry’s voluntary compliance guidelines and the relevant federal government compliance guidance, and require drug manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures.

•        State laws that require the registration or licensure of manufacturers and wholesale distributors of drug and biological products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

The scope and enforcement of each of these laws may be uncertain and subject to rapid change in the current environment of healthcare reform. Federal and state enforcement bodies have long scrutinized interactions between pharmaceutical manufacturers and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry.

Increasing Efforts to Cap or Reduce Prices of or Reimbursements for Drugs

The costs of new drugs with patent protection (and substantial price increases for drugs whose patent protection expired) in the U.S. has drawn attention from across the political spectrum, resulting in various proposals to cap or reduce drug prices. There has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices.

On August 16, 2022 the Inflation Reduction Act of 2022 was passed, which among other things, allows for CMS to negotiate prices for certain single-source drugs and biologics reimbursed under Medicare Part B and Part D, beginning with ten high-cost drugs paid for by Medicare Part D starting in 2026, followed by up to15 Part D drugs in 2027, up to 15 Part B or Part D drugs in 2028, and up to 20 Part B or Part D drugs in 2029 and beyond. The legislation subjects drug manufacturers to civil monetary penalties and a potential excise tax for failing to comply with the legislation by offering a price that is not equal to or less than the negotiated “maximum fair price” under the law or for taking price increases that exceed inflation. The legislation also caps Medicare beneficiaries’ annual out-of-pocket drug expenses at $2,000. The effect of the Inflation Reduction Act of 2022 on our business and the healthcare industry in general is not yet known.

At the state level, legislatures are increasingly passing legislation and implementing regulations designed to control pharmaceutical and biologic product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures, requirements for substitution of generic products, and, in some cases, designed to encourage importation from other countries and bulk purchasing.

These laws, and future state and federal healthcare reform measures, which may include changes in payment methodologies, may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any of our product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used. Additionally, we expect to experience pricing pressures in connection with the sale of any future approved product candidates due to the trend toward managed healthcare, the increasing influence of health maintenance organizations, cost containment initiatives and additional legislative changes.

Packaging and Distribution in the United States

If our products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements will apply. Further, products must meet applicable child-resistant packaging requirements under the United States Poison Prevention Packaging Act. Manufacturing, sales, promotion and other activities also are potentially subject to federal and state consumer protection and unfair competition laws.

The distribution of pharmaceutical products is subject to additional federal and state requirements and regulations, including extensive record-keeping, licensing, storage and security requirements intended to prevent the unauthorized sale of pharmaceutical products.

The failure to comply with any of these laws or regulatory requirements subjects firms to possible legal or regulatory action. Depending on the circumstances, failure to meet applicable regulatory requirements can result in significant penalties, including criminal prosecution, fines, injunctions, exclusion from federal healthcare programs, requests for recall, seizure of products, total or partial suspension of production, denial or withdrawal of product approvals, or refusal to allow a firm to enter into supply contracts, including government contracts. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Prohibitions or restrictions on sales or withdrawal of future products marketed by us could materially affect our business in an adverse way.

Changes in regulations, statutes or the interpretation of existing regulations could impact our business in the future by requiring, for example: (i) changes to our manufacturing and distribution arrangements; (ii) additions or modifications to product labeling; (iii) the recall or discontinuation of our products; or (iv) additional record-keeping requirements. If any such changes were to be imposed, they could adversely affect the operation of our business.

Other United States Environmental, Health and Safety Laws and Regulations

We may be subject to numerous environmental, health and safety laws and regulations, including those governing laboratory procedures and the handling, use, storage, treatment and disposal of hazardous materials and wastes. From time to time and in the future, our operations may involve the use of hazardous and flammable materials, including chemicals and biological materials, and may also produce hazardous waste products. Even if we contract with third parties for the disposal of these materials and waste products, we cannot completely eliminate the risk of contamination or injury resulting from these materials. In the event of contamination or injury resulting from the use or disposal of our hazardous materials, we could be held liable for any resulting damages, and any liability could exceed our resources. We also could incur significant costs associated with civil or criminal fines and penalties for failure to comply with such laws and regulations.

In addition, we may incur substantial costs in order to comply with current or future environmental, health and safety laws and regulations. Current or future environmental laws and regulations may impair our research, development or production efforts. In addition, failure to comply with these laws and regulations may result in substantial fines, penalties or other sanctions.

European Drug Development

In the European Union, our future products also may be subject to extensive regulatory requirements. As in the United States, medicinal products can be marketed only if a marketing authorization from the competent regulatory agencies has been obtained.

Similar to the United States, the various phases of preclinical and clinical research in the European Union are subject to significant regulatory controls. Although the EU Clinical Trials Directive 2001/20/EC has sought to harmonize the EU clinical trials regulatory framework, setting out common rules for the control and authorization of clinical trials in the EU, the EU Member States have transposed and applied the provisions of the Directive differently. This has led to significant variations in the Member State regimes. Under the current regime, before a clinical trial can be initiated it must be approved in each of the EU countries where the trial is to be conducted by two distinct bodies: the National Competent Authority, or “NCA,” and one or more Ethics Committees, or ECs. Under the current regime all suspected unexpected serious adverse reactions to the investigated drug that occur during the clinical trial must be reported to the NCA and ECs of the Member State where they occurred.

The EU clinical trials legislation currently is undergoing a transition process mainly aimed at harmonizing and streamlining clinical-trial authorization, simplifying adverse-event reporting procedures, improving the supervision of clinical trials and increasing transparency. In April 2014, the EU adopted a new Clinical Trials Regulation (EU) No 536/2014 (the “Regulation”), which is set to replace the current Clinical Trials Directive 2001/20/EC. The European Commission confirmed January 31, 2022 as the date of entry into application of the Regulation and the go-live of the Clinical Trials Information System (“CTIS”) by publishing a notice in the Official Journal of the European Union on July 31, 2021. The new Regulation is directly applicable in all Member States (and so does not require national implementing legislation in each Member State), and aims at simplifying and streamlining the approval of clinical trials in the EU, for instance by providing for a streamlined application procedure via a single point and strictly defined deadlines for the assessment of clinical trial applications.

European Drug Review and Approval

In the European Economic Area, or EEA, which is comprised of the Member States of the EU plus Norway, Iceland and Liechtenstein, medicinal products can only be commercialized after obtaining a marketing authorization, or MA. There are two main types of marketing authorizations.

a)      The centralized MA is issued by the European Commission through the centralized procedure, based on the opinion of the Committee for Medicinal Products for Human Use, or “CHMP,” of the EMA, and is valid throughout the entire territory of the EEA. The centralized procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, advanced-therapy medicinal products (gene-therapy, somatic cell-therapy or tissue-engineered medicines) and medicinal products containing a new active substance indicated for the treatment of HIV, AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and other immune dysfunctions and viral diseases. The centralized procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which is in the interest of public health in the European Union. Under the centralized procedure, the maximum timeframe for the evaluation of an MA application by the EMA is 210 days, excluding clock stops, when additional written or oral information is to be provided by the applicant in response to questions asked by the CHMP. Clock stops may extend the timeframe of evaluation of an MA application considerably beyond 210 days. Where the CHMP gives a positive opinion, the EMA provides the opinion together with supporting documentation to the European Commission, who makes the final decision to grant a marketing authorization, which is issued within 67 days of receipt of the EMA’s recommendation. Accelerated assessment might be granted by the CHMP in exceptional cases, when a medicinal product is expected to be of a major public health interest, particularly from the point of view of therapeutic innovation. The timeframe for the evaluation of a MA application under the accelerated assessment procedure is of 150 days, excluding stop-clocks, but it is possible that the CHMP may revert to the standard time limit for the centralized procedure if it determines that the application is no longer appropriate to conduct an accelerated assessment.

b)      National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the centralized procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this national MA can be recognized in other Member States through the mutual recognition procedure. If the product has not received a national MA in any Member State at the time of application, it can be approved simultaneously in various Member States through the decentralized procedure. Under the decentralized procedure, an identical dossier is submitted to the competent authorities of each of the

Member States in which the MA is sought, one of which is selected by the applicant as the Reference Member State, or RMS. The competent authority of the RMS prepares a draft assessment report, a draft summary of the product characteristics, or “SmPC,” and a draft of the labeling and package leaflet, which are sent to the other Member States (referred to as the Concerned Member States, or CMSs) for their approval. If the CMSs raise no objections, based on a potential serious risk to public health, to the assessment, SmPC, labeling, or packaging proposed by the RMS, the product is subsequently granted a national MA in all the Member States (i.e., in the RMS and the CMSs).

Under the above described procedures, before granting the MA, the EMA or the competent authorities of the Member States of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Now that the UK (which comprises Great Britain and Northern Ireland) has left the EU, Great Britain will no longer be covered by centralized MAs (under the Northern Irish Protocol, centralized MAs will continue to be recognized in Northern Ireland). All medicinal products with a current centralized MA were automatically converted to Great Britain MAs on January 1, 2021.

European Data and Marketing Exclusivity

In the EEA, innovative medicinal products qualify for eight years of data exclusivity upon marketing authorization and an additional two years of market exclusivity. The data exclusivity, if granted, prevents generic or biosimilar applicants from referencing the innovator’s pre-clinical and clinical trial data contained in the dossier of the reference product when applying for a generic or biosimilar marketing authorization, for a period of eight years from the date on which the reference product was first authorized in the EEA. During the additional two-year period of market exclusivity, a generic or biosimilar marketing authorization can be submitted, and the innovator’s data may be referenced, but no generic or biosimilar product can be marketed until the expiration of the market exclusivity period. The overall ten-year period will be extended to a maximum of 11 years if, during the first eight years of those ten years, the marketing authorization holder obtains an authorization for one or more new therapeutic indications which, during the scientific evaluation prior to their authorization, are determined to bring a significant clinical benefit in comparison with currently approved therapies. Even if an innovative medicinal product gains the prescribed period of data exclusivity, another company may market another version of the product if such company obtained a marketing authorization based on an application with a complete and independent data package of pharmaceutical tests, preclinical tests and clinical trials.

European Orphan Designation and Exclusivity

In the EEA, the EMA’s Committee for Orphan Medicinal Products grants orphan drug designation to promote the development of products that are intended for the diagnosis, prevention or treatment of life-threatening or chronically debilitating conditions which either affect not more than 5 in 10,000 persons in the European Union, or where it is unlikely that the marketing of the medicine would generate sufficient financial returns to justify the necessary investment in its development. In each case, no satisfactory method of diagnosis, prevention or treatment must have been authorized (or, if such a method exists, the product in question would be of significant benefit to those affected by the condition).

In the EEA, orphan drug designation entitles a party to financial incentives such as reduction of fees or fee waivers and ten years of market exclusivity is granted following marketing approval for the orphan product. This period may be reduced to six years if the orphan drug designation criteria are no longer met, including where it is shown that the product is sufficiently profitable not to justify maintenance of market exclusivity. During the period of market exclusivity, marketing authorization may only be granted to a “similar medicinal product” for the same therapeutic indication if certain criteria are satisfied. Orphan drug designation must be requested before submitting an application for marketing approval. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.

European Drug Marketing

Much like the AKS prohibition in the United States, the provision of benefits or advantages to physicians to induce or encourage the prescription, recommendation, endorsement, purchase, supply, order or use of medicinal products is also prohibited in the European Union. The provision of benefits or advantages to induce or reward improper performance generally is usually governed by the national anti-bribery laws of EU Member States, and the Bribery Act 2010 in the UK. Infringement of these laws could result in substantial fines and imprisonment. EU and UK laws and regulations prohibit gifts, pecuniary advantages or benefits in kind supplied, offered or promised to such persons to promote medicinal products unless they are inexpensive and relevant to the practice of medicine or pharmacy.

Payments made to physicians in certain EU Member States must be publicly disclosed. Moreover, agreements with physicians often must be the subject of prior notification and approval by the physician’s employer, his or her competent professional organization and/or the regulatory authorities of the individual EU Member States. These requirements are provided in the national laws, industry codes or professional codes of conduct, applicable in the EU Member States. Failure to comply with these requirements could result in reputational risk, public reprimands, administrative penalties, fines or imprisonment.

Brexit and the Regulatory Framework in the United Kingdom

Following the UK’s departure from the EU (commonly referred to as Brexit), the UK, EU pharmaceutical law no longer applies to the UK. The MHRA, the UK medicines and medical devices regulator, has published detailed guidance for industry and organizations to follow from January 1, 2021, which will be updated as the UK’s regulatory position on medicinal products evolves over time.

European Data Collection

The collection and use of personal health data in the European Economic Area, or the EEA, is governed by the GDPR which became effective May 25, 2018. The GDPR applies to any company established in the EEA and to companies established outside the EEA that processes personal data in connection with the offering of goods or services to data subjects in the EU or the monitoring of the behavior of data subjects in the European Union. The Company’s business may be affected by the requirements of, and potential penalties or liabilities imposed by the GDPR.

Other Regulation

For other countries outside of the European Union and the United States, such as countries in Eastern Europe, Latin America or Asia, the requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary from country to country. Additionally, clinical trials must be conducted in accordance with GCP requirements and the applicable regulatory requirements and the ethical principles that have their origin in the Declaration of Helsinki.

If we fail to comply with applicable foreign regulatory requirements, we may be subject to, among other things, fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

Additional Laws and Regulations Governing International Operations

We are subject to numerous laws and regulations in each jurisdiction in which we plan to operate. The Foreign Corrupt Practices Act, or “FCPA,” prohibits any United States individual or business from paying, offering, authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. The FCPA also obligates companies whose securities are listed in the United States to comply with certain accounting provisions requiring the company to maintain books and records that accurately and fairly reflect all transactions of the corporation, including international subsidiaries, and to devise and maintain an adequate system of internal accounting controls for international operations.

The FCPA presents particular challenges in the pharmaceutical industry, because, in many countries, hospitals are operated by the government, and doctors and other hospital employees are considered foreign officials. Certain payments to hospitals in connection with clinical trials and other work have been deemed to be improper payments to government officials and have led to FCPA enforcement actions.

The failure to comply with laws governing international business practices may result in substantial civil and criminal penalties and suspension or debarment from government contracting. The SEC also may suspend or bar issuers from trading securities on United States exchanges for violations of the FCPA’s accounting provisions.

Coverage and Reimbursement

Successful commercialization of new drug products depends, in part, on the extent to which reimbursement for those drug products will be available from government health administration authorities, private health insurers, and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drug products they will pay for and establish reimbursement levels. The availability and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford a drug product. Sales of drug products depend substantially, both domestically and abroad, on the extent to which the costs of drugs products are paid for by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors.

A primary trend in the United States healthcare industry and elsewhere is cost containment. Government authorities and third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drug products. For example, in order to have our products covered by Medicaid, we must offer rebates to state Medicaid programs on purchases of certain of our pharmaceutical products under the Medicaid Drug Rebate program, based on pricing data reported by us on a monthly and quarterly basis. Any company that participates in the Medicaid Drug Rebate program also must participate in the 340B drug pricing program, and the Federal Supply Schedule (“FSS”) pricing program. The 340B program, which is administered by the Health Resources and Services Administration, requires participating companies to agree to charge statutorily defined covered entities no more than the 340B “ceiling price” for our covered outpatient drugs. The 340B ceiling price is calculated using a statutory formula, which is based on pricing data calculated under the Medicaid Drug Rebate program. The FSS pricing program, which is administered by the Department of Veterans Affairs (“VA”), also requires participating companies to extend discounted prices to the VA, Department of Defense, Coast Guard, and Public Health Service. Similar to the 340B program, FSS prices are calculated utilizing pricing data reported by us to the VA on a quarterly and annual basis. In many countries, the prices of drug products are subject to varying price control mechanisms as part of national health systems. In general, the prices of drug products under such systems are substantially lower than in the United States. Other countries allow companies to fix their own prices for drug products, but monitor and control company profits. Accordingly, in markets outside the United States, the reimbursement for drug products may be reduced compared with the United States.

In the United States, the principal decisions about reimbursement for new drug products are typically made by CMS, the federal agency within the U.S. Department of Health & Human Services that administers the Medicaid and Medicare programs. CMS decides whether and to what extent a new drug product will be covered and reimbursed under Medicare, and private payors tend to follow CMS to a substantial degree. However, no uniform policy of coverage and reimbursement for drug products exists among third-party payors and coverage and reimbursement levels for drug products can differ significantly from payor to payor. As a result, the coverage determination process is often a time-consuming and costly process that will require us to provide scientific and clinical support for the use of our product candidates to each payor separately, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance.

These laws, and future state and federal healthcare reform measures may be adopted in the future, any of which may result in additional reductions in Medicare and other healthcare funding and otherwise affect the prices we may obtain for any product candidates for which we may obtain regulatory approval or the frequency with which any such product candidate is prescribed or used.

Outside of the United States, the pricing of pharmaceutical products and medical devices is subject to governmental control in many countries. For example, in the European Union, pricing and reimbursement schemes vary widely from country to country. Some countries provide that products may be marketed only after a reimbursement price has been agreed. Some countries may require the completion of additional studies that compare the cost effectiveness of a particular therapy to currently available therapies or so-called health technology assessments, in order to obtain reimbursement or pricing approval. Other countries may allow companies to fix their own prices for products but monitor and control product volumes and issue guidance to physicians to limit prescriptions. Efforts to control prices and utilization of pharmaceutical products and medical devices will likely continue as countries attempt to manage healthcare expenditures.

Employees and Human Capital

As of June 30, 2024, including our portfolio companies, we had 17 full-time employees, including Seunghyon Choe (a.k.a Senyon Choe in his academic publications), Dongsoo Kim, and Yeiseok Kim with Ph.D. or M.D. degrees and two who are engaged in research and development activities, and two part-time employees. None of our employees are represented by labor unions or covered by collective bargaining agreements. We consider our relationship with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and new employees, advisors and consultants.

Facilities

Our executive offices are located at Hoedong-gil, 37-36, Paju, Gyeonggido, Republic of Korea. We do not have any manufacturing facilities or personnel at this time. We currently rely, and expect to continue to rely, on contract manufacturing organizations for the manufacture of our product candidates undergoing preclinical testing, as well as for clinical testing and commercial manufacturing if our product candidates receive marketing approval. Research and development efforts of our portfolio companies have primarily been through contract research organizations or in established research facilities, including at Vaximm headquarters in Mannheim, Germany.

We believe that our access to preclinical and clinical research facilities are adequate for our current needs and that suitable facilities at commercially reasonable terms will be available as needed to accommodate any future expansion of our operations.

Legal Proceedings

From time to time, we may become involved in legal proceedings relating to claims arising from the ordinary course of business. Our management believes that there are currently no claims or actions pending against us, the ultimate disposition of which could have a material adverse effect on our results of operations, financial condition or cash flows.

MANAGEMENT OF OSR HOLDINGS

Executive Officers and Directors of OSR Holdings

The following table sets forth the name, age and position of each of the directors and executive officers and OSR Holdings. For biographical information concerning the directors and executive officers, see below.

Name	Age	Position
Executive Officers and Directors
Kuk Hyoun Hwang	49	Chairman of the Board of Directors
Sang Hoon Kim	51	Chief Executive Officer
Gihyoun Bang	47	Chief Financial Officer
Chan Kyoo Park	48	Director

Kuk Hyoun Hwang, Chairman of the Board of Directors

Kuk Hyoun Hwang has been the Chief Executive Officer and a director of the OSR Holdings since March 2020. Mr. Hwang is also the Chief Executive Officer and a director of BLAC. Mr. Hwang is the Managing Partner of BCM, which he founded in August 2012. Since then, he has led BCM’s and its subsidiaries’ growth and expansion as a cross-border healthcare investment group in three countries: the U.S., South Korea and Switzerland. He is also the Chief Executive Officer of BCME, a position he has held since March 2020, and the Chairman of the Board of Vaximm AG since November 2022. Since July 2019 until April 2021 and December 2022 to August 2024, Mr. Hwang has also served as Chief Executive Officer of OSR Holdings Co., Ltd., a global drug development company and a subsidiary of BCM, where he has also served as chairman since July 2019. Prior to founding BCM in 2012, Mr. Hwang served with financial services firms in Korea and the U.S., including North Head Capital Partners LLC from 2011-2012, Kim Eng Research Korea and Kim Eng Securities USA from 2006-2008, and Shinhan Investment Corp from 2002-2004 and 2006. Mr. Hwang received a BA in sociology from Korea University in 1998. Mr. Hwang is well qualified as Executive Chairman of the Board of Directors because of his significant investment and capital markets expertise within the healthcare industry.

Sang Hoon Kim, Chief Executive Officer

Sang Hoon Kim has been the Chief Executive Officer of OSR Holdings Co., Ltd since August 16, 2024. He joined the company in December 2023 as the Head of Strategic Investments. Prior to joining OSR Holdings, he was Chief Executive Officer of HB Asset Management from November 2022 to November 2023 and Managing Director of APC Private Equity from August 2021 to August 2022. Before APC Private Equity, Mr. Kim was Head of Alternative Investment Division at Meritz Asset Management Co. Ltd. from August 2012 to August 2021 where he managed diverse global investment funds totaling over two billion U.S dollars. Mr. Kim is proficient in English. He earned his LL.B from Konkuk University, Korea in 1998 and earned an LL.M from the University of Minnesota, Twin Cities in 2010.

Gihyoun Bang, Chief Financial Officer

Gihyoun Bang is the Chief Financial Officer of OSR Holdings, a position he has held since June 2024. Mr. Bang is responsible for planning, managing and running overall finance activities of OSR Holdings and its subsidiary companies, including producing the group’s consolidated financial statements for external audits. Previously, Mr. Bang served as chief operating officer for Newlake Alliance Management Co., Ltd., a private equity firm based in Seoul, South Korea, from February 2019 to June 2024, where he led private equity investments, managed fund raising and managed the organization. Mr. Bang previously served as team head, equity capital markets, and other positions for Shinhan Securities Co. Ltd., in South Korea. Mr. Bang is a certified public accountant in the U.S., a certified credit analyst in Korea and a certified investment manager in Korea. Mr. Bang received his B.A. in Business Administration from Hansung University in 2002.

Chan Kyoo Park, Director

Chan Kyoo Park is a Director of OSR Holdings, a position he has held since December 2022, when RMC became an OSR Holdings’ subsidiary. Mr. Park is Chief Executive Officer of RMC, which he founded in 2015. Prior to establishing RMC, in 2007 he co-founded Hutem Co., Ltd., an importer and distributor of neuro-intervention medical devices in Korea. In 2014, he and his co-founder sold the company to Hugel, Inc., a KOSDAQ listed healthcare company. Previously, Mr. Park held sales and marketing positions with Boston Scientific Korea (2004-2007) and Janssen Korea (2000-2004). Mr. Park earned a BA in Economics from Kyunghee University (1998).

EXECUTIVE AND DIRECTOR COMPENSATION OF OSR HOLDINGS

This section discusses the material components of the executive compensation program for OSR Holdings’ executive officers who would be OSR Holdings’ “named executive officers” if OSR Holdings was subject to the reporting requirements under the Exchange Act. We expect that at least some of these executive officers will be named executive officers of the Combined Company after the Closing. For the fiscal year ending December 31, 2023, OSR Holdings’ “named executive officers” and their positions were as follows:

•        Kuk Hyoun Hwang, Chief Executive Officer and Chairman of the Board of Directors

•        Sung Jae Yu, Chief Operating Officer and a Board Director

•        Soo Eun Nam, Chief Financial Officer

•        Sang Hoon Kim, Head of Strategic Investments

Summary Compensation Table

The following table presents summary information regarding the total compensation that was awarded to, earned by or paid to OSR Holdings’ named executive officers for the year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Total ($)
Kuk Hyoun Hwang	2023	0	0	0	0
Chief Executive Officer & Chairman
Sung Jae Yu	2023	85,851	0	0	85,851
Chief Operating Officer
Soo Eun Nam(1)	2023	85,851	0	0	85,851
Chief Financial Officer
Sung Hoon Chung(2)	2023	60,282	0	0	60,282
Managing Director
Sang Hoon Kim(3)	2023	7,071	0	0	7,071
Head of Strategic Investments

____________

(1)      Resigned as of May 2024.

(2)      Resigned as of August 31, 2023.

(3)      Hired December 1, 2023.

Narrative Disclosure to Summary Compensation Table

Overview

The primary element of compensation for OSR Holdings’ named executive officers is base salary. OSR Holdings did not pay any bonus nor grant any equity awards to its named executive officers in 2023.

Annual Base Salary

The salaries of OSR Holdings’ named executive officers are set by the Board of Directors and reviewed and adjusted periodically.

Non-Equity Incentive Compensation

Two individuals of OSR Holdings’ named executive officers, Soo Eun Nam, CFO, and Sang Hoon Kim, Head of Strategic Investments, are entitled to receive a cash bonus under the terms of their employment agreements. The amount of their bonuses and the performance metrics and goals required to receive bonus are determined annually by the OSR Holdings’ Board based on appropriate comparative company benchmarks.

For 2022, with respect to Ms. Nam, and 2023, with respect to Ms. Nam and Mr. Kim, there were no bonuses or any other form of non-equity incentive compensation paid or accrued.

Defined Contribution Plan

OSR Holdings currently maintains a defined contribution plan for all of its officers and employees as required by Korean law. A defined contribution plan is a retirement pension plan in which OSR Holdings pays a fixed amount of contributions to a separate fund for the benefit of each employee, which is one twelfth (1/12) of annual salary to the retirement plan.

Director Compensation

Since inception, all of the board directors of OSR Holdings have been also serving as executive officers of the company and received the cash compensation disclosed above, except for Mr. Hwang, who receives no cash compensation for his service as an executive officer or director. OSR Holdings does not pay directors any cash or equity-based compensation for their service as directors.

OSR HOLDINGS MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Unaudited Pro Forma Condensed Consolidated Combined Financial Information,” “Selected Historical Financial Data of OSR Holdings” and OSR Holdings’ audited and unaudited condensed consolidated financial statements, including the notes thereto, included elsewhere in this proxy statement/prospectus. In addition to historical financial information, this discussion contains forward-looking statements based upon OSR Holdings’ current expectations that involve risks and uncertainties. OSR Holdings’ actual results could differ materially from such forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus. Historical information contained in this section refers to OSR Holdings and its consolidated subsidiaries (where applicable) prior to the completion of the Business Combination; forward looking information contained in this section refers to New OSR Holdings following BLAC’s acquisition of OSR Holdings (as described below and in other sections of this proxy statement/prospectus). References included in this section to “we”, “its,” “us” and “our” refer to OSR Holdings and its consolidated subsidiaries.

Introduction

OSR Holdings is a global drug development company, dedicated to advancing healthcare outcomes and improving the quality of life for people and their families. We aim to build and develop a robust portfolio of innovative and potentially transformative therapies. Although we are indication agnostic, our initial focus is addressing unmet needs in oncology and immunology.

As a data-driven company, we leverage our existing and expanding network of academic and industry leaders by identifying and advancing therapeutic candidates based on innovative research to add to our current pipeline of potential first-in-class therapies (a class of therapies leveraging new and unique mechanisms of action). Relying on our experienced drug development and leadership teams, our model is to support and empower scientific leaders, allowing them to focus their undivided attention on research and scientific innovations while advancing therapeutic candidates through the drug development process. Our approach revolves around meticulously crafted disease strategies for our drug candidates, which enhances our overall pipeline strategy and therapeutic indication focus. By recognizing the need to bridge preclinical research within a translational clinical context, we aim to streamline the drug development process to optimize our path to market and maximize the potential for success.

Business Combination and Public Company Costs

OSR Holdings has executed a Business Combination Agreement with BLAC pursuant to which stockholders of OSR Holdings will exchange their securities for common stock of BLAC. As a result of the Business Combination, OSR Holdings will become a majority-owned subsidiary of BLAC. The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, BLAC will be treated as the “acquired” company and OSR Holdings will be considered the accounting acquirer for accounting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of a capital transaction in which BLAC is issuing securities for the net assets of OSR Holdings. The net assets of OSR Holdings will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of OSR Holdings.

After the Business Combination, BLAC, under the name New OSR Holdings, will remain the SEC-registered and Nasdaq-listed company, which will require New OSR Holdings to hire or contract additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. New OSR Holdings expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit, and other professional service fees.

Overview

OSR Holdings was incorporated in the Republic of Korea in July 2019 and, in October 2019, BCM invested KRW 505 million in exchange for 101,000 shares, its first material capital infusion. In 2021, OSR Holdings raised equity capital three additional times from BCM and OSR Holdings’ officers to raise a total of KRW one billion. In March 2022, OSR Holdings raised KRW 4.63 billion from additional investors. As of the closing of the March 2022 investment, OSR Holdings had raised total equity capital of KRW 6.135 billion to finance its business activities, primarily analyzing the pharmaceutical industry and strengthening its corporate capabilities. In March 2022, OSR Holdings subscribed for 1,750 preference shares of BCME, a wholly-owned subsidiary of BCM, for $3.5 million. In February 2023, OSR Holdings issued convertible bonds with 1 year maturity, at an interest rate of 9.0%, raising KRW 5.09 billion. All of these convertible bonds issued by OSR Holdings have been converted into shares of OSR Holdings common stock as of October 17, 2023.

The initial startup period for OSR Holdings involved primarily building the company’s team, and structuring and conducting the capital raises needed for its business operations. The COVID-19 pandemic delayed OSR Holdings’ efforts to build its business by a few years, but beginning in 2022 and continuing in 2023, OSR Holdings has devoted its resources to run its business operations, including the acquisitions of its current subsidiaries (as described below), and to the business combination agreement with BLAC.

Commencing in mid-2022, OSR Holdings’ activities involved identifying, negotiating and structuring three acquisitions, as described below, including its “anchor acquisition,” Vaximm. Vaximm was owned in part by BCME. On December 13, 2022, OSR Holdings acquired 92.13% of the outstanding equity securities of Vaximm from BCME. The purchase price for the 92.13% of Vaximm was paid by issuing 696,225 shares of OSR Holdings’ common stock to BCME in a stock swap transaction. OSR Holdings also acquired the remaining 7.87% of Vaximm’s outstanding equity through two subsequent transactions: (1) on January 19, 2023, OSR Holdings exercised an option to acquire the 4.89%, or 38,909 shares, of Vaximm held by BCME, by exchanging 1,750 BCME preference shares held by OSR Holdings; and (2) on February 2, 2023, OSR Holdings purchased 23,656 shares (2.98%) of Vaximm held by BCME for $3.6 million in cash.

In September 2022, OSR Holdings invested KRW 97,742,345 for a 33% interest in Taction Co., Ltd., a Korean software development and consulting firm. Taction has ceased operations and has no practical plan to generate revenue; OSR Holdings has recognized impairment loss amounting to its acquisition cost.

On December 26, 2022, OSR Holdings acquired all of the outstanding shares of RMC Co., Ltd., a South Korean neuro-intervention medical device distributor. OSR Holdings issued 70,847 shares of OSR Holdings’ common stock to the sole shareholder of RMC, Mr. Chan Kyu Park, the founder and CEO of RMC, and also a minority shareholder of OSR Holdings.

On March 31, 2023, OSR Holdings acquired all of the outstanding shares of Darnatein, an Incheon, South Korea-based corporation that is developing therapies for age-related and degenerative diseases and their associated chronic disorders and complications. OSR Holdings issued to the stockholders of Darnatein 590,425 shares of OSR Holdings’ common stock.

On a consolidated basis, OSR Holdings has funded its operations primarily through the issuance of common shares, convertible preferred shares, convertible bonds and loans. As of June 30, 2024, on a consolidated basis, OSR Holdings has raised a cumulative KRW 11.64 billion in gross proceeds through the issuance of common shares, convertible preferred shares and debt (including bank loans of KRW 443.25 million made to RMC). In addition, during 2024, OSR executed (a) loan agreements permitting it to borrow an aggregate of $1.1 million from its affiliate BCME consisting of the following individual loans: (1) $50,000 due February 21, 2025 (repaid in 2024) bearing annual interest of 5.5%; (2) $300,000 (of which only $250,000 was borrowed) due November 7, 2025 bearing interest of 3.0%; and (3) $750,000 due March 24, 2025 ($2000 of which was repaid in 2024) bearing interest of 3.0%; and (b) a promissory note by which OSR Holdings borrowed $300,000 from BLAC due October 25, 2025 bearing interest of 3.96%. Each of the loans is unsecured and were for working capital purposes, including providing working capital to subsidiaries.

OSR Holdings has incurred net losses each year since inception except for 2022 when OSR Holdings recorded a net profit of KRW 1.3 billion due to a one-time gain (non-cash) on the exchange of the 1,750 BCME preference shares for shares of Vaximm. OSR Holdings’ net loss in 2021 was KRW 634.35 million. OSR Holdings recorded a net profit of KRW 1.34 billion in 2022 and a net loss of KRW 13.09 billion for the year ended December 31, 2023. OSR Holdings recorded a net loss of KRW 8.9 billion for the six months ending June 30, 2024. New OSR Holdings expects to continue to incur significant losses for the foreseeable future due mainly to its R&D expenses and working capital requirements as its subsidiaries continue to ramp up their development activities. As of June 30, 2024, OSR Holdings had an accumulated deficit of KRW 21.14 billion.

OSR Holdings expects its operating expenses to increase significantly in the second half of 2024 largely due to increased legal and other expenses incurred in connection with the Agreement and to a lesser extent the cost of product revenue. New OSR Holdings expects its operating expenses to increase further in 2025 as its subsidiaries continue to develop their pipelines of pre-clinical and clinical product candidates, while New OSR Holdings continues to identify and invest in startup and/or acquisition opportunities in the global healthcare sector. In addition, New OSR Holdings expects its selling, general and administrative expenses to increase beginning in 2024, after closing of the Business Combination, due to modest increases in headcount along with anticipated expenses associated with becoming a public company.

New OSR Holdings expects that current cash resources plus the gross proceeds of approximately $20 million expected from the PIPE Financing, will provide sufficient funding to support its continued operations into 2026. The issuance of PIPE Financing may adversely affect the market price for New OSR Holdings Common Stock. Based on our current plans and estimates, we anticipate this financial runway will allow New OSR Holdings to fund the research and development, pre-clinical studies, clinical trials and administrative expenses of its portfolio companies into 2026. There are, however, a number of factors that could affect that timing, such as the timing of securing regulatory approval to initiate clinical trials, the timing of initiating enrollment of each study, the rate of enrollment, the loss of clinical trial participants to trial visits, the time it takes to finalize data analysis, the time to finalize content and deliver top-line data, as well as other factors.

New OSR Holdings may seek additional funding through the issuance of its common shares or other securities. The issuance of common shares or other securities may adversely affect the market price for New OSR Holdings Common Stock. New OSR Holdings may seek to obtain new loan facilities, and may, over time, receive payments from licensing or selling its portfolio companies or their technologies, or through collaborations or partnerships with other companies. The amount and timing of New OSR Holdings’ future funding requirements will depend on many factors, including the pace of, execution on, and strength of results from its clinical trials and other research, development, manufacturing and commercialization activities, as well as the potential receipt of revenues under future collaborations.

On October 4, 2024, BLAC and Toonon entered into a subscription agreement (as amended on December 17, 2024, the “Subscription Agreement”), pursuant to which, among other things, BLAC has agreed to issue and sell to Toonon, and Toonon has agreed to subscribe for and purchase, 222,222 PIPE Shares of Series A Preferred Stock for an aggregate purchase price of $20,000,000 or $90.00 per share of Series A Preferred Stock. Prior to closing of the PIPE Investment, the Company intends to file with the Secretary of State of the State of Delaware a Certificate of Designations setting forth the rights and preferences of the Series A Preferred Stock, which have been agreed to between BLAC and Toonon. Such rights and preferences include, among others, that (1) dividends will accrue at a rate of 5% per annum of the Series A Original Issue Price (except as otherwise provided for in the Certificate of Designations) to be payable only when, as, and if declared by the BLAC Board or as otherwise specifically provided in the Certificate of Designations; and (2) the Series A Preferred Stock is convertible, at the option of the holder thereof, into shares of BLAC Common Stock in an amount equal to the quotient of (i) the Series A Original Issue Price plus all unpaid accruing dividends as of the date of the conversion and (ii) the then applicable Conversion Price (the Conversion Price shall initially be $9.00).

The purpose of the PIPE Investment is to raise additional capital for use by BLAC following the closing of the Business Combination. The Subscription Agreement contain customary representations and warranties of BLAC and Toonon, and customary conditions to closing, including (i) the consummation of the Business Combination and (ii) certification by an officer of BLAC that the Certificate of Designations has been filed with the Secretary of State of the State of Delaware and is in full force and effect.

Additionally, pursuant to the Subscription Agreement, BLAC and Toonon will enter into a registration rights agreement prior to closing of the PIPE Investment, pursuant to which, among other things, BLAC will be obligated to (i) file a registration statement to register the common stock issuable upon conversion of the PIPE Shares as soon as practicable following the receipt of written demand from Toonon, and (ii) use its commercially reasonable efforts to effect such registration, subject to certain exceptions. The PIPE Shares to be sold in connection with the PIPE Investment will be exempt from registration pursuant to Regulation S under the Securities Act.

The PIPE Investment, if completed, will dilute the ownership of existing BLAC stockholders, and may depress the value of shares of New OSR Holdings common stock. It is not currently anticipated that Sponsor or any BLAC or OSR Holdings affiliates will participate in the PIPE Investment. The PIPE Investment will not be completed by the closing of the Business Combination. While BLAC believes that the PIPE Investment will close by the end of February 2025, there is no guarantee that the PIPE Investment will close by that date or will close at all.

On October 16, 2024, BLAC issued the Duksung Promissory Note in the principal amount of $800,000 to Duksung, an existing shareholder of OSR Holdings.

The Duksung Promissory Note contains customary representations, warranties and covenants of BLAC and Duksung and bears interest at a simple rate of 5% per annum; provided, however, solely for purposes of prepayment pursuant to a redemption of the Duksung Promissory Note, interest shall be deemed to have accrued at a simple rate of 7% per annum, and, unless earlier converted or redeemed is payable in full on October 15, 2025.

In the event of, and simultaneously with the closing of a Qualified PIPE Financing (as defined in the Duksung Promissory Note), which includes the PIPE Investment, the Duksung Promissory Note automatically converts into BLAC common stock in an amount equal to the quotient (rounded to the nearest whole share) obtained by dividing (a) the outstanding principal amount and unpaid accrued interest under the Duksung Promissory Note by (b) eight dollars and ten cents ($8.10). The Conversion shall constitute satisfaction in full of the obligations of BLAC under the Duksung Promissory Note. The Conversion, if completed, will dilute the ownership of existing BLAC stockholders, and may depress the value of shares of New OSR Holdings common stock.

In the event a Qualified PIPE Financing does not occur on or before the PIPE Outside Date, BLAC may prepay the Duksung Promissory Note, in whole or in part, at any time after the PIPE Outside Date. The amount to be paid pursuant to any such prepayment shall include the outstanding principal amount plus accrued and unpaid interest calculated at a simple rate of 7% from the issuance date.

Pursuant to the Duksung Promissory Note, BCME, an affiliate of Sponsor and shareholder of OSR Holdings, agreed to deposit 400,000 shares of BLAC Common Stock into an escrow account, to be governed by a separate escrow agreement to be entered into between Duksung and BCME. BCME and Duksung intend to enter into the escrow agreement following closing of the Business Combination. BCME did not receive separate consideration for its covenant to enter into the escrow arrangement other than the indirect benefit it receives as being an affiliate of the Sponsor and shareholder of OSR Holdings.

On October 25, 2024, BLAC loaned to OSR Holdings $300,000 (using proceeds from the Duksung loan) pursuant to the terms of a promissory note, which provides for payment on October 25, 2025 plus interest of 3.96%.

As of June 30, 2024, OSR Holdings has deferred tax liabilities of approximately $30,292,435, resulting from the differences between book and tax basis for assets acquired or created during previous business combinations as a result of purchase price allocation for accounting purposes, which will be due if and only when certain taxable events occur in the future which will reverse or eliminate such basis difference (i.e., sales of subsidiaries).

On November 20, 2024, RMC and Penumbra Inc. terminated negotiations for a new (or extended) agreement, by which RMC had distributed Penumbra’s neuro-intervention medical device equipment. Sales of Penumbra’s reperfusion catheter, neuron delivery catheter and related tubing and canister represented between 27% and 47% of RMC’s quarterly revenues in 2023 and 2024, and 40% and 36% for the years ended December 31, 2023 and 2024, respectively. While RMC may continue to sell its existing inventory of Penumbra products (Penumbra will not repurchase RMC’s inventory), RMC may be unable to sell its inventory or to sell it without discounting the prices. If RMC is unable to sell its inventory and is required by accounting rules to write off the inventory, RMC may incur losses. To replace sales of Penumbra’s products, RMC intends to seek to become the sales representative of other neuro-intervention medical device equipment manufacturers, as well as expand sales of products offered by companies it currently represents.

Impacts of COVID-19 and Market Conditions on Our Business

OSR Holdings has been actively monitoring the COVID-19 situation and its impact globally, but we have not, except for delaying the implementation of our business plan, been significantly impacted. Disruption of global financial markets and a recession or market correction, including new public health emergencies, the ongoing military conflict between Russia and Ukraine and the related sanctions imposed against Russia, the conflicts in the

Middle East and other global macroeconomic factors such as inflation, could reduce New OSR Holdings’ ability to access capital, which could, in the future, negatively affect our liquidity and could materially affect our business and the value of our common shares.

Components and Comparison of Our Results of Operations

Comparison of the Six Months Ended June 30, 2023 and 2024

The following table presents OSR’s statement of operations data for the six months ended June 30, 2023 and 2024, and the KRW and percentage change between the two periods:

	Six Months Ended June 30, (Korean Won in thousands)
	2023	2024	Change $	Change %
	(Unaudited)
Revenue:	1,984,848	2,418,377	433,529	22%
Cost of Sales	1,260,627	1,781,249	520,622	41%
Gross Profit	724,221	637,129	(87,093)	(12)%
Expenses:
Administrative expenses	(5,529,717)	(9,411,616)	(3,881,900)	70%
Operating losses	(4,805,495)	(8,774,488)	(3,968,992)	83%
Non-operating income (loss)	(303,401)	(140,373)	163,028	(54)%
Profit (loss) before income tax	(5,108,897)	(8,914,861)	(3,805,964)	74%

Revenue

Revenue increased by KRW 433 million reflecting the increased revenues of OSR’s portfolio company, RMC. Since RMC is OSR’s only revenue producing subsidiary, with the termination of RMC’s distribution agreement with Penumbra for its neuro intervention medical device equipment, OSR expects its revenue to decrease substantially in 2025 and possibly longer, until RMC can replace sales of Penumbra’s products by increasing sales of products from other manufacturers.

Cost of Revenue and Gross Margin

Cost of revenue increased by KRW 521 million. The increase was due to increased costs relating to the foreign exchange rate, as RMC is required to pay its suppliers in U.S. dollars, which increased in value relative to the KRW during 2024.

Research and Development Expenses

Research and development expenses decreased by KRW 55,245,928, or 31%, from KRW 179,364,186 for the six months ended June 30, 2023 to KRW 124,118,258 for the six months ended June 30, 2024. This was primarily due to cash constraints at the Company’s subsidiaries, Darnatein and Vaximm.

Administrative Expenses

Administrative expenses increased by KRW 3,882 million, or 70%, from KRW 5,530 million for the six months ended June 30, 2023, to KRW 9,412 million for the six months ended June 30, 2024. The increase was primarily attributable to the amortization of intangible assets following the acquisition of Darnatein, which began to be recognized in the second half of 2023, and, to a lesser extent, an increase in accounting/finance expenses. The amortization of intangible assets increased 92%, from KRW 4,007 million for the six months ended June 30, 2023, to KRW 7,695 million for the six months ended June 30, 2024, while accounting/finance expenses increased by 174%, from KRW 102 million to KRW 279 million. Those increases offset a 94% decrease in legal expenses, which decreased from approximately KRW 140 million to KRW 8 million for the six months ended June 30, 2024 and June 30, 2023, respectively, and decreases in certain other smaller administrative expenses.

Non-Operating Income (Loss)

Finance income decreased from KRW 68 million in the first half of 2023 to KRW 15 million in the first half of 2024. Finance costs (interest expense) decreased by KRW 304 million, or 89%, from KRW 339 million to KRW 36 million as a result of reduction in outstanding debt of OSR Holdings and its subsidiaries. Other income (gains on foreign currency exchange and foreign currency translation) increased by KRW 40 million, from KRW 32 million to KRW 71 million. Other costs increased by KRW 127 million, from KRW 63 million to KRW 190 million (losses on foreign currency translation and foreign currency exchange).

Profit (loss) before income tax

Loss before income tax increased by KRW 3.8 billion, or 74%, from 5.1 billion for the six months ended June 30, 2023 to KRW 8.9 billion, reflecting significantly higher Administrative expenses, and, to a lesser extent, reduced gross profits from operations.

Comparison of the Years Ended December 31, 2022 and 2023

The following table presents OSR Holdings’ statements of operations for the years ended December 31, 2022 and 2023, and the Korean won (W) and percentage change between the two years:

	Year Ended December 31, (Korean won in thousands)
	2022	2023	Change $	Change %
Revenue:	—	4,453,551	4,453,551
Cost of sales	—	3,266,142	3,266,142
Gross Profit	—	1,187,409	1,187,409
Expenses:
Administrative expenses	(784,667)	(15,930,194)	(13,958,119)	1,930%
Operating losses	(784,667)	(14,742,785)	(13,958,119)	1,779%
Non-operating income (loss)	2,129,625	(989,580)	(3,119,205)	(146)%
Profit (loss) before income tax	1,344,958	(15,732,365)	(17,077,323)	(1,270)%

Revenue

Revenue was KRW 4.5 billion, consisting of sales of medical devices by the Company’s RMC subsidiary in South Korea, which was acquired by the Company in late December 2022, and the first year the Company had operating revenue (the Company had non-operating income in 2022 from a one-time gain on the disposition of certain financial assets, as described below).

Cost of sales

Cost of sales was KRW 3.3 billion, consisting of costs of medical devices purchased (for resale) by the Company’s RMC subsidiary in South Korea.

Gross profit

Gross profit was KRW 1.2 billion from the sales of medical devices by the Company’s RMC subsidiary in South Korea.

Administrative Expenses

Administrative expenses consist of personnel-related expenses, including salaries, benefits, bonus, and travel. Other administrative expenses include amortization of intangible assets, research and development expenses, professional services fees, such as legal, audit, and investor/press relations, research and development expenses, non-income taxes, insurance costs, cost of outside consultants and employee recruiting and training costs. Administrative expenses increased 1,930% in 2023, primarily as a result of the amortization of acquired patents (81%) and consolidation of expenses acquired by subsidiaries (15%) which were not reflected in 2022 financial results. Moreover, New OSR Holdings expects to incur additional expenses associated with operating as a public company, including legal, accounting, insurance, exchange listing and SEC compliance and investor relations. New OSR Holdings expects quarterly selling, general and administrative expenses, excluding stock compensation expense, to increase to an average of approximately $1.5 million per quarter from mid-2024 through the end of 2025.

Research and Development (R&D) Expenses

R&D expenses consist primarily of costs incurred for research activities, including the development of product candidates, pre-clinical and clinical trials and related costs of salaries and contractors. R&D costs are expensed as incurred. OSR Holdings did not have any research and development expenses for the years ended December 31, 2022 and 2021. In 2023, OSR Holdings R&D expenses were KRW 324 million, which came from the fully consolidated subsidiaries. New OSR Holdings expects to incur and report R&D related expenses mainly from its subsidiaries and affiliates actively engaged in R&D at an estimated amount of $2.5 million to $3.0 million per quarter from mid-2024 through the end of 2025.

Non-Operating Income (Loss)

Finance income decreased from KRW 2.3 billion in 2022 to KRW 25 million in 2023. In 2022, the Company had a one-time gain from the disposal of financial assets of KRW 2.3 billion. Other finance income, consisting of interest income, increased by 912% in 2023 from 2022, from KRW 2.5 million to KRW 25 million, as a result of higher balances on interest bearing funds. Finance costs, consisting of interest expense, increased by 2,626%, from KRW 18 million to KRW 490 million, as a result of outstanding indebtedness of KRW 960 million during 2023.

Profit (loss) before income tax

Profit (loss) before income tax decreased 1,270% from a profit of KRW 1.3B in 2022 to a loss of KRW 15.7B in 2023, primarily (89%) due to the increase in administrative expenses, offset in part (-7%) by the gross profit from the Company’s RMC subsidiary.

Liquidity and Capital Resources

From inception through June 30, 2024, OSR Holdings has incurred significant operating losses and negative cash flows from its operations. OSR Holdings’ operating losses were KRW 784.7 million and KRW 14.7 billion for the years ended December 31, 2022 and December 31, 2023, respectively, and KRW 4.8 billion and KRW 8.8 billion for the six months ended June 30, 2023 and 2024, respectively. As of June 30, 2024, OSR Holdings had an accumulated deficit of KRW 21.14 billion. OSR Holdings has funded its operations primarily through the issuance of common shares, convertible preferred shares, convertible bonds as well as from bank loans, loans from affiliates and, to a lesser extent, from RMC product revenue. OSR Holdings (primarily through its subsidiaries) has raised a cumulative KRW 11.6 billion in gross proceeds through the issuance of common stock and convertible preferred shares. OSR Holdings had KRW 683.8 million in cash and cash equivalents at June 30, 2024, which consisted primarily of bank deposits. OSR Holdings has incurred significant expenses in connection with the Transaction and this Form S-4, which, together with other expenses, has reduced its available funds for operations, resulting in the need for immediate cash infusion, including the October 2024 loan from BLAC, to pay outstanding expenses. If the Closing is delayed, OSR Holdings will likely need to raise additional cash.

Funding Requirements

New OSR Holdings expects its operating expenses to increase significantly as New OSR Holdings continues to develop its pipeline of pre-clinical and clinical product candidates and while it continues to identify and invest in startup and acquisition opportunities. New OSR Holdings’ R&D spending is expected to increase from historical levels beginning in the first half of 2025 and for the foreseeable future as it funds all of the costs of its subsidiaries. In addition, New OSR Holdings expects its selling, general and administrative expenses to increase due to modest increases in headcount along with anticipated expenses associated with being a public company.

New OSR Holdings expects that current cash resources plus the gross proceeds of approximately $20 million expected from the PIPE Financing will provide sufficient funding to support its continued operations into 2026. New OSR Holdings may seek additional funding through the issuance of New OSR Holdings’ common shares, may make drawdowns on its existing or new loan facilities, or through payments from collaborations or partnerships with other companies, and/or may realize cash from collaborations or partnerships with other companies, and/or through divestment from the sale of some or all of its strategic holdings, although there are no assurances those sources of funding will be realized. The amount and timing of New OSR Holdings’ future funding requirements will depend on many factors, including the pace of execution on and strength of results from its clinical trials and other research, development, manufacturing and commercialization activities or future collaborations. The issuance of New OSR Holdings’ common shares and the PIPE Financing may adversely affect the market price of New OSR Holdings Common Stock.

Cash Flows

The following table summarizes OSR Holdings’ cash flow data for the periods indicated (in thousands):

	Year Ended December 31, (KRW in thousands)
	2022	2023
Net cash used in operating activities	(652,051)	(7,100,008)
Net cash provided by (used in) investing activities	(2,161,262)	28,210
Net cash provided by (used in) financing activities	5,955,339	4,163,034
Net increase (decrease) in cash and cash equivalents	3,142,026	(2,908,764)

Contractual Obligations and Commitments

OSR Holdings and its subsidiaries have entered into various contractual arrangements that involve future payments, such as on leases, clinical trials, other R&D activities and minimum purchases of medical devices (for resale). New OSR Holdings’ obligations for those payments in 2024, which vary in time and amount, are currently expected to be approximately KRW 7.55 billion. Those contracts for which the amount payable pursuant to the contract exceeds 5.0% of OSR Holdings revenues are described in the following table.

Name of Party	Amounts Due (KRW in thousands)	Due Dates	Termination date	Description and Material terms
Biotoxtech	800,000	N/A	12/31/2025	Pre-clinical studies of DRT – 101; payment schedule varies on clinical progress
Microport Neurotech	1,360,000	N/A	12/31/2025	Distribution agreement; Payment schedule varies on order (60 days after invoice issuance)

The remaining contractual obligations relate to leases, accounting and related services. Storage, insurance, and other expenses (see Note 25 to the financial statements).

Foreign Currency Exchange Risk

Our subsidiaries are located outside the U.S., including Korea, Switzerland, and France, and their expenses are generally denominated in the currencies of the jurisdictions in which they conduct operations. Our results of current and future operations and cash flows are, therefore, subject to fluctuations due to changes in foreign currency exchange rates. We experience fluctuations in net loss as a result of transaction gains or losses related to remeasuring certain assets and liability balances that are denominated in foreign currencies. These exposures may change over time as business practices evolve and economic conditions change. To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements, and OSR Holdings has not engaged in any foreign currency hedging transactions.

Segments

OSR Holdings operates and manages the business as one reportable and operating segment, which is the business of a global healthcare holding company creating, acquiring and developing pharmaceutical and healthcare technologies. Our chief executive officer reviews financial information on an aggregate basis for allocating and evaluating financial performance.

Off-Balance Sheet Arrangements

OSR Holdings did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Emerging Growth Company and Smaller Reporting Company Status

The Jumpstart Our Business Startups (JOBS) Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. New OSR Holdings has elected to not “opt out” of this provision and, as a result, we will adopt new or revised accounting standards at the time private companies adopt the new or revised accounting standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

New OSR Holdings is also a “smaller reporting company” meaning that the market value of our stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to us as a result of this offering is expected to be less than $700 million and our annual revenue was less than $100 million during the most recently completed fiscal year. We may continue to be a smaller reporting company after this offering if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time that we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Critical Accounting Policies and Estimates

OSR Holdings’ financial statements are prepared in accordance with International Financial Reporting Standards (IFRS). The preparation of the financial statements in conformity with IFRS requires OSR Holdings’ management to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. OSR Holdings evaluates its significant estimates on an ongoing basis, including estimates related to the total costs expected to be incurred from the imports and inventory investments for RMC’s medical device business, research and development prepayments, accruals and related expenses, and stock-based compensation. OSR Holdings bases its estimates on historical experience and on various other assumptions that OSR Holdings believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

OSR Holdings believes that the accounting policies described below involve a significant degree of judgment and complexity. Accordingly, OSR Holdings believes these are the most critical to aid in fully understanding and evaluating its financial condition and results of operations. For further information, see Note 2, Summary of Significant Accounting Policies, to the audited financial statements included elsewhere in this proxy statement/prospectus.

Revenue Recognition

We recognize revenue for sale of products at the point in time when the customer obtains control of the goods, which is generally at the time of the delivery. Revenue is recognized at an amount that reflects the consideration to which we are expected to be entitled in exchange for transferred goods. Although currently variable consideration does not exist within our sales transaction, the variable consideration within the transaction price, if any, reflects concessions provided to a customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are recognized as a liability.

OSR Holdings’ revenues are currently comprised of product revenue from the sale of medical devices by RMC.

The product revenues consist of a single performance obligation, and the payment terms are typically 30 days.

Research and Development Prepayments, Accruals and Related Expenses

OSR Holdings incurs costs of R&D activities conducted by third-party service providers, which include the conduct of preclinical studies and clinical trials. We are required to estimate our prepaid and accrued R&D costs at each reporting period, which occurs on a quarterly basis. These estimates are made as of the reporting period of the work completed over the life of the individual study in accordance with agreements established with our service providers. OSR Holdings determines the estimates of R&D activities incurred at the end of each reporting period through discussion with internal personnel and external service providers, as to the progress or stage of completion as of the end of the reporting period, pursuant to contracts with the third parties and the agreed upon fee to be paid for such services. Nonrefundable advance payments for goods or services to be received in the future for use in R&D activities are deferred and capitalized. The capitalized amounts are expensed as the related goods are accepted by OSR Holdings or the services are performed. Accruals are recorded for the amounts of services provided that have not yet been invoiced.

Financial Instruments

A financial instrument is any contract that allows a financial asset to be created for one of the parties to the transaction and a financial liability or equity instrument to be created for the counterparty. OSR Holdings classifies financial assets at subsequent initial recognition as financial assets at amortized cost, financial assets at fair value through other comprehensive income (“FVOCI”) and financial assets at fair value through profit or loss (“FVTPL”).

Purchases or sales of financial assets (structured transactions) that are required to transfer financial assets within the timeframe set by the market arrangement or regulation are recognized on the transaction date. That is, the date OSR Holdings agrees to buy or sell financial assets.

Subsequent measurement

For subsequent measurement, financial assets are classified into the following four categories:

•        Financial assets at amortized cost (debt instrument)

•        Financial assets at FVOCI reclassified cumulative gain or loss to profit or loss (debt instrument)

•        Financial assets at FVOCI for which the cumulative gain or loss on removal is not reclassified to profit or loss (equity instrument)

•        Financial assets at FVTPL

(1) Financial assets at FVTPL

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of profit or loss. This category includes derivative instruments and listed equity investments which OSR Holdings had not irrevocably elected to classify at fair value through other comprehensive income (“OCI”). Dividends on listed equity investments are recognized as other income in the statement of profit or loss when the right of payment has been established.

(2) Financial assets at FVOCI (debt instrument)

For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognized in the statement of profit or loss and computed in the same manner as for financial assets measured at amortized cost. The remaining fair value changes are recognized in OCI. Upon derecognition, the cumulative fair value change recognized in OCI is recycled to profit or loss. OSR Holdings’ debt instruments at fair value through OCI includes investments in quoted debt instruments under other non-current financial assets.

(3) Financial assets at FVOCI (equity instrument)

Upon initial recognition, OSR Holdings can elect to classify irrevocably its equity investments as equity instruments designated at fair value through OCI when they meet the definition of equity under IAS 32 Financial Instruments: Presentation and are not held for trading. This classification is determined on an instrument-by-instrument basis.

Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognized as other income in the statement of profit or loss when the right of payment has been established, except when OSR Holdings benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment. OSR Holdings elected to classify irrevocably its non-listed equity investments under this category.

(4) Financial assets at amortized cost (debt instruments)

Financial assets at amortized cost are subsequently measured using the effective interest rate (“EIR”) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired. OSR Holdings’ financial assets at amortized cost includes trade receivables and other financial assets.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from OSR Holdings’ consolidated statement of financial position) when:

•        The rights to receive cash flows from the asset have expired, or

•        OSR Holdings has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) OSR Holdings has transferred substantially all the risks and rewards of the asset, or (b) OSR Holdings has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset When OSR Holdings has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, OSR Holdings continues to recognize the transferred asset to the extent of its continuing involvement. In that case, OSR Holdings also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that OSR Holdings has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that OSR Holdings could be required to repay.

Impairment

OSR Holdings assesses, on a forward-looking basis, the expected credit losses associated with its debt instruments carried at amortized cost and fair value through OCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk. However, for trade receivables and lease receivables, OSR Holdings applies the simplified method of recognizing expected credit losses over the entire period from the initial recognition of the receivables.

OSR Holdings evaluates whether credit risk in financial assets or financial assets significantly increases at the end of each reporting period and recognizes 12-month expected credit losses or lifetime expected losses as loss allowance in three stages as follows:

Stage	Loss provision
1. No significant increase in credit risk after initial recognition	12-month expected credit losses (expected credit losses that result from those default events on the financial instrument that are possible within 12 months after the reporting date)
2. Significant increase in credit risk after initial recognition	Lifetime expected credit losses (expected credit losses that result from all possible default events over the life of the financial instrument)
3. Credit-impaired

Significant financial difficulties of the debtor, delinquency in interest or principal payments for more than 3 months, or the disappearance of an active market for that financial asset because of financial difficulties are considered evidence of impairment.

Financial Liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. OSR Holdings’ financial liabilities include trade and other payables, loans and borrowings include bank overdrafts, and derivative financial instruments.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•        Financial liabilities at fair value through profit or loss

•        Financial liabilities at amortized cost (loans and borrowings)

(1) Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by OSR Holdings that are not designated as hedging instruments in hedge relationships as defined by IFRS 9. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognized in the statement of profit or loss. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. OSR Holdings has not designated any financial liability at fair value through profit or loss.

(2) Financial liabilities at amortized cost

This is the category most relevant to OSR Holdings. After initial recognition, interest-bearing borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of profit or loss. This category generally applies to interest-bearing loans and borrowings.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realize the assets and settle the liabilities simultaneously.

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Intangible Assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at cost, less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost, less accumulated impairment losses.

Internally-generated intangible assets — research and development expenditure

Expenditure on research activities is recognized as an expense in the period in which it is incurred. An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following conditions have been demonstrated:

•        The technical feasibility of completing the intangible asset so that it will be available for use or sale

•        The intention to complete the intangible asset and use or sell it

•        The ability to use or sell the intangible asset

•        How the intangible asset will generate probable future economic benefits

•        The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset

•        The ability to measure reliably the expenditure attributable to the intangible asset during its development

The amount initially recognized for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost, less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Intangible assets acquired in a business combination

Intangible assets acquired in a business combination and recognized separately from goodwill are recognized initially at their fair value at the acquisition date (which is regarded as their cost). Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Derecognition of intangible assets

An intangible asset is derecognized upon disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

Impairment of equipment and vehicles and intangible assets excluding goodwill

At each reporting date, OSR Holdings reviews the carrying amounts of its equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, OSR Holdings estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired.

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognized for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

Business Combinations

Business combinations are initially accounted for on a provisional basis. The fair value of assets acquired, liabilities and contingent liabilities assumed are initially estimated by the parent taking into consideration all available information at the reporting date. Fair value adjustments on the finalization of the business combination accounting are retrospective, where applicable, to the period the combination occurred and may have an impact on the assets and liabilities, depreciation and amortization reported.

Investments in Associates and Joint Ventures

An associate is an entity over which OSR Holdings has “significant influence”, which refers to the power to participate in the financial and operating policy decisions of the investee, but does not include control or joint control over those policies.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries. OSR Holdings’ investments in its associates and joint ventures are accounted for using the equity method.

Under the equity method, the investment in an associate or a joint venture is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in OSR Holdings’ share of net assets of the associate or joint venture since the acquisition date. Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is not tested for impairment separately. The statement of profit or loss reflects OSR Holdings’ share of the results of operations of the associate or joint venture. Any change in OCI of those investees is presented as part of OSR Holdings’ OCI. In addition, when there has been a change recognized directly in the equity of the associate or joint venture, OSR Holdings recognizes its share of any changes, when applicable, in the statement of changes in equity. Unrealized gains and losses resulting from transactions between OSR Holdings and the associate or joint venture are eliminated to the extent of the interest in the associate or joint venture.

The aggregate of OSR Holdings’ share of profit or loss of an associate or joint venture is shown on the face of the statement of profit or loss outside operating profit and represents profit or loss after tax and non-controlling interests in the subsidiaries of the associate or joint venture. The financial statements of the associate or joint venture are prepared for the same reporting period as OSR Holdings. When necessary, adjustments are made to bring the accounting policies in line with those of OSR Holdings.

After application of the equity method, OSR Holdings determines whether it is necessary to recognize an impairment loss on its investment in its associate or joint venture. At each reporting date, OSR Holdings determines whether there is objective evidence that the investment in the associate or joint venture is impaired. If there is such evidence, OSR Holdings calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value, and then recognizes the loss within ‘Gains or losses from equity method’ in the statement of profit or loss.

Upon loss of significant influence over the associate or joint control over the joint venture, OSR Holdings measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss.

Inventories

Purchased goods are stated at the lower of cost and net realizable value on a ‘first in first out’ basis. Cost comprises of direct materials and delivery costs, direct labor, import duties and other taxes, an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity, and, where applicable, transfers from cash flow hedging reserves in equity. Costs of purchased inventory are determined after deducting rebates and discounts received or receivable.

Stock in transit is stated at the lower of cost and net realizable value. Cost comprises of purchase and delivery costs, net of rebates and discounts received or receivable.

Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

CERTAIN OSR HOLDINGS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In November 2023, Mr. Sung Jae Yu loaned OSR Holdings $230,946 (KRW 300,000,000) pursuant to a Loan Agreement between Mr. Yu and OSR Holdings (the “Yu Loan”). The Yu Loan does not bear interest, is unsecured prior to default, and matured on February 14, 2024. Mr. Yu and OSR Holdings agreed (1) OSR Holdings would pay Mr. Yu approximately $38,491 (KRW 33,000,000) on April 1, 2024; and (2) to defer repayment of the balance of the Yu Loan until the closing of the Business Combination.

In 2024, OSR executed agreements to borrow an aggregate of $1,100,000 from its affiliate, BCME, consisting of the following loans, all of which are unsecured:

Maximum loan amount	Largest aggregate amount of principal outstanding during 2024	Amount of principal outstanding on August 31, 2024	Amount of principal paid during 2024	Amount of interest paid during 2024	Rate of interest payable on the loan amount
$50,000	$50,000	-0-	$50,000	-0-	5.5	% (annual)
$750,000	$750,000	$600,000	$150,000	-0-	3.0	% (annual)
$300,000	$250,000	$250,000	-0-	-0-	3.0	% (annual)

Each of the loan agreements permits the borrower to repay the principal only, without interest, in case of early repayment.

BCME is owned by BCM, of which Mr. Hwang is the controlling member.

On October 25, 2024, OSR Holdings executed a promissory note with BLAC, as described below:

Maximum loan amount	Largest aggregate amount of principal outstanding during 2024	Amount of principal outstanding on August 31, 2024	Amount of principal paid during 2024	Amount of interest paid during 2024	Rate of interest payable on the loan amount
$300,000	$300,000	-0-	-0-	-0-	3.96%

OSR Holdings has adopted a policy that requires its board of directors’ prior approval of loans and borrowings from affiliates of OSR Holdings except for loans and borrowings that do not exceed (1) KRW 1 billion or (2) US$1 million (based on the currency used in the transaction), in which cases management has delegated authority to execute such loans and borrow funds on such terms as they determine are in the best interest of OSR Holdings.

INFORMATION ABOUT BLAC

Overview

BLAC is a Delaware blank check company incorporated on February 25, 2020 formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. The Business Combination with OSR Holdings is the result of an active search for a potential business combination transaction utilizing the network and investing and transaction experience of BLAC’s management team and the BLAC Board.

Significant Activities since Inception

On February 14, 2023, BLAC consummated its IPO of an aggregate of 6,000,000 units, at $10.00 per unit (“Units”), generating gross proceeds of $60,000,000 before underwriting discounts and expenses. Simultaneously with the closing of BLAC’s IPO, the Sponsor purchased an aggregate of 430,000 units at a price of $10.00 per unit, for an aggregate purchase price of $4,300,000 (“Private Placement Units”).

In connection with the IPO, the underwriters were granted a 45-day option from the date of IPO prospectus (the “Over-Allotment Option”) to purchase up to 900,000 additional Units to cover over-allotments (the “Over-Allotment Units”), if any. On February 21, 2023, the underwriters purchased 900,000 Over-Allotment Units fully exercising the Over-Allotment Option. The Over-Allotment Units were sold at an offering price of $10.00 per Over-Allotment Unit, generating additional gross proceeds of $9,000,000 to BLAC.

Effecting a Business Combination

On November 16, 2023, BLAC entered into the Business Combination Agreement, which was amended and restated on May 23, 2024, and was further amended on December 20, 2024. As a result of the transaction and if approved at the BLAC Stockholders’ Meeting, BLAC will change its name to “OSR Holdings, Inc.” while OSR Holdings will become a majority owned subsidiary of the BLAC. In the event that the Business Combination is not consummated by the Termination Date, BLAC’s corporate existence will cease and BLAC will distribute the proceeds held in the Trust Account to its Public Stockholders.

Redemption Rights for Holders of Public Shares

BLAC is providing its Public Stockholders with redemption rights upon consummation of the Business Combination. Public Stockholders electing to exercise their redemption rights will be entitled to receive the cash amount specified in the proxy statement/prospectus, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the shareholder vote on the Business Combination. BLAC’s Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

The Sponsor, BLAC’s officers and directors and their respective affiliates agreed, at the time of the IPO, in order to induce the underwriters of the IPO to enter into the underwriting agreement and for no additional separate consideration, to vote their shares of BLAC Common Stock in favor of the Business Combination and to waive their redemption rights with respect to any capital stock they may hold in connection with the consummation of the Business Combination. However, any shares of BLAC Common Stock acquired outside of the redemption offer set forth in this proxy statement/prospectus will not be voted in favor of approving the Business Combination Proposal and also will not carry redemption rights. See the section titled “The Business Combination — Potential Actions to Secure Requisite Stockholder Approval — Potential Purchases of Public Shares.”

Limitation on Redemption Rights

Notwithstanding the foregoing, the Current Charter provides that a public stockholder, together with its affiliates or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to an aggregate of 15% or more of the shares sold in BLAC’s IPO.

Employees

BLAC currently has no full-time employees and does not intend to have any full-time employees prior to consummation of the Business Combination. Each of BLAC’s executive officers and directors is engaged in other business endeavours and is not obligated to contribute any specific number of hours per week to BLAC’s affairs, but they intend to devote as much of their time as they deem necessary to BLAC’s affairs until it has completed the Business Combination.

Facilities

BLAC currently maintains its principal executive offices at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004. The cost for this space is included in the $7,500 per-month fee payable to an affiliate of BLAC’s Sponsor, for office space, utilities and secretarial services. BLAC’s agreement with an affiliate of our Sponsor provides that, commencing on March 1, 2023 and until BLAC consummates a business combination or liquidates, such office space, as well as utilities and secretarial services, will be made available to BLAC as may be required from time to time. BLAC believes that the fee charged by an affiliate of our Sponsor is at least as favorable as BLAC could have obtained from an unaffiliated person. BLAC considers its current office space, combined with the other office space otherwise available to BLAC’s executive officers, adequate for BLAC’s current operations.

Legal Proceedings

BLAC may be subject to legal proceedings, investigations and claims incidental to the conduct of its business from time to time. BLAC is not currently a party to any material litigation or other legal proceedings brought against it. BLAC is also not aware of any legal proceeding, investigation or claim, or other legal exposure that has a more than remote possibility of having a material adverse effect on BLAC’s business, financial condition or results of operations.

MANAGEMENT OF BLAC

Executive Officers and Directors of BLAC

The following table sets forth information about our directors and executive officers as of [•], 2025.

Name	Age	Position
Kuk Hyoun Hwang*	49	Chief Executive Officer and Director
David J. Yoo	50	Chief Financial Officer
Jun Chul Whang	60	Director
Jin Whan Park	57	Director
Phil Geon Lee	57	Director
Sang Hyun Kim	54	Director

____________

*        For Mr. Hwang’s biography, please see “Management of OSR Holdings — Executive Officers and Directors of OSR Holdings.”

David J. Yoo, Chief Financial Officer

David J. Yoo has been the Chief Financial Officer of BLAC since September 2021. Mr. Yoo has over 25 years of experience in corporate finance, investment analysis and public company management. Since October 2022, Mr. Yoo has served as the Manager, Omnichannel Sales at Keeco LLC, a textile manufacturer. From July 2019, to October 2022 Mr. Yoo served as the executive director and operating management member of Decorstandard Corp., an early-stage designer and distributor of PVC and PPU-based interior solutions in Bergenfield, NJ. From March 2013 to January 2019, Mr. Yoo was the president and CEO of Agabang USA, Inc. the wholly-owned subsidiary of Agabang & Company, Ltd, (KOSDAQ: 013990), a Korean vertically integrated retailer of infant and children’s apparel and accessories. Before Agabang, Mr. Yoo was the managing director and partner, from August 2010 to March 2013, of China Select Capital Partners Corp. subsequently acquired by Roadman Investments Corp, a TSXV-listed investment issuer. Mr. Yoo was the CFO of Ord Mountain Resources Corp., (TSXV: OSR) a portfolio company of Roadman Investments Corp, from July 2019 until February 2021. From 2008 to 2010, Mr. Yoo was the managing director at SF Investment, a Seoul-based private equity firm. Mr. Yoo was also at Early Bird Capital from 2004 to 2008, as a vice president in investment banking focused on Special Purpose Acquisition Companies. Mr. Yoo was previously in various investment analyst roles at firms including Dalewood Associates, Ardour Capital, KPMG International and the Doosan Group. He has served as a director and member of the audit committee at Tremisis Energy Acquisition Corp II (NYSE Amex: TGY). Mr. Yoo earned a BA in Psychology from the University of California at Berkeley and an MBA in finance from the Leonard N. Stern School of Business at New York University. Mr. Yoo is well qualified as an officer because of his significant capital markets, investment and public company operating experiences.

Jun Chul Whang, Director

Jun Chul Whang has been a director of BLAC since August 2020. Mr. Whang has been an advisor to BCM since January 2015, and starting in June 2018, has served as General Counsel and consultant to BCM. In August 2020, he became a member of BCM. As a Member and as General Counsel, Mr. Whang provides legal and strategic advice to BCM across a range of matters. Mr. Whang is General Counsel to Minetta Brook Capital LLC (a capital raising firm) from December 2020 to present and was General Counsel to ELA Partners (an affiliate of Stonehaven, a global capital raising fintech platform) (2019-July 2023). Since September 2024, Mr. Whang also provides legal and consulting services to clients through JC Whang LLC, a private legal advisory and consulting firm. From May 2016 to May 2018, Mr. Whang was Partner at the law firm of Greenspoon Marder (“GM”). Mr. Whang was also Partner (having joined as an associate) at the law firm of Jacob, Medinger & Finnegan, LLP (“JMF”) from July 1992 until May 2016, when JMF merged with GM. From 1990 to 1992, Mr. Whang was an associate attorney with Cadwalader Wickersham & Taft. During his career as an attorney, Mr. Whang represented major international companies in product liability litigation and regulatory risk management domestically and internationally (Europe and Korea). His language capabilities include Korean, Spanish, French and Japanese (conversational). Mr. Whang earned a BA in Government from Dartmouth College (1986), a JD from Cornell Law School (1989), and an LLM in International and Comparative Law from Georgetown Law Center (1990). Mr. Whang is well qualified to serve as a director because of his varied and extensive legal experience, including his role as General Counsel to BCM since 2018.

Jin Whan Park, Director

Jin Whan Park has been a director at BLAC since February 2023. Mr. Park has served as Chief Executive Officer of JWP & Partners since founding the firm in 2011. From 2006 to 2012, Mr. Park was Director and Head of Investment Banking at Yuhwa Securities, where he advised on M&A transactions for corporate clients listed on the KOSDAQ. From 2008 to 2009, he was President of Biomass Korea, where he negotiated a supplier contract with Samsung Electronics and oversaw biomass production. From 2001 to 2006, he was Deputy Chief Executive Officer of AdNetworks where he provided investment consulting services for public companies in Korea. From 2000 to 2001, Mr. Park was Chief Financial Officer and Chief Marketing Officer at KRBIZ, which was an IT consulting business with major clients including Samsung, Korea University and Nonghyup Credit Agricole Asset Management. Mr. Park began his career at Hana Bank in their Corporate Finance Unit, where he worked as a loan officer and credit analyst from 1994 to 2000. Mr. Park is an active board member at Sungbo Scholarship Foundation, a family trust established in September 2018 by the founders of Yuhwa Securities. Mr. Park received his BA in Business Administration from Korea University (1994). Mr. Park is well qualified to serve as a director considering his history of company leadership and track record in executing transactions.

Phil Geon Lee, Director

Phil Geon Lee has been a director of BLAC since May 2024. Mr. Lee possesses over 20 years of experience in legal and investment fields. His areas of expertise cover a range of fund classes, including regulatory, transactional, and hedge funds, and encompass knowledge of financial regulatory frameworks in various jurisdictions such as the SEC (US), FCA (UK), MAS (Singapore), CSSF (Luxembourg), and FSS (Korea). His legal career includes significant experience in handling litigations and disputes in securities, consumer protection, antitrust laws across multiple countries including Korea, U.S., Germany, France, Japan, Poland, etc. Mr. Lee’s transactional experience includes managing over 300 deals in private equity and real estate transactions. Mr. Lee currently holds the position of Managing Director at IGIS (May 2023-Present), the largest real estate investment adviser in Korea (AUM US $48 billion). His previous roles include Chief Compliance Officer at IKR Co., Ltd. (a joint venture between IGIS Asset Management and KKR & Co. Inc.) (February 2023 to April 2023), CEO of Tropics Private Equity Co., Ltd. (2021-2023), Managing Director at KDS Asset Management Co., Ltd. (2020-2021), Head of Legal at Korea Investment Corporation (2016-2019), Head of Legal at National Pension Service (2013-2016), and Head of Legal at Woori Asset Management Company (2011-2013). His earlier career also includes positions at Joowon (a Korean law firm, 2009-2011); Biomass Korea (former KOSDAQ-listed company, 2008-2009), Franklin Templeton Investment Management Co., Ltd. (a wholly-owned subsidiary of Franklin Resources, Inc., a NYSE-listed company 2002-2007), and Accenture (a NYSE-listed company 2000-2002). Mr. Lee earned a BA in Psychology from Korea University (1992), an MBA from Haas School of Business, University of California at Berkeley (1995), and a JD from Syracuse University College of Law (1999) with a final year at Georgetown University Law Center in Washington, D.C. Mr. Lee is well qualified to serve as a Director because of his membership in the New York State Bar and extensive experience in both legal and investment sectors across various asset classes, demonstrating significant expertise in capital markets.

Sang Hyun Kim, Director

Sang Hyun Kim has been a director at BLAC since June 2024. Mr. Kim currently serves as the Head of Marketing, Private Equity Funds at Korea Daesung Asset Management Co., Ltd. the position held by him since January 2021. Prior to that, Mr. Kim has spent approximately 11 years working in different positions with Samsung Group’s financial business arms which include Samsung Fire and Marine Non-Life Insurance (Corporate Planning and Strategy Department) and Samsung Asset Management (as Chief Strategy Officer and the Regional Managing Director in Beijing, China). Prior to his tenure with Samsung Group, Mr. Kim spent about 6 years working as management consultant at Accenture and A.T. Kearney. Serving as management consultant, Mr. Kim has conducted a number of strategic consulting projects for the clients in financial industry such as major banks, brokers, insurances and credit card companies in Korea. Mr. Kim has passed the High-Level Government Official Examination in 1993 which led him to his government-sector career from 1994 through 2001 during which time he was able to participate in global trade negotiation projects in the field of agricultural goods, and he also joined the Korean National Negotiation Team to represent South Korea in multilateral trade communications such as WTO, APEC and Bilateral Trade Consultations (FTA). Mr. Kim earned his MBA degree from Georgetown University in 2001, and his M.A. (Public Policy) and B.S. (International Economics) from Seoul National University. Mr. Kim is well qualified to serve as a director because of his extensive experience in both legal and investment sectors across various asset classes, demonstrating significant expertise in capital market.

Number and Terms of Office of Officers and Directors

The BLAC Board has five directors, three of whom are “independent” under SEC and Nasdaq rules, and two officers. In accordance with Nasdaq corporate governance requirements, BLAC was not required to hold an annual meeting until one year after its first fiscal year end following its listing on Nasdaq. The term of office of our initial directors expired at our first annual meeting of stockholders.

BLAC’s two officers were appointed by the BLAC Board and serve at the discretion of the BLAC Board, rather than for specific terms of office. The BLAC Board is authorized to appoint persons to the offices set forth in the Current Bylaws as it deems appropriate. The Current Bylaws provide that our officers may consist of a Chairman of the Board, a Chief Executive Officer, Chief Financial Officer, President, Vice Presidents, Secretary, Treasurer, Assistant Secretaries and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

BLAC has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, Nasdaq rules and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and Nasdaq rules require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

BLAC has established an audit committee of the board of directors. Mr. Park, Mr. Lee and Mr. Kim serve as members of the audit committee, and Mr. Park is the chair of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, BLAC is required to have at least three members of the audit committee, all of whom must be independent. Each of Mr. Park, Mr. Lee and Mr. Kim meet the independent director standard under Nasdaq listing standards and under Rule 10-A-3(b)(1) of the Exchange Act.

Each member of the audit committee is financially literate and BLAC’s Board has determined that Mr. Park qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

BLAC has adopted an audit committee charter which details the principal functions of the audit committee, including:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by BLAC;

•        pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and BLAC to assess the independent registered public accounting firm’s independence;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to entering into such transaction; and

•        reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

BLAC’s Audit Committee Charter is included as an exhibit to its annual report on Form 10-K for the fiscal year ended December 31, 2023. BLAC’s Audit Committee Charter can also be reviewed by accessing our public filings at the SEC’s web site at www.sec.gov.

Compensation Committee

BLAC has established a compensation committee of the board of directors. Mr. Lee and Mr. Kim serve as members of the compensation committee. Under the Nasdaq listing standards and applicable SEC rules, BLAC is required to have at least two members of the compensation committee, all of whom must be independent. Mr. Lee and Mr. Kim are independent and Mr. Lee is the chair of the compensation committee.

BLAC has adopted a compensation committee charter details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, if any is paid by us, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and approving on an annual basis the compensation, if any is paid by us, of all of our other officers;

•        reviewing on an annual basis our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        if required, producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other advisor and will be directly responsible for the appointment, compensation and oversight of the work of any such advisor. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other advisor, the compensation committee will consider the independence of each such advisor, including the factors required by Nasdaq and the SEC.

BLAC’s Compensation Committee Charter is included as an exhibit to its annual report on Form 10-K for the fiscal year ended December 31, 2023. BLAC’s Compensation Committee Charter can also be reviewed by accessing our public filings at the SEC’s web site at www.sec.gov.

Director Nominations

BLAC does not have a standing nominating committee though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors.

The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Mr. Park, Mr. Lee and Mr. Kim. In accordance with Rule 5605 of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to our board of directors should follow the procedures set forth in our bylaws.

BLAC has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Code of Ethics

BLAC has adopted a Code of Ethics applicable to our directors, officers and employees. BLAC’s Code of Ethics is included as an exhibit to its annual report on Form 10-K for the fiscal year ended December 31, 2023. You can also review the Code of Ethics by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. BLAC intends to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K.

Conflicts of Interest

Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations:

Individual(1)	Entity	Entity’s Business	Affiliation
Kuk Hyoun Hwang	Bellevue Capital Management	Investment	Managing Partner
	OSR Holdings Ltd.	Healthcare Holding Company	CEO (until August 2024) and Chairman of the Board
	BCM Europe AG	Investment	Officer
	Bellevue Global Life Sciences Investors, LLC	Investment	Managing Director
	Vaximm AG	Biotech Company	Director
David J. Yoo	Keeco LLC	Textile Manufacturer	Manager, Omnichannel Sales
Jun Chul Whang	Bellevue Capital Management	Investment	General Counsel and Member
	Minetta Brook Capital LLC	Investment	General Counsel and Member
	JC Whang LLC	Legal/Consulting	Owner
Phil Geon Lee	IGIS	Real Estate Investment Advisor	Managing Director
Sang Hyun Kim	Daesung Asset Management Co., Ltd.	Investment Advisor	Head of Marketing, Private Equity Funds
Jin Whan Park	JWP & Partners	Consulting	Officer
	Sungbo Scholarship Foundation	Nonprofit	Director

____________

(1)      Each person has a fiduciary duty with respect to the listed entities next to their respective names.

Limitation on Liability and Indemnification of Officers and Directors

The Current Charter provides that our officers and directors will be indemnified by us to the fullest extent authorized by Section 145 of the DGCL. The Current Charter provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

BLAC entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Current Charter. The Current Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We may, but are not obligated to, purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Executive Compensation

None of our officers has received any cash compensation for services rendered to us. We have paid and will continue to pay an affiliate of our Sponsor a total of $7,500 per month for office space, utilities and secretarial and administrative support. Upon completion of our initial business combination, we will cease paying these monthly fees. No compensation of any kind, including any finder’s fee, reimbursement, consulting fee or monies in respect of any payment of a loan, will be paid by us to our Sponsor, officers, directors or any affiliate of our Sponsor, officers or directors, prior to, or in connection with any services rendered in order to effectuate, the consummation of our initial business combination (regardless of the type of transaction that it is) except that we may pay BCM and/or any of its affiliates, partners or employees a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination; the amount of any fee we pay to BCM and/or any of its affiliates, partners or employees will be based upon the prevailing market for similar services for such transactions at such time, and will be subject to the review of our audit committee pursuant to the audit committee’s policies and procedures relating to transactions that may present conflicts of interest. Our officers and directors will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors, advisors or our or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such payments, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with identifying and consummating an initial business combination.

During 2023, our Sponsor transferred 20,000 founder shares to each of Drs. Chung, Reed and Roberts and Mssrs. Euh and Park for their board service and Mr. Yoo for his service as chief financial officer. Our Sponsor additionally transferred 20,000 private placement warrants to each of Dr. Reed for his service as chairman of the board of directors, Dr. Chung for his service as chair of the audit committee, and Mr. Yoo for his service as chief financial officer.

Clawback Policy

On November 15, 2023, the Board adopted an Incentive-Based Compensation Recovery Policy (the “Clawback Policy”) in order to comply with Section 10D of the Exchange Act, Rule 10D-1 of the Exchange Act and the listing standards adopted by the Nasdaq Stock Market. The Clawback Policy provides for the mandatory recovery of erroneously awarded incentive-based compensation from current and former executive officers (as defined in the Clawback Policy) of the Company in the event that the Company is required to prepare an accounting restatement. The Clawback Policy is included as an exhibit to its annual report on Form 10-K for the fiscal year ended December 31, 2023. The Clawback Policy can also be reviewed by accessing BLAC’s public filings at the SEC’s web site at www.sec.gov.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF BLAC

Overview

BLAC is a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. BLAC intends to effectuate its initial business combination using cash from the proceeds of BLAC’s IPO and the Private Placement Units, the proceeds of the sale of its capital stock in connection with our initial business combination, shares issued to the owners of the target, debt issued to banks or other lenders or the owners of the target, or a combination of the foregoing.

Recent Developments

Extension of Termination Date

November Special Meeting

On November 9, 2023, BLAC held a special meeting of its stockholders (the “November 2023 Special Meeting”). At the November 2023 Special Meeting, BLAC’s stockholders approved the proposal (the “First Extension Amendment Proposal”) to amend the Current Charter to extend the date by which BLAC must consummate a business combination from November 14, 2023 to February 14, 2024 (the “First Extended Date”) and approved a proposal to give the BLAC Board the authority in its discretion to amend the Current Charter to extend the date by which BLAC must consummate a business combination from the First Extended Date to May 14, 2024 (the “Second Extended Date”). Additionally, the stockholders approved the First Amendment to the Trust Agreement (the “First Trust Agreement Amendment”) that extends the date by which BLAC must liquidate the Trust Account from November 14, 2023 to the First Extended Date by depositing into the Trust Account $180,000 if BLAC has not completed its initial business combination, and, upon the BLAC Board exercising its discretion to further extend the date by which BLAC must liquidate the Trust Account if BLAC has not completed its initial business combination, to the Second Extended Date, by depositing into the Trust Account by no later than each of February 14, 2024, March 14, 2024, and April 15, 2024, the lesser of (i) $60,000 or (ii) $0.026 per share for each public share that was not redeemed in connection with the First Extension Amendment Proposal. Following such approval by BLAC’s stockholders, BLAC entered into the First Trust Agreement Amendment with Continental Stock Transfer & Trust Company on November 10, 2023 and has subsequently amended the Current Charter to extend the date by which BLAC must consummate a business combination to the First Extended Date. BLAC also deposited $180,000 into the Trust Account on November 13, 2023.

In connection with the November 2023 Special Meeting, 3,432,046 shares of BLAC common stock were tendered for redemption at a redemption price of approximately $10.49 per share for an aggregate redemption amount of $35,995,728, leaving $36,372,335 in the Trust Account immediately after the redemptions and a tax withdrawal by BLAC of $561,957. Additionally, in February 2024, the BLAC Board authorized and approved a second Certificate of Amendment to the Current Charter. The second Certificate of Amendment to the Current Charter was filed with the Delaware Secretary of State, with an effective date of February 9, 2024, and extended the date by which BLAC must consummate a business combination to the Second Extended Date. In connection with the extension by which BLAC must consummate a business combination to the Second Extended Date, BLAC deposited an extension payment of $60,000 into the Trust Account on each of February 9, 2024, March 12, 2024 and April 9, 2024.

May Special Meeting

On May 10, 2024, BLAC convened a special meeting of its stockholders as scheduled and adjourned without any business being conducted. The meeting was reconvened on May 14, 2024 (the “May Special Meeting”). At the May Special Meeting, BLAC’s stockholders approved the proposal to amend the Current Charter to extend the date by which BLAC must consummate a business combination from May 14, 2024 to November 14, 2024. Following such approval by BLAC’s stockholders, BLAC has subsequently amended the Current Charter to extend the date by which BLAC must consummate a business combination to November 14, 2024. In connection with the May Special Meeting, 1,581,733 shares of BLAC common stock were tendered for redemption at a redemption price of approximately $10.78 per share for an aggregate redemption amount of $17,045,763, leaving $20,327,120 in the Trust Account immediately after the redemptions and a tax withdrawal by BLAC of $218,857. Additionally, BLAC deposited an extension payment of $50,000 into the Trust Account on each of May 14, 2024, June 13, 2024, July 12, 2024, August 13, 2024, September 10, 2024, and October 11, 2024.

Annual Meeting of Stockholders

On November 12, 2024, BLAC held an annual meeting of its stockholders (the “BLAC Annual Meeting”). At the BLAC Annual Meeting, BLAC’s stockholders approved two proposals to amend the Current Charter. The stockholders approved a proposal to amend the Current Charter to allow BLAC to extend the date by which BLAC must consummate a business combination from November 14, 2024 to February 14, 2025 (the “Extension Amendment Proposal”). The stockholders also approved a proposal to amend the Current Charter to remove the net tangible asset requirement in order to expand the methods that BLAC may employ so as not to become subject to the “penny stock” rules of the SEC (the “NTA Requirement Amendment Proposal”, and together with the Extension Amendment Proposal, the “BLAC Charter Amendment”). The BLAC Charter Amendment was filed with the Delaware Secretary of State and has an effective date of November 12, 2024. The stockholders also duly elected each of the five (5) existing directors to the BLAC Board until the next annual meeting of stockholders following this annual meeting or until each such director’s successor is elected and qualified, subject to his earlier death, resignation or removal. In connection with the votes to approve the Extension Amendment Proposal and NTA Requirement Amendment Proposal, 1,766,469 shares of BLAC common stock were tendered for redemption.

Nasdaq Listing Rules Compliance

As previously reported by BLAC on Form 8-K filed on June 28, 2023, due to the resignation of a director effective on June 21, 2023, BLAC notified the Listing Qualifications Department of Nasdaq that BLAC was not currently in compliance with Nasdaq Listing Rule 5605(c)(2)(A) (the “Director Listing Rule”). The Director Listing Rule requires an audit committee to be composed of at least three members, each of whom must meet independence requirements under the Nasdaq Listing Rules and the Exchange Act. BLAC regained compliance with the Director Listing Rule on June 23, 2024. As previously reported by BLAC on Form 8-K filed on June 13, 2024, due to the resignation of directors effective on June 7, 2024, BLAC notified the Listing Qualifications Department of Nasdaq that BLAC was not currently in compliance with Nasdaq’s majority independent board, compensation committee composition and audit committee composition requirements as described in Nasdaq Listing Rules 5605(b)(1), 5605(d)(2)(A) and 5605(c)(2)(A), respectively (the “Additional Listing Rules”). BLAC regained compliance with the Additional Listing Rules on June 23, 2024.

On February 15, 2024, BLAC received a notification from the Listing Qualifications Department of Nasdaq notifying BLAC that it no longer meets the minimum 300 public holders requirement for The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(3) (the “Minimum Public Holders Requirement”). The notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of BLAC’s securities on the Nasdaq Capital Market. On April 1, 2024, BLAC submitted to Nasdaq a plan to regain compliance with the Minimum Public Holders Requirement and, on April 17, 2024, the staff of Nasdaq approved the plan and granted BLAC an extension until August 13, 2024 to demonstrate compliance with the Minimum Public Holders Requirement (the “Compliance Period”). On August 20, 2024, BLAC received written notice (the “Second Notice”) from Nasdaq stating that BLAC has not regained compliance with the Minimum Public Holders Requirement within the Compliance Period. In accordance with the Second Notice, BLAC timely requested a hearing before the Hearings Panel (the “Panel”), which automatically stayed any suspension or delisting action of BLAC’s securities, and the hearing was held on October 1, 2024. On October 4, 2024, the Panel granted BLAC’s request for continued listing on the Nasdaq, subject to the requirement that on or before February 17, 2025, BLAC shall demonstrate compliance with Listing Rule 5505, and that during the exception period, BLAC shall provide prompt notification of any significant events that occur during this time that may affect BLAC’s compliance with Nasdaq requirements.

Recent Promissory Notes

On April 8, 2024 and April 17, 2024, BLAC issued unsecured promissory notes to Sponsor in the aggregate principal amount of $1,250,000 (the “April Sponsor Notes”). On May 14, 2024, BLAC issued an unsecured promissory note to the Sponsor (the “May Sponsor Note”) in the principal amount of $140,000. On July 11, 2024, BLAC issued to the Sponsor an unsecured promissory note (the “July Sponsor Note” and together with the April Sponsor Notes and the May Sponsor Note, the “Sponsor Notes”) in the principal amount of $300,000 to the Sponsor. The Sponsor Notes do not bear interest and are payable in full on the earlier of (i) December 31, 2024 or (ii) the date on which BLAC consummates an initial business combination. In the event that BLAC does not consummate a business combination on or prior to the time provided in the Current Charter (as subject to extension), the Sponsor agrees to forgive the principal balance of the Sponsor Notes, except to the extent of any funds remaining outside of BLAC’s Trust Account. The following events constitute an event of default under the Sponsor Notes: (i) a failure to pay the principal within five business days of the maturity date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The April Sponsor Notes, the May Sponsor Note and the July Sponsor Note were amended on January 9, 2025 to extend their respective maturity dates to the earlier of: (i) September 30, 2025 or (ii) the date on which BLAC consummates an initial business combination. The April Sponsor Notes, the May Sponsor Note and the July Sponsor Note were amended on January 23, 2025 to amend their respective maturity dates to September 30, 2025.

On October 10, 2024, BLAC issued an unsecured promissory note to Jun Chul Whang, a member of the BLAC Board (the “JCW Promissory Note”) in the principal amount of $40,000 to Mr. Whang for its receipt of $40,000 to fund working capital and other expenses of BLAC. The JCW Promissory Note is non-interest bearing and is payable in full on the earlier of (i) November 9, 2024, (ii) at such time BLAC raises additional working capital funds, or (iii) the date on which BLAC consummates an initial business combination. In the event that BLAC does not consummate an initial business combination on or prior to the time provided in the Current Charter, as amended, Mr. Whang agrees to forgive the principal balance of the JCW Promissory Note, except to the extent of any funds remaining outside of the Trust Account, if any. As a result of raising additional working capital funds through the Duksung Promissory Note, BLAC repaid the JCW Promissory Note in full on October 28, 2024.

On October 16, 2024, BLAC issued the Duksung Promissory Note in the principal amount of $800,000. The Duksung Promissory Note contains customary representations, warranties and covenants of BLAC and Duksung and bears interest at a simple rate of 5% per annum; provided, however, solely for purposes of prepayment pursuant to a redemption of the Duksung Promissory Note, interest shall be deemed to have accrued at a simple rate of 7% per annum, and, unless earlier converted or redeemed, is payable in full on October 15, 2025. In the event of, and simultaneously with the closing of a Qualified PIPE Financing (as defined in the Duksung Promissory Note), the Duksung Promissory Note automatically converts into BLAC common stock in an amount equal to the quotient (rounded to the nearest whole share) obtained by dividing (a) the outstanding principal amount and unpaid accrued interest under the Duksung Promissory Note by (b) eight dollars and ten cents ($8.10). The Conversion shall constitute satisfaction in full of the obligations of BLAC under the Duksung Promissory Note. In the event a Qualified PIPE Financing does not occur on or before March 31, 2025, BLAC may prepay the Duksung Promissory Note, in whole or in part, at any time after the PIPE Outside Date. The amount to be paid pursuant to any such prepayment shall include the outstanding principal amount plus accrued and unpaid interest calculated at a simple rate of 7% from the issuance date.

On October 25, 2024, OSR Holdings issued a promissory note to BLAC in the aggregate principal amount of $300,000 (the “OSR Holdings Promissory Note”) to fund working capital and other expenses of OSR Holdings. The OSR Holdings Promissory Note bears interest at a rate of three and ninety-six hundredths’ percent (3.96%) per annum and shall be compounded semi-annually. The OSR Holdings Promissory Note is payable on October 25, 2025 (the “OSR Promissory Note Maturity Date”) and all accrued interest shall be payable on the Maturity Date. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Holdings Promissory Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action.

Results of Operations

BLAC’s entire activity since inception through September 30, 2024 related to its formation and IPO, and subsequent to the IPO, related to identifying a target company for an initial business combination. BLAC does not expect to generate any operating revenues until after the completion of an initial business combination. BLAC generated non-operating income in the form of interest income on investments held after its IPO. BLAC will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with searching for, and completing, an initial business combination.

For the three months ended September 30, 2024, BLAC had a net loss of $230,961 which consisted of general and administrative expenses of $454,132 and provision for income taxes of $46,033, offset by income from investments held in the Trust Account of $269,204. For the three months ended September 30, 2023, BLAC had net income of $78,183, which consisted of income from investments held in the Trust Account of $618,499, offset by general and administrative expenses of $410,431 and provision for income taxes of $129,885.

For the nine months ended September 30, 2024, BLAC had a net loss of $388,686 which consisted of general and administrative expenses of $1,380,457 and provision for income taxes of $223,762, offset by income from investments held in the Trust Account of $1,215,533. For the nine months ended September 30, 2023, BLAC had net income of $489,952, which consisted of income from investments held in the Trust Account of $1,846,529, offset by general and administrative expenses of $968,806 and provision for income taxes of $387,771.

Liquidity, Capital Resources and Going Concern Consideration

BLAC’s liquidity needs had been satisfied prior to the completion of its IPO through a capital contribution from its Sponsor of $25,000 for the founder shares and an aggregate of $1,498,000 in loans from its Sponsor under unsecured promissory notes. Upon the closing of BLAC’s IPO, the promissory notes were be deemed to be repaid and settled in connection with the private placement. Further, BLAC has incurred and expect to continue to incur significant costs in pursuit of its financing and acquisition plans.

The net proceeds from (i) the sale of the Units in BLAC’s IPO (including the Units sold in the exercise of the Over-Allotment Option), after deducting offering expenses of approximately $1,310,000, underwriting commissions of $1,380,000 and excluding deferred underwriting commissions of $2,070,000, and (ii) the sale of the Private Placement Units for an aggregate purchase price of $4,300,000 was $70,610,000. Of this amount, $70,207,500 was placed in the Trust Account, including $2,070,000 of deferred underwriting commissions. The proceeds held in the Trust Account was invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. In connection with the November 2023 Special Meeting, the May Special Meeting and the BLAC Annual Meeting, $35,995,728, $17,045,763, and $19,186,266, respectively, of redemptions from the Trust Account were made leaving $1,836,208 in the Trust Account following the BLAC Annual Meeting.

As of the date of this proxy statement/prospectus, the amount of funds currently held in the Trust Account is approximately $[•].

BLAC intends to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions), to complete the Business Combination. BLAC may withdraw interest to pay taxes. BLAC estimates its annual franchise tax obligations, based on the number of authorized shares of BLAC common stock, to be $200,000, which is the maximum amount of annual franchise taxes payable by BLAC as a Delaware corporation per annum, which BLAC may pay from funds held outside of the Trust Account or from interest earned on the funds held in our Trust Account and released to BLAC for this purpose. BLAC’s annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. BLAC expects the interest earned on the amount in the Trust Account will be sufficient to pay its income taxes. To the extent that BLAC capital stock or debt is used, in whole or in part, as consideration to complete its initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of September 30, 2024, BLAC had $12,236 in its operating bank account and a working capital deficit of $3,901,465. BLAC’s liquidity needs prior to the consummation of its IPO had been satisfied through proceeds from advances from related party and from the issuance of common stock. Subsequent to the consummation of BLAC’s IPO, BLAC’s liquidity was satisfied through the net proceeds from the consummation of the IPO, the proceeds from the Private Placement Units held outside of the Trust Account and loans from the Sponsor, officers and directors and their affiliates.

In order to fund working capital requirements or finance transaction costs in connection with the Business Combination, BLAC’s Sponsor, officers and directors or their affiliates may, but are not obligated to, loan BLAC funds. Such loaned amounts will be repaid if BLAC completes its initial business combination. In the event that BLAC’s initial business combination does not close, BLAC may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,000,000 of such loans may be convertible into units, at a price of $10.00 per unit at the option of the lender, upon consummation of our initial business combination. The units would be identical to the Private Placement Units. The terms of such loans by BLAC’s Sponsor, officers and directors or their affiliates, if any, have not been determined and no written agreements exist with respect to such loans. BLAC does not expect to seek loans from parties other than its Sponsor, officers and directors or their affiliates as BLAC does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account. Loans made by Chardan, the representative of the underwriters in connection with BLAC’s IPO, or any of its related persons, if any, will not be convertible into any of our securities and Chardan and its related persons will have no recourse with respect to their ability to convert their loans into any of our securities.

Based on the foregoing and the limited amount of working capital that BLAC received into the operating account from the private placement, management believes that BLAC will not have sufficient working capital to meet its working capital needs through the earlier of the consummation of an initial business combination or 24 months from the IPO (unless such date is extended in accordance with the Existing Governing Documents). These conditions raise substantial doubt about BLAC’s ability to continue as a going concern. Over this time period, BLAC will be using the remaining funds held outside of the Trust Account for paying existing accounts payable, paying for travel expenditures, and structuring, negotiating and consummating the initial business combination. Further needs for operating capital beyond BLAC’s current operating cash balance may need to be funded through loans from BLAC’s Sponsor. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If BLAC is unable to complete a business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents), BLAC will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution combined with uncertainty as to whether BLAC has sufficient liquidity to fund operations through the liquidation date or thereafter should a deferral occur raises substantial doubt about BLAC’s ability to continue as a going concern. Management intends to complete a business combination.

Off-Balance Sheet Arrangements

BLAC has no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of September 30, 2024. BLAC does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. BLAC has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

BLAC does not have any long-term debt, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities, other than an agreement to pay an affiliate of BLAC’s Sponsor a monthly fee of $7,500, for office space, utilities and secretarial and administrative support. BLAC began incurring these fees on March 1, 2023 and will continue to incur these fees monthly until the earlier of the completion of BLAC’s initial business combination or liquidation.

Chardan is entitled to a deferred underwriting commission of $2,070,000. The deferred fee will be waived by Chardan in the event that BLAC does not complete an initial business combination, subject to the terms of the underwriting agreement. Also, BLAC has incurred deferred legal fees payable upon consummation of our initial business combination of approximately $1,068,261 as of September 30, 2024. These fees will only become due and payable upon the consummation of a business combination.

The holders of the founder shares, equity participation shares, Private Placement Units, and units that may be issued upon conversion of working capital loans (and in each case holders of their component securities, as applicable) are entitled to registration rights pursuant to the registration rights agreement. These holders are entitled to make up to two demands, excluding short form registration demands, that BLAC register such securities for sale under the Securities Act. In addition, these holders will have “piggyback” registration rights to include their securities in other registration statements filed by BLAC. BLAC will bear the expenses incurred in connection with the filing of any such registration statements. Chardan may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the date of BLAC’s prospectus issued in connection with its IPO and may not exercise its demand rights on more than one occasion.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. BLAC has not identified any critical accounting estimates.

JOBS Act

The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. BLAC qualifies as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. BLAC is electing to delay the adoption of new or revised accounting standards, and as a result, BLAC may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, the condensed consolidated financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, BLAC is in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” BLAC chooses to rely on such exemptions BLAC may not be required to, among other things, (i) provide an auditor’s attestation report on BLAC’s system of internal control over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of BLAC’s IPO or until BLAC is no longer an “emerging growth company,” whichever is earlier.

Recent Accounting Pronouncements

BLAC management does not believe there are any recently issued, but not yet effective, accounting pronouncements, if currently adopted, that would have a material effect on BLAC’s condensed consolidated financial statements.

CERTAIN BLAC RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Founder Shares and Private Placement Units

On July 30, 2020, BLAC issued an aggregate of 1,437,500 founder shares to the Sponsor for an aggregate purchase price of $25,000 in cash, or approximately $0.014 per share. On April 25, 2022, BLAC executed a stock split, resulting in an aggregate of 1,725,000 founder shares held by the Sponsor (of which up to 225,000 shares were subject to forfeiture in the event the underwriter’s Over-Allotment Option was not exercised in full). At the closing of BLAC’s IPO, the Sponsor transferred 20,000 founder shares to each of Drs. Chung, Reed and Roberts and Mr. Park for their board service and 20,000 placement warrants each to BLAC’s directors who were serving as Chairman of the Board of Directors, Dr. Reed, and the chair of our audit committee, Dr. Chung. On March 23, 2023, BLAC’s Sponsor also transferred 20,000 founder shares and 20,000 placement warrants to Mr. Yoo for his service as Chief Financial Officer.

BLAC’s Sponsor purchased an aggregate of 430,000 Private Placement Units at a price of $10.00 per unit, for an aggregate purchase price of $4,300,000, at the closing of BLAC’s IPO. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the founder shares or placement shares, and the placement warrants and placement rights will expire worthless if BLAC does not consummate a business combination by February 14, 2025 (unless such date is extended in accordance with the Existing Governing Documents).

The founder shares and the placement units and securities contained therein are each subject to transfer restrictions pursuant to lock-up provisions in letter agreements with BLAC that were entered into by the Sponsor and BLAC’s officers and directors and, in the case of the founder shares, Continental as escrow agent. Those lock-up provisions provide that such securities are not transferable or saleable until 36 months after the date of the consummation of BLAC initial business combination, or earlier if, subsequent to BLAC’s initial business combination, BLAC consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of BLAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property, subject to certain exceptions as set forth in the BLAC IPO Prospectus.

Promissory Note — Related Party

On March 31, 2022, BLAC’s Sponsor entered into a promissory note with BCME in the principal amount of $3,400,000 with a maturity date of December 9, 2023 (the “BCM Europe Note”). The proceeds of the BCM Europe Note were used to fund BLAC’s Sponsor’s purchase of the Private Placement Units. The BCM Europe Note is convertible at the election of either the Sponsor or BCME into (i) 310,000 Units identical to the Private Placement Units held by the Sponsor, (ii) 370,000 founder shares held by the Sponsor, and (iii) 60,000 warrants held by the Sponsor. The BCM Europe Note was amended on March 27, 2024 to extend the maturity date to the earlier of (i) December 31, 2024 or (ii) the date on which BLAC consummates a Business Combination. Additionally, on February 2, 2023, BLAC’s Sponsor entered into a promissory note with BCME in the principal amount of $2,000,000 with a maturity date of February 2, 2024 (the “BCM Europe Note 2023”). The proceeds of the BCM Europe Note 2023 were used to fund expenses in connection with BLAC’s initial business combination. The BCM Europe Note 2023 is not convertible into any BLAC securities held by the Sponsor. The BCM Europe Note 2023 was amended on April 12, 2024 to extend the maturity date to the earlier of (i) December 31, 2024 or (ii) the date on which BLAC consummates a Business Combination. As of the date of the proxy statement/prospectus, the outstanding balance of the BCM Europe Note and the BCM Europe Note 2023 is $4,700,000.

The Sponsor had loaned to BLAC $1,200,000 under promissory notes which was used to pay a portion of the expenses of BLAC’s IPO. These loans were non-interest bearing, unsecured and were due at the earlier of November 29, 2023 or the closing of BLAC’s IPO. At the closing of BLAC’s IPO, the promissory notes were deemed to be repaid and settled in connection with the private placement.

Related Party Loans

In order to finance transaction costs in connection with an initial business combination, the Sponsor or an affiliate of the Sponsor, or certain of BLAC’s officers and directors have made and may, but are not obligated to, make Working Capital Loans. If BLAC completes an initial business combination, BLAC would repay the Working

Capital Loans out of the Trust Account released to BLAC. In the event that an initial business combination does not close, BLAC may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination, without interest, or, at the lender’s discretion, up to $1,000,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Loans made by Chardan or any of its related persons, if any, will not be convertible into any of BLAC’s securities, and Chardan and its related persons will have no recourse with respect to their ability to convert their loans into any of BLAC’s securities. As of the date of the proxy statement/prospectus, no Working Capital Loans were outstanding.

On June 23, 2023, BLAC issued an unsecured promissory note (the “June 2023 Note”) in the principal amount of $200,000 to the Sponsor to fund working capital requirements. The June 2023 Note is not interest bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which BLAC consummates an initial business combination (the “June 2023 Note Maturity Date”). In the event that BLAC does not consummate an initial business combination, the June 2023 Note will be repaid only from amounts remaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the June 2023 Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. At the Sponsor’s discretion, the principal balance of the June 2023 Note may be converted at any time prior to the consummation of an initial business combination into Units identical to the Private Placement Units at a price of $10.00 per Unit. BLAC repaid the June 2023 Note on December 4, 2023.

On November 13, 2023, BLAC issued an unsecured promissory note (the “BCM Note”) in the principal amount of $180,000 to BCM to fund the payment to extend the date to consummate an initial business combination to February 14, 2023. The BCM Note is not interest bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which BLAC consummates an initial business combination (the “BCM Note Maturity Date”). In the event that BLAC does not consummate a business combination on or prior to the time provided in the Current Charter (as subject to extension), BCM agrees to forgive the principal balance of the BCM Note, except to the extent of any funds reaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the BCM Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. BLAC repaid the BCM Note on December 4, 2023.

On February 9, 2024, BLAC issued an unsecured promissory note (the “JCW Note”) in the principal amount of $75,000 to Jun Chul Whang, a director of BLAC, in part to fund the payment to extend the date to consummate an initial business combination to March 14, 2024, and in part for general working capital purposes. The JCW Note is not interest bearing and is payable in full on the earlier of: (i) August 9, 2024 or (ii) the date on which BLAC consummates an initial business combination (the “JCW Note Maturity Date”). In the event that BLAC does not consummate a business combination on or prior to the time provided in the Current Charter (as subject to extension), Mr. Whang agrees to forgive the principal balance of the JCW Note, except to the extent of any funds remaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the JCW Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The JCW Note was amended and restated on September 20, 2024 to extend the JCW Note Maturity Date to the earlier of: (i) March 31, 2025 or (ii) the date on which BLAC consummates an initial business combination. As of the date of this proxy statement/prospectus, the outstanding balance of the JCW Note is $75,000.

On March 8, 2024, BLAC issued an unsecured promissory note (the “JP Note”) in the principal amount of $60,000 to Josh Pan, a member of Bellevue Capital Management LLC. The JP Note is not interest bearing and is payable in full on the earlier of: (i) August 8, 2024 or (ii) the date on which BLAC consummates an initial business combination (the “JP Note Maturity Date”). In the event that BLAC does not consummate a business combination on or prior to the time provided in the Current Charter (as subject to extension), Mr. Pan agrees to forgive the principal balance of the JP Note, except to the extent of any funds remaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the JP Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The JP Note was amended and restated on September 20, 2024 to extend the JP

Note Maturity Date to the earlier of: (i) March 31, 2025 or (ii) the date on which BLAC consummates an initial business combination. As of the date of this proxy statement/prospectus, the outstanding balance of the JP Note is $60,000.

On April 8, 2024, BLAC issued an unsecured promissory note (the “April Sponsor Note”) in the principal amount of $1,200,000 to the Sponsor for its receipt of $1,200,000 to fund working capital and other expenses of BLAC. The April Sponsor Note is not interest bearing and is payable in full on the earlier of (i) December 31, 2024 or (ii) the date on which BLAC consummates an initial business combination (the “April Sponsor Note Maturity Date”). In the event that BLAC does not consummate a business combination on or prior to the time provided in the Current Charter (as subject to extension), the Sponsor agrees to forgive the principal balance of the April Sponsor Note, except to the extent of any funds remaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the April Sponsor Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The April Sponsor Note was amended on January 9, 2025 to extend the April Sponsor Note Maturity Date to the earlier of: (i) September 30, 2025 or (ii) the date on which BLAC consummates an initial business combination. The April Sponsor Note was amended on January 23, 2025 to amend its maturity date to September 30, 2025. As of the date of this proxy statement/prospectus, the outstanding balance of the April Sponsor Note is $1,185,000.

On April 17, 2024, BLAC issued an unsecured promissory note (the “Second April Sponsor Note”) in the principal amount of $50,000 to the Sponsor. The Second April Sponsor Note is not interest bearing and is payable in full on the earlier of (i) December 31, 2024 or (ii) the date on which BLAC consummates an initial business combination (the “Second April Sponsor Note Maturity Date”). In the event that BLAC does not consummate a business combination on or prior to the time provided in the Current Charter (as subject to extension), the Sponsor agrees to forgive the principal balance of the Second April Sponsor Note, except to the extent of any funds remaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the Second April Sponsor Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The Second April Sponsor Note was amended on January 9, 2025 to extend the Second April Sponsor Note Maturity Date to the earlier of: (i) September 30, 2025 or (ii) the date on which BLAC consummates an initial business combination. The Second April Sponsor Note was amended on January 23, 2025 to amend its maturity date to September 30, 2025. As of the date of this proxy statement/prospectus, the outstanding balance of the Second April Sponsor Note is $50,000.

On May 14, 2024, BLAC issued an unsecured promissory note (the “May Sponsor Note”) in the principal amount of $140,000 to the Sponsor. The May Sponsor Note is not interest bearing and is payable in full on the earlier of (i) December 31, 2024 or (ii) the date on which BLAC consummates an initial business combination (the “May Sponsor Note Maturity Date”). In the event that BLAC does not consummate business combination on or prior to the time provided in the Current Charter (as subject to extension), the Sponsor agrees to forgive the principal balance of the May Sponsor Note, except to the extent of any funds remaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the May Sponsor Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The May Sponsor Note was amended on January 9, 2025 to extend the May Sponsor Note Maturity Date to the earlier of: (i) September 30, 2025 or (ii) the date on which BLAC consummates an initial business combination. The May Sponsor Note was amended on January 23, 2025 to amend its maturity date to September 30, 2025. As of the date of this proxy statement/prospectus, the outstanding balance of the May Sponsor Note is $140,000.

On July 11, 2024, BLAC issued an unsecured promissory note (the “July Sponsor Note”) in the principal amount of $300,000 to the Sponsor. The July Sponsor Note is not interest bearing and is payable in full on the earlier of (i) December 31, 2024 or (ii) the date on which BLAC consummates an initial business combination (the “July Sponsor Note Maturity Date”). In the event that BLAC does not consummate a business combination on or prior to the time provided in the Current Charter (as subject to extension), the Sponsor agrees to forgive the principal balance of the July Sponsor Note, except to the extent of any funds remaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the July Sponsor Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The July Sponsor Note was amended on January 9, 2025 to extend the July Sponsor Note Maturity Date to the earlier of: (i) September 30, 2025 or (ii) the date on which BLAC consummates an initial business combination. The July Sponsor Note was amended on January 23, 2025 to amend its maturity date to September 30, 2025. As of the date of this proxy statement/prospectus, the outstanding balance of the July Sponsor Note is $280,000.

On October 10, 2024, BLAC issued an unsecured promissory note (the “October Note”) in the principal amount of $40,000 to Mr. Whang, a member of the Company’s Board. The October Note is not interest bearing and is payable in full on the earlier of: (i) November 9, 2024, (ii) at such time BLAC raises additional working capital funds, or (iii) the date on which BLAC consummates an initial business combination (the “October Note Maturity Date”). In the event that BLAC does not consummate a business combination on or prior to the time provided in the Current Charter (as subject to extension), Mr. Whang agrees to forgive the principal balance of the October Note, except to the extent of any funds remaining outside of BLAC’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the October Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. BLAC repaid the October Note on October 28, 2024.

On October 25, 2024, BLAC advanced a loan to OSR Holdings in the amount of $300,000 evidenced by a promissory note (the “OSR Holdings Promissory Note”) that bears interest at a rate of 3.96% per annum, compound semi-annually, and is due on October 25, 2025 (the “OSR Note Maturity Date”). Interest is payable only on maturity. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the OSR Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. The funds are to be used by OSR Holdings for working capital and other expenses of OSR Holdings. As of the date of this proxy statement/prospectus, the outstanding balance of the OSR Holdings Promissory Note is $300,000.

Administrative Service Fee

Beginning on March 1, 2023, BLAC agreed to pay an affiliate of members of the Sponsor a total of $7,500 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or BLAC’s liquidation, BLAC will cease paying these monthly fees.

Registration Rights

The holders of the founder shares, equity participation shares, Private Placement Units, and Units that may be issued upon conversion of working capital loans (and in each case holders of their component securities, as applicable) have registration rights to require BLAC to register a sale of any of BLAC’s securities held by them pursuant to a registration rights agreement signed at the closing of the BLAC IPO. These holders will be entitled to make up to two demands, excluding short form registration demands, that BLAC register such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by us. Chardan may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the BLAC IPO registration statement and may not exercise its demand rights on more than one occasion.

Deferred Underwriting Fee

Chardan is entitled to a deferred underwriting commission of $2,070,000. The amount of deferred underwriting fees to which Chardan is entitled will not be adjusted to account for redemptions of shares of BLAC Common Stock by the public stockholders. Accordingly, the amount of the effective deferred underwriting fee due upon consummation of the Business Combination as a percentage of the aggregate proceeds remaining in the Trust Account will increase as the number of public shares of BLAC Common Stock redeemed increases. The effective deferred underwriting fee due upon consummation of the Business Combination as a percentage of the aggregate proceeds remaining in the Trust Account of approximately $1,800,000 as of the date of the proxy statement/prospectus is 115%, 230%, and an incalculable percentage, assuming no redemptions, 50% redemptions, and 100% redemptions, respectively. The percentage is incalculable assuming 100% redemptions because the deferred underwriting fee as a percentage of proceeds remaining in the Trust Account equals the quotient of (1) the deferred underwriting fee (which is not adjusted for redemptions) divided by (2) the amount of proceeds remaining in the Trust Account. In the 100% redemption scenario, the denominator in the foregoing calculation would be zero, and division of a real number by zero is undefined (i.e. incalculable). The deferred fee will be waived by Chardan in the event that BLAC does not complete a Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees

BLAC has incurred deferred legal fees payable upon consummation of a Business Combination of approximately $1,068,261 as of September 30, 2024. These fees will only become due and payable upon the consummation of a business combination.

MANAGEMENT FOLLOWING THE BUSINESS COMBINATION

Unless otherwise indicated or the context otherwise requires, references in this section to “OSR Holdings,” “we,” “us,” “our” and other similar terms refer to OSR Holdings prior to the Business Combination and to New OSR Holdings and its consolidated subsidiaries after giving effect to the Business Combination.

The following sets forth certain information concerning the persons who are expected to serve as directors and executive officers of New OSR Holdings following the consummation of the Business Combination.

Executive Officers and Directors after the Business Combination

Upon the consummation of the Business Combination, the business and affairs of New OSR Holdings will be managed by or under the direction of the New OSR Holdings board of directors. The following table sets forth the name, age and position of each of the expected directors, executive officers and certain key executives of New OSR Holdings following the consummation of the Business Combination. The composition of the board of directors and management team of New OSR Holdings after completion of the business combination is being determined through discussions led by Kuk Hyoun Hwang who represents both BLAC and OSR Holdings. For biographical information concerning the directors, executive officers and key executives, see below.

Name	Age	Position
Executive Officers and Directors
Kuk Hyoun Hwang*	49	Chairman of the Board
Jun Chul Whang**	60	Chief Legal Officer and Director
Sang Hoon Kim*	51	Chief Executive Officer
Gihyoun Bang*	47	Chief Financial Officer
Non-Executive Directors
Phil Geon Lee**	57	Lead Independent Director, Corporate Governance and Nomination Committee Chair and Audit Committee Member
Alcide Barberis	66	Independent Director, Compensation Committee Member
Seng Chin Mah	65	Independent Director, Compensation Committee Chair and Corporate Governance and Nomination Committee Member
Jin Whan Park**	57	Independent Director, Audit Committee Chair and Corporate Governance and Nomination Committee Member
Sang Hyun Kim**	54	Independent Director, Compensation Committee Member
Hyuk Joo Jee	57	Independent Director, Audit Committee Member and Corporate Governance and Nomination Committee Member
Joong Myung Cho	75	Independent Director, Corporate Governance and Nomination Committee Member

____________

*        For Mr. Hwang’s, Mr. Kim’s and Mr. Bang’s biographies, please see “Management of OSR Holdings — Executive Officers and Directors of OSR Holdings.”

**      For Mr. Whang’s, Mr. Lee’s, Mr. Park’s and Mr. Kim’s biographies, please see “Executive Officers and Directors of BLAC.”

Non-Executive Directors

Alcide Barberis, PhD, Independent Director

Alcide Barberis will become a Director upon Closing of the Business Combination. He is a biotech entrepreneur, Board Member and Executive with over 25 years of management experience in the biotechnology industry, and scientific experience in the private and public research sectors. He is currently CEO & Director of Mabylon AG (since 2017). Before joining Mabylon, he was CEO & President of Humabs BioMed, now a subsidiary of VIR Biotechnology (2013-2016). His career has included senior positions at entrepreneurial startups (Co-Founder of ESBATech AG (1998) and Oncalis AG (2006) and senior Executive Management, R&D Management and Business Development positions. He has been member of the Board of Directors of ESBATech (now a Novartis company, 1998-2004), Oncalis (2006-2012) and EffRx Pharmaceuticals (2016-2023), and he is currently (since March 2023) on the Board of Directors of Ontrack Biomedical. From 2016 through 2021 he was also Coordinator of the Startup Promotion Center of the University of Svizzera Italiana in Lugano, Switzerland. Dr. Barberis earned a PhD in Molecular Biology and Biochemistry from the University of Zürich (1988). Dr. Barberis is well qualified to serve as Director because of his extensive management and leadership experience in the biotech industry, startup companies, and in the private and public scientific research sectors.

Seng Chin Mah, PhD, Independent Director

Seng Chin Mah will become a Director upon Closing of the Business Combination. Dr. Mah has been Chairman of the Board of BioVersys AG since 2009. He was previously Chief Executive Officer of the Canyon Pharmaceuticals Group AG (2009-2021) and has over 30 years’ experience in the pharma and biotech industry. Prior to Canyon Pharmaceuticals, he was Head of Development of the Integration Office during the integration of Chiron into Novartis (2005-2008) and held other positions at Novartis, including Global Head of Clinical Safety and Epidemiology (2001-2005); Head of Drug Regulatory Affairs Europe (1997-2001); and oversight responsibility for Clinical Quality Assurance (2001-2005). Dr. Mah was also a member of the Novartis Corporate Executive Group (2001-2005) and a member of the Board of Directors for Novartis Europharm Ltd. (1997-2005). During his tenure with Novartis and Ciba (1990-2008), he drove key drug development and regulatory programs, and led major business results including numerous global registrations of major products. He has held several research and academia positions (Ciba-Geigy Ltd., 1987-1988; National University of Singapore, 1989-1990). Dr. Mah was awarded The Frost & Sullivan 2011 Product Differentiation Excellence Award in Parenteral Anticoagulants, which recognized Canyon Pharmaceuticals Group AG for the development and launch of Iprivask® (desirudin for injection). Dr. Mah earned a BS in Pharmacology from University of London (1984) and a PhD in Biochemistry from University of Basel (1987). Dr. Mah is well qualified to serve as a Director because of his extensive knowledge and experience in strategic decision-making, late-stage clinical development and regulatory experience within the Pharma and Biotech industry.

Hyuk Joo Jee, Independent Director

Hyuk Joo Jee will become a Director upon Closing of the Business Combination. Mr. Jee has served as a Special Advisor to Chairman at DongKoo Bio Pharma Co., Ltd., a public company in Korea, since January 2024. Prior to joining DongKoo Bio Pharma, Mr. Jee served with HLB Co., Ltd., also a publicly-listed biopharmaceutical company in Korea, as Chief Operating Officer and the Head of Corporate Private Equity leading the firm’s investments and resource allocations over a global pipeline of clinical-stage oncology programs from August 2018 through December 2023. During his tenure at HLB, Mr. Jee led the firm’s global IR, M&As and strategic investment activities. Prior to his careers in the biopharmaceutical industry, Mr. Jee has spent more than 15 years serving with brokerage and investment banking firms, mostly representing their European offices and providing services to the European and global fund clients investing in Korean equities market. Those engagements include Korea Investment Securities Europe (London), Daewoo Securities Europe (London), and Hyundai Securities Europe (London and Seoul) between July 2002 and January 2018. Mr. Jee has started his finance career as an Analyst and Portfolio Manager at Scudder Kemper and Schroders based in Seoul, Korea serving from 1998 to 2002. Mr. Jee has received his B.A. in Business Administration from the Korea University in 1994. Mr. Jee is well qualified to serve as a director because of his well-balanced career between finance and biopharmaceutical industries, especially leading M&A transactions while serving from executive positions with his previous employer.

Joong Myung Cho, Independent Director

Joong Myung Cho will become a Director upon Closing of the Business Combination. Dr. Cho has been Chairman and CEO of CG Pharmaceuticals, Inc. since October 2008 and previously served as Chairman and CEO of Hwail Pharmaceuticals Co. Ltd. from August 2013 to December 2022. Dr. Cho is the founder of Crystal Genomics and the former Chairman & President (July 2000 to March 2023). He has over 40 years of experience in biopharmaceutical industry covering from discovery of novel pharmaceuticals through R&D and commercialization. Dr. Cho has previously served as the executive Senior Vice President and Director of R&D Biotech Research Institute at LG Life Science (formerly LG Chem.) from 1984 to 2000. During his tenure, biopharmaceutical R&D at LG became the leading life science company in Korea where it grew from just a few research scientists to several hundred prior to his departure. He has successfully introduced 10 different recombinant products such as growth hormones of human, bovine, and porcine, hepatitis B vaccine, interferon alpha and gamma, GM-CSF, EPO, etc. Moreover, four drug candidates were licensed out to multinational pharmaceutical companies under his supervision and one of them is approved by FDA (US). On the basis of such achievements, Dr. Cho has received many awards and acted as a member of governmental committees. He received his Ph.D. from University of Houston and worked as a post-doc in Baylor College of Medicine. Dr. Cho is an author of more than 80 publications in books and journals including Nature, and an inventor of more than 200 patents filed. Dr. Cho is well qualified to serve as a director because of long-standing career experiences both as a biotech entrepreneur and the R&D Head of a major life sciences company in Korea (LG Group).

Family Relationships

There are no family relationships among any of the individuals who shall serve as the directors or executive officers of New OSR Holdings following the consummation of the Business Combination.

Composition of the New OSR Holdings Board

New OSR Holdings business and affairs will be managed under the direction of the New OSR Holdings Board. New OSR Holdings anticipates that the New OSR Holdings Board will consist of nine (9) members upon Closing of the Business Combination. Mr. Kuk Hyoun Hwang will serve as Chief Executive Officer and Chairman of the New OSR Holdings Board. Mr. Phil Geon Lee will serve as the lead independent director of New OSR Holdings. The primary responsibilities of the New OSR Holdings Board will be to provide oversight, strategic guidance, counseling and direction to New OSR Holdings’ management. The New OSR Holdings Board will meet on a regular basis and on an ad hoc basis as required.

Subject to applicable law and the Amended Charter and subject to the rights of the holders of any series of New OSR Holdings Preferred Stock, any vacancy on the New OSR Holdings Board shall be filled only by the New OSR Holdings Board and not by the stockholders of New OSR Holdings. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

Director Independence

Nasdaq rules generally require that independent directors must comprise a majority of a listed company’s board of directors. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Drs. Mah and Barberis, and Mr. Lee, Mr. Park, Mr. Kim, Mr. Jee, and Mr. Cho representing a majority of New OSR Holdings’ proposed directors, will be “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of Nasdaq. Mr. Lee will serve as the lead independent director of New OSR Holdings. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with OSR Holdings and all other facts and circumstances the Board deemed relevant in determining their independence, including the beneficial ownership of OSR Holdings capital stock by each non-employee director, and the transactions involving them described in the section titled “Certain OSR Holdings Relationships and Related Person Transactions” and “Beneficial Ownership of Securities.”

Role of Board in Risk Oversight Process

The New OSR Holdings Board will have extensive involvement in the oversight of risk management related to New OSR Holdings and its business as a whole, including its strategy, business performance, capital structure, management selection, compensation programs, stockholder engagement, corporate reputation, environmental, social, and governance matters, and ethical business practices. The New OSR Holdings Board will discharge various aspects of its oversight responsibilities through its standing committees, which will in turn report to the New OSR Holdings Board regularly regarding their activities. The audit committee will represent the New OSR Holdings Board by periodically reviewing New OSR Holdings’ accounting, reporting and financial practices, including the integrity of its financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New OSR Holdings’ business and summarize for the New OSR Holdings Board all areas of risk and the appropriate mitigating factors.

The compensation committee will review the company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. In addition, the New OSR Holdings Board will receive periodic detailed operating performance reviews from management.

The corporate governance and nomination committee will identify, review and make recommendations of candidates to serve on the New OSR Holdings Board ad evaluate the performance of the New OSR Holdings Board and its committees.

Committees of the New OSR Holdings Board

Upon the consummation of the Business Combination, the New OSR Holdings Board will reconstitute its audit committee, compensation committee and corporate governance and nomination committee. The board of directors will adopt a new charter for each of these committees, which will comply with the applicable requirements of current SEC and Nasdaq rules. New OSR Holdings intends to comply with future requirements to the extent applicable. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New OSR Holdings’ website. The New OSR Holdings Board may from time to time establish other committees.

Audit Committee

Upon the completion of the Business Combination, the members of our audit committee will consist of Mr. Jee, Mr. Lee and Mr. Park, with Mr. Park serving as the chairperson of this audit committee. The composition of New OSR Holdings’ audit committee will meet the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. Each member of New OSR Holdings’ audit committee is financially literate and the “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K will be Mr. Park. This designation does not impose on Mr. Park any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and the board of directors. The New OSR Holdings audit committee will be directly responsible for, among other things:

•        selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•        ensuring the independence of the independent registered public accounting firm;

•        discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, our interim and year-end operating results;

•        establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•        considering the adequacy of our internal controls and internal audit function;

•        reviewing material related party transactions or those that require disclosure; and

•        approving or, as permitted, pre-approving all audit and non-audit services to be performed by our independent registered public accounting firm.

Compensation Committee

Upon the completion of the Business Combination, the members of New OSR Holdings’ compensation committee will consist of Dr. Barberis, Dr. Mah and Mr. Kim, with Dr. Mah serving as the chairperson. Each member of this committee is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Code, and meets the requirements for independence under the current Nasdaq listing standards. The New OSR Holdings compensation committee will be responsible for, among other things:

•        reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•        reviewing and recommending to our board of directors the compensation of our directors;

•        administering our stock and equity incentive plans;

•        reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•        reviewing our overall compensation philosophy.

Corporate Governance and Nomination Committee

Upon the completion of the Business Combination, the members of New OSR Holdings’ corporate governance and nomination committee will consist of Mr. Lee, Dr. Mah, Dr. Cho, Mr. Park and Mr. Jee with Mr. Lee serving as the chairperson. Each member of this committee meets the requirements for independence under the current Nasdaq listing standards. The New OSR Holdings corporate governance and nomination committee will be responsible for, among other things:

•        determining the qualifications, qualities, skills and other expertise required to be a director of New OSR Holdings, and developing and recommending to the New OSR Holdings Board for approval criteria to be considered in selecting nominees for director;

•        identifying, reviewing and making recommendations of candidates to serve on the New OSR Holdings Board, including incumbent directors for reelection;

•        evaluating the performance of the New OSR Holdings Board, committees of the New OSR Holdings Board and individual directors and determining whether continued service on the New OSR Holdings Board is appropriate;

•        periodically reviewing and making recommendations to the New OSR Holdings Board regarding New OSR Holdings’ process for stockholder communications with the New OSR Holdings Board, and making such recommendations to the New OSR Holdings Board with respect thereto;

•        evaluating nominations by stockholders of candidates for election to the New OSR Holdings Board;

•        evaluating the structure and organization of the New OSR Holdings Board and its committees and making recommendations to the New OSR Holdings Board for approvals;

•        periodically reviewing New OSR Holdings’ corporate governance guidelines and code of business conduct and ethics and recommending to the New OSR Holdings’ Board any changes to such policies ad principles; and

•        reviewing periodically the nominating and corporate governance committee charter and recommending any proposed changes to the New OSR Holdings Board, including undertaking an annual review of its own performance.

Code of Ethics

New OSR Holdings will adopt a code of ethics that applies to all of its employees, officers and directors, including its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. Upon completion of the Business Combination, the full text of New OSR Holdings’ code of ethics will be posted on the investor relations section of its website. New OSR Holdings intends to disclose future amendments to its code of business conduct and ethics, or any waivers of such code, on its website.

Limitation of Liability and Indemnification of Directors and Officers

If the Charter Proposal is approved and the Business Combination consummated, the Amended Charter will limit a director’s and officer’s liability to the fullest extent permitted under the DGCL. The DGCL permits a provision of the certificate of incorporation of a Delaware corporation to provide that directors and officers of the corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors or officers, except for liability:

•        for any transaction from which the director or officer derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for a director under Section 174 of the DGCL;

•        for any breach of a duty of loyalty to the corporation or its stockholders; or

•        for an officer in any action by or in the right of the corporation.

The Amended Bylaws provide that New OSR Holdings will, in certain situations, indemnify its directors and officers and Delaware law permits New OSR Holdings to indemnify other employees and other agents, to the fullest extent permitted by applicable law. A current or former director is also entitled under the Amended Bylaws, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, New OSR Holdings will enter into separate indemnification agreements with each of its directors and officers. These agreements, among other things, will require New OSR Holdings to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request. We believe these provisions in the Amended Charter and Amended Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

New OSR Holdings plans to maintain a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

DESCRIPTION OF SECURITIES

General

Following the consummation of the Business Combination, New OSR Holdings’ authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share. As of [•], 2025, BLAC had [•] shares of BLAC Common Stock outstanding and no shares of BLAC Preferred Stock outstanding. Upon the consummation of the Business Combination, New OSR Holdings expects to have [•] (assuming no redemptions of public shares) shares of New OSR Holdings Common Stock outstanding and no shares of New OSR Holdings Preferred Stock outstanding. The following description of New OSR Holdings capital stock is intended as a summary only and is qualified in its entirety by reference to the Amended Charter and Amended Bylaws to be in effect following the consummation of the Business Combination, which are included as Annex F and Annex G, respectively, to this proxy statement/prospectus and are incorporated herein by reference, and to the applicable provisions of the DGCL.

Common Stock

Dividend Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, the holders of outstanding shares of New OSR Holdings Common Stock will be entitled to receive dividends and other distributions out of assets legally available at the times and in the amounts as New OSR Holdings’ Board may determine from time to time.

Voting Rights

Except as otherwise provided by appliable law or by or pursuant to the provisions of the Amended Charter, each outstanding share of New OSR Holdings’ Common Stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of New OSR Holdings Common Stock shall have no cumulative voting rights.

Preemptive Rights

New OSR Holdings Common Stock will not be entitled to preemptive or other similar subscription rights to purchase any of New OSR Holdings’ securities.

Conversion or Redemption Rights

New OSR Holdings Common Stock will be neither convertible nor redeemable.

Liquidation Rights

Subject to applicable law and the rights, if any, of the holders of any outstanding series of preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding up of New OSR Holdings, the holders of New OSR Holdings Common Stock will be entitled to receive the assets of New OSR Holdings available for distribution to stockholders ratably in proportion to the number of outstanding shares of New OSR Holdings Common Stock held by them.

Series A Preferred Stock

Rank

The Series A Preferred Stock shall, with respect to dividend rights and rights upon a liquidation, winding-up or dissolution of New OSR Holdings, rank senior to the Common Stock of New OSR Holdings, and any other class or series of capital stock of New OSR Holdings, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Series A Preferred Stock with respect to dividend rights or rights upon a liquidation, winding-up or dissolution of New OSR Holdings.

Dividend Rights

Dividends shall accrue on the Series A Preferred Stock at a rate of 5.0% per annum of the Series A Original Issue Price (as provided for in the Certificate of Designations of the Series A Preferred Stock (the “Certificate of Designations”)) (“Accruing Dividends”). Accruing Dividends shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock. Accruing Dividends shall accrue from day to day, whether or not declared, on each share of Series A Preferred Stock from the date of issuance thereof by New OSR Holdings; provided, however, that except as set forth in the Certificate of Designations, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors of New OSR Holdings or as otherwise specifically provided in the Certificate of Designations. New OSR Holdings shall not declare, pay or set aside any dividends on shares of any other class or series of stock of New OSR Holdings (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Amended and Restated Certificate of Incorporation) the holders of the Series A Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series A Original Issue Price; provided that if New OSR Holdings declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of New OSR Holdings, the dividend payable to the holders of Series A Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series A Preferred Stock dividend.

Voting Rights

Except as otherwise required by the DGCL, other applicable law, the Amended and Restated Certificate of Incorporation, or the Certificate of Designations, holders of Series A Preferred Stock shall not be entitled to any vote on matters submitted to New OSR Holdings’ stockholders for approval. In any case in which the holders of Series A Preferred Stock shall be entitled to vote pursuant to the DGCL, other applicable law, the Amended and Restated Certificate of Incorporation, or the Certificate of Designations, each holder of Series A Preferred Stock entitled to vote with respect to such matter shall be entitled to one vote per share of Series A Preferred Stock.

Preemptive Rights

Series A Preferred Stock will not be entitled to preemptive or other similar subscription rights to purchase any of New OSR Holdings’ securities.

Conversion Rights

Each holder of Series A Preferred Stock shall have the option from time to time, exercisable by delivery of written notice to New OSR Holdings, to the extent permitted by applicable law, to convert all or a portion of such holder’s shares of Series A Preferred Stock into Common Stock in an amount equal to the quotient of (i) the Series A Original Issue Price plus all unpaid Accruing Dividends as of the date of the conversion and (ii) the then applicable conversion price, which shall initially be $9.00 and is subject to adjustment.

Warrants

In connection with BLAC’s IPO, BLAC issued 6,900,000 warrants to purchase an aggregate of 6,900,000 shares of BLAC Common Stock (the “Public Warrants”). Simultaneously with its IPO, BLAC issued 430,000 warrants to purchase an aggregate of 430,000 shares of BLAC Common Stock in a private placement

(the “Private Warrants” and together with the Public Warrants, the “Warrants”). As of [•], 2025, there were [•] Warrants outstanding. Each Warrant entitles the registered holder to purchase one share of common stock. The Warrants entitle the holders thereof to purchase shares of New OSR Holdings’ common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on 30 days after the completion of the Business Combination. The Warrants have been issued in registered form under a Warrant Agreement between Continental, as warrant agent, and BLAC (the “Warrant Agreement”). The Private Warrants are identical to the Public Warrants, except that the Private Warrants and the shares of common stock issuable upon the exercise of the Private Warrants are not transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions, and none of the Private Warrants will be redeemable so long as they are held by their initial purchasers or their permitted transferees.

The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

New OSR Holdings will not be obligated to deliver any shares of common stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to New OSR Holdings satisfying its obligations described below with respect to registration. No Warrant will be exercisable and New OSR Holdings will not be obligated to issue shares of common stock upon exercise of a Warrant unless common stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will New OSR Holdings be required to net cash settle any Warrant.

New OSR Holdings may call the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Warrants become exercisable (the “30-day redemption period”) to each warrantholder; and

•        if, and only if, the reported last sale price of New OSR Holdings’ Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three business days before we send the notice of redemption to the warrantholders. The closing price of BLAC’s common stock has not exceeded $16.50 per share for any of the 30 trading days prior to the date of this proxy statement/prospectus.

New OSR Holdings have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and a notice of redemption of the Warrants is issued, each warrantholder will be entitled to exercise its Warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $16.50 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If New OSR Holdings call the Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our Warrants. If our management takes advantage of this option, all holders of Warrants would pay the exercise price by surrendering their Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a Warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Warrants after the Business Combination.

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.9% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each whole Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) and (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) in connection with the redemption of our public shares upon our failure to complete the Business Combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

In the event New OSR Holdings determines to redeem the Warrants, holders of our redeemable Warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that New OSR Holdings elects to redeem all of the redeemable Warrants as described above, New OSR Holdings will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by New OSR Holdings not less than 30 days prior to the Redemption Date to the registered holders of the redeemable Warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Accordingly, if a holder fails to actually receive the notice of or otherwise fails to respond on a timely basis, it could lose the benefit of being a holder of a New OSR Holdings Public Warrant.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the warrantholder for the loss of the option value portion of the Warrant due to the requirement that the warrantholder exercise the Warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrantholders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the Warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrantholder.

We have agreed that, subject to applicable law, any action, proceeding or claim against us or the warrant agent arising out of or relating in any way to the Warrant Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and each of us irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Our Transfer Agent, Warrant Agent and Rights Agent

The transfer agent for BLAC’s common stock, warrant agent for BLAC’s Warrants and rights agent for BLAC’s rights is Continental. BLAC has agreed to indemnify Continental in its roles as transfer agent, warrant agent and rights agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and the Amended Charter and Amended Bylaws

BLAC is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prohibits a Delaware corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders from engaging in a “business combination” with an “interested stockholder” for three years following the date that the stockholder became an interested stockholder. An “interested stockholder” generally means any person (other than BLAC or a direct or indirect majority-owned subsidiary of BLAC) that is:

•        a stockholder who owns 15% or more of our outstanding voting stock;

•        an affiliate of such a stockholder; or

•        an associate of such a stockholder

A “business combination” includes, among other things, a merger or sale of more than 10% of our assets.

Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•        before the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•        upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•        at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock which is not owned by the interested stockholder.

BLAC’s authorized but unissued common stock and preferred stock are available for future issuances by the BLAC Board without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of BLAC by means of a proxy contest, tender offer, merger or otherwise.

Exclusive forum for certain lawsuits

The Amended Bylaws provide that unless New OSR Holdings consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for (A) any derivative action or proceeding brought on our behalf, (B) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or employees to us or our stockholders, (C) any civil action to interpret, apply or enforce any provision of the DGCL, (D) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Amended Charter or the Amended Bylaws or (E) any action asserting a claim governed by the internal affairs doctrine. In the event, however, that the Court of Chancery of the State of Delaware lacks jurisdiction over any of the foregoing actions, the Amended Bylaws provide that the sole and exclusive forum for such action shall be another state or federal court located in the State of Delaware, subject to such court having personal jurisdiction over the indispensable parties named as defendants. The Amended Bylaws expressly provide that the foregoing provisions do not apply to the resolution of any complaint asserting a cause of action under the Securities Act.

The Amended Bylaws also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The Amended Bylaws provide that the foregoing provisions do not apply to any action asserting a claim arising under the Exchange Act.

Although we believe these provisions of the Amended Bylaws benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent enforceable, these provisions may have the effect of discouraging lawsuits against our directors and officers.

Special meeting of stockholders

The Amended Charter and Amended Bylaws provide that special meetings of our stockholders may be called only by the Chairperson of our Board of Directors, our Chief Executive Officer, or by the directors entitled to cast a majority of the votes of the whole board of directors.

Advance notice requirements for stockholder proposals and director nominations

The Amended Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or at a special meeting of stockholders at which one or more directors will be elected by the stockholders generally entitled to vote, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to our secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders (except that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, such notice must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made by us). The Amended Bylaws also specify certain requirements as to the form and content of a stockholders’ notice of proposed business or nomination(s). These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for election directors at our annual meeting of stockholders or at a special meeting of stockholders at which one or more directors will be elected by the stockholders generally entitled to vote.

Pursuant to Rule 14a-8 of the Exchange Act, stockholders seeking inclusion of their proposed business in our annual proxy statement pursuant to Rule 14a-8 of the Exchange Act must comply with the notice periods contained therein.

Board of Directors

The Amended Bylaws provide that, except for any directors elected solely by the holders of a class or series of our capital stock pursuant to the Amended Charter, the authorized number of directors may be changed only by resolution of the board of directors. The Amended Charter provides that any or all of the directors may be removed from office at any time, but only by the affirmative vote of holders of at least sixty-six and two-thirds percent (662/3%) in voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class. The Amended Charter and the Amended Bylaws provide that, subject to applicable law and the rights of any holders of a class or series of our capital stock as provided for or fixed by or pursuant to the Amended Charter, any newly created directorships resulting from an increase in the authorized number of directors or any vacancy on our board of directors may be filled solely and exclusive by vote of a majority of our directors then in office, although less than a quorum, or by the sole remaining director.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of common stock then outstanding, which will equal 78,900 shares immediately after this offering (or 90,150 shares if the underwriters exercise their over-allotment option in full); or

•        the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of New OSR Holdings’ employees, consultants or advisors who purchases equity shares from New OSR Holdings in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Lock-up Agreements and Registration Rights

The holders of the founder shares, equity participation shares, placement units (including component securities contained therein) and units (including component securities contained therein) that may be issued upon conversion of working capital loans will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of this offering, requiring us to register such securities for resale. The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our completion of our initial business combination and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the expenses incurred in connection with the filing of any such registration statements. Chardan may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration date of which this prospectus forms a part and may not exercise its demand rights on more than one occasion.

COMPARISON OF CORPORATE GOVERNANCE AND STOCKHOLDER RIGHTS

This section describes the material differences between the rights of BLAC stockholders before the consummation of the Business Combination under the Existing Governance Documents and the rights of the New OSR Holdings stockholders after the Business Combination under the Proposed Governance Documents (and assumes the approval of the Charter Proposal by BLAC’s stockholders).

This section does not include a complete description of all differences among such rights, nor does it include a complete description of such rights. Furthermore, the identification of some of the differences of these rights as material is not intended to indicate that other differences that may be equally important do not exist. This summary is qualified in its entirety by reference to the full text of the Existing Governance Documents and the Proposed Governance Documents (which are attached hereto and incorporated herein by reference as Annex F and Annex G).

Existing Governance Documents of BLAC	Proposed Governance Documents of New OSR Holdings
Authorized Preferred Stock

The total number of shares of all classes of capital stock which BLAC shall have authority to issue is 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares shall be preferred stock, par value $0.0001 per share. Subject to the special rights of the holders of any outstanding series of preferred stock, the number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of BLAC entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the preferred stock as a class.

See Article IV, Sec. 1 of the Current Charter.

The total number of shares of all classes of capital stock that New OSR Holdings shall have authority to issue is 100,000,000 shares of common stock, par value $0.0001 per share (defined elsewhere in this proxy statement/prospectus as the New OSR Common Stock); and (ii) 20,000,000 shares, par value $0.0001 per share, of preferred stock (the “New OSR Preferred Stock”). Subject to the special rights of holders of any outstanding series of New OSR Preferred Stock, the number of authorized shares of New OSR Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the New OSR Holdings entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the New OSR Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL, without the separate vote of the holders of the Preferred Stock as a class.

See Article Fourth, Sec. 1 of the Amended Charter.

Rights of Preferred Stock

The BLAC Board has the power to issue shares of preferred stock in one or more series and to fix for each such series such voting rights, full or limited, if any, and such designations, powers, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof.

See Article IV, Sec. 1 of the Current Charter.

The New OSR Holdings Board has the power to provide for the issuance of shares of preferred stock in one or more series without stockholder approval and to establish the number of shares to be included in each such series, and to fix the for each such series such voting powers, full or limited, if any, and such designations, powers, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, which authority shall include, but not be limited to, the termination of following terms with respect to each such series:

•   the designation of the series;

•   the number of shares of the series;

•   the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends shall be cumulative or noncumulative;

•   the dates on which any dividends shall be payable;

Existing Governance Documents of BLAC	Proposed Governance Documents of New OSR Holdings
Rights of Preferred Stock

•   the redemption rights and price or prices, if any, for shares of the series;

•   the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

•   the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of New OSR Holdings;

•   whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security of New OSR Holdings or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

•   restrictions on the issuance of shares of the same series or any other class or series;

•   the voting power, if any, of the holders of shares of the series generally or upon specified events; and

•   any other powers, preferences and relative, participating, optional or other special rights of each series of preferred stock, and any qualifications, limitations, or restrictions of such shares.

See Article Fourth, Sec. 3 of the Amended Charter.

Removal of Directors

Any or all of the directors may be removed, but only for cause, by the affirmative vote of holders of more than a majority of the voting power of the outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

See Article III, Sec. A of the Current Bylaws.

Any director or the entire board of directors may be removed solely and exclusively by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2⁄3%) in voting power of all of the then outstanding shares of capital stock of New OSR Holdings entitled to vote generally in the election of directors, voting together as a single class.

See Article Fifth, Sec. 2 of the Amended Charter.

Special Meetings of Stockholders

Special meetings of stockholders may only be called by the Chief Executive Officer or the BLAC Board pursuant to a resolution adopted by a majority of the BLAC Board.

See Article II, Sec. B of the Current Bylaws.

Special meetings of the New OSR Holdings Board may only be called by the Chairperson of the New OSR Holdings Board, the Chief Executive Officer or by the directors entitled to cast at least half of the votes of the whole New OSR Holdings Board.

See Article FIFTH, Sec. 7 of the Amended Charter Article I, Sec. 1.2 of the Amended Bylaws.

Existing Governance Documents of BLAC	Proposed Governance Documents of New OSR Holdings
Quorum

The presence in person or by proxy of the holders of shares of outstanding capital stock representing a majority of the voting power of all outstanding shares of capital stock of BLAC entitled to vote at such meeting vote, except as otherwise provided by applicable law, the Current Charter or the Current Bylaws. When specified business is to be voted on by a class or series of stock voting as a class, the holders of shares representing a majority of the voting power of the outstanding shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

See Article II, Sec. D of the Current Bylaws.

Except as otherwise provided by applicable law, by or pursuant to the Amended Charter or the Amended Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of one-third in voting power of the then outstanding shares of capital stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum.

See Article I, Sec. 1.5 of the Amended Bylaws.

Limitation of Liability of Directors and Officers

A director shall not be personally liable to BLAC or its stockholders for monetary damages for breach of fiduciary duty, except for liability for (i) breaches of the duty of loyalty, (ii) lack of good faith or intentional misconduct, or knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) improper personal benefit.

See Article VII of the Current Charter.

A director or officer shall not be personally liable to New OSR Holdings or its stockholders for monetary damages for a breach of fiduciary duty unless exemption from liability or limitation thereof is not permitted under the DGCL.

See Article Seventh of the Amended Charter.

Dividends and Distributions, Stock Repurchases

The BLAC Board may declare, and BLAC may pay, dividends payable in cash, property or shares of BLAC’s capital stock, on BLAC’s outstanding shares of capital stock, subject to applicable law and the Current Charter.

See Article IX, Sec. F. of the Current Bylaws

Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock, the New OSR Holdings Board may declare and pay dividends on New OSR Common Stock at such times and in such amounts as the New OSR Holdings Board in its discretion shall determine.

See Article Fourth, Sec. 2(a) and Sec. 3(c) of the Amended Charter.

Choice of Forum

Unless BLAC consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of BLAC, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of BLAC to BLAC or BLAC’s stockholders, or any claim for aiding and abetting such alleged breach, (iii) any action asserting a claim against BLAC, its directors, officers or employees arising pursuant to any provision of the DGCL or the Current Charter or the Current Bylaws, or (iv) any action asserting a claim against BLAC, its directors, officers or employees governed by the internal affairs doctrine, except for (a) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum

Unless New OSR Holdings consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder to bring (i) any derivative action or proceeding brought on behalf of New OSR Holdings, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of New OSR Holdings to New OSR Holdings or New OSR Holdings’ stockholders, (iii) any civil action to interpret, apply or enforce any provision of the DGCL, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Amended Charter or the Amended Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine. If the Court of Chancery of the State of Delaware, however, lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. The foregoing provisions do not

Existing Governance Documents of BLAC	Proposed Governance Documents of New OSR Holdings
Choice of Forum

other than the Court of Chancery, or (b) any claim arising under the federal securities laws, including the Securities Act, and the rules and regulations thereunder as to which the federal district courts of the United States shall, to the fullest extent permitted by law, be the sole and exclusive forum. The foregoing forum selection provisions do not apply to any suits brought to enforce any liability or duty by the Exchange Act, or the rules and regulations thereunder or any other claim for which the federal district courts of the United States of America shall be the sole and exclusive forum.

See Article IX, Sec. 1 of the Current Charter.

apply to the resolution of any complaint asserting a cause of action under the Securities Act.

Unless New OSR Holdings consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The foregoing forum selection provisions do not apply to any action arising from a claim under the Exchange Act.

See Article VII, Sec. 7.7 of the Amended Bylaws

Provisions Specific to a Special Purpose Acquisition Company

Article V of the Current Charter sets forth various provisions related to BLAC’s operations as a special purpose acquisition company prior to the consummation of an initial business combination as well as the process for consummating such a transaction.

See Article V of the Current Charter.

The Amended Charter will (a) eliminate the various provisions relating the BLAC’s pre-consummation of an initial business combination operations as a special purpose acquisition company as well as the process for consummating an initial business combination and (b) BLAC’s name to “OSR Holdings, Inc.”

No corresponding section.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information regarding (i) the beneficial ownership of BLAC Common Stock as of [•], 2025 and (ii) the expected beneficial ownership of shares of New OSR Holdings’ Common Stock immediately following consummation of the Business Combination (assuming a “no redemption” scenario and assuming an additional “redemption” scenario as described herein) by:

•        each person who is known to be the beneficial owner of more than 5% of BLAC Common Stock and is expected to be the beneficial owner of more than 5% of shares of New OSR Holdings’ common stock post-Business Combination;

•        each of BLAC’s current executive officers and directors;

•        each person who is expected to become an executive officer or director of New OSR Holdings’ post-Business Combination; and

•        all executive officers and directors of BLAC as a group pre-Business Combination, and all executive officers and directors of New OSR Holdings post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Shares subject to warrants that are currently exercisable or exercisable within 60 days of [•], 2025, or rights that are converted at closing of the Business Combination, are considered outstanding and beneficially owned by the person holding such warrants or rights for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The beneficial ownership of shares of BLAC Common Stock pre-Business Combination is based on 2,319,752 shares of BLAC Common Stock issued and outstanding as of [•], 2025.

The expected beneficial ownership of shares of New OSR Holdings common stock post-Business Combination assumes two scenarios:

(i)     a “no redemption” scenario where (i) no public stockholders exercise their redemption rights in connection with the Business Combination, (ii) BLAC issues 14,676,728 shares of BLAC Common Stock, (iii) all BLAC Rights have been converted to shares of BLAC Common Stock, (iv) 2,222,220 shares of BLAC Common Stock are issued to Toonon, and (v) 98,765 shares of BLAC Common Stock are issued to Duksung under the Duksung Promissory Note; and

(ii)    a “maximum redemption” scenario where (i) 164,752 public shares of BLAC’s Common Stock are redeemed in connection with the Business Combination, (ii) BLAC issues 14,676,728 shares of BLAC Common Stock, (iii) all BLAC Rights have been converted to shares of BLAC Common Stock, (iv) 2,222,220 shares of BLAC Common Stock are issued to Toonon, and (v) 98,765 shares of BLAC Common Stock are issued to Duksung under the Duksung Promissory Note.

Based on the foregoing assumptions, we estimate that there would be 17,828,245 shares of New OSR Holdings’ common stock issued and outstanding immediately following the consummation of the Business Combination in the “no redemption” scenario and 17,663,493 shares of New OSR Holdings’ common stock issued and outstanding immediately following the consummation of the Business Combination in the “maximum redemption” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in the Combined Company and the columns under Post-Business Combination in the table that follows will be different.

Unless otherwise indicated and subject to applicable community property and similar laws, BLAC believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Prior to the Transactions		After the Transactions
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned		Assuming No Redemptions Approximate Percentage of Outstanding Common Stock	Number of Shares Beneficially Owned		Assuming Maximum Redemptions Approximate Percentage of Outstanding Common Stock
Officers and Directors Prior to the Transactions
Kuk Hyoun Hwang(4)	1,320,500	56.92%	13,074,123	(11)	73.33%	13,074,123	(11)	74.02%
David J. Yoo(2)	20,000	*	40,000		*	40,000		*
Sang Hyun Kim	—	*	—		*	—		*
Phil Geon Lee	—	*	—		*	—		*
Jin Whan Park(2)	20,000	*	20,000		*	20,000		*
Jun Chul Whang(3)	—	*	—		*	—		*
All such executive officers and directors as a group (6 individuals)	1,360,500	58.65%	13,134,123		73.67%	13,134,123		74.36%
Officer and Directors After the Transactions
Kuk Hyoun Hwang(4)	1,320,500	56.92%	13,074,123	(13)	73.33%	13,074,123	(13)	74.02%
Sang Hoon Kim	—	*	—		*	—		*
Gihyoun Bang	—	*	—		*	—		*
Jun Chul Whang(3)	—	*	—		*	—		*
Alcide Barberis	—	*	—		*	—		*
Sang Hyun Kim	—	*	—		*	—		*
Phil Geon Lee	—	*	—		*	—		*
Seng Chin Mah	—	*	—		*	—		*
Jin Whan Park(2)	20,000	*	20,000		*	20,000		*
Hyuk Joe Jee	—	*	—		*	—		*
Joong Myung Cho	—	*	—		*	—		*
All such executive officers and directors as a group (8 individuals)	1,340,500	57.79%	13,094,123		73.45%	13,094,123		74.13%
Greater than 5% Stockholders**
Bellevue Global Life Sciences Investors LLC(4)	1,320,500	56.92%	1,332,500		7.47%	1,332,500		7.54%
BCM Europe AG(5)	680,000	29.21%	8,612,635		48.31%	8,612,635		48.76%
Bellevue Capital Management LLC(6)	—	*	3,123,971		17.52%	3,123,971		17.69%
Joint Protein Central(7)	—	*	2,933,163		16.45%	2,933,163		16.61%
Duksung Co., Ltd.(8)	—	*	1,518,979		8.52%	1,518,979		8.60%
Chan Kyoo Park(9)	—	*	1,072,274		6.01%	1,072,274		6.07%
Joint Center for Biosciences(10)	—	*	1,020,411		5.72%	1,020,411		5.78%

____________

*        Less than one percent

**      Number of shares beneficially owned and percentage of outstanding common stock following the closing of the Business Combination assumes (i) the listed individuals or entities are Participating Company Stockholders under the Business Combination Agreement, (ii) each such beneficial owner exchanges all of their outstanding shares of OSR Holdings pursuant to the Share Exchange, and (iii) an aggregate of 14,676,728 shares of BLAC Common Stock is issued to Participating Company Stockholders.

(1)      The business address of each of these entities and individuals is at 10900 NE 4th Street, Suite 2300, Bellevue, WA 98036 unless otherwise noted.

(2)      The Sponsor transferred 20,000 shares of BLAC common stock to Mr. Yoo and Mr. Park. Additionally, the Sponsor transferred 20,000 private placement warrants to Mr. Yoo.

(3)      Interest does not include shares of BLAC common stock held by BLAC’s Sponsor. Mr. Whang is a minority owner of Bellevue Capital Management LLC, the general partner of BLAC’s Sponsor. but has no voting or dispositive power over the shares of BLAC common stock held by BLAC’s Sponsor.

(4)      Interest consists of (i) 1,725,000 founder shares of BLAC common stock, (ii) the transfer of 34,500 shares of BLAC common stock to Chardan, (iii) 430,000 placement shares held of record by BLAC’s Sponsor, (iv) the transfer of 120,000 shares of BLAC common stock by BLAC’s Sponsor to BLAC’s Chief Financial Officer, Mr. Yoo, and the directors of BLAC at the time of the IPO, and (v) the transfer of 310,000 Private Placement Units identical held by BLAC’s Sponsor and 370,000 founder shares held by BLAC’s Sponsor to BCME. Sponsor’s ownership post-closing includes an additional 12,000 shares underlying the private placement rights that convert at the closing of the Business Combination. Mr. Hwang, BLAC’s Chief Executive Officer and a Director, is the founder and managing partner of Bellevue Capital Management LLC, the general partner of BLAC’s Sponsor, and has voting and dispositive power over the shares.

(5)      Interest prior to the Transactions consists of 370,000 founder shares and 310,000 Private Placement Units convertible at the election of either BLAC’s Sponsor or BCME, a subsidiary of Bellevue Capital Management LLC, on or after the commencement of BLAC’s IPO pursuant to the promissory note between BLAC’s Sponsor and BCME. Interests after the Transactions consists of the 370,000 founder shares and 310,000 Private Placement Units mentioned in the previous sentence (including the exercise of 310,000 private placement warrants into 310,000 shares of New OSR Holdings Common Stock, the conversion of 310,000 private placement rights into 31,000 shares of New OSR Holdings Common Stock, and the exercise of 60,000 private placement warrants that were also transferred to BCME by BLAC’s Sponsor pursuant to the promissory note into 60,000 shares of New OSR Holdings Common Stock) and 581,031 shares of OSR Holdings common stock held by BCME prior to the closing of the Business Combination. The 581,031 shares of OSR Holdings common stock are being exchanged for 7,531,635 shares of New OSR Holdings Common Stock pursuant to the Share Exchange. BCME is a wholly-owned subsidiary of Bellevue Capital Management LLC. The business address of BCME is Gotthardstrasse 26 6300 Zug Switzerland.

(6)      Interest consists of 241,000 shares of OSR Holdings common stock held by Bellevue Capital Management LLC prior to the closing of the Business Combination. The 241,000 shares of OSR Holdings common stock are being exchanged for 3,123,971 shares of New OSR Holdings Common Stock pursuant to the Share Exchange. Mr. Hwang has voting and dispositive over such shares. The business address of Bellevue Capital Management LLC is 10900 NE 4th Street, 2300, Bellevue, WA 98004.

(7)      Interest consists of (i) 200,868 shares of OSR Holdings common stock held by Joint Protein Central (“JPC”) prior to the closing of the Business Combination, and (ii) 25,412 shares of OSR Holdings common stock held by Dr. Seung Hyon Choe, the founder and CEO of JPC, prior to the closing of the Business Combination. The 226,280 shares of OSR Holdings common stock are being exchanged for 2,933,163 shares of New OSR Holdings Common Stock pursuant to the Share Exchange. The business address of JPC is 3 Jeongungro Namaeup Cheoingu Yonginsi Gyeonggido, Republic of Korea.

(8)      Interest consists of (i) 63,912 shares of OSR Holdings common stock held by Duksung Co., Ltd. (“Duksung”) prior to the closing of the Business Combination, (ii) 45,651 shares of OSR Holdings common stock held by Duksung P&T Co., Ltd., an affiliate of Duksung, prior to the closing of the Business Combination, and (iii) 98,765 shares of BLAC Common Stock issued pursuant to the Duksung Promissory Note. The 109,563 shares of OSR Holdings common stock are being exchanged for 1,420,214 shares of New OSR Holdings Common Stock pursuant to the Share Exchange. The business address of Duksung is 25 Sinwonro Yeongtonggu Suwonsi Gyeonggido, Republic of Korea.

(9)      Interest consists of 81,970 shares of OSR Holdings common stock held by Chan Kyoo Park prior to the Closing of the Business Combination. The 82,721 shares of OSR Holdings common stock are being exchanged for 1,072,274 shares of New OSR Holdings Common Stock pursuant to the Share Exchange. The business address of Park Chan Kyoo is Misagangbyeonbukro 65, 1005-2804, Hanam-si, Gyeonggido, Republic of Korea.

(10)    Interest consists of 78,720 shares of OSR Holdings common stock held by Joint Center for Biosciences prior to the closing of the Business Combination. The 78,720 shares of OSR Holdings common stock are being exchanged for 1,020,411 shares of New OSR Holdings Common Stock pursuant to the Share Exchange. The business address of Joint Center for Biosciences is Songdomirae-ro 30, Smart Valley B-301, Yeonsu-gu, Incheon, Republic of Korea.

(11)    Interest consists of the shares of New OSR Holdings held by Sponsor as disclosed in footnote 4 above, BCM, and BCME upon consummation of the Business Combination.

MARKET PRICE AND DIVIDEND INFORMATION

BLAC

The BLAC Common Stock, Units, Warrants and Rights are listed on Nasdaq under the symbols BLAC, BLACU, BLACW and BLACR, respectively.

The closing price of the BLAC Common Stock, Units, Warrants and Rights on November 15, 2023, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.43, $10.69, $0.03, and $0.15, respectively. As of [•], 2025, the Record Date, the most recent closing price for each of the BLAC Common Stock, Units, Warrants and Rights was $[•], $[•], $[•] and $[•], respectively.

Holders of the BLAC Common Stock, Units, Warrants and Rights should obtain current market quotations for their securities. The market price of BLAC’s securities could vary at any time before the Business Combination.

Holders

As of [•], 2025, there were [•] holder of record of BLAC Common Stock, [•] holder of record of BLAC’s Units, [•] holders of record of BLAC’s Warrants and [•] holders of record of BLAC’s Rights. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose BLAC Common Stock, Units, Shares and Warrants are held of record by banks, brokers and other financial institutions.

Dividend Policy

BLAC has not paid any cash dividends on the BLAC Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon the Combined Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Combined Company’s board of directors at such time. The Combined Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.

OSR Holdings

Historical market price for OSR Holdings’ capital stock is not provided because there is no public market for OSR Holdings’ capital stock. See the section entitled “OSR Holdings’ Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

ADDITIONAL INFORMATION

Submission of Future Stockholder Proposals

The BLAC Board is aware of no other matter that may be brought before the BLAC Stockholders’ Meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

If the Business Combination is approved and completed and your shares of BLAC Common Stock are not redeemed, you will be entitled to attend and participate in New OSR Holdings’ annual meetings of stockholders. If New OSR Holdings holds a 2025 annual meeting of stockholders, it will provide notice of or otherwise publicly disclose the date on which the 2025 annual meeting of stockholders will be held. If the 2025 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration by the board of directors of New OSR Holdings for inclusion in the proxy statement for the 2025 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act.

Delivery of Documents to Stockholders

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, we will deliver a separate copy of this proxy statement/prospectus to any stockholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of this proxy statement/prospectus may likewise request that we deliver single copies of any proxy statement/prospectus in the future. Stockholders may notify us of their requests by emailing or writing us at our principal executive offices at group@bellevuecm.com or 10900 NE 4th Street, Suite 2300, Bellevue, WA 98004.

Transfer Agent and Register

The transfer agent for the securities of BLAC is Continental Stock Transfer & Trust Company.

LEGAL MATTERS

The validity of the shares of BLAC Common Stock to be issued in connection with the Business Combination and the material U.S. federal income tax consequences of the Business Combination will be passed upon by K&L Gates LLP.

EXPERTS

The financial statements of Bellevue Life Sciences Acquisition Corp. as of December 31, 2023 and 2022 included in this proxy statement/prospectus have been so included in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, which includes an explanatory paragraph as to the ability of Bellevue Life Sciences Acquisition Corp. to continue as a going concern, upon the authority of said firm as experts in accounting and auditing.

The financial statements of OSR Holdings Co., Ltd. as of December 31, 2022 and 2023 and Darnatein Co., Ltd. as of December 31, 2021 and 2022 included in this proxy statement/prospectus have been so included in reliance upon the report of RSM Shinhan Accounting Corporation independent registered public accountants.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read BLAC’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the BLAC’s Stockholders’ Meeting, you should contact us at the following address or by email:

Bellevue Life Sciences Acquisition Corp.
10900 NE 4th Street, Suite 2300
Bellevue, WA 98004
Attn: Jun Chul Whang
Email: group@bellevuecm.com
jcwhang@bellevuecm.com

You may also obtain these documents by requesting them in writing or by telephone from our proxy solicitation agent at the following address and telephone number:

Advantage Proxy, Inc.
P.O. Box 10904
Yakima, WA 98909
Attn: Karen Smith
Toll Free Telephone: (877) 870-8565
Main Telephone: (206) 870-8565
E-mail: ksmith@advantageproxy.com

If you are a stockholder of BLAC and would like to request documents, please do so by no later than five business days before the BLAC Stockholders’ Meeting in order to receive them before such special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to BLAC has been supplied by BLAC, and all such information relating to OSR Holdings has been supplied by OSR Holdings. Information provided by either BLAC or OSR Holdings does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of BLAC for the BLAC Stockholders’ Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, us or OSR Holdings that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash	$12,236	$15,419
Prepaid expenses	27,372	7,208
Total current assets	39,608	22,627
Investments held in Trust Account	20,886,019	36,605,106
Total Assets	$20,925,627	$36,627,733

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$1,259,291	$1,081,753
Income taxes payable	286,367	524,562
Excise tax payable	530,415	359,957
Notes payable – related party	1,778,000	—
Due to affiliate	87,000	72,000
Total current liabilities	3,941,073	2,038,272
Deferred underwriting commissions	2,070,000	2,070,000
Total liabilities	6,011,073	4,108,272

Commitments and Contingencies
Common stock subject to possible redemption, 1,886,221 shares issued and outstanding at redemption value of $10.96 per share and 3,467,954 shares issued and outstanding at redemption value of $10.50 per share at September 30, 2024 and December 31, 2023, respectively	20,668,509	36,426,253

Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock; $0.0001 par value; 100,000,000 shares authorized; 2,155,000 issued and outstanding (excluding 1,886,221 shares subject to possible redemption) at September 30, 2024 and 2,155,000 issued and outstanding (excluding 3,467,954 shares subject to possible redemption) at December 31, 2023	216	216
Additional paid-in capital	—	—
Accumulated deficit	(5,754,171)	(3,907,008)
Total stockholders’ deficit	(5,753,955)	(3,906,792)
Total Liabilities and Stockholders’ Deficit	$20,925,627	$36,627,733

The accompanying notes are an integral part of the unaudited condensed financial statements.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2024	2023	2024	2023
EXPENSES
General and administrative expenses	$454,132	$410,431	$1,380,457	$968,806
Loss from operations	(454,132)	(410,431)	(1,380,457)	(968,806)

Other income:
Interest earned on investments held in the Trust Account	269,204	618,499	1,215,533	1,846,529
Total other income	269,204	618,499	1,215,533	1,846,529

Loss (income) before provision for income taxes	(184,928)	208,068	(164,924)	877,723
Provision for income taxes	(46,033)	(129,885)	(223,762)	(387,771)
NET LOSS (INCOME)	$(230,961)	$78,183	$(388,686)	$489,952

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	4,041,221	9,055,000	4,866,724	7,780,824
Diluted	4,041,221	9,055,000	4,866,724	7,822,857

BASIC AND DILUTED NET LOSS (INCOME) PER SHARE
Basic	$(0.06)	$0.01	$(0.08)	$0.06
Diluted	$(0.06)	$0.01	$(0.08)	$0.03

The accompanying notes are an integral part of the unaudited condensed financial statements.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Three and Nine Months Ended September 30, 2024 and 2023

(UNAUDITED)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2023	2,155,000	$216	$—	$(3,907,008)	$(3,906,792)
Accretion of common stock to redemption value	—	—	—	(340,351)	(340,351)
Net loss	—	—	—	(60,430)	(60,430)
Balance, March 31, 2024 (unaudited)	2,155,000	$216	$—	$(4,307,789)	$(4,307,573)
Accretion of common stock to redemption value	—	—	—	(328,249)	(328,249)
Excise tax payable attributable to redemption of common stock	—	—	—	(170,458)	(170,458)
Net loss	—	—	—	(97,295)	(97,295)
Balance, June 30, 2024 (unaudited)	2,155,000	$216	$—	$(4,903,791)	$(4,903,575)
Accretion of common stock to redemption value	—	—	—	(619,419)	(619,419)
Net loss	—	—	—	(230,961)	(230,961)
Balance, September 30, 2024 (unaudited)	2,155,000	$216	$—	$(5,754,171)	$(5,753,955)
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2022	1,725,000	$173	$24,827	$(62,508)	$(37,508)
Sale of 430,000 Private Placement Units	430,000	43	4,299,957	—	4,300,000
Fair value of warrants and rights included in the Units sold in the Initial Public Offering and in the exercise of the over-allotment	—	—	1,236,527	—	1,236,527
Accretion of common stock to redemption value	—	—	(5,561,311)	(1,878,249)	(7,439,560)
Net income	—	—	—	110,305	110,305
Balance, March 31, 2023 (unaudited)	2,155,000	$216	$—	$(1,830,452)	$(1,830,236)
Remeasurement of common stock subject to redemption	—	—	—	(565,737)	(565,737)
Net income	—	—	—	301,464	301,464
Balance, June 30, 2023 (unaudited)	2,155,000	$216	$—	$(2,094,725)	$(2,094,509)
Remeasurement of common stock subject to redemption	—	—	—	(438,614)	(438,614)
Net income	—	—	—	78,183	78,183
Balance, September 30, 2023 (unaudited)	2,155,000	$216	$—	$(2,455,156)	$(2,454,940)

The accompanying notes are an integral part of the unaudited condensed financial statements.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss (income)	$(388,686)	$489,952
Adjustments to reconcile net loss (income) to net cash used in operating activities:
Interest earned on investments held in the Trust Account	(1,215,533)	(1,846,529)
Changes in operating assets and liabilities:
Prepaid expenses	(20,164)	(24,459)
Accounts payable and accrued expenses	177,538	453,992
Income taxes payable	(238,195)	387,771
Net cash flows used in operating activities	(1,685,040)	(539,273)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account for payment to redeeming stockholders	17,045,763	—
Investment of cash in Trust Account	(430,000)	—
Withdrawal of interest from Trust Account to pay taxes	318,857	—
Cash deposited in Trust Account	—	(70,207,500)
Net cash flows provided by (used in) investing activities	16,934,620	(70,207,500)

CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of common stock	(17,045,763)	—
Proceeds from Initial Public Offering, net of underwriters’ fees	—	59,670,000
Proceeds from over-allotment option	—	9,157,500
Proceeds from private placement	—	4,300,000
Proceeds from note payable – related party	1,778,000	—
Payment of offering costs	—	(1,447,273)
Proceeds from note payable – Sponsor	—	200,000
Repayments to note payable – Sponsor	—	(1,200,000)
Proceeds from affiliate	15,000	—
Net cash flows (used in) provided by financing activities	(15,252,763)	70,680,227

NET CHANGE IN CASH	(3,183)	(66,546)
CASH, BEGINNING OF PERIOD	15,419	124,501
CASH, END OF PERIOD	$12,236	$57,955

Supplemental disclosure of cash flow information Cash paid during the periods for:
Income taxes	$461,957	$—

Supplemental disclosure of noncash investing and financing activities
Deferred underwriters’ discount payable charged to additional paid-in capital	$—	$2,070,000

The accompanying notes are an integral part of the unaudited condensed financial statements.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Bellevue Life Sciences Acquisition Corp. (the “Company”) was incorporated in Delaware on February 25, 2020. The Company was incorporated for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of September 30, 2024, the Company had not commenced any operations. All activity since inception relates to the Company’s formation and the initial public offering (“Initial Public Offering”) which is described below. The Company will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on February 9, 2023. On February 14, 2023, the Company consummated the Initial Public Offering of 6,000,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $60,000,000, which is described in Note 3.

On February 17, 2023, the underwriters exercised their over-allotment option in full. The closing of the issuance and sale of the additional Units occurred (the “Over-Allotment Option Units”) on February 21, 2023. The total aggregate issuance by the Company of 900,000 Over-Allotment Option Units at a price of $10.00 per unit generated total gross proceeds of $9,000,000.

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the private placement (the “Private Placement”) of 430,000 Units (the “Private Placement Units”), to Bellevue Global Life Sciences Investors LLC (the “Sponsor”) at a price of $10.00 per Placement Unit, for an aggregate purchase price of $4,300,000. Each Unit and Private Placement Unit consists of one share of common stock, par value $0.0001 (the “Common Stock”), a warrant to purchase one share of Common Stock (the “Public Warrants” and “Private Placement Warrants” and collectively, the “Warrants”) and one right which entitles the holder thereof to receive one-tenth (1/10) of a share of common stock (the “Public Rights” and Private Placement Rights” and collectively, the “Rights”), as described in Notes 3 and 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Upon closing of the Initial Public Offering, the Private Placement, the sale of the Over-Allotment Option Units and the additional Trust Account funding, a total of $70,207,500 was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

The Company will provide its holders of the outstanding shares of its Common Stock sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares (as described in Note 1) for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.175 per Public Share plus any pro rata interest then in the Trust Account, net of taxes payable). The per share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the closing of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Charter”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote its Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination.

Subsequent to the consummation of the Initial Public Offering, the Company adopted an insider trading policy which requires insiders to (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel or compliance officer prior to execution. In addition, the Company’s Sponsor and any other holders of the Company’s common stock prior to the Initial Public Offering (or their permitted transferees (the “Initial Stockholders”)) have agreed to waive their redemption rights with respect to their Founder Shares, Placement Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks stockholder approval of its Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Charter provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of more of the shares of Common Stock sold in the Initial Public Offering without the prior consent of the Company.

The Company’s Initial Stockholders and Chardan Capital Markets, LLC (“Chardan”), the representative of the underwriters, have agreed not to propose or vote in favor of an amendment to the Company’s Charter (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within nine months or such other time period as the stockholders may approve from the closing of the Initial Public

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Offering (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public shares in conjunction with such an amendment.

Pursuant to the Charter, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly and as reasonably possible, but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares (defined in Note 4) and Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than approximately $10.175 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective partner business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective partner businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extension of Termination Date and Redemptions from the Trust Account

November 2023 Special Meeting

On November 9, 2023, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an extension of the date by which the Company must consummate a business combination from November 14, 2023 to February 14, 2024 and approved a proposal to give the Board of Directors (the “Board”) the authority in its discretion to amend the Charter to extend the date by which the Company must consummate a business combination from February 14, 2024 to May 14, 2024. In connection with the Special Meeting, 3,432,046 shares of common stock of the Company were tendered for redemption at a

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

redemption price of approximately $10.49 per share for an aggregate redemption amount of $35,995,728, leaving $36,372,335 in the Trust Account immediately after the redemptions and a tax withdrawal by the Company of $561,957. Additionally, the Company deposited $180,000 into the Trust Account on November 13, 2023 in connection with the extension of the date by which the Company must consummate a business combination from November 14, 2023 to February 14, 2024.

In February 2024, the Board authorized and approved a second Certificate of Amendment to the Charter. The second Certificate of Amendment to the Charter was filed with the Delaware Secretary of State, with an effective date of February 9, 2024, and extended the date by which the Company must consummate a business combination to the May 14, 2024. In connection with the extension by which the Company must consummate a business combination to May 14, 2024, the Company deposited an extension payment of $60,000 into the Trust Account on each of February 9, 2024, March 12, 2024 and April 9, 2024.

May 2024 Special Meeting

On May 10, 2024, the Company convened a special meeting of its stockholders as scheduled and adjourned without any business being conducted. The meeting was reconvened on May 14, 2024 (the “May Special Meeting”). At the May Special Meeting, the Company’s stockholders approved the proposal to amend the Company’s Charter to extend the date by which the Company must consummate a business combination from May 14, 2024 to November 14, 2024. Following such approval by the Company’s stockholders, the Company has subsequently amended the Charter to extend the date by which the Company must consummate a business combination to November 14, 2024. In connection with the May Special Meeting, 1,581,733 shares of common stock of the Company were tendered for redemption at a redemption price of approximately $10.78 per share for an aggregate redemption amount of $17,045,763, leaving $20,327,120 in the Trust Account immediately after the redemptions and a tax withdrawal by the Company of $218,857. Additionally, the Company deposited an extension payment of $50,000 into the Trust Account on each of May 14, 2024, June 13, 2024, July 12, 2024, August 13, 2024, September 10, 2024, and October 11, 2024.

Franchise and Income Tax Withdrawal

In November 2023, the Company withdrew $561,957 of interest income earned in the Trust Account for payment of the Company’s franchise tax and income tax liabilities as permitted by the terms of the Trust Agreement governing the Trust Account. The Company deposited the funds in the Company’s unrestricted general account and they were used for the payment of general operating expenses. On April 16, 2024, the Company paid $461,957 in income taxes. On April 17, 2024, the Company withdraw of $100,000 of interest income earned in the Trust Account for payment of the Company’s state franchise tax and income tax liabilities as permitted by the terms of the Trust Agreement governing the Trust Account. On May 20, 2024, the Company paid $193,183 in franchise taxes. On May 23, 2024, the Company withdrew $218,857 of interest income earned in the Trust Account for payment of the Company’s franchise tax and income tax liabilities as permitted by the terms of the Trust Agreement governing the Trust Account. The Company deposited the funds in the Company’s unrestricted general account and they were used for payment of general operating expenses. As of September 30, 2024, the Company withdrew $880,814 of interest income earned in the Trust Account for payment of the Company’s franchise tax and income tax liabilities as permitted by the terms of the Trust Agreement governing the Trust Account and paid $655,140 in franchise and incomes taxes resulting in $225,674 having been withdrawn from the Trust Account and not used to pay franchise and income taxes. As of September 30, 2024, the Company’s obligations for franchise taxes remain payable.

Nasdaq Listing Rules Compliance

As previously reported by the Company on Form 8-K filed on June 28, 2023, due to the resignation of a director effective on June 21, 2023, the Company notified the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) that the Company was not currently in compliance with Nasdaq Listing

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Rule 5605(c)(2)(A) (the “Listing Rule”). The Listing Rule requires the Audit Committee of the Board of Directors be composed of at least three members, each of whom must meet independence requirements under the Nasdaq Listing Rules and the Securities Exchange Act of 1934, as amended. BLAC regained compliance with the Listing Rule on June 23, 2024.

As previously reported by the Company on Form 8-K filed on June 13, 2024, due to the resignation of directors effective on June 7, 2024, the Company notified the Listing Qualifications Department of Nasdaq that the Company was not currently in compliance with Nasdaq’s majority independent board, compensation committee composition and audit committee composition requirements as described in Nasdaq Listing Rules 5605(b)(1), 5605(d)(2)(A) and 5605(c)(2)(A), respectively (the “Additional Listing Rules”). BLAC regained compliance with the Additional Listing Rules on June 23, 2024.

On February 15, 2024, the Company received a notification from the Listing Qualifications Department of Nasdaq notifying the Company that the Company no longer meets the minimum 300 public holders requirement for The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(3) (the “Minimum Public Holders Requirement”). The notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the Nasdaq Capital Market. On April 1, 2024, the Company submitted to Nasdaq a plan to regain compliance with the Minimum Public Holders Requirement and, on April 17, 2024, the staff of Nasdaq approved the plan and granted the Company an extension until August 13, 2024 to demonstrate compliance with the Minimum Public Holders Requirement (the “Compliance Period”).

On August 20, 2024, the Company received written notice (the “Second Notice”) from Nasdaq stating that the Company has not regained compliance with the Minimum Public Holders Requirement within the Compliance Period. In accordance with the Second Notice, the Company timely requested a hearing before the Hearings Panel (the “Panel”), which automatically stayed any suspension or delisting action of the Company’s securities, and the hearing was held on October 1, 2024. On October 4, 2024, the Panel granted the Company’s request for continued listing on the Nasdaq, subject to the requirement that on or before February 17, 2025, the Company shall demonstrate compliance with Listing Rule 5505, and that during the exception period, the Company shall provide prompt notification of any significant events that occur during this time that may affect the Company’s compliance with Nasdaq requirements.

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Accordingly, the unaudited condensed financial statements do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. The interim results for the three and nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for the year ending December 31, 2024 or for any future interim periods.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2023 as filed with SEC on April 17, 2024.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Liquidity and Going Concern

As of September 30, 2024, the Company had $12,236 in its operating bank account and a working capital deficit of $3,901,465. The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through proceeds from advances from related party and from the issuance of common stock. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity was satisfied through the net proceeds from the consummation of the Initial Public Offering, the proceeds from the Private Placement Units held outside of the Trust Account and loans from the Sponsor, officers and directors and their affiliates.

Based on the foregoing and the limited amount of working capital that the Company received into the operating account from the Private Placement and issuances of promissory notes, management believes that the Company will not have sufficient working capital to meet its working capital needs through the earlier of the consummation of an Initial Business Combination or February 14, 2025 (subject to extension by approval of the Company’s stockholders). These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Over this time period, the Company has used and will be using the remaining funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial Business Combination. Further needs for operating capital beyond the Company’s current operating cash balance may need to be funded through loans from the Company’s Sponsor, officers and directors and their affiliates. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If the Company is unable to complete a Business Combination by February 14, 2025 (subject to extension by approval of the Company’s stockholders), the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution combined with uncertainty as to whether the Company has sufficient liquidity to fund operations through the liquidation date or thereafter should a deferral occur raises substantial doubt about the Company’s ability to continue as a going concern. Management will seek to complete a business combination.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standards at the time the private companies adopt the new or revised standard. This may make the comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effects of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $12,236 and $15,419 in cash held in its operating account as of September 30, 2024 and December 31, 2023, respectively. The Company had no cash equivalents as of September 30, 2024 and December 31, 2023.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements, primarily due to their short-term nature.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest earned on investments held in the Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets. The fair values of cash and amounts due to related parties are estimated to approximate the carrying values as of September 30, 2024 and December 31, 2023 due to the short maturities of such instruments.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the financial statements as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company determined that upon review of the warrant agreement that the Public Warrants (as defined in Note 1) and the Private Placement Warrants (as defined in Note 1) issued in the Initial Public Offering qualify for equity accounting treatment.

Rights

In connection with the Initial Public Offering and the exercise of the over-allotment of up to 6,900,000 Public Units, each Public Unit is comprised of one share of common stock, $0.0001 par value, a warrant to purchase one share of Common Stock, and one Public Right to receive one-tenth (1/10) of one share of Common Stock. Simultaneously, with the consummation of the Initial Public Offering, the Company engaged in a private placement

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

and issued placement units that are identical to the Public Unit, which included the issuance and delivery of aggregate of 430,000 Placement Rights underlying Placement Units (the “Placement Rights”, and together with the Public Rights and such other rights as the Company issues from time to time hereunder, the “Rights”).

The Company accounts for the rights issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that the rights described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Equity Participation Shares

At the closing of the Initial Public Offering, the Company agreed to issue to Chardan 34,500 representative shares (“Equity Participation Shares”), which include an additional 4,500 shares due to the exercise of the over-allotment option in full, which will be issued upon the completion of the Initial Business Combination.

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the date of these financial statements that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately.

Net Income (Loss) per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 7,330,000 shares of its common stock in the calculation of diluted net income (loss) per share, since their exercise is contingent upon future events. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock. The redemption feature for the common shares equals fair value, and therefore does not create a different class of shares or require an adjustment to the earnings per share calculation. The redemption at fair value does not represent an economic benefit to the holders that is different from what is received by other stockholders, because the shares could be sold on the open market. Accretion associated with the redeemable shares of common stock is excluded from earnings per share as the redemption value approximates the fair value.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity (deficit). The Company’s common stock sold in the Initial Public Offering and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of September 30, 2024 and December 31, 2023, 1,886,221 and 3,467,954, respectively, shares of common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to difference between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimis as of September 30, 2024 and December 31, 2023.

The Company is subject to franchise tax filing requirements in the State of Delaware.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2024 and December 31, 2023. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment interest and penalties as of September 30, 2024 and December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,000,000 Units at a price of $10.00 per Unit. On February 17, 2023, the underwriters exercised their over-allotment option to purchase an additional 900,000 Units. Each Unit consists of one share of common stock, one redeemable warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment, and one right which entitles the holder thereof to receive one-tenth (1/10) of a share of common stock (see Note 6). Each warrant will become exercisable 30 days after the consummation of an initial business combination, and will expire five years after the completion of an initial business combination, or earlier upon redemption or liquidation. Each right entitles the holder thereof to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination, as described in more detail below. Each ten rights entitle the holder thereof to receive one share of common stock at the closing of a business combination.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On July 30, 2020, the Sponsor purchased 1,437,500 shares of the Company’s Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. On April 25, 2022, the Company executed a 1.2-for-one stock split, resulting in an aggregate of 1,725,000 Founder Shares held by the Company’s sponsor, of which up to 225,000 Founder Shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) three years after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Units

The Sponsor has purchased an aggregate of 430,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement that occurred simultaneously with the consummation of the Initial Public Offering. Each Private Placement Unit consists of one share of Common Stock, one redeemable warrant entitling the holder to purchase one share of Common Stock, and one right which entitles the holder thereof to receive one-tenth (1/10) of a share of common stock. The Private Placement Warrants are exercisable only to purchase whole shares of Common Stock at an exercise price of $11.50 per share, subject to adjustment (see Note 6). Proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete the initial Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be included in the liquidating distribution to the holders of the Public Shares.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units, including the component securities therein until 30 days after the completion of the Business Combination.

Promissory Notes

The Sponsor has advanced funds to the Company for the payment of expenses incurred in connection with the Initial Public Offering, which amount is evidenced by non-interest-bearing promissory notes in the aggregate principal amount of $1,200,000. The promissory notes were due at the earlier of November 29, 2023 or upon the closing of the Initial Public Offering. These notes were discharged and cancelled in connection with the private placement that closed simultaneously with the Initial Public Offering.

On June 23, 2023, the Sponsor loaned to the Company $200,000 to fund working capital requirements and in exchange therefor the Company issued to the Sponsor an unsecured promissory note in the principal amount of $200,000. This note is non-interest-bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which the Company consummates an initial Business Combination. In the event that the Company does not consummate an initial Business Combination, the note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. At the Sponsor’s discretion, the principal balance of the note may be converted at any time prior to the consummation of the Business Combination into units identical to the private placement units at a price of $10.00 per Unit. As of September 30, 2024 and December 31, 2023, the outstanding balance of this note was $0.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

On November 13, 2023, Bellevue Capital Management LLC (“BCM”) loaned to the Company $180,000 and in exchange therefor the Company issued to BCM an unsecured promissory note in the principal amount of $180,000. The proceeds of this loan were used to fund the payment to extend the date by which the Company must consummate an initial Business Combination to February 14, 2024. The note is non-interest bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which the Company consummates an initial Business Combination. In the event that the Company does not consummate the Business Combination, this note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. As of September 30, 2024 and December 31, 2023, the outstanding balance of this note was $0.

On February 9, 2024, the Company issued an unsecured promissory note in the principal amount of $75,000 to Jun Chul Whang, a member of the Company’s Board, and on September 20, 2024 amended the terms of the agreement (the note, as amended, the “JCW Promissory Note”). The JCW Promissory Note is not interest bearing and is payable in full on the earlier of: (i) March 31, 2025 or (ii) the date on which the Company consummates an initial business combination (the “JCW Maturity Date”). In the event that the Company does not consummate a business combination on or prior to the time provided in the Company’s Charter (as subject to extension), Mr. Whang agrees to forgive the principal balance of the JCW Promissory Note, except to the extent of any funds remaining outside of the Company’s trust account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the JCW Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. As of September 30, 2024, the outstanding balance of this note was $75,000.

On March 8, 2024, the Company issued an unsecured promissory note in the principal amount of $60,000 to Josh Pan, a member of Bellevue Capital Management LLC and on September 20, 2024 amended the terms of the agreement (the note, as amended, the “JP Promissory Note”). The JP Promissory Note is not interest bearing and is payable in full on the earlier of: (i) March 31, 2025 or (ii) the date on which the Company consummates an initial business combination (the “JP Maturity Date”). In the event that the Company does not consummate a business combination on or prior to the time provided in the Company’s Charter (as subject to extension), Mr. Pan agrees to forgive the principal balance of the Promissory Note, except to the extent of any funds remaining outside of the Company’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the JP Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. As of September 30, 2024, the outstanding balance of this note was $60,000.

On April 8, 2024, the Company issued an unsecured promissory note (the “April Sponsor Note”) in the principal amount of $1,200,000 to the Sponsor. The April Sponsor Note is not interest bearing and is payable in full on the earlier of (i) December 31, 2024 or (ii) the date on which the Company consummates an initial Business Combination (the “April Sponsor Note Maturity Date”). In the event that the Company does not consummate a Business Combination on or prior to the time provided in the Company’s Charter (as subject to extension), the Sponsor agrees to forgive the principal balance of the April Sponsor Note, except to the extent of any funds remaining outside of the Company’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the April Sponsor Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. As of September 30, 2024, the outstanding balance of this note was $1,200,000.

On April 17, 2024, the Company issued an unsecured promissory note (the “Second April Sponsor Note”) in the principal amount of $50,000 to the Sponsor. The Second April Sponsor Note is not interest bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which the Company consummates an initial Business Combination (the “Second April Sponsor Note Maturity Date”). In the event that the Company does not consummate a Business Combination on or prior to the time provided in the Company’s Charter (as subject to extension), the Sponsor agrees to forgive the principal balance of the Second April Sponsor Note, except to the extent of any funds remaining outside of the Company’s Trust Account, if any. The following shall

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

constitute an event of default: (i) a failure to pay the principal within five business days of the Second April Sponsor Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. As of September 30, 2024, the outstanding balance of this note was $23,000.

On May 14, 2024, the Company issued an unsecured promissory note (the “May Sponsor Note”) in the principal amount of $140,000 to the Sponsor. The May Sponsor Note is not interest bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which the Company consummates an initial Business Combination (the “May Sponsor Note Maturity Date”). In the event that the Company does not consummate a Business Combination on or prior to the time provided in the Company’s Charter (as subject to extension), the Sponsor agrees to forgive the principal balance of the May Sponsor Note, except to the extent of any funds remaining outside of the Company’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the May Sponsor Note Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action. As of September 30, 2024, the outstanding balance of this note was $140,000.

On July 11, 2024, the Company issued an unsecured promissory note (the “July Promissory Note”) in the principal amount of $280,000 to the Sponsor. The July Promissory Note is not interest bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which the Company consummates an initial business combination (the “July Promissory Note Maturity Date”). In the event that the Company does not consummate a business combination on or prior to the time provided in the Company’s Charter (as subject to extension), Sponsor agrees to forgive the principal balance of the July Promissory Note, except to the extent of any funds remaining outside of the Company’s trust account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the July Promissory Note Maturity Date the commencement of a voluntary or involuntary bankruptcy action. As of September 30, 2024, the outstanding balance of this note was $280,000.

The outstanding balance was $1,778,000 as of September 30, 2024 recorded as notes payable — related party.

Working Capital Loans

In addition to the loans described above, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Loans made by Chardan or any of its related persons, if any, will not be convertible into any of the Company’s securities, and Chardan and its related persons will have no recourse with respect to their ability to convert their loans into any of the Company’s securities. As of September 30, 2024 and December 31, 2023, no Working Capital Loans were outstanding.

Administrative Support Agreement

Beginning on March 1, 2023, the Company agreed to pay BCM, an affiliate of members of the Sponsor, a total of $7,500 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the three months ended September 30, 2024 and 2023, the Company incurred $22,500 and $22,500, respectively, of administrative support fees which are included in general and administrative expenses in the accompanying

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

statements of operations. During the nine months ended September 30, 2024 and 2023, the Company incurred $67,500 and $52,500 , respectively, of administrative support fees which are included in general and administrative expenses in the accompanying statements of operations. As of September 30, 2024 and December 31, 2023, the outstanding balance was $30,000 and $15,000, respectively, recorded as due to affiliate.

Due to Affiliate

On August 17, 2021, the Sponsor agreed to advance the Company up to $10,000. On February 17, 2022, the Company repaid $10,000 to the Sponsor. On April 28, 2022, the Sponsor agreed to advance the Company up to an additional $10,000. On April 29, 2022, the Sponsor agreed to advance an additional $7,000. These advances are due on demand and are non-interest-bearing. During the year ended December 31, 2023, the Sponsor advanced $180,000 of funds to the Company and Company repaid $140,000.

The outstanding balance was $57,000 as of September 30, 2024 and December 31, 2023, recorded as due to affiliate.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units (including component securities contained therein), and Units (including component securities contained therein) that may be issued upon conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement signed prior to the effective date of the Initial Public Offering, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, these holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Chardan may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion.

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 900,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $1,200,000 in the aggregate, equal to 2% of the gross proceeds of the Initial Public Offering (or $1,380,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Initial Public Offering; provided that for each Unit purchased by investors that are sourced by the Sponsor, such underwriting discount was reduced to $0.125 per Unit payable in cash. In addition, $0.30 per Unit, or approximately $1,800,000 in the aggregate (or $2,070,000 in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amount held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the underwriters are entitled to receive 30,000 shares of Common Stock (or 34,500 shares if the underwriters’ over-allotment option is exercised in full) from the Sponsor, which will be placed in escrow until the consummation of an initial Business Combination. Such shares paid to the

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

underwriters are referred to as the “Equity Participation Shares.” If a Business Combination is not consummated, the Equity Participation Shares will be returned to the Sponsor. The Equity Participation Shares have been deemed compensation by Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. Chardan may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement and may not exercise its demand rights on more than one occasion.

Excise Tax Liability

The Inflation Reduction Act (“IR Act”) of 2022 imposes a 1% Excise Tax Liability on the repurchase of corporate stock by a publicly traded U.S. corporation following December 31, 2022. For purposes of the Excise Tax Liability, a repurchase will generally include redemptions, corporate buybacks and other transactions in which the corporation acquires its stock from a stockholder in exchange for cash or property, subject to exceptions for de minimis transactions and certain reorganizations.

As a result, subject to certain rules, the Excise Tax Liability will apply to any redemption by a U.S.-domiciled special purpose acquisition company (“SPAC”) taking place after December 31, 2022, including redemptions (i) by stockholders in connection with the SPAC’s initial Business Combination or a proxy vote to extend the lifespan of the SPAC, (ii) by SPACs if the SPAC does not complete a de-SPAC transaction within the required time set forth in its constituent documents, or (iii) in connection with the wind-up and liquidation of the SPAC. The financial responsibility for such Excise Tax resides with the Company and the Sponsor. This amount of 1% has been included in these unaudited condensed financial statements.

At this time, it has been determined that the IR Act tax provisions have an impact to the Company’s fiscal 2023 income tax provision as there were redemptions by the public stockholders in November 2023 and May 2024; as a result, the Company recorded $530,415 and $359,957 excise tax liability as of September 30, 2024 and December 31, 2023, respectively. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 5 — COMMITMENTS AND CONTINGENCIES (cont.)

have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyberattacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which the Company may ultimately consummate an initial business combination.

The excise tax included in the Inflation Reduction Act of 2022 may decrease the value of the Company’s securities following its initial business combination, hinder its ability to consummate an initial business combination, and decrease the amount of funds available for distribution in connection with a liquidation.

NOTE 6 — COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The following is a reconciliation of the Company’s common stock subject to possible redemption as of September 30, 2024:

Common Stock Subject to Possible Redemption
Gross proceeds from Initial Public Offering	$69,000,000
Less: Proceeds allocated to public warrants and rights	(1,236,527)
Offering costs allocated to common stock subject to possible redemption	(4,791,126)
Less: Redemption of common stock in connection with Trust extension	(35,995,728)
Plus: Accretion on common stock subject to possible redemption	9,449,634
Balance, December 31, 2023	$36,426,253
Less: Redemption of common stock in connection with Trust extension	(17,045,763)
Plus: Accretion on common stock subject to possible redemption	1,288,019
Balance, September 30, 2024	$20,668,509

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of September 30, 2024 and December 31, 2023, there were no shares of preferred stock issued or outstanding.

Common Stock

Pursuant to the Charter, the Company is authorized to issue 100,000,000 shares of Common Stock, $0.0001 par value.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

As of September 30, 2024 there were 2,155,000 shares of Common Stock outstanding, excluding 1,886,221 shares of common stock subject to possible redemption that are reflected in temporary equity in the balance sheets. As of December 31, 2023, there were 2,155,000 shares of Common Stock outstanding, excluding 3,467,954 shares of common stock subject to possible redemption that are reflected in temporary equity in the balance sheets.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.

Warrants

As of September 30, 2024 and December 31, 2023, there were 7,330,000 Warrants outstanding. The Warrants that are a part of the Units (the “Warrants”) may be exercised at a price of $11.50 per share, subject to adjustment as described in this prospectus. The Public Warrants will become exercisable on 30 days after the completion of a Business Combination.

The Warrants have an exercise price of $11.50 per share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per Common Stock equals or exceeds $16.50.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Warrants become exercisable;

•        if, and only if, the reported last sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three business days before the date on which the Company sends the notice of redemption to the Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

In addition, if (x) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.50 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s Board), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination (net of redemptions), and (z) the Market Value is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

Equity Participation Shares

The Company agreed to issue to the underwriter at the closing of the Initial Public Offering up to 34,500 Equity Participation Shares, including over-allotment, which will be issued upon the completion of the Initial Business Combination. If the over-allotment option is not exercised in full, the Equity Participation Shares will be reduced pro rata.

The Company complies with the requirements of ASC 340-10-S99-1 and SEC SAB Topic 5A. Offering costs consist principally of professional and registration fees incurred through the date of the financial statements that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately.

Rights

Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of a share of common stock upon consummation of its initial business combination, even if the holder of a public right converted all shares of common stock held by him, her or it in connection with the initial business combination or an amendment to the Company’s certificate of incorporation with respect to its pre-business combination activities. In the event the Company will not be the surviving company upon completion of its initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of common stock upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a business combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis.

NOTE 8 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on September 30, 2024, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	September 30, 2024	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$20,886,019	$20,886,019	$—	$—

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets that are measured at fair value on December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$36,605,106	$36,605,106	$—	$—

There were no transfers between Levels 1, 2 and 3 during the nine months ended September 30, 2024 and year ended December 31, 2023.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events to determine if events or transactions occurred after the condensed balance sheet date up to the date the unaudited condensed financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than the following:

Subscription Agreement

On October 4, 2024, the Company and Toonon Partners Co., Ltd. (“Toonon”) entered into a subscription agreement (as amended on December 17, 2024, the “Subscription Agreement”), pursuant to which, among other things, the Company has agreed to issue and sell to Toonon, and Toonon has agreed to subscribe for and purchase, 222,222 shares (the “PIPE Shares”) of Series A Preferred Stock of the Company (the “Series A Preferred Stock”) for $90.00 per share (the “Series A Original Issue Price”) representing an aggregate purchase price of $20,000,000 (the “PIPE Investment”). Prior to closing of the PIPE Investment, the Company intends to file with the Secretary of State of the State of Delaware a Certificate of Designations (the “Certificate of Designations”) setting forth the rights and preferences of the Series A Preferred Stock, which have been agreed to between the Company and Toonon. Such rights and preferences include, among others, that (1) dividends will accrue at a rate of 5% per annum of the Series A Original Issue Price (except as otherwise provided for in the Certificate of Designations) to be payable only when, as, and if declared by the board of directors of the Company or as otherwise specifically provided in the Certificate of Designations; (2) the Series A Preferred Stock is convertible, at the option of the holder thereof, into shares of common stock of the Company (“Common Stock”) in an amount equal to the quotient of (i) the Series A Original Issue Price plus all unpaid accruing dividends as of the date of the conversion and (ii) the then applicable conversion price (as adjusted, the “Conversion Price”) The initial Conversion Price is $9.00 resulting in each share of Series A Preferred Stock being convertible into 10 shares of Company common stock. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Subscription Agreement.

The proceeds of the PIPE Investment will be used by the Company for working capital and general corporate purposes following the closing of the Business Combination. The Subscription Agreement contains customary representations and warranties of the Company and Toonon, and customary conditions to closing, including (i) the consummation of the Business Combination and (ii) certification by an officer of the Company that the Certificate of Designations has been filed with the Secretary of State of the State of Delaware and is in full force and effect.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 9 — SUBSEQUENT EVENTS (cont.)

Additionally, pursuant to the Subscription Agreement, the Company and Toonon will enter into a registration rights agreement prior to closing of the PIPE Investment, pursuant to which, among other things, the Company will be obligated to (i) file a registration statement to register the common stock issuable upon conversion of the PIPE Shares as soon as practicable following the receipt of written demand from Toonon, and (ii) use its commercially reasonable efforts to effect such registration, subject to certain exceptions. The PIPE Shares to be sold in connection with the PIPE Investment will be exempt from registration pursuant to Regulation S under the U.S. Securities Act of 1933, as amended.

Promissory Notes

On October 10, 2024, the Company issued an unsecured promissory note to Jun Chul Whang, a member of the Company’s Board (the “Second JCW Promissory Note”) in the principal amount of $40,000 to Mr. Whang for its receipt of $40,000 to fund working capital and other expenses of the Company. The Second JCW Promissory Note is non-interest bearing and is payable in full on the earlier of (i) November 9, 2024, (ii) at such time the Company raises additional working capital funds, or (iii) the date on which the Company consummates an initial business combination. In the event that the Company does not consummate an initial business combination on or prior to the time provided in the Charter, as amended, Mr. Whang agrees to forgive the principal balance of the Second JCW Promissory Note, except to the extent of any funds remaining outside of the Company’s trust account, if any. As a result of raising additional working capital funds through the Duksung Promissory Note (defined below), the Company repaid the Second JCW Promissory Note in full on October 28, 2024.

On October 16, 2024, the Company issued an unsecured promissory note to Duksung Co., LTD. (“Duksung”) in the principal amount of $800,000 (the “Duksung Promissory Note”). The Duksung Promissory Note bears interest at a simple rate of 5% per annum; provided, however, solely for purposes of prepayment pursuant to a redemption of the Duksung Promissory Note, interest shall be deemed to have accrued at a simple rate of 7% per annum, and, unless earlier converted or redeemed, is payable in full on October 15, 2025 (the “Duksung Promissory Note Maturity Date”). In the event of, and simultaneously with the closing of a Qualified PIPE Financing (as defined in the Duksung Promissory Note), the Duksung Promissory Note automatically converts into Company common stock in an amount equal to the quotient (rounded to the nearest whole share) obtained by dividing (a) the outstanding principal amount and unpaid accrued interest under the Duksung Promissory Note by (b) eight dollars and ten cents ($8.10) (the “Conversion”). The Conversion shall constitute satisfaction in full of the obligations of the Company under the Duksung Promissory Note. In the event a Qualified PIPE Financing does not occur on or before March 31, 2025 (the “PIPE Outside Date”), the Company may prepay the Duksung Promissory Note, in whole or in part, at any time after the PIPE Outside Date. The amount to be paid pursuant to any such prepayment shall include the outstanding principal amount plus accrued and unpaid interest calculated at a simple rate of 7% from the issuance date.

On October 25, 2024, OSR Holdings Co., Ltd. issued a promissory note to the Company in the aggregate principal amount of $300,000 (the “OSR Holdings Promissory Note”) to fund working capital and other expenses of OSR Holdings. The OSR Holdings Promissory Note bears interest at a rate of three and ninety-six hundredths’ percent (3.96%) per annum and shall be compounded semi-annually. The OSR Holdings Promissory Note is payable on October 25, 2025 (the “Maturity Date”) and all accrued interest shall be payable on the Maturity Date. The following events constitute an event of default under the OSR Holdings Promissory Note: (i) a failure to pay the outstanding balance due within five (5) business days of the Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2024

(UNAUDITED)

NOTE 9 — SUBSEQUENT EVENTS (cont.)

Franchise Tax Payment

On October 29, 2024, the Company paid $127,200 in franchise taxes.

Annual Meeting of Stockholders

On November 12, 2024, the Company held an annual meeting of its stockholders (the “Annual Meeting”). At the Annual Meeting, the Company’s stockholders approved two proposals to amend the Company’s Charter. The stockholders approved a proposal to amend the Charter to allow the Company to extend the date by which the Company must consummate a business combination from November 14, 2024 to February 14, 2025 (the “Extension Amendment Proposal”). The stockholders also approved a proposal to amend the Charter to remove the net tangible asset requirement in order to expand the methods that the Company may employ so as not to become subject to the “penny stock” rules of the SEC (the “NTA Requirement Amendment Proposal”, and together with the Extension Amendment Proposal, the “Charter Amendment”). The Charter Amendment was filed with the Delaware Secretary of State and has an effective date of November 12, 2024. The stockholders also duly elected each of the five (5) existing directors to the Company’s Board of Directors until the next annual meeting of stockholders following this annual meeting or until each such director’s successor is elected and qualified, subject to his earlier death, resignation or removal. In connection with the votes to approve the Extension Amendment Proposal and NTA Requirement Amendment Proposal, 1,766,469 shares of common stock of the Company were tendered for redemption.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of

Bellevue Life Sciences Acquisition Corp.:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Bellevue Life Sciences Acquisition Corp. (the “Company”) as of December 31, 2023 and 2022, the related statements of operations, changes in stockholder’s deficit and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

As discussed in Note 1 to the financial statements, the Company withdrew $561,957 of interest income earned in the Trust Account for payment of the Company’s franchise tax and income tax liabilities as permitted by the terms of the Trust Agreement governing the Trust Account. Through December 31, 2023, the Company did not use such funds to pay its tax obligations and instead deposited the funds in the Company’s unrestricted general account and they were used for the payment of general operating expenses. In consultation with counsel and the Company’s Audit Committee, management determined that this use of funds was not in accordance with the Trust Agreement.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by May 14, 2024, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York

April 17, 2024

PCAOB Number 100

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash	$15,419	$124,501
Prepaid expenses	7,208	—
Total current assets	22,627	124,501
Deferred offering costs	—	1,101,353
Investments held in Trust Account	36,605,106	—
Total Assets	$36,627,733	$1,225,854

Liabilities and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued expenses	$1,081,753	$34,000
Income taxes payable	524,562	—
Excise tax payable	359,957	—
Accrued offering costs	—	12,362
Notes payable – related party	—	1,200,000
Due to affiliate	72,000	17,000
Total current liabilities	2,038,272	1,263,362
Deferred underwriting commissions	2,070,000	—
Total liabilities	4,108,272	1,263,362

Commitments and Contingencies
Common stock subject to possible redemption, 3,467,954 shares issued and outstanding at redemption value of $10.50 per share and 0 shares issued and outstanding at December 31, 2023 and 2022, respectively	36,426,253	—
Stockholders’ Deficit
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding at December 31, 2023 and 2022	—	—
Common stock; $0.0001 par value; 100,000,000 shares authorized; 2,155,000 issued and outstanding (excluding 3,467,954 shares subject to possible redemption) and 1,725,000 issued and outstanding at December 31, 2023 and 2022, respectively	216	173
Additional paid-in capital	—	24,827
Accumulated deficit	(3,907,008)	(62,508)
Total stockholders’ deficit	(3,906,792)	(37,508)
Total Liabilities and Stockholders’ Deficit	$36,627,733	$1,225,854

The accompanying notes are an integral part of the financial statements.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	For the Years ended December 31,
	2023	2022
EXPENSES
General and administrative expenses	$1,830,700	$35,388
Loss from operations	(1,830,700)	(35,388)
Other income:
Interest earned on investments held in the Trust Account	2,775,291	—
Total other income	2,775,291	—
Income (loss) before provision for income taxes	944,591	(35,388)
Provision for income taxes	(540,811)	—
NET INCOME (LOSS)	$403,780	$(35,388)
WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	7,688,260	1,500,000
Diluted	7,719,699	1,500,000
NET INCOME (LOSS) PER SHARE
Basic	$0.05	$(0.01)
Diluted	$0.05	$(0.01)

The accompanying notes are an integral part of the financial statements.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, December 31, 2021	1,725,000	$173	$24,827	$(27,120)	$(2,120)
Net loss	—	—	—	(35,388)	(35,388)
Balance, December 31, 2022	1,725,000	$173	$24,827	$(62,508)	$(37,508)
Sale of 430,000 Private Placement Units	430,000	43	4,299,957	—	4,300,000
Fair value of warrants and rights included in the Units sold in the Initial Public Offering and in the exercise of the over-allotment	—	—	1,236,527	—	1,236,527
Accretion of common stock to possible redemption value	—	—	(5,561,311)	(3,888,323)	(9,449,634)
Net income	—	—	—	403,780	403,780
Excise tax payable attributable to redemption of common stock	—	—	—	(359,957)	(359,957)
Balance, December 31, 2023	2,155,000	$216	$—	$(3,907,008)	$(3,906,792)

The accompanying notes are an integral part of the financial statements.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	For the years ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$403,780	$(35,388)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on investments held in the Trust Account	(2,775,291)	—
Changes in operating assets and liabilities:
Prepaid expenses	(7,208)	—
Accounts payable and accrued expenses	1,035,391	31,153
Income taxes payable	524,562	—
Net cash flows used in operating activities	(818,766)	(4,235)

CASH FLOWS FROM INVESTING ACTIVITIES
Cash withdrawn from Trust Account for payment to redeeming stockholders	35,995,728
Investment of cash in Trust Account	(180,000)	—
Cash deposited in Trust Account	(70,207,500)	—
Withdrawal of interest from Trust Account	561,957	—
Net cash flows used in investing activities	(33,829,815)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Redemption of common stock	(35,995,728)	—
Proceeds from Initial Public Offering, net of underwriters’ fees	59,670,000	—
Proceeds from over-allotment option	9,157,500	—
Proceeds from private placement	4,300,000	—
Payment of offering costs	(1,447,273)	(683,021)
Proceeds from note payable – Sponsor	—	800,000
Repayments to note payable – Sponsor	(1,200,000)	—
Proceeds from affiliate	395,000	17,000
Repayments to affiliate	(340,000)	(10,000)
Net cash flows provided by financing activities	34,539,499	123,979

NET CHANGE IN CASH	(109,082)	119,744
CASH, BEGINNING OF PERIOD	124,501	4,757
CASH, END OF PERIOD	$15,419	$124,501

Supplemental disclosures of cash flow information
Cash paid during the periods for:
Income taxes	$16,249	$—

Supplemental disclosure of noncash investing and financing activities
Excise tax payable	$359,957	$—

Deferred underwriters’ discount payable charged to additional paid-in capital	$2,070,000	$—

Deferred offering costs included in accrued offering costs	$—	$12,362

The accompanying notes are an integral part of the financial statements.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Bellevue Life Sciences Acquisition Corp. (the “Company”) was incorporated in Delaware on February 25, 2020. The Company was incorporated for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies.

As of December 31, 2023, the Company had not commenced any operations. All activity since inception relates to the Company’s formation and the initial public offering (“Initial Public Offering”) which is described below. The Company will not generate any operating revenues until after the completion of an initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The registration statement for the Company’s Initial Public Offering (the “Registration Statement”) was declared effective on February 9, 2023. On February 14, 2023, the Company consummated the Initial Public Offering of 6,000,000 units (“Units” and, with respect to the common stock included in the Units being offered, the “Public Shares”), generating gross proceeds of $60,000,000, which is described in Note 3.

On February 17, 2023, the underwriters exercised their over-allotment option in full. The closing of the issuance and sale of the additional Units occurred (the “Over-Allotment Option Units”) on February 21, 2023. The total aggregate issuance by the Company of 900,000 Over-Allotment Option Units at a price of $10.00 per unit generated total gross proceeds of $9,000,000.

Simultaneously with the consummation of the Initial Public Offering and the sale of the Units, the Company consummated the private placement (the “Private Placement”) of 430,000 Units (the “Private Placement Units”), to Bellevue Global Life Sciences Investors LLC (the “Sponsor”) at a price of $10.00 per Placement Unit, for an aggregate purchase price of $4,300,000. Each Unit and Private Placement Unit consists of one share of common stock, par value $0.0001 (the “Common Stock”), a warrant to purchase one share of Common Stock (the “Public Warrants” and “Private Placement Warrants” and collectively, the “Warrants”) and one right which entitles the holder thereof to receive one-tenth (1/10) of a share of common stock (the “Public Rights” and Private Placement Rights” and collectively, the “Rights”), as described in Notes 3 and 4.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the assets held in the Trust Account (as defined below) (excluding the amount of deferred underwriting fees and taxes payable on income earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Upon closing of the Initial Public Offering, the Private Placement, the sale of the Over-Allotment Option Units and the additional Trust Account funding, a total of $70,207,500 was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act 1940, as amended (the “Investment Company Act”) having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

The Company will provide its holders of the outstanding shares of its Common Stock sold in the Initial Public Offering (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Stockholders will be entitled to redeem their Public Shares (as described in Note 1) for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.175 per Public Share plus any pro rata interest then in the Trust Account, net of taxes payable). The per share amount to be distributed to Public Stockholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the closing of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote its Founder Shares (as defined below in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination.

Subsequent to the consummation of the Initial Public Offering, the Company adopted an insider trading policy which requires insiders to (i) refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and (ii) to clear all trades with the Company’s legal counsel or compliance officer prior to execution. In addition, the Company’s Sponsor and any other holders of the Company’s common stock prior to the Initial Public Offering (or their permitted transferees (the “Initial Stockholders”)) have agreed to waive their redemption rights with respect to their Founder Shares, Placement Shares and Public Shares in connection with the completion of a Business Combination.

Notwithstanding the foregoing, if the Company seeks stockholder approval of its Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Company’s Amended and Restated Certificate of Incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of more of the shares of Common Stock sold in the Initial Public Offering without the prior consent of the Company.

The Company’s Initial Stockholders and Chardan Capital Markets, LLC (“Chardan”), the representative of the underwriters, have agreed not to propose or vote in favor of an amendment to the Company’s Amended and Restated Certificate of Incorporation (A) that would modify the substance or timing of the Company’s obligation to allow redemption in connection with the Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within nine months or such other time period as the stockholders may approve from the closing of the Initial Public Offering (the “Combination Period”) or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public shares in conjunction with such an amendment.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Pursuant to the Amended and Restated Certificate of Incorporation, if the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up; (ii) as promptly and as reasonably possible, but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of the then outstanding Public Shares, which redemption will completely extinguish Public Stockholders rights as stockholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

The Sponsor, officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to the Founder Shares (defined in Note 4) and Placement Shares held by them if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Stockholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to the deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) may be less than approximately $10.175 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective partner business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered public accounting firm), prospective partner businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Extension of Termination Date and Redemptions from the Trust Account

On November 9, 2023, the Company held a special meeting of its stockholders (the “Special Meeting”). At the Special Meeting, the Company’s stockholders approved an extension of the date by which the Company must consummate a business combination from November 14, 2023 to February 14, 2024 and approved a proposal to give the Board of Directors the authority in its discretion to amend the Charter to extend the date by which the Company must consummate a business combination from the First Extended Date to May 14, 2024. In connection with the Special Meeting, 3,432,046 shares of common stock of the Company were tendered for redemption at a redemption price of approximately $10.49 per share for an aggregate redemption amount of $35,995,728, leaving $36,372,335 in the Trust Account immediately after the redemptions and a tax withdrawal by the Company of $561,957. Additionally, the Company deposited $180,000 into the Trust Account on November 13, 2023 in connection with the extension of the date by which the Company must consummate a business combination from November 14, 2023 to February 14, 2024.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Franchise and Income Tax Withdrawal

In November 2023, the Company withdrew $561,957 of interest income earned in the Trust Account for payment of the Company’s franchise tax and income tax liabilities as permitted by the terms of the Trust Agreement governing the Trust Account. Through December 31, 2023, the Company did not use such funds to pay its tax obligations (which were not yet due and payable) and instead deposited the funds in the Company’s unrestricted general account and they were used for the payment of general operating expenses. In consultation with counsel and the Company’s Audit Committee, management determined that this use of funds was not in accordance with the Trust Agreement. As of December 31, 2023, the Company’s obligations for franchise and income tax purposes remain payable.

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Liquidity and Going Concern

As of December 31, 2023, the Company had $15,419 in its operating bank account and a working capital deficit of $2,015,645. The Company’s liquidity needs prior to the consummation of the Initial Public Offering had been satisfied through proceeds from advances from related party and from the issuance of common stock. Subsequent to the consummation of the Initial Public Offering, the Company’s liquidity was satisfied through the net proceeds from the consummation of the Initial Public Offering, the proceeds from the Private Placement held outside of the Trust Account.

Based on the foregoing and the limited amount of working capital that the Company received into the operating account from the Private Placement and issuances of promissory notes, management believes that the Company will not have sufficient working capital to meet its working capital needs through the earlier of the consummation of an Initial Business Combination or fifteen months from the Initial Public Offering. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Over this time period, the Company will be using the remaining funds held outside of the Trust Account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the initial Business Combination. Further needs for operating capital beyond the Company’s current operating cash balance may need to be funded through loans from the Company’s Sponsor. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If the Company is unable to complete a Business Combination by May 14, 2024 (subject to extension by approval of the Company’s stockholders), the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution combined with uncertainty as to whether the Company has sufficient liquidity to fund operations through the liquidation date or thereafter should a deferral occur raises substantial doubt about the Company’s ability to continue as a going concern. Management intends to complete a business combination.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 1 — DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised, and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standards at the time the private companies adopt the new or revised standard. This may make the comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the financial statements and the reported amounts of expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effects of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $15,419 and $124,501 in cash held in its operating account as of December 31, 2023 and 2022, respectively. The Company had no cash equivalents as of December 31, 2023 and 2022.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements, primarily due to their short-term nature.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in interest earned on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

The fair value of certain of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets. The fair values of cash, prepaid expenses, accrued offering costs and expenses, and amounts due to related parties are estimated to approximate the carrying values as of December 31, 2023 due to the short maturities of such instruments.

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the financial statements as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Warrant Instruments

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company determined that upon review of the warrant agreement that the Public Warrants (as defined in Note 1) and the Private Placement Warrants (as defined in Note 1) issued in the Initial Public Offering qualify for equity accounting treatment.

Rights

In connection with the Initial Public Offering and the exercise of the over-allotment of up to 6,900,000 Public Units, each Public Unit is comprised of one share of common stock, $0.0001 par value, a warrant to purchase one share of Common Stock, and one Public Right to receive one-tenth (1/10) of one share of Common Stock. Simultaneously, with the consummation of the Initial Public Offering, the Company engaged in a private placement and issued placement units that are identical to the Public Unit, which included the issuance and delivery of aggregate of 430,000 Placement Rights underlying Placement Units (the “Placement Rights”, and together with the Public Rights and such other rights as the Company issues from time to time hereunder, the “Rights”).

The Company accounts for the rights issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that the rights described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

Equity Participation Shares

At the closing of the Initial Public Offering, the Company agreed to issue to Chardan 34,500 representative shares (“Equity Participation Shares”), which include an additional 4,500 shares due to the exercise of the over-allotment option in full, which will be issued upon the completion of the Initial Business Combination.

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the date of these financial statements that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately.

Net Income (Loss) per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period, excluding common stock subject to forfeiture. The Company has not considered the effect of the warrants sold in the Initial Public Offering and the Private Placement to purchase an aggregate of 7,330,000 shares of its common stock in the calculation of diluted net income (loss) per share, since their exercise is contingent upon future events. As a result, diluted net income (loss) per share of common stock is the same as basic net income (loss) per share of common stock. The redemption feature for the common shares equals fair value, and therefore does not create a different class of shares or require an adjustment to the earnings per share calculation. The redemption at fair value does not represent an economic benefit to the

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

holders that is different from what is received by other stockholders, because the shares could be sold on the open market. Accretion associated with the redeemable shares of common stock is excluded from earnings per share as the redemption value approximates the fair value.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible redemption in accordance with the guidance in ASC 480. Common stock subject to mandatory redemption (if any) is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that are within the control of the holder or subject to possible redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ deficit. The Company’s common stock sold in the Initial Public Offering and over-allotment features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, as of December 31, 2023 and 2022, 3,467,954 and 0 shares of common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets, respectively.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to difference between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. Deferred tax assets were deemed to be de minimis as of December 31, 2023 and 2022.

A summary of the Company’s current and deferred tax provision is as follows:
Year ended December 31, 2023
Income tax expense:
Federal	$540,811
State	—
Total income tax expense	$540,811

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:
Year ended December 31, 2023
Income tax expense:
Provision/(Benefit) at Statutory Rate	21.0%
State Tax Provision/(Benefit) net of federal benefit	0.0%
Change in FV of Warrants	0.0%
Change in valuation	0.0%
Other	0.0%
Total income tax expense	21.0%

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statements recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2023 and 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment interest and penalties for the year ended December 31, 2023. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Offering Costs Associated with the Initial Public Offering

The Company complies with the requirements of ASC 340-10-S99-1, SEC SAB Topic 5A, and SEC SAB Topic 5T, “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s)”. Offering costs consist principally of professional and registration fees incurred through the Initial Public Offering that are related to the Initial Public Offering. Offering costs were charged to temporary equity and permanent equity based on relative fair values, upon the completion of the Initial Public Offering.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 6,000,000 Units at a price of $10.00 per Unit. On February 17, 2023, the underwriters exercised their over-allotment option to purchase an additional 900,000 Units. Each Unit consists of one share of common stock, one redeemable warrant entitling the holder thereof to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment, and one right which entitles the holder thereof to receive one-tenth (1/10) of a share of common stock (see Note 6). Each warrant will become exercisable 30 days after the consummation of an initial business combination, and will expire five years after the completion of an initial business combination, or earlier upon redemption or liquidation. Each right entitles the holder thereof to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination, as described in more detail below. Each ten rights entitle the holder thereof to receive one share of common stock at the closing of a business combination.

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

On July 30, 2020, the Sponsor purchased 1,437,500 shares of the Company’s Common Stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.017 per share. On April 25, 2022, the Company executed a 1.2-for-one stock split, resulting in an aggregate of 1,725,000 Founder Shares held by the Company’s sponsor, of which up to 225,000 Founder Shares were subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part.

The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of its Founder Shares until the earlier to occur of: (A) three years after the completion of the initial Business Combination or (B) subsequent to the initial Business Combination, (x) if the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-day trading period commencing at least 150 days after the initial Business

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the stockholders having the right to exchange their shares of Common Stock for cash, securities or other property.

Private Placement Units

The Sponsor has purchased an aggregate of 430,000 Private Placement Units at a price of $10.00 per Private Placement Unit in a private placement that occurred simultaneously with the consummation of the Initial Public Offering. Each Private Placement Unit consists of one share of Common Stock, one redeemable warrant entitling the holder to purchase one share of Common Stock, and one right which entitles the holder thereof to receive one-tenth (1/10) of a share of common stock. The Private Placement Warrants are exercisable only to purchase whole shares of Common Stock at an exercise price of $11.50 per share, subject to adjustment (see Note 6). Proceeds from the sale of the Private Placement Units were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete the initial Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Units held in the Trust Account will be included in the liquidating distribution to the holders of the Public Shares.

The Sponsor and the Company’s officers and directors will agree, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Units, including the component securities therein until 30 days after the completion of the Business Combination.

Promissory Notes

The Sponsor has advanced funds to the Company for the payment of expenses incurred in connection with the Initial Public Offering, which amount is evidenced by non-interest-bearing promissory notes in the aggregate principal amount of $1,200,000. The promissory notes were due at the earlier of November 29, 2023 or upon the closing of the Initial Public Offering. These notes were discharged and cancelled in connection with the private placement that closed simultaneously with the Initial Public Offering.

On June 23, 2023, the Sponsor loaned to the Company $200,000 to fund working capital requirements and in exchange therefor the Company issued to the Sponsor an unsecured promissory note in the principal amount of $200,000. This note is non-interest-bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which the Company consummates an initial business combination (the “Business Combination”). In the event that the Company does not consummate a business combination, the note will be repaid only from amounts remaining outside of the Company’s trust account, if any. At the Sponsor’s discretion, the principal balance of the note may be converted at any time prior to the consummation of the Business Combination into units identical to the private placement units at a price of $10.00 per Unit. As of December 31, 2023, the outstanding balance of this note was $0.

On November 13, 2023, Bellevue Capital Management LLC (“BCM”) loaned to the Company $180,000 and in exchange therefor the Company issued to BCM an unsecured promissory note in the principal amount of $180,000. The proceeds of this loan were used to fund the payment to extend the Termination Date by which the Company must consummate an initial business combination to February 14, 2024. The note is non-interest bearing and is payable in full on the earlier of: (i) December 31, 2024 or (ii) the date on which the Company consummates the Business Combination. In the event that the Company does not consummate the Business Combination, this note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any. As of December 31, 2023, the outstanding balance of this note was $0.

Working Capital Loans

In addition to the loans described above, in order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

completes a Business Combination, the Company would repay the Working Capital Loans out of the Trust Account released to the Company. In the event that a Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,000,000 of such Working Capital Loans may be convertible into Units at a price of $10.00 per Unit. The Units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. Loans made by Chardan or any of its related persons, if any, will not be convertible into any of the Company’s securities, and Chardan and its related persons will have no recourse with respect to their ability to convert their loans into any of the Company’s securities. As of December 31, 2023 and 2022, no Working Capital Loans were outstanding.

Administrative Support Agreement

Beginning on March 1, 2023, the Company agreed to pay BCM, an affiliate of members of the Sponsor, a total of $7,500 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. During the years ended December 31, 2023 and December 31, 2022, the Company incurred $90,000 and $75,000, respectively, of administrative support fees which are included in general and administrative expenses in the accompanying statements of operations. As of December 31, 2023, the outstanding balance was $15,000 recorded as due to affiliate.

Due to Affiliate

On August 17, 2021, the Sponsor agreed to advance the Company up to $10,000. On February 17, 2022, the Company repaid $10,000 to the Sponsor. On April 28, 2022, the Sponsor agreed to advance the Company up to an additional $10,000. On April 29, 2022, the Sponsor agreed to advance an additional $7,000. These advances are due on demand and are non-interest-bearing. During the year ended December 31, 2023, the Sponsor advanced $180,000 of funds to the Company and Company repaid $140,000. Beginning on March 1, 2023, the Company agreed to pay an affiliate of members of the Sponsor a total of $7,500 per month for office space, utilities, secretarial and administrative support. Upon completion of the Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees.

The outstanding balance was $57,000 and $17,000 as of December 31, 2023 and December 31, 2022, respectively, recorded as due to affiliate.

NOTE 5 — COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of Founder Shares, Private Placement Units (including component securities contained therein), and Units (including component securities contained therein) that may be issued upon conversion of Working Capital Loans will be entitled to registration rights pursuant to a registration rights agreement signed prior to the effective date of the Initial Public Offering, requiring the Company to register such securities for resale. The holders of the majority of these securities are entitled to make up to two demands, excluding short form demands, that the Company register such securities. In addition, these holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of the Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The Company will bear the expenses incurred in connection with the filing of any such registration statements. Chardan may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement of which this prospectus forms a part and may not exercise its demand rights on more than one occasion.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 5 — COMMITMENTSANDCONTINGENCIES (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option from the final prospectus relating to the Initial Public Offering to purchase up to 900,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price less the underwriting discounts and commissions.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $1,200,000 in the aggregate, equal to 2% of the gross proceeds of the Initial Public Offering (or $1,380,000 in the aggregate if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Initial Public Offering; provided that for each Unit purchased by investors that are sourced by the Sponsor, such underwriting discount was reduced to $0.125 per Unit payable in cash. In addition, $0.30 per Unit, or approximately $1,800,000 in the aggregate (or $2,070,000 in the aggregate if the underwriters’ over-allotment option is exercised in full) will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amount held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement. In addition, the underwriters are entitled to receive 30,000 shares of Common Stock (or 34,500 shares if the underwriters’ over-allotment option is exercised in full) from the Sponsor, which will be placed in escrow until the consummation of an initial Business Combination. Such shares paid to the underwriters are referred to as the “Equity Participation Shares.” If a Business Combination is not consummated, the Equity Participation Shares will be returned to the Sponsor. The Equity Participation Shares have been deemed compensation by Financial Industry Regulatory Authority (“FINRA”) and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Initial Public Offering pursuant to FINRA Rule 5110(e)(1). Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statements related to the Initial Public Offering except to any underwriter and selected dealer participating in the Initial Public Offering and their bona fide officers or partners. Chardan may not exercise its demand and “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement and may not exercise its demand rights on more than one occasion.

Excise Tax

The Inflation Reduction Act (“IR Act”) of 2022 imposes a 1% Excise Tax on the repurchase of corporate stock by a publicly traded U.S. corporation following December 31, 2022. For purposes of the Excise Tax, a repurchase will generally include redemptions, corporate buybacks and other transactions in which the corporation acquires its stock from a shareholder in exchange for cash or property, subject to exceptions for de minimis transactions and certain reorganizations.

As a result, subject to certain rules, the Excise Tax will apply to any redemption by a U.S.-domiciled special purpose acquisition company (“SPAC”) taking place after December 31, 2022, including redemptions (i) by shareholders in connection with the SPAC’s Initial Business Combination or a proxy vote to extend the lifespan of the SPAC, (ii) by SPACs if the SPAC does not complete a de-SPAC transaction within the required time set forth in its constituent documents, or (iii) in connection with the wind-up and liquidation of the SPAC. The financial responsibility for such Excise Tax resides with the Company and the Sponsor. This amount of 1% has been included in these financial statements.

At this time, it has been determined that the IR Act tax provisions have an impact to the Company’s fiscal 2023 income tax provision as there were redemptions by the public stockholders in November 2023; as a result, the Company recorded $359,957 excise tax liability as of December 31, 2023. The Company will continue to monitor for updates to the Company’s business along with guidance issued with respect to the IR Act to determine whether any adjustments are needed to the Company’s tax provision in future periods.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 5 — COMMITMENTSANDCONTINGENCIES (cont.)

Risks and Uncertainties

United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the Israel-Hamas conflict. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the Israel-Hamas conflict and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the Israel-Hamas conflict and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial business combination and any target business with which we may ultimately consummate an initial business combination.

The excise tax included in the Inflation Reduction Act of 2022 may decrease the value of the Company’s securities following its initial business combination, hinder its ability to consummate an initial business combination, and decrease the amount of funds available for distribution in connection with a liquidation.

NOTE 6 — COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION

The Company’s common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s balance sheets.

The following is a reconciliation of the Company’s common stock subject to possible redemption as of December 31, 2023:

Common Stock Subject to Possible Redemption
Gross proceeds from Initial Public Offering	$69,000,000
Less: Proceeds allocated to public warrants and rights	(1,236,527)
Offering costs allocated to common stock subject to possible redemption	(4,791,126)
Less: Redemption of common stock in connection with Trust extension	(35,995,728)
Plus: Accretion on common stock subject to possible redemption	9,449,634
Balance, December 31, 2023	$36,426,253

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 7 — STOCKHOLDERS’ DEFICIT

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share. As of December 31, 2023 and 2022, there were no shares of preferred stock issued or outstanding.

Common Stock

Pursuant to the Amended and Restated Certificate of Incorporation, the Company is authorized to issue 100,000,000 shares of Common Stock, $0.0001 par value.

As of December 31, 2022, there were 1,725,000 shares of Common Stock outstanding. Of the 1,725,000 shares of Common Stock, an aggregate of up to 225,000 shares was subject to forfeiture to the Company by the Sponsor for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part. Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement of 430,000 shares. On February 21, 2023, the underwriters fully exercised their over-allotment option and the 225,000 Founder Shares are no longer subject to forfeiture. As of December 31, 2023, there were 2,155,000 shares of Common Stock outstanding, excluding 3,467,954 shares of common stock subject to possible redemption that are reflected in temporary equity in the balance sheets.

Common stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders.

Warrants

As of December 31, 2023 and 2022, there were 7,330,000 and no Warrants outstanding, respectively. The Warrants that are a part of the Units (the “Warrants”) may be exercised at a price of $11.50 per share, subject to adjustment as described in this prospectus. The Public Warrants will become exercisable on 30 days after the completion of a Business Combination.

The Warrants have an exercise price of $11.50 per share and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

Redemption of warrants when the price per Common Stock equals or exceeds $16.50.

Once the Warrants become exercisable, the Company may call the Warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption given after the Warrants become exercisable;

•        if, and only if, the reported last sale price of the Common Stock equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three business days before the date on which the Company sends the notice of redemption to the Warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the shares of Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 7 — STOCKHOLDERS’ DEFICIT (cont.)

The exercise price and number of shares of Common Stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of Common Stock at a price below their respective exercise prices. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

In addition, if (x) the Company issues additional shares of Common Stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.50 per share of Common Stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial business combination (net of redemptions), and (z) the Market Value is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $16.50 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 165% of the Market Value.

Equity Participation Shares

The Company agreed to issue to the underwriter at the closing of the Initial Public Offering up to 34,500 Equity Participation Shares, including over-allotment, which will be issued upon the completion of the Initial Business Combination. If the over-allotment option is not exercised in full, the Equity Participation Shares will be reduced pro rata.

The Company complies with the requirements of ASC 340-10-S99-1 and SEC SAB Topic 5A. Offering costs consist principally of professional and registration fees incurred through the date of the financial statements that are related to the Initial Public Offering. Offering costs directly attributable to the issuance of an equity contract to be classified in equity are recorded as a reduction in equity. Offering costs for equity contracts that are classified as assets and liabilities are expensed immediately.

Rights

Except in cases where the Company is not the surviving company in a business combination, each holder of a right will automatically receive one-tenth (1/10) of a share of common stock upon consummation of its initial business combination, even if the holder of a public right converted all shares of common stock held by him, her or it in connection with the initial business combination or an amendment to the Company’s certificate of incorporation with respect to its pre-business combination activities. In the event the Company will not be the surviving company upon completion of its initial business combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share underlying each right upon consummation of the business combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional shares of common stock upon consummation of an initial business combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a business combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the common stock will receive in the transaction on an as-converted into common stock basis.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 8 — FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s assets that are measured at fair value on December 31, 2023, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Investments held in Trust Account	$36,605,106	$36,605,106	$—	$—

There were no transfers between Levels 1, 2 and 3 during the year ended December 31, 2023.

NOTE 9 — SUBSEQUENT EVENTS

The Company evaluated subsequent events to determine if events or transactions occurred after the balance sheet date up to the date the financial statements were issued. The Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements, other than the following:

•        On February 9, 2024, the Company issued an unsecured promissory note (the “JCW Promissory Note”) in the principal amount of $75,000 to Jun Chul Whang, a member of the Company’s Board of Directors. The JCW Promissory Note is not interest bearing and is payable in full on the earlier of: (i) August 9, 2024 or (ii) the date on which the Company consummates an initial business combination (the “JCW Maturity Date”). In the event that the Company does not consummate a business combination on or prior to the time provided in the Company’s Amended and Restated Certificate of Incorporation (as subject to extension), Mr. Whang agrees to forgive the principal balance of the JCW Promissory Note, except to the extent of any funds remaining outside of the Company’s trust account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the JCW Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action.

•        On February 9, 2024, $60,000 was deposited in the Trust Account in connection with the extension of the date by which the Company must consummate a business combination from February 14, 2024 to March 14, 2024.

•        On March 8, 2024, the Company issued an unsecured promissory note (the “JP Promissory Note”) in the principal amount of $60,000 to Josh Pan, a member of Bellevue Capital Management LLC. The JP Promissory Note is not interest bearing and is payable in full on the earlier of: (i) August 8, 2024 or (ii) the date on which the Company consummates an initial business combination (the “JP Maturity Date”). In the event that the Company does not consummate a business combination on or prior to the time provided in the Company’s Amended and Restated Certificate of Incorporation (as subject to extension), Mr. Pan agrees to forgive the principal balance of the Promissory Note, except to the extent of any funds remaining outside of the Company’s Trust Account, if any. The following shall constitute an event of default: (i) a failure to pay the principal within five business days of the JP Maturity Date and (ii) the commencement of a voluntary or involuntary bankruptcy action.

•        On March 12, 2024, $60,000 was deposited in the Trust Account in connection with the extension of the date by which the Company must consummate a business combination from March 14, 2024 to April 15, 2024.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2023

NOTE 9 — SUBSEQUENT EVENTS (cont.)

•        On April 8, 2024, the Company issued an unsecured promissory note (the “April Sponsor Note”) in the principal amount of $1,200,000 to Sponsor for its receipt of $1,200,000 to fund working capital and other expenses of the Company. The April Sponsor Note is non-interest bearing and is payable in full on the earlier of (i) December 31, 2024 or (ii) the date on which the Company consummates a Business Combination. In the event that the Company does not consummate a Business Combination, the April Sponsor Note will be repaid only from amounts remaining outside of the Company’s Trust Account, if any.

•        On April 9 2024, $60,000 was deposited in the Trust Account in connection with the extension of the date by which the Company must consummate a business combination from April 15, 2024 to May14, 2024.

•        In connection with the November 2023 withdrawal of $561,957 of interest income earned in the Trust Account for payment of the Company’s franchise tax and income tax liabilities as permitted by the terms of the Trust Agreement governing the Trust Account, as of April 16, 2024, the funds have been replaced in full by funds loaned to the Company from the Company’s Sponsor and the Company has paid its fedral tax obligations on time.

OSR Holdings Co., Ltd. and its subsidiaries Unaudited condensed consolidated statements of financial position As at June 30, 2024 and December 31, 2023
(Korean won in unit)	Notes	June 30, 2024	December 31, 2023
Assets
Non-current assets
Equipment and vehicels	13	₩ 13,959,910	₩ 22,726,614
Right-of-use assets	15	120,061,231	177,793,886
Intangible assets	14	270,670,964,957	278,365,579,988
Non-current other financial assets	6,10	534,460,292	483,286,651
Deferred tax assets	29	107,387,428	107,387,428
		271,446,833,818	279,156,774,567
Current assets
Cash and cash equivalents	4,6,7	683,751,346	696,542,458
Trade and other receivables	6,8	1,492,249,996	1,543,542,712
Inventories	9	1,237,600,183	1,802,614,853
Other assets	11	216,034,020	91,500,706
Current other financial assets	6,10	79,582,583	68,777,020
Current tax assets	29	13,449	6,705,149
		3,709,231,577	4,209,682,898
Total assets		₩ 275,156,065,395	₩ 283,366,457,465
Equity
Equity attributable to the equity holders of the Parent
Share capital	4,20,30	₩ 9,435,350,000	₩ 9,435,350,000
Share premium	4,21,30	240,160,510,296	240,160,510,296
Accumulated other comprehensive income		200,754,415	168,940,276
Retained earnings (accumulated deficit)	22	(21,135,543,384)	(13,534,586,604)
		228,661,071,327	236,230,213,968
Non-controlling interests		—	—
Total equity		₩ 228,661,071,327	₩ 236,230,213,968
Liabilities
Non-current liabilities
Long-term borrowings	4,6,17	₩ 793,082,754	₩ 460,000,000
Non-current lease liabilities	4,15	71,105,387	101,657,569
Deferred tax liabilities	29	42,014,093,028	43,328,007,126
Provision for retirement benefits		2,435,281	2,435,281
		42,880,716,450	43,892,099,976
Current liabilities
Trade and other payables	4,6,16	1,869,142,355	2,514,301,098
Short-term borrowings	4,6,17	1,569,980,000	500,000,000
Current lease liabilities	4,15	78,398,181	105,829,155
Other liabilities	18	96,757,082	106,140,035
Current tax liabilities		—	17,873,233
		3,614,277,618	3,244,143,521
Total liabilities		46,494,994,068	47,136,243,497
Total liabilities and equity		₩ 275,156,065,395	₩ 283,366,457,465

The accompanying notes are an integral part of financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Unaudited condensed consolidated statements of comprehensive income For the half-years ended June 30, 2024 and 2023
(Korean won in unit)	Notes	2024.1H	2023.1H
Revenue	24	₩ 2,418,377,315	₩ 1,984,847,982
Cost of sales	24	1,781,248,561	1,260,626,559
Gross profit		637,128,754	724,221,423
Administratve expenses	25,26	(9,411,616,399)	(5,529,716,884)
Operating losses		(8,774,487,645)	(4,805,495,461)
Non-operating income (loss):
Finance income	27	14,682,212	67,577,371
Finance costs	27	(35,986,984)	(339,556,414)
Other income	28	71,141,510	31,517,472
Other costs	28	(190,210,203)	(62,939,712)
		(140,373,465)	(303,401,283)
Profit (loss) before income tax		(8,914,861,110)	(5,108,896,744)
Income tax expense	29	1,313,904,330	9,458,421
Net profit (loss) for the year		(7,600,956,780)	(5,099,438,323)
Attributable to:
Equity holders of the parent		(7,600,956,780)	(5,099,438,323)
Non-controlling interests		—	—
Other comprehensive income (loss) for the year, net of tax		31,814,139	126,953,373
Gain on foreign currency translation of foreign operations		31,814,139	126,953,373
Total comprehensive income (loss) for the year		₩ (7,569,142,641)	₩ (4,972,484,950)
Attributable to:
Equity holders of the parent		(7,569,142,641)	(4,972,484,950)
Non-controlling interests		—	—
Earnings (loss) per share attributable to the equity holders of the Parent:
Basic earnings (loss) per ordinary share	30	₩ (4,028)	₩ (3,444)

The accompanying notes are an integral part of financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Unaudited condensed consolidated statements of changes in equity For the half-years ended June 30, 2024 and 2023
	Attributable to the equity holders of the Parent
(Korean won in unit)	Share capital	Share premium	Accumulated other comprehensive income	Retained earnings	Sub-total	Non-controlling interests	Total equity
Balance at January 1, 2023	₩ 5,803,360,000	₩ 119,281,819,177	₩ —	₩ 67,073,904	₩ 125,152,253,081	₩ —	₩ 125,152,253,081
Total comprehensive loss for the year:
Net loss for the year	—	—	—	(5,099,438,323)	(5,099,438,323)	—	(5,099,438,323)
OCI – foreign currency translation of foreign operations	—	—	126,953,373	—	126,953,373	—	126,953,373
Consideration for Conversion Rights	—	155,504,514	—	—	155,504,514	—	155,504,514
Transactions with owners recognized in equity:					—
Issuance of share captial	3,345,725,000	115,642,906,470	—	—	118,988,631,470	—	118,988,631,470
Balance at June 30, 2023	₩ 9,149,085,000	₩ 235,080,230,161	₩ 126,953,373	₩ (5,032,364,419)	₩ 239,323,904,115	₩ —	₩ 239,323,904,115
Balance at January 1, 2024	₩ 9,435,350,000	₩ 240,160,510,296	₩ 168,940,276	₩ (13,534,586,604)	₩ 236,230,213,968	₩ —	₩ 236,230,213,968
Total comprehensive income for the year:
Net profit for the year	—	—	—	(7,600,956,780)	(7,600,956,780)	—	(7,600,956,780)
OCI – foreign currency translation of foreign operations	—	—	31,814,139	—	31,814,139	—	31,814,139
Balance at June 30, 2024	₩ 9,435,350,000	₩ 240,160,510,296	₩ 200,754,415	₩ (21,135,543,384)	₩ 228,661,071,327	₩ —	₩ 228,661,071,327

The accompanying notes are an integral part of financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Unaudited condensed consolidated statements of cash flows For the half-years ended June 30, 2024 and 2023
(Korean won in unit)	Notes	2024.1H	2023.1H
Cash flows from operating activities
Cash used in operating activities
Net profit (loss) for the year		₩ (8,432,395,878)	₩ (5,099,438,323)
Adjustments to reconcile profit (loss) before tax to net cash flows:
Income tax expense		9,768	809,709
Depreciation		44,996,190	39,108,663
Amortization		7,694,845,491	4,077,296,217
Allowance		11,202,570	3,241,672
Interest expenses		35,986,984	342,246,055
Losses on foreign currency translation		125,912,063	31,036,880
Severance payment		65,032,723	52,526,974
Gains on disposals of equipment and vehicels		—	(1,362,637)
Losses on disposals of equipment and vehicels		1,663,236	—
Loss from valuation of Inventory		5,952,736	9,544,683
Gains on termination of lease contract		(1,179,157)	—
Foreign currency translation gains		(33,526,765)	(2,226)
Interest income		(14,682,212)	(70,267,012)
Changes in working capital:
Decrease(increase) in trade and other receivables		40,090,146	(650,093,572)
Increase in other assets		(585,148,314)	(84,760,298)
Increase in inventories		559,061,934	201,929,147
Increase(decrease) in trade and other payables		(760,014,873)	(4,483,025,552)
Increase(decrease) in other liabilities		(9,382,953)	6,731,569
		(1,251,576,311)	(5,624,478,051)
Interest received		17,086,804	70,438,712
Interest paid		(35,817,624)	(83,831,525)
Income tax paid (refunded)		(11,191,301)	24,011,328
Net cash flow used in operating activities		(1,281,498,432)	(5,613,859,536)
Cash flows from investing activities
Decrease in deposits		11,347,500	—
Disposal of equipment and vehicels		1,818,182	1,363,637
Purchase of equipment and vehicles		—	(11,436,364)
Increase in deposits		(10,000,000)	(4,350,000)
Increase in cash and cash equivalents from business combination		—	88,452,978
Net cash flow used in investing activities		3,165,682	74,030,251

OSR Holdings Co., Ltd. and its subsidiaries Unaudited condensed consolidated statements of cash flows — (Continued) For the half-years ended June 30, 2024 and 2023

(Korean won in unit)

	Notes	2024.1H	2023.1H
Cash flows from financing activities
Increase in borrowings		1,602,005,586	—
Increase in short-term loan		(23,860,000)	—
Issuance of convertible bonds		—	4,000,000,000
Decrease of short-term loan		622,830,622	—
Repayment of borrowings		(893,723,000)	—
Repayment of lease liabilities		(43,698,188)	(73,385,688)
Payment of stock issuance costs		—	(16,130,200)
Net cash flow provided by financing activities		1,263,555,020	3,910,484,112
Net increase in cash and cash equivalents		(14,777,730)	(1,629,345,173)
Effects of changes in exchange rate on cash and cash equivalents		1,986,618	74,929,228
Cash and cash equivalents at the beginning of the year	7	696,542,458	3,556,865,658
Cash and cash equivalents at the end of the year	7	₩ 683,751,346	₩ 2,002,449,713

The accompanying notes are an integral part of financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

1. General information

OSR Holdings Co., Ltd. (the “Company” or the “Parent”) and its subsidiaries (collectively, the “Group”) is a global life sciences holding company based in South Korea and is actively engaging in drug development, dedicating to advance healthcare outcome and driving social progress. Through open innovation and responsible investment, the Company aims to make a lasting impact across the industry as well as our society. With a strong focus on oncology and immunology, the Company’s mission is to build a robust portfolio of ventures, bringing innovative and transformative therapies to market. The registered office is located at 37-36 Hoedong-gil, Paju-si, Gyeongi-do, Republic of Korea.

Details of shareholders as at June 30, 2024 are as follows:

Name of shareholder	Number of ordinary share	Percentage of ownership
Bellevue Capital Management LLC	581,031	30.79%
Bellevue Capital Management Europe AG	241,000	12.77%
Joint Protein Central Co., Ltd.	200,868	10.64%
Invites Ventures Co., Ltd.	135,129	7.16%
CG Invites Co., Ltd.	83,999	4.45%
Park Chan Kyoo	81,970	4.34%
JCB Joint Biological Science Research Institute, Inc.	78,720	4.17%
Others	484,353	25.68%
Total	1,887,070	100.00%

Details of investments in subsidiaries at June 30, 2024 are as follows:

Name of subsidiary	Share capital	Percentage of ownership	Principal activities	Country of incorporation
VAXIMM AG	1,091,203,754	100.00%	Biotech (drug development)	Switzerland
RMC Co., Ltd.	35,000,000	100.00%	Medical device distribution	Republic of Korea
Darnatein Co., Ltd.	6,466,667,000	100.00%	Biotech (drug development)	Republic of Korea

Key financial information of the subsidiaries at June 30, 2024 are as follows (Korean won in thousand):

Name of subsidiary	Assets	Liabilities	Equity	Sales	Net income (loss)
VAXIMM AG	1,413,761	279,904	1,133,857	2,857	(332,034)
RMC Co., Ltd.	3,325,031	2,119,087	1,205,945	2,415,521	38,394
Darnatein Co., Ltd.	330,704	636,684	(305,980)	—	157,111

2. Significant accounting policies

The principal accounting policies applied in the preparation of these condensed consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

The preparation of financial statements requires the use of critical accounting estimates. Management also needs to exercise judgement in applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the condensed consolidated financial statements are disclosed in Note 3.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

2.1 New or amended accounting standards and interpretations adopted

The consolidated entity applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after January 1, 2024. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

(1) Amendments to IFRS 1116: Lease liability in a sale and leaseback

The amendments to IFRS 1116 specify the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction, to ensure the seller-lessee does not recognize any amount of the gain or loss that relates to the right of use it retains.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024 and must be applied retrospectively to sale and leaseback transactions entered into after the date of initial application of IFRS 1116. Earlier application is permitted and that fact must be disclosed.

The Group adopted these amendments as of January 1, 2024. The amendments did not have a material impact on the Group’s financial statements.

(2) Amendments to IFRS 1001: Classification of liabilities as current or non-current

The amendments to paragraphs 69 to 76 of IFRS 1001 specify the requirements for classifying liabilities as current or non-current. The amendments clarify:

•        What is meant by a right to defer settlement

•        That a right to defer must exist at the end of the reporting period

•        That classification is unaffected by the likelihood that an entity will exercise its deferral right

•        That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification

In addition, a requirement has been introduced to require disclosure when a liability arising from a loan agreement is classified as non-current and the entity’s right to defer settlement is contingent on compliance with future covenants within twelve months.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024 and must be applied retrospectively. The Group adopted the amendments as of January 1, 2024. The amendments did not have a material impact on the Group’s financial statements.

(3) Supplier finance arrangements — Amendments to IFRS 1007 and IFRS 1107

The amendments to IFRS 1007 Statement of Cash Flows and IFRS 1107 Financial Instruments: Disclosures clarify the characteristics of supplier finance arrangements and require additional disclosure of such arrangements. The disclosure requirements in the amendments are intended to assist users of financial statements in understanding the effects of supplier finance arrangements on an entity’s liabilities, cash flows and exposure to liquidity risk.

The amendments will be effective for annual reporting periods beginning on or after January 1, 2024. Early adoption is permitted but will need to be disclosed.

The Group adopted these amendments as of January 1, 2024. The amendments did not have a material impact on the Group’s financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

2.2 Basis of preparation

Basis of presentation and consolidation

The accompanying unaudited condensed consolidated financial statements of the Group have been prepared pursuant to International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and reflect all adjustments which are, in the opinion of management, necessary to a fair presentation of the results of the interim periods presented. These condensed consolidated financial statements include all adjustments consisting of only normal recurring adjustments, necessary for a fair statement of the results of the interim periods presented. The Group’s condensed consolidated financial statements include the accounts of OSR Holdings and its subsidiaries. The Group’s condensed consolidated financial statements reflect the elimination of all significant inter-company accounts and transactions. The results of operations for the interim periods presented are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year ending December 31, 2024. Certain information and note disclosures normally included in the Group’s annual audited consolidated financial statements and accompanying notes prepared in accordance with IFRS have been condensed in, or omitted from, these interim financial statements. Accordingly, these unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes to the consolidated financial statements for the fiscal year ended December 31, 2023.

Measuring standards

The accompanying condensed consolidated financial statements have been prepared on a historical cost basis, except for financial instruments, etc., unless stated otherwise in the accounting policies below.

Functional and presentation currency

The accompanying condensed consolidated financial statements are presented in Korean won (KRW), which is also the Parent’s functional currency, except when otherwise stated.

Going concern

The directors have, at the time of approving the accompanying condensed consolidated financial statements, a reasonable expectation that the Group have adequate resources to remain in operation for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing these condensed consolidated financial statements.

2.3 Basis of consolidation

The condensed consolidated financial statements include the assets, liabilities and the results of operations of all subsidiaries of the Parent as at and for the six months ended June 30, 2024. The Parent and its subsidiaries are collectively referred to in these condensed consolidated financial statements as the “Group” or “Consolidated Entity”.

Subsidiaries are all entities that are controlled by the Consolidated Entity. The Consolidated Entity controls an entity when the Consolidated Entity is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Consolidated Entity. They are de-consolidated from the date that control ceases.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

Intercompany transactions, balances and unrealized gains on transactions between entities in the Consolidated Entity are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred. Accounting policies of subsidiaries have been revised where necessary to ensure consistency with the policies adopted by the Consolidated Entity.

The acquisition of subsidiaries is accounted for using the acquisition method of accounting. A change in ownership interest, without the loss of control, is accounted for as an equity transaction, where the difference between the consideration transferred and the book value of the share of the non-controlling interest acquired is recognized directly in equity attributable to the Parent.

Non-controlling interest in the results and equity of subsidiaries are shown separately in the statements of comprehensive income, statements of financial position and statements of changes in equity of the Consolidated Entity. Losses incurred by the Consolidated Entity are attributed to the non-controlling interest in full, even if that results in a deficit balance.

Where the Consolidated Entity loses control over a subsidiary, it derecognizes the assets including goodwill, liabilities and non-controlling interest in the subsidiary together with any cumulative translation differences recognized in equity. The Consolidated Entity recognizes the fair value of the consideration received and the fair value of any investment retained together with any gain or loss in profit or loss.

2.4 Business combinations

The acquisition method of accounting is used to account for business combinations regardless of whether equity instruments or other assets are acquired. The Company made an accounting policy election to apply acquisition accounting for business combination involving entities under common control.

The consideration transferred is the sum of the acquisition-date fair values of the assets transferred, equity instruments issued or liabilities incurred by the acquirer to former owners of the acquiree and the amount of any non-controlling interest in the acquiree. For each business combination, the non-controlling interest in the acquiree is measured at either fair value or at the proportionate share of the acquiree’s identifiable net assets. All acquisition costs are expensed as incurred to profit or loss.

On the acquisition of a business, the Consolidated Entity assesses the financial assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, the Consolidated Entity’s operating or accounting policies and other pertinent conditions in existence at the acquisition date.

Where the business combination is achieved in stages, the Consolidated Entity remeasures its previously held equity interest in the acquiree at the acquisition-date fair value and the difference between the fair value and the previous carrying amount is recognized in profit or loss.

Contingent consideration to be transferred by the acquirer is recognized at the acquisition-date fair value. Subsequent changes in the fair value of the contingent consideration classified as an asset or liability is recognized in profit or loss. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

The difference between the acquisition-date fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree and the fair value of the consideration transferred and the fair value of any pre-existing investment in the acquiree is recognized as goodwill. If the consideration transferred and the pre-existing fair value is less than the fair value of the identifiable net assets acquired, being a bargain purchase to the acquirer, the difference is recognized as a gain directly in profit or loss by the acquirer on the

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

acquisition-date, but only after a reassessment of the identification and measurement of the net assets acquired, the non-controlling interest in the acquiree, if any, the consideration transferred and the acquirer’s previously held equity interest in the acquirer.

Business combinations are initially accounted for on a provisional basis. The acquirer retrospectively adjusts the provisional amounts recognized and also recognizes additional assets or liabilities during the measurement period, based on new information obtained about the facts and circumstances that existed at the acquisition-date. The measurement period ends on either the earlier of (i) 12 months from the date of the acquisition or (ii) when the acquirer receives all the information possible to determine fair value.

2.5 Investment in associates and joint ventures

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not in control or joint control over those policies.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries. The Group’s investment in its associate and joint venture are accounted for using the equity method.

Under the equity method, the investment in an associate or a joint venture is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Group’s share of net assets of the associate or joint venture since the acquisition date. Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is not tested for impairment separately. The statements of profit or loss reflect the Group’s share of the results of operations of the associate or joint venture. Any change in other comprehensive income (“OCI”) of those investees is presented as part of the Group’s OCI. In addition, when there has been a change recognized directly in the equity of the associate or joint venture, the Group recognizes its share of any changes, when applicable, in the statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the associate or joint venture are eliminated to the extent of the interest in the associate or joint venture.

The aggregate of the Group’s share of profit or loss of an associate and a joint venture is shown on the face of the statements of profit or loss outside operating profit and represents profit or loss after tax and non-controlling interests in the subsidiaries of the associate or joint venture. The financial statements of the associate or joint venture are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.

After application of the equity method, the Group determines whether it is necessary to recognize an impairment loss on its investment in its associate or joint venture. At each reporting date, the Group determines whether there is objective evidence that the investment in the associate or joint venture is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value, and then recognizes the loss within ‘Gains or losses from equity method’ in the statements of profit or loss.

Upon loss of significant influence over the associate or joint control over the joint venture, the Group measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

2.6 Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which each entity operates (the “functional currency”). The consolidated financial statements are presented in Korean won, which is the Parent’s functional and presentation currency.

Foreign currency transactions

Foreign currency transactions are translated into functional currency units using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss.

Foreign operations

The assets and liabilities of foreign operations are translated into functional currency units using the exchange rates at the reporting date. The revenues and expenses of foreign operations are translated into functional currency units using the average exchange rates, which approximate the rates at the dates of the transactions, for the period. All resulting foreign exchange differences are recognized in OCI through the foreign currency reserve in equity.

The foreign currency reserve is recognized in profit or loss when the foreign operation or net investment is disposed of.

2.7 Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. For the statement of cash flows presentation purposes, cash and cash equivalents also includes bank overdrafts, which are shown within borrowings in current liabilities on the statements of financial position.

2.8 Financial instruments

A financial instrument is any contract that allows a financial asset to be created for one of the parties to the transaction and a financial liability or equity instrument to be created for the counterparty. The Group classifies financial assets at subsequent initial recognition as financial assets at amortized cost, financial assets at fair value through other comprehensive income (“FVOCI”) and financial assets at fair value through profit or loss (“FVTPL”).

Financial assets

Initial recognition and measurement

The classification of a financial asset at initial recognition depends on the nature of the contractual cash flows of the financial asset and the business model of the Group to manage the financial asset. Except for trade receivables that do not contain significant financial elements or that are accounted for using the practical simplification method, the Group initially measures financial assets at fair value plus, and if not for financial assets at FVTPL, transaction costs.

To measure a financial asset at amortized cost or FVOCI, the cash flows must consist of sole payments of principal and interest (“SPPI”) only. This assessment is called SPPI testing and is performed at the individual item level.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

The Group’s business model for the management of financial assets involves the management of financial assets to generate cash flows. The business model determines whether the source of the cash flows is the receipt, sale or both of the contractual cash flows of the financial asset.

Purchases or sales of financial assets (structured transactions) that are required to transfer financial assets within the time frame set by the market arrangement or regulation are recognized on the transaction date. That is, the date the Group agrees to buy or sell financial assets.

Subsequent measurement

For subsequent measurement, financial assets are classified into the following four categories:

•        Financial assets at amortized cost (debt instrument)

•        Financial assets at FVOCI reclassified cumulative gain or loss to profit or loss (debt instrument)

•        Financial assets at FVOCI for which the cumulative gain or loss on removal is not reclassified to profit or loss (equity instrument)

•        Financial assets at FVTPL

(1) Financial assets at FVTPL

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of profit or loss. This category includes derivative instruments and listed equity investments which the Group had not irrevocably elected to classify at fair value through OCI. Dividends on listed equity investments are recognized as other income in the statement of profit or loss when the right of payment has been established.

(2) Financial assets at FVOCI (debt instrument)

For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognized in the statement of profit or loss and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognized in OCI. Upon derecognition, the cumulative fair value change recognized in OCI is recycled to profit or loss. The Group’s debt instruments at fair value through OCI includes investments in quoted debt instruments included under other non-current financial assets.

(3) Financial assets at FVOCI (equity instrument)

Upon initial recognition, the Group can elect to classify irrevocably its equity investments as equity instruments designated at fair value through OCI when they meet the definition of equity under IAS 32 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis.

Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognized as other income on the statements of profit or loss when the right of payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment. The Group elected to classify irrevocably its non-listed equity investments under this category.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

(4) Financial assets at amortised cost (debt instruments)

Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired. The Group’s financial assets at amortised cost includes trade receivables and other financial assets.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statements of financial position) when:

•        The rights to receive cash flows from the asset have expired, or

•        The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass- through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment

The Group assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortized cost and fair value through OCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk. However, for trade receivables and lease receivables, the Group applies the simplified method of recognizing expected credit losses over the entire period from the initial recognition of the receivables.

The Group evaluates whether credit risk in financial assets or Company of financial assets significantly increases at the end of each reporting period and recognizes 12-month expected credit losses or lifetime expected losses as loss allowance in three stages as follows:

Stage	Loss provision
1. No significant increase in credit risk after initial recognition	12-month expected credit losses (expected credit losses that result from those default events on the financial instrument that are possible within 12 months after the reporting date)
2. Significant increase in credit risk after initial recognition	Lifetime expected credit losses (expected credit losses that result from all possible default events over the life of the financial instrument)
3. Credit-impaired

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

Significant financial difficulties of the debtor, delinquency in interest or principal payments for more than 3 months; or the disappearance of an active market for that financial asset because of financial difficulties are considered evidence of impairment.

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts, and derivative financial instruments.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•        Financial liabilities at fair value through profit or loss

•        Financial liabilities at amortised cost (loans and borrowings)

(1) Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognized in the statement of profit or loss. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. The Group has not designated any financial liability as at fair value through profit or loss.

(2) Financial liabilities at amortised cost

This is the category most relevant to the Group. After initial recognition, interest-bearing borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs on the statements of profit or loss. This category generally applies to interest-bearing loans and borrowings.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized on the statements of profit or loss.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported on the statements of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

2.9 Inventories

Purchased goods are stated at the lower of cost and net realisable value on a ‘first in first out’ basis. Cost comprises of direct materials and delivery costs, direct labour, import duties and other taxes, an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity, and, where applicable, transfers from cash flow hedging reserves in equity. Costs of purchased inventory are determined after deducting rebates and discounts received or receivable.

Stock in transit is stated at the lower of cost and net realisable value. Cost comprises of purchase and delivery costs, net of rebates and discounts received or receivable.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

2.10 Equipment and vehicles

Equipment and vehicles are stated at historical cost less accumulated depreciation and accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Depreciation of all equipment and vehicles is calculated using the straight-line method to allocate their cost or revalued amounts, net of their residual values, over their estimated useful lives as follows:

Estimated useful lives
Vehicles	5 years
Machinery	5 years
Tools and utensils	5 years
Facility equipment	5 years
Office equipment	3~13 years

The assets’ depreciation method, residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

2.11 Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful lives and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

Internally-generated intangible assets — research and development expenditure

Expenditure on research activities is recognized as an expense in the period in which it is incurred. An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following conditions have been demonstrated:

•        The technical feasibility of completing the intangible asset so that it will be available for use or sale

•        The intention to complete the intangible asset and use or sell it

•        The ability to use or sell the intangible asset

•        How the intangible asset will generate probable future economic benefits

•        The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset

•        The ability to measure reliably the expenditure attributable to the intangible asset during its development

The amount initially recognized for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Intangible assets acquired in a business combination

Intangible assets acquired in a business combination and recognized separately from goodwill are recognized initially at their fair value at the acquisition date (which is regarded as their cost). Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Derecognition of intangible assets

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

Impairment of equipment and vehicles and intangible assets excluding goodwill.

At each reporting date, the Group reviews the carrying amounts of its equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the assets may be impaired.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognized for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

2.12 Lease

At the inception of a contract, the Group assesses whether the contract is, or contains, a lease considering if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Consolidated Entity applies the following practical expedients in applying IFRS 16:

•        For contracts prior to January 1, 2019, the date of initial application, no re-judgment is made as to whether the contract is or contains a lease on the date of initial application.

•        The exemption rule for not recognizing right-of-use assets and lease liabilities applies to leases with a lease period of 12 months or less, or leases of low-value assets.

•        Excluding direct lease opening costs from the right-of-use asset measurement at the date of initial application.

•        If the contract includes options to extend or terminate the lease, use hindsight when determining the lease term.

Right-of-use assets

The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date, less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

Estimated useful lives
Right-of-use	1~3.75 years

Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

Lease liabilities

At the commencement date of the lease, the Group recognizes lease liabilities at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments), less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed-lease payments or a change in the assessment to purchase the underlying asset.

Short-term lease and leases of low-value assets

The Group applies the short-term lease recognition exemption to other equipment, etc. (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of other equipment that are considered of low value (i.e., below $5,000 or W5,000 thousand). Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Significant judgment in determining the lease term of contracts with renewal options

The Group determines the lease term as the non-cancellable term of the lease together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group applies judgment in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that are within its control and affect its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

A lease liability is recognized at the commencement date of a lease. The lease liability is initially recognized at the present value of the lease payments to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Consolidated Entity’s incremental borrowing rate. Lease payments comprise of fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, amounts expected to be paid under residual value guarantees, exercise price of a purchase option when the exercise of the option is reasonably certain to occur, and any anticipated termination penalties. The variable lease payments that do not depend on an index or a rate are expensed in the period in which they are incurred.

Lease liabilities are measured at amortized cost using the effective interest method. The carrying amounts are remeasured if there is a change in the following: future lease payments arising from a change in an index or a rate used; residual guarantee; lease term; certainty of a purchase option and termination penalties. When a lease liability is remeasured, an adjustment is made to the corresponding right-of use asset, or to profit or loss if the carrying amount of the right-of-use asset is fully written down.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

2.13 Revenue recognition

The Consolidated Entity recognizes revenue when it transfers control over a good or service to a customer. A five-step process is applied before revenue from contract with customers can be recognized:

•        Identify contracts with customers

•        Identify the separate performance obligation

•        Determine the transaction price of the contract

•        Allocate the transaction price to each of the separate performance obligations, and

•        Recognize the revenue as each performance obligation is satisfied

Revenue from contracts with customers

Revenue is recognized at an amount that reflects the consideration to which the Consolidated Entity is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the Consolidated Entity: identifies the contract with a customer; identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are recognized as a refund liability.

Sale of goods

Revenue from the sale of goods is recognized at the point in time when the customer obtains control of the goods, which is generally at the time of delivery.

Rendering of services

Revenue from a contract to provide services is recognized over time as the services are rendered based on either a fixed price or an hourly rate.

Interest

Interest revenue is recognized as interest accrues using the effective interest method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

Other revenue

Other revenue is recognized when it is received or when the right to receive payment is established.

2.14 Employee benefits

The Group’s retirement pension plan is a defined contribution plan. A defined contribution plan is a retirement pension plan in which the Group pays a fixed amount of contributions to a separate fund, and the contributions are recognized as an expense when employees have rendered service.

2.15 Impairment of non-financial assets

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

2.16 Current and deferred tax

The tax expense for the period consists of current and deferred tax. Current and deferred tax is recognized in profit or loss, except to the extent that it relates to items recognized in OCI or directly in equity. In this case, the tax is also recognized in OCI or directly in equity, respectively. The tax expense is measured at the amount expected to be paid to the taxation authorities, using the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Group recognizes current income tax on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred income tax is not recognized when it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting profit (or loss) nor taxable income (or tax loss).

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

The Group recognizes a deferred tax liability of all taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint arrangements, except to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. In addition, The Group recognizes a deferred tax asset for all deductible temporary differences arising from such investments to the extent that it is probable the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends to settle on a net basis.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

2. Significant accounting policies (cont.)

2.17 Earnings (Loss) per share

The Consolidated Entity calculates basic earnings (loss) per share and diluted earnings (loss) per share for continuing operations and net profit or loss attributable to common stocks of the Parent and presents them in the consolidated statement of comprehensive income.

Basic earnings (loss) per share

Basic earnings (loss) per share is calculated by dividing the profit (loss) attributable to the owners of the Parent, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the reporting period, adjusted for bonus elements in ordinary shares issued during the reporting period.

Diluted earnings (loss) per share

Diluted earnings (loss) per share adjusts the figures used in the determination of basic earnings (loss) per share to take into account the after-income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

3. Critical accounting estimates and assumptions

The preparation of condensed consolidated financial statements requires the Group to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next twelve months are discussed below.

3.1 Income taxes

The Group’s taxable income generated from these operations are subject to income taxes based on tax laws and interpretations of tax authorities in numerous jurisdictions. There are many transactions and calculations during the ordinary course of business for which the ultimate tax determination is uncertain.

Deferred tax assets are recognised for deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the temporary differences and the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognised, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

3.2 Business combinations

Business combinations are initially accounted for on a provisional basis. The fair value of assets acquired, liabilities and contingent liabilities assumed are initially estimated by the Parent taking into consideration all available information at the reporting date. Fair value adjustments on the finalization of the business combination accounting is retrospective, where applicable, to the period the combination occurred and may have an impact on the assets and liabilities, depreciation and amortization reported.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

3. Critical accounting estimates and assumptions (cont.)

3.3 Patent technology

Patent technology is recognized in intangible assets on the consolidated balance sheets. The Group considers both qualitative and quantitative factors when determining whether the patent technology may be impaired. For the purposes of assessing impairment, the Group follows its accounting policy disclosed in Note 2. In assessing whether there is any indication that the patent technology may be impaired, the Group considers, at minimum, the following indications:

(1) External sources of information

•        There are observable indications that the patent technology’s value has declined during the period significantly more than would be expected as a result of the passage of time or normal use.

•        Significant changes with an adverse effect on the Group have taken place during the period, or will take place in the near future, in the technological, market, economic or legal environment in which the entity operates or in the market to which an asset is dedicated.

•        Market interest rates or other market rates of return on investments have increased during the period, and those increases are likely to affect the discount rate used in calculating an asset’s value in use and decrease the asset’s recoverable amount materially.

•        The carrying amount of the net assets of the entity is more than its market capitalization.

(2) Internal sources of information

•        Evidence is available of obsolescence or physical damage of the patent technology.

•        Significant changes with an adverse effect on the entity have taken place during the period, or are expected to take place in the near future, in the extent to which, or manner in which, the patent technology is used or is expected to be used. These changes include the patent technology becoming idle, plans to discontinue or restructure the operation to which the patent technology belongs, and plans to dispose of the patent technology before the previously expected date.

•        Evidence is available from internal reporting that indicates that the economic performance of the patent technology is, or will be, worse than expected.

4. Financial risk management

4.1 Overview of financial risk management policy

The Group is exposed to various financial risks such as market risk (exchange risk, interest rate risk), credit risk and liquidity risk due to various activities. The Group’s overall risk management policy focuses on volatility in the financial markets and focuses on minimizing any negative impact on financial performance. Risk management is conducted under the supervision of the finance department according to the policy approved by the Board of Directors. The finance department identifies, evaluates and manages financial risks in close cooperation with the sales departments. The Board of Directors provides written policies on overall risk management principles and specific areas such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investments in excess of liquidity.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

4. Financial risk management (cont.)

4.2 Market risk management

Market risk is the risk of possible losses which arise from the changes of market factors, such as interest rate, stock price, foreign exchange rate, commodity value and other market factors related to the fair value or future cash flows of the financial instruments, such as securities, derivatives and others.

(1) Currency risk

The following table sets forth the result of foreign currency translation into Korean won for financial assets and liabilities denominated in foreign currency of the Group as of June 30, 2024 and December 31, 2023:

(Korean won in unit)	June 30, 2024			December 31, 2023
	USD	EUR	CHF	USD	EUR	CHF
Assets in foreign currency	₩ 31,052,343	₩ 254,626,898	₩ 895,072,993	₩ 29,220,473	₩ 301,368,136	₩ 744,194,360
Liabilities in foreign currency	902,980,000	18,849,162	259,179,209	64,470,000	16,289,133	—

The following table sets forth the impact of strengthening (or weakening) of the Korean won by a hypothetical 10% against each foreign currency on the Group’s after-tax profit (or loss), assuming all other variables remain constant.

(Korean won in unit)	June 30, 2024		December 31, 2023
	Rise	Fall	Rise	Fall
USD	₩ (87,192,766)	₩ 87,192,766	₩ (3,524,953)	₩ 3,524,953
EUR	₩ 23,577,774	₩ (23,577,774)	₩ 28,507,900	₩ (28,507,900)
CHF	₩ 63,589,378	₩ (63,589,378)	₩ 74,419,436	₩ (74,419,436)

(2) Interest rate risk

Interest rate risk refers to the risk that interest income and interest expenses arising from deposits or borrowings will fluctuate due to changes in market interest rates in the future, which mainly arises from deposits and borrowings with floating interest rates. The goal of interest rate risk management is to maximize corporate value by minimizing uncertainty caused by interest rate fluctuations.

As of the end of the reporting period, there are no financial instruments subject to a variable interest rate.

(3) Price risk

Price risk is the risk that the fair value of a financial instrument or future cash flows will change due to changes in market prices other than interest rate or foreign exchange rate. As of the end of the reporting period, the Group is not exposed to commodity price risk. Investments in financial instruments are made on a non-recurring basis according to management’s judgment.

4.3 Credit risk management

Credit risk is the risk of possible losses in an asset portfolio in the events of counterparty’s default, breach of contract and deterioration in the credit quality of the counterparty. For the risk management reporting purposes, the Group manages the credit risk systematically and pursues value maximization and continuous growth of the Group by efficient resource allocation and monitoring non-performing loans. In order to reduce the risks that may occur in transactions with financial institutions, such as cash and cash equivalents and various deposits, the Group conducts transactions only with financial institutions with high creditworthiness. As of June 30, 2024, the Group believes that there are low signs of material default, and the maximum exposure to credit risk as of June 30, 2024 is equal to the book value of financial instruments (excluding cash).

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

4. Financial risk management (cont.)

4.4 Liquidity risk management

The Group constantly monitors its liquidity positions to ensure that no borrowing limits or commitments are breached to meet operating capital needs. In estimating liquidity, we also take into account external laws or legal requirements, such as the group’s financing plan, compliance with agreements, internal target financial ratios and currency restrictions.

The Group’s liquidity risk analysis details as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024
			Remaining maturity
	Book value	Cashflows by contract	With in a year	1 year to 3 years	More than 3 years
Borrowings	₩ 2,363,062,754	₩ 2,530,173,659	₩ 1,629,874,357	₩ 51,520,000	₩ 646,396,822
Other payables	1,869,142,355	1,869,142,355	1,869,142,355	—	—
Lease liabilities	149,503,568	223,000,000	100,500,000	118,500,000	4,000,000
Total	₩ 4,381,708,677	₩ 4,622,316,014	₩ 3,599,516,712	₩ 170,020,000	₩ 650,396,822
(Korean won in unit)	December 31, 2023
			Remaining maturity
	Book value	Cashflows by contract	With in a year	1 year to 3 years	More than 3 years
Borrowings	₩ 960,000,000	₩ 1,000,657,534	₩ 523,000,000	₩ 477,657,534	₩ —
Other payables	2,490,623,251	2,490,623,251	2,490,623,251	—	—
Lease liabilities	207,486,724	259,101,400	114,981,120	134,120,280	10,000,000
Total	₩ 3,658,109,975	₩ 3,750,382,185	₩ 3,128,604,371	₩ 611,777,814	₩ 10,000,000

4.5 Capital risk management

Capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the Group. The primary objective of the Group’s capital management is to maximize the shareholder value.

The Group manages its capital structure and makes adjustments in light of changes in economic conditions and the requirements of the financial covenants. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Group uses the debt ratio as a capital management indicator. This ratio is calculated by dividing total liabilities by total equity, and total liabilities and total equity are calculated based on the amounts in the Group’s financial statements.

The group’s debt ratio as at June 30, 2024 and December 31, 2023 are as follows.

(Korean won in unit)
	June 30, 2024	December 31, 2023
Net borrowings (A)
Borrowings and convertible bonds	₩ 2,363,062,754	₩ 960,000,000
Lease liabilities	149,503,568	207,486,724
Less) cash and cash equivalents	683,751,346	696,542,458
	1,828,814,976	470,944,266
Total Equity (B)	228,661,071,327	236,570,220,656
Debt ratio (= A/B)	0.8%	0.2%

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

5. Fair value

5.1 Book value and fair value of financial instruments

The difference between the carrying amount and fair value of the Group’s financial assets and liabilities as at June 30, 2024 and December 31, 2023 are insignificant.

5.2 Fair value hierarchy

All financial assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

Fair values of the Group’s financial assets and liabilities as at June 30, 2024 and December 31, 2023 which are accounted as amortized cost, are categorized as Level 3.

5.3 Recurring transfer between levels of the fair value hierarchy

There is no transfer of fair value hierarchy among Level 1, Level 2 and Level 3 for the six months ended June 30, 2024 or 2023, respectively.

6. Financial instruments by category

6.1 Book value of financial instruments category

The carrying value of financial instruments category as of June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024
	Financial assets at amortized cost	Financial assets at FVTPL	Financial liabilities at amortized cost	Total
Financial assets
Cash and cash equivalents	₩ 683,751,346	₩ —	₩ —	₩ 683,751,346
Trade and other receivables	1,492,249,996	—	—	1,492,249,996
Non-current other financial assets	534,460,292	—	—	534,460,292
Financial liabilities
Trade and other payables	—	—	1,869,142,355	1,869,142,355
Short-term borrowings	—	—	1,569,980,000	1,569,980,000
Long-term borrowings	—	—	793,082,754	793,082,754

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

6. Financial instruments by category (cont.)

(Korean won in unit)	December 31, 2023
	Financial assets at amortized cost	Financial assets at FVTPL	Financial liabilities at amortized cost	Total
Financial assets
Cash and cash equivalents	₩ 696,542,458	₩ —	₩ —	₩ 696,542,458
Trade and other receivables	1,543,542,712	—	—	1,543,542,712
Non-current other financial assets	483,286,651	—	—	483,286,651
Financial liabilities
Trade and other payables	—	—	2,496,959,941	2,496,959,941
Short-term borrowings	—	—	500,000,000	500,000,000
Long-term borrowings	—	—	460,000,000	460,000,000

6.2 Net gains or losses by financial instrument category

Net gains or losses by financial instrument category for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half year ended June 30, 2024	For the half year ended June 30, 2023
Amortized cost:
Interest income	₩ 14,682,212	₩ 67,577,371
Foreign exchange gains	31,154,501	30,111,078
Gains on foreign currency translation	33,526,765	2,226
Interest expense	(21,071,939)	(335,859,093)
Losses on foreign currencies transaction	(54,984,023)	(30,966,535)
Losses on foreign currency translation	(125,912,063)	(31,923,125)

7. Cash and cash equivalents

Details of cash and cash equivalents as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024	December 31, 2023
Cash and cash equivalents	₩ 683,751,346	₩ 696,542,458

8. Trade and other receivables

Details of trade and other receivables as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024		December 31, 2023
	Current	Non-current	Current	Non-current
Trade receivables	₩ 1,542,976,479	₩ —	₩ 1,520,894,893	₩ —
Less: Allowance for expected credit losses	(56,695,083)		(45,492,513)	—
Net Trade receivables	1,486,281,396		1,475,402,380
Other receivables	5,968,600	—	68,140,332	—
Total	₩ 1,492,249,996	₩ —	₩ 1,543,542,712	₩ —

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

8. Trade and other receivables (cont.)

Changes in allowance for expected credit losses for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Beginning	₩	45,492,513	₩	—
Losses on trade receivables		11,202,570		—
Write-offs		—		—
Ending	₩	56,695,083	₩	—

Aging analysis of trade receivables as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	Expected credit loss rate		Carrying amount				Allowance for expected credit losses
	June 30, 2024	December 31, 2023	June 30, 2024		December 31, 2023		June 30, 2024		December 31, 2023
Not past due	0.5%	—	₩	795,376,121	₩	457,674,248	₩	(4,290,097)	₩	—
Less than 90 days	0.6%	—		340,015,966		699,413,961		(2,069,526)		—
91~360 days	1.1%	—		332,790,777		313,814,171		(3,517,478)		—
Over 360 days	62.6%	—		74,793,615		49,992,513		(46,817,982)		(45,492,513)
Total			₩	1,542,976,479	₩	1,520,894,893	₩	(56,695,083)	₩	(45,492,513)

9. Inventories

Details of inventories as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024		December 31, 2023
Merchandised goods	₩	1,253,869,619	₩	1,812,931,553
Allowances for inventory valuation		(16,269,436)		(10,316,700)
Total	₩	1,237,600,183	₩	1,802,614,853

Details of allowance for inventory valuation for the year ended June 30, 2024 and 2023 is as follows:

(Korean won in unit)	For the half year ended June 30, 2024
	Beginning		Increase/ Decrease		Ending
Allowances for inventory valuation	₩	10,316,700	₩	5,952,736	₩	16,269,436
(Korean won in unit)	For the half year ended June 30, 2023
	Beginning		Increase/ Decrease		Ending
Allowances for inventory valuation	₩	22,877,415	₩	9,544,683	₩	32,422,098

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

10. Other financial assets

Details of other financial assets as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024				December 31, 2023
	Current		Non-current		Current		Non-current
Leasehold guarantee deposits	₩	79,582,583	₩	30,810,390	₩	68,777,020	₩	34,917,468
Other deposits		—		1,600,000		—		7,947,500
Loan		—		502,049,902		—		440,421,683
Total	₩	79,582,583	₩	534,460,292	₩	68,777,020	₩	483,286,651

11. Other assets

Details of other assets as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024				December 31, 2023
	Current		Non-current		Current		Non-current
Prepayments	₩	127,856,674	₩	—	₩	58,543,364	₩	—
Prepaid expenses		88,177,346		—		32,957,342		—
Total		216,034,020		—		91,500,706		—

12. Investments in associates

Details of investments in associates as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)			June 30, 2024			December 31, 2023
	Location	Main business	Ownership (%)	Book value		Ownership (%)	Book value
Taction Co., Ltd.	Korea	Software development	33.3%	₩	—	33.3%	₩	—

The summarized financial information of investments in associates as of the closing date and for the current period is as follows.

(Korean won in unit)	For the period ended December 31, 2023
	Assets		Liabilities		Revenue		Net income		Comprehensive income
Taction Co., Ltd.*	₩	143,966,473	₩	48,194,665	₩	—	₩	(109,868,483)	₩	(109,868,483)

____________

(*)      Taction Co., Ltd. was incorporated to engage in software development and IT consulting. As no practical plan to generate revenue and maintain going-concern basis in the foreseeable future was provided, the Parent recognized impairment loss amounting to acquisition cost.

There is no equity method valuation applied on investments in associate for the six months ended June 30, 2024 or 2023.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

13. Tangible assets

Changes in book value of equipment and vehicles for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half-year ended June 30, 2024
	Machinery		Tools and utensils		Office equipment		Facility equipment		Vehicles		Total
Acquisition cost:
Balance as at January 1, 2024	₩	32,709,091	₩	33,350,272	₩	39,560,713	₩	374,868,705	₩	39,785,349	₩	520,274,130
Acquisition and Disposal		—		—		—		—		(16,068,076)		(16,068,076)
Balance as at June 30, 2024	₩	32,709,091	₩	33,350,272	₩	39,560,713	₩	376,676,604	₩	23,717,273	₩	506,013,953
Accumulated depreciation:
Balance as at January 1, 2024	₩	(30,425,841)	₩	(33,331,272)	₩	(35,485,596)	₩	(369,950,968)	₩	(28,353,839)	₩	(497,547,516)
Depreciation		(1,368,750)		—		(1,681,427)		(1,266,932)		(993,636)		(5,310,745)
Acquisition and Disposal		—		—		—		—		12,586,658		12,586,658
Other changes		—		—		—		(1,782,440)		—		(1,782,440)
Balance as at June 30, 2024	₩	(31,794,591)	₩	(33,331,272)	₩	(37,167,023)	₩	(373,000,340)	₩	(16,760,817)	₩	(492,054,043)
Carrying amount as at January 1, 2024	₩	2,283,250	₩	19,000	₩	4,075,117	₩	4,917,737	₩	11,431,510	₩	22,726,614
Carrying amount as at June 30, 2024	₩	914,500	₩	19,000	₩	2,393,690	₩	3,676,264	₩	6,956,456	₩	13,959,910
(Korean won in unit)	For the half-year ended June 30, 2023
	Machinery		Tools and utensils		Office equipment		Facility equipment		Vehicles		Total
Acquisition cost:
Balance as at January 1, 2023	₩	—	₩	—	₩	16,274,259	₩	160,241,386	₩	75,947,865	₩	252,463,510
Acquisition and Disposal		—		—		—		1,500,000		(36,162,516)		11,436,364
Business combination (Note 33)		32,709,091		33,350,272		23,286,454		227,858,179		—		317,203,996
Balance as at June 30, 2023	₩	32,709,091	₩	33,350,272	₩	39,560,713	₩	389,599,565	₩	39,785,349	₩	535,004,990
Accumulated depreciation:
Balance as at January 1, 2023	₩	—	₩	—	₩	(9,400,291)	₩	(149,600,271)	₩	(66,955,010)	₩	(225,955,572)
Depreciation		—		—		(1,627,427)		(1,657,089)		(3,978,533)		(7,263,049)
Business combination (Note 33)		(29,057,091)		(33,331,272)		(22,721,054)		(222,673,511)		46,097,880		(261,685,048)
Balance as at June 30, 2023	₩	(29,057,091)	₩	(33,331,272)	₩	(33,748,772)	₩	(373,930,871)	₩	(24,835,663)	₩	(494,903,669)
Carrying amount as at January 1, 2023	₩	—	₩	—	₩	6,873,968	₩	10,641,115	₩	8,992,855	₩	26,507,938
Carrying amount as at June 30, 2023	₩	3,652,000	₩	19,000	₩	5,811,941	₩	15,668,694	₩	14,949,686	₩	40,101,321

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

14. Intangible asset

Changes in book value of intangible assets for the half-year ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half-year ended June 30, 2024
	Technology license		Goodwill		Customer relationship		Patent technology		Total
Carrying amount as at January 1, 2024	₩	30,396,472	₩	47,516,587,634	₩	681,029,871	₩	230,137,566,011	₩	278,365,579,988
Depreciation		(2,171,454)		—		(85,128,734)		(7,607,545,303)		(7,694,845,491)
Other changes		230,460		—		—		—		230,460
Carrying amount as at June 30, 2024	₩	28,455,478	₩	47,516,587,634	₩	595,901,137	₩	222,530,020,708	₩	270,670,964,957
(Korean won in unit)	For the half-year ended June 30, 2023
	Technology license		Goodwill		Customer relationship		Patent technology		Total
Carrying amount as at January 1, 2023	₩	44,054,025	₩	15,320,277,436	₩	851,287,339	₩	129,927,437,789	₩	146,143,056,589
Acquisition and Disposal		—		—		—		14,000,037,120		14,000,037,120
Depreciation		(70,410,278)		—		(85,128,734)		(3,921,757,205)		(4,077,296,217)
Business combination (Note 33)		—		34,701,059,198		—		95,348,738,746		130,049,797,944
Other changes		46,330,238		—		—		—		46,330,238
Carrying amount as at June 30, 2023	₩	19,973,985	₩	50,021,336,634	₩	766,158,605	₩	235,354,456,450	₩	286,161,925,674

15. Right-of-use assets

Details of right-of-uses assets as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024
	Acquisition cost		Accumulated depreciation		Book value
Buildings	₩	312,903,035	₩	(192,841,804)	₩	120,061,231
(Korean won in unit)	December 31, 2023
	Acquisition cost		Accumulated depreciation		Book value
Buildings	₩	328,810,596	₩	(158,790,638)	₩	170,019,958
Vehicles		13,979,432		(6,205,504)		7,773,928
Total	₩	342,790,028	₩	(164,996,142)	₩	177,793,886

Changes in book value of right-of-use assets for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half-year ended June 30, 2024
	Beginning		Decrease		Depreciation		Ending
Buildings	₩	170,019,958	₩	(10,273,282)	₩	(39,685,445)	₩	120,061,231
Vehicles		7,773,928		(7,773,928)		—		—
Total	₩	177,793,886	₩	(18,047,210)	₩	(39,685,445)	₩	120,061,231

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

15. Right-of-use assets (cont.)

(Korean won in unit)	For the half-year ended June 30, 2023
	Beginning		Increase/ Business combination		Decrease		Depreciation		Ending
Buildings	₩	362,091,958	₩	110,181,086	₩	(20,919,304)	₩	(29,795,432)	₩	421,558,308
Vehicles		13,979,432		16,889,600		(10,934,700)		(2,050,182)		17,884,150
Total	₩	376,071,390	₩	127,070,686	₩	(31,854,004)	₩	(31,845,614)	₩	439,442,458

Changes in lease liabilities for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half-year ended June 30, 2024
	Beginning		Increase/ Decrease		Interest		Repayment		Ending
Lease liabilities	₩	207,486,724	₩	(18,898,201)	₩	14,915,045	₩	(54,000,000)	₩	149,503,568
(Korean won in unit)	For the half-year ended June 30, 2023
	Beginning		Increase/ Decrease		Interest		Repayment		Ending
Lease liabilities	₩	374,446,179	₩	164,920,724	₩	11,251,393	₩	(83,212,151)	₩	467,406,145

Details of cash outflow and expense from lease contracts for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half-year ended June 30, 2024
	Cash outflow		Expense
Cash outflow from lease liabilities	₩	30,000,000	₩	31,167,518
Low-value assets lease expense		14,810,000		14,810,000
Total cash outflow	₩	44,810,000	₩	45,977,518
(Korean won in unit)	For the half-year ended June 30, 2023
	Cash outflow		Expense
Cash outflow from lease liabilities	₩	83,211,467	₩	38,144,279
Shor-term lease expense		720,000		720,000
Total cash outflow	₩	83,931,467	₩	38,864,279

16. Trade and other payables

Details of trade and other payables as at June 30, 2023 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024				December 31, 2023
	Current		Non-current		Current		Non-current
Trade payables	₩	900,744,410	₩	—	₩	973,280,276	₩	—
Accounts payables		332,903,810		—		982,465,917		—
Accrued expense		635,494,135		—		558,554,905		—
Total	₩	1,869,142,355	₩	—	₩	2,514,301,098	₩	—

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

17. Borrowings

Details of borrowings as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024				December 31, 2023
	Current		Non-current		Current		Non-current
Short-term borrowings	₩	1,569,980,000	₩	—	₩	500,000,000	₩	—
Long-term borrowings		—		793,082,754		—		460,000,000
Total	₩	1,569,980,000	₩	793,082,754	₩	500,000,000	₩	460,000,000

Details of short-term borrowings as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	Purpose	Interest rate	June 30, 2024		December 31, 2023
Bellevue Capital Management Europe AG	Working capital	3.00%	₩	833,520,000	₩	—
Individual and others	Working capital	0.00%~7.00%		736,460,000		500,000,000
Total			₩	1,569,980,000	₩	500,000,000

Details of long-term borrowings as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	Purpose	Interest rate	June 30, 2024		December 31, 2023
Individual and others	Working capital	4.6%	₩	793,082,754	₩	460,000,000

18. Current other liabilities

Details of current other liabilities as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024		December 31, 2023
Accrued expense for annual leave	₩	28,245,904	₩	27,797,324
Withholdings		68,511,178		78,342,711
Total	₩	96,757,082	₩	106,140,035

19. Post-employment benefits

The Group maintains a defined contribution retirement benefit plan for its employees. The Group is obligated to pay fixed contributions to an independent fund, and the amount of future retirement benefits to be paid to employees is determined by the contributions made to the fund, etc., and the investment income generated from those contributions. Plan assets are managed independently from the Group’s assets in a fund managed by a trustee.

Meanwhile, expenses recognized by the Group in relation to the defined contribution retirement benefit plan for the half-years ended June 30, 2024 and 2023 are W 77,637 thousand and W78,196 thousand, respectively.

In accordance with the regulations on severance pay for employees and executives who are not covered by the retirement pension plan, if all employees retire at a time as of the end of the reporting period, if the equivalent amount of severance pay exceeds the defined contribution retirement pension payment, the Group is obligated to pay the excess. The equivalent amount of severance pay is accounted for as severance pay allowance.

20. Share capital

Details of share capital as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit and number of shares)	June 30, 2024
	Par value per share		Shares authorized	Shares issued and outstanding	Share capital
Ordinary shares	₩	5,000	4,000,000	1,887,070	₩	9,435,350,000

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

20. Share capital (cont.)

(Korean won in unit and number of shares)	December 31, 2023
	Par value per share		Shares authorized	Shares issued and outstanding	Share capital
Ordinary shares	₩	5,000	4,000,000	1,887,070	₩	9,435,350,000

Changes in number of ordinary shares and share capital for the half-year ended June 30, 2023 are as follows (Nil for the half-year ended June 30, 2024):

(Korean won in unit and number of shares)	For the half year ended June 30, 2023
	Number of ordinary shares	Share capital
January 1, 2023	1,160,672	₩	5,803,360,000
Issue of share capital	669,145		3,345,725,000
June 30, 2023	1,829,817	₩	9,149,085,000

21. Share premium

Details of other components of equity as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024		December 31, 2023
Paid-in capital in excess of par value	₩	240,160,510,296	₩	240,160,510,296

Changes in share premium for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half-years ended
	June 30, 2024		June 30, 2023
Beginning balance	₩	240,160,510,296	₩	119,281,819,177
Issuance of share capital		—		115,642,906,470
Issuance of Convertible bonds		—		155,504,514
Ending balance	₩	240,160,510,296	₩	235,080,230,161

22. Retained earnings (accumulated deficit)

Details of retained earnings (accumulated deficit) as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024		December 31, 2023
Retained earnings (accumulated deficit)	₩	(21,135,543,384)	₩	(13,534,586,604)

Changes in accumulated deficit for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Beginning	₩	(13,534,586,604)	₩	67,073,904
Net income (loss) for the year		(7,600,956,780)		(5,099,438,323)
Ending	₩	(21,135,543,384)	₩	(5,032,364,419)

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

23. Commitment and contingencies

23.1 Commitment with financial institution

There are no commitments with financial institutions as of June 30, 2024.

23.2 Collateral and guarantee provided for others

There are no collateral and payment guarantee provided by the Group for others as of June 30, 2024.

23.3 Pending litigation

No litigation cases are pending as of June 30, 2024.

23.4 Restrictions on assets

No financial assets are restricted in use as of June 30, 2024.

23.5 Other commitment

There are no other commitments made as of June 30, 2024.

24. Revenue from contracts with customer and Cost of sales

24.1 Details of revenue and cost of sales for the half-years ended June 30, 2024 and 2023 are as follows.

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Sales of Product	₩	2,415,520,566	₩	1,950,941,343
Revenue for service		2,856,749		33,906,639
Total	₩	2,418,377,315	₩	1,984,847,982
(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Costs (Sales of Product)	₩	1,781,248,561	₩	3,266,142,216
Service costs		—		—
Total	₩	1,781,248,561	₩	3,266,142,216

24.2 The revenue information classified according to the recognition period provided by the Group for the half-years ended June 30, 2024 and 2023 is as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Geographic market
Domestic	₩	2,415,520,566	₩	1,950,941,343
Overseas		2,856,749		33,906,639

Recognition period
A point in time	₩	2,418,377,315	₩	1,984,847,982

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

24. Revenue from contracts with customer and Cost of sales (cont.)

24.3 Performance Obligations and Revenue Recognition Policy

Revenue is measured based on the consideration promised in the contract with the customer. We recognize revenue when control of goods or services is transferred to the customer. The nature and timing of performance obligations in contracts with customers, significant payment terms, and related revenue recognition policies are as follows.

Products/Service Classification	Characteristics of goods or services, timing of performance obligations, and significant payment conditions
Sales of Product, Revenue for service	Control transfers when the product or service is delivered to the customer and accepted by the customer, at which point we invoice and recognize revenue

25. Administrative expenses

Details of administrative expenses for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Salary	₩	605,771,295	₩	517,446,961
Retirement payment		77,636,578		78,195,712
Employee benefits		32,809,304		32,839,492
Travel expenses		35,547,843		34,335,062
Entertainment expenses		21,833,352		32,734,850
Communication cost		1,618,681		1,377,737
Tax and due		18,958,260		11,507,570
Depreciation cost		44,996,187		109,544,249
Amortization from intangible assets		7,694,845,491		4,006,885,939
Rental cost		12,310,000		360,000
Repair cost		190,909		—
Insurance cost		21,734,420		9,807,370
Vehicle maintenance fee		8,934,242		14,803,626
Allowance for expected credit losses		11,202,570		—
Development and Research Expenses		124,118,258		179,364,186
Transportation cost		2,010,842		1,562,584
Training cost		—		46,250
Publishing fee		338,160		619,700
Office supplies fee		221,414		—
Supplies expenses		16,045,461		17,300,907
Fees		667,064,277		226,009,947
Building management fee		12,138,855		228,574,742
Broadcasting fee		1,290,000		6,000,000
Professional fee		—		20,400,000
Total	₩	9,411,616,399	₩	5,529,716,884

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

26. Nature of expenses

Details of expenses broken down into nature for the half-years ended June 30, 2024 and 2023, are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Movement of Inventory	₩	559,061,934	₩	211,473,830
Purchase of raw materials and others		1,222,186,627		1,049,152,729
Employee salary		683,407,873		595,642,673
Employee benefits		32,809,304		32,839,492
Transportation fee		35,547,843		34,335,062
Entertainment fee		21,833,352		32,734,850
Tax and due		18,958,260		11,507,570
Depreciation and amortization		7,739,841,678		4,116,430,188
Retal fees		12,310,000		360,000
Commission		667,064,277		405,374,133
Others		199,843,812		300,492,916
Total	₩	11,192,864,960	₩	6,790,343,443

27. Finance income and costs

Details of finance income and costs for the half-years ended June 30, 2024 and 2023, are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Finance income:
Interest income	₩	14,682,212	₩	67,577,371
(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Finance costs:
Interest expense	₩	35,986,984	₩	339,556,414

28. Other income and costs

Details of other income for the half-years ended June 30, 2024 and 2023, are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Gains on foreign exchange	₩	31,154,501	₩	30,111,078
Gains on foreign currency translation		33,526,765		2,226
Gains on disposition of equipment and vehicles		—		1,362,637
Gains on disposition of right-of-use assets		1,179,157		—
Miscellaneous income		5,281,087		41,531
Total	₩	71,141,510	₩	31,517,472

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

28. Other income and costs (cont.)

Details of other costs for the half-years ended June 30, 2024 and 2023, are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Losses on foreign currency transaction	₩	54,984,023	₩	30,966,535
Losses on foreign currency translation		125,912,063		31,923,125
Losses from disposal of tangible assets		1,663,236		—
Miscellaneous losses		7,650,881		50,052
Total	₩	190,210,203	₩	62,939,712

29. Income tax expense (loss)

Corporate tax expense refers to adjustments recognized in the current half for current corporate tax in past periods, deferred corporate tax expense (benefit) resulting from the occurrence and extinction of temporary differences, and corporate tax expense (benefit) related to items recognized other than current profit or loss.

Due to net loss position for half-years ending June 30, 2024 and 2023, the average effective tax rates were not calculated.

30. Earnings (loss) per share

Basic earnings (loss) per share for the half-years ended June 30, 2024 and 2023, are calculated as follows:

(Korean won in unit and number of shares)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Net income (loss) (A)	₩	(7,600,956,780)	₩	(5,099,438,323)
Weighted average number of ordinary shares outstanding (B)		1,887,070		1,480,784
Basic earnings (loss) per ordinary share (=A/B)	₩	(4,028)	₩	(3,444)

Weighted average number of ordinary shares outstanding for the half-years ended June 30, 2024 and 2023 are calculated as follows:

(number of shares)	For the half year ended June 30, 2024	For the half year ended June 30, 2023
Ordinary shares outstanding at the beginning	1,887,070	1,160,672
Weighted number of ordinary shares newly issued	—	320,112
Weighted average number of ordinary shares outstanding	1,887,070	1,480,784

The Group’s diluted earnings (loss) per share is the same as basic earnings per share due to its net loss position.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

31. Related party disclosure

31.1 Related parties

As of June 30, 2024, the Group’s related parties are as follows:

Type	Related parties
Ultimate parent entity	Bellevue Capital Management LLC.
Major shareholder of the Parent	BCM Europe AG
Subsidiaries	VAXIMM AG, RMC Co., Ltd.
Associate	Taction Co., Ltd.
Other related parties	Bellevue Global Life Sciences Investors LLC, Managements

31.2 Transactions with related parties

There are no sales and procurement transactions and treasury transactions with related parties for the half-years ended June 30, 2024 and 2023.

31.3 Equity transactions

There are no equity transactions with related parties for the half-years ended June 30, 2024 and 2023:

31.4 Assets or liabilities from related party transactions

Details of receivables and payables from related party transactions as at June 30, 2024 and December 31, 2023 are as follows:

(Korean won in unit)	June 30, 2024
	Related parties	Convertible bond		Short-term borrowing
Other related parties	Key managements	₩	336,460,000	₩	—
Major shareholder of the Parent	Bellevue Capital Management Europe AG		—		833,520,000
(Korean won in unit)	December 31, 2023
	Related parties	Short-term borrowings
Other related parties	Key managements	₩	500,000,000

31.5 Renumeration for key management

Compensations paid or accrued to key management of the Parent for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Salaries	₩	277,231,408	₩	304,791,683

The Group’s key management includes registered directors who have important authority and responsibility for planning, operation, and control of the Group’s business activities.

31.6 Collateral or guarantee provided for or received from related parties

No collateral or guarantee were provided for related parties and were received from related parties as at June 30, 2024 and December 31, 2023.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the condensed consolidated financial statements June 30, 2024

32. Non-cash transaction

32.1 Significant non-cashflow transactions

Significant transactions without cash inflows or outflows for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half year ended June 30, 2024		For the half year ended June 30, 2023
Reclassification of current portion of long-term borrowing	₩	—	₩	1,090,000,000
Acquisition of intangible assets		—		14,000,037,120
Equity swap for acquisition of subsidiaries		—		105,004,724,550

32.2 Changes in liabilities arising from financing activities

Details of reconciliation of liabilities arising from financing activities for the half-years ended June 30, 2024 and 2023 are as follows:

(Korean won in unit)	For the half-year ended June 30, 2024
					Non-cash movements
	Beginning			Cashflow	Interest expense		Others		Ending
Lease liabilities	₩	207,486,724	₩	(54,000,000)	₩	14,915,045	₩	(18,898,201)	₩	149,503,568
(Korean won in unit)	For the half-year ended June 30, 2023
					Non-cash movements
	Beginning			Cashflow	Interest expense		Others		Ending
Lease liabilities	₩	374,446,179	₩	(83,212,151)	₩	11,251,393	₩	164,920,724	₩	467,406,145

33. Operating Segments

For business management purposes of the Consolidated Entity, sales consist of pharmaceutical manufacturing and medical device distribution, considered as a single operating division.

There are no external customers that account for more than 10% of sales for the reporting period.

Shinhan Accounting Corporation 8th FL, 8, Uisadang-daero Yeongdeungpo-gu, Seoul, 07236, Korea Telephone: 82-2-782-9940 Telefax: 82-2-782-9941 www.rsm.global/korea

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
OSR Holdings Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of OSR Holdings Co., Ltd. and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statement of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2023, and the related notes (collectively, the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2023 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Shinhan Accounting Corporation

We have served as the Company’s auditor since 2023.

Seoul, Korea

September 23, 2024

OSR Holdings Co., Ltd.
and its subsidiaries

Consolidated financial statements
for the years ended December 31, 2023 and 2022

“The accompanying consolidated financial statements, including all footnotes and disclosures, have been prepared by, and are the responsibility of, the Group.”

Kim, Sang-Hoon

Chief Executive Officer

OSR Holdings Co., Ltd.

OSR Holdings Co., Ltd. and its subsidiaries Consolidated statements of financial position As at December 31, 2023 and 2022

(Korean won in unit)

	Notes	December 31, 2023	December 31, 2022
Assets
Non-current assets
Equipment and vehicles	13	₩ 22,726,614	₩ 26,507,938
Right-of-use assets	15	177,793,886	376,071,390
Intangible assets	14	278,365,579,988	146,143,056,589
Non-current other financial assets	6,10	483,286,651	349,347,363
Deferred tax assets	28	107,387,428	32,132,008
		279,156,774,567	146,927,115,288
Current assets
Cash and cash equivalents	4,6,7	696,542,458	3,556,865,658
Trade and other receivables	6,8	1,543,542,712	624,460,396
Inventories	9	1,802,614,853	1,362,517,619
Other assets	11	91,500,706	20,610,753
Current other financial assets	6,10	68,777,020	—
Current tax assets	28	6,705,149	14,528,800
		4,209,682,898	5,578,983,226
Total assets		₩ 283,366,457,465	₩ 152,506,098,514
Equity
Equity attributable to the equity holders of the Parent
Share capital	4,20,30	₩ 9,435,350,000	₩ 5,803,360,000
Share premium	4,21,30	240,160,510,296	119,281,819,177
Accumulated other comprehensive income		168,940,276	—
Retained earnings (accumulated deficit)	22	(13,534,586,604)	67,073,904
		236,230,213,968	125,152,253,081
Non-controlling interests		—	—
Total equity		₩ 236,230,213,968	₩ 125,152,253,081
Liabilities
Non-current liabilities
Long-term borrowings	4,6,17	₩ 460,000,000	₩ 160,000,000
Non-current lease liabilities	4,15	101,657,569	311,935,157
Deferred tax liabilities	29	43,328,007,126	19,480,344,941
Provision for retirement benefits		2,435,281	—
		43,892,099,976	19,952,280,098
Current liabilities
Trade and other payables	4,6,16	2,514,301,098	5,764,469,468
Short-term borrowings	4,6,17	500,000,000	1,436,615,903
Current lease liabilities	4,15	105,829,155	62,511,022
Other liabilities	18	106,140,035	132,572,190
Current tax liabilities		17,873,233	5,396,752
		3,244,143,521	7,401,565,335
Total liabilities		47,136,243,497	27,353,845,433
Total liabilities and equity		₩ 283,366,457,465	₩ 152,506,098,514

The accompanying notes are an integral part of financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Consolidated statements of comprehensive income For the years ended December 31, 2023 and 2022

(Korean won in unit)

	Notes	2023	2022
Revenue	23	₩ 4,453,551,060	₩ —
Cost of sales	23	3,266,142,216	—
Gross profit		1,187,408,844	—
Administratve expenses	25,26	(15,930,194,272)	(784,666,873)
Operating losses		(14,742,785,428)	(784,666,873)
Non-operating income (loss):
Finance income	27	24,992,432	2,308,214,391
Finance costs	27	(489,682,118)	(17,964,454)
Other income	28	160,571,422	22,452,261
Other costs	28	(685,461,727)	(183,077,459)
		(989,579,991)	2,129,624,739
Profit (loss) before income tax		(15,732,365,419)	1,344,957,866
Income tax expense	29	2,130,704,911	—
Net profit (loss) for the year		(13,601,660,508)	1,344,957,866
Attributable to:
Equity holders of the parent		(13,601,660,508)	1,344,957,866
Non-controlling interests		—	—
Other comprehensive income (loss) for the year, net of tax		168,940,276	—
Gain on foreign currency translation of foreign operations		168,940,276	—
Total comprehensive income (loss) for the year		₩ (13,432,720,232)	₩ 1,344,957,866
Attributable to:
Equity holders of the parent		(13,432,720,232)	1,344,957,866
Non-controlling interests		—	—
Earnings (loss) per share attributable to the equity holders of the Parent:
Basic earnings (loss) per ordinary share	30	₩ (8,152)	₩ 3,445

The accompanying notes are an integral part of financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Consolidated statements of changes in equity For the years ended December 31, 2023 and 2022

(Korean won in unit)

	Attributable to the equity holders of the Parent
	Share capital	Share premium	Accumulated other comprehensive income	Retained earnings	Sub-total	Non-controlling interests	Total equity
Balance at January 1, 2022	₩ 1,505,000,000	₩4,237,000	₩ —	₩(1,277,883,962)	₩ 231,353,038	₩ —	₩ 231,353,038
Total comprehensive loss for the year:
Net loss for the year	—	—	—	1,344,957,866	1,344,957,866	—	1,344,957,866
Transactions with owners recognized in equity:					—
Issuance of share captial	4,298,360,000	119,277,582,177	—	—	123,575,942,177	—	123,575,942,177
Balance at December 31, 2022	₩ 5,803,360,000	₩ 119,281,819,177	₩ —	₩ 67,073,904	₩ 125,152,253,081	₩ —	₩ 125,152,253,081
Balance at January 1, 2023	₩ 5,803,360,000	₩ 119,281,819,177	₩ —	₩ 67,073,904	₩ 125,152,253,081	₩ —	₩ 125,152,253,081
Total comprehensive income for the year:
Net profit for the year	—	—	—	(13,601,660,508)	(13,601,660,508)	—	(13,601,660,508)
OCI - foreign currency translation of foreign operations	—	—	168,940,276	—	168,940,276	—	168,940,276
Transactions with owners recognized in equity:					—
Issuance of share captial	3,631,990,000	120,878,691,119	—	—	124,510,681,119	—	124,510,681,119
Balance at December 31, 2023	₩ 9,435,350,000	₩ 240,160,510,296	₩ 168,940,276	₩(13,534,586,604)	₩ 236,230,213,968	₩ —	₩ 236,230,213,968

The accompanying notes are an integral part of financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Consolidated statements of cash flows For the years ended December 31, 2023 and 2022

(Korean won in unit)

	Notes	2023	2022
Cash flows from operating activities
Cash used in operating activities
Net profit (loss) for the year		₩ (13,601,660,508)	₩ 1,344,722,866
Adjustments to reconcile profit (loss) before tax to net cash flows:
Income tax expense		(2,111,505,342)	(183,330,206)
Depreciation		99,325,477	29,358,609
Amortization		12,419,687,161	—
Allowance		45,492,513	—
Interest expenses		489,682,118	17,964,454
Losses on foreign currency translation		194,721,576	26,252,148
Losses on intangible assets		402,355,143	—
Impairment loss on investment in associates		—	97,742,345
Severance payment		91,730,517	—
Gains on disposals of property, plant and equipment		(1,362,637)	—
Reversal of inventory valuation allowance		(12,560,715)	—
Gains on termination of lease contract		—	(435,178)
Foreign currency translation gains		(97,393,101)	(15,441,000)
Interest income		(24,992,432)	(2,470,673)
Gain on disposal of FVTPL financial assets		—	(2,305,743,718)
Changes in working capital:
Decrease(increase) in trade and other receivables		(878,076,677)	5,212,219
Increase in other assets		(67,889,953)	(6,981,399)
Increase in inventories		(427,536,519)	—
Increase(decrease) in trade and other payables		(3,465,348,760)	121,004,829
Increase(decrease) in other liabilities		(34,809,659)	50,206,160
		(6,980,141,798)	(821,938,544)
Interest received		43,332,155	789,969
Interest paid		(63,009,749)	(14,267,133)
Income tax paid (refunded)		(17,947,721)	183,364,406
Net cash flow used in operating activities		(7,017,767,113)	(652,051,302)
Cash flows from investing activities
Decrease in deposits		150,000	—
Purchase of FVTPL financial assets		—	(4,313,105,181)
Disposal of equipment and vehicels		4,350,940	—
Purchase of equipment and vehicles		(11,436,364)	(97,742,345)
Purchase of intangible assets		(9,589,573)	—
Increase in deposits		(35,058,299)	—
Increase in cash and cash equivalents from business combination		—	2,249,585,068
Net cash flow used in investing activities		(51,583,296)	(2,161,262,458)

OSR Holdings Co., Ltd. and its subsidiaries Consolidated statements of cash flows — (Continued) For the years ended December 31, 2023 and 2022

(Korean won in unit)

	Notes	2023	2022
Cash flows from financing activities
Increase in borrowings		1,443,140,500	1,574,166,000
Increase in short-term loan		(636,263,607)	—
Issuance of convertible bonds		4,000,000,000	—
Proceeds from issue of share captial		—	4,609,463,880
Repayment of borrowings		(544,538,903)	(200,000,000)
Repayment of lease liabilities		(83,945,144)	(28,290,000)
Payment of stock issuance costs		(17,806,500)	—
Net cash flow provided by financing activities		4,160,586,346	5,955,339,880
Net increase in cash and cash equivalents		(2,908,764,063)	3,142,026,120
Effects of changes in exchange rate on cash and cash equivalents		(40,012,115)	(26,252,148)
Cash and cash equivalents at the beginning of the year		3,645,318,636	441,091,686
Cash and cash equivalents at the end of the year		₩ 696,542,458	₩ 3,556,865,658

The accompanying notes are an integral part of financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

1. General information

The consolidated financial statements of OSR Holdings Co., Ltd. (the “Company”, the “Parent” or “OSR Holdings”) and its subsidiaries (collectively, the “Group”) for the year ended December 31, 2023 were authorized for issuance in accordance with a resolution of the directors meeting on March 29, 2024. The registered office is located at 37-36 Hoedong-gil, Paju-si, Gyeongi-do, Republic of Korea.

The Company is a global life sciences holding company based on South Korea and is actively engaging in drug development, dedicating to advance healthcare outcome and driving social progress. Through open innovation and responsible investment, the Company aims to make a lasting impact across the industry as well as our society. With a strong focus on oncology and immunology, the Company’s mission is to build a robust portfolio of ventures, bringing innovative and transformative therapies to market.

Details of shareholders as at December 31, 2023 are as follows:

Name of shareholder	Number of ordinary share	Percentage of ownership
Bellevue Capital Management LLC	580,572	30.77%
Bellevue Capital Management Europe AG	241,000	12.77%
Joint Protein Central	200,868	10.64%
Invites Ventures Co., Ltd.	135,129	7.16%
CG Invites Co., Ltd.	83,999	4.45%
PARK, CHAN KYOO	82,721	4.38%
Joint Center For Biosciences	78,720	4.17%
Others	484,061	25.65%
Total	1,887,070	100.00%

Details of investments in subsidiaries at December 31, 2023 are as follows:

Name of subsidiary	Share capital	Percentage of ownership	Principal activities	Country of incorporation
VAXIMM AG (“VAXIMM”)	1,091,203,754	100.00%	Biotech (drug development)	Switzerland
RMC Co., Ltd. (“RMC”)	35,000,000	100.00%	Medical device distribution	Republic of Korea
Darnatein Co., Ltd. (“Darnatein”)	6,466,667,000	100.00%	Biotech (drug development)	Republic of Korea

Key financial information of the subsidiaries at December 31, 2023 are as follows (Korean won in thousands):

Name of subsidiary	Asset	Liability	Equity	Sales	Net income
VAXIMM	₩ 1,656,712	₩ 190,821	₩ 1,465,891	₩ 74,225	₩ (875,529)
RMC	3,821,285	2,653,735	1,167,550	4,379,326	79,068
Darnatein	714,773	409,562	305,211	—	(234,337)

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

1. General information (cont.)

Summaries of entities, which are newly included in consolidation scope for the years ended December 31, 2023 and 2022 are as follows:

For the year ended December 31, 2023
Name of subsidiary	Reason	Type of purchase consideration
Darnatein	Acquisition(*1)	New shares of the Parent and other financial assets
For the year ended December 31, 2022
Name of subsidiary	Reason	Type of purchase consideration
VAXIMM	Acquisition(*2)	New shares of the Parent and other financial assets
RMC	Acquisition(*2)	New shares of the Parent

____________

(*1)    The Parent acquired subsidiary in March 2023 and accounted the acquisitions at March 31, 2023, which is deemed the acquisition date.

(*2)    The Parent acquired subsidiaries in December 2022 and accounted the acquisitions at December 31, 2022, which is deemed the acquisition date. Accordingly, operation results of new subsidiaries for the year ended December 31, 2022 are not reflected on the Group’s consolidated financial statements.

2. Significant accounting policies

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

2.1 New or amended accounting standards and interpretations adopted

The consolidated entity applied for the first-time certain standards and amendments, which are effective for annual periods beginning on or after January 1, 2023. The Group has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

(1) Definition of accounting estimates — Amendments to IFRS 1008

The amendments to IFRS 1008 clarify the distinction between changes in accounting estimates, changes in accounting policies and the correction of errors. They also clarify how entities use measurement techniques and inputs to develop accounting estimates.

The amendments had no impact on the Group’s consolidated financial statements.

(2) Disclosure of accounting policies — Amendments to IFRS 1001 and IFRS Practice Statement 2

The amendments to IFRS 1001 and IFRS Practice Statement 2 Making Materiality Judgements provide guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments aim to help entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.

The amendments have had an impact on the Group’s disclosures of accounting policies, but not on the measurement, recognition or presentation of any items in the Group’s financial statements.

(3) Deferred tax related to assets and liabilities arising from a single transaction — Amendments to IFRS 1012

The amendments to IFRS 1012 Income Tax narrow the scope of the initial recognition exception, so that it no longer applies to transactions that give rise to equal taxable and deductible temporary differences such as leases and decommissioning liabilities.

The amendments had no impact on the Group’s consolidated financial statements.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

(4) International tax reform: The Pillar Two Model Rules — Amendments to IFRS 1012

The amendments to IFRS 1012 have been introduced in response to the OECD’s BEPS Pillar Two Model Rules and include:

•        a mandatory temporary exception to the recognition and disclosure of deferred taxes arising from the jurisdictional implementation of the Pillar Two Model Rules; and

•        disclosure requirements for affected entities to help users of the financial statements better understand an entity’s exposure to Pillar Two income taxes arising from that legislation, particularly before its effective date.

The amendments had no impact on the Group’s consolidated financial statements.

2.2 Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Group’s financial statements are disclosed below. The Group intends to adopt these new and amended standards and interpretations, if applicable, when they become effective.

(1) Amendments to IFRS 1116: Lease liability in a sale and leaseback

The amendments to IFRS 1116 specify the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction, to ensure the seller-lessee does not recognize any amount of the gain or loss that relates to the right of use it retains.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024 and must be applied retrospectively to sale and leaseback transactions entered into after the date of initial application of IFRS 1116. Earlier application is permitted and that fact must be disclosed.

The amendments are not expected to have a material impact on the Group’s financial statements.

(2) Amendments to IFRS 1001: Classification of liabilities as current or non-current

The amendments to paragraphs 69 to 76 of IFRS 1001 specify the requirements for classifying liabilities as current or non-current. The amendments clarify:

•        what is meant by a right to defer settlement;

•        that a right to defer must exist at the end of the reporting period;

•        that classification is unaffected by the likelihood that an entity will exercise its deferral right; and

•        that only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

In addition, a requirement has been introduced to require disclosure when a liability arising from a loan agreement is classified as non-current and the entity’s right to defer settlement is contingent on compliance with future covenants within twelve months.

The amendments are effective for annual reporting periods beginning on or after January 1, 2024 and must be applied retrospectively. The Group is currently assessing the impact the amendments will have on current practice and whether existing loan agreements may require renegotiation.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

(3) Supplier finance arrangements — Amendments to IFRS 1007 and IFRS 1107

The amendments to IFRS 1007 Statement of Cash Flows and IFRS 1107 Financial Instruments: Disclosures clarify the characteristics of supplier finance arrangements and require additional disclosure of such arrangements. The disclosure requirements in the amendments are intended to assist users of financial statements in understanding the effects of supplier finance arrangements on an entity’s liabilities, cash flows and exposure to liquidity risk.

The amendments will be effective for annual reporting periods beginning on or after January 1, 2024. Early adoption is permitted but will need to be disclosed.

The amendments are not expected to have a material impact on the Group’s financial statements.

2.3 Basis of preparation

Basis of Accounting

The consolidated financial statements of the Group have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

Measuring standards

The consolidated financial statements have been prepared on a historical cost basis, except for financial instruments, etc., unless stated otherwise in the accounting policies below.

Functional and presentation currency

The Group’s consolidated financial statements are presented in Korean won (KRW), which is also the Parent’s functional currency, except when otherwise stated.

Going concern

The directors have, at the time of approving the consolidated financial statements, a reasonable expectation that the Group have adequate resources to remain in operation for the foreseeable future. Thus, they continue to adopt the going concern basis of accounting in preparing the consolidated financial statements.

2.4 Basis of consolidation

The consolidated financial statements include the assets and liabilities of all subsidiaries of the Parent as at December 31, 2023, and also include the operation results of all subsidiaries (except for Darnatein) for the year then ended. The Parent and its subsidiaries are collectively referred to in these financial statements as the “Group” or “Consolidated Entity”.

Subsidiaries are all entities that is controlled by the Consolidated Entity. The Consolidated Entity controls an entity when the Consolidated Entity is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Consolidated Entity. They are de-consolidated from the date that control ceases.

Intercompany transactions, balances and unrealized gains on transactions between entities in the Consolidated Entity are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of the impairment of the asset transferred. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Consolidated Entity.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

The acquisition of subsidiaries is accounted for using the acquisition method of accounting. A change in ownership interest, without the loss of control, is accounted for as an equity transaction, where the difference between the consideration transferred and the book value of the share of the non-controlling interest acquired is recognized directly in equity attributable to the Parent.

Non-controlling interest in the results and equity of subsidiaries are shown separately in the statement of comprehensive income, statement of financial position and statement of changes in equity of the Consolidated Entity. Losses incurred by the Consolidated Entity are attributed to the non-controlling interest in full, even if that results in a deficit balance.

Where the Consolidated Entity loses control over a subsidiary, it derecognizes the assets including goodwill, liabilities and non-controlling interest in the subsidiary together with any cumulative translation differences recognized in equity. The Consolidated Entity recognizes the fair value of the consideration received and the fair value of any investment retained together with any gain or loss in profit or loss.

2.5 Business combinations

The acquisition method of accounting is used to account for business combinations regardless of whether equity instruments or other assets are acquired. The Company made an accounting policy election to apply acquisition accounting for business combination involving entities under common control.

The consideration transferred is the sum of the acquisition-date fair values of the assets transferred, equity instruments issued or liabilities incurred by the acquirer to former owners of the acquiree and the amount of any non-controlling interest in the acquiree. For each business combination, the non-controlling interest in the acquiree is measured at either fair value or at the proportionate share of the acquiree’s identifiable net assets. All acquisition costs are expensed as incurred to profit or loss.

On the acquisition of a business, the Consolidated Entity assesses the financial assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, the Consolidated Entity’s operating or accounting policies and other pertinent conditions in existence at the acquisition date. Where the business combination is achieved in stages, the Consolidated Entity remeasures its previously held equity interest in the acquiree at the acquisition-date fair value and the difference between the fair value and the previous carrying amount is recognized in profit or loss.

Contingent consideration to be transferred by the acquirer is recognized at the acquisition-date fair value. Subsequent changes in the fair value of the contingent consideration classified as an asset or liability is recognized in profit or loss. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

The difference between the acquisition-date fair value of assets acquired, liabilities assumed and any non-controlling interest in the acquiree and the fair value of the consideration transferred and the fair value of any pre-existing investment in the acquiree is recognized as goodwill. If the consideration transferred and the pre-existing fair value is less than the fair value of the identifiable net assets acquired, being a bargain purchase to the acquirer, the difference is recognized as a gain directly in profit or loss by the acquirer on the acquisition-date, but only after a reassessment of the identification and measurement of the net assets acquired, the non-controlling interest in the acquiree, if any, the consideration transferred and the acquirer’s previously held equity interest in the acquirer.

Business combinations are initially accounted for on a provisional basis. The acquirer retrospectively adjusts the provisional amounts recognized and also recognizes additional assets or liabilities during the measurement period, based on new information obtained about the facts and circumstances that existed at the acquisition-date. The measurement period ends on either the earlier of (i) 12 months from the date of the acquisition or (ii) when the acquirer receives all the information possible to determine fair value.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

2.6 Investment in associates and joint ventures

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not in control or joint control over those policies.

A joint venture is a type of joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint venture. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

The considerations made in determining significant influence or joint control are similar to those necessary to determine control over subsidiaries. The Group’s investment in its associate and joint venture are accounted for using the equity method.

Under the equity method, the investment in an associate or a joint venture is initially recognized at cost. The carrying amount of the investment is adjusted to recognize changes in the Group’s share of net assets of the associate or joint venture since the acquisition date. Goodwill relating to the associate or joint venture is included in the carrying amount of the investment and is not tested for impairment separately. The statement of profit or loss reflects the Group’s share of the results of operations of the associate or joint venture. Any change in other comprehensive income (“OCI”) of those investees is presented as part of the Group’s OCI. In addition, when there has been a change recognized directly in the equity of the associate or joint venture, the Group recognizes its share of any changes, when applicable, in the statement of changes in equity. Unrealised gains and losses resulting from transactions between the Group and the associate or joint venture are eliminated to the extent of the interest in the associate or joint venture.

The aggregate of the Group’s share of profit or loss of an associate and a joint venture is shown on the face of the statement of profit or loss outside operating profit and represents profit or loss after tax and non-controlling interests in the subsidiaries of the associate or joint venture. The financial statements of the associate or joint venture are prepared for the same reporting period as the Group. When necessary, adjustments are made to bring the accounting policies in line with those of the Group.

After application of the equity method, the Group determines whether it is necessary to recognize an impairment loss on its investment in its associate or joint venture. At each reporting date, the Group determines whether there is objective evidence that the investment in the associate or joint venture is impaired. If there is such evidence, the Group calculates the amount of impairment as the difference between the recoverable amount of the associate or joint venture and its carrying value, and then recognizes the loss within ‘Gains or losses from equity method’ in the statement of profit or loss.

Upon loss of significant influence over the associate or joint control over the joint venture, the Group measures and recognizes any retained investment at its fair value. Any difference between the carrying amount of the associate or joint venture upon loss of significant influence or joint control and the fair value of the retained investment and proceeds from disposal is recognized in profit or loss.

2.7 Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which each entity operates (the “functional currency”). The consolidated financial statements are presented in Korean won, which is the Parent’s functional and presentation currency.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Foreign currency transactions

Foreign currency transactions are translated into functional currency units using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at financial year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in profit or loss.

Foreign operations

The assets and liabilities of foreign operations are translated into functional currency units using the exchange rates at the reporting date. The revenues and expenses of foreign operations are translated into functional currency units using the average exchange rates, which approximate the rates at the dates of the transactions, for the period. All resulting foreign exchange differences are recognized in OCI through the foreign currency reserve in equity.

The foreign currency reserve is recognized in profit or loss when the foreign operation or net investment is disposed of.

2.8 Cash and cash equivalents

Cash and cash equivalents includes cash on hand, deposits held at call with financial institutions, other short-term, highly liquid investments with original maturities of three months or less that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value. For the statement of cash flows presentation purposes, cash and cash equivalents also includes bank overdrafts, which are shown within borrowings in current liabilities on the statement of financial position.

2.9 Financial instruments

A financial instrument is any contract that allows a financial asset to be created for one of the parties to the transaction and a financial liability or equity instrument to be created for the counterparty. The Group classifies financial assets at subsequent initial recognition as financial assets at amortized cost, financial assets at fair value through other comprehensive income (“FVOCI”) and financial assets at fair value through profit or loss (“FVTPL”).

Financial assets

Initial recognition and measurement

The classification of a financial asset at initial recognition depends on the nature of the contractual cash flows of the financial asset and the business model of the Group to manage the financial asset. Except for trade receivables that do not contain significant financial elements or that are accounted for using the practical simplification method, the Group initially measures financial assets at fair value plus, and if not for financial assets at FVTPL, transaction costs.

To measure a financial asset at amortized cost or FVOCI, the cash flows must consist of sole payments of principal and interest (“SPPI”) only. This assessment is called SPPI testing and is performed at the individual item level.

The Group’s business model for the management of financial assets involves the management of financial assets to generate cash flows. The business model determines whether the source of the cash flows is the receipt, sale or both of the contractual cash flows of the financial asset.

Purchases or sales of financial assets (structured transactions) that are required to transfer financial assets within the time frame set by the market arrangement or regulation are recognized on the transaction date. That is, the date the Group agrees to buy or sell financial assets.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Subsequent measurement

For subsequent measurement, financial assets are classified into the following four categories:

•        Financial assets at amortized cost (debt instrument)

•        Financial assets at FVOCI reclassified cumulative gain or loss to profit or loss (debt instrument)

•        Financial assets at FVOCI for which the cumulative gain or loss on removal is not reclassified to profit or loss (equity instrument)

•        Financial assets at FVTPL

(1) Financial assets at FVTPL

Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with net changes in fair value recognized in the statement of profit or loss. This category includes derivative instruments and listed equity investments which the Group had not irrevocably elected to classify at fair value through OCI. Dividends on listed equity investments are recognized as other income in the statement of profit or loss when the right of payment has been established.

(2) Financial assets at FVOCI (debt instrument)

For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognized in the statement of profit or loss and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognized in OCI. Upon derecognition, the cumulative fair value change recognized in OCI is recycled to profit or loss. The Group’s debt instruments at fair value through OCI includes investments in quoted debt instruments included under other non-current financial assets.

(3) Financial assets at FVOCI (equity instrument)

Upon initial recognition, the Group can elect to classify irrevocably its equity investments as equity instruments designated at fair value through OCI when they meet the definition of equity under IAS 32 Financial Instruments: Presentation and are not held for trading. The classification is determined on an instrument-by-instrument basis.

Gains and losses on these financial assets are never recycled to profit or loss. Dividends are recognized as other income in the statement of profit or loss when the right of payment has been established, except when the Group benefits from such proceeds as a recovery of part of the cost of the financial asset, in which case, such gains are recorded in OCI. Equity instruments designated at fair value through OCI are not subject to impairment assessment. The Group elected to classify irrevocably its non-listed equity investments under this category.

(4) Financial assets at amortised cost (debt instruments)

Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired. The Group’s financial assets at amortised cost includes trade receivables and other financial assets.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognized (i.e., removed from the Group’s consolidated statement of financial position) when:

•        The rights to receive cash flows from the asset have expired, or

•        The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognize the transferred asset to the extent of its continuing involvement. In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

Impairment

The Group assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortized cost and fair value through OCI. The impairment methodology applied depends on whether there has been a significant increase in credit risk. However, for trade receivables and lease receivables, the Group applies the simplified method of recognizing expected credit losses over the entire period from the initial recognition of the receivables.

The Group evaluates whether credit risk in financial assets or Company of financial assets significantly increases at the end of each reporting period and recognizes 12-month expected credit losses or lifetime expected losses as loss allowance in three stages as follows:

Stage	Loss provision
1. No significant increase in credit risk after initial recognition	12-month expected credit losses (expected credit losses that result from those default events on the financial instrument that are possible within 12 months after the reporting date)
2. Significant increase in credit risk after initial recognition	Lifetime expected credit losses (expected credit losses that result from all possible default events over the life of the financial instrument)
3. Credit-impaired

Significant financial difficulties of the debtor, delinquency in interest or principal payments for more than 3 months; or the disappearance of an active market for that financial asset because of financial difficulties are considered evidence of impairment.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Financial liabilities

Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate.

All financial liabilities are recognized initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group’s financial liabilities include trade and other payables, loans and borrowings including bank overdrafts, and derivative financial instruments.

Subsequent measurement

For purposes of subsequent measurement, financial liabilities are classified in two categories:

•        Financial liabilities at fair value through profit or loss

•        Financial liabilities at amortised cost (loans and borrowings)

(1) Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Financial liabilities are classified as held for trading if they are incurred for the purpose of repurchasing in the near term. This category also includes derivative financial instruments entered into by the Group that are not designated as hedging instruments in hedge relationships as defined by IFRS 9. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments. Gains or losses on liabilities held for trading are recognized in the statement of profit or loss. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied. The Group has not designated any financial liability as at fair value through profit or loss.

(2) Financial liabilities at amortised cost

This is the category most relevant to the Group. After initial recognition, interest-bearing borrowings are subsequently measured at amortised cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included as finance costs in the statement of profit or loss. This category generally applies to interest-bearing loans and borrowings.

Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as the derecognition of the original liability and the recognition of a new liability. The difference in the respective carrying amounts is recognized in the statement of profit or loss.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Offsetting of financial instruments

Financial assets and financial liabilities are offset and the net amount is reported in the consolidated statement of financial position if there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, to realise the assets and settle the liabilities simultaneously.

Classification as debt or equity

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

2.10 Inventories

Purchased goods are stated at the lower of cost and net realisable value on a ‘first in first out’ basis. Cost comprises of direct materials and delivery costs, direct labour, import duties and other taxes, an appropriate proportion of variable and fixed overhead expenditure based on normal operating capacity, and, where applicable, transfers from cash flow hedging reserves in equity. Costs of purchased inventory are determined after deducting rebates and discounts received or receivable.

Stock in transit is stated at the lower of cost and net realisable value. Cost comprises of purchase and delivery costs, net of rebates and discounts received or receivable.

Net realisable value is the estimated selling price in the ordinary course of business less the estimated costs of completion and the estimated costs necessary to make the sale.

2.11 Equipment and vehicles

Equipment and vehicles are stated at historical cost less accumulated depreciation and accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Depreciation of all equipment and vehicles is calculated using the straight-line method to allocate their cost or revalued amounts, net of their residual values, over their estimated useful lives as follows:

Estimated useful lives
Vehicles	5 years
Office equipment	5 years
Facility equipment	3 ~ 13 years

The assets’ depreciation method, residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

2.12 Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortization and accumulated impairment losses. Amortization is recognized on a straight-line basis over their estimated useful lives. The estimated useful life and amortization method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis. Intangible assets with indefinite useful lives that are acquired separately are carried at cost less accumulated impairment losses.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Internally-generated intangible assets — research and development expenditure

Expenditure on research activities is recognized as an expense in the period in which it is incurred. An internally-generated intangible asset arising from development (or from the development phase of an internal project) is recognized if, and only if, all of the following conditions have been demonstrated:

•        The technical feasibility of completing the intangible asset so that it will be available for use or sale

•        The intention to complete the intangible asset and use or sell it

•        The ability to use or sell the intangible asset

•        How the intangible asset will generate probable future economic benefits

•        The availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset

•        The ability to measure reliably the expenditure attributable to the intangible asset during its development

The amount initially recognized for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognized, development expenditure is recognized in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Intangible assets acquired in a business combination

Intangible assets acquired in a business combination and recognized separately from goodwill are recognized initially at their fair value at the acquisition date (which is regarded as their cost). Subsequent to initial recognition, intangible assets acquired in a business combination are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.

Derecognition of intangible assets

An intangible asset is derecognized on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset, measured as the difference between the net disposal proceeds and the carrying amount of the asset, are recognized in profit or loss when the asset is derecognized.

Impairment of equipment and vehicles and intangible assets excluding goodwill.

At each reporting date, the Group reviews the carrying amounts of its equipment and intangible assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Intangible assets with an indefinite useful life are tested for impairment at least annually and whenever there is an indication at the end of a reporting period that the asset may be impaired.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Recoverable amount is the higher of fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease and to the extent that the impairment loss is greater than the related revaluation surplus, the excess impairment loss is recognized in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash-generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognized for the asset (or cash-generating unit) in prior years. A reversal of an impairment loss is recognized immediately in profit or loss to the extent that it eliminates the impairment loss which has been recognized for the asset in prior years. Any increase in excess of this amount is treated as a revaluation increase.

2.13 Lease

At the inception of a contract, the Group assesses whether the contract is, or contains, a lease considering if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

The Consolidated Entity applies the following practical expedients in applying IFRS 16:

•        For contracts prior to January 1, 2019, the date of initial application, no re-judgment is made as to whether the contract is or contains a lease on the date of initial application.

•        The exemption rule for not recognizing right-of-use assets and lease liabilities applies to leases with a lease period of 12 months or less, or leases of low-value assets.

•        Excluding direct lease opening costs from the right-of-use asset measurement at the date of initial application.

•        If the contract includes options to extend or terminate the lease, use hindsight when determining the lease term.

Right-of-use assets

The Group recognizes right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses, and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognized, initial direct costs incurred, and lease payments made at or before the commencement date, less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets, as follows:

Estimated useful lives
Right-of-use	1 ~ 3.75 years

Unless the Group is reasonably certain to obtain ownership of the leased asset at the end of the lease term, the recognized right-of-use assets are depreciated on a straight-line basis over the shorter of its estimated useful life and the lease term. Right-of-use assets are subject to impairment.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Lease liabilities

At the commencement date of the lease, the Group recognizes lease liabilities at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in-substance fixed payments), less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees. The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating a lease, if the lease term reflects the Group exercising the option to terminate. The variable lease payments that do not depend on an index or a rate are recognized as expense in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses the incremental borrowing rate at the lease commencement date if the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the in-substance fixed-lease payments or a change in the assessment to purchase the underlying asset.

Short-term lease and leases of low-value assets

The Group applies the short-term lease recognition exemption to other equipment, etc. (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of other equipment that are considered of low value (i.e., below $5,000 or ₩5,000 thousand). Lease payments on short-term leases and leases of low-value assets are recognized as expense on a straight-line basis over the lease term.

Significant judgment in determining the lease term of contracts with renewal options

The Group determines the lease term as the non-cancellable term of the lease together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Group applies judgment in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that are within its control and affect its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

A lease liability is recognized at the commencement date of a lease. The lease liability is initially recognized at the present value of the lease payments to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Consolidated Entity’s incremental borrowing rate. Lease payments comprise of fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, amounts expected to be paid under residual value guarantees, exercise price of a purchase option when the exercise of the option is reasonably certain to occur, and any anticipated termination penalties. The variable lease payments that do not depend on an index or a rate are expensed in the period in which they are incurred.

Lease liabilities are measured at amortized cost using the effective interest method. The carrying amounts are remeasured if there is a change in the following: future lease payments arising from a change in an index or a rate used; residual guarantee; lease term; certainty of a purchase option and termination penalties. When a lease liability is remeasured, an adjustment is made to the corresponding right-of use asset, or to profit or loss if the carrying amount of the right-of-use asset is fully written down.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

2.14 Revenue recognition

The Consolidated Entity recognizes revenue when it transfers control over a good or service to a customer. A five-step process is applied before revenue from contract with customers can be recognized:

•        Identify contracts with customers

•        Identify the separate performance obligation

•        Determine the transaction price of the contract

•        Allocate the transaction price to each of the separate performance obligations, and

•        Recognize the revenue as each performance obligation is satisfied

Revenue from contracts with customers

Revenue is recognized at an amount that reflects the consideration to which the consolidated entity is expected to be entitled in exchange for transferring goods or services to a customer. For each contract with a customer, the consolidated entity: identifies the contract with a customer; identifies the performance obligations in the contract; determines the transaction price which takes into account estimates of variable consideration and the time value of money; allocates the transaction price to the separate performance obligations on the basis of the relative stand-alone selling price of each distinct good or service to be delivered; and recognizes revenue when or as each performance obligation is satisfied in a manner that depicts the transfer to the customer of the goods or services promised.

Variable consideration within the transaction price, if any, reflects concessions provided to the customer such as discounts, rebates and refunds, any potential bonuses receivable from the customer and any other contingent events. Such estimates are determined using either the ‘expected value’ or ‘most likely amount’ method. The measurement of variable consideration is subject to a constraining principle whereby revenue will only be recognized to the extent that it is highly probable that a significant reversal in the amount of cumulative revenue recognized will not occur. The measurement constraint continues until the uncertainty associated with the variable consideration is subsequently resolved. Amounts received that are subject to the constraining principle are recognized as a refund liability.

Sale of goods

Revenue from the sale of goods is recognized at the point in time when the customer obtains control of the goods, which is generally at the time of delivery.

Rendering of services

Revenue from a contract to provide services is recognized over time as the services are rendered based on either a fixed price or an hourly rate.

Interest

Interest revenue is recognized as interest accrues using the effective interest method. This is a method of calculating the amortised cost of a financial asset and allocating the interest income over the relevant period using the effective interest rate, which is the rate that exactly discounts estimated future cash receipts through the expected life of the financial asset to the net carrying amount of the financial asset.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

Other revenue

Other revenue is recognized when it is received or when the right to receive payment is established.

2.15 Employee benefits

The Group’s retirement pension plan is a defined contribution plan. A defined contribution plan is a retirement pension plan in which the Group pays a fixed amount of contributions to a separate fund, and the contributions are recognized as an expense when employees have rendered service.

2.16 Impairment of non-financial assets

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

2.17 Current and deferred tax

The tax expense for the period consists of current and deferred tax. Current and deferred tax is recognized in profit or loss, except to the extent that it relates to items recognized in OCI or directly in equity. In this case, the tax is also recognized in OCI or directly in equity, respectively. The tax expense is measured at the amount expected to be paid to the taxation authorities, using the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Group recognizes current income tax on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred income tax is not recognized when it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting profit (or loss) nor taxable income (or tax loss).

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

The Group recognizes a deferred tax liability of all taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint arrangements, except to the extent that the Group is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. In addition, The Group recognizes a deferred tax asset for all deductible temporary differences arising from such investments to the extent that it is probable the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends to settle on a net basis.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

2. Significant accounting policies (cont.)

2.18 Earnings per share

The consolidated entity calculates basic earnings per share and diluted earnings per share for continuing operations and net profit or loss attributable to common stocks of the parent company and presents them in the consolidated statement of comprehensive income.

Basic earnings per share

Basic earnings per share is calculated by dividing the profit attributable to the owners of the Parent, excluding any costs of servicing equity other than ordinary shares, by the weighted average number of ordinary shares outstanding during the financial year, adjusted for bonus elements in ordinary shares issued during the financial year.

Diluted earnings per share

Diluted earnings per share adjusts the figures used in the determination of basic earnings per share to take into account the after-income tax effect of interest and other financing costs associated with dilutive potential ordinary shares and the weighted average number of shares assumed to have been issued for no consideration in relation to dilutive potential ordinary shares.

3. Critical accounting estimates and assumptions

The preparation of consolidated financial statements requires the Group to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

3.1 Income taxes

The Group’s taxable income generated from these operations are subject to income taxes based on tax laws and interpretations of tax authorities in numerous jurisdictions. There are many transactions and calculations during the ordinary course of business for which the ultimate tax determination is uncertain.

Deferred tax assets are recognised for deductible temporary differences and unused tax losses to the extent that it is probable that taxable profit will be available against which the temporary differences and the losses can be utilised. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies.

3.2 Business combinations

Business combinations are initially accounted for on a provisional basis. The fair value of assets acquired, liabilities and contingent liabilities assumed are initially estimated by the Parent taking into consideration all available information at the reporting date. Fair value adjustments on the finalization of the business combination accounting is retrospective, where applicable, to the period the combination occurred and may have an impact on the assets and liabilities, depreciation and amortization reported.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

3. Critical accounting estimates and assumptions (cont.)

3.3 Patent technology

Patent technology is recognized in intangible assets on the consolidated balance sheets. The Group considers both qualitative and quantitative factors when determining whether the patent technology may be impaired. For the purposes of assessing impairment, the Group follows its accounting policy disclosed in Note 2. In assessing whether there is any indication that the patent technology may be impaired, the Group considers, at minimum, the following indications:

(1) External sources of information

•        There are observable indications that the patent technology’s value has declined during the period significantly more than would be expected as a result of the passage of time or normal use.

•        Significant changes with an adverse effect on the Group have taken place during the period, or will take place in the near future, in the technological, market, economic or legal environment in which the entity operates or in the market to which an asset is dedicated.

•        Market interest rates or other market rates of return on investments have increased during the period, and those increases are likely to affect the discount rate used in calculating an asset’s value in use and decrease the asset’s recoverable amount materially.

•        The carrying amount of the net assets of the entity is more than its market capitalization.

(2) Internal sources of information

•        Evidence is available of obsolescence or physical damage of the patent technology.

•        Significant changes with an adverse effect on the entity have taken place during the period, or are expected to take place in the near future, in the extent to which, or manner in which, the patent technology is used or is expected to be used. These changes include the patent technology becoming idle, plans to discontinue or restructure the operation to which the patent technology belongs, and plans to dispose of the patent technology before the previously expected date.

•        Evidence is available from internal reporting that indicates that the economic performance of the patent technology is, or will be, worse than expected.

4. Financial risk management

4.1 Overview of financial risk management policy

The Group is exposed to various financial risks such as market risk (exchange risk, interest rate risk), credit risk and liquidity risk due to various activities. The Group’s overall risk management policy focuses on volatility in the financial markets and focuses on minimizing any negative impact on financial performance. Risk management is conducted under the supervision of the finance department according to the policy approved by the Board of Directors. The finance department identifies, evaluates and manages financial risks in close cooperation with the sales departments. The Board of Directors provides written policies on overall risk management principles and specific areas such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investments in excess of liquidity.

4.2 Market risk management

Market risk is the risk of possible losses which arise from the changes of market factors, such as interest rate, stock price, foreign exchange rate, commodity value and other market factors related to the fair value or future cash flows of the financial instruments, such as securities, derivatives and others.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

4. Financial risk management (cont.)

(1) Currency risk

The following table sets forth the result of foreign currency translation into Korean won for financial assets and liabilities denominated in foreign currency of the Group as of December 31, 2023 and 2022:

(Korean won in unit)	December 31, 2023			December 31, 2022
	USD	EUR	CHF	USD	EUR
Assets in foreign currency	₩ 29,220,473	₩ 301,368,136	₩ 744,194,360	₩ 1,094,039,015	₩ —
Liabilities in foreign currency	64,470,000	16,289,133	—	63,365,000	—

The following table sets forth the impact of strengthening (or weakening) of the Korean won by a hypothetical 10% against each foreign currency on the Group’s after-tax profit (or loss), assuming all other variables remain constant.

(Korean won in unit)	December 31, 2023		December 31, 2022
	Rise	Fall	Rise	Fall
USD	₩ (3,524,953)	₩ 3,524,953	₩ 103,067,402	₩ (103,067,402)
EUR	28,507,900	(28,507,900)	—	—
CHF	74,419,436	(74,419,436)	—	—

(2) Interest rate risk

Interest rate risk refers to the risk that interest income and interest expenses arising from deposits or borrowings will fluctuate due to changes in market interest rates in the future, which mainly arises from deposits and borrowings with floating interest rates. The goal of interest rate risk management is to maximize corporate value by minimizing uncertainty caused by interest rate fluctuations.

As of the end of the reporting period, there are no financial instruments subject to a variable interest rate.

(3) Price risk

Price risk is the risk that the fair value of a financial instrument or future cash flows will change due to changes in market prices other than interest rate or foreign exchange rate. As of the end of the reporting period, the Group is not exposed to commodity price risk. Investments in financial instruments are made on a non-recurring basis according to management’s judgment.

4.3 Credit risk management

Credit risk is the risk of possible losses in an asset portfolio in the events of counterparty’s default, breach of contract and deterioration in the credit quality of the counterparty. For the risk management reporting purposes, the Group manages the credit risk systematically and pursues value maximization and continuous growth of the Group by efficient resource allocation and monitoring non-performing loans. In order to reduce the risks that may occur in transactions with financial institutions, such as cash and cash equivalents and various deposits, the Group conducts transactions only with financial institutions with high creditworthiness. As of December 31, 2023, the Group believes that there are low signs of material default, and the maximum exposure to credit risk as of December 31, 2023 is equal to the book value of financial instruments (excluding cash).

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

4. Financial risk management (cont.)

4.4 Liquidity risk management

The Group constantly monitors its liquidity positions to ensure that no borrowing limits or commitments are breached to meet operating capital needs. In estimating liquidity, we also take into account external laws or legal requirements, such as the group’s financing plan, compliance with agreements, internal target financial ratios and currency restrictions.

The Group’s liquidity risk analysis details as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023
	Book value	Cashflows by contract	Remaining maturity
			With in a year	1 year to 3 year	More than 3 year
Borrowings	₩ 960,000,000	₩ 1,000,657,534	₩ 523,000,000	₩ 477,657,534	₩ —
Other payables	2,490,623,251	2,490,623,251	2,490,623,251	—	—
Lease liabilities	207,486,724	259,101,400	114,981,120	134,120,280	10,000,000
Total	₩ 3,658,109,975	₩ 3,750,382,185	₩ 3,128,604,371	₩ 611,777,814	₩ 10,000,000
(Korean won in unit)	December 31, 2022
	Book value	Cashflows by contract	Remaining maturity
			With in a year	1 year to 3 year	More than 3 year
Borrowings	₩ 1,596,615,903	₩ 1,628,827,375	₩ 1,628,827,375	₩ —	₩ —
Other payables	5,764,469,468	5,617,804,634	5,617,804,634	—	—
Lease liabilities	374,446,179	174,882,520	67,281,120	85,601,400	22,000,000
Total	₩ 7,735,531,550	₩ 7,421,514,529	₩ 7,313,913,129	₩ 85,601,400	₩ 22,000,000

4.5 Capital risk management

Capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the Group. The primary objective of the Group’s capital management is to maximize the shareholder value.

The Group manages its capital structure and makes adjustments in light of changes in economic conditions and the requirements of the financial covenants. To maintain or adjust the capital structure, the Group may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The Group uses the debt ratio as a capital management indicator. This ratio is calculated by dividing total liabilities by total equity, and total liabilities and total equity are calculated based on the amounts in the Group’s financial statements.

The group’s debt ratio as at December 31, 2023 and 2022 are as follows.

(Korean won in unit)	December 31, 2023	December 31, 2022
Net borrowings (A)
Borrowings	₩ 960,000,000	₩ 1,596,615,903
Lease liabilities	207,486,724	374,446,179
Less) cash and cash equivalents	(696,542,458)	(3,556,865,658)
	470,944,266	(1,585,803,576)
Total Equity (B)	236,570,220,656	125,152,253,081
Debt ratio (= A/B)	0.2%	(*)

____________

(*)      Debt ratios are not presented as net borrowings and debt ratios are negative as at December 31, 2022.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

5. Fair value

5.1 Book value and fair value of financial instruments

The difference between the carrying amount and fair value of the Group’s financial assets and liabilities as at December 31, 2023 and 2022 are insignificant.

5.2 Fair value hierarchy

All financial assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

Fair values of the Group’s financial assets and liabilities as at December 31, 2023 and 2022, which are accounted as amortized cost, are categorized as Level 3.

5.3 Recurring transfer between levels of the fair value hierarchy

There is no transfer of fair value hierarchy among Level 1, Level 2 and Level 3 for the years ended December 31, 2023 and 2022, respectively.

6. Financial instruments by category

6.1 Book value of financial instruments category

The carrying value of financial instruments category as of December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023
	Financial assets at amortized cost	Financial assets at fair value	Financial liabilities at amortized cost	Total
Financial assets:
Cash and cash equivalents	₩ 696,542,458	₩ —	₩ —	₩ 696,542,458
Trade receivables and other receivables	1,543,542,712	—	—	1,543,542,712
Non-current other financial assets	483,286,651	—	—	483,286,651
Financial liabilities:
Trade payables and other payables	—	—	2,514,301,098	2,514,301,098
Short-term borrowings	—	—	500,000,000	500,000,000
Long-term borrowings	—	—	460,000,000	460,000,000

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

6. Financial instruments by category (cont.)

(Korean won in unit)	December 31, 2022
	Financial assets at amortized cost	Financial assets at fair value	Financial liabilities at amortized cost	Total
Financial assets:
Cash and cash equivalents	₩ 3,556,865,658	₩ —	₩ —	₩ 3,556,865,658
Trade receivables and other receivables	624,460,396	—	—	624,460,396
Non-current other financial assets	349,347,363	—	—	349,347,363
Financial liabilities:
Trade payables and other payables	—	—	5,764,469,468	5,764,469,468
Short-term borrowings	—	—	1,436,615,903	1,436,615,903
Long-term borrowings	—	—	160,000,000	160,000,000

6.2 Net gains or losses by financial instrument category

Net gains or losses by financial instrument category for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Amortized cost:
Interest income	₩ 24,992,432	₩ 2,470,673
Foreign exchange gains	47,005,063	—
Gains on foreign currency translation	102,737,124	15,441,000
Interest expense	(447,915,943)	(14,267,133)
Losses on foreign currencies transaction	(86,945,552)	(59,059,511)
Losses on foreign currency translation	(194,721,576)	(26,252,148)
Financial assets measured at fair value through profit or loss:
Gains on disposition	—	2,305,743,718

7. Cash and cash equivalents

Details of cash and cash equivalents as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023	December 31, 2022
Cash and cash equivalents	₩ 696,542,458	₩ 3,556,865,658

8. Trade and other receivables

Details of trade and other receivables as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023		December 31, 2022
	Current	Non-current	Current	Non-current
Trade receivables	₩ 1,520,894,893	₩ —	₩ 470,304,368	₩ —
Less: Allowance for expected credit losses	(45,492,513)	—	—	—
Net trade receivables	1,475,402,380	—	470,304,368	—
Other receivables	68,140,332	—	154,156,028	—
Total	₩ 1,543,542,712	₩ —	₩ 624,460,396	₩ —

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

8. Trade and other receivables (cont.)

Changes of allowance for expected credit losses on trade and other receivables for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Beginning	₩ —	₩ —
Allowance for expected credit losses	45,492,513	—
Write-offs	—	—
Ending	₩ 45,492,513	₩ —

Aging analysis of trade receivables as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	Expected credit loss rate		Carrying amount		Allowance for expected credit losses
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Not past due	—	—	₩ 457,674,248	₩ 107,636,697	₩ —	₩ —
Less than 90 days	—	—	699,413,961	254,412,461	—	—
91~360 days	—	—	313,814,171	108,255,210	—	—
Over 360 days	100%	100%	49,992,513	—	45,492,513	—
Total			₩ 1,520,894,893	₩ 470,304,368	₩ 45,492,513	₩ —

9. Inventories

Details of inventories as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023	December 31, 2022
Merchandised goods	₩ 1,812,931,553	₩ 1,385,395,034
Allowances for valuation	(10,316,700)	(22,877,415)
Total	₩ 1,802,614,853	₩ 1,362,517,619

Changes of allowance for inventory valuation for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Beginning	₩ (22,877,415)	₩ —
Allowance for inventory valuation	12,560,715	—
Others(*)	—	(22,877,415)
Ending	₩ (10,316,700)	₩ (22,877,415)

____________

(*)      The valuation allowance for inventory recorded in the consolidated financial statements as at December 31, 2022 resulted from fair value measurement on the acquisition date of business combination, as described in Note 33.

10. Other financial assets

Details of other financial assets as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023		December 31, 2022
	Current	Non-current	Current	Non-current
Leasehold guarantee deposits	₩ 68,777,020	₩ 34,917,468	₩ —	₩ 66,719,787
Other deposits	—	7,947,500	—	6,677,500
Loan	—	440,421,683	—	275,950,076
Total	₩ 68,777,020	₩ 483,286,651	₩ —	₩ 349,347,363

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

11. Other assets

Details of other assets as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023		December 31, 2022
	Current	Non-current	Current	Non-current
Prepayments	₩ 58,543,364	₩ —	₩ 20,610,753	₩ —
Prepaid expenses	32,957,342	—	—	—
Total	₩ 91,500,706	₩ —	₩ 20,610,753	₩ —

12. Investments in associates

Details of investments in associates as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	Location	Main business	December 31, 2023		December 31, 2022
			Ownership	Book value	Ownership	Book value
Taction Co., Ltd.	Korea	Software development	33.3%	₩ —	33.3%	₩ —

The summarized financial information of investments in associates as of the closing date and for the current period is as follows.

(Korean won in unit)	December 31, 2023 or for the year then ended
	Assets	Liabilities	Revenue	Net income	Comprehensive income
Taction Co., Ltd.	₩ 143,966,473	₩ 48,194,665	₩ —	₩ (109,868,483)	₩ (109,868,483)

Changes of book value of investments in associate accounted using equity method for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended December 31, 2023
	Beginning	Acquisition	Impairment loss	Ending
Taction Co., Ltd	₩ —	₩ —	₩ —	₩ —
(Korean won in unit)	For the year ended December 31, 2022
	Beginning	Acquisition	Impairment loss	Ending
Taction Co., Ltd	₩ —	₩ 97,742,345	₩ (97,742,345)	₩ —

____________

(*)      Taction Co., Ltd. was incorporated to engage in software development and IT consulting. As no practical plan to generate revenue and maintain going-concern basis in the foreseeable future was provided, the Parent recognized impairment loss amounting to acquisition cost.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

13. Equipment and vehicles

Changes in book value of equipment and vehicles for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended December 31, 2023
	Machinery and equipment	Tools and instruments	Office equipment	Facilities	Vehicles	Total
Acquisition cost:
Balance as at January 1, 2023	₩ —	₩ —	₩ 16,274,259	₩ 160,241,386	₩ 75,947,865	₩ 252,463,510
Acquisition and disposal	—	—	—	(13,230,860)	(36,162,516)	(49,393,376)
Business combination	32,709,091	33,350,272	23,286,454	227,858,179	—	317,203,996
Balance as at December 31, 2023	₩ 32,709,091	₩ 33,350,272	₩ 39,560,713	₩ 374,868,705	₩ 39,785,349	₩ 520,274,130
Accumulated depreciation:
Balance as at January 1, 2023	₩ —	₩ —	₩ (9,400,291)	₩ (149,600,271)	₩ (66,955,010)	₩ (225,955,572)
Depreciation	(1,368,750)	—	(3,364,251)	(96,119,814)	(7,496,709)	(108,349,524)
Disposal		—	—	11,743,557	46,097,880	57,841,437
Business combination	(29,057,091)	(33,331,272)	(22,721,054)	(222,673,511)	—	(307,782,928)
Balance as at December 31, 2023	₩ (30,425,841)	₩ (33,331,272)	₩ (35,485,596)	₩ (369,950,968)	₩ —	₩ (497,547,516)
Carrying amount as at January 1, 2023	₩ —	₩ —	₩ 6,873,968	₩ 10,641,115	₩ 8,992,855	₩ 26,507,938
Carrying amount as at December 31, 2023	₩ 2,283,250	₩ 19,000	₩ 4,075,117	₩ 4,917,737	₩ 11,431,510	₩ 22,726,614
(Korean won in unit)	For the year ended December 31, 2022
	Office equipment	Facilities	Vehicles	Total
Acquisition cost:
Balance as at January 1, 2022	₩ 16,274,259	₩ —	₩ —	₩ 16,274,259
Acquisition and disposal	9,897,072	87,845,273	—	97,742,345
Other change(*)	(9,897,072)	(87,845,273)	—	(97,742,345)
Business combination	—	160,241,386	75,947,865	236,189,251
Balance as at December 31, 2022	₩ 16,274,259	₩ 160,241,386	₩ 75,947,865	₩ 252,463,510
Accumulated depreciation:
Balance as at January 1, 2022	₩ (6,145,439)	₩ —	₩ —	₩ (6,145,439)
Depreciation	(3,254,852)	—	—	(3,254,852)
Business combination	—	(149,600,271)	(66,955,010)	(216,555,281)
Balance as at December 31, 2022	₩ (9,400,291)	₩ (149,600,271)	₩ (66,955,010)	₩ (225,955,572)
Carrying amount as at January 1, 2022	₩ 10,128,820	₩ —	₩ —	₩ 10,128,820
Carrying amount as at December 31, 2022	₩ 6,873,968	₩ 10,641,115	₩ 8,992,855	₩ 26,507,938

____________

(*)      The Parent invested in-kind with office equipment and facilities amounting to ₩97,742 thousand in its associate, Taction Co., Ltd., for the year ended December 31, 2022.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

14. Intangible assets

Changes in book value of intangible assets for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended December 31, 2023
	Technology license	Goodwill	Customer relationship	Patent technology	Total
Acquisition cost:
Balance as at January 1, 2023	₩ 44,054,115	₩ 15,320,277,436	₩ 851,287,339	₩ 129,927,437,789	₩ 146,143,056,589
Acquisition and disposal	9,589,573	—	—	14,000,037,120	14,009,626,693
Impairment losses	—	—	—	(402,355,143)	(402,355,143)
Business combination (Note 33)	—	32,196,310,198	—	98,751,929,746	130,948,239,944
Other changes	86,699,066	—	—	—	86,699,066
Balance as at December 31, 2023	₩ 140,342,664	₩ 47,516,587,634	₩ 851,287,339	₩ 242,277,049,512	₩ 290,785,267,149
Accumulated depreciation:
Balance as at January 1, 2023	₩ —	₩ —	₩ —	₩ —	₩ —
Depreciation	(109,946,192)	—	(170,257,468)	(12,139,483,501)	(12,419,687,161)
Balance as at December 31, 2023	₩ (109,946,192)	₩ —	₩ (170,257,468)	₩ (12,139,483,501)	₩ (12,419,687,161)
Carrying amount as at January 1, 2023	₩ 44,054,025	₩ 15,320,277,436	₩ 851,287,339	₩ 129,927,437,789	₩ 146,143,056,589
Carrying amount as at December 31, 2023	₩ 30,396,472	₩ 47,516,587,634	₩ 681,029,871	₩ 230,137,566,011	₩ 278,365,579,988
(Korean won in unit)	For the year ended December 31, 2022
	Technology license	Goodwill	Customer relationship	Patent technology	Total
Acquisition cost:
Balance as at January 1, 2022	₩ —	₩ —	₩ —	₩ —	₩ —
Acquisition and disposal	—	—	—	—	—
Business combination (Note 33)	44,054,115	15,320,277,436	851,287,339	129,927,437,789	146,143,056,589
Balance as at December 31, 2022	₩ 44,054,115	₩ 15,320,277,436	₩ 851,287,339	₩ 129,927,437,789	₩ 146,143,056,589
Accumulated depreciation:
Balance as at January 1, 2022	₩ —	₩ —	₩ —	₩ —	₩ —
Depreciation	—	—	—	—	—
Balance as at December 31, 2022	₩ —	₩ —	₩ —	₩ —	₩ —
Carrying amount as at January 1, 2022	₩ —	₩ —	₩ —	₩ —	₩ —
Carrying amount as at December 31, 2022	₩ 44,054,115	₩ 15,320,277,436	₩ 851,287,339	₩ 129,927,437,789	₩ 146,143,056,589

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

15. Right-of-use assets and lease liabilities

Details of right-of-uses assets as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023
	Acquisition cost	Accumulated depreciation	Book value
Buildings	₩ 328,810,596	₩ (158,790,638)	₩ 170,019,958
Vehicles	13,979,432	(6,205,504)	7,773,928
Total	₩ 342,790,028	₩ (164,996,142)	₩ 177,793,886
(Korean won in unit)	December 31, 2022
	Acquisition cost	Accumulated depreciation	Book value
Buildings	₩ 369,057,833	₩ (6,967,248)	₩ 362,090,585
Vehicles	13,979,432	—	13,979,432
Total	₩ 383,037,265	₩ (6,967,248)	₩ 376,070,017

Changes in book value of right-of-use assets for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended December 31, 2023
	Beginning	Increase/ Business combination	Decrease	Depreciation	Ending
Buildings	₩ 362,091,958	₩ 110,181,086	₩ (230,783,566)	₩ (71,469,520)	₩ 170,019,958
Vehicles	13,979,432	—	—	(6,205,504)	7,773,928
Total	₩ 376,071,390	₩ 110,181,086	₩ (230,783,566)	₩ (77,675,024)	₩ 177,793,886
(Korean won in unit)	For the year ended December 31, 2022
	Beginning	Increase/ Business combination	Decrease	Depreciation	Ending
Buildings	₩ 38,698,274	₩ 369,059,206	₩ (19,561,765)	₩ (26,103,757)	₩ 362,090,585
Vehicles	—	13,979,432	—	—	13,979,432
Total	₩ 38,698,274	₩ 383,038,638	₩ (19,561,765)	₩ (26,103,757)	₩ 376,071,390

Changes in lease liabilities for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended December 31, 2023
	Beginning	Increase/ Business combination	Decrease	Interest	Repayment	Ending
Lease liabilities	₩ 374,446,179	₩ 134,552,527	₩ (233,231,393)	₩ 29,600,531	₩ (97,881,120)	₩ 207,486,724
(Korean won in unit)	For the year ended December 31, 2022
	Beginning	Increase/ Business combination	Interest	Repayment	Ending
Lease liabilities	₩ 38,698,274	₩ 360,340,584	₩ 3,697,321	₩ (28,290,000)	₩ 374,446,179

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

15. Right-of-use assets and lease liabilities (cont.)

Details of cash outflow and expense from lease contracts for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended December 31, 2023
	Cash outflow	Expense
Cash outflow from lease liabilities	₩ 97,881,120	₩ 108,237,083
Low-value assets lease expense	7,250,597	7,250,597
Total cash outflow	₩ 105,131,717	₩ 115,487,680
(Korean won in unit)	For the year ended December 31, 2022
	Cash outflow	Expense
Cash outflow from lease liabilities	₩ 28,290,000	₩ 30,236,256
Short-term lease expense	544,817	544,817
Total cash outflow	₩ 28,834,817	₩ 30,781,073

16. Trade and other payables

Details of trade and other payables as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023		December 31, 2022
	Current	Non-current	Current	Non-current
Trade payables	₩ 973,280,276	₩ —	₩ 661,654,188	₩ —
Accounts payables	982,465,917	—	4,713,092,419	—
Accrued expense	558,554,905	—	389,722,861	—
Total	₩ 2,514,301,098	₩ —	₩ 5,764,469,468	₩ —

17. Borrowings

Details of short-term borrowings as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	Purpose	Interest rate	December 31, 2023	December 31, 2022
Woori Bank Co., Ltd.	Working capital	—	₩ —	₩ 283,250,903
Individual and others	Working capital	—	500,000,000	1,153,365,000
Total			₩ 500,000,000	₩ 1,436,615,903

Details of long-term borrowings as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	Purpose	Interest rate	December 31, 2023	December 31, 2022
Woori Bank Co., Ltd.	Working capital	—	₩ —	₩ 160,000,000
Individual and others	Working capital	—	460,000,000	—
			460,000,000	160,000,000
Less: current portion of long-term borrowings			—	—
Total			₩ 460,000,000	₩ 160,000,000

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

18. Other liabilities

Details of other liabilities as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023	December 31, 2022
Accrued expense for annual leave	₩ 27,797,324	₩ 18,064,904
Withholdings	78,342,711	114,507,286
Total	₩ 106,140,035	₩ 132,572,190

19. Post-employment benefits

The Group maintains a defined contribution retirement benefit plan for its employees. The Group is obligated to pay fixed contributions to an independent fund, and the amount of future retirement benefits to be paid to employees is determined by the contributions made to the fund, etc., and the investment income generated from those contributions. Plan assets are managed independently from the Group’s assets in a fund managed by a trustee.

Danatein’s pension plan has converted from the DB type to the DC type at the end of March 31, 2017, and is obligated to pay severance payment as DB type which incurred before the March 31, 2017.

Meanwhile, expenses recognized by the Group in relation to the defined contribution retirement benefit plan for the years ended December 31, 2023 and 2022 are ₩119,411 thousand and ₩22,458 thousand, respectively.

20. Share capital

Details of share capital as at December 31, 2023 and 2022 are as follows:

(Korean won in unit and number of shares)	December 31, 2023
	Par value per share	Shares authorized	Shares issued and outstanding	Share capital
Ordinary shares	₩ 5,000	4,000,000	1,887,070	₩ 9,435,350,000
(Korean won in unit and number of shares)	December 31, 2022
	Par value per share	Shares authorized	Shares issued and outstanding	Share capital
Ordinary shares	₩ 5,000	4,000,000	1,160,672	₩ 5,803,360,000

Changes in number of ordinary shares and share capital for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit and number of shares)	For the year ended December 31, 2023
	Number of ordinary shares	Share capital
January 1, 2023	1,160,672	₩ 5,803,360,000
Issuance of share capital	669,145	3,345,725,000
Conversion of convertible bonds	57,253	286,265,000
December 31, 2023	1,887,070	₩ 9,435,350,000

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

20. Share capital (cont.)

(Korean won in unit and number of shares)	For the year ended December 31, 2022
	Number of ordinary shares	Share capital
January 1, 2022	301,000	₩ 1,505,000,000
Issuance of share capital	859,672	4,298,360,000
December 31, 2022	1,160,672	₩ 5,803,360,000

21. Share premium

Details of other components of equity as at December 31, 2023 and 2022, are as follows:

(Korean won in unit)	December 31, 2023	December 31, 2022
Paid-in capital in excess of par value	₩ 240,160,510,296	₩ 119,281,819,177

Changes in share premium for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended
	December 31, 2023	December 31, 2022
Beginning balance	₩ 119,281,819,177	₩ 4,237,000
Issuance of share capital	115,641,230,170	119,277,582,177
Conversion of convertible bonds	5,237,460,949	—
Ending balance	₩ 240,160,510,296	₩ 119,281,819,177

22. Retained earnings

Details of retained earnings (accumulated deficit) as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023	December 31, 2022
Retained earnings (accumulated deficit)	₩ (13,534,586,604)	₩ 67,073,904

Changes in accumulated deficit for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Beginning	₩ 67,073,904	₩ (1,277,883,962)
Net income (loss) for the year	(13,601,660,508)	1,344,957,866
Ending	₩ (13,534,586,604)	₩ 67,073,904

23. Revenue and cost of sales

Details of revenue for the years ended December 31, 2023 and 2022, are as follows:

(Korean won in unit)	December 31, 2023	December 31, 2022
Sales of medical devices	₩ 4,379,326,075	₩ —
Service revenue	74,224,985	—
Total	₩ 4,453,551,060	₩ —

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

23. Revenue and cost of sales (cont.)

Details of cost of sales for the years ended December 31, 2023 and 2022, are as follows:

(Korean won in unit)	December 31, 2023	December 31, 2022
Purchase of medical devices	₩ 3,266,142,216	₩ —

24. Commitment and contingencies

24.1 Commitment with financial institution

The details of the limit of financial transaction contracts and execution amounts entered with financial institutions as of December 31, 2022 is as follows (nil as of December 31, 2023):

(Korean won in unit)	Details	Commitment amount	Executed amount
Woori Bank Co., Ltd.	Woori trust-on guarantee loan	₩ 330,000,000	₩ 283,250,903

24.2 Collateral and guarantee provided for others

The details of the collateral and payment guarantee provided by the Group for others as of December 31, 2022 is as follows (nil as of December 31, 2023):

(Korean won in unit)	Guarantee amount	Warrantee	Reason of provision
Korea Credit Guarantee Fund	₩ 267,300,000	Woori Bank Co., Ltd.	Guarantee for borrowings

24.3 Pending litigation

No litigation cases are pending as of December 31, 2023 and 2022.

24.4 Restrictions on assets

No financial assets are restricted in use as of December 31, 2023 and 2022.

24.5 Other commitment

The Group has entered into various contractual commitments related to the acquisition of VAXIMM including a future financial obligation of CHF 143,356 underlying as of December 31, 2023. Meanwhile, both parties have agreed to remove section 6.1.3 of the license agreement that states that in the event of the Company’s sale to a third party, the Licensor shall reimburse the Licensee for reasonable costs and expenses incurred in the preparation, submission, maintenance, prosecution, and enforcement process.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

25. Administrative expenses

Details of administrative expenses for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Salary	₩ 1,081,263,640	₩ 434,573,002
Retirement payment	151,441,927	29,996,154
Employee benefits	69,035,866	35,396,146
Travel expenses	54,919,163	13,909,740
Entertainment expenses	56,884,678	18,208,300
Communication cost	2,973,063	1,285,299
Tax and due	27,741,980	11,217,710
Depreciation cost	186,024,548	29,358,609
Amortization of intangible assets	12,310,159,342	—
Rental cost	29,620,353	415,600
Repair fee	5,751,818	—
Insurance cost	26,876,797	1,364,200
Vehicle maintenance fee	23,552,429	5,644,649
Allowance for expected credit losses	45,492,513	—
Research and development expenses	323,591,877	—
Travel expenses	3,232,644	—
Training cost	292,000	—
Publishing fee	956,700	1,117,400
Office supplies fee	5,910	56,094
Consumable cost	34,622,650	7,577,655
Commissions and professional fee	736,699,779	181,043,845
Building management fee	712,429,052	6,701,970
Advertising expenses	8,925,543	—
Personal services	37,700,000	6,800,000
Total	₩ 15,930,194,272	₩ 784,666,873

26. Nature of expenses

Details of expenses broken down into nature for the years ended December 31, 2023 and 2022, is as follows:

(Korean won in unit)	2023	2022
Changes in inventories	₩ (440,097,234)	₩ —
Raw materials and consumables used	3,706,239,450	—
Employee salary	1,232,705,567	464,569,156
Employee benefits	69,035,866	35,396,146
Depreciation and amortization	12,496,183,890	29,358,609
Rental cost	29,620,353	415,600
Commissions and professional fee	736,699,779	181,044,345
Travel expenses	54,919,163	13,909,740
Entertainment expenses	56,884,678	18,208,300
Tax and due	27,741,980	11,217,710
Others	1,226,402,996	30,547,267
Total	₩ 19,196,336,488	₩ 784,666,873

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

27. Finance income and costs

Details of finance income and costs for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Finance income:
Interest income	₩ 24,992,432	₩ 2,470,673
Gains on disposal of FVTPL financial assets	—	2,305,743,718
Total	₩ 24,992,432	₩ 2,308,214,391
(Korean won in unit)	2023	2022
Finance costs:
Interest expense	₩ 489,682,118	₩ 17,964,454

28. Other income and costs

Details of other income for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Gains on foreign currency transaction	₩ 47,005,063	₩ —
Gains on foreign currency translation	102,737,124	15,441,000
Gains on disposition of equipment and vehicles	1,362,637	—
Gains on disposition of right-of-use assets	—	435,178
Miscellaneous income	9,920,184	6,576,083
Total	₩ 160,571,422	₩ 22,452,261

Details of other costs for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Losses on foreign currency transaction	₩ 86,945,552	₩ 59,059,511
Losses on foreign currency translation	194,721,576	26,252,148
Impairment losses on investments in associates	—	97,742,345
Impairment losses on intangible assets	402,355,143	—
Miscellaneous losses	1,439,456	23,455
Total	₩ 685,461,727	₩ 183,077,459

29. Income tax expense

(1)    Income tax expenses for the years ended December 31, 2023 and 2022 are composed of as follows:

(Korean won in unit)	2023	2022
Current income tax:
Current tax on profit for the year	₩ 2,130,704,911	₩ —
Adjustments on prior years	—	—
Deferred tax:
Relating to origination and reversal of temporary differences	—	—
Deferred tax recognized in other than net income	—	—
Income tax expense reported in the statement of profit or loss	₩ 2,130,704,911	₩ —

(2)    There is no deferred tax recognized in other than net income during for the years ended December 31, 2023 and 2022

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

29. Income tax expense (cont.)

(3)    Explanations of the relationship between income tax expense and accounting profit for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Profit (loss) before tax	₩ (13,601,660,508)	₩ 1,344,722,866
Income tax based on statutory tax rate	2,822,947,046	273,839,031
Adjustments:
Non-deductible expenses (profits) for tax purposes	(1,679,707)	161,696
Special tax for rural areas	792,427	—
Reduction in tax rate	—	(933,388)
Unrecognized changes in temporary differences	(842,809,329)	(295,067,339)
Others (changes in effective tax rate)	104,121,405	22,000,000
Income tax profit (expenses)	₩ 2,130,704,911	₩ —
Effective tax rate(*)	—	0.00%

____________

(*)      The effective tax rates for the years ended December 31, 2023 is not presented due to net loss before income tax expense.

Details of unrecognized deductible (taxable) temporary differences and deferred tax assets (liabilities) as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended December 31, 2023
	Beginning balance	Profit (loss)	Business combination	Ending balance
Accounts payable (annual leave)	₩ 5,965,062	₩ 408,663	₩ —	₩ 6,373,725
Depreciation	304,736	215,007	—	519,743
Current lease liabilities	13,064,803	(4,366)	—	13,060,437
Non-current lease liabilities	16,449,087	(8,322,354)	—	8,126,733
Right of use	(30,365,155)	6,900,407	—	(23,464,748)
Accrued interest	(279,255)	(42,428)	—	(321,683)
Present value discount debt	999,065	176,758	—	1,175,823
Interest payable	2,813,395	95,463,874	—	98,277,269
Accounts payable (severance)	76,449,186	19,129,776	—	95,578,962
Fees	774,554	—	—	774,554
Impairment losses on investments in associate	20,428,150	—	—	20,428,150
Gains on disposal of FVTPL financial assets	(481,900,437)	—	—	(481,900,437)
Foreign currency translation gains	2,249,523	12,652,489	—	14,902,012
Foreign currency translation losses	(1,547,101)	1,141,069	—	(406,032)
Inventory allowance	4,781,380	(2,625,190)	—	2,156,190
Losses on disposal of vehicle	1,918,563	—	—	1,918,563
Carryover tax deduction	429,444,006	290,022,295	—	719,466,301
Tax loss carryforwards	53,060,000	—	—	53,060,000
PPA effect	(19,520,257,288)	2,114,778,162	(25,024,086,000)	(43,328,007,126)
Sub-total	(19,405,647,727)	2,985,876,091	(25,024,086,000)	(42,342,299,635)
Unrecognized deferred tax assets	(42,565,206)	(835,754,857)	—	(878,320,063)
Total	₩ (19,448,212,933)	₩ 2,150,121,234	₩ (25,024,086,000)	₩ (43,220,619,698)

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

29. Income tax expense (cont.)

(Korean won in unit)	For the year ended December 31, 2022
	Beginning balance	Profit (loss)	Business combination	Ending balance
Accounts payable (annual leave)	₩ 3,647,095	₩ 128,470	₩ 2,189,497	₩ 5,965,062
Depreciation	(1,025,165)	216,022	1,113,879	304,736
Current lease liabilities	8,513,620	(2,653,350)	7,204,533	13,064,803
Non-current lease liabilities	—	3,935,331	12,513,756	16,449,087
Right of use	(8,513,620)	(1,711,467)	(20,140,068)	(30,365,155)
Accrued interest	(5,317)	(273,938)	—	(279,255)
Present value discount debt	—	577,286	421,779	999,065
Interest payable	1,017,425	1,616,263	179,707	2,813,395
Accounts payable (severance)	8,775,884	4,254,864	63,418,438	76,449,186
Fees	—	774,554	—	774,554
Impairment losses on investments in associate	—	20,428,150	—	20,428,150
Gains on disposal of FVTPL financial assets	—	(481,900,437)	—	(481,900,437)
Foreign currency translation gains	—	5,486,699	(3,237,177)	2,249,522
Foreign currency translation losses	—	(3,227,169)	1,680,068	(1,547,101)
Inventory allowance	—	—	4,781,380	4,781,380
Losses on disposal of vehicle	—		1,918,563	1,918,563
Carryover tax deduction	268,416,674	161,027,332	—	429,444,006
Tax loss carryforwards	53,060,000	—	—	53,060,000
PPA effect	—	—	(19,520,257,288)	(19,520,257,288)
Sub-total	333,886,596	(291,321,390)	(19,448,212,933)	(19,405,647,727)
Unrecognized deferred tax assets	(333,886,596)	291,321,390	—	(42,565,206)
Total	₩ —	₩ —	₩ (19,448,212,933)	₩ (19,448,212,933)

30. Earnings per share

Basic earnings per share for the years ended December 31, 2023 and 2022 are calculated as follows:

(Korean won in unit and number of shares)	2023	2022
Net income (loss) (A)	₩ (13,601,660,508)	₩ 1,344,957,866
Weighted average number of ordinary shares outstanding (B)	1,668,498	390,425
Basic earnings (loss) per ordinary share (=A/B)	₩ (8,152)	₩ 3,445

Weighted average number of ordinary shares outstanding for the years ended December 31, 2023 and 2022 are calculated as follows:

(number of shares)	2023	2022
Ordinary shares outstanding at the beginning	1,160,672	301,000
Weighted number of ordinary shares newly issued	446,458	89,425
Weighted number of ordinary shares newly issued	49,604	—
Conversion of convertible bonds	11,764	—
Weighted average number of ordinary shares outstanding	1,668,498	390,425

The group’s diluted earnings per share is the same as basic earnings per share because there is no dilution effect.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

31. Related party disclosure

31.1 Related parties

As of December 31, 2023, the Group’s related parties are as follows:

Type	Related parties
Ultimate parent entity	Bellevue Capital Management LLC.
Major shareholder of the Parent	BCM Europe AG
Subsidiaries	VAXIMM, RMC, Darnatein
Associate	Taction Co., Ltd.
Other related parties	Bellevue Global Life Sciences Investors LLC

31.2 Transactions with related parties

There are no sales and procurement transactions and treasury transactions with related parties for the years ended December 31, 2023 and 2022.

31.3 Assets or liabilities from related party transactions

Details of receivables and payables from related party transactions as at December 31, 2023 and 2022 are as follows:

(Korean won in unit)	December 31, 2023
	Related parties	Short-term borrowings
Key management	Individuals	₩ 500,000,000
(Korean won in unit)	December 31, 2022
	Related parties	Short-term borrowings
Key management	Individuals	₩ 700,000,000

31.4 Renumeration for key management

Compensations paid or accrued to key management of the Parent for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Salaries	₩ 615,446,525	₩ 269,492,304

The Group’s key management includes registered directors who have important authority and responsibility for planning, operation, and control of the Group’s business activities.

31.5 Collateral or guarantee provided for or received from related parties

No collateral or guarantee were provided for related parties and were received from related parties as at December 31, 2023 and 2022.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

32. Non-cash transaction

32.1 Significant non-cashflow transactions

Significant transactions without cash inflows or outflows for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023	2022
Replacement of short-term borrowings to convertible bonds	₩ 1,090,000,000	₩ —
Acquisition of intangible assets	14,000,037,120	—
Equity swap for acquisition of subsidiaries	105,004,724,550
Investment in-kind using equipment for associate	—	97,742,345
Equity swap for acquisition of subsidiaries	—	120,135,651,196
Increase of right-of-use assets	—	61,782,459
Disposition of right-of-use assets	—	38,698,274

32.2 Changes in liabilities arising from financing activities

Details of reconciliation of liabilities arising from financing activities for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	For the year ended December 31, 2023
	Beginning	Cashflow	Non-cash movements		Ending
			Interest expense	Others
Lease liabilities	₩ 374,446,179	₩ (97,881,120)	₩ 29,600,531	₩ (98,678,866)	₩ 207,486,724
(Korean won in unit)	For the year ended December 31, 2022
	Beginning	Cashflow	Non-cash movements		Ending
			Interest expense	Others
Lease liabilities	₩ 38,698,274	₩ (28,290,000)	₩ 3,697,321	₩ 360,340,584	₩ 374,446,179

33. Business combinations

The Parent acquired Darnatein (a novel drug development company) (referred as the “Acquiree” herein) as it executes on its business plan to further expand its business by discovering and investing in innovative healthcare companies with cutting-edge technology and creating operating synergies between subsidiaries. As the Parent and the Aquiree former owners exchanged only equity interests in business combination transactions and the acquisition-date fair value of the Parent’s equity interests could not reliably be measured, the Parent determined the amount of goodwill by using the acquisition-date fair value of the Acquiree equity interests instead of the acquisition-date fair value of the shares transferred.

Vaximm and Darnatein can be reasonably categorized as “(bio)platform companies” which differ from the companies only with drug development pipelines. Bioplatforms can be defined as biotechnologies that, once created and harnessed, allow for the intentional and repeatable generation of multiple medicines or agricultural and sustainability products. Both Vaximm and Darnatein are biotech companies whose drug R&D pipelines are based on their own in-house platform technologies that are protected by either patents or trade secrets. According to the “hub-and-spoke” business model of OSR Holdings, the Parent has assumed the position to either own or control the technology platforms of Vaximm and Darnatein through business combinations, which means that the Parent will be able to launch new services to external clients or create additional drug candidates by a new start-up or joint venture with business partners based on their direct ownership or control over the platform technologies acquired from business combinations. Such quality would support the goodwill recognition.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

33. Business combinations (cont.)

33.1 Summary of business combinations

Details of business combinations that occurred for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)		For the years ended December 31, 2023
Acquiree	Main business	Acquisition date	Ownership (%)	Total consideration
Darnatein	New drug development, etc.	2023-03-31	100.0%	₩ 105,004,724,500

Details of business combinations that occurred for the year ended December 31, 2022 are as follows:

(Korean won in unit)		For the years ended December 31, 2022
Acquiree	Main business	Acquisition date	Ownership (%)	Total consideration
RMC	Medical device distribution, etc	2022-12-31	100.0%	₩ 5,449,676,000
VAXIMM	New drug development, etc	2022-12-31	100.0%	₩ 124,558,971,196

33.2 Assets acquired and liabilities assumed

Details of identifiable assets and liabilities and goodwill, which are recognized as the result of business combination that occurred for the year ended December 31, 2023 are set forth in the table below.

(Korean won in unit)	Darnatein
Fair value of total identifiable assets:
Current assets:
Cash and cash equivalents	₩ 88,452,978
Trade and other receivables	5,593,090
Current tax assets	368,040
Non-current assets:
Equipment and vehicles (Note 13)	9,421,068
Right-of-use assets (Note 15)	94,273,525
Intangible assets (Note 14)	95,348,738,746
Non-current financial assets	1,420,000
95,548,267,447
Fair value of total identifiable liabilities:
Current liabilities:
Trade and other payables	90,567,854
Lease liabilities (Note 15)	43,339,023
Current other liabilities	8,377,504
Non-current liabilities:
Severance payment (Note 19)	2,435,281
Lease liabilities (Note 15)	75,796,433
Deferred tax liabilities (Note 29)	25,024,086,000
25,244,602,095
Fair value of identifiable net assets	70,303,665,352
Goodwill	34,701,059,198
Purchase consideration transferred(*)	₩ 105,004,724,550

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

33. Business combinations (cont.)

The acquisition-date fair value of Darnatein was measured using the Discount Cash Flow (“DCF”) method and the Risk adjusted Net Present Value (“r-NPV”) method by outside valuation professionals. Key estimations and assumptions used in measuring the fair value of Darnatein are as follows:

•        19.88% of discount rate (Weighted Average Cost of Capital: WACC) used in discounting operating cashflows

•        Patent technology will generate operating revenue for 20 years

____________

(*)      OSR ordinary shares issued for purchase consideration of ₩105,004,724,550 is 590,425 shares at ₩177,846 per share. The number of OSR ordinary shares to be issued was determined based on negotiation with former owners of Darnatein.

Details of identifiable assets and liabilities and goodwill, which are recognized as the result of business combinations that occurred for the year ended December 31, 2022 are set forth in the table below.

(Korean won in unit)	RMC	VAXIMM
Fair value of total identifiable assets:
Current assets:
Cash and cash equivalents	₩ 492,332,061	₩ 1,757,253,007
Trade and other receivables	546,515,991	76,608,257
Inventory (Note 9)	1,362,517,619	—
Other assets	—	13,394,354
Current tax assets	14,528,800	—
Non-current assets:
Equipment and vehicles (Note 13)	8,992,855	10,641,115
Right-of-use assets (Note 15)	96,363,961	230,783,566
Intangible assets (Note 14)	851,287,339	129,971,491,814
Non-current financial assets	25,829,421	681,310,076
Deferred tax assets (Note 28)	72,044,355	—
	3,470,412,402	130,700,222,008
Fair value of total identifiable liabilities:
Current liabilities:
Trade and other payables	986,986,122	184,086,765
Short-term borrowings	283,250,903	—
Lease liabilities (Note 15)	34,471,452	—
Other liabilities	6,060,410	49,909,316
Current tax liabilities	—	5,396,752
Non-current liabilities:
Long-term borrowings	160,000,000	—
Lease liabilities (Note 15)	59,874,430	233,231,393
Deferred tax liabilities (Note 28)	122,090,826	19,398,166,462
	1,652,734,143	17,829,530,507
Fair value of identifiable net assets	1,817,678,259	112,870,691,501
Goodwill	3,631,997,741	11,688,279,695
Purchase consideration transferred(*1, *2)	₩ 5,449,676,000	₩ 124,558,971,196

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

33. Business combinations (cont.)

The acquisition-date fair value of RMC and VAXIMM were measured using the Discount Cash Flow (“DCF”) method and the Risk adjusted Net Present Value (“r-NPV”) method by outside valuation professionals. Key estimations and assumptions used in measuring the fair value of VAXIMM are as follows:

•        13.6% of discount rate (Weighted Average Cost of Capital: WACC) used in discounting operating cashflows

•        Patent technology will generate operating revenue for 20 years

•        Penetration ratio will reach at 100% in 7 years since approval of new drug

____________

(*1)    OSR Holdings’ ordinary shares issued for the purchase consideration transferred of ₩5,449,676,000 is 70,847 shares at ₩76,922 per share. The number of OSR Holdings’ ordinary shares to be issued was determined based on negotiation with the former owners of RMC.

(*2)    Purchase consideration reflects the value of (i) 696,225 OSR Holdings ordinary shares issued to BCME, (ii) 1,750 BCME preferred shares assigned to BCME by OSR Holdings, and (iii) US$3,600,000. The per share value of the OSR Holdings ordinary shares and BCME preferred shares was ₩163,046 and ₩3,782,199, respectively. The purchase consideration was determined based on negotiations between OSR Holdings and BCME.

33.3 Patent technology from business combination

Details of patent technology recognized from the acquisition of Darnatein that occurred for the year ended December 31, 2023 are set forth in the table below.

(Korean won in thousand)	Amount
Patent technology project code:
DRT 101	₩ 94,788,203

(1) DRT-101

DRT-101 is a synthetic bio-signaling molecule that replaces BMPRII-binding segments of BMP-7, one of the bone-forming proteins, with high affinity ActRII binding segments of Activin A, a member of the transforming growth factor ß (TGF-ß) superfamily along with BMP-7. In nature, endogenous BMP7 promotes chondrogenesis in damaged cartilage tissue by signaling primarily via the type II receptor BMPRII and to a lesser extent via the activin type II receptor ActRII, which it binds with lower affinity. DRT-101 amplifies intracellular regeneration signaling capacity compared to natural BMP-7 and allows for regeneration and restoration of mechanically depleted cartilage cells to normal levels.

Osteoarthritis is the most common joint disorder in the aging population. Although surgical treatment of osteoarthritis can reduce pain and improve joint mobility and function, the operative management of osteoarthritis is associated with significant cost and morbidity. Unmet medical needs for DRT-101 for Osteoarthritis are enormous specially with aging population. Unique market opportunity of DRT-101 relies on novel Mechanism of Action of DRT-101 that can lead to potential first-in-class DMOAD (Disease-Modifying Osteoarthritis Drug) in the market.

Darnatein is pursuing pre-clinical studies of DRT-101 targeting osteoarthritis and plans to file Investigational New Drug Application (IND) to the U.S. Food and Drug Administration by 2025 for Phase 1 clinical trial, with aims of FDA approval by 2032. Darnatein will seek to create cashflow via licensing deals from the preclinical and clinical developments of its pipeline assets.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

33. Business combinations (cont.)

Details of patent technology recognized from the acquisition of VAXIMM that occurred for the year ended December 31, 2022 are set forth in the table below.

(Korean won in thousand)	Amount
Patent technology project code:
VMX01-GBM (ROW and China)	₩ 15,481,599
VMX01-mCRC (ROW and China)	27,256,642
VMX01-Liver (ROW and China)	41,927,472
VMX01-NF2 (ROW and China)	16,214,016
VXM-Preclinical	29,047,708
Total fair value	₩ 129,927,438

____________

(*)      Rest of the world (“ROW”) represents 7 major countries except China. These markets were separated purely from a licensing perspective, as the pre-determined terms would be applied when licensing out its technologies due to the license agreement with China Medical System Corp.

(1) VXM01

VXM01 is an oral T-cell immunotherapy that is designed to activate T-cells to attack the tumor vasculature and tumor cells. VXM01 carries the vascular endothelial growth factor receptor-2 (VEGFR2), which is highly overexpressed on the tumor vasculature. The active, T-cell-mediated destruction of tumor vasculature cells leads to an increased infiltration of various immune cells into tumor tissue.

Project code	Supplementary explanation of project
VXM01-GBM

GBM is a cancer with some of the highest unmet needs. It is one of the most common and most lethal primary brain tumors. The current standard of care consists of surgery followed by radiation and temozolomide. However, there is no standard therapy which prove extension of survival rate. Therefore, it is expected that VXM01 can be applied to GBM and prove its efficacy in treating GBM.

VXM01-mCRC

Colorectal cancer is the third most commonly occurring cancer worldwide and the second most deadly cancer. In early stage, CRC is commonly treated with surgery, while metastatic CRC treatment is dominated by fluorouracil chemotherapy regimens in combination with angiogenesis inhibitors. However, patients still become refractory to these drugs. Therefore, it is expected that VXM01 can be applied to mCRC and prove its efficacy in treating mCRC.

VXM01-Liver

Hepatocellular carcinoma (HCC) is the most common type of primary liver cancer and accounts for 75 – 90% of all primary liver cancers, making it the third leading cause of cancer mortality worldwide. The current approved therapy has shown a low response rate for the limited number of patients. Therefore, it is expected that VXM01 can be applied to liver cancer and prove its efficacy in treating liver cancer.

VXM01-NF2

Neurofibromatosis (NF) is a tumor originating in the nervous system. In neurofibromatosis type 2, the most common tumors are vestibular schwannomas or acoustic neuromas, noncancerous growths that develop along the auditory nerve. There are currently no approved therapeutics for this disease, Therefore, it is expected that VXM01 can be applied to Neurofibromatosis and prove its efficacy in treating Neurofibromatosis.

OSR Holdings Co., Ltd. and its subsidiaries Notes to the consolidated financial statements December 31, 2023 and 2022

33. Business combinations (cont.)

(2) VXM-Preclinical

VAXIMM’s preclinical programs are composed of 4 different pipelines: VXM04, VXM06, VXM08 and VXM10

•        VXM04 carries human mesothelin as the target antigen. Mesothelin is a protein that is overexpressed in several solid tumors.

•        VXM06 targets WT1. WT1 is overexpressed in several hematological malignancies and solid tumors. In preclinical studies, VXM06 has shown potent T-cell activation against WT1 and stand-alone therapeutic activity in models of leukemia.

•        VXM08 targets CEA, a human tumor-associated antigen overexpressed in many solid tumors. In preclinical studies, VXM08 has shown potent T-cell activation against its target antigen as well as stand-alone therapeutic activity in models of colorectal and lung cancer.

•        VXM10 targets PD-L1, an immunomodulatory antigen upregulated in many solid tumors as well as hematological malignancies. VXM10 is currently in preclinical development and has shown stand-alone therapeutic activity in models of leukemia.

33.4 Net cashflow from acquisition for the years ended December 31, 2023 and 2022 are as follows:

(Korean won in unit)	2023
Net cash outflow arising from acquisition of Darnatein:
Cash consideration	₩ —
Less: cash and cash equivalent balances acquired	(88,452,978)
₩ (88,452,978)
(Korean won in unit)	2022
Net cash outflow arising from acquisition of VAXIMM and RMC:
Cash consideration	₩ —
Less: cash and cash equivalent balances acquired	(2,249,584,807)
₩ (2,249,584,807)

34. Operating Segments

For business management purposes of the Consolidated Entity, sales consist of pharmaceutical manufacturing and medical device distribution, considered as a single operating division. Therefore, we did not disclose information by operating segments.

There are no external customers that account for more than 10% of sales for the reporting period.

Shinhan Accounting Corporation 8th FL, 8, Uisadang-daero Yeongdeungpo-gu, Seoul, 07236, Korea Telephone: 82-2-782-9940 Telefax: 82-2-782-9941 www.rsm.global/korea

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
Darnatein Co., Ltd.

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Darnatein Co., Ltd. (the “Company”) as of December 31, 2022 and 2021, and the related statement of comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2022, and the related notes (collectively, the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2022 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Shinhan Accounting Corporation

We have served as the Company’s auditor since 2023.

Seoul, Korea
February 7, 2024

Darnatein Co., Ltd.

Financial statements
for the years ended December 31, 2022 and 2021

“The accompanying financial statements, including all footnotes and disclosures, have been prepared by, and are the responsibility of, the Company.”

Choe, Senyon

Chief Executive Officer

Darnatein Co., Ltd.

Darnatein Co., Ltd. Statements of financial position As at December 31, 2022 and 2021
(Korean won in unit)
	Notes	December 31, 2022	December 31, 2021
Assets
Non-current assets
Property, plant and equipment	11	₩ 16,151,218	₩ 30,866,185
Intangible assets	12	651,715,348	900,740,220
Right-of-use assets	13	107,961,362	135,563,906
Non-current financial assets	6,9	1,420,000	2,860,000
		777,247,928	1,070,030,311

Current assets
Cash and cash equivalents	4,6,7	325,973,826	689,973,487
Trade and other receivables	6,8	9,252,400	21,239,780
Other assets	10	880,000	—
Current tax assets	16	924,460	219,380
		337,030,686	711,432,647
Total assets		₩ 1,114,278,614	₩ 1,781,462,958

Equity
Share capital	17	₩ 6,466,667,000	₩ 6,113,333,500
Share premium	18	1,100,827,080	928,702,310
Accumulated deficit	19	(6,685,401,717)	(5,587,449,824)
Total equity		₩ 882,092,363	₩ 1,454,585,986

Liabilities
Non-current liabilities
Non-current lease liabilities	4,6,13,28	₩ 87,630,789	₩ 108,158,204
Provision for retirement benefits	16	2,435,281	4,800,833
		90,066,070	112,959,037

Current liabilities
Trade and other payables	4,6,14	91,021,080	160,202,250
Other liabilities	4,15	7,760,078	10,376,662
Current lease liabilities	4,6,13,28	43,339,023	43,339,023
		142,120,181	213,917,935
Total liabilities		232,186,251	326,876,972
Total liabilities and equity		₩ 1,114,278,614	₩ 1,781,462,958

The accompanying notes are an integral part of financial statements.

Darnatein Co., Ltd. Statements of comprehensive income For the years ended December 31, 2022 and 2021
(Korean won in unit)
	Notes	2022	2021
Revenue		₩ —	₩ —
Cost of sales		—	—
Gross profit		—	—
Adminstrative expenses	21,22	(1,079,157,552)	(875,825,268)
Operating loss		(1,079,157,552)	(875,825,268)

Non-operating income (loss):
Finance income	6,23	6,088,623	1,447,981
Finance costs	6,23	(27,472,585)	(31,048,117)
Other income	24	6,197,815	2,991
Other costs	24	(3,608,194)	(1,383,358)
		(18,794,341)	(30,980,503)
Loss before income tax		(1,097,951,893)	(906,805,771)
Income tax expense	25	—	—
Net loss for the year	26	(1,097,951,893)	(906,805,771)
Other comprehensive income (loss) for the year, net of tax		—	—
Total comprehensive loss for the year		₩ (1,097,951,893)	₩ (906,805,771)

Loss per share attributable to the equity holders of the Company:
Basic loss per ordinary share	26	₩ (86)	₩ (63)

The accompanying notes are an integral part of financial statements.

Darnatein Co., Ltd. Statements of changes in equity For the years ended December 31, 2022 and 2021
(Korean won in unit)
	Share capital	Share premium	Accumulated deficit	Total equity
Balance at January 1, 2021	₩ 5,413,334,000	₩ 582,875,540	₩ (4,680,644,053)	₩ 1,315,565,487
Total comprehensive loss for the year
Net loss for the year	—	—	(906,805,771)	(906,805,771)
Transactions with owners recognized in equity
Issuance of share captial	699,999,500	345,826,770	—	1,045,826,270
Balance at December 31, 2021	₩ 6,113,333,500	₩ 928,702,310	₩ (5,587,449,824)	₩ 1,454,585,986

Balance at January 1, 2022	₩ 6,113,333,500	₩ 928,702,310	₩ (5,587,449,824)	₩ 1,454,585,986
Total comprehensive loss for the year
Net loss for the year	—	—	(1,097,951,893)	(1,097,951,893)
Transactions with owners recognized in equity
Issuance of share captial	353,333,500	172,124,770	—	525,458,270
Balance at December 31, 2022	₩ 6,466,667,000	₩ 1,100,827,080	₩ (6,685,401,717)	₩ 882,092,363

The accompanying notes are an integral part of financial statements.

Darnatein Co., Ltd. Statements of cash flows For the years ended December 31, 2022 and 2021
(Korean won in unit)
	Notes	2022	2021
Cash flows from operating activities
Cash used in operating activities
Net loss for the year		₩ (1,097,951,893)	₩ (906,805,771)
Adjustments to reconcile loss before tax to net cash flows:
Losses (gains) on foreign currency translation		(5,772,356)	1,370,850
Depreciation		42,317,511	45,549,415
Amortization		249,024,872	282,359,205
Interest expenses		27,472,585	62,096,234
Interest income		(6,088,623)	(1,447,981)
Changes in working capital:
Decrease (increase) in other receivables		11,107,380	(12,627,650)
Increase in prepayments		(880,000)	—
Decrease in other payables		(70,807,794)	(55,931,948)
Decrease in withholdings		(989,960)	(386,150)
Decrease in provision for retirement benefit		(2,365,552)	—
		(854,933,830)	(585,823,796)
Interest received		6,088,623	1,447,981
Interest paid		—	(31,048,117)
Income tax refunded		(705,080)	(139,850)
Net cash flow used in operating activities		(849,550,287)	(615,563,782)
Cash flows from investing activities
Proceeds from other guarantee deposits		1,440,000	—
Net cash flow provided by investing activities		1,440,000	—
Cash flows from financing activities
Proceeds from issuance of share captial		525,458,270	1,045,826,270
Repayment of lease liabilities		(48,000,000)	(48,000,000)
Net cash flow provided by financing activities		477,458,270	997,826,270
Net increase (decrease) in cash and cash equivalents		(370,652,017)	382,262,488
Effects of changes in exchange rate on cash and cash equivalents		5,772,356	(1,370,850)
Cash and cash equivalents at the beginning of the year		689,973,487	309,081,849
Cash and cash equivalents at the end of the year		₩ 325,093,826	₩ 689,973,487

The accompanying notes are an integral part of financial statements.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

1. General information

Darnatein Co., Ltd. (the “Company”) is a clinical-stage biopharmaceutical company founded in 2012, established under the laws of the Republic of Korea, focused on developing and commercializing disease-modifying osteoarthritis drug.

As at December 31, 2022, the total outstanding ordinary shares amount to W6,447 million, and the majority shareholder of the Company is Joint Protein Central Ltd., which owns 34.02% (4,400,000 shares) of the Company’s total outstanding ordinary shares. The company is headquartered at 30 Songdomirae-ro, Yeonsu-gu, Incheon.

Details of the major shareholders as at December 31, 2022 and 2021 are as follows:

		Percentage of ownership (%)
	Location	December 31, 2022	December 31, 2021	Closing month	Main business
Joint Protein Central Co., Ltd.	Korea	34.02%	35.99%	December	Pharmaceuticals
Crystal Bioscience Co., Ltd.	Korea	22.89%	24.21%	December	Pharmaceuticals
Crystal Genomics Co., Ltd.	Korea	14.23%	9.27%	December	Pharmaceuticals
Dukseong Co., Ltd.	Korea	10.82%	11.45%	December	Others
Others	—	18.04%	19.08%	December	—
Total		100.00%	100.00%

2. Significant accounting policies

The principal accounting policies applied in the preparation of these financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

2.1 Basis of preparation

The financial statements of the Company have been prepared in accordance with IFRS from the annual reporting period commencing on or after January 1, 2021.These are the standards, subsequent amendments and related interpretations issued by the International Accounting Standards Board (IASB).

The preparation of financial statements requires the use of critical accounting estimates. Management also needs to exercise judgement in applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 3.

2.2 New or amended accounting standards and interpretations adopted

The consolidated entity has adopted all of the new or amended accounting standards and interpretations issued by the IASB that are mandatory for the current reporting period. Any new or amended accounting standards or interpretations that are not yet mandatory have not been early adopted.

The preparation of financial statements requires the use of critical accounting estimates. Management also needs to exercise judgement in applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 3.

(1) Amendments to IFRS 3 Reference to the Conceptual Framework

The Company has adopted the amendments to IFRS 3 Business Combinations for the first time in the current year. The amendments update IFRS 3 so that it refers to the 2018 Conceptual Framework instead of the 1989 Framework. They also add to IFRS 3 a requirement that, for obligations within the scope of IAS 37 Provisions, Contingent Liabilities and Contingent Assets, an acquirer applies IAS 37 to determine whether at the acquisition date a present obligation exists as a result of past events. For a levy that would be within the scope of IFRIC 21

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

2. Significant accounting policies (cont.)

Levies, the acquirer applies IFRIC 21 to determine whether the obligating event that gives rise to a liability to pay the levy has occurred by the acquisition date. These amendments had no impact on the consolidated financial statements of the Company as there were no contingent assets, liabilities or contingent liabilities within the scope of these amendments that arose during the period.

(2) Amendments to IAS 16 Property, Plant and Equipment Proceeds before Intended Use

The Company has adopted the amendments to IAS 16 Property, Plant and Equipment for the first time in the current year. The amendments prohibit deducting from the cost of an item of property, plant and equipment any proceeds from selling items produced before that asset is available for use, i.e. proceeds while bringing the asset to the location and condition necessary for it to be capable of operating in the manner intended by management. Consequently, an entity recognizes such sales proceeds and related costs in profit or loss. The entity measures the cost of those items in accordance with IAS 2 Inventories. The amendments also clarify the meaning of ‘testing whether an asset is functioning properly’. IAS 16 now specifies this as assessing whether the technical and physical performance of the asset is such that it is capable of being used in the production or supply of goods or services, for rental to others, or for administrative purposes. If not presented separately in the statement of comprehensive income, the financial statements shall disclose the amounts of proceeds and cost included in profit or loss that relate to items produced that are not an output of the entity’s ordinary activities, and which line item(s) in the statement of comprehensive income include(s) such proceeds and cost. These amendments had no impact on the consolidated financial statements of the Company as there were no sales of such items.

(3) Amendments to IAS 37 Onerous Contracts — Cost of Fulfilling a Contract

The Company has adopted the amendments to IAS 37 for the first time in the current year. The amendments specify that the cost of fulfilling a contract comprises the costs that relate directly to the contract. Costs that relate directly to a contract consist of both the incremental costs of fulfilling that contract (examples would be direct labor or materials) and an allocation of other costs that relate directly to fulfilling contracts (an example would be the allocation of the depreciation charge for an item of property, plant and equipment used in fulfilling the contract).These amendments had no impact on the consolidated financial statements of the Company as there were no onerous contracts.

(4) COVID-19-Related Rent Concessions (the 2020 amendments), which amended IFRS 16 Leases COVID-19 related rental discounts and more available after June 30, 2021.

In May 2020, the IASB issued COVID-19-Related Rent Concessions (the 2020 amendments), which amended IFRS 16 Leases. The 2020 amendments introduced an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of COVID-19. Under that practical expedient, a lessee is not required to assess whether eligible rent concessions are lease modifications, instead accounting for them in accordance with other applicable guidance. The 2021 amendments are effective for annual reporting periods beginning on or after April 1, 2021. These amendments had no impact on the consolidated financial statements of the Company as there were no COVID-19 related rent concessions.

(5) Annual Improvements to IFRS Accounting Standards 2018-2020 Cycle

The Company has adopted the amendments included in the Annual Improvements to IFRS Accounting Standards 2018-2020 Cycle for the first time in the current year. The Annual Improvements include amendments to four standards. These amendments had no impact on the consolidated financial statements of the Company.

IFRS 1 First-time Adoption of International Financial Reporting Standards

The amendment provides additional relief to a subsidiary which becomes a first-time adopter later than its parent in respect of accounting for cumulative translation differences. As a result of the amendment, a subsidiary that uses the exemption in IFRS 1:D16(a) can now also elect to measure cumulative translation differences for all foreign

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

2. Significant accounting policies (cont.)

operations at the carrying amount that would be included in the parent’s consolidated financial statements, based on the parent’s date of transition to IFRS Accounting Standards, if no adjustments were made for consolidation procedures and for the effects of the business combination in which the parent acquired the subsidiary. A similar election is available to an associate or joint venture that uses the exemption in IFRS 1:D16(a).

IFRS 9 Financial Instruments

The amendment clarifies that in applying the ‘10 percent’ test to assess whether to derecognize a financial liability, an entity includes only fees paid or received between the entity (the borrower) and the lender, including fees paid or received by either the entity or the lender on the other’s behalf.

IFRS 16 Leases

The amendment removes the illustration of the reimbursement of leasehold improvements.

IAS 41 Agriculture

The amendment removes the requirement in IAS 41 for entities to exclude cash flows for taxation when measuring fair value. This aligns the fair value measurement in IAS 41 with the requirements of IFRS 13 Fair Value Measurement to use internally consistent cash flows and discount rates and enables preparers to determine whether to use pre-tax or post-tax cash flows and discount rates for the most appropriate fair value measurement.

2.3 Standards issued but not yet effective

The new and amended standards and interpretations that are issued, but not yet effective, up to the date of issuance of the Company’s financial statements are disclosed below.

(1) Amendments to IAS 1: Classification of Liabilities as Current or Non-current

In January 2020, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 to specify the requirements for classifying liabilities as current or non-current. The amendments clarify:

•        What is meant by a right to defer settlement

•        That a right to defer must exist at the end of the reporting period

•        That classification is unaffected by the likelihood that an entity will exercise its deferral right

•        That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification

The amendments are effective for annual reporting periods beginning on or after January 1, 2023 and must be applied retrospectively. The amendments are not expected to have a material impact on the Company’s financial statements.

(2) Disclosure of Accounting Policies — Amendments to IAS 1 and IFRS Practice Statement 2

In February 2021, the IASB issued amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgements, in which it provides guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments aim to help entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

2. Significant accounting policies (cont.)

The amendments to IAS 1 are applicable for annual periods beginning on or after January 1, 2023 with earlier application permitted. Since the amendments to the Practice Statement 2 provide non-mandatory guidance on the application of the definition of material to accounting policy information, an effective date for these amendments is not necessary. The amendments are not expected to have a material impact on the Company’s financial statements.

(3) Definition of Accounting Estimates — Amendments to IAS 8

In February 2021, the IASB issued amendments to IAS 8, in which it introduces a definition of ‘accounting estimates. The amendments clarify the distinction between changes in accounting estimates and changes in accounting policies and the correction of errors. Also, they clarify how entities use measurement techniques and inputs to develop accounting estimates. The amendments are effective for annual reporting periods beginning on or after January 1, 2023 and apply to changes in accounting policies and changes in accounting estimates that occur on or after the start of that period. Earlier application is permitted as long as this fact is disclosed. The amendments are not expected to have a material impact on the Company’s financial statements.

(4) Deferred Tax related to Assets and Liabilities arising from a Single Transaction — Amendments to IAS 12

In May 2021, the IASB issued amendments to IAS 12, which narrow the scope of the initial recognition exception under IAS 12, so that it no longer applies to transactions that give rise to equal taxable and deductible temporary differences. The amendments should be applied to transactions that occur on or after the beginning of the earliest comparative period presented. In addition, at the beginning of the earliest comparative period presented, a deferred tax asset (provided that sufficient taxable profit is available) and a deferred tax liability should also be recognized for all deductible and taxable temporary differences associated with leases and decommissioning obligations. The amendments are not expected to have a material impact on the Company’s financial statements.

2.4 Foreign currency translation

1) Functional and presentation currency

Items included in the financial statements of each of the Company’s entities are measured using the currency of the primary economic environment in which each entity operates (the “functional currency”). The financial statements are presented in Korean won in unit, which is the Parent Company’s functional and presentation currency.

2) Transactions and balances

Foreign currency transactions are translated into the functional currency using the exchange rates at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at year end exchange rates are generally recognized in profit or loss.

Non-monetary items that are measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value was determined. Translation differences on assets and liabilities carried at fair value are reported as part of the fair value gain or loss. For example, translation differences on non-monetary assets and liabilities such as equities held at fair value through profit or loss are recognized in profit or loss as part of the fair value gain or loss and translation differences on non-monetary assets such as equities classified as available-for-sale financial assets are recognized in other comprehensive income.

2.5 Financial assets

1) Classification and measurement

The classification depends on the Company’s business model for managing the financial assets and the contractual terms of the cash flows. Regular way purchases and sales of financial assets are recognized on trade-date, the date on which the Company commits to purchase or sell the asset and regular way sales of financial assets are

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

2. Significant accounting policies (cont.)

recognized or derecognized on trade-date, the date on which the Company commits to sell the asset. Financial assets are derecognized when the rights to receive cash flows from the financial assets have expired or have been transferred and the Company has transferred substantially all the risks and rewards of ownership.

For financial assets measured at fair value, gains and losses will either be recorded in profit or loss or other comprehensive income. For investments in debt instruments, this will depend on the business model in which the investment is held. The Company reclassifies debt investments when, and only when its business model for managing those assets changes.

For investments in equity instruments that are not held for trading, this will depend on whether the Company has made an irrevocable election at the time of initial recognition to account for the equity investment at fair value through other comprehensive income.

At initial recognition, the Company measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs that are directly attributable to the acquisition of the financial asset. Transaction costs of financial assets carried at fair value through profit or loss are expensed in profit or loss. Financial assets with embedded derivatives are considered in their entirety when determining whether their cash flows are solely payment of principal and interest.

1-1) Debt instruments

Subsequent measurement of debt instruments depends on the Company’s business model for managing the asset and the cash flow characteristics of the asset. The Company classifies its debt instruments into one of the following three measurement categories:

•        Amortized cost:

Assets that are held for collection of contractual cash flows where those cash flows represent solely payments of principal and interest are measured at amortized cost. A gain or loss on a debt investment that is subsequently measured at amortized cost and is not part of a hedging relationship is recognized in profit or loss when the asset is derecognized or impaired.

•        Fair value through other comprehensive income:

Assets that are held for collection of contractual cash flows and for selling the financial assets, where the assets’ cash flows represent solely payments of principal and interest, are measured at fair value through other comprehensive income. Movements in the carrying amount are taken through other comprehensive income, except for the recognition of impairment loss (reversal of impairment loss), interest income and foreign exchange gains and losses which are recognized in profit or loss. When the financial asset is derecognized, the cumulative gain or loss previously recognized in other comprehensive income is reclassified from equity to profit or loss.

•        Fair value through profit or loss:

Assets that do not meet the criteria for amortized cost or fair value through other comprehensive income are measured at fair value through profit or loss. A gain or loss on a debt investment that is subsequently measured at fair value through profit or loss and is not part of a hedging relationship is recognized in profit or loss.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

2. Significant accounting policies (cont.)

1-2) Equity instruments

The Company subsequently measures all equity investments at fair value. Where the Company’s management has elected to present fair value gains and losses on equity investments, which held for long-term investment or strategic purpose, in other comprehensive income, there is no subsequent reclassification of fair value gains and losses to profit or loss following the derecognition of the investment. Dividend income from such investments continue to be recognized in profit or loss when the right to receive payments is established.

2) Impairment

The Company assesses on a forward-looking basis the expected credit losses associated with its debt instruments carried at amortized cost and fair value through other comprehensive income. The impairment methodology applied depends on whether there has been a significant increase in credit risk. However, for trade receivables and lease receivables, the Company applies the simplified method of recognizing expected credit losses over the entire period from the initial recognition of the receivables.

3) Derecognition

Structured purchases or disposals of financial assets are recognized or derecognised on the trading date. A financial asset is derecognized when the contractual right to the cash flows expires or when the financial asset is transferred and substantially all of the risks and rewards of ownership have been transferred. If a transfer does not result in derecognition because the Company has retained substantially all the risks and rewards of ownership of the transferred asset, the Company continues to recognize the transferred asset in its entirety and recognizes a financial liability for the consideration received.

4) Offsetting of financial instruments

Financial assets and liabilities are offset and the net amount reported in the statements of financial position where there is a legally enforceable right to offset the recognized amounts and there is an intention to settle on a net basis or realize the assets and settle the liability simultaneously. The legally enforceable right must not be contingent on future events and must be enforceable in the normal course of business and in the event of default, insolvency or bankruptcy of the Company or the counterparty.

2.6 Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation and accumulated impairment losses. Historical cost includes expenditure that is directly attributable to the acquisition of the items.

Depreciation of all property, plant and equipment, except for land, is calculated using the straight-line method to allocate their cost or revalued amounts, net of their residual values, over their estimated useful lives as follows:

Estimated useful lives
Machinery	5 years
Tools and utensils	5 years
Office equipment	5 years
Furniture and equipment	5 years

The assets’ depreciation method, residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

2.7 Intangible assets

Intangible assets are initially recognized at historical cost and subsequently carried at its cost less any accumulated amortization and accumulated impairment losses.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

2. Significant accounting policies (cont.)

All intangible assets other than goodwill are amortized using the straight-line method with no residual value over their estimated useful economic life since the asset is available for use.

Estimated useful lives
Patents and licences	10 years

The amortization period and the amortization method for intangible assets with a definite useful life are reviewed at least at each financial year end. The useful life of an intangible asset that is not being amortized is reviewed at each period to determine whether events and circumstances continue to support an indefinite useful life assessment for that asset. If there is any change, it is accounted for as a change in an accounting estimate.

2.8 Impairment of non-financial assets

Goodwill and intangible assets that have an indefinite useful life are not subject to amortization and are tested annually for impairment, or more frequently if events or changes in circumstances indicate that they might be impaired. Other assets are tested for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. Non-financial assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at the end of each reporting period.

2.9 Trade and other payables

Trade and other payables are liabilities for which the company has received goods or services before the end of the reporting period but has not paid them. The debt is unsecured and is usually paid within 30 days of recognition. Trade and other payables are presented as current liabilities unless payment is due more than 12 months after the reporting period. The liability is initially recognized at fair value and subsequently measured at amortized cost using the effective interest method.

2.10 Financial liabilities

1) Classification and measurement

The Company’s financial liabilities at fair value through profit or loss include derivatives that are not a designated as measures of hedging accounting or contingent consideration for business combination, financial liabilities designated at fair value through profit or loss and changes in the fair value of financial liabilities are recognized in profit or loss.

The Company classifies non-derivative financial liabilities, except for financial liabilities at fair value through profit or loss, financial guarantee contracts and financial liabilities that arise when a transfer of financial assets does not qualify for derecognition, as financial liabilities carried at amortized cost and present as ‘deposits’, ‘debts, ‘other payables’ and ‘accrued expenses’ in the statement of financial position.

The Company may designate financial liabilities at fair value through profit or loss to remove financial liabilities, managed at fair value, or an accounting mismatch. Financial liabilities, designated as financial liabilities at fair value through profit or loss by the Company, are structured financial liabilities which include embedded derivative instruments.

Preferred shares that require mandatory redemption at a particular date are classified as liabilities. Interest expenses on these preferred shares using the effective interest method are recognized in the statement of comprehensive income as ‘interest expenses’, together with interest expenses recognized from other financial liabilities.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

2. Significant accounting policies (cont.)

2) Derecognition

Financial liabilities are removed from the statement of financial position when it is extinguished; for example, when the obligation specified in the contract is discharged or cancelled or expired or when the terms of an existing financial liability are substantially modified. The difference between the carrying amount of a financial liability extinguished or transferred to another party and the consideration paid (including any non-cash assets transferred or liabilities assumed) is recognized in profit or loss.

2.11 Current and deferred tax

The tax expense for the period consists of current and deferred tax. Current and deferred tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or directly in equity. In this case, the tax is also recognized in other comprehensive income or directly in equity, respectively. The tax expense is measured at the amount expected to be paid to the taxation authorities, using the tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. The Company recognizes current income tax on the basis of amounts expected to be paid to the tax authorities.

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements. However, deferred income tax is not recognized when it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting profit (or loss) nor taxable income (or tax loss).

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

The Company recognizes a deferred tax liability for all taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint arrangements, except to the extent that the Company is able to control the timing of the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. In addition, The Company recognizes a deferred tax asset for all deductible temporary differences arising from such investments to the extent that it is probable the temporary difference will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets and liabilities and when the deferred tax balances relate to the same taxation authority. Current tax assets and tax liabilities are offset where the entity has a legally enforceable right to offset and intends either to settle on a net basis.

2.12 Employee benefits

The Company’s retirement pension plan is a defined contribution plan. A defined contribution plan is a retirement pension plan in which the company pays a fixed amount of contributions to a separate fund, and the contributions are recognized as an expense when employees have rendered service.

2.13 Revenue recognition

The Company recognizes revenue when it transfers control over a good or service to a customer. A five-step process is applied before revenue from contract with customers can be recognized:

•        Identify contracts with customers

•        Identify the separate performance obligation

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

2. Significant accounting policies (cont.)

•        Determine the transaction price of the contract

•        Allocate the transaction price to each of the separate performance obligations, and

•        Recognize the revenue as each performance obligation is satisfied.

2.14 Lease

A lease liability is recognised at the commencement date of a lease. The lease liability is initially recognised at the present value of the lease payments to be made over the term of the lease, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the consolidated entity’s incremental borrowing rate. Lease payments comprise of fixed payments less any lease incentives receivable, variable lease payments that depend on an index or a rate, amounts expected to be paid under residual value guarantees, exercise price of a purchase option when the exercise of the option is reasonably certain to occur, and any anticipated termination penalties. The variable lease payments that do not depend on an index or a rate are expensed in the period in which they are incurred.

Lease liabilities are measured at amortised cost using the effective interest method. The carrying amounts are remeasured if there is a change in the following: future lease payments arising from a change in an index or a rate used; residual guarantee; lease term; certainty of a purchase option and termination penalties. When a lease liability is remeasured, an adjustment is made to the corresponding right-of use asset, or to profit or loss if the carrying amount of the right-of-use asset is fully written down.

2.15 Approval of issuance of the financial statements

The financial statements were approved for issue by the Board of Directors in February 28, 2023 and are subject to change with the approval of shareholders at their Annual General Meeting, to be held March 22, 2023.

3. Critical accounting estimates and assumptions

The preparation of financial statements requires the Company to make estimates and assumptions concerning the future. Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

1) Income taxes

The Company’s taxable income generated from these operations are subject to income taxes based on tax laws and interpretations of tax authorities in numerous jurisdictions. There are many transactions and calculations for which the ultimate tax determination is uncertain (Note 25).

2) Lease

The Company determines the lease term as the non-cancellable term of the lease together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, or any periods covered by an option to terminate the lease, if it is reasonably certain not to be exercised. The Company applies judgment in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Company reassesses the lease term if there is a significant event or change in circumstances that are within its control and affect its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

4. Financial risk management

4.1 Overview of financial risk management policy

The company is exposed to various financial risks such as market risk (exchange risk, interest rate risk), credit risk and liquidity risk due to various activities. The company’s overall risk management policy focuses on volatility in the financial markets and focuses on minimizing any negative impact on financial performance. Risk management is conducted under the supervision of the finance department according to the policy approved by the Board of Directors. The finance department identifies, evaluates and manages financial risks in close cooperation with the sales departments. The Board of Directors provides written policies on overall risk management principles and specific areas such as foreign exchange risk, interest rate risk, credit risk, use of derivative and non-derivative financial instruments, and investments in excess of liquidity.

4.1.1 Market risk

Market risk is the risk of possible losses which arise from the changes of market factors, such as interest rate, stock price, foreign exchange rate, commodity value and other market factors related to the fair value or future cash flows of the financial instruments, such as securities, derivatives and others.

(1) Currency risk

The following table sets forth the result of foreign currency translation into KRW for financial assets and liabilities of the Company as of December 31, 2022 and 2021:

(Korean won in unit)	December 31, 2022		December 31, 2021
	USD	KRW	USD	KRW
Foreign currency assets Cash and Cash equivalents	$74,420.38	₩ 94,312,948	$420,600.00	₩ 498,621,300

The following table sets forth the impact of strengthening (or weakening) of the KRW by a hypothetical 10% against each foreign currency on the Company’s after-tax profit (or loss), assuming all other variables remain constant.

(Korean won in unit)	December 31, 2022		December 31, 2021
	Rises	Falls	Rises	Falls
USD	₩ 9,431,295	₩ (9,431,295)	₩ 49,862,130	₩ (49,862,130)

(2) Interest rate risk

Interest rate risk refers to the risk that interest income and interest expenses arising from deposits or borrowings will fluctuate due to changes in market interest rates in the future, which mainly arises from deposits and borrowings with floating interest rates. The goal of interest rate risk management is to maximize corporate value by minimizing uncertainty caused by interest rate fluctuations.

As of the end of the reporting period, there are no financial instruments subject to a variable interest rate.

(3) Price risk

Price risk is the risk that the fair value of a financial instrument or future cash flows will change due to changes in market prices other than interest rate risk or foreign exchange risk. As of the end of the reporting period, the Company is not exposed to commodity price risk. Investments in financial instruments are made on a non-recurring basis according to management’s judgment.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

4. Financial risk management (cont.)

4.1.2 Credit risk

Credit risk is the risk of possible losses in an asset portfolio in the events of counterparty’s default, breach of contract and deterioration in the credit quality of the counterparty. For the risk management reporting purposes, the Company manages the credit risk systematically and pursues value maximization and continuous growth of the Company by efficient resource allocation and monitoring non-performing loans. In order to reduce the risks that may occur in transactions with financial institutions, such as cash and cash equivalents and various deposits, the Company conducts transactions only with financial institutions with high creditworthiness. As of December 31, 2022, the Company believes that there are low signs of material default, and the maximum exposure to credit risk as of December 31, 2022 is equal to the book value of financial instruments (excluding cash).

4.1.3 Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. For better business performance and to earn a better profit in the long term perspective, the Company estimates the expected cash flow of the asset and liabilities in the future and monitors accumulated liquidity ratio continuously.

The company’s liquidity risk analysis details as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	For the year ended December 31, 2022
	Book value	Cashflows by contract	Remaining maturity
			With in a year	1 year to 3 year	More than 3 year
Other payables	₩ 91,021,080	₩ 91,021,080	₩ 91,021,080	₩ —	₩ —
Lease liabilities	130,969,812	187,500,000	48,000,000	96,000,000	43,500,000
Total	₩ 221,990,892	₩ 278,521,080	₩ 139,021,080	₩ 96,000,000	₩ 43,500,000
(Korean won in unit)	For the year ended December 31, 2021
	Book value	Cashflows by contract	Remaining maturity
			With in a year	1 year to 3 year	More than 3 year
Other payables	₩ 160,202,250	₩ 160,202,250	₩ 160,202,250	₩ —	₩ —
Lease liabilities	151,497,227	235,500,000	48,000,000	96,000,000	91,500,000
Total	₩ 311,699,477	₩ 395,702,250	₩ 208,202,250	₩ 96,000,000	₩ 91,500,000

4.2 Capital risk management

Capital includes issued capital, share premium and all other equity reserves attributable to the equity holders of the Company. The primary objective of the Company’s capital management is to maximize the shareholder value.

The Company manages its capital structure and adjusts in light of changes in economic conditions and the requirements of the financial covenants. To maintain or adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares. The company uses the debt ratio as a capital management indicator. This ratio is calculated by dividing total liabilities by total equity, and total liabilities and total equity are calculated based on the amounts in the financial statements.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

4. Financial risk management (cont.)

The company’s debt ratio as of the end of the year ended at December 31, 2022 and 2021 are as follows.

(Korean won in unit)	December 31, 2022	December 31, 2021
Net borrowings (A)
Lease liabilities	₩ 130,969,812	₩ 151,497,227
Less) cash and cash equivalents	325,973,826	689,973,487
	(195,004,014)	(538,476,260)
Total equity (B)	882,092,363	1,454,585,986
Net borrowings and total equity	₩ 687,088,349	₩1,454,585,986
Debt ratio (=A/B)	(* )	(* )

____________

(*)      Debt ratios are not presented as net borrowings and debt ratios are negative as at December 31, 2022 and 2021.

5. Fair value

5.1 Book value and fair value of financial instrument

The difference between the carrying amount and fair value of the company’s financial assets and financial liabilities is insignificant.

5.2 Fair value hierarchy

All assets and liabilities for which fair value is measured or disclosed in the financial statements are categorized within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

•        Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•        Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable

•        Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable

Fair values of the Company’s financial assets and liabilities as at December 31, 2022 and 2021, which are accounted as amortized cost, are categorized as Level 3.

5.3 Recurring transfer between levels of the fair value hierarchy

The Company recognizes the transfer between levels of the fair value hierarchy at the end of the reporting period, and there is no transfer between Level 1 and Level 2 during the current and previous years.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

6. Financial instruments by category

6.1 Book value of financial instruments category

The carrying value of financial instruments by category as of December 31, 2022 and 2021 as follows:

(Korean won in unit)	December 31, 2022
	Financial assets at amortized cost	Financial assets at FVTPL	Financial liabilities at amortized cost	Total
Financial assets
Cash and cash equivalents	₩ 325,973,826	₩ —	₩ —	₩ 325,973,826
Trade and other receivables	9,252,400	—	—	9,252,400
Non-current other financial assets	1,420,000	—	—	1,420,000
Financial liabilities
Trade and other payables	91,021,080	—	—	91,021,080
Current lease payables	—	—	43,339,023	43,339,023
Non-current lease payables	—	—	87,630,789	87,630,789
(Korean won in unit)	December 31, 2021
	Financial assets at amortized cost	Financial assets at FVTPL	Financial liabilities at amortized cost	Total
Financial assets
Cash and cash equivalents	₩ 689,973,487	₩ —	₩ —	₩ 689,973,487
Trade and other receivables	21,239,780	—	—	21,239,780
Non-current other financial assets	2,860,000	—	—	2,860,000
Financial liabilities
Trade and other payables	160,202,250	—	—	160,202,250
Current lease payables	—	—	43,339,023	43,339,023
Non-current lease payables	—	—	108,158,204	108,158,204

6.2 Net gains or losses by financial instrument category

Net gains or losses by financial instrument category for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Amortized cost:
Interest income	₩ 6,088,623	₩ 1,447,981
Gains from foreign currency translation	5,772,356	—
Losses from foreign currency translation	—	(1,370,850)
Other financial liabilities:
Interest expense	(10,081,365)	(31,048,117)
Losses from foreign currency translation	(1,370,850)	—

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

7. Cash and cash equivalents

Details of cash and cash equivalents as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022	December 31, 2021
Cash and cash equivalents	₩ 325,973,826	₩ 689,973,487

8. Trade and other receivables

Details of trade and other receivables assets as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022		December 31, 2021
	Current	Non-current	Current	Non-current
Other receivables
Loans	₩ —	₩ —	₩ —	₩ —
Others	9,252,400	—	21,239,780	—
Total	₩ 9,252,400	₩ —	₩ 21,239,780	₩ —

9. Other financial assets

Details of financial assets as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022		December 31, 2021
	Current	Non-current	Current	Non-current
Deposits	₩ —	₩ 1,420,000	₩ —	₩ 2,860,000

10. Other assets

Details of other assets as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022		December 31, 2021
	Current	Non-current	Current	Non-current
Prepayments	₩ 880,000	₩ —	₩ —	₩ —

11. Property, plant and equipment

Details of property, plant and equipment as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022
	Acquisition cost	Accumulated depreciation	Book value
Machinery	₩ 32,709,091	₩ (27,688,341)	₩ 5,020,750
Tools and utensils	33,350,272	(33,331,272)	19,000
Office equipment	22,746,454	(22,619,654)	126,800
Furniture and equipment	227,858,179	(216,873,511)	10,984,668
Total	₩ 316,663,996	₩ (300,512,778)	₩ 16,151,218

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

11. Property, plant and equipment (cont.)

(Korean won in unit)	December 31, 2021
	Acquisition cost	Accumulated depreciation	Book value
Machinery	₩ 32,709,091	₩ (24,950,841)	₩ 7,758,250
Tools and utensils	33,350,272	(33,066,605)	283,667
Office equipment	22,746,454	(22,506,854)	239,600
Furniture and equipment	227,858,179	(205,273,511)	22,584,668
Total	₩ 316,663,996	₩ (285,797,811)	₩ 30,866,185

Changes in book value of property, plant and equipment for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	For the year ended December 31, 2022
	Machinery	Tools and utensils	Office equipment	Furniture and equipment	Total
Acquisition cost:
Balance as at January 1, 2022	₩ 32,709,091	₩ 33,350,272	₩ 22,746,454	₩ 227,858,179	₩ 316,663,996
Acquisition and disposal	—	—	—	—	—
Balance as at December 31, 2022	32,709,091	33,350,272	22,746,454	227,858,179	316,663,996
Accumulated depreciation	(27,688,341)	(33,331,272)	(22,619,654)	(216,873,511)	(300,512,778)
Carrying amount	₩ 5,020,750	₩ 19,000	₩ 126,800	₩ 10,984,668	₩ 16,151,218
(Korean won in unit)	For the year ended December 31, 2021
	Machinery	Tools and utensils	Office equipment	Furniture and equipment	Total
Acquisition cost:
Balance as at January 1, 2021	₩ 32,709,091	₩ 33,350,272	₩ 22,746,454	₩ 227,858,179	₩ 316,663,996
Others	—	—	—	—	—
Balance as at December 31, 2021	32,709,091	33,350,272	22,746,454	227,858,179	316,663,996
Accumulated depreciation	(24,950,841)	(33,066,605)	(22,506,854)	(205,273,511)	(285,797,811)
Carrying amount	₩ 7,758,250	₩ 283,667	₩ 239,600	₩ 22,584,668	₩ 30,866,185

12. Intangible assets

Changes in intangible assets as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022
	Acquisition cost	Acquisition	Amortization	Book value
Industrial property rights	₩ 900,740,220	₩ —	₩ (249,024,872)	₩ 651,715,348

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

12. Intangible assets (cont.)

(Korean won in unit)	December 31, 2021
	Acquisition cost	Acquisition	Amortization	Book value
Industrial property rights	₩ 1,183,099,425	₩ —	₩ (282,359,205)	₩ 900,740,220

13. Right-of-use assets

Details of right-of-use assets as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022
	Acquisition cost	Acquisition	Accumulated amortization	Book value
Buildings	₩ 174,627,395	₩ —	₩ (66,666,033)	₩ 107,961,362
(Korean won in unit)	December 31, 2021
	Acquisition cost	Acquisition	Accumulated amortization	Book value
Buildings	₩ 174,627,395	₩ —	₩ (39,063,489)	₩ 135,563,906

Changes in right-of-use assets for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	For the year ended December 31, 2022
	Book value at beginning	Acquisition	Amortization	Book value at ending
Buildings	₩ 47,580,146	₩ —	₩ (10,015,429)	₩ 37,564,717
Laboratory facility	87,983,760	—	(17,587,115)	70,396,645
Total	₩ 135,563,906	₩ —	₩ (27,602,544)	₩ 107,961,362
(Korean won in unit)	For the year ended December 31, 2021
	Book value at beginning	Acquisition	Amortization	Book value at ending
Buildings	₩ 57,595,574	₩ —	₩ (10,015,428)	₩ 47,580,146
Laboratory facility	105,570,876	—	(17,587,116)	87,983,760
Total	₩ 163,166,450	₩ —	₩ (27,602,544)	₩ 135,563,906

Changes in lease liabilities for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	For the year ended December 31, 2022
	Book value at beginning	Interest expense	Repayment	Book value at ending
Lease liabilities	₩ 151,497,227	₩ 27,472,585	₩ (48,000,000)	₩ 130,969,812
(Korean won in unit)	For the year ended December 31, 2021
	Book value at beginning	Interest expense	Repayment	Book value at ending
Lease liabilities	₩ 168,449,110	₩ 31,048,117	₩ (48,000,000)	₩ 151,497,227

Details of cash outflow and expense from lease for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	For the year ended December 31, 2022
	Cash outflow	Expense
Cash outflow from lease liabilities	₩ 48,000,000	₩ 37,488,014
Total cash outflow	₩ 48,000,000	₩ 37,488,014

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

13. Right-of-use assets (cont.)

(Korean won in unit)	For the year ended December 31, 2021
	Cash outflow	Expense
Cash outflow from lease liabilities	₩ 48,000,000	₩ 58,650,661
Total cash outflow	₩ 48,000,000	₩ 58,650,661

14. Trade and other payables

Details of trade and other payables as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022		December 31, 2021
	Current	Non-current	Current	Non-current
Accounts payables	₩ 80,045,250	₩ —	₩ 148,412,800	₩ —
Accrued expense	10,975,830	—	11,789,450	—
Total	₩ 91,021,080	₩ —	₩ 160,202,250	₩ —

15. Other liabilities

Details of other liabilities as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022		December 31, 2021
	Current	Non-current	Current	Non-current
Accrued expense (annual leave)	₩ 4,444,048	₩ —	₩ 6,070,672	₩ —
Withholdings	3,316,030	—	4,305,990	—
Total	₩ 7,760,078	₩ —	₩ 10,376,662	₩ —

16. Post-employment benefits

The Company has a defined contribution retirement benefit plan for its employees. The Company is obligated to pay fixed contributions to a independent fund, and the amount of future retirement benefits to be paid to employees is determined by the contributions made to the fund, etc., and the investment income generated from those contributions. Plan assets are managed independently from the company’s assets in a fund managed by a trustee.

Meanwhile, expenses recognized by the Company in relation to the defined contribution retirement benefit plan for the years ended December 31, 2022 and 2021 are W 8,490 thousand and W9,385 thousand, respectively.

In accordance with the regulations on severance pay for employees and executives who are not covered by the retirement pension plan, if all employees retire at a time as of the end of the reporting period, if the equivalent amount of severance pay exceeds the defined contribution retirement pension payment, the company is obligated to pay the excess. The equivalent amount of severance pay is accounted for as severance pay allowance.

17. Share capital

Details of share capital as at December 31, 2022 and 2021 are as follows:

(Korean won in unit and number of shares)	December 31, 2022
	Par value per share	Shares authorized	Shares issued and outstanding	Share capital
Ordinary shares	₩ 500	50,000,000	12,933,334	₩ 6,466,667,000

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

17. Share capital (cont.)

(Korean won in unit and number of shares)	December 31, 2021
	Par value per share	Shares authorized	Shares issued and outstanding	Share capital
Ordinary shares	₩ 500	50,000,000	12,226,667	₩ 6,113,333,500

Changes in share capital from ordinary shares for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit and number of shares)	2022
	Number of shares	Share capital
January 1, 2022	12,226,667	₩ 6,113,333,500
Issuance of ordinary share	706,667	353,333,500
December 31, 2022	12,933,334	₩ 6,466,667,000
(Korean won in unit and number of shares)	2021
	Number of shares	Share capital
January 1, 2021	10,826,668	₩ 5,413,334,000
Issuance of ordinary share	1,399,999	699,999,500
December 31, 2021	12,226,667	₩ 6,113,333,500

18. Share premium

Details of other share premium as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)	December 31, 2022	December 31, 2021
Paid-in capital in excess of par value	₩ 1,100,827,080	₩ 928,702,310

Changes in share premium for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Beginning	₩ 928,702,310	₩ 582,875,540
Issuance of ordinary shares	172,124,770	345,826,770
Ending	₩ 1,100,827,080	₩ 928,702,310

19. Accumulated deficit

Changes in accumulated deficit for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Beginning	₩ 5,587,449,824	₩ 4,680,644,053
Net loss for the year	1,097,951,893	906,805,771
Ending	₩ 6,685,401,717	₩ 5,587,449,824

20. Commitment and contingencies

No commitment with financial institutions are outstanding and no litigation cases are pending as of December 31, 2022.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

21. Administrative expenses

Details of administrative expenses for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Salary	₩ 167,419,282	₩ 172,948,876
Retirement payment	9,069,877	9,383,552
Employee benefits	33,674,217	17,014,471
Travel expenses	15,896,219	10,736,821
Entertainment expenses	—	232,000
Communication cost	749,252	794,144
Tax and due	1,859,440	1,836,720
Depreciation cost	42,317,511	45,549,415
Intangible asset depreciation cost	249,024,872	282,359,205
Rental cost	27,500,000	30,000,000
Repair fee	205,000	210,000
Insurance cost	1,970,220	1,974,320
R&D cost	469,751,119	271,175,731
Transportation cost	49,995	203,452
Publishing cost	32,000	—
Consumable cost	543,588	1,776,353
Fees	45,485,997	16,924,972
Building management fee	13,608,963	12,705,236
	₩ 1,079,157,552	₩ 875,825,268

22. Nature of expenses

Details of expenses broken down into nature for the years ended December 31, 2022 and 2021 is as follows:

(Korean won in unit)	2022	2021
Employee salary	₩ 176,489,159	₩ 182,332,428
Employee benefits	33,674,217	17,014,471
Depreciation cost and Intangible asset depreciation cost	291,342,383	327,908,620
Rental cost	27,500,000	30,000,000
Fees	45,485,997	16,924,972
R&D Cost	469,751,119	271,175,731
Others	34,914,677	30,469,046
	₩ 1,079,157,552	₩ 875,825,268

23. Finance income and costs

Details of finance income and costs for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Finance income
Interest income	₩ 6,088,623	₩ 1,447,981
(Korean won in unit)	2022	2021
Finance costs
Interest expense	₩ 27,472,585	₩ 31,048,117

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

24. Other income and costs

Details of other income for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Gains on foreign currency translation	₩ 5,772,356	₩ —
Miscellaneous profits	425,459	2,991
	₩ 6,197,815	₩ 2,991

Details of other costs for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Losses on foreign currency translation	₩ —	₩ 1,370,850
Miscellaneous expenses	3,608,194	12,508
	₩ 3,608,194	₩ 1,383,358

25. Income tax expense

25.1 Income tax expenses for the years ended December 31, 2022 and 2021 are composed of as follows:

(Korean won in unit)	2022	2021
Current income tax:
Current tax on profit for the year	₩ —	₩ —
Adjustments on prior years	—	—
Deferred tax:
Relating to origination and reversal of temporary differences	—	—
Income tax expense reported in the statement of profit or loss	₩ —	₩ —

25.2 There is no deferred tax related to items recognized in other than net income during in the year for the years ended December 31, 2022 and 2021.

25.3 Explanations of the relationship between income tax expense and accounting profit for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Loss before tax	₩ (1,097,951,893)	₩ (906,805,771)
Income tax based on statutory tax rate	(263,549,416)	(221,497,270)
Adjustments		—
Non-deductible expenses for tax purposes	554	2,750
Unrecognized changes in temporary differences	160,590,114	199,494,521
Others (changes in effective tax rate)	102,958,748	21,999,999
Income tax expenses	₩ —	₩ —
Effective tax rate	(* )	(* )

____________

(*)      The effective tax rates for the current and previous years are not calculated due to net loss before income tax expense.

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

25. Income tax expense (cont.)

25.4 Changes in unrecognized deductible (taxable) temporary differences as deferred tax assets (liabilities) for the year ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022
	Beginning balance	Profit (loss)	Equity	Ending balance
Accounts payable	₩ 18,456,692	₩ (922,835)	₩ —	₩ 17,533,857
Loss on prior period error corrections	60,164,597	(3,008,229)	—	57,156,368
Provision for severance benefits	2,714,634	(630,132)	—	2,084,502
R&D Cost	397,288,054	127,085,630	—	524,373,684
Products	100,704	(5,035)	—	95,669
Unused annual leave	1,335,548	(406,742)	—	928,806
Depreciation	25,225,031	1,814,176	—	27,039,207
Industrial property rights	251,012,798	40,891,777	—	291,904,575
Current lease liabilities	3,574,880	(178,744)	—	3,396,136
Non-current lease liabilities	6,210,904	(2,088,695)	—	4,122,209
Rights of use	(6,280,453)	2,616,606	—	(3,663,847)
Others	301,587	(15,079)	—	286,508
Tax loss carryforwards	477,127,874	(2,755,852)	—	474,372,022
Sub-total	1,237,232,850	162,396,846	—	1,399,629,696
Unrecognized deferred tax assets	(1,237,232,850)	(162,396,846)	—	(1,399,629,696)
Recognized deferred tax assets	₩ —	₩ —	₩ —	₩ —
(Korean won in unit)	2021
	Beginning balance	Profit (loss)	Equity	Ending balance
Accounts payable	₩ 18,456,692	₩ —	₩ —	₩ 18,456,692
Loss on prior period error corrections	60,164,597	—	—	60,164,597
Provision for severance benefits	2,714,634	—	—	2,714,634
R&D Cost	287,856,019	109,432,035	—	397,288,054
Products	100,704	—	—	100,704
Unused annual leave	1,240,782	94,766	—	1,335,548
Defined benefit obligation	21,276,719	3,948,312	—	25,225,031
Depreciation	186,741,711	64,271,087	—	251,012,798
Industrial property rights	3,574,880	—	—	3,574,880
Current lease liabilities	9,940,318	(3,729,414)	—	6,210,904
Non-current lease liabilities	(12,353,013)	6,072,560	—	(6,280,453)
Rights of use	—	301,587	—	301,587
Tax loss carryforwards	458,024,286	19,103,588	—	477,127,874
Sub-total	1,037,738,329	199,494,521	—	1,237,232,850
Unrecognized deferred tax assets	(1,037,738,329)	(199,494,521)	—	(1,237,232,850)
Recognized deferred tax assets	₩ —	₩ —	₩ —	₩ —

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

25. Income tax expense (cont.)

25.5 The feasibility of deferred tax assets

The feasibility of deferred tax assets depends on various factors, such as the company’s performance, overall economic environment and industry outlook, and expected future earnings. The Company periodically reviews these matters, and as of the end of the current term, the Company has not recognized deferred tax assets for all temporary differences because taxable income cannot be reasonably predicted during the period when the deductible temporary differences will be eliminated.

26. Earnings per share

Basic earnings per share is calculated by dividing the profit attributable to equity holders of the Company by the weighted average number of ordinary shares outstanding during the year excluding ordinary shares purchased by the Company and held as treasury shares.

Basic earnings per share for the years ended December 31, 2022 and 2021 are calculated as follows:

(Korean won in unit and number of shares)	2022	2021
Earnings attributable to the Company (A)	₩ (1,097,951,893)	₩ (906,805,771)
Weighted average number of ordinary shares outstanding (B)	12,712,622	11,086,211
Basic earnings per ordinary share (=A/B)	₩ (86)	₩ (82)

Weighted average number of ordinary shares outstanding for the years ended December 31, 2022 and 2021 are calculated as follows:

(number of shares)	2022	2021
Ordinary shares outstanding at the beginning	12,226,667	10,826,668
Weighted number of ordinary shares newly issued	485,955	259,543
Weighted average number of preferred shares outstanding	12,712,622	11,086,211

The company’s diluted earnings per share is the same as basic earnings per share because there is no dilution effect.

27. Related party transactions

27.1 As of December 31, 2022 and 2021, the Company’s related parties are as follows:

Related parties
Type	December 31, 2022	December 31, 2021
Shareholder	Joint Protein Central Co., Ltd.	Joint Protein Central Co., Ltd.
Other related parties	Crystal Bioscience Co., Ltd.	Crystal Bioscience Co., Ltd.
	Crystal Genomics Co., Ltd.	Crystal Genomics Co., Ltd.
	Dukseong Co., Ltd.	Dukseong Co., Ltd.
	Dukseong PNT Co., Ltd.	Dukseong PNT Co., Ltd.

27.2 Significant transactions with related parties for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)		2022
		Revenue	Expense
Other related parties	Dukseong Co., Ltd.	₩ —	18,000,000
		₩ —	18,000,000

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

27. Related party transactions (cont.)

(Korean won in unit)		2021
		Revenue	Expense
Other related parties	Dukseong Co., Ltd.	₩ —	₩ 18,000,000
		₩ —	₩ 18,000,000

27.3 No treasury transactions with related parties were made for the years ended at December 31, 2022 and 2021.

27.4 Balances of receivables and payables arising from related party transactions as at December 31, 2022 and 2021 are as follows:

(Korean won in unit)		December 31, 2022
		Receivables	Payables
Shareholder	Joint Protein Central Co., Ltd.	₩ —	₩ 80,000,000
		₩ —	₩ 80,000,000
(Korean won in unit)		December 31, 2021
		Receivables	Payables
Shareholder	Joint Protein Central Co., Ltd.	₩ —	₩ 140,000,000
		₩ —	₩ 140,000,000

27.5 Compensations paid or accrued to key management for the years ended December 31, 2022 and 2021 are as follows:

(Korean won in unit)	2022	2021
Salaries	₩ 94,891,186	₩ 60,000,000
Retirement benefits	2,907,344	—
	₩ 97,798,530	₩ 60,000,000

The company’s key management includes registered directors who have important authority and responsibility for planning, operation, and control of the company’s business activities.

27.6 As of December 31, 2022, there are no collateral or payment guarantees were provided for related parties orwere received from related parties.

28. Non-cash transaction

28.1 During the current and previous year’s investment and financial activities, there are no significant transactions without cash inflows and outflows.

28.2 Details of reconciliation of liabilities arising from financial activities for the years ended December 31, 2022 and 2021 are as follows.

(Korean won in unit)	For the year ended December 31, 2022
	Beginning	Cashflow	Non-cash movements
			Interest expense	Others	Share capital
Lease liabilities	₩ 151,497,227	₩ (48,000,000)	₩ 27,472,585	₩ —	₩ 130,969,812
(Korean won in unit)	For the year ended December 31, 2021
	Beginning	Cashflow	Non-cash movements		Share capital
			Interest expense	Others
Lease liabilities	₩ 168,449,110	₩ (48,000,000)	₩ 31,048,117	₩ —	₩ 151,497,227

Darnatein Co., Ltd. Notes to the financial statements December 31, 2022 and 2021

29. Events after the reporting period

The Company entered into a comprehensive equity swap agreement dated on February 13, 2023 with OSR Holdings Co., Ltd. (“OSR Holdings”). In accordance with the equity swap agreement, shareholders of the Company received OSR Holdings’ 590,425 shares in exchange for the Company’s share on March 31, 2023. As a result of equity swap, the Company became a wholly-owned subsidiary of OSR Holdings as of April 1, 2023.

ANNEX A

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

by and among

OSR HOLDINGS CO., LTD.,

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

and

THE COMPANY STOCKHOLDERS (AS DEFINED HEREIN)

Annex A Page No.
ARTICLE I CERTAIN DEFINITIONS		A-2

1.01	Certain Definitions	A-2
1.02	Construction	A-11

ARTICLE II THE BUSINESS COMBINATION; CLOSING		A-11

2.01	Share Exchange	A-11
2.02	Delivery of Shares	A-12
2.03	Treatment of Company Capital Stock held by Non-Participating Company Stockholders	A-12
2.04	Withholding	A-12
2.05	Closing	A-12
2.06	Closing Deliverables	A-13
2.07	Certificate of Incorporation; Bylaws	A-13
2.08	Directors and Officers	A-14

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-14

3.01	Organization and Qualification; Subsidiaries	A-14
3.02	Articles of Incorporation	A-15
3.03	Capitalization	A-15
3.04	Authority Relative to this Agreement	A-16
3.05	No Conflict; Required Filings and Consents	A-16
3.06	Permits; Compliance	A-16
3.07	Financial Statements	A-17
3.08	Absence of Certain Changes or Events	A-18
3.09	Absence of Litigation	A-18
3.10	Employee Benefit Plans	A-18
3.11	Labor and Employment Matters	A-19
3.12	Real Property; Title to Assets	A-20
3.13	Intellectual Property	A-21
3.14	Reserved	A-26
3.15	Taxes	A-26
3.16	Possession of Licenses and Permits	A-28
3.17	Regulatory Matters	A-28
3.18	Healthcare Laws	A-29
3.19	Environmental Matters	A-29
3.20	Material Contracts	A-30
3.21	International Trade Laws	A-31
3.22	Insurance	A-32
3.23	Board Approval	A-32
3.24	Anti-Corruption Laws	A-33
3.25	Interested Party Transactions	A-33
3.26	Exchange Act	A-34
3.27	Brokers	A-34
3.28	Exclusivity of Representations and Warranties	A-34

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY STOCKHOLDERS		A-34

4.01	Ownership of Company Common Stock	A-34
4.02	Organization and Authority	A-34

Annex A-i

Annex A Page No.
4.03	No Conflict; Required Filings and Consents	A-34
4.04	Litigation	A-35
4.05	Broker	A-35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BLAC		A-35

5.01	Corporate Organization	A-35
5.02	Certificate of Incorporation and Bylaws	A-35
5.03	Capitalization	A-35
5.04	Consents	A-36
5.05	No Conflict; Required Filings and Consents.	A-36
5.06	Compliance	A-37
5.07	SEC Filings; Financial Statements; Sarbanes-Oxley	A-37
5.08	Absence of Certain Changes or Events; Transactions with Affiliates	A-38
5.09	Absence of Litigation	A-38
5.10	BLAC M&A Committee and BLAC Board Approval; Vote Required	A-38
5.11	Brokers	A-39
5.12	BLAC Trust Fund	A-39
5.13	Employees	A-39
5.14	Taxes	A-40
5.15	Listing	A-41
5.16	BLAC’s Investigation and Reliance	A-41
5.17	Exclusivity of Representations and Warranties	A-41

ARTICLE VI CONDUCT OF THE BUSINESS PENDING THE BUSINESS COMBINATION		A-42

6.01	Conduct of Business by the Company Pending the Business Combination	A-42
6.02	Conduct of Business by BLAC Pending the Business Combination	A-43
6.03	Claims against Trust Account	A-44

ARTICLE VII ADDITIONAL AGREEMENTS		A-45

7.01	Proxy Statement	A-45
7.02	BLAC Stockholders’ Meetings	A-46
7.03	Minimum Participation by Company Stockholders	A-46
7.04	Access to Information; Confidentiality	A-46
7.05	Exclusivity	A-47
7.06	Employee Benefit Matters	A-47
7.07	Notification of Certain Matters	A-48
7.08	Further Action; Reasonable Best Efforts	A-48
7.09	Public Announcements	A-48
7.10	Tax Matters	A-48
7.11	Stock Exchange Listing	A-49
7.12	Antitrust.	A-49
7.13	Trust Account	A-49
7.14	Section 16 Matters	A-50

ARTICLE VIII CONDITIONS TO THE BUSINESS COMBINATION		A-50

8.01	Conditions to the Obligations of Each Party	A-50
8.02	Conditions to the Obligations of BLAC	A-50
8.03	Conditions to the Obligations of the Company	A-51
Annex A-ii

Annex A Page No.
ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		A-52

9.01	Termination	A-52
9.02	Effect of Termination	A-53
9.03	Expenses	A-53
9.04	Amendment	A-53
9.05	Waiver	A-53

ARTICLE X GENERAL PROVISIONS		A-53

10.01	Notices	A-53
10.02	Non-survival of Representations, Warranties and Covenants	A-54
10.03	Severability	A-54
10.04	Entire Agreement; Assignment	A-54
10.05	Parties in Interest	A-55
10.06	Governing Law	A-55
10.07	WAIVER OF JURY TRIAL	A-55
10.08	Headings	A-55
10.09	Counterparts	A-55
10.10	Specific Performance	A-55
EXHIBITS
Exhibit A — Form of Participating Stockholder Joinder
Exhibit B — Form of Non-Participating Stockholder Joinder
Company Disclosure Schedule

Annex A-iii

AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This Amended and Restated Business Combination Agreement (this “Agreement”) amends and restates the Business Combination Agreement (the “Original Agreement”), dated as of November 16, 2023 (the “Execution Date”), by and among Bellevue Life Sciences Acquisition Corp., a Delaware corporation (“BLAC”), OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Company”), each holder of Company Common Stock that executes a Participating Stockholder Joinder to this Agreement on or prior to the Closing (each such Person, a “Participating Company Stockholder”), and each holder of Company Common Stock that executes a Non-Participating Stockholder Joinder on or prior to the Closing (each such Person, a “Non-Participating Company Stockholder”, and together with BLAC, the Company and the Participating Company Stockholders, the “Parties” and each a “Party”). The Participating Company Stockholders and the Non-Participating Stockholders are collectively referred to herein as the “Company Stockholders”, and each a “Company Stockholder”.

WHEREAS, BLAC is a Delaware blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses;

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Parties desire to enter into a business combination transaction (the “Business Combination”) whereby BLAC issues shares of BLAC Common Stock (as defined herein) to the Participating Company Stockholders and in consideration, the Participating Company Stockholders transfer each of their respective shares of Company Common Stock (as defined herein) to BLAC;

WHEREAS, following the Closing, and upon exercise of each Put Right or each Call Right set forth in each Non-Participating Stockholder Joinder, BLAC shall issue shares of BLAC Common Stock to the Non-Participating Company Stockholder party to such Non-Participating Stockholder Joinder, and in consideration, such Non-Participating Company Stockholder shall transfer each of its shares of Company Common Stock to BLAC;

WHEREAS, the conditions to Closing in this Agreement include, among others, the requirements that (i) holders of Company Common Stock representing at least 60% of Company Fully-Diluted Share Amount (as defined below) execute Participating Stockholder Joinders to this Agreement and become Participating Company Stockholders on or prior to the Closing, and (ii) the Company shall use best efforts to cause all other holders of Company Common Stock (other than Excluded Company Shares) that do not sign a Participating Stockholder Joinder to execute a Non-Participating Stockholder Joinder, and pursuant to the terms of this Agreement, the Company shall use its best effort to cause the fulfillment of such conditions on or prior to Closing;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that the Business Combination is fair to, and in the best interests of, the Company and its stockholders and has approved the terms of the Business Combination and declared their advisability and approved the other transactions contemplated by the Business Combination, and (b) have authorized and directed the representative director of the Company to enter into all agreements he deems necessary to effectuate the Business Combination and to take such actions he deems necessary, appropriate or advisable to consummate the Business Combination;

WHEREAS, the Board of Directors of BLAC (the “BLAC Board”) has established a committee (the “BLAC M&A Committee”) consisting of directors that do not have any material interest in the Company or the transactions contemplated by this Agreement and the M&A Committee has determined that the transactions contemplated by this Agreement are fair and in the best interests of BLAC;

WHEREAS, following recommendation by the M&A Committee, the BLAC Board has (a) approved and adopted this Agreement and declared its advisability and approved the payment of the Per Share Consideration to the Participating Company Stockholders at Closing pursuant to this Agreement and the other transactions contemplated by this Agreement, (b) approved and adopted the form of Non-Participating Stockholder Joinder and the transactions contemplated thereby, and (c) recommended the approval and adoption of this Agreement and the transactions contemplated by this Agreement by the stockholders of BLAC;

Annex A-1

WHEREAS, in connection with the Closing, BLAC and certain stockholders of the Company shall enter into Lock-Up Agreements in the forms to be agreed among the parties thereto (the “Lock-Up Agreements”);

WHEREAS, prior to Closing, the Parties anticipate that BLAC and/or the Company will enter into one or more subscription agreements in a form to be mutually agreed between BLAC and the Company (all such subscription agreements, collectively the “PIPE Subscription Agreements”), pursuant to which one or more investors shall purchase debt or preferred equity securities of BLAC and/or the Company convertible into BLAC Common Stock in a private placement or placements (the “PIPE Investment”) to be consummated in connection with the consummation of the Business Combination and the other transactions contemplated hereby;

WHEREAS, on July 7, 2023, the Company entered into a letter of intent (the “LOI”) with Landmark BioVentures AG (“LBV”) for the acquisition of 100% of the equity interests in LBV in exchange for the issuance by the Company of 3,062,374 shares of Company Common Stock;

WHEREAS, on March 18, 2024, LBV terminated the LOI, and the Company and LBV abandoned further discussions regarding an acquisition; and

WHEREAS, in accordance with Section 9.04 of the Original Agreement, the Parties now desire to amend and restate the Original Agreement as of the Amendment Date;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.01 Certain Definitions. For purposes of this Agreement:

“2023 Balance Sheet” has the meaning set forth in Section 3.07(b).

“Action” has the meaning set forth in Section 3.09.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person; provided, however, that for purposes of this Agreement, BLAC on the one hand, and the Company and its Subsidiaries, on the other hand, shall not be considered affiliates of one another. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Consideration” means an aggregate of 24,461,214 shares of BLAC Common Stock derived by the quotient of (a) the Aggregate Consideration Value divided by (b) $10.00.

“Aggregate Consideration Value” means $244,612,136.

“Aggregate Participating Consideration” means the aggregate number of shares of BLAC Common Stock issuable to the Participating Company Stockholders at Closing.

“Alternative Transaction” has the meaning set forth in Section 7.05(a).

“Amendment Date” means the date of execution of this Amended and Restated Business Combination Agreement as set forth on the signature page hereto.

“Ancillary Agreements” means the Lock-Up Agreements, the PIPE Subscription Agreements, and all other agreements, certificates and instruments executed and delivered by BLAC, the Company or the Company Stockholders in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act of 2010, and any other applicable anti-corruption/anti-bribery laws and regulations.

“Antitrust Laws” has the meaning set forth in Section 7.12(a).

Annex A-2

“BLAC Board” has the meaning set forth in the Recitals.

“BLAC Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of BLAC filed with the Secretary of the State of the State of Delaware on February 13, 2023, as such may have been amended, supplemented or modified from time to time.

“BLAC Common Stock” means BLAC’s common stock, par value $0.0001 per share.

“BLAC Directors” has the meaning set forth in Section 2.08(b).

“BLAC IPO Prospectus” means the Prospectus issued by BLAC in connection with its initial public offering of BLAC Units, dated February 9, 2023.

“BLAC M&A Committee” has the meaning set forth in the Recitals.

“BLAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise) or results of operations of BLAC; or (b) would prevent, materially delay or materially impede the performance by BLAC of its obligations under this Agreement or the consummation of the Business Combination or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a BLAC Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or GAAP after the Execution Date; (ii) events or conditions generally affecting the industries or geographic areas in which BLAC operates; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19) or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God; (vi) any actions taken or not taken by BLAC as required by this Agreement or any Ancillary Agreement; (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination or any of the other Transaction; or (viii) any actions taken, or failures to take action, or such other changes or events; in each case, which the Company has requested or to which it has consented or which actions are contemplated by this Agreement, except in the cases of clauses (i) through (iii), to the extent that BLAC is materially and disproportionately affected thereby as compared with other participants in the industry in which BLAC operates.

“BLAC Organizational Documents” means the BLAC Certificate of Incorporation, Bylaws, and the Trust Agreement, in each case as amended, modified or supplemented from time to time.

“BLAC Preferred Stock” has the meaning set forth in Section 5.03(a).

“BLAC Proposals” has the meaning set forth in Section 7.01(a).

“BLAC Right” means one right entitling the holder thereof to receive one-tenth (1/10) of a share of BLAC Common Stock upon the consummation of the Business Combination.

“BLAC SEC Reports” has the meaning set forth in Section 5.07(a).

“BLAC Stockholders’ Meeting” has the meaning set forth in Section 7.01(a).

“BLAC Unit” means one unit issued by BLAC in connection with its initial public offering, consisting of one share of BLAC Common Stock, one BLAC Right and one BLAC Warrant.

“BLAC Warrant” means one warrant entitling the holder thereof to purchase one share of BLAC Common Stock at a price of $11.50 per share, subject to adjustment as described in the BLAC IPO Prospectus. Each BLAC Warrant will become exercisable 30 days after the consummation of the Business Combination, and will expire five years after the completion of the Business Combination, or earlier upon redemption or liquidation.

“Blue Sky Laws” has the meaning set forth in Section 3.05(b).

Annex A-3

“Business Combination” has the meaning set forth in the Recitals.

“Business Data” means all business information and data, including Personal Information (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Business Systems or otherwise in the course of the conduct of the business of the Company Business.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York, NY.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, that are owned or used or held for use in the conduct of the Company Business.

“Claims” has the meaning set forth in Section 6.03.

“Closing” has the meaning set forth in Section 2.05.

“Closing Date” has the meaning set forth in Section 2.05.

“Company Board” has the meaning set forth in the Recitals.

“Company Business” means the business of the Company and the Company Subsidiaries as currently conducted and currently proposed to be conducted as of the Execution Date.

“Company Capital Stock” means the Company Common Stock and any other class or series of Company capital stock issued or issuable upon exercise of any security convertible into, or exchangeable for capital stock of the Company outstanding at the Effective Time.

“Company Common Stock” means the Company’s series A common stock, with a par value of KRW 5,000 per share.

“Company Directors” has the meaning set forth in Section 2.08(c).

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Fully Diluted Share Amount” means, without duplication, the aggregate number of shares of Company Common Stock outstanding on a fully diluted basis, including all shares issuable upon the conversion or exercise of all options, warrants and other securities convertible into or exchangeable for shares of Company Common Stock, as of immediately prior to the Effective Time other than the Excluded Company Shares.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property rights owned or purported to be owned by a third party and licensed to the Company or to any Company Subsidiary in connection with the Company Business currently or at any time during the past five (5) years, whether exclusively, non-exclusively, through a license, through a covenant, or on any other basis.

“Company Material Adverse Effect” means any event, circumstance, change, development, effect or occurrence (collectively “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or operations of the Company and the Company Subsidiaries taken as a whole or (b) prevents, materially delays or materially impedes the performance by the Company of its obligations under this Agreement or the consummation of the Business Combination or any of the other Transactions; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law (including any COVID-19 Measures) or the Accounting Standards (as defined herein) after the Execution Date; (ii) events or conditions generally affecting the industries or geographic areas in which

Annex A-4

the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks (including COVID-19), or any escalation or worsening of any such acts of war, sabotage, civil unrest, terrorism, epidemics, pandemics or disease outbreaks, or changes in global, national, regional, state or local political or social conditions; (v) any hurricane, tornado, flood, earthquake, natural disaster, or other acts of God, (vi) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement, (vii) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Business Combination or any of the other Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities), (viii) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position, provided that this clause (viii) shall not prevent a determination that any change, event, or occurrence underlying such failure has resulted in a Company Material Adverse Effect, (ix) any actions taken, or failures to take action, or such other changes or events, in each case, which BLAC has requested or to which it has consented or which actions are contemplated by this Agreement or (x) any statements or items set forth in the Company Disclosure Schedule, except in the cases of clauses (i) through (iii), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company-Owned IP” means all Intellectual Property rights that are currently, or that were at any time during the past five (5) years owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Permits” has the meaning set forth in Section 3.06.

“Company Products” means any and all products in respect of the Company Business that were at any time during the past five (5) years, or that are currently manufactured, distributed, sold, licensed, or otherwise offered or commercialized, or under development in any material respect by the Company or any Company Subsidiary.

“Company Services” means all services in respect of the Company Business that were at any time during the past five (5) years, or that are currently delivered, provided, offered or commercialized, or under development in any material respect by the Company or any Company Subsidiary.

“Company Software” means Software that was at any time during the past five (5) years, or that is currently owned or purported to be owned by or developed by or for the Company or any Company Subsidiary.

“Company Subsidiary” has the meaning set forth in Section 3.01(a).

“Confidentiality Agreement” has the meaning set forth in Section 7.04(a).

“Confidential Information” means all information constituting or relating to Intellectual Property, technology, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans or new personnel acquisition plans and all other confidential or proprietary information with respect to a party and its customers and vendors. Confidential Information includes any information, knowledge or data concerning the businesses and affairs of the Company, the Company Subsidiaries, or any Suppliers or customers of the Company or any Company Subsidiaries or BLAC or its subsidiaries (as applicable) that is not already generally available to the public. Notwithstanding the foregoing, “Confidential Information” shall not include (a) issued Patents and published Patent applications or (b) information that is or becomes generally available to the public or general industry knowledge through no action or inaction by the Company.

“Contingent Worker” has the meaning set forth in Section 3.11(g).

“Contribution” has the meaning set forth in Section 3.13(e).

“Contributor” has the meaning set forth in Section 3.13(e).

Annex A-5

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of Software or other technology subject to such license, that such Software or other technology subject to such license, or other Software or other technology incorporated into, derived from, used or distributed with such Software or other technology subject to such license (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company Products, other products or Software, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, workplace safety or similar Law promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Data Security Requirements” has the meaning set forth in Section 3.13(i).

“DGCL” shall mean the Delaware General Corporation Law of the State of Delaware.

“Disabling Devices” means Software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user data in an unauthorized manner.

“Domain Names” means any and all Internet domain names and numerical addresses.

“Effective Time” has the meaning set forth in Section 2.05.

“Environmental Laws” means any United States federal, state or local or non-United States laws relating to: (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use, treatment, storage, exposure to or disposal of Hazardous Substances or materials containing Hazardous Substances; or (c) pollution or protection of human health, safety, or the environment or natural resources.

“Environmental Permit” has the meaning set forth in Section 3.19.

“Equity Plan” has the meaning set forth in Section 7.06(a).

“Exchange Act” has the meaning set forth in Section 3.27.

“Excluded Company Shares” means all shares of Company Common Stock issued or issuable at or as of the Effective Time pursuant to the PIPE Investment.

“Execution Date” has the meaning set forth in the Recitals.

“FDA Laws” means the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.) and its implementing regulations and guidance documents, the Public Health Service Act (42 U.S.C. § 201 et seq.) and its implementing regulations and guidance documents, and any other applicable Law, including Laws that regulate the design, development, research, testing, studying, manufacturing, processing, storing, handling, importing or exporting, licensing, labeling, packaging, distributing, or marketing of drug products.

“Financial Statements” has the meaning set forth in Section 3.07(a).

Annex A-6

“Foreign Exchange Rate” means the exchange rate between Korean Won to U.S. Dollars determined on the date of the Effective Time as published in the exchange rate section of the Wall Street Journal, or, if not published in the Wall Street Journal, then the average of the opening bid and ask rates on such date at which such currency may be exchanged for U.S. Dollar as quoted by JPMorgan Chase Bank, NA (or any successor thereto or any other major money center commercial bank agreed to by the Parties).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” has the meaning set forth in Section 3.05(b).

“Governmental Licenses” has the meaning set forth in Section 3.16.

“Hazardous Substance(s)” means: (a) those substances defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, per- and polyfluoroalkyl substances, and radon; and (e) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Health Care Laws” has the meaning set forth in Section 3.18.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound Licenses” means all Contracts pursuant to which the Company or any Company Subsidiary has received a license or sublicense, or has otherwise been granted rights in, to, or under any Intellectual Property from any Person, or otherwise received from any Person any immunity, authorization, release, covenant not to sue or other right with respect to any Intellectual Property.

“Institutions” has the meaning set forth in Section 3.13(q).

“Intellectual Property” means: all intellectual property rights, anywhere in the world, whether statutory, common law or otherwise, including (a) Patents, (b) copyrights and all other rights with respect to works of authorship, (c) all other rights with respect to Software, including registrations thereof and applications therefor, (d) registered and unregistered design rights and registrations thereof and applications therefor, (e) rights with respect to Trademarks, and all registrations thereof and applications therefor, (f) rights with respect to Domain Names, including registrations thereof and applications therefor, (g) rights with respect to trade secrets or Confidential Information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to databases, including registrations thereof and applications therefor, (i) publicity and privacy rights, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials, and (j) rights in Software and (k) any rights equivalent or similar to any of the foregoing. Without limiting the foregoing, “Intellectual Property” includes rights to derivatives, improvements, modifications, enhancements, revisions, and releases to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing and other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“International Trade Laws” means (i) all U.S. import and export Laws (including those Laws administered by the U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 C.F.R., Parts 700-774; Homeland Security (Customs and Border Protection) codified at 19 C.F.R., Parts 1-192; State (Directorate of Defense Trade Controls) codified at 22 C.F.R., Parts 103, 120-130; and the Treasury (Office of Foreign Assets Control) codified at 31 C.F.R., Parts 500-598) and (ii) all comparable applicable Laws outside the United States.

“Initial Post-Closing BLAC Directors” has the meaning set forth in Section 2.08(d).

“Joinders” means, collectively, the Participating Stockholder Joinders and the Non-Participating Stockholder Joinders.

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“knowledge” or “to the knowledge” of a person shall mean in the case of the Company, the actual knowledge of Kuk Hyoun Hwang, Sung Jae Yu, Soo Eun Nam, Sung Hoon Chung, and Dae Ho Kim after reasonable inquiry, and in the case of BLAC, the actual knowledge of Kuk Hyoun Hwang, Jun Whang and Tom Shin after reasonable inquiry.

“Korea IFRS” has the meaning set forth in Section 3.15(a).

“Law” has the meaning set forth in Section 3.05(a).

“LBV” has the meaning set forth in the Recitals.

“Lease” has the meaning set forth in Section 3.12(b).

“Lease Documents” has the meaning set forth in Section 3.12(b).

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon and all easements, licenses, rights and appurtenances of the Company or Company Subsidiaries relating to the foregoing.

“Lien” means any lien, security interest, mortgage, pledge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).

“Lock-Up Agreements” has the meaning set forth in the Recitals.

“LOI” has the meaning set forth in the Recitals.

“Material Contracts” has the meaning set forth in Section 3.20(a).

“Mutually Nominated Directors” has the meaning set forth in Section 2.08(d).

“Non-Participating Stockholder Joinder” means the agreement of each Non-Participating Company Stockholder to become a party to this Agreement after the Execution Date and prior to Closing substantially in the form attached as Exhibit B hereto.

“OFAC” has the meaning set forth in Section 3.21(b)(ii).

“Off-the-Shelf Software” means Software, software-as-a-service, or other technology that is licensed on a non-exclusive basis under a “shrink-wrap” or “click-through” Contract or other Contract containing standard terms and Software, software-as-a-service, or other technology that is generally available through commercial distributors, in consumer retail stores or through online distribution sources on standard terms.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative), the Free Software Definition (as promulgated by the Free Software Foundation), any Creative Commons License, or any substantially similar license, including any license approved by the Open Source Initiative. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or other Intellectual Property subject to an Open Source License.

“Original Agreement” has the meaning set forth in the Recitals.

“Outbound Licenses” means Contracts pursuant to which the Company or any Company Subsidiary has licensed or sublicensed or otherwise granted rights in, to, or under any Company-Owned IP to any Person, or granted to any Person any immunity, authorization, release, covenant not to sue or other right with respect to any Company-Owned IP.

“Outside Date” has the meaning set forth in Section 9.01(b).

“Owned Real Property” means the land owned by the Company or any of the Company Subsidiaries (collectively, the “Land”), together with all buildings and other structures, facilities, and other improvements located thereon (collectively, the “Improvements”); all right, title and interest of the Company or any Company Subsidiary,

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as applicable, if any, in and to any and all appurtenances, strips or gores, roads, easements, streets, alleys, drainage facilities and rights-of-way bounding any of the Land; all utility capacity, utilities, water rights, licenses, permits, entitlements, and bonds, if any, and all other rights and benefits attributable to the Land; and all rights of ingress and egress thereto; all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any Governmental Authority in connection with the Land or the Improvements held by or granted to the Company or any Company Subsidiary, as applicable, any of their respective predecessors in title, and/or the agents thereof with respect to the Land or the Improvements; all right, title and interest of the Company or any Company Subsidiary, as applicable, in and to all site plans, surveys, soil and substratus studies, and engineering and architectural drawings, plans and specifications, in the possession or control of the Company or any Company Subsidiary, as applicable, relating to the Land or Improvements; all equipment and other personal property owned by the Company or any Company Subsidiary, as applicable, located on and/or exclusively used in connection with the operation of the Land or Improvements; and all written service and maintenance contracts and other written contracts, if any, relating to the Land or Improvements.

“Participating Stockholder Joinder” means the agreement of each Participating Company Stockholder to become a party to this Agreement after the Execution Date and prior to Closing substantially in the form attached as Exhibit A hereto.

“Patents” means any domestic or foreign patents, utility models and applications, drafts and disclosures relating thereto (and any patents or utility models that issue as a result of such applications, drafts and disclosures) and any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to such patents, utility models and applications.

“Permitted Liens” means: (a) such imperfections of title, easements, encumbrances, Liens or restrictions that do not materially impair the current use of the Company’s or any Company Subsidiary’s assets that are subject thereto; (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business, or deposits to obtain the release of such Liens; (c) Liens for Taxes not yet due and payable, or being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP or the Accounting Standards, as applicable; (d) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities; (e) non-exclusive licenses, sublicenses or other rights to Intellectual Property owned by or licensed to the Company or the Company Subsidiaries granted to any licensee in the ordinary course of business; (f) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property; (g) Liens identified in the Financial Statements; and (h) Liens on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising from the provisions of such agreements or benefiting or created by any superior estate, right or interest.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means (a) information related to an identified or identifiable individual (e.g., name, address telephone number, email address, financial account number, health information, government-issued identifier); (b) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier; and (c) any other, similar information or data regulated by Privacy/Data Security Laws.

“Per Share Consideration” means, with respect to each share of Company Capital Stock held immediately prior to the Effective Time, the Aggregate Consideration divided by the Company Fully Diluted Share Amount.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Subscription Agreements” has the meaning set forth in the Recitals.

“Plans” has the meaning set forth in Section 3.10(a).

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“Privacy/Data Security Laws” means all Laws, self-regulatory standards, third party system and platform requirements, and industry regulations governing (a) the receipt, collection, use, storage, processing, sharing, security, disclosure, transfer, sale, unauthorized access or modification, theft, loss, inaccessibility, breach, or transfer of Personal Information, Confidential Information, the Company’s Business Systems or Business Data and (b) unfair and deceptive practices, accessibility, advertising, communications (e.g., text messages, emails, calls), PCI-DSS, location tracking and marketing.

“Proceeding” has the meaning set forth in Section 3.18

“Products” mean any products or services, developed, manufactured, performed, out-licensed, sold, distributed other otherwise made available by or on behalf of the Company or any Company Subsidiary, from which the Company or any Company Subsidiary has derived previously, is currently deriving or is scheduled to derive, revenue from the sale or provision thereof.

“Program Requirements” has the meaning set forth in Section 3.13(i).

“Proxy Statement” has the meaning set forth in Section 7.01(a).

“Redemption Rights” means the redemption rights provided for in Article Fifth of the BLAC Certificate of Incorporation.

“Registered Company IP” means all of the registrations for Company-Owned IP with any Governmental Authority or Domain Name.

“Regulatory Authorizations” has the meaning set forth in Section 3.18

“Remedies Exceptions” has the meaning set forth in Section 3.04.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, or migrating through, in, on, under, or into the indoor or ambient environment.

“Reports” has the meaning set forth in Section 3.18.

“Representatives” has the meaning set forth in Section 7.04(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 5.07(a).

“Share Exchange” has the meaning set forth in Section 2.01(a).

“Software” means (a) computer programs, firmware, software (whether in source code, object code or other form), models, algorithms, methodologies and implementations thereof; (b) development tools, descriptions and flow charts; (c) data, metadata, databases and compilations of data, whether machine readable or otherwise; and (d) programmers’ annotations, notes, documentation, product user manuals, training materials and other work product used to design, plan, organize, maintain, support or develop any of the foregoing, irrespective of the media on which it is recorded.

“Standards Organizations” has the meaning set forth in Section 3.13(u).

“subsidiary” or “subsidiaries” of the Company or BLAC or any other person means an affiliate controlled by such person, directly or indirectly, through one or more intermediaries.

“Supplier” means any person that supplies inventory or other materials or personal property, components, or other goods or services that are utilized in or comprise the Products of the Company or any of the Company Subsidiaries.

“Tax” has the meaning set forth in Section 3.15(q).

“Tax Returns” has the meaning set forth in Section 3.15(q).

“Terminating BLAC Breach” has the meaning set forth in Section 9.01(f).

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“Terminating Company Breach” has the meaning set forth in Section 9.01(e).

“Trademarks” means unregistered and registered trademarks and service marks, trademark and service mark applications, common law trademarks and service marks, trade dress and logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing and any renewals and extensions of any of the foregoing.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Joinders, the Company Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by BLAC, the Company or the Company Stockholders in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” has the meaning set forth in Section 5.12.

“Trust Agreement” has the meaning set forth in Section 5.12.

“Trustee” has the meaning set forth in Section 5.12.

“Trust Fund” has the meaning set forth in Section 5.12.

“WARN Act” has the meaning set forth in Section 3.11(c).

“Written Consent” has the meaning set forth in Section 7.03.

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (v) the word “including” means “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, (vii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto, and (viii) references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II
THE BUSINESS COMBINATION; CLOSING

2.01 Share Exchange.

(a) Upon the terms and subject to the conditions of this Agreement, at the Closing (as defined below), (i) BLAC shall issue the Aggregate Participating Consideration to the Participating Company Stockholders, and (ii) the Participating Company Stockholders shall sell, transfer, convey, assign and deliver all of their respective shares of Company Common Stock to BLAC (subclauses (i) and (ii), collectively, the “Share Exchange”). Pursuant to such Share Exchange, each share of Company Common Stock held by the Participating Company Stockholders immediately prior to the Effective Time shall be

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exchanged for the Per Share Consideration. Based on the Company’s representations in Section 3.03, the Per Share Consideration would be $129.62 as of the Amendment Date. Such amount is subject to adjustment in the event the Company Fully Diluted Share Amount changes prior to Closing.

(b) Any fractional share of BLAC Common Stock that would otherwise be issuable to a Participating Company Stockholder following such exchange shall be rounded up or down to the nearest whole share of BLAC Common Stock.

(c) Upon consummation of the Share Exchange, BLAC will hold at least 60% of the Company Fully Diluted Share Amount.

2.02 Delivery of Shares.

(a) At the Effective Time, the Participating Company Stockholders shall transfer and convey all of the shares of Company Common Stock held by the Participating Company Stockholders to BLAC, in each case, free and clear of any claims or interest of any person previously entitled thereto.

(b) At the Effective Time, BLAC shall effect the transfer and conveyance of all of the shares of BLAC Common Stock representing the Aggregate Participating Consideration to the Participating Company Stockholders, in each case, free and clear of any claims or interest of any person previously entitled thereto.

(c) The Per Share Consideration payable upon conveyance of the Company Common Stock held by the Participating Company Stockholders in accordance with the terms hereof shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such Company Common Stock.

(d) BLAC shall not be liable to any stockholders of the Company for any such Company Common Stock (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with Section 2.02.

(e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact in form and substance, including an indemnity, acceptable to BLAC, by the person claiming such Certificate to be lost, stolen or destroyed, BLAC will issue in exchange for such lost, stolen or destroyed Certificate, the Per Share Consideration that such holder is otherwise entitled to receive pursuant to, and in accordance with, the provisions of Section 2.01.

2.03 Treatment of Company Capital Stock held by Non-Participating Company Stockholders. All Company Capital Stock held by each Non-Participating Company Stockholder as of Closing will not be exchanged for shares of BLAC Common Stock at Closing, and such Company Capital Stock will be subject to the terms of the Non-Participating Stockholder Joinder between such Non-Participating Company Stockholder and BLAC, including the Put Right and Call Right set forth therein.

2.04 Withholding. Each of BLAC and the Company, and their respective affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise deliverable or payable under this Agreement such amounts that any such Persons are required to deduct and withhold with respect to any of the deliveries and payments contemplated by this Agreement under the Code or any other applicable Law (as defined herein). To the extent that BLAC or the Company, or their respective Affiliates withholds or deducts such amounts with respect to any Person and properly remits such withheld or deducted amounts to the applicable Governmental Authority (as defined herein), such withheld or deducted amounts shall be treated as having been paid to or on behalf of such Person in respect of which such withholding or deduction was made for all purposes. In the case of any such payment payable to employees of the Company or its affiliates in connection with the Business Combination treated as compensation, the Parties shall cooperate to pay such amounts through the Company’s or an affiliate’s payroll to facilitate applicable withholding.

2.05 Closing. In accordance with (i) the terms and subject to the conditions of this Agreement, and (ii) the consummation of the PIPE Investment, the closing of the Share Exchange (the “Closing”) shall take place by electronic delivery of documents (by PDF (portable document format) and/or electronic mail), all of which will be deemed to be originals, at a time to be agreed by the Parties on the first date on which all conditions set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied

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at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as the Parties may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date” and the time on which the Closing actually occurs is referred to in this Agreement as the “Effective Time.”

2.06 Closing Deliverables. Upon the terms and subject to the conditions of this Agreement:

(a) At the Closing, BLAC will deliver or cause to be delivered:

(i) to the Company on behalf of the Participating Company Stockholders, a certificate duly signed by an authorized officer of BLAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(d) have been fulfilled;

(ii) to each Participating Company Stockholder, such number of shares of BLAC Common Shares equivalent to the Per Share Consideration payable to such Participating Company Stockholder;

(iii) to the Company, the written resignations of all of the directors and officers of BLAC (other than those Persons identified as the initial directors and officers, respectively, of BLAC, after the Closing, in accordance with the provisions of Section 2.08), effective as of, and subject to, the Closing;

(iv) to the Company on behalf of the Participating Company Stockholders, copies of the BLAC Amended and Restated Organizational Documents in the forms as may be mutually agreed in writing between BLAC and the Company;

(v) all other documents, instruments or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions, including, without limitation, such of the foregoing required for purposes of the Korea Foreign Exchange Transaction Act, or any other relevant Laws.

(b) At the Closing, the Company will deliver or cause to be delivered to BLAC:

(i) the Joinders, duly executed by each of the Company Stockholders;

(ii) a certificate of non-issuance of share certificates and approval of transfer of shares, accounting for all the issued and outstanding shares of Company Common Stock held by the Participating Company Stockholders to be transferred to BLAC;

(iii) an updated Company shareholder registry reflecting the transactions performed under the Share Exchange;

(iv) a certificate duly signed by an authorized officer of the Company, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) have been fulfilled;

(v) the Lock-Up Agreements duly executed by certain of the Participating Company Stockholders; and

(vi) all other documents, instruments or certificates as shall reasonably be required by BLAC and its counsel in order to consummate the Transactions.

(c) On the Closing date, concurrently with the Share Exchange, BLAC shall make, or cause to be made, any payments to the stockholders of BLAC required to be made in connection with the Redemption Rights.

2.07 Certificate of Incorporation; Bylaws. At the Closing, BLAC shall amend and restate, effective as of the Effective Time, the BLAC Certificate of Incorporation, which, shall among other things, result in BLAC being renamed as OSR Biosciences Inc. and shall trade publicly on the NASDAQ under a new ticker symbol mutually agreed upon by BLAC and the Company.

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2.08 Directors and Officers.

(a) Each of the Parties hereto shall take all such action within its power as may be necessary or appropriate such that, effective as of the Closing, (i) the BLAC Board shall consist of up to 9 directors; (ii) the initial members of the BLAC Board are the individuals determined in accordance with Section 2.08(b) and Section 2.08(c), as applicable; (iii) the initial members of the compensation committee, audit committee and nominating and corporate governance committee of the BLAC Board are the individuals determined in accordance with Section 2.08(d); and (iv) the officers of BLAC and the Company are the individuals determined in accordance with Section 2.08(e).

(b) BLAC shall provide to the Company a list of up to 3 individuals who shall serve as directors on the BLAC Board effective as of the Closing (the “BLAC Directors”). BLAC may, with the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Proxy Statement with the SEC by amending such list to include such replacement individual.

(c) The Company shall provide to BLAC a list of up to 6 individuals who shall serve as directors on the BLAC Board effective as of the Closing (the “Company Directors”). The Company may, with the prior written consent of BLAC (such consent not to be unreasonably withheld, conditioned or delayed), replace any such individual with any other individual prior to the filing of the Proxy Statement with the SEC by amending such list to include such replacement individual. The BLAC Directors and the Company Directors are referred to collectively herein as the “Initial Post-Closing BLAC Directors.” Notwithstanding the foregoing, a majority of the individuals designated to serve as the Initial Post-Closing Directors must be “independent directors” under The Nasdaq Capital Market Listing Rules and regulations applicable to service on committees of the BLAC Board, and if the requirement set forth in this sentence is not met, BLAC shall omit from its proxy materials any such nominee, and any such nomination shall be disregarded and no vote on any such nominee will occur, notwithstanding that proxies in respect of such vote may have been received by BLAC.

(d) BLAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either BLAC or the Company) on any director or directors to initially serve on the BLAC Board effective as of the Closing who are not designated pursuant to the provisions of paragraph (b) or (c) of this Section 2.08 and the directors to be appointed to serve on the compensation committee, audit committee and nominating and corporate governance committee of the BLAC Board effective as of the Closing prior to the filing of the definitive Proxy Statement with the SEC.

(e) BLAC and the Company shall mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either BLAC or the Company) on the officers of BLAC and the Company effective immediately after the Closing, with each such individual holding the title set forth opposite his or her name. BLAC and the Company may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed by either the Company or BLAC) to replace any such individual with any other individual prior to the filing of the definitive Proxy Statement with the SEC by amending such Schedule to include such replacement individual.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to BLAC as follows:

3.01 Organization and Qualification; Subsidiaries.

(a) The Company and each subsidiary of the Company (each a “Company Subsidiary”), is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing,

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in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that do not constitute a Company Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding capital stock of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Schedule 3.01(b) of the Company Disclosure Schedule.

3.02 Articles of Incorporation. The Company has prior to the Execution Date made available a complete and correct copy of the articles of incorporation or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary. Such articles of incorporation or equivalent organizational documents are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its articles of incorporation or equivalent organizational documents.

3.03 Capitalization.

(a) The authorized capital stock of the Company consists of 4,000,000 shares of Company Common Stock. As of the Amendment Date, (i) 1,887,070 shares of Company Common Stock are issued and outstanding and (ii) the Company Fully Diluted Share Amount is 1,887,070.

(b) There are no options, restricted shares, restricted share units, phantom equity awards, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity or similar rights. There are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of the Company Common Stock, Company preferred stock or any of the equity interests or other securities of the Company or any of the Company Subsidiaries. Except as set forth in Schedule 3.03(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person, other than the Company Subsidiaries.

(c) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of the Company or any capital stock of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any person other than a Company Subsidiary.

(d) All outstanding shares of the Company and all outstanding shares of capital stock of each Company Subsidiary have been issued and granted in compliance with (A) all applicable securities laws and other applicable laws and (B) all pre-emptive rights and other requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

(e) Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Company Subsidiary free and clear of all Liens, options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting rights, other than transfer restrictions under applicable securities laws and their respective organizational documents.

(f) The stockholders of the Company collectively own directly and beneficially and of record, all of the equity of the Company (which are represented by the issued and outstanding shares of the Company). Except for the shares of the Company held by the stockholders of the Company, no shares or other equity or voting interest of the Company, or options, warrants or other rights to acquire any such shares or other equity or voting interest of the Company, is authorized or issued and outstanding.

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(g) All outstanding shares of Company Common Stock and all outstanding shares of capital stock or other equity securities (as applicable) of each Company Subsidiary have been issued and granted in compliance with (A) applicable securities laws and other applicable laws and (B) any pre-emptive rights and other similar requirements set forth in applicable contracts to which the Company or any Company Subsidiary is a party.

3.04 Authority Relative to this Agreement. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by BLAC, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”). The Company Board has approved this Agreement and the Transactions, and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Business Combination, this Agreement, any Ancillary Agreement or any of the other Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Business Combination or the other Transactions.

3.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 3.05(a) of the Company Disclosure Schedule, the performance of this Agreement by the Company will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) conflict with or violate any statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order, in each case, of any Governmental Authority (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any material property or asset of the Company or any Company Subsidiary pursuant to, any Material Contract, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which do not constitute a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental or quasi-governmental, regulatory or administrative authority or office, any political or other subdivision thereof, agency, instrumentality, bureau, authority, body or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, does not constitute a Company Material Adverse Effect.

3.06 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. No suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened in writing. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law, including FDA Laws, applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or (b) any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or violations that do not constitute a Company Material Adverse Effect.

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3.07 Financial Statements.

(a) The Company has made available to BLAC true and complete copies of (i) the unaudited consolidated balance sheets and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries in respect of the Company Business for the three months ended March 31, 2024, and (ii) the audited consolidated balance sheets and the related unaudited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries in respect of the Company Business for the years ended December 31, 2021, 2022 and 2023 ((i) and (ii) collectively, the “Financial Statements”), which are attached as Schedule 3.07(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (the “Accounting Standards”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries in respect of the Company Business as at the date thereof and for the period indicated therein, except as otherwise noted therein and subject to the absence of notes.

(b) Except as and to the extent set forth on the Financial Statements, neither the Company nor any Company Subsidiary has any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with the Accounting Standards except for: (i) liabilities that were incurred in the ordinary course of business since the date of the consolidated balance sheet for the year ended December 2023 set forth above (the “2023 Balance Sheet”, (ii) obligations for future performance under any contract to which the Company or any Company Subsidiary is a party, or (iii) liabilities and obligations which are not, individually or in the aggregate, expected to result in a Company Material Adverse Effect.

(c) Since January 1, 2024, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

(d) To the knowledge of the Company, no employee of the Company or any Company Subsidiary has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law. None of the Company, any Company Subsidiary or, to the knowledge of the Company any officer, employee, contractor, subcontractor or agent of the Company or any such Company Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any Company Subsidiary in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Sec. 1514A(a).

(e) All accounts receivable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2023 Balance Sheet have arisen from bona fide transactions in the ordinary course of business consistent with past practices and in accordance with the Accounting Standards and are collectible, subject to bad debts reserved in the Financial Statements. To the knowledge of the Company, such accounts receivable are not subject to valid defenses, setoffs or counterclaims, other than routine credits granted for errors in ordering, shipping, pricing, discounts, rebates, returns in the ordinary course of business and other similar matters. The Company’s reserve for contractual allowances and doubtful accounts is adequate in all material respects and has been calculated in a manner consistent with past practices. Since December 31, 2023, neither the Company nor any of the Company Subsidiaries has modified or changed in any material respect its sales practices or methods including, without limitation, such practices or methods in accordance with which the Company or any of the Company Subsidiaries record revenue.

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(f) All accounts payable of the Company and the Company Subsidiaries reflected on the Financial Statements or arising after the date of the 2023 Balance Sheet are the result of bona fide transactions in the ordinary course of business and have been paid or are not yet due or payable. Since December 31, 2023, the Company and the Company Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

3.08 Absence of Certain Changes or Events. Since December 31, 2023, and prior to the Amendment Date, except as otherwise reflected in the Financial Statements, or as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and in a manner consistent with past practice, (b) the Company and the Company Subsidiaries have not sold, assigned or otherwise transferred any right, title, or interest in or to any of their material assets (including Intellectual Property and Business Systems) other than non-exclusive licenses or assignments or transfers in the ordinary course of business, (c) there has not been any Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the Amendment Date, would constitute a material breach of any of the covenants set forth in Section 6.01.

3.09 Absence of Litigation. There is no material litigation, suit, claim, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any directors, officers or employees thereof, or any property or asset of the Company or any Company Subsidiary before any Governmental Authority. Neither the Company nor any Company Subsidiary nor any material property or asset of the Company or any Company Subsidiary is, subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) of the Company Disclosure Schedule sets forth a true and complete list of all bonus, stock option, stock purchase, restricted stock, equity or equity-based, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement, severance, retention, separation, change in control, health, welfare, fringe benefit, sick pay and vacation plans or arrangements or other material employee benefit plans, programs, ex gratia promises, policies, agreements or arrangements, whether formal or informal, in each case which are maintained, sponsored by, or contributed to by (or for which there is an obligation to contribution to by) the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director, individual independent contractor and/or consultant, or with respect to which the Company or any Company Subsidiary has or could incur any present or future liability (contingent or otherwise) (collectively, the “Plans”).

(b) With respect to each Plan, the Company has made available to BLAC, if applicable, a list of all relevant Plans together with (i) a true and complete copy of the current plan document and all amendments thereto and each trust or other funding arrangement, and (ii) any material non-routine correspondence from any Governmental Authority with respect to any Plan within the past three (3) years.

(c) Neither the execution and delivery of this Agreement nor the other Ancillary Agreements nor the consummation of the Transactions will or could reasonably be expected to (alone or in combination with any other event) (i) result in (A) an increase in the amount of compensation or benefits to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (B) any payment or benefit becoming due to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; (C) the acceleration of the vesting, funding or timing of payment of any compensation or benefits payable to or in respect of any current or former employee, officer, director, individual independent contractor or consultant; or (D) any increased or accelerated funding obligation with respect to any Plan; or (ii) limit the right to merge, amend or terminate any Plan.

(d) None of the Plans provide for, nor does the Company nor any Company Subsidiary have or reasonably expect to have any liability or obligation to provide any post-employment or post-service health or welfare benefits or retiree medical or life insurance to any current or former employee, officer, director, individual independent contractor or consultant of the Company or any Company Subsidiary

Annex A-18

after termination of employment or service except (i) as set forth in any existing employment or severance agreement or (ii) as may be required under applicable Law for which the covered individual pays the full cost of coverage.

(e) In all material respects, (i) each Plan has been established, maintained and administered in accordance with its terms and in compliance with the requirements of all applicable Laws and (ii) other than routine claims for benefits in the ordinary course of business, no actions, litigation, claims, lawsuits, audits, inquiries, arbitrations, investigations, or proceedings are pending or, to the knowledge of Company, threatened, from any Governmental Authority in connection with any Plan or by or on behalf of any participant in any Plan, or otherwise involving or relating to any Plan or the assets of any Plan or any trust thereunder or the plan sponsor or plan administrator of any Plan (acting in such individual’s capacity as plan sponsor or plan administrator) and, to the knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such action, litigation, claim, lawsuit, audit, inquiry, arbitration, investigation or proceeding.

(f) Except as would not result in material liability to the Company and the Company Subsidiaries, taken as a whole, either individually or in the aggregate, there have been no acts or omissions by the Company or Company Subsidiary with respect to any Plan that have given or could reasonably be expected to give rise to any fines, penalties or related charges under applicable Law.

(g) All material liabilities or expenses of the Company or any Company Subsidiary in respect of any Plan which have not been paid have been properly accrued on the Company’s or any Company Subsidiary’s most recent financial statements in compliance with the Accounting Standards. With respect to each Plan, all material contributions or payments (including all employer contributions, employee salary reduction contributions, and premium or benefit payments) that are due or are required to be made under the terms of any Plan or in accordance with applicable Laws have been made within the time periods prescribed by the terms of each such Plan and applicable Laws, as the case may be, except as would not result in material liability to the Company, and all such contributions or payments that are not yet due or required to be made under the terms of any Plan or in accordance with applicable Laws have been properly accrued in accordance with the Accounting Standards, applied on a consistent basis, and reflected on the Company’s or any Company Subsidiary’s audited financial statements.

3.11 Labor and Employment Matters.

(a) Schedule 3.11(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all employees of the Company and any Company Subsidiary as of the Execution Date, including any employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (i) title or position (including whether full or part time); and (ii) location and employing entity. All employees of the Company and the Company Subsidiaries are employed at will. Except as set forth on Schedule 3.11(a) of the Company Disclosure Schedule, as of the Execution Date, all compensation, including wages, commissions and bonuses and any termination indemnities, due and payable to all current and former employees of the Company and any Company Subsidiary for services performed on or prior to the Execution Date have been paid in full (or accrued in full in the Company’s financial statements).

(b) (i) There are no Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any of their respective current or former employees or other service providers, which Actions would be material to the Company and the Company Subsidiaries, taken as a whole; (ii) neither the Company nor any Company Subsidiary is, nor have been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization applicable to persons employed by the Company or any Company Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) there are no unfair labor practice complaints threatened or pending against the Company or any Company Subsidiary before the National Labor Relations Board or similar state or foreign labor relations agency; and (iv) there has never been, nor, to the knowledge of the Company, has there ever been any threat of any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute with respect to the Company or any Company Subsidiary.

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(c) The Company and the Company Subsidiaries are and have been in compliance in all respects with all applicable Laws and contracts relating to the employment, employment practices, employment discrimination, harassment and retaliation, terms and conditions of employment, termination and discharge, mass layoffs and plant closings (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local or foreign Law (collectively, the “WARN Act”), or any similar state or local Laws), reasonable accommodation, disability rights or benefits, immigration, hiring, meal and rest breaks, overtime, payroll documents and wage statements, pay equity, affirmative action obligations, workers’ compensation, family and medical leave, sick leave, occupational safety and health requirements (including any federal, state or local Laws and orders by Governmental Entities related to COVID-19), and all Laws related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums and social contributions as required by the appropriate Governmental Authority and are not liable for any arrears of wages, taxes, social contributions, penalties or other sums for failure to comply with any of the foregoing. The Company and each of its Company Subsidiaries are in compliance with the requirements of the Immigration Reform Control Act of 1986. All current and former employees of the Company and the Company Subsidiaries, as applicable, have at all times been properly classified as exempt or non-exempt under the Fair Labor Standards Act and applicable state wage and hour Laws. All current and former independent contractors and temporary workers of the Company or the Company Subsidiaries, as applicable, have been properly classified. There have been no misclassification claims filed or threatened against the Company or any Company Subsidiary by any current or former employees, independent contractors or temporary workers or by any Governmental Authority.

(d) (i) The Company and each Company Subsidiary have complied and are in compliance in all material respects with, have not materially violated, and are not in material violation of, and have not received any notices of material non-compliance or violation or alleged material non-compliance or violation with respect to, any Law relating or pertaining to COVID-19; and (ii) the Company and each Company Subsidiary have taken reasonable steps to minimize potential workplace exposure in light of COVID-19, and the Company has delivered to BLAC accurate and complete copies of all (1) workplace communications from the Company and any Company Subsidiary to employees regarding actions or changes in workplace schedules, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19; (2) contingency plans for workplace cessation in light of COVID-19; and (3) policies implemented in relation to COVID-19.

(e) There has been and will be no layoff, plant closing, termination, redundancy or any other forms of employment losses in the six-month period prior to the Closing that would trigger the obligations of the Company or any Company Subsidiary under the WARN Act or similar Laws applicable to the Company or any Company Subsidiary.

(f) In the past five (5) years, there have been no allegations of sexual harassment or misconduct involving any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary has entered into any settlement agreements related to allegations of sexual harassment or sexual misconduct by any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary.

(g) Section 3.11(g) of the Company Disclosure Schedule sets forth, as of the Execution Date, a true, correct and complete list of all of the independent contractors, consultants, temporary employees, and leased employees employed or used by the Company or any Company Subsidiary and classified by the Company or any Company Subsidiary as other than employees, or compensated other than through wages paid by the Company or any subsidiary through such entity’s payroll department (each, a “Contingent Worker”) of the Company and each Company Subsidiary.

3.12 Real Property; Title to Assets.

(a) The Company has no Owned Real Property.

(b) Schedule 3.12(b) of the Company Disclosure Schedule lists the street address of each parcel of Leased Real Property, and sets forth a list of each lease, sublease, and license pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of the Lease in connection therewith and each material amendment

Annex A-20

to any of the foregoing (collectively, the “Lease Documents”). True, correct, and complete copies of all Lease Documents have been made available to BLAC. Except as otherwise set forth in Schedule 3.12(b) of the Company Disclosure Schedule, (i) there are no leases, subleases, concessions, or other contracts granting to, and neither the Company nor any Company Subsidiary is a party to any lease, sublease, concession or other contract granting to the Company or Company Subsidiaries, the right to use or occupy any real property, and (ii) all such Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party(ies) to such Leases, except as would not, individually or in the aggregate, allow the landlord under such Lease to terminate such Lease or otherwise be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary, has leased, subleased, sublicensed or otherwise granted to any person any right to use, occupy or possess any portion of the Leased Real Property.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or Company Subsidiary to use any Leased Real Property by such party for the purposes for which it is currently being used. There are no latent defects or adverse physical conditions affecting the Leased Real Property, and improvements thereon, other than those that would not have a Company Material Adverse Effect.

(d) Each of the Company and the Company Subsidiaries has legal and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold interests in, all of its properties and assets, including the Target Assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens, except as would not, individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole.

3.13 Intellectual Property.

(a) Schedule 3.13(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following: (i) Registered Company IP (showing in each, as applicable, the filing date, date of issuance and registration or application number); (ii) other Company-Owned IP material to the Company Business, including material unregistered trademarks and copyrights, (iii) all Patents licensed to the Company on an exclusive basis, including the identity of the licensor and of the owner thereof (if different), (iv) all Company Software, (v) all Company Products, (vi) all Company Services, (vii) all Business Systems owned or purported to be owned by the Company or any Company Subsidiary that would have a replacement cost of more than $50,000; and (viii) all other Company-Licensed IP that is material to the Company Business. The Intellectual Property specified on Schedule 3.13(a) of the Company Disclosure Schedule constitutes all material Intellectual Property rights used or held for use in the operation of the Company Business and is sufficient for the conduct of the Company Business.

(b) The Company or one of the Company Subsidiaries solely and exclusively owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP, all Company Products, and all Company Services. The consummation of the transactions contemplated hereby will not result in (a) any loss or impairment of the Company’s or any Company Subsidiary’s right to own or use any Company IP, including any loss of exclusivity or decrease in license scope, (b) any increase in royalty or other payment obligations of the Company or of any Company Subsidiary, (c) the grant of any new license, or an increase in the scope of any license granted by the Company or any Company Subsidiary, or (d) any other change in the terms or conditions applicable to the Company IP immediately prior to the Closing. All Company-Owned IP is subsisting and, excluding any Registered Company IP that consists solely of an application for registration, and to the Company’s knowledge, is valid and enforceable. No Governmental Authority has issued any judgement, decree, executive order, or award materially adversely affecting the validity or enforceability of the Company’s or the Company Subsidiaries’ ownership or us of, or rights in or to, any Registered Company IP. All Registered Company IP is currently in compliance with all applicable legal requirements. There is no loss or expiration of any of the Company-Owned IP or Company-Licensed IP pending, and to the Company’s knowledge, no such loss or expiration is threatened.

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(c) The Company and each of its applicable Company Subsidiaries have taken reasonable actions to maintain, protect and enforce Intellectual Property rights in and to all Company-Owned IP, all Patents licensed to the Company on an exclusive basis for the Company Business all Company Products, and all Company Services, including the secrecy, confidentiality and value of its trade secrets, Personal Information and other Confidential Information. Neither the Company nor any Company Subsidiaries have disclosed any trade secrets, Personal Information or other Confidential Information that is material to the business of the Company and/or any applicable Company Subsidiaries to any other person other than pursuant to a written confidentiality agreement under which such other person agrees to maintain the confidentiality and protect such trade secrets, Personal Information and Confidential Information.

(d) (i) There have been no claims filed and served, or threatened in writing (including email), against the Company or any Company Subsidiary in any forum, by any person during the past three (3) years (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company IP or Patents licensed to the Company on an exclusive basis for the Company Business, or (B) alleging any infringement, violation or misappropriation of, or other conflict with, any Intellectual Property rights of other persons (including any demands or unsolicited offers to license any Intellectual Property rights from any other person); (ii), the operation of the Company Business (including the use, development, manufacture, marketing, license, sale, distribution or furnishing of any Company Software, Company Products, and/or Company Services) has not and does not infringe, misappropriate or violate, any Intellectual Property rights of other persons or constitute, unfair competition or trade practices under the Laws of any applicable jurisdiction; (iii) to the knowledge of the Company, no person, including any employee or former employee of Company or any Company Subsidiary, has infringed, misappropriated or violated any of the Company-Owned IP or any Patents licensed to the Company on an exclusive basis for the Company Business; (iv) none of the Company-Owned IP, and/or Patents licensed to the Company on an exclusive basis for the Company Business, Company Products, and/or Company Services are subject to any proceeding, or outstanding order, agreement, settlement or stipulation restricting in any manner the use, enforcement, development, manufacture, marketing, licensing, sale, distribution, furnishing or disposition by the Company or any of the Company Subsidiaries of any Company-Owned IP, and/or Patents licensed to the Company on an exclusive basis for the Company Business, Company Products, and/or Company Services; and (v) neither the Company nor any of the Company Subsidiaries has received any formal written opinions of counsel regarding any of the foregoing.

(e) All persons who have contributed, developed or conceived (each, a “Contributor”) any Intellectual Property (i) for or on behalf of Company or any of the Company Subsidiaries, or (ii) in the course of and related to his, her, or its relationship with the Company or the applicable Company Subsidiary (in each case a “Contribution”) have executed valid, written agreements with the Company or one of the Company Subsidiaries, substantially in the form made available to BLAC, and pursuant to which such persons have irrevocably assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Contribution and, to the extent applicable, waived moral rights without further future consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property. All such assignments are enforceable and fully effective to vest sole and exclusive ownership of any and all Contributions in the Company or the applicable Company Subsidiary and were made in compliance with all requirements of applicable Law, including if required, a timely agreement formalizing such transfer, payment of remuneration, and registration with the applicable Governmental Authority. No current or former officer, employee, or Contingent Worker of the Company or any of the Company Subsidiaries: (A) is, nor has been, in violation of any term or covenant of any agreement (including, without limitation, any employment or settlement agreement or stipulation) with any other person, or any order or judgment of any court, arbitrator or other Governmental Authority, by virtue of such employee or Contingent Worker being employed by, performing services for, or developing Intellectual Property used by, the Company or any Company Subsidiary, or is, nor has been while such employee or Contingent Worker has been employed by, performed services for, or developed Intellectual Property used by, the Company or any Company Subsidiary, using trade secrets or proprietary information of others without permission; (B) has any right, license, claim or interest whatsoever in or with respect to any Company IP; or (C) has developed any Intellectual Property for the Company or any of the Company Subsidiaries that is subject to any agreement under which such employee or Contingent Worker has assigned or otherwise granted to any third party any rights in or to such Intellectual Property.

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(f) Neither the Company nor any of the Company Subsidiaries or, to the Company’s knowledge, any other person is in material breach or in material default of any agreement required to be disclosed in Schedules 3.13(e) or 3.13(k) of the Company Disclosure Schedule.

(g) The Company does not own or rely on any proprietary Software and the only Software used in the Company Business is Off-the-Shelf Software.

(h) Open Source.

(i) All use, licensing, providing, delivery and distribution of Company Software, Company Products, Company Services and Open Source Materials by or through the Company and each of the Company Subsidiaries is in full compliance with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements.

(ii) Schedule 3.13(h)(ii) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Open Source Materials incorporated or embedded into, or combined or linked with, any Company Software, Company Products and/or Company Services, or otherwise used by the Company, including in development or testing of any Company Software, Company Products and/or Company Services, and (A) identifies the Open Source License applicable thereto, and (B) describes the manner in which such Open Source Materials were or are used by the Company and/or distributed or made available by the Company to any other person.

(iii) The Company has not incorporated, embedded, bundled, used, distributed, linked, or otherwise provided any Open Source Materials into, with, or in connection with any Company Software, Company Products and/or Company Services in a manner that requires any Company Software, Company Products and/or Company Services, any products or Software of any other person (including Company’s customers, licensees, or vendors), or any portion thereof, or any other Intellectual Property, to be subject to Copyleft Licenses, or requires the Company, any Company Subsidiary, BLAC, any of BLAC’s affiliates, or any other person (including any of Company’s customers, licensees, or vendors) to grant any Patent license or other Patent rights.

(i) The Company and/or one of the Company Subsidiaries owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate and anticipated future needs of the Company Business. There has never been any material failure with respect to any of the Business Systems that has not been remedied. The Company and each of the Company Subsidiaries maintain business continuity and disaster recovery plans consistent with industry standards for companies with similar resources in the same sector. The Company and each of the Company Subsidiaries have purchased a sufficient number of seat licenses for their Business Systems.

(j) The Company and each of the Company Subsidiaries currently and previously have complied with (i) all applicable Privacy/Data Security Laws, (ii) any applicable privacy, data protection, security and other policies and procedures of the Company and/or the Company Subsidiary, respectively, concerning the processing, collection, disclosure, dissemination, storage, security, sale or use of Personal Information, Confidential Information or other Business Data, (iii) industry standards to which the Company or any Company Subsidiary is bound, and (iv) all Program Requirements (as defined below) and contractual commitments that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy, data protection, transfer and/or security (collectively, the “Data Security Requirements”). At all times, the Company and the Company Subsidiaries have each implemented and maintained, and have required third parties that process Personal Information or Confidential Information for or on behalf of the Company or the Company Subsidiaries to implement and maintain, a written information security program and reasonable and industry standard physical, technical and administrative security safeguards to protect the security and integrity of its Business Systems, Personal Information, Confidential Information and any Business Data, including conducting regular vulnerability scans, risk assessments and remediation activities and implementing industry standard procedures preventing unauthorized access, modification, disclosure, misuse, loss, or unavailability of the foregoing and/or the introduction of Disabling Devices (“Program Requirements”). Neither the Company nor any Company Subsidiaries has inserted, and no other person has inserted or alleged to have inserted any Disabling Device in any of the Business Systems, Company Software, Company Product and/or Company Service.

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Neither the Company nor any of the Company Subsidiaries has (x) experienced any data or security breaches or unauthorized access, modification, disclosure, misuse, loss, or unavailability of Personal Information, Business Data, Business Systems, Company Software, Company Product and/or Company Service including those that were required to be reported under applicable Data Security Requirements; or (y) been subject to or received written notice of any audits, proceedings or investigations by any Governmental Authority or any person, or received any material claims or complaints regarding the processing, collection, disclosure, dissemination, storage, security, sale, or use of Personal Information or Confidential Information, or the violation of any applicable Data Security Requirements, and, to the Company’s knowledge, there is no reasonable basis for the same. Neither the Company nor any Company Subsidiary has engaged in the sale of Personal information. The Company and the Company Subsidiaries have valid and legal rights to process all Personal Information and Confidential Information that is processed by or on behalf of the Company and the Company Subsidiaries, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Data Security Requirements.

(k) The Company and/or one of the Company Subsidiaries (i) exclusively owns and possesses all right, title and interest in and to the Business Data free and clear of any restrictions of any nature or (ii) has all rights to use, exploit, publish, reproduce, process, distribute, license, sell, and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries receive and use such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any Data Security Requirements or other legal obligations, including based on the Transactions contemplated hereunder, that would prohibit BLAC from receiving or using Personal Information or other Business Data, in the manner in which the Company and the Company Subsidiaries receive and use such Personal Information and other Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements. No employee, officer, director, or agent of BLAC has been debarred or otherwise forbidden by any applicable Law or any Governmental Authority (including judicial or agency order) from involvement in the operations of a business such as that of the Company and the Company Subsidiaries.

(l) All current officers, management employees, technical and professional employees, and Contingent Workers of the Company and the Company Subsidiaries are under obligation to the Company and the Company Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Company Subsidiaries all Intellectual Property made by them within the scope of their employment during such employment. To the Company’s knowledge, no past or current officers, management employees, technical or professional employees, and Contingent Workers of the Company or any Company Subsidiaries are in breach of any such obligations to the Company or any of the Company Subsidiaries.

(m) No person other than the Company or the Company Subsidiaries has any ownership interest in or exclusive rights to any Intellectual Property incorporated in the Company Software, Company Products or the Company Services, any Company-Owned IP, or any improvements made by or for the Company or the Company Subsidiaries to any Company Software, Company Products or Company Services.

(n) During the past five (5) years, neither the Company nor any of the Company Subsidiaries has (i) transferred ownership of, or granted any exclusive license or exclusive right under or with respect to, or authorized the retention of any exclusive right with respect to or joint ownership of, any Intellectual Property or technology that is or was at any time owned or purported to be owned by the Company or any Company Subsidiary to any other person; (ii) abandoned, sold, transferred, assigned, exclusively licensed, or otherwise disposed of any Company-Owned IP, Patents licensed to the Company on an exclusive basis, Company Software, Company Products, and/or Company Services, or any other Intellectual Property developed or otherwise acquired by the Company or by any Company Subsidiary; or (iii) granted to any person any right to bring any claim or cause of action arising out of or related to infringement, misappropriation or violation of any Company-Owned IP or any Patent licensed to the Company on an exclusive basis.

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(o) Neither this Agreement nor any transactions contemplated by this Agreement will result in any of the following under or pursuant to any Contracts to which the Company or any of the Company Subsidiaries is a party, or by which any assets or properties of the Company or of any of the Company Subsidiaries are bound: (i) any person being granted rights or access to, or the placement in or release from escrow of, any Software source code or other technology, (ii) BLAC or any of its affiliates granting to any person any ownership interest in, or any license, covenant not to sue or right under or with respect to, any Intellectual Property or technology, or (iii) BLAC or any of its affiliates or any of their Intellectual Property being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or any obligation to make any payment to any other person in connection with Intellectual Property or commercial Contracts.

(p) Schedule 3.13(p) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Contracts pursuant to which any person (i) has been provided any Company Software in source code format, or any formula, bill of materials or other information enabling such person to produce or reproduce any Company Product or Company Service, or any other material, product, substance or process developed or otherwise commercialized by the Company or by any Company Subsidiary, or (ii) has obtained or may obtain rights to receive any Company Software in source code form, or any formula, bill of materials or other information enabling such person to produce or reproduce any Company Product or Company Service, or any other material, product, substance or process developed or otherwise commercialized by the Company or by any Company Subsidiary, through or from the Company or any Company Subsidiary, any escrow agent or any other person. The Company has not disclosed or delivered to any escrow agent or any other person any source code for any Company Software or any formula, bill of materials or other information enabling such person to produce or reproduce any Company Product or Company Service, or any other material, product, substance or process developed or otherwise commercialized by the Company or by any Company Subsidiary, and no person has any right, contingent or otherwise, to obtain access to or use any such source code.

(q) No Governmental Authority, and no other national, multi-national, bi-national or international governmental organization, governmental research center, university, college, other educational institution, foundation, research center or non-profit institution (collectively, “Institutions”) provided or provides funding, facilities, personnel, Intellectual Property, technology, research, equipment, or other resources for the invention, creation, development or registration of any Company-Owned IP, Patents licensed to the Company on an exclusive basis, Company Software, Company Products, and/or Company Services, or has any rights to any of the foregoing.

(r) To the knowledge of the Company, no person has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company-Owned IP, Patents licensed to the Company on an exclusive basis, Company Software, Company Products, and/or Company Services. The Company has not made any claim against any person alleging any infringement, misappropriation, misuse or violation of any Company-Owned IP, Patents licensed to the Company on an exclusive basis, Company Software, Company Products, and/or Company Services.

(s) Schedule 3.13(s) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Outbound IP Licenses. None of the Outbound IP Licenses will, after the Closing, apply to BLAC or BLAC’s affiliates other than the Company.

(t) Schedule 3.13(t) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Inbound IP Licenses, excluding Contracts for Off-the-Shelf Software or licenses for Open Source Materials.

(u) The Company has paid, in full, all mandatory compensation the Company is required to pay to employees, contractors and consultants of the Company in relation to all Company-Owned IP, and neither this Agreement nor any transactions contemplated by this Agreement will result in any further amounts being payable to any current or former employees, contractors or consultants of the Company in relation to any Company-Owned IP.

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(v) The Company has not made, directly or indirectly, any commitments, promises, submissions, suggestions, statements or declarations to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) (including any commitments, promises, submissions, suggestions, statements or declarations that would obligate the Company or any Company Subsidiary to grant licenses to any person or otherwise impair or limit the Company’s or any of the Company’s Subsidiaries’ control of any Company-Owned IP.

(w) Neither the Company nor any Company Subsidiary has received any notice or request to indemnify, defend or hold harmless any Person with respect to any claim of infringement, misappropriation, misuse or violation of any Intellectual Property during the past five (5) years.

(x) Each Company Product and Company Service conforms in all material respects to the specifications and documentation therefor, all applicable contractual commitments and express and implied warranties therefor, and all applicable Laws. Other than individual warranty or other claims in the ordinary course of business consistent with past practice, neither the Company, nor any Company Subsidiary has received notice of any actual or threatened action, claim or legal proceeding, or indicating an intention on the part of any person to bring any action, claim or legal proceeding, and no action, claim or legal proceeding has been filed by any person or is otherwise pending before any Governmental Authority, with respect to any Company Product, Company Software or Company Service, or the breach of any Contract with respect to any Company Product, Company Software and Company Service (including, without limitation, breach of any epidemic failure provision).

3.14 Reserved.

3.15 Taxes.

(a) The Company and each of its Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required by Law to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes required by Law to be paid (whether or not shown on any Tax Return), except with respect to Taxes that are being contested in good faith through appropriate proceedings for which adequate reserves have been established in accordance with Korea IFRS and that are disclosed in Schedule 3.15(a) of the Company Disclosure Schedule, and no material penalties or charges are due with respect to the late filing of any Tax Return required to be filed by or with respect to any of them on or before the Effective Time; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding, in each case, in respect of Taxes or Tax matters pending, asserted or proposed or threatened in writing by a Governmental Authority, for a Tax period which the statute of limitations for assessments remains open; and (v) have provided adequate reserves in accordance with Korea IFRS in the most recent consolidated financial statements of the Company, for any material Taxes of the Company that have not been paid, whether or not shown as being due on any Tax Return.

(b) Neither the Company nor any Company Subsidiary is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement or commitment entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.

(c) None of the Company and its Company Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement”

Annex A-26

as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) Each of the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material Taxes required by Law to have been withheld and paid in connection with amounts, or benefits under any Plan, paid or owing to any current or former employee, Contingent Worker, creditor, shareholder or other third party and has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

(e) No person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been timely made.

(f) Schedule 3.15(f) of the Company Disclosure Schedule lists all service providers of the Company and any Company Subsidiary who are reasonably believed by the Company to be “disqualified individuals” (within the meaning of Section 280G of the Code). None of the Company, any Company Subsidiary or any affiliate of the Company has made any payments, or is obligated to make any payments or is a party to any Plan or Contract or other benefit that would reasonably be expected to obligate it to make any payments that would not be deductible under Section 280G of the Code or result in the payment of an excise tax by any person under Section 4999 of the Code.

(g) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated, combined or unitary U.S. federal, state, local or foreign income Tax Return (other than a group of which the Company was the common parent).

(h) Neither the Company nor any of the Company Subsidiaries has any liability for the Taxes of any person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any of the Company Subsidiaries (i) has any request for a ruling in respect of Taxes pending between the Company or any Company Subsidiary and any Tax authority; or (ii) has entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(j) The Company has made available to BLAC true, correct and complete copies of the Tax Returns filed by the Company and its Company Subsidiaries for tax years 2020, 2021, 2022 and 2023.

(k) Neither the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) Neither the Company nor any of its Company Subsidiaries has engaged in or entered into a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither the IRS nor any other United States or non-United States taxing authorities or agencies has asserted in writing or, to the knowledge of the Company or any of the Company Subsidiaries, has threatened to assert against the Company or any Company Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith.

(n) There are no Tax liens upon any assets of the Company or any of the Company Subsidiaries except for Permitted Liens.

Annex A-27

(o) None of the Company and the Company Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Company and its Company Subsidiaries: (A) is a “controlled foreign corporation” as defined in Section 957 of the Code, (B) is a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (C) has received written notice from the Republic of Korea or other taxing authority that it has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(p) Neither the Company nor any Company Subsidiary has received written notice of any claim for a Tax authority in a jurisdiction in which the Company or such Company Subsidiary does not file Tax Returns stating that the Company or such Company Subsidiary is or may be subject to Tax in such jurisdiction, which claim currently remains unresolved.

(q) As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes,”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, social insurance, customs, duties, tariffs, occupancy and other fees, assessments or governmental charges in the nature of a tax, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including customs entries and summaries, elections, declarations, disclosures, schedules, estimates and information returns, as well as attachments thereto and amendments thereof), in each case, supplied or required to be supplied to a Tax authority relating to Taxes.

3.16 Possession of Licenses and Permits. The Company and the Company Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate federal, state, local or foreign regulatory agencies or bodies necessary to conduct the business now operated by them; and, except as would not, individually or in the aggregate, result in a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such Governmental Licenses, all such Governmental Licenses are valid and in full force and effect; and neither the Company nor any of the Company Subsidiaries have received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

3.17 Regulatory Matters. There is no legal or governmental proceeding to which the Company or any Company Subsidiary is a party or of which any property or assets of the Company or any subsidiary is the subject, including any proceeding before any Governmental Authorities which singularly or in the aggregate, if determined adversely to the Company or any Company Subsidiary, could reasonably be expected to have a Company Material Adverse Effect; and to the best of the Company’s knowledge, no such proceedings are threatened or contemplated by Governmental Authorities or threatened by others. The Company and each Company Subsidiary are in compliance with all applicable federal, state, local and foreign laws, regulations, orders and decrees governing its business, or any other federal, state or foreign agencies or bodies engaged in the regulation of biopharmaceuticals, except where noncompliance would not, singularly or in the aggregate, have a Company Material Adverse Effect. All preclinical studies and clinical trials, conducted by or on behalf of the Company and any Company Subsidiary are being and have been conducted by the Company or any Company Subsidiary, or to the Company’s knowledge, by third parties, in compliance with all applicable protocols, standard medical and scientific research procedures, and federal, state or foreign laws, rules, orders and regulations, except for such failure or failures to be in compliance as could not reasonably be expected to have, singularly or in the aggregate, a Company Material Adverse Effect. Each description of the results of studies is accurate and complete in all material respects and fairly presents the data derived from such studies or trials. The Company is not aware of any other preclinical studies or clinical trials, the results of which reasonably call into question the results; and the Company has not received any notices or correspondence from any Governmental Authority requiring the termination, suspension, material modification or clinical hold of any preclinical studies or clinical trials conducted by or on behalf of the Company. Neither the Company nor its subsidiaries, nor any of its or their respective officers, employees or directors, nor any of its or their respective agents or clinical investigators, has been excluded, suspended, disqualified or debarred from participation, for example, in any U.S. federal health care program or human clinical research or is subject to a governmental inquiry, investigation, proceeding, or other similar action that would reasonably be expected to result in debarment,

Annex A-28

disqualification, suspension, or exclusion, or convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or comparable foreign law. The Company and the Company Subsidiaries have made all filings and obtained all approvals, including approvals to conduct preclinical studies and clinical trials, as may be required any Government Authorities to conduct such studies or trials; and the Company and the Company Subsidiaries have not received any notice of, or correspondence from, any Governmental Authorities requiring the termination, suspension or modification of any of its preclinical studies or clinical trials.

3.18 Healthcare Laws. To the Company’s knowledge, the Company and each Company Subsidiary: (i) has operated and currently operates its business in compliance with applicable provisions of the health care laws, including all federal, state and local laws and regulations of any Governmental Authority applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any of the Company’s or the Company Subsidiaries’ product candidates, (collectively the “Health Care Laws”) except as would not, singly or in the aggregate, result in a Company Material Adverse Effect; (ii) has not received any written notice of adverse finding, warning letter, untitled letter or other correspondence or notice from any court or arbitrator or governmental or regulatory authority alleging or asserting non-compliance with (A) any Health Care Laws or (B) or any licenses, approvals, clearances, exemptions, permits, registrations, authorizations, and supplements or amendments thereto required by any such Health Care Laws (“Regulatory Authorizations”); (iii) possesses all material Regulatory Authorizations required to conduct the business as currently conducted and such Regulatory Authorizations are valid and in full force and effect and the Company and each Company Subsidiary is not in violation in any material respect of any term of any such Regulatory Authorizations; (iv) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action (“Proceeding”) from any Governmental Authority including any regulatory agency or any other third party alleging a material violation of any Health Care Laws or Regulatory Authorizations or limiting, suspending, modifying, or revoking any material Regulatory Authorizations, and has no knowledge that any Governmental Authority including any regulatory agencies or any other third party is considering any Proceeding; (v) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Health Care Laws or Regulatory Authorizations (“Reports”) and that all such Reports were materially complete and correct on the date filed (or were materially corrected or supplemented by a subsequent submission); and (vii) is not a party to or has no ongoing reporting obligations pursuant to any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Authority including any regulatory agencies.

3.19 Environmental Matters. (a) None of the Company nor any of the Company Subsidiaries has materially violated since the date of its formation or is in material violation of any Environmental Law or any permit, license or other authorization required of each of the Company and each Company Subsidiary under applicable Environmental Law (“Environmental Permit”) and all past non-compliance has been resolved without ongoing obligations or costs; (b) there has been no Release of Hazardous Substances at any of the properties or facilities currently or formerly owned, leased or operated by the Company or any Company Subsidiary or at any location or facility where wastes from the business or assets of the Company or the Company Subsidiaries are disposed of or recycled; (c) none of the Company or any of the Company Subsidiaries is, in any material respect, actually, potentially or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary has timely obtained and maintained all Environmental Permits; (e) all Environmental Permits are in full force and effect and there are no facts or circumstances that would be reasonably expected to result in the revocation or modification of any Environmental Permit; (f) none of the Company nor any of the Company Subsidiaries is the subject of any claims, actions or suits relating to Hazardous Substances or arising under Environmental Laws, and there are no facts or circumstances that would be reasonably expected to result in any future claims, liabilities or actions; (g) none of the Company or any of the Company Subsidiaries is subject to any material outstanding order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award of any Governmental Authority under Environmental Laws and all other orders, writs, judgments, injunctions, temporary restraining orders, stipulations, determinations, decrees or awards of any Governmental Authority under Environmental Laws have been resolved without material ongoing obligations or costs; (h) no consent, approval or authorization of or registration or filing with any Governmental Authority is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement; (i) none

Annex A-29

of the Company or any of the Company Subsidiaries has assumed, undertaken, or provided an unexpired indemnity with respect to any material liability, in each case relating to Hazardous Substances or relating to Environmental Law; and (j) the Company has made available to BLAC correct and complete copies of all environmental reports, environmental health and safety audits or inspections, and material documents related to any Proceeding or unresolved material liability arising under Environmental Laws relating to the Company or any of the Company Subsidiaries or their current or former properties, facilities or operations.

3.20 Material Contracts.

(a) Schedule 3.20(a) of the Company Disclosure Schedule lists, as of the Execution Date, the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth Schedule 3.20(a) of the Company Disclosure Schedule along with any Plan listed on Schedule 3.10(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each Contract with consideration paid or payable to the Company or any of the Company Subsidiaries of more than $100,000, in the aggregate, over the past 12 months;

(ii) each Contract involving expenditures paid or payable by the Company or any Company Subsidiary of more than $100,000, in the aggregate, over the past 12 months;

(iii) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Company Subsidiary is a party that are material to the business of the Company;

(iv) all management and employment contracts (excluding at-will contracts for employment or at-will offer letters that do not contain any severance or change of control provisions) and all contracts with Contingent Workers, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any Product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party;

(v) all collective bargaining agreements or other contracts with any labor union; (vi) all contracts and agreements evidencing indebtedness for borrowed money in an amount greater than $100,000, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any person a security interest in or lien on any of the property or assets of the Company or any Company Subsidiary;

(vi) all partnership agreements or other joint venture agreements, or any Contract involving a distributor, reseller, sales representative, marketing, or advertising arrangement;

(vii) all contracts relating to the settlement of any material internal complaint, grievance, claim, investigation, or other dispute with the Company or any of its Company Subsidiaries;

(viii) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party, other than any Company Permits;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and agreements that contain customary confidentiality clauses;

(x) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective businesses;

(xi) all leases or master leases of personal property reasonably likely to result in annual payments of $100,000 or more in a 12-month period;

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(xii) each Contract that includes any grant by the Company or any Company Subsidiary to any person of any express license, right or covenant not to sue with respect to any Patents, other than a nonexclusive license granted incidental to a sale of Company Products, license of Company Software, or provision of Company Services;

(xiii) any Contract that grants any (A) exclusive license, supply, distribution or other rights, (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase, license or receive any Company Product, Company Software and/or Company Service;

(xiv) any Contract providing for any minimum or guaranteed payments by the Company to any Person;

(xv) any Contract that contains indemnification obligations of the Company in excess of $1,000,000 or pursuant to which the Company may reasonably incur liability in excess of $1,000,000 (including any Contract with an uncapped liability obligation for the Company or for any Company Subsidiary);

(xvi) any Contract that requires a consent (including any assignment consent) to or otherwise contains a provision relating to a “change of control” required to consummate the transactions contemplated by this Agreement, or that would prohibit or delay the consummation of the transactions contemplated by this Agreement; and

(xvii) all agreements or instruments guarantying the debts or other obligations of any person.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in material breach or violation of, or material default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in material breach or violation of, or material default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract. The Company has furnished or made available to BLAC true and complete copies of all Material Contracts, including amendments thereto that are material in nature.

3.21 International Trade Laws.

(a) The Company and the Company Subsidiaries are, and have been for the past five years, in compliance in all material respects with all International Trade Laws applicable to them. Without limiting the foregoing: (i) the Company and the Company Subsidiaries have obtained all export and import licenses and other approvals required for their respective imports and exports of products, software and technologies required by any International Trade Law, and all such approvals and licenses are in full force and effect; (ii) the Company and the Company Subsidiaries are in compliance with the terms of such applicable export and import licenses or other approvals; (iii) there are no claims pending or threatened in writing against any Company or Company Subsidiaries with respect to such export and import licenses or other approvals; and (iv) the Company and the Company Subsidiaries have processes in place to ensure that any imported merchandise into the United States is properly declared, marked and labeled in accordance with all U.S. Laws at the time of importation.

(b) The Company and the Company Subsidiaries have not, to its knowledge,

(i) re-exported, transferred, or brokered the sale of any goods, services, technology, or technical data to any destination to which, or individual for whom, a license or other authorization is required under the International Trade Laws;

(ii) exported, re-exported, or transferred any goods, services, technology, or technical data to, on behalf of, or for the benefit of any person or entity identified on, any restricted party lists maintained by the U.S. Government, including the Specially Designated Nationals and Blocked

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Persons List, and Foreign Sanctions Evaders List, maintained by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Denied Persons List, Entity List, Military End User List, or Unverified List, maintained by the U.S. Department of Commerce’s Bureau of Industry and Security;

(iii) exported, re-exported, or transferred any goods, services, technology, or technical data that have been or will be (A) used for any purposes associated with nuclear activities, missiles, chemical or biological weapons, or terrorist activities, or (B) used, transshipped, or diverted contrary to applicable International Trade Laws;

(iv) exported, re-exported, transferred, or imported any goods, services, technology, or technical data to or from Burma/Myanmar, Cuba, Crimea, Iran, North Korea, Sudan, Syria or Venezuela during a time at which such country or region and/or its government was subject to U.S. comprehensive trade embargoes under OFAC regulations, the Export Administration Regulations, or any other applicable statute or executive order;

(v) manufactured any defense article as defined in the International Traffic in Arms Regulations, including within the United States and without regard to whether such defense article was subsequently exported, without being registered and in good standing with the Directorate of Defense Trade Controls, U.S. Department of State; or

(vi) received from any governmental authority or any other person any notice, inquiry, or internal or external allegation, or made any voluntary or involuntary disclosure to a governmental authority concerning any actual or potential violation or wrongdoing related to International Trade Laws.

(c) Neither the Company nor any Company Subsidiary nor any director of or officer of any of the Company or any Company Subsidiary or, to the Company’s knowledge (as defined in the relevant International Trade Laws), any other representative or agent acting on behalf of the Company or any Company Subsidiary is currently identified on the Specially Designated Nationals List or otherwise currently subject to any U.S. sanctions administered by OFAC. The Company and the Company Subsidiaries have not, directly or indirectly in the last five years, used any funds, or loaned, contributed or otherwise made available such funds to any Company Subsidiary, joint venture partner or other person, in connection with any transactions, sales or operations in violation of U.S. sanctions administered by OFAC or for the purpose of unlawfully financing the activities of any person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

3.22 Insurance.

(a) Schedule 3.22(a) of the Company Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Company Subsidiary is an insured, a named insured or otherwise the principal beneficiary of coverage as of the Execution Date the names of the insurer, the principal insured and each named insured that is the Company or any Company Subsidiary.

(b) With respect to each such insurance policy: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; and (iv) no insurer has indicated in writing or, to the knowledge of the Company otherwise, that it will be cancelling or reducing coverage.

3.23 Board Approval. The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, or by unanimous written consent, has duly (a) reviewed relevant materials in regard to the Business Combination, and (b) approved

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the Business Combination and the other transactions contemplated by the Business Combination and declared its advisability. No further vote or authorization is required of the Company’s Board of Directors or Stockholders to adopt this Agreement and approve the Transactions.

3.24 Anti-Corruption Laws.

(a) The Company and its Subsidiaries are, and for the last six years have been, in compliance with all applicable Anti-Corruption Laws.

(b) Neither the Company nor any Company Subsidiaries, nor any shareholders, officers, directors, executives, employees, agents, or representatives of the Company or any Company Subsidiaries, has used, offered, authorized, promised, provided, paid, or received, whether directly or indirectly through a third party, on behalf of the Company or any Company Subsidiary or in connection with the Company’s or any Company Subsidiary’s business, any bribes, kickbacks, or anything else of value, regardless of form or amount, to any entity or person for any improper purpose, including for obtaining or retaining business or securing an improper business advantage.

(c) The Company and all Company Subsidiaries have adopted and maintained adequate policies, procedures, and controls to ensure that the Company and all Company Subsidiaries have complied and are in compliance with all Anti-Corruption Laws.

(d) The Company and all Company Subsidiaries have at all times maintained accounting and financial controls adequate to ensure that: (i) all payments and activities have been accurately recorded in the books, records and accounts of the Company and all Company Subsidiaries; (ii) there have been no false, inaccurate, misleading, or incomplete entries made in the Company’s books, records, and accounts; and (iii) the Company and all Company Subsidiaries have not established or maintained any secret or unrecorded funds or accounts. The books, records, and accounts of the Company and all Company Subsidiaries accurately reflect in reasonable detail the character and amount of all transactions, and the Company and all Company Subsidiaries have not had or maintained any bank or other financial account that is not or was not accurately disclosed in their books, records, and accounts.

(e) Neither the U.S. government nor any other Governmental Authority has notified the Company or any Company Subsidiary of any actual or alleged violation or breach of Anti-Corruption Laws. Neither the Company nor any Company Subsidiary has undergone and is not undergoing any review, investigation, inspection, or examination of records relating to the Company’s or any Company Subsidiary’s compliance with Anti-Corruption Laws. Neither the Company nor any Company Subsidiary has been and is now under any administrative, civil, or criminal investigation, prosecution, or indictment, and are not party to any actions involving alleged false statements, false claims or other improprieties relating to the Company’s or any Company Subsidiary’s compliance with Anti-Corruption Laws.

3.25 Interested Party Transactions. Except as set forth in Schedule 3.25 of the Company Disclosure Schedule and for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the ordinary course of business, no director, officer or other affiliate of the Company or any Company Subsidiary, to the Company’s knowledge, has or has had, directly or indirectly: (a) an economic interest in any person that has furnished or sold, or furnishes or sells, services or Products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any contract or agreement disclosed in Schedule 3.20(a) of the Company Disclosure Schedule; or (d) any contractual or other arrangement with the Company or any Company Subsidiary, other than customary indemnity arrangements; provided, however, that ownership of no more than five percent (5%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 3.25. The Company and the Company Subsidiaries have not, since the date of formation, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director or executive officer (or equivalent thereof) of the Company, or (ii) materially modified any term of any such extension or maintenance of credit.

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3.26 Exchange Act. Neither the Company nor any Company Subsidiary is currently (or has previously been) subject to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

3.27 Brokers. Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

3.28 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to BLAC, its affiliates or any of their respective Representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to BLAC, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to BLAC, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF COMPANY STOCKHOLDERS

Each Company Stockholder, upon their execution of a Joinder, and on a several and not joint and several basis, represents and warrants to BLAC as follows:

4.01 Ownership of Company Common Stock. Each share of Company Common Stock owned by such Company Stockholder is owned free and clear of all Liens, options, rights of first refusal and limitations on such Company Stockholder’s voting rights, other than transfer restrictions under applicable securities laws and the Company’s organizational documents.

4.02 Organization and Authority. If such Company Stockholder is a corporation or other organization, such Company Stockholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Such Company Stockholder has all necessary power and authority to execute and deliver the Joinder, to perform its obligations thereunder and hereunder and to consummate the Transactions. The execution and delivery of the Joinder by the Company Stockholder and the consummation by the Company Stockholder of the Transactions have been duly and validly authorized by all necessary individual or corporate action, as applicable, and no other individual or corporate proceedings, as applicable, on the part of the Company Stockholder are necessary to authorize the Joinder or to consummate the Transactions. Such Company Stockholder’s Joinder has been duly and validly executed and delivered by the Company Stockholder and, assuming the due authorization, execution and delivery by BLAC, constitutes a legal, valid and binding obligation of the Company Stockholder, enforceable against the Company Stockholder in accordance with its terms, except as limited by the Remedies Exception.

4.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of the Joinder by such Company Stockholder does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications contemplated by Schedule 4.03(a) of the Company Disclosure Schedule, the performance of the Joinder by such Company Stockholder will not (i) if such Company Stockholder is a corporation or other organization, conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents, (ii) conflict with or violate any Law applicable to such Company Stockholder.

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(b) The execution and delivery of the Joinder by such Company Stockholder does not, and the performance of the Joinder by such Company Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority.

4.04 Litigation. There are no Actions pending or, to the knowledge of such Company Stockholder, threatened, brought by or against such Company Stockholder or their real or personal property or assets affecting such Company Stockholder’s ability to consummate the Transactions.

4.05 Broker. Except as set forth on Schedule 3.27 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Company Stockholder.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
OF BLAC

Except as set forth in the BLAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such BLAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors”, and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being acknowledged that nothing disclosed in such a BLAC SEC Report will be deemed to modify or qualify the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), and Section 5.04 (Authority Relative to This Agreement)), BLAC hereby represents and warrants to the Company as follows:

5.01 Corporate Organization.

(a) BLAC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease, and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a BLAC Material Adverse Effect.

(b) BLAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other person.

5.02 Certificate of Incorporation and Bylaws. BLAC has heretofore furnished to the Company complete and correct copies of the BLAC Organizational Documents. The BLAC Organizational Documents are in full force and effect. BLAC is not in violation of any of the provisions of the BLAC Organizational Documents.

5.03 Capitalization.

(a) The authorized capital stock of BLAC consists of (i) 100,000,000 shares of BLAC Common Stock, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“BLAC Preferred Stock”). As of the Amendment Date (i) 4,041,221 shares of BLAC Common Stock are issued and outstanding (which includes 1,886,221 shares subject to Redemption Rights), all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (ii) no shares of BLAC Common Stock are held in the treasury of BLAC, (iii) 7,330,000 BLAC Warrants are issued and outstanding, (iv) 7,330,000 shares of BLAC Common Stock are reserved for future issuance pursuant to the BLAC Warrants, (v) 7,330,000 BLAC Rights are issued and outstanding, and (vi) 733,000 shares of BLAC Common Stock are reserved for future issuance pursuant to the BLAC Rights. As of the Amendment Date, there are no shares of BLAC Preferred Stock issued and outstanding. Each BLAC Warrant is exercisable for one share of BLAC Common Stock at an exercise price of $11.50 per share, exercisable 30 days after consummation of the Share Exchange. Each BLAC Right entitles the holder thereof to receive one-tenth (1/10) of a share of BLAC Common Stock upon the consummation of the Share Exchange.

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(b) All outstanding BLAC Units, shares of BLAC Common Stock, BLAC Warrants and BLAC Rights have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the BLAC Organizational Documents.

(c) The Aggregate Participating Consideration being delivered by BLAC hereunder shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the BLAC Organizational Documents. The Aggregate Participating Consideration will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

(d) Except for securities issued pursuant to the PIPE Subscription Agreements, securities issued by BLAC as permitted by this Agreement and the BLAC Warrants and BLAC Rights, BLAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of BLAC or obligating BLAC to issue or sell any shares of capital stock of, or other equity interests in, BLAC. All shares of BLAC Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. Neither BLAC nor any subsidiary of BLAC is a party to, or otherwise bound by, and neither BLAC nor any subsidiary of BLAC has granted, any equity appreciation rights, participations, phantom equity or similar rights. BLAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of BLAC Common Stock or any of the equity interests or other securities of BLAC or any of its subsidiaries. There are no outstanding contractual obligations of BLAC to repurchase, redeem or otherwise acquire any shares of BLAC Common Stock. There are no outstanding contractual obligations of BLAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

5.04 Consents. BLAC has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by BLAC and the consummation by BLAC of the Transactions, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of BLAC are necessary to authorize this Agreement or to consummate the Transactions (other than (a) with respect to the Business Combination, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding shares of BLAC Common Stock, and (b) with respect to the issuance of BLAC Common Stock and the amendment and restatement of the BLAC Certificate of Incorporation pursuant to this Agreement, the approval of a majority of the then-outstanding shares of BLAC Common Stock). This Agreement has been duly and validly executed and delivered by BLAC and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of BLAC, enforceable against BLAC in accordance with its terms subject to the Remedies Exceptions.

5.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by BLAC does not, and the performance of this Agreement by BLAC will not, (i) conflict with or violate the BLAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to BLAC or by which any of its property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of BLAC pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BLAC is a party or by which BLAC or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a BLAC Material Adverse Effect.

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(b) The execution and delivery of this Agreement by BLAC do not, and the performance of this Agreement by BLAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, and filing and recordation of appropriate documents as required by the DGCL and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent BLAC from performing its material obligations under this Agreement.

5.06 Compliance. BLAC is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to BLAC or by which any property or asset of BLAC is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which BLAC is a party or by which BLAC or any property or asset of BLAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a BLAC Material Adverse Effect. BLAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, and orders of any Governmental Authority necessary for BLAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

5.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) BLAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since February 13, 2023, together with any amendments, restatements or supplements thereto (collectively, the “BLAC SEC Reports”). BLAC has heretofore furnished to the Company true and correct copies of all amendments and modifications that have not been filed by BLAC with the SEC to all agreements, documents and other instruments that previously had been filed by BLAC with the SEC and are currently in effect. As of their respective dates, the BLAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of BLAC has filed with the SEC on a timely basis all documents required with respect to BLAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the BLAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of BLAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). BLAC has no off-balance sheet arrangements that are not disclosed in the BLAC SEC Reports. No financial statements other than those of BLAC are required by GAAP to be included in the consolidated financial statements of BLAC.

(c) Except as and to the extent set forth in the BLAC SEC Reports, BLAC has no liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of BLAC’s business.

(d) Except as and to the extent set forth in the BLAC SEC Reports, BLAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq.

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(e) BLAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to BLAC and other material information required to be disclosed by BLAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to BLAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as and to the extent set forth in the BLAC SEC Reports, such disclosure controls and procedures are effective in timely alerting BLAC principal executive officer and principal financial officer to material information required to be included in BLAC’s periodic reports required under the Exchange Act.

(f) BLAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that BLAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and its board of directors; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. BLAC has no knowledge of any fraud or whistle-blower allegations, whether material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of BLAC. Except as and to the extent set forth in the BLAC SEC Reports, since February 13, 2023, there have been no material changes in BLAC internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by BLAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of BLAC. BLAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Except as and to the extent set forth in the BLAC SEC Reports, neither BLAC (including any employee thereof) nor BLAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by BLAC, (ii) any fraud, whether or not material, that involves BLAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by BLAC, or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the Execution Date, there are no outstanding SEC comments from the SEC with respect to the BLAC SEC Reports. To the knowledge of BLAC, none of the BLAC SEC Reports filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.

5.08 Absence of Certain Changes or Events; Transactions with Affiliates. Since December 31, 2023, except as expressly contemplated by this Agreement, (a) BLAC has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been any BLAC Material Adverse Effect. Except as disclosed in the BLAC SEC Reports, there are no agreements between BLAC, on the one hand, and any officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of BLAC, on the other hand.

5.09 Absence of Litigation. There is no Action pending or, to the knowledge of BLAC, threatened against BLAC, or any property or asset of BLAC before any Governmental Authority. Neither BLAC nor any material property or asset of BLAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of BLAC, continuing investigation by, any Governmental Authority.

5.10 BLAC M&A Committee and BLAC Board Approval; Vote Required.

(a) The BLAC M&A Committee has duly recommended to the BLAC Board that this Agreement and the transactions contemplated by this Agreement are fair and in the best interests of BLAC and its stockholders.

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(b) The BLAC Board, by resolutions duly adopted and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the transactions contemplated by this Agreement are fair to and in the best interests of BLAC and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that the stockholders of BLAC approve and adopt this Agreement and the Business Combination, and directed that this Agreement and the Business Combination, be submitted for consideration by the stockholders of BLAC at the BLAC Stockholders’ Meeting.

(c) The only vote of the holders of any class or series of capital stock of BLAC necessary to approve the transactions contemplated by this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of BLAC Common Stock.

5.11 Brokers. Except for Chardan Capital Markets, LLC, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of BLAC.

5.12 BLAC Trust Fund. As of the Execution Date, BLAC has no less than $5,000,001 in the trust fund established by BLAC for the benefit of its public stockholders (the “Trust Fund”) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of February 7, 2023, between BLAC and the Trustee, as amended by the First Amendment thereto dated as of November 10, 2023 (the “Trust Agreement”). The Trust Agreement has not been amended or modified (except by the First Amendment described in the prior sentence) and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. BLAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist under the Trust Agreement any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by BLAC or the Trustee. There are no separate contracts, agreements, side letters or other understandings (whether written or unwritten, express or implied): (i) between BLAC and the Trustee that would cause the description of the Trust Agreement in the BLAC SEC Reports to be inaccurate in any material respect; or (ii) to the knowledge of BLAC, that would entitle any person (other than stockholders of BLAC who shall have elected to redeem their shares of BLAC Common Stock pursuant to the BLAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay income and franchise taxes from any interest income earned in the Trust Account; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the BLAC Organizational Documents. As of the Execution Date, there are no Actions pending or, to the knowledge of BLAC, threatened in writing with respect to the Trust Account. Upon consummation of the Business Combination and notice thereof to the Trustee pursuant to the Trust Agreement, BLAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to BLAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however that the liabilities and obligations of BLAC due and owing or incurred at or prior to the Effective Time shall be paid as and when due, including all amounts payable (a) to stockholders of BLAC who shall have exercised their Redemption Rights; (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law; (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement; and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to BLAC in connection with its efforts to effect the Business Combination (including deferred fees owed by BLAC to Chardan Capital Markets, LLC pursuant to that certain Underwriting Agreement, dated February 9, 2023, among Chardan Capital Markets, LLC, as representative of the several underwriters thereto and BLAC). As of the Execution Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, BLAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to BLAC at the Effective Time.

5.13 Employees. Other than any officers as described in the BLAC SEC Reports, BLAC has never employed any employees or retained any contractors or consultants. Other than reimbursement of any out-of-pocket expenses incurred by BLAC’s officers and directors in connection with activities on BLAC’s behalf in an aggregate amount not in excess of the amount of cash held by BLAC outside of the Trust Account, BLAC has no unsatisfied

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material liability with respect to any employee, officer, or director. BLAC has never and do not currently maintain, sponsor, contribute to or have any liability, actual or contingent, under any employment agreement, or any employee benefit plan, nonqualified deferred compensation plan subject to Section 409A of the Code, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, change in control, fringe benefit, sick pay, and vacation plans or arrangements or other employee benefit plans, programs or arrangements. Neither the execution and delivery of this Agreement by BLAC nor the consummation of the Transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in the payment of severance or any other amount to any employee, director, officer or independent contractor of BLAC, (ii) accelerate the time of payment or vesting, or increase the amount, of any benefit or other compensation due to any individual by BLAC, (iii) result in an “excess parachute payment” as defined in Section 280G(b)(1) of the Code, or (iv) require a “gross-up,” indemnification for, or payment to any employee, director, officer or independent contractor of BLAC for any Taxes imposed under Section 409A or Section 4999 of the Code or otherwise.

5.14 Taxes.

(a) BLAC (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required by Law to be filed by it as of the Execution Date and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes required by Law to be paid that are shown as due on such filed Tax Returns and any other material Taxes that BLAC are otherwise required by Law to pay, except with respect to current Taxes not yet due and payable or otherwise being contested in good faith or that are described in clause (a)(v) below; (iii) with respect to all material Tax Returns filed by or with respect to any of them, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains outstanding; (iv) does not have any deficiency, assessment, claim, audit, examination, investigation, litigation or other proceeding, in each case, in respect of a material amount of Taxes or material Tax matters pending or threatened in writing by a Governmental Authority, for a Tax period which the statute of limitations for assessments remains open; and (v) has provided adequate reserves in accordance with GAAP in the most recent consolidated financial statements of BLAC, for any material Taxes of BLAC that have not been paid, whether or not shown as being due on any Tax Return.

(b) BLAC is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses) or has a potential liability or obligation to any person as a result of or pursuant to any such agreement, contract, arrangement or commitment other than an agreement, contract, arrangement, or commitment entered into in the ordinary course of business and the primary purpose of which does not relate to Taxes.

(c) BLAC will not be required by Law to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting made on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction made on or prior to the Closing Date; (iv) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date outside the ordinary course of business.

(d) BLAC has not been a member of an affiliated group filing a consolidated, combined, or unitary U.S. federal, state, local or foreign income Tax Return.

(e) BLAC has no liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

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(f) BLAC (i) has no request for a ruling in respect of Taxes pending between BLAC, on the one hand, and any Tax authority, on the other hand, or (ii) has not entered into any closing agreement, private letter ruling technical advice memoranda or similar agreements with any Tax authority.

(g) BLAC has not in any year for which the applicable statute of limitations remains open distributed stock of another person, and has not had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h) BLAC has not engaged in or entered into a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

5.15 Listing. The issued and outstanding BLAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLACU”. The issued and outstanding shares of BLAC Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLAC”. The issued and outstanding BLAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLACW”. The issued and outstanding BLAC Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “BLACR”. As of the Execution Date, there is no Action pending or, to the knowledge of BLAC, threatened in writing against BLAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the BLAC Units, the shares of BLAC Common Stock, the BLAC Warrants, the BLAC Rights, or terminate the listing of BLAC on Nasdaq. None of BLAC or any of its affiliates has taken any action in an attempt to terminate the registration of the BLAC Units, the shares of BLAC Common Stock, the BLAC Warrants or the BLAC Rights under the Exchange Act.

5.16 BLAC’s Investigation and Reliance. BLAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by BLAC together with expert advisors, including legal counsel, that they have engaged for such purpose. BLAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company and Company Subsidiary and the Transactions. BLAC is not relying on any statement, representation, or warranty, oral or written, express or implied, made by the Company or any Company Subsidiary or any of their respective Representatives, except as expressly set forth in Article III (as modified by the Company Disclosure Schedule). Neither the Company nor any of its respective stockholders, affiliates or Representatives shall have any liability to BLAC or any of its stockholders, affiliates or Representatives resulting from the use of any information, documents or materials made available to BLAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. Neither the Company nor any of its stockholders, affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and/or any Company Subsidiary.

5.17 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V (as modified by the BLAC SEC Reports and any schedule to this Article V), BLAC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to BLAC, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates or any of their respective Representatives by, or on behalf of, BLAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither BLAC nor any other person on behalf of BLAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of BLAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective Representatives or any other person, and that any such representations or warranties are expressly disclaimed.

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ARTICLE VI
CONDUCT OF THE BUSINESS PENDING THE BUSINESS COMBINATION

6.01 Conduct of Business by the Company Pending the Business Combination.

(a) The Company agrees that, between the Execution Date and the Effective Time or the earlier termination of this Agreement, except as (1) expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, or (2) required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), unless BLAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) the Company shall, and shall cause the Company Subsidiaries to, conduct their business in the ordinary course of business and in a manner consistent with past practice;

(ii) the Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees and Contingent Workers of the Company and the Company Subsidiaries and to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations;

(b) By way of amplification and not limitation, except as (1) expressly contemplated by any other provision of this Agreement, any Ancillary Agreement, and (2) required by applicable Law (including COVID-19 Measures as may be requested or compelled by any Governmental Authority), the Company shall not, and shall cause each Company Subsidiary not to, between the Execution Date and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of BLAC (which consent shall not be unreasonably conditioned, withheld or delayed):

(i) amend or otherwise change its articles of incorporation or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary except in the ordinary course of business and consistent with past practice;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, other than redemptions of equity securities from former employees upon the terms set forth in the underlying agreements governing such equity securities;

(v) (A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof in an amount in excess of $100,000; or (B) incur any indebtedness for borrowed money in excess of $100,000 or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or intentionally grant any security interest in any of its assets, in each case, except in the ordinary course of business and consistent with past practice;

(vi) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or Contingent Worker of the Company as of the Execution Date, other than increases in base compensation of employees in

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the ordinary course of business that do not exceed 20% of base compensation, individually or in the aggregate, and increases required by the terms of a Plan or applicable Law, (B) enter into any new, or amend any existing employment or severance or termination agreement with any current or former director, officer, employee or Contingent Worker, (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any current or former director, officer, employee or Contingent Worker, or (D) terminate or hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person whose compensation would exceed, on an annualized basis, $100,000;

(vii) other than as required by Law or pursuant to the terms of an agreement entered into prior to the Execution Date and reflected on Schedule 3.10(a) of the Company Disclosure Schedule or that the Company is not prohibited from entering into after the Execution Date, grant any severance or termination pay to, any director or officer of the Company or of any Company Subsidiary, other than in the ordinary course of business consistent with past practice;

(viii) adopt, amend, and/or terminate any Plan except as may be required by applicable Law, is necessary in order to consummate the Transactions, or health and welfare plan renewals in the ordinary course of business;

(ix) materially amend other than reasonable and usual amendments in the ordinary course of business, with respect to accounting policies or procedures, other than as required by the Accounting Standards;

(x) make, change or revoke any material Tax election, amend a material Tax Return or settle or compromise any material United States federal, state, local or non-United States income Tax liability;

(xi) materially amend, or modify or consent to the termination (excluding any expiration in accordance with its terms) of any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, in each case in a manner that is adverse to the Company or any Company Subsidiary, taken as a whole, except in the ordinary course of business;

(xii) make any alterations or improvements to the Owned Real Property or the Leased Real Property, or amend any written or oral agreements affecting the Owned Real Property or the Leased Real Property;

(xiii) intentionally permit any material item of Company IP to lapse or to be abandoned, invalidated, dedicated to the public, or disclaimed, or otherwise become unenforceable or fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material item of Company IP; or

(xiv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

6.02 Conduct of Business by BLAC Pending the Business Combination. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the PIPE Subscription Agreements, consummating the PIPE Investment, and as required by applicable Law (including any COVID-19 Measures or as may be requested or compelled by any Governmental Authority), BLAC agrees that from the Execution Date until the earlier of the termination of this Agreement and the Effective Time, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the business of BLAC shall be conducted in the ordinary course of business and in a manner consistent with past practice. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into the PIPE Subscription Agreements and consummating the PIPE Investment), or in connection with the terms and conditions of, the PIPE Subscription Agreements, or as required by applicable Law (including any COVID-19 Measures as may be requested or

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compelled by any Governmental Authority), BLAC shall not, between the Execution Date and the Effective Time or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the BLAC Organizational Documents or form any subsidiary of BLAC;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, other than redemptions from the Trust Fund that are required pursuant to the BLAC Organizational Documents;

(c) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the BLAC Common Stock, BLAC Warrants or BLAC Rights except for redemptions from the Trust Fund that are required pursuant to the BLAC Organizational Documents;

(d) other than pursuant to the PIPE Subscription Agreements, issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of BLAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of BLAC;

(e) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person;

(f) engage in any conduct in a new line of business or engage in any commercial activities (other than to consummate the transactions contemplated by this Agreement);

(g) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of BLAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the ordinary course of business consistent with past practice;

(h) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the Execution Date, as agreed to by its independent accountants;

(i) make any material Tax election or settle or compromise any material United States federal, state, local or non-United States income Tax liability, except in the ordinary course consistent with past practice;

(j) liquidate, dissolve, reorganize or otherwise wind up the business and operations of BLAC;

(k) amend the Trust Agreement or any other agreement related to the Trust Account;

(l) (i) hire, or otherwise enter into any employment or consulting agreement or arrangement with, any person, (ii) grant any material increase in the compensation of any current or former officer or director, (iii) adopt any benefit plan for the benefit of any current or former officer or director, or (iv) materially amend any existing agreement with any current or former officer or director;

(m) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

6.03 Claims against Trust Account. The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company does not now have, and shall not at any time prior to the Effective Time have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company on the one hand, and BLAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are

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collectively referred to in this Section 6.03 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any Claim they may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from pursuing a claim against BLAC or any other person (a) for legal relief against monies or other assets of BLAC held outside of the Trust Account or for specific performance or other equitable relief in connection with the Transactions or (b) for damages for breach of this Agreement against BLAC (or any successor entity) in the event this Agreement is terminated for any reason and BLAC consummates a business combination transaction with another party. In the event that the Company commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, BLAC shall be entitled to recover from the Company the associated reasonable legal fees and costs in connection with any such action, in the event BLAC prevails in such action or proceeding.

ARTICLE VII
ADDITIONAL AGREEMENTS

7.01 Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, BLAC (with the assistance and cooperation of the Company as reasonably requested by BLAC) shall prepare and file with the SEC a proxy statement/prospectus (as amended or supplemented, the “Proxy Statement”) to be sent to the stockholders of BLAC for the meeting of BLAC’s stockholders (the “BLAC Stockholders’ Meeting”) to be held to consider approval and adoption of (1) this Agreement and the Business Combination, (2) the second amended and restated BLAC Certificate of Incorporation, (3) the Equity Plan, (4) the election of the Initial Post-Closing BLAC Directors to serve as the members of the BLAC Board as of immediately following the Effective Time and until their respective successors are duly elected or appointed and qualified, and (5) any other proposals the Parties deem necessary to effectuate the Business Combination (collectively, the “BLAC Proposals”). The Company shall furnish all information concerning the Company and the Company Subsidiaries as BLAC may reasonably request in connection with the preparation of the Proxy Statement. BLAC and the Company each shall use their reasonable best efforts to (i) cause the Proxy Statement when filed with the SEC to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Proxy Statement, (iii) to keep the Proxy Statement current as long as is necessary to consummate the transactions contemplated hereby. Prior to the effective date of the Proxy Statement, BLAC shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of shares of BLAC Common Stock, in each case to be issued or issuable to the stockholders of the Company pursuant to this Agreement. As promptly as practicable after the Proxy Statement has been resolved of all comments from the SEC, each of the Company and BLAC shall mail the Proxy Statement to their respective stockholders. Each of BLAC and the Company shall furnish all information concerning it as may reasonably be requested by the other Party in connection with such actions and the preparation of the Proxy Statement.

(b) No filing of, or amendment or supplement to the Proxy Statement, will be made by BLAC without the approval of the Company (such approval not to be unreasonably withheld, conditioned, or delayed). BLAC will advise the Company, promptly after they receive notice thereof, of the time when the Proxy Statement has been resolved of all SEC comments or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the BLAC Common Stock to be issued or issuable to the stockholders of the Company in connection with this Agreement for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. Each of BLAC and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Proxy Statement and any amendments or supplements filed in response thereto.

(c) BLAC represents that the information supplied by BLAC for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of BLAC, (ii) the time of the BLAC Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to

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be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to BLAC or its officers or directors, should be discovered by BLAC which should be set forth in an amendment or a supplement to the Proxy Statement, BLAC shall promptly inform the Company. All documents that BLAC is responsible for filing with the SEC in connection with the Business Combination or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(d) The Company represents that the information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of BLAC, (ii) the time of the BLAC Stockholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform BLAC. All documents that the Company is responsible for filing with the SEC in connection with the Business Combination or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

7.02 BLAC Stockholders’ Meetings.

(a) BLAC shall call and hold the BLAC Stockholders’ Meeting as promptly as practicable after the date on which the Proxy Statement becomes effective for the purpose of voting solely upon the BLAC Proposals, and BLAC shall use its reasonable best efforts to hold the BLAC Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement has been resolved of all comments from the SEC (but in any event no later than 30 days after the date on which the Proxy Statement is mailed to stockholders of BLAC). BLAC shall use its reasonable best efforts to obtain the approval of the BLAC Proposals at the BLAC Stockholders’ Meeting, including by soliciting from its stockholders’ proxies as promptly as possible in favor of the BLAC Proposals, and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders. The BLAC Board shall recommend to its stockholders that they approve the BLAC Proposals and shall include such recommendation in the Proxy Statement.

7.03 Minimum Participation by Company Stockholders. The Company shall use its best efforts to cause the holders of (a) at least 60% of the Company Fully Diluted Share Amount to execute Participating Stockholder Joinders to this Agreement and become Participating Company Stockholders on or prior to the Closing, and (b) 100% of the Company Fully Diluted Share Amount to execute Joinders to this Agreement prior to the Closing.

7.04 Access to Information; Confidentiality.

(a) From the Execution Date until the Effective Time, the Company and BLAC shall (and shall cause their respective subsidiaries to): (i) provide to the other party (and the other party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor BLAC shall be required to provide access to or disclose information where the access or disclosure would (i) jeopardize the protection of attorney-client privilege or contravene applicable Law including COVID-19 Measures or (ii) require providing access that such party reasonably determines, in light of COVID-19 or COVID-19 Measures, would jeopardize the health and safety of any employee of such party (it being agreed that the parties shall use their commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

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(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated March 30, 2023 (the “Confidentiality Agreement”), between BLAC and the Company.

7.05 Exclusivity.

(a) From the Execution Date and ending on the earlier of (i) the Closing and/or (ii) the termination of this Agreement, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (A) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning (1) any sale of assets of the Company equal to 5% or more of the Company’s assets or to which 5% or more of the Company’s revenues or earnings are attributable, (2) the issuance or acquisition of 5% or more of the outstanding capital stock (on an as converted to Company Common Stock basis) or other voting securities representing 5% or more of the combined voting power of the Company, or (3) any conversion, consolidation, merger, liquidation, dissolution or similar transaction which, if consummated, would result in any person or other entity or group beneficially owning 5% or more of the combined voting power of the Company, other than with BLAC and its Representatives (an “Alternative Transaction”), (B) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction, or (C) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided, that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby shall not be deemed a violation of this Section 7.05(a). The Company shall, and shall cause its affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any person conducted heretofore with respect to any Alternative Transaction. The Company also agrees that it will promptly request each person (other than the parties hereto and their respective Representatives) that has prior to the Execution Date executed a confidentiality agreement in connection with its, his or her consideration of acquiring the Company to return or destroy all Confidential Information furnished to such person by or on behalf of it, him, or her prior to the Execution Date. If the Company or any of its Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the Closing, then the Company shall promptly (and in no event later than twenty-four (24) hours after the Company become aware of such inquiry or proposal) notify such person in writing that the Company is subject to an exclusivity agreement with respect to the sale of the Company that prohibits it from considering such inquiry or proposal, and will provide BLAC with a copy of any such written inquiry or proposal or a detailed summary of any such verbal inquiry or proposal, including in each case the identity of the person making such inquiry or proposal. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 7.05(a) by the Company or its affiliates or Representatives shall be deemed to be a breach of this Section 7.05(a) by the Company.

7.06 Employee Benefit Matters.

(a) BLAC and the Company shall cooperate to establish an equity incentive award plan, wherein BLAC, upon consummation of the Business Combination, may grant cash and equity incentive awards and compensation to management and eligible service providers, with an initial award pool of BLAC Common Stock equal to the lesser of twenty percent of the shares of BLAC Common Stock outstanding as of immediately after the Effective Time (rounded up to the nearest whole share) or 6,300,000 shares of BLAC Common Stock, which plan shall include an “evergreen” provision pursuant to which such award pool will automatically increase on each January 1st that occurs within the ten year period following shareholder approval of such plan by an amount equal to three percent of the shares of BLAC Common Stock outstanding as of 12:01 a.m. (Eastern Time) on such date, and which plan shall be effective at and after the Closing (the “Equity Plan”).

(b) The provisions of this Section 7.06 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any employees or legal representative or beneficiary or dependent thereof, or any other person, any rights or remedies of any nature

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or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan of the Company or shall require the Company or BLAC, and each of its subsidiaries to continue any Plan or other employee benefit arrangements, or prevent their amendment, modification, or termination.

7.07 Notification of Certain Matters. The Company shall give prompt notice to BLAC, and BLAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the Execution Date and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence, or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail to be satisfied at the Closing.

7.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Company Subsidiaries as set forth in Section 3.05 and Section 4.03 necessary for the consummation of the Transactions and to fulfill the conditions to the Business Combination. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation, or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the Parties will provide each other with copies of all material correspondence, filings, or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions contemplated hereby. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

7.09 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of BLAC and the Company. Thereafter, between the Execution Date and the Closing Date (or the earlier termination of this Agreement in accordance with Article IX) unless otherwise prohibited by applicable Law or the requirements of Nasdaq, each of BLAC and the Company shall each consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Business Combination or any of the other Transactions, and shall not issue any such press release or make any such public statement without the prior written consent of the other Party. Furthermore, nothing contained in this Section 7.09 shall prevent BLAC or the Company and/or its respective affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors.

7.10 Tax Matters. To the extent that the SEC or any other Governmental Authority may require that an opinion be provided at or prior to the Closing in respect of the disclosure of the Tax consequences of the Transactions, each of BLAC and the Company will use its reasonable best efforts and reasonably cooperate with

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one another and their respective counsel in connection with the issuance to BLAC or the Company of such opinion, as applicable, described above, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by an officer of BLAC or the Company, or their respective affiliates, as applicable) containing customary representations reasonably necessary or appropriate for such counsel to render such opinion. To the extent such opinion relates to BLAC or any owners thereof, Tax advisors for BLAC will provide any such opinion, and to the extent such opinion relates to the Company or any owners thereof, Tax advisors for the Company will provide any such opinion, in each case, to the extent reasonably possible subject to customary assumptions and limitations and consistent with such Tax advisor’s internal policies.

7.11 Stock Exchange Listing. BLAC will use its reasonable best efforts to cause the Aggregate Participating Consideration issued in connection with the Transactions to be approved for listing on Nasdaq at Closing. During the period from the Execution Date until the Closing, BLAC shall use its reasonable best efforts to keep the BLAC Units, BLAC Common Stock, BLAC Warrants and BLAC Rights listed for trading on Nasdaq.

7.12 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict, or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each Party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to use commercially reasonable efforts to take any other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as reasonably practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(b) Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Parties or their affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and to the extent permitted by such Governmental Authority or other person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) No Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority of any required filings or applications under Antitrust Laws.

7.13 Trust Account. As of the Effective Time, the obligations of BLAC to dissolve or liquidate within a specified time period as contained in BLAC’s Certificate of Incorporation will be terminated and BLAC shall have no obligation whatsoever to dissolve and liquidate the assets of BLAC by reason of the consummation of the Business Combination or otherwise, and no stockholder of BLAC shall be entitled to receive any amount from the Trust Account. At least 48 hours prior to the Effective Time, BLAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to BLAC (to be held as available cash on the

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balance sheet of BLAC, and to be used for working capital and other general corporate purposes of the business following the Closing) and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

7.14 Section 16 Matters. Prior to the Closing, BLAC shall take all such steps as may be required (to the extent permitted under applicable Law and no-action letters issued by the SEC) to cause any acquisition of BLAC Common Stock by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the post-closing company, to be exempt under Rule 16b-3 under the Exchange Act. BLAC shall provide such individuals with copies of any resolutions proposed to be adopted by the BLAC Board in connection with the foregoing prior to such adoption.

ARTICLE VIII
CONDITIONS TO THE BUSINESS COMBINATION

8.01 Conditions to the Obligations of Each Party. The obligations of the Company, BLAC and the Company Stockholders to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) BLAC Stockholders’ Approval(b). The BLAC Proposals shall have been approved and adopted by the requisite affirmative vote of the stockholders of BLAC in accordance with the Proxy Statement, the DGCL, the BLAC Organizational Documents and the rules and regulations of Nasdaq.

(b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order, or award which is then in effect and has the effect of making the Transactions, including the Business Combination, illegal or otherwise prohibiting consummation of the Transactions, including the Business Combination.

(c) Regulatory Filings, Approvals and Waiting Periods. All required regulatory filings and approvals in the United States and outside the United States, including under the HSR Act, shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Transactions under the HSR Act shall have expired or been terminated, and any pre-Closing approvals or clearances reasonably required thereunder shall have been obtained.

(d) Consents. All consents, approvals and authorizations set forth on Schedule 3.05(a) and Section 4.03 of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(e) Stock Exchange Listing. The shares of BLAC Common Stock shall be listed on Nasdaq as of the Closing Date.

8.02 Conditions to the Obligations of BLAC. The obligations of BLAC to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01 (Organization and Qualification; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to this Agreement), Section 3.27 (Brokers) and the representations and warranties of each Company Stockholder in Article IV shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect.

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(b) Agreements and Covenants. The Company and each Participating Company Stockholder shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with by it on or prior to the Effective Time.

(c) Officer Certificate. The Company shall have delivered to BLAC a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d).

(d) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the Execution Date and the Closing Date.

(e) Resignation. Other than those persons identified as continuing directors as per Section 2.08 hereof, all members of the Company Board and the Board of Directors of the Company Subsidiaries shall have executed written resignations effective as of the Effective Time.

(f) Lock-Up Agreements. The Company has delivered, or has caused to be delivered, to BLAC the Lock-Up Agreements duly executed by such holders of the Company Common Stock as agreed between BLAC and the Company within 60 days from the date of execution of this Agreement; provided, however, in the event all such holders of the Company Common Stock outstanding as of immediately prior to the Effective Time do not execute the Lock-Up Agreements delivered to BLAC, this condition shall be deemed to be satisfied if (i) none of such non-executing stockholders hold Company Common Stock in excess of 1% of the Company Common Stock outstanding immediately prior to the Effective Time, and (ii) the aggregate number of shares of Company Common Stock held by all non-executing stockholders is less than 10% of the outstanding Company Common Stock immediately prior to the Effective Time.

(g) Joinders. The Company has delivered, or cause to be delivered, to BLAC (i) Participating Stockholder Joinders duly executed by Participating Company Stockholders holding at least 60% of the Company Fully Diluted Share Amount, (ii) and Non-Participating Stockholder Joinders executed by each of the Non-Participating Company Stockholders.

(h) FIRPTA Tax Certificates. On or prior to the Closing, the Company shall deliver to BLAC a properly executed certification that shares of Company Common Stock are not “U.S. real property interests” in accordance with the Treasury Regulations under Sections 897 and 1445 of the Code, together with a notice to the IRS (which shall be filed by BLAC with the IRS following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations.

(i) Fairness Opinion. The BLAC M&A Committee shall have received an opinion from an advisor engaged by the BLAC M&A Committee that the Transactions are fair, from a financial point of view, to BLAC and its stockholders.

8.03 Conditions to the Obligations of the Company and the Company Stockholders. The obligations of the Company and the Company Stockholders to consummate the Transactions, including the Business Combination, are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of BLAC contained in Section 5.01 (Corporate Organization), Section 5.03 (Capitalization), Section 5.04 (Authority Relative to this Agreement), and Section 5.11 (Brokers) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date (without giving effect to any limitation as to “materiality” or “BLAC Material Adverse Effect” or any similar limitation set forth therein), except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date. All other representations and warranties of BLAC contained in this Agreement shall be true and correct (without giving any effect to any limitation as to “materiality” or “BLAC Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date, except (i) to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date and (ii) where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a BLAC Material Adverse Effect.

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(b) Agreements and Covenants. BLAC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed, or complied with, by it on or prior to the Effective Time.

(c) Officer Certificate. BLAC shall have delivered to the Company a certificate, dated the date of the Closing, signed by an officer of BLAC, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b), and Section 8.03(d).

(d) Material Adverse Effect. No BLAC Material Adverse Effect shall have occurred between the Execution Date and the Closing Date.

(e) Stock Exchange Listing. A supplemental listing shall have been filed with Nasdaq as of the Closing Date to list the shares constituting the Aggregate Participating Consideration.

(f) Lock-Up Agreements. BLAC shall have delivered a copy of the Lock-Up Agreements duly executed by BLAC.

(g) Minimum Available Cash Condition. The (i) amount of cash and cash equivalents available in the Trust Account immediately prior to the Closing, plus (ii) all other cash and cash equivalents of BLAC, plus (iii) the aggregate amount of cash proceeds received from the PIPE Investment prior to or substantially concurrently with the Closing (without, for the avoidance of doubt, taking into consideration any transaction fees, costs and expenses paid or required to be paid by BLAC prior to the Closing), shall be equal to or greater than $5,000,001.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated, and the Business Combination and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the stockholders of the Company or BLAC, as follows:

(a) by mutual written consent of BLAC and the Company; or

(b) by either BLAC or the Company if the Effective Time shall not have occurred on or prior to November 14, 2024 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any Party that either directly or indirectly through its affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article VIII on or prior to the Outside Date; or

(c) by either BLAC or the Company if any Governmental Authority, including in the United States or the Republic of Korea, shall have enacted, issued, promulgated, enforced, or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Business Combination, illegal or otherwise preventing or prohibiting consummation of the Transactions or the Business Combination; or

(d) by either BLAC or the Company if any of the BLAC Proposals shall fail to receive the requisite vote for approval at the BLAC Stockholders’ Meeting; or

(e) by BLAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 8.02(a) and 8.02(b) would not be satisfied (“Terminating Company Breach”); provided that BLAC has not waived such Terminating Company Breach and BLAC is not then in material breach of its representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company, BLAC may not terminate this Agreement under this Section 9.01(e) for so long as the Company

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continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by BLAC to the Company; or

(f) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of BLAC set forth in this Agreement, or if any representation or warranty of BLAC shall have become untrue, in either case such that the conditions set forth in Sections 8.03(a) and 8.03(b) would not be satisfied (“Terminating BLAC Breach”); provided that the Company has not waived such Terminating BLAC Breach and the Company is not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating BLAC Breach is curable by BLAC, the Company may not terminate this Agreement under this Section 9.01(f) for so long as BLAC continues to exercise their reasonable efforts to cure such breach, unless such breach is not cured within thirty (30) days after notice of such breach is provided by the Company to BLAC.

9.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto, except as set forth in this Section 9.02, Article IX, and any corresponding definitions set forth in Article I, or in the case of termination subsequent to a willful material breach of this Agreement by a Party hereto.

9.03 Expenses. Except as set expressly set forth in this Agreement, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Business Combination or any other Transaction is consummated except that BLAC and the Company shall each pay one half of all expenses relating to all SEC and other regulatory filing fees incurred in connection with the Proxy Statement.

9.04 Amendment. This Agreement may be amended in writing by the Parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the Parties hereto.

9.05 Waiver. At any time prior to the Effective Time, (a) BLAC may (i) extend the time for the performance of any obligation or other act of the Company, (ii) waive any inaccuracy in the representations and warranties of the Company contained herein or in any document delivered by the Company pursuant hereto, and (iii) waive compliance with any agreement of the Company or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of BLAC, (ii) waive any inaccuracy in the representations and warranties of BLAC contained herein or in any document delivered by BLAC pursuant hereto, and (iii) waive compliance with any agreement of BLAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

ARTICLE X
GENERAL PROVISIONS

10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

If to BLAC:

Bellevue Life Sciences Acquisition Corp.
10900 NE 4th Street, Suite 2300
Bellevue, WA 98004
Attention:	Jin Whan Park and Kuk Hyoun Hwang
Email:	[**] and [**]

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with a copy to:
K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
USA
Attention:	Gary Kocher and Adam Heyd
Phone:	(206) 579-0092
(206) 370-6656
Email:	gary.kocher@klgates.com
adam.heyd@klgates.com

If to the Company:

OSR Holdings, Ltd.
37-36 Hoedong-gil, B 3F Paju-si, Gyeonggi-do
Republic of Korea
Attention:	Sung Jae Yoo, COO
Email:	[**]
with a copy to:
Baker McKenzie KL Partners
17th Floor, East Wing, Signature Tower, 100 Cheonggyecheon-ro,
Jung-gu, Seoul, Korea 04542
Attention:	Seong Hoon (Sean) Yi and Seung Wook Kim
Phone:	+82 02-6226-7703
+82 02-6226-7753
Email:	seonghoon.yi@bakermckenziekorea.com
sunguk.kim@bakermckenziekorea.com

If to any Company Stockholder, to the address indicated on such Company Stockholder’s Joinder.

10.02 Non-survival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.

10.03 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except as set forth in Section 7.04(b), all prior agreements, and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any Party without the prior express written consent of the other Parties hereto.

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10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

10.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any conflict of law rule or principle that would result in the application of any laws other than the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction or if subject matter jurisdiction over the matter that is the subject of any such legal action or proceeding is vested exclusively in the U.S. federal courts, the U.S. District Court for the District of Delaware. The Parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

10.07 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.

10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

10.09 Counterparts. This Agreement may be executed and delivered electronically, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Business Combination) in accordance with the provisions of Section 10.06 without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

[Signature Page Follows]

Annex A-55

IN WITNESS WHEREOF, BLAC and the Company have caused this Amended and Restated Business Combination Agreement to be executed as of the date set forth below (the “Amendment Date”) by their respective officers thereunto duly authorized.

Dated: May 23, 2024

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
By:	/s/ Radclyffe Roberts
Name:	Radclyffe Roberts
Title:	BLAC M&A Committee Member
OSR HOLDINGS CO., LTD.
By:	/s/ Sung Jae Yu
Name:	Sung Jae Yu
Title:	Chief Operating Officer

[Signature page to Amended and Restated Business Combination Agreement]

Annex A-56

EXHIBIT A

Form of Participating Stockholder Joinder

Annex A-57

EXHIBIT B

Form of Non-Participating Stockholder Joinder

Annex A-58

Annex B

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

FIRST AMENDMENT TO AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO THE AMENDED AND RESTATED BUSINESS COMBINATION AGREEMENT (this “Amendment”) is made as of the date set forth on the signature page hereto, by and between Bellevue Life Sciences Acquisition Corp., a Delaware corporation (the “Company”), and OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea (“OSR” and, together with the Company, the “Parties”), and amends that certain Amended and Restated Business Combination Agreement (the “Agreement”), dated May 23, 2024, between the Company and OSR. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth in the Agreement.

WHEREAS, pursuant to Section 9.04 of the Agreement, the Agreement may be amended in writing by the Parties thereto; and

WHEREAS, the Parties desire to amend the Form of Non-Participating Stockholder Joinder (Exhibit B to the Agreement) as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

1.           Amendment to Exhibit B to the Agreement. Exhibit B (Form of Non-Participating Stockholder Joinder) of the Agreement be and hereby is amended and restated as set forth on Exhibit A hereto.

2.           General. The Agreement together with this Amendment replaces and supersedes all other agreements, written or oral, with respect to its subject matter. Except as expressly amended and supplemented hereby, the Agreement remains in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Agreement, the terms of this Amendment shall prevail.

3.           Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

Annex B-1

IN WITNESS WHEREOF, the Company and OSR have caused this Amendment to be executed as of the date set forth below by their respective officers thereunto duly authorized.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
By	/s/ Jin Whan Park
Name:	Jin Whan Park
Title:	BLAC M&A Committee Member
OSR HOLDINGS CO., LTD.
By	/s/ Sang Hoon Kim
Name:	Sang Hoon Kim
Title:	Chief Executive Officer

Dated: December 20, 2024

[Signature Page to First Amendment to Amended and Restated Business Combination Agreement]

Annex B-2

EXHIBIT A

AMENDED AND RESTATED FORM OF NON-PARTICIPATING STOCKHOLDER JOINDER

Annex B-3

JOINDER

(Non-Participating Stockholder Form)

This JOINDER (this “Joinder”) is entered into by and between the undersigned Non-Participating Company Stockholder set forth on the signature page hereto (the “Joined Party”) and Bellevue Life Sciences Acquisition Corp., a Delaware corporation (“BLAC”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, BLAC, OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Company”), each holder of Company Common Stock that executes a Participating Stockholder Joinder on or prior to the Closing (each such Person, a “Participating Company Stockholder”), and each holder of Company Common Stock that executes a Non-Participating Stockholder Joinder on or prior to the Closing (each such Person, a “Non-Participating Company Stockholder”, and together with BLAC, the Company and the Participating Company Stockholders, the “Parties” and each a “Party”) have entered into a Business Combination Agreement, dated as of November 16, 2023 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein and in the Agreement, the undersigned Non-Participating Company Stockholder and BLAC, intending to be legally bound, hereby agree as follows:

1. Agreement to be Bound as a Non-Participating Company Stockholder under the Agreement. The Joined Party hereby agrees that upon execution and delivery of this Joinder, it shall become a Party to the Agreement with all attendant rights, duties and obligations (including in respect of all of the representations, warranties, covenants, agreements and conditions of the Agreement), with the same force and effect as if originally named as a “Non-Participating Company Stockholder” and shall be deemed a “Non-Participating Company Stockholder” for all purposes thereof, and such references therein shall be construed as if the Joined Party executed the Agreement on the date thereof.

2. Put and Call Rights. The Joined Party shall have the right to cause BLAC to purchase (the “Put Right”) and BLAC shall have the right to cause the Joined Party to sell to BLAC or its designee (the “Call Right”) all of the shares of Company Common Stock owned and held of record by Joined Party as set forth on Schedule A hereto (the “Company Shares”) on the terms and conditions set forth herein.

(a) Put Right. At any time on or after the Trigger Date (as defined below), the Joined Party may give written notice (the “Put Notice”) to BLAC that the Joined Party elects to exercise the Put Right to require BLAC to acquire all but not less than all of the Joined Party’s Company Shares in exchange for the number of shares of BLAC Common Stock set forth on Schedule A hereto (the “BLAC Shares”).

(b) Call Right. At any time on or after the Trigger Date, BLAC may give written notice (the “Call Notice”) to the Joined Party of BLAC’s election to exercise the Call Right to require the Joined Party to sell to BLAC (or BLAC’s designee) all of the Company Shares in exchange for the BLAC Shares.

(c) Trigger Date and Notice of Change in Control. For purposes of this Joinder, the term “Trigger Date” shall mean January 1, 2026 or the date that the Joined Party is notified by BLAC of a transaction that will result in a Change in Control (as defined in Schedule A hereto). BLAC hereby covenants and agrees that it shall provide the Joined Party written notice of any transaction that will result in a Change in Control at least 20 business days (or such shorter period to which the Joined Party consents) prior to the closing of such Change in Control transaction.

(d) Closing of Put and Call Transaction. The closing of the Put Right or Call Right hereunder (the “Put/Call Closing”) shall occur as soon as reasonably practicable (but in no event later than the 10th day) after receipt by (i) BLAC of the Put Notice, in the case of exercise of the Put Right, or (ii) the Joined Party of the Call Notice, in the case of exercise of the Call Right; provided, however, in the event of a Change in Control, the exercise of the Put Right or Call Right and the Put/Call Closing shall be conditioned on the consummation of such Change in Control and shall be effective immediately before the consummation thereof. At the Put/Call Closing, (i) the Joined Party agrees to deliver to BLAC the Company Shares and such documents, certificates and agreements as reasonably requested by BLAC to effect transfer to and evidence the ownership of the Company Shares by BLAC or its designee, free and clear of all liens, security interests, mortgages, pledges, charges, claims, limitations or any

Annex B-4

other restriction of any kind, including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership (collectively, “Liens”) and (ii) BLAC agrees to deliver to the Joined Party the BLAC Shares, which shall validly issued, fully-paid and non-assessable.

(e) BLAC Conditions to Put Closing. The obligations of BLAC to consummate the Put Closing are subject to the satisfaction or waiver (where permissible) at or prior to the Put Closing of the following additional conditions:

(i) Representations and Warranties. The representations and warranties of the Joined Party in Article IV of the Agreement and in this Joinder shall each be true and correct in all material respects as of the Put Closing as though made on the date of the Put Closing.

(ii) Agreements and Covenants. The Joined Party shall have performed or complied in all material respects with all agreements and covenants required by the Agreement and this Joinder to be performed, or complied with by it on or prior to the Put Closing.

3. Representations and Warranties. The Joined Party hereby affirms to BLAC the representations and warranties the Joined Party makes as a Non-Participating Company Stockholder as set forth in Article IV of the Agreement. In addition, the Joined Party hereby represents and warrants to BLAC on the date hereof and as of the date of the Put/Call Closing as follows:

(a) The Company Shares constitute all Company Capital Stock held by the Joined Party and the Joined Party holds no other option, warrant, right or other instruments convertible into or exchangeable for Company Capital Stock.

(b) The Joined Party acknowledges that, prior to executing this Joinder, the Joined Party has carefully reviewed the Agreement, which the Joined Party acknowledges has been provided to such Joined Party. The Joined Party acknowledges that such Joined Party has been given an opportunity to ask questions of and receive answers from representatives of BLAC concerning the transactions contemplated by the Agreement. In determining whether to enter into this Joinder, the Joined Party has relied solely on Joined Party’s own knowledge and understanding of BLAC and its business based upon the Joined Party’s own due diligence investigation and the information furnished pursuant to this paragraph. The Joined Party understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and the Joined Party has not relied on any other representations or information in entering into this Joinder, whether written or oral, relating to BLAC, its operations and/or its prospects.

(c) The Joined Party acknowledges that execution of this Joinder may involve tax and legal consequences and that the contents of the Agreement and this Joinder do not contain tax or legal advice or information. The Joined Party acknowledges that such Joined Party must retain, and has had the opportunity to retain, such Joined Party’s own professional tax, legal and other advisors to evaluate the tax, legal and other consequences of executing this Joinder and becoming a Party to the Agreement. The Joined Party represents that Joined Party is not relying on (and will not at any time rely on) any communication (written or oral) of BLAC, the Company or any of their respective officers, directors, employees or agents, as investment, tax, legal or other advice or as a recommendation to execute this Joinder, it being understood that information and explanations related to the terms and conditions of the this Joinder and the Agreement shall not be considered investment, tax, legal or other advice or a recommendation to execute this Joinder.

4. Covenant Not to Sell, Transfer, or Assign the Company Shares or any Interest therein. The Joined Party agrees not to sell, pledge, dispose of, grant or encumber, or authorize the sale, pledge, disposition, grant or encumbrance of, the Company Shares, or any options, convertible securities or other rights of any kind to acquire the Company Shares, or any other ownership interest, of the Company Shares.

5. General Release of all Claims. The Joined Party acknowledges and agrees that the delivery of the BLAC Shares in exchange for the Company Shares pursuant to the exercise of the Put Right or Call Right in accordance with this Joinder represents payment in full and satisfies all obligations BLAC or the Company has to the Joined Party with regard to Company Capital Stock, including the Company Shares. The Joined Party hereby agrees to and does release and forever discharge BLAC, the Company and each of its and their respective affiliates, successors, assigns, officers, directors, employees, agents, administrators and trustees (collectively, the “Released Parties”) from any and all claims, losses, expenses, liabilities, rights and entitlements of every kind and description, whether

Annex B-5

known or unknown, that the Joined Party has now or may later claim to have had against any of the Released Parties in any way related to the Joined Party’s Company Capital Stock, including the Company Shares, or status as a holder of Company Capital Stock; provided, that the foregoing release does not affect the Joined Party’s rights under and pursuant to the Agreement.

6. Indemnification of Released Parties. The Joined Party agrees to indemnify, defend and hold harmless the Released Parties from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by a Released Party which would not have been suffered, incurred or paid if the representations and warranties of the Joined Party in the Agreement or this Joinder had been true, complete and correct in all material respects. The Joined Party will, upon request, execute any additional documents necessary or desirable to consummate the transactions contemplated in the Agreement with respect to the Company Shares or any other Company Capital Stock.

7. Counterparts. A copy of this Joinder may be executed and delivered electronically and in counterparts, and each such counterpart shall be deemed to be one and the same instrument and have the same legal effect as delivery of an original signed copy of this Joinder.

8. Notices. All notices, demands and other communications to the Joined Party shall be sent to the address set forth on the signature page hereto.

9. Miscellaneous. Unless otherwise specifically set forth in this Joinder, the provisions of Section 10.01 (Notices), Section 10.03 (Severability), Section 10.06 (Governing Law), and Section 10.08 (Headings) of the Agreement are incorporated by reference herein and shall be deemed applicable to this Joinder mutatis mutandis.

10. Termination Date. The Put Right and Call Right set forth herein and the provisions of Section 4 hereof terminate and expire 120 days after the Trigger Date (the “Termination Date”).

[Signature pages follow]

Annex B-6

IN WITNESS WHEREOF, the Joined Party has executed this Joinder as of the date set forth below.

JOINED PARTY
If Joined Party is an Individual:
Individual Non-Participating Company Stockholder as documented in the records of the Company:

Name:
Address:
Email:
Date:
If Joined Party is an Entity:
Name of Non-Participating Company Stockholder Entity as it appears in the records of the Company:

Name:
Title:
Address:
Email:
Date:

[Signature Page to Non-Participating Stockholder Joinder]

Annex B-7

IN WITNESS WHEREOF, BLAC has executed this Joinder as of the date set forth below.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
By
Name:
Title:	M&A Committee Member
Date:

[Signature Page to Non-Participating Stockholder Joinder]

Annex B-8

Schedule A1

Company Shares	BLAC Shares
[•]	[•]

“Change in Control” means the occurrence of any of the following:

(a) A transaction or a series of related transactions whereby any Person or group (other than BLAC or any affiliate of BLAC) becomes the beneficial owner of more than 50% of the total voting power of the voting stock of BLAC, on a fully diluted basis;

(b) BLAC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, BLAC (regardless of whether BLAC is the surviving Person), other than any such transaction in which the holders of equity securities representing 100% of the voting stock of BLAC immediately prior to such a transaction own directly or indirectly at least a majority of the voting power of the voting stock of the surviving Person in such merger or consolidation immediately after such transaction;

(d) The consummation of any direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of reorganization, merger, or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of BLAC and its subsidiaries, taken as a whole, to any Person or group (other than BLAC or any affiliate of BLAC), except any such transaction or series of transactions in which the holders of equity securities representing 100% of the voting stock of BLAC immediately prior to such a transaction own directly or indirectly at least a majority of the voting power of the voting stock of such Person or group immediately after such transaction or series of transactions; or

(e) The consummation of a plan or proposal for the liquidation, winding up or dissolution of BLAC.

The board of BLAC shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

____________

1        NTD: All references to the number of Company Shares and the BLAC Shares in this Joinder are subject to appropriate adjustment to reflect any stock split, reverse stock split, stock dividend or other change in the Company Common Stock or BLAC Common Stock which may be made by the Company or BLAC after the date of this Joinder.

Annex B-9

Annex C

JOINDER
(Participating Stockholder Form)

This JOINDER (this “Joinder”) is entered into by and between the undersigned Participating Company Stockholder set forth on the signature page hereto (the “Joined Party”) and Bellevue Life Sciences Acquisition Corp., a Delaware corporation (“BLAC”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, BLAC, OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Company”), each holder of Company Common Stock that executes a Participating Stockholder Joinder on or prior to the Closing (each such Person, a “Participating Company Stockholder”), and each holder of Company Common Stock that executes a Non-Participating Stockholder Joinder on or prior to the Closing (each such Person, a “Non-Participating Company Stockholder”, and together with BLAC, the Company and the Participating Company Stockholders, the “Parties” and each a “Party”) have entered into a Business Combination Agreement, dated as of November 16, 2023 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein and in the Agreement, the undersigned Participating Stockholder and BLAC, intending to be legally bound, hereby agree as follows:

1. Agreement to be Bound as a Participating Company Stockholder under the Agreement. The Joined Party hereby agrees that upon execution and delivery of this Joinder, it shall become a Party to the Agreement with all attendant rights, duties and obligations (including in respect of all of the representations, warranties, covenants, agreements and conditions of the Agreement), with the same force and effect as if originally named as a “Participating Company Stockholder” and shall be deemed a “Participating Company Stockholder” for all purposes thereof, and such references therein shall be construed as if the Joined Party executed the Agreement on the date thereof.

2. Exchange of Shares. At the Effective Time, pursuant to and in accordance with the Agreement, (i) the Joined Party hereby sells, transfers, conveys, assigns and delivers to BLAC the shares of Company Common Stock owned and held of record by the Joined Party as set forth on Schedule A hereto (the “Exchanged Company Shares”) and (ii) BLAC agrees to issue to the Joined Party the number of shares of BLAC Common Stock set forth on Schedule A hereto (the “BLAC Shares”) (such exchange, the “Exchange”). In accordance with Section 2.01 of the Agreement, the number of BLAC shares issuable to the Joined Party set forth on Schedule A is equal to the number of Exchanged Company Shares multiplied by the Per Share Consideration and any fractional share of BLAC Common Stock that would otherwise be issuable to the Joined Party shall be rounded up or down to the nearest whole share of BLAC Common Stock.

3. Representations and Warranties. The Joined Party hereby affirms to BLAC the representations and warranties the Joined Party makes as a Participating Company Stockholder as set forth in Article IV of the Agreement. In addition, the Joined Party hereby represents and warrants to BLAC on the date hereof and as of the Effective time as follows:

(a) The Exchanged Company Shares constitute all Company Capital Stock held by the Joined Party and the Joined Party holds no other option, warrant, right or other instruments convertible into or exchangeable for Company Capital Stock.

(b) The Joined Party acknowledges that, prior to executing this Joinder, the Joined Party has carefully reviewed the Agreement, which the Joined Party acknowledges has been provided to such Joined Party. The Joined Party acknowledges that such Joined Party has been given an opportunity to ask questions of and receive answers from representatives of BLAC concerning the transactions contemplated by the Agreement. In determining whether to enter into this Joinder, the Joined Party has relied solely on Joined Party’s own knowledge and understanding of BLAC and its business based upon the Joined Party’s own due diligence investigation and the information furnished pursuant to this paragraph. The Joined Party understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and the Joined Party has not relied on any other representations or information in entering into this Joinder, whether written or oral, relating to BLAC, its operations and/or its prospects.

Annex C-1

(c) The Joined Party acknowledges that execution of this Joinder may involve tax and legal consequences and that the contents of the Agreement and this Joinder do not contain tax or legal advice or information. The Joined Party acknowledges that such Joined Party must retain, and has had the opportunity to retain, such Joined Party’s own professional tax, legal and other advisors to evaluate the tax, legal and other consequences of executing this Joinder and becoming a Party to the Agreement. The Joined Party represents that Joined Party is not relying on (and will not at any time rely on) any communication (written or oral) of BLAC, the Company or any of their respective officers, directors, employees or agents, as investment, tax, legal or other advice or as a recommendation to execute this Joinder, it being understood that information and explanations related to the terms and conditions of the this Joinder and the Agreement shall not be considered investment, tax, legal or other advice or a recommendation to execute this Joinder.

4. Covenant Not to Sell, Transfer, or Assign the Exchanged Company Shares or any Interest therein.

(a) The Joined Party agrees not to sell, pledge, dispose of, grant or encumber, or authorize the sale, pledge, disposition, grant or encumbrance of, the Exchanged Company Shares, or any options, convertible securities or other rights of any kind to acquire the Exchanged Company Shares, or any other ownership interest, of the Exchanged Company Shares.

5. General Release of all Claims. The Joined Party acknowledges and agrees that the delivery of the BLAC Shares in exchange for the Exchanged Company Shares pursuant to the Exchange in accordance with this Joinder represents payment in full and satisfies all obligations BLAC or the Company has to the Joined Party with regard to Company Capital Stock, including the Exchanged Company Shares. The Joined Party hereby agrees to and does release and forever discharge BLAC, the Company and each of its and their respective affiliates, successors, assigns, officers, directors, employees, agents, administrators and trustees (collectively, the “Released Parties”) from any and all claims, losses, expenses, liabilities, rights and entitlements of every kind and description, whether known or unknown, that the Joined Party has now or may later claim to have had against any of the Released Parties in any way related to the Joined Party’s Company Capital Stock, including the Exchanged Company Shares, or status as a holder of Company Capital Stock; provided, that the foregoing release does not affect the Joined Party’s rights under and pursuant to the Agreement.

6. Indemnification of Released Parties. The Joined Party agrees to indemnify, defend and hold harmless the Released Parties from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by a Released Party which would not have been suffered, incurred or paid if the representations and warranties of the Joined Party in the Agreement or this Joinder had been true, complete and correct in all material respects. The Joined Party will, upon request, execute any additional documents necessary or desirable to consummate the transactions contemplated in the Agreement with respect to the Exchanged Company Shares or any other Company Capital Stock.

7. Counterparts. A copy of this Joinder may be executed and delivered electronically and in counterparts, and each such counterpart shall be deemed to be one and the same instrument and have the same legal effect as delivery of an original signed copy of this Joinder.

8. Notices. All notices, demands and other communications to the Joined Party shall be sent to the address set forth on the signature page hereto.

9. Miscellaneous. Unless otherwise specifically set forth in this Joinder, the provisions of Section 10.01 (Notices), Section 10.03 (Severability), Section 10.06 (Governing Law), and Section 10.08 (Headings) of the Agreement are incorporated by reference herein and shall be deemed applicable to this Joinder mutatis mutandis.

[Signature pages follow]

Annex C-2

IN WITNESS WHEREOF, the Joined Party has executed this Joinder as of the date set forth below.

JOINED PARTY
If Joined Party is an Individual:
Individual Participating Company Stockholder as documented in the records of the Company:

Name:
Address:
Email:
Date:
If Joined Party is an Entity:
Name of Participating Company Stockholder Entity as it appears in the records of the Company:

Name:
Title:
Address:
Email:
Date:

[Signature Page to Participating Company Stockholder Joinder]

Annex C-3

IN WITNESS WHEREOF, BLAC has executed this Joinder as of the date set forth below.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
By
Name:
Title:
Date:

[Signature Page to Participating Company Stockholder Joinder]

Annex C-4

Schedule A1

Exchanged Company Shares	BLAC Shares
[•]	[•]

____________

1        All references to the number of Company Shares and the BLAC Shares in this Joinder are subject to appropriate adjustment to reflect any stock split, reverse stock split, stock dividend or other change in the Company Common Stock or BLAC Common Stock which may be made by the Company or BLAC after the date of this Joinder.

Annex C-5

Annex D

JOINDER
(Non-Participating Stockholder Form)

This JOINDER (this “Joinder”) is entered into by and between the undersigned Non-Participating Company Stockholder set forth on the signature page hereto (the “Joined Party”) and Bellevue Life Sciences Acquisition Corp., a Delaware corporation (“BLAC”). Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement (as defined below).

WHEREAS, BLAC, OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Company”), each holder of Company Common Stock that executes a Participating Stockholder Joinder on or prior to the Closing (each such Person, a “Participating Company Stockholder”), and each holder of Company Common Stock that executes a Non-Participating Stockholder Joinder on or prior to the Closing (each such Person, a “Non-Participating Company Stockholder”, and together with BLAC, the Company and the Participating Company Stockholders, the “Parties” and each a “Party”) have entered into a Business Combination Agreement, dated as of November 16, 2023 (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein and in the Agreement, the undersigned Non-Participating Company Stockholder and BLAC, intending to be legally bound, hereby agree as follows:

1.    Agreement to be Bound as a Non-Participating Company Stockholder under the Agreement. The Joined Party hereby agrees that upon execution and delivery of this Joinder, it shall become a Party to the Agreement with all attendant rights, duties and obligations (including in respect of all of the representations, warranties, covenants, agreements and conditions of the Agreement), with the same force and effect as if originally named as a “Non-Participating Company Stockholder” and shall be deemed a “Non-Participating Company Stockholder” for all purposes thereof, and such references therein shall be construed as if the Joined Party executed the Agreement on the date thereof.

2.    Put and Call Rights.    The Joined Party shall have the right to cause BLAC to purchase (the “Put Right”) and BLAC shall have the right to cause the Joined Party to sell to BLAC or its designee (the “Call Right”) all of the shares of Company Common Stock owned and held of record by Joined Party as set forth on Schedule A hereto (the “Company Shares”) on the terms and conditions set forth herein.

(a)    Put Right. At any time on or after the Trigger Date (as defined below), the Joined Party may give written notice (the “Put Notice”) to BLAC that the Joined Party elects to exercise the Put Right to require BLAC to acquire all but not less than all of the Joined Party’s Company Shares in exchange for the number of shares of BLAC Common Stock set forth on Schedule A hereto (the “BLAC Shares”).

(b)    Call Right. At any time on or after the Trigger Date, BLAC may give written notice (the “Call Notice”) to the Joined Party of BLAC’s election to exercise the Call Right to require the Joined Party to sell to BLAC (or BLAC’s designee) all of the Company Shares in exchange for the BLAC Shares.

(c)    Trigger Date and Notice of Change in Control. For purposes of this Joinder, the term “Trigger Date” shall mean January 1, 2026 or the date that the Joined Party is notified by BLAC of a transaction that will result in a Change in Control (as defined in Schedule A hereto). BLAC hereby covenants and agrees that it shall provide the Joined Party written notice of any transaction that will result in a Change in Control at least 20 business days (or such shorter period to which the Joined Party consents) prior to the closing of such Change in Control transaction.

(d)    Closing of Put and Call Transaction. The closing of the Put Right or Call Right hereunder (the “Put/Call Closing”) shall occur as soon as reasonably practicable (but in no event later than the 10th day) after receipt by (i) BLAC of the Put Notice, in the case of exercise of the Put Right, or (ii) the Joined Party of the Call Notice, in the case of exercise of the Call Right; provided, however, in the event of a Change in Control, the exercise of the Put Right or Call Right and the Put/Call Closing shall be conditioned on the consummation of such Change in Control and shall be effective immediately before the consummation thereof. At the Put/Call Closing, (i) the Joined Party agrees to deliver to BLAC the Company Shares and such documents, certificates and agreements as reasonably requested by BLAC to effect transfer to and evidence the ownership of the Company Shares by BLAC

Annex D-1

or its designee, free and clear of all liens, security interests, mortgages, pledges, charges, claims, limitations or any other restriction of any kind, including any restriction on the ownership, use, voting, transfer, possession, receipt of income or other exercise of any attributes of ownership (collectively, “Liens”) and (ii) BLAC agrees to deliver to the Joined Party the BLAC Shares, which shall validly issued, fully-paid and non-assessable.

(e)    BLAC Conditions to Put Closing. The obligations of BLAC to consummate the Put Closing are subject to the satisfaction or waiver (where permissible) at or prior to the Put Closing of the following additional conditions:

(i)    Representations and Warranties. The representations and warranties of the Joined Party in Article IV of the Agreement and in this Joinder shall each be true and correct in all material respects as of the Put Closing as though made on the date of the Put Closing.

(ii)    Agreements and Covenants. The Joined Party shall have performed or complied in all material respects with all agreements and covenants required by the Agreement and this Joinder to be performed, or complied with by it on or prior to the Put Closing.

3.    Representations and Warranties. The Joined Party hereby affirms to BLAC the representations and warranties the Joined Party makes as a Non-Participating Company Stockholder as set forth in Article IV of the Agreement. In addition, the Joined Party hereby represents and warrants to BLAC on the date hereof and as of the date of the Put/Call Closing as follows:

(a)    The Company Shares constitute all Company Capital Stock held by the Joined Party and the Joined Party holds no other option, warrant, right or other instruments convertible into or exchangeable for Company Capital Stock.

(b)    The Joined Party acknowledges that, prior to executing this Joinder, the Joined Party has carefully reviewed the Agreement, which the Joined Party acknowledges has been provided to such Joined Party. The Joined Party acknowledges that such Joined Party has been given an opportunity to ask questions of and receive answers from representatives of BLAC concerning the transactions contemplated by the Agreement. In determining whether to enter into this Joinder, the Joined Party has relied solely on Joined Party’s own knowledge and understanding of BLAC and its business based upon the Joined Party’s own due diligence investigation and the information furnished pursuant to this paragraph. The Joined Party understands that no person has been authorized to give any information or to make any representations which were not furnished pursuant to this paragraph and the Joined Party has not relied on any other representations or information in entering into this Joinder, whether written or oral, relating to BLAC, its operations and/or its prospects.

(c)    The Joined Party acknowledges that execution of this Joinder may involve tax and legal consequences and that the contents of the Agreement and this Joinder do not contain tax or legal advice or information. The Joined Party acknowledges that such Joined Party must retain, and has had the opportunity to retain, such Joined Party’s own professional tax, legal and other advisors to evaluate the tax, legal and other consequences of executing this Joinder and becoming a Party to the Agreement. The Joined Party represents that Joined Party is not relying on (and will not at any time rely on) any communication (written or oral) of BLAC, the Company or any of their respective officers, directors, employees or agents, as investment, tax, legal or other advice or as a recommendation to execute this Joinder, it being understood that information and explanations related to the terms and conditions of the this Joinder and the Agreement shall not be considered investment, tax, legal or other advice or a recommendation to execute this Joinder.

4.    Covenant Not to Sell, Transfer, or Assign the Company Shares or any Interest therein. The Joined Party agrees not to sell, pledge, dispose of, grant or encumber, or authorize the sale, pledge, disposition, grant or encumbrance of, the Company Shares, or any options, convertible securities or other rights of any kind to acquire the Company Shares, or any other ownership interest, of the Company Shares.

5.    General Release of all Claims. The Joined Party acknowledges and agrees that the delivery of the BLAC Shares in exchange for the Company Shares pursuant to the exercise of the Put Right or Call Right in accordance with this Joinder represents payment in full and satisfies all obligations BLAC or the Company has to the Joined Party with regard to Company Capital Stock, including the Company Shares. The Joined Party hereby agrees to and does release and forever discharge BLAC, the Company and each of its and their respective affiliates, successors, assigns, officers, directors, employees, agents, administrators and trustees (collectively, the “Released Parties”)

Annex D-2

from any and all claims, losses, expenses, liabilities, rights and entitlements of every kind and description, whether known or unknown, that the Joined Party has now or may later claim to have had against any of the Released Parties in any way related to the Joined Party’s Company Capital Stock, including the Company Shares, or status as a holder of Company Capital Stock; provided, that the foregoing release does not affect the Joined Party’s rights under and pursuant to the Agreement.

6.    Indemnification of Released Parties. The Joined Party agrees to indemnify, defend and hold harmless the Released Parties from and against any loss, liability, damage, cost or expense (including costs and reasonable attorneys’ fees and disbursements) suffered, incurred or paid by a Released Party which would not have been suffered, incurred or paid if the representations and warranties of the Joined Party in the Agreement or this Joinder had been true, complete and correct in all material respects. The Joined Party will, upon request, execute any additional documents necessary or desirable to consummate the transactions contemplated in the Agreement with respect to the Company Shares or any other Company Capital Stock.

7.    Counterparts. A copy of this Joinder may be executed and delivered electronically and in counterparts, and each such counterpart shall be deemed to be one and the same instrument and have the same legal effect as delivery of an original signed copy of this Joinder.

8.    Notices. All notices, demands and other communications to the Joined Party shall be sent to the address set forth on the signature page hereto.

9.    Miscellaneous. Unless otherwise specifically set forth in this Joinder, the provisions of Section 10.01 (Notices), Section 10.03 (Severability), Section 10.06 (Governing Law), and Section 10.08 (Headings) of the Agreement are incorporated by reference herein and shall be deemed applicable to this Joinder mutatis mutandis.

10.    Termination Date. The Put Right and Call Right set forth herein and the provisions of Section 4 hereof terminate and expire 120 days after the Trigger Date (the “Termination Date”).

[Signature pages follow]

Annex D-3

IN WITNESS WHEREOF, the Joined Party has executed this Joinder as of the date set forth below.

JOINED PARTY
If Joined Party is an Individual:
Individual Non-Participating Company Stockholder as documented in the records of the Company:

Name:
Address:

Email:
Date:
If Joined Party is an Entity:
Name of Non-Participating Company Stockholder Entity as it appears in the records of the Company:

Name:
Title:
Address:

Email:
Date:

[Signature Page to Non-Participating Stockholder Joinder]

Annex D-4

IN WITNESS WHEREOF, BLAC has executed this Joinder as of the date set forth below.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
By
Name:
Title:	M&A Committee Member
Date:

[Signature Page to Non-Participating Stockholder Joinder]

Annex D-5

Schedule A1

Company Shares	BLAC Shares
[•]	[•]

“Change in Control” means the occurrence of any of the following:

(a)    A transaction or a series of related transactions whereby any Person or group (other than BLAC or any affiliate of BLAC) becomes the beneficial owner of more than 50% of the total voting power of the voting stock of BLAC, on a fully diluted basis;

(b)    BLAC consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, BLAC (regardless of whether BLAC is the surviving Person), other than any such transaction in which the holders of equity securities representing 100% of the voting stock of BLAC immediately prior to such a transaction own directly or indirectly at least a majority of the voting power of the voting stock of the surviving Person in such merger or consolidation immediately after such transaction;

(c)    The consummation of any direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of reorganization, merger, or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of BLAC and its subsidiaries, taken as a whole, to any Person or group (other than BLAC or any affiliate of BLAC), except any such transaction or series of transactions in which the holders of equity securities representing 100% of the voting stock of BLAC immediately prior to such a transaction own directly or indirectly at least a majority of the voting power of the voting stock of such Person or group immediately after such transaction or series of transactions; or

(d)    The consummation of a plan or proposal for the liquidation, winding up or dissolution of BLAC.

The board of BLAC shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

____________

1        All references to the number of Company Shares and the BLAC Shares in this Joinder are subject to appropriate adjustment to reflect any stock split, reverse stock split, stock dividend or other change in the Company Common Stock or BLAC Common Stock which may be made by the Company or BLAC after the date of this Joinder.

Annex D-6

Annex E

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (this “Agreement”) is dated as of [    ], 2025 by and between the undersigned stockholder (the “Holder”) and [Bellevue Life Sciences Acquisition Corp., a Delaware corporation (“BLAC”)]1.

WHEREAS, BLAC, OSR Holdings Co., Ltd., a corporation organized under the laws of the Republic of Korea (the “Company”), each Participating Company Stockholder, and each Non-Participating Company Stockholder entered into a Business Combination Agreement dated as of November 16, 2023 (the “Business Combination Agreement”). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Business Combination Agreement;

WHEREAS, pursuant to the Business Combination Agreement, upon the consummation of the transactions contemplated thereby (the “Closing”), BLAC holds [•]% of the Company Fully Diluted Share Amount;

WHEREAS, pursuant to and in accordance with the Business Combination, at the Closing, the Holder became the record and/or beneficial owner of BLAC Common Stock; and

WHEREAS, as a condition of, and as a material inducement for BLAC to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1. Lock-Up.

(a) Subject to Section 4 below, during the Lock-Up Period, the Holder agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any of the Lock-Up Shares (as defined herein), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Lock-Up Shares or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to the Lock-Up Shares (any of the foregoing, a “Prohibited Transfer”).

(b) In furtherance of the foregoing, during the Lock-Up Period, BLAC will (i) place a stop order on all the Lock-Up Shares, including those which may be covered by a registration statement, and (ii) notify BLAC’s transfer agent in writing of the stop order and the restrictions on the Lock-Up Shares under this Agreement and direct BLAC’s transfer agent not to process any attempts by the Holder to resell or transfer any Lock-Up Shares, except in compliance with this Agreement.

(c) For purposes hereof, “Short Sales” include all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

(d) The term “Lock-Up Period” means the date from the Closing until the “Trigger Date” set forth on the Holder’s signature page hereto.

(e) For purposes of this Agreement, “Lock-Up Shares” means the shares of BLAC Common Stock issued to the Holder upon consummation of the Business Combination subject to any Excluded Shares set forth on the Holder’s signature page hereto.
____________

1        Name to be updated following name change.

Annex E-1

2. Permitted Transfers. Notwithstanding the foregoing, and subject to the conditions below, a Prohibited Transfer will not include, and the undersigned may transfer Lock-Up Shares in connection with (a) transfers or distributions to the Holder’s direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings) or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon death of the Holder; (d) pursuant to a qualified domestic relations order, (e) transfers to BLAC’s officers, directors or their affiliates, (f) transfers as a dividend or distribution to limited partners, shareholders, members of, or owners of similar equity interests in the Holder, (g) pledges of Lock-Up Shares as security or collateral in connection with a borrowing or the incurrence of any indebtedness by the Holder, provided, however, that such borrowing or incurrence of indebtedness is secured by either a portfolio of assets or equity interests issued by multiple issuers, (h) transfers pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a change of control of BLAC; provided, however, that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Lock-Up Shares subject to this Agreement shall remain subject to this Agreement, and (i) the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the transfer of Lock-Up Shares during the Lock-Up Period; provided, however, that, in the case of any transfer pursuant to the foregoing (a) through (f) clauses, it shall be a condition to any such transfer that (i) the transferee/donee agrees to be bound by the terms of this Agreement (including the restrictions set forth in Section 1) to the same extent as if the transferee/donee were a party hereto; and (ii) each party (donor, donee, transferor or transferee) shall not be required by law (including the disclosure requirements of the Securities Act and the Exchange Act) to make, and shall agree to not voluntarily make, any filing or public announcement of the transfer or disposition prior to the expiration of the Lock-Up Period.

3. Representations and Warranties. Each of the parties hereto, by their respective execution and delivery of this Agreement, hereby represents and warrants to the other that (a) such party has the full right, capacity and authority to enter into, deliver and perform its respective obligations under this Agreement, (b) this Agreement has been duly executed and delivered by such party and is a binding and enforceable obligation of such party and, enforceable against such party in accordance with the terms of this Agreement, and (c) the execution, delivery and performance of such party’s obligations under this Agreement will not conflict with or breach the terms of any other agreement, contract, commitment or understanding to which such party is a party or to which the assets or securities of such party are bound. The Holder has independently evaluated the merits of his/her/its decision to enter into and deliver this Agreement, and such Holder confirms that he/she/it has not relied on the advice of BLAC, the Company, their respective legal counsels, or any other person.

4. No Additional Fees/Payment. Other than the consideration specifically referenced herein to be issued in connection with the Business Combination Agreement, the parties hereto agree that no fee, payment or additional consideration in any form has been or will be paid to the Holder in connection with this Agreement.

5. Notices. All notices, demands and other communications to the Holder shall be sent to the address set forth on the Holder’s signature page hereto. All notices, demands and other communications to BLAC shall be sent to:

Bellevue Life Sciences Acquisition Corp.
10900 NE 4th Street, Suite 2300
Bellevue, WA 98004
USA
Attention:	Jin Whan Park and Kuk Hyoun Hwang
Email:	jinwhanpark@gmail.com and peter.hwang@bellevuecm.com

Annex E-2

with a copy to:

K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, WA 98104
USA
Attention:	Gary Kocher and Adam Heyd
Phone:	(206) 579-0092
(206) 370-6656
Email:	gary.kocher@klgates.com
adam.heyd@klgates.com

6. Termination of Business Combination Agreement. This Agreement shall be binding upon the Holder upon the Holder’s execution and delivery of this Agreement, but this Agreement shall only become effective upon the Closing. Notwithstanding anything to the contrary contained herein, in the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Agreement and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

7. Enumeration and Headings; Interpretation. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; and (iii) the words “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement.

8. Counterparts. This Agreement may be executed and delivered electronically, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9. Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by BLAC and its successors and assigns.

10. No Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

11. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

12. Amendment and Waivers. This Agreement may be amended or modified, or any provision hereof waived, by written agreement executed by each of the parties hereto. No failure or delay by a party in exercising any right hereunder shall operate as a waiver thereof. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

13. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Annex E-3

14. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

15. Governing Law. Section 10.06 of the Business Combination Agreement is incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

16. Entire Agreement; Controlling Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled; provided, that, for the avoidance of doubt, the foregoing shall not affect the rights and obligations of the parties under the Business Combination Agreement or any Ancillary Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with any provisions in the Business Combination Agreement, the terms of this Agreement shall control.

[Signature Pages Follow]

Annex E-4

IN WITNESS WHEREOF, BLAC has executed this Lock-Up Agreement as of the date set forth below.

[BELLEVUE LIFE SCIENCES ACQUISITION CORP.]
By:
Name:
Title:
Date:

[BLAC Signature Page to Lock-Up Agreement]

Annex E-5

IN WITNESS WHEREOF, the Holder has executed this Lock-Up Agreement as of the date set forth below.

Trigger Date[2]:	Holder
If Holder is an Individual:
Holder as documented in the records of the Company:
[Number of Excluded Shares[3]:]

Name:
Address:
Email:
Date:
If Holder is an Entity:
Name of Entity as it appears in the records of the Company:

Name:
Title:
Address:
Email:
Date:

[Holder Signature Page to Lock-Up Agreement]

____________

2        Trigger date is 12:01 a.m. Eastern Standard Time on January 1, 2026 for all parties other than BCM Europe AG and Bellevue Capital Management LLC, which have a lock-up period that ends 36 months after Closing.

3        30% of the shares issued in the Business Combination. This number is subject to appropriate adjustment to reflect any stock split, reverse stock split, stock dividend or other change in the BLAC Common Stock which may be made by BLAC after the date of this Agreement.

Annex E-6

ANNEX F

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

The present name of the corporation is “Bellevue Life Sciences Acquisition Corp.” The corporation was incorporated under the name “Bellevue Life Sciences Acquisition Corp.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on February 25, 2020. The original certificate of incorporation was subsequently amended by the filing of (i) a Certificate of Validation of Certificate of Amendment on January 20, 2021, (ii) an Amended and Restated Certificate of Incorporation on April 25, 2022, (iii) an Amended and Restated Certificate of Incorporation on May 9, 2022, (iv) an Amended and Restated Certificate of Incorporation on February 13, 2023, and (v) a Certificate of Amendment to the Amended and Restated Certificate of Incorporation on November 9, 2023. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The corporation’s certificate of incorporation is hereby amended and restated to read in its entirety as follows:

FIRST. The name of the corporation is OSR Holdings, Inc. (the “Corporation”).

SECOND. The address of the Corporation’s registered office in the State of Delaware is 8 The Green STE R, Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Resident Agents Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “General Corporation Law”).

FOURTH. Capital Stock.

1. Authorized Shares of Capital Stock. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 120,000,000, consisting of (i) 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”); and (ii) 20,000,000 shares, par value $0.0001 per share, of preferred stock (“Preferred Stock”). Subject to the special rights of holders of any outstanding series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, without the separate vote of the holders of the Preferred Stock as a class.

2. Common Stock. The powers (including voting powers), if any, and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of Common Stock are as follows:

(a) Dividends. Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the certificate of incorporation of the Corporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of Preferred Stock) (as the same may be amended or amended and restated, the “Certificate of Incorporation”) and then outstanding, dividends may be declared and paid on Common Stock at such times and in such amounts as the Board of Directors of the Corporation (the “Board of Directors”) in its discretion shall determine.

(b) Voting. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each holder of one or more outstanding shares of Common Stock, as such, shall be entitled to one (1) vote for each outstanding share of Common Stock held of record by such holder on all matters on which stockholders are generally entitled to vote. Notwithstanding any other provision of this Certificate of Incorporation to the contrary, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Preferred Stock Designation (as defined below))

Annex F-1

that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or the General Corporation Law.

(c) Liquidation, Dissolution or Winding Up. Subject to applicable law and the rights, if any, of the holders of any other class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, the holders of outstanding shares of Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of outstanding shares of Common Stock held by them. None of a merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale, lease or exchange of all or substantially all of the Corporation’s property and assets which, in each case, shall not in fact result in the liquidation, dissolution or winding up of the Corporation and the distribution of its assets, shall not be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2(c) of this Article FOURTH.

3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution or resolutions from time to time for the issuance, out of the unissued shares of Preferred Stock, of one or more series of Preferred Stock, without stockholder approval, by filing a certificate pursuant to the applicable law of the State of Delaware (the “Preferred Stock Designation”), setting forth such resolution and, with respect to each such series, establishing the number of shares to be included in such series, and fixing the voting powers, full or limited, or no voting power of the shares of such series, and the designation, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof. The powers, designation, preferences, and relative, participating, optional, and other special rights of each series of Preferred Stock, and the qualifications, limitations, and restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, the determination of the following, all ((a)—(k) below) as may be determined from time to time by the Board of Directors and stated in the resolution or resolutions providing for the issuance of such Preferred Stock:

(a) the designation of the series, which may be by distinguishing number, letter, or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

(d) the dates on which dividends, if any, shall be payable;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(g) the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or any other class or series;

(j) the voting power, if any, of the holders of shares of the series generally or upon specified events; and

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(k) any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations, or restrictions of such shares.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

FIFTH. Board of Directors.

1. Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2. Removal of Directors. Any director or the entire Board of Directors may be removed solely and exclusively by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

3. Vacancies and Newly Created Directorships. Subject to applicable law and the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

4. Automatic Increase/Decrease in Total Authorized Number of Directors. During any period when the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding have the right to elect one or more directors (collectively, the “Class/Series Directors” and each, a “Class/Series Director”), then upon commencement of, and for the duration of, the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified Class/Series Director or Class/Series Directors, and the holders of such class or series of capital stock shall be entitled to elect such Class/Series Director or Class/Series Directors; and (b) each such Class/Series Director shall serve until such Class/Series Director’s successor shall have been duly elected and qualified, or until such Class/Series Director’s right to hold such office terminates by or pursuant to the provisions of the Certificate of Incorporation, whichever occurs earlier, subject to such Class/Series Director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any class or series of capital stock then outstanding having the right to elect one or more Class/Series Directors by or pursuant to the provisions of the Certificate of Incorporation are divested of such right by or pursuant to the provisions of this Certificate of Incorporation, the term of office of each such Class/Series Director elected by the holders of such class or series of capital stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Class/Series Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

5. No Written Ballot. Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

6. Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the bylaws of the Corporation. In addition to any affirmative vote required by or pursuant to the provisions of the Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation generally entitled to vote, voting together as a single class.

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7. Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of the Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer or the directors entitled to cast a majority of the votes of the whole Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

SIXTH. Stockholder Action. Subject to the terms of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be taken either (i) upon the vote of stockholders at an annual or special meeting duly noticed and called in accordance with the General Corporation Law, as amended from time to time, and the Bylaws, or (ii) by written consent of the stockholders without a meeting; provided that, and notwithstanding the foregoing, during any period during which any equity security of the Corporation is listed or quoted on a national securities exchange or electronic quotation system that restricts or precludes action taken by written consent of the stockholders without a meeting, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

SEVENTH. Exculpation. A director or officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director or officer of the Corporation under this Article SEVENTH in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

EIGHTH. Amendment. The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in the Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to the Certificate of Incorporation are granted subject to the rights reserved in this Article EIGHTH.

NINTH. Severability. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Corporation to the fullest extent permitted by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Second Amended and Restated Certificate of Incorporation this                day of                , 202     .

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
By:
Name:
Title:

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ANNEX G

AMENDED AND RESTATED

BYLAWS

OF

OSR HOLDINGS, INC.

ARTICLE I

Meetings of Stockholders

Section 1.1 Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution or resolutions of the Board of Directors (the “Board of Directors”) of OSR Holdings, Inc. (as such name may be changed in accordance with applicable law, the “Corporation”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting.

Section 1.2 Special Meetings. Except as otherwise provided by or pursuant to the provisions of the Corporation’s certificate of incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing a series of preferred stock of the Corporation) (as the same may be amended or amended and restated, the “Certificate of Incorporation”), special meetings of stockholders for any purpose or purposes may be called at any time, but solely and exclusively by the Chairperson of the Board of Directors, the Chief Executive Officer or by the directors entitled to cast a majority of the votes of the whole Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the Certificate of Incorporation or these Amended and Restated Bylaws (as the same may be amended or amended and restated, these “Bylaws”), the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4 Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are (a) announced at the meeting at which the adjournment is taken, (b) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (c) set forth in the notice of meeting in accordance with Section 1.3 of these Bylaws. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these Bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

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Section 1.5 Quorum. Except as otherwise provided by applicable law, by or pursuant to the Certificate of Incorporation or by these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of one-third in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these Bylaws until a quorum shall attend. Shares of the Corporation’s capital stock shall neither be entitled to vote nor be counted for quorum purposes if such shares belong to (a) the Corporation, (b) to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation or (c) any other entity, if a majority of the voting power of such other entity is held, directly or indirectly by the Corporation or if such other entity is otherwise controlled, directly or indirectly, by the Corporation; provided, however, that the foregoing shall not limit the right of the Corporation to vote stock, including but not limited to its own capital stock, held by it in a fiduciary capacity.

Section 1.6 Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence by the Chief Executive Officer, if any, or in his or her absence, by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by applicable law or by or pursuant to the provisions of the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of capital stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. Except as otherwise provided by the Certificate of Incorporation, at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect. When a quorum is present at any meeting of stockholders, all other elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the Certificate of Incorporation, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or its securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern.

Section 1.8 Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation), or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting (where permitted by or pursuant to the provisions of the Certificate of Incorporation), shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business

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on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, if any, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9 List of Stockholders Entitled to Vote. The Corporation shall prepare, no later than the tenth (10th) day before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 1.9 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of ten (10) days ending on the day before the meeting date (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation.

Section 1.10 Action By Consent in Lieu of Meeting. Any action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders except as otherwise precluded pursuant to the provisions of the Certificate of Incorporation. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be given by the holders of outstanding capital stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as permitted by or pursuant to the provisions of the Certificate of Incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall be given to those stockholders who are entitled thereto under applicable law.

Section 1.11 Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination

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of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12 Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting of stockholders shall be announced at the meeting by the individual presiding over the meeting. The Board of Directors may adopt (by resolution or resolutions thereof) such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the individual presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such individual, are appropriate for the proper conduct of the meeting of stockholders. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the individual presiding over the meeting of stockholders, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting of stockholders; (b) rules and procedures for maintaining order at the meeting of stockholders and the safety of those present; (c) limitations on attendance at or participation in the meeting of stockholders to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the individual presiding over the meeting of stockholders shall determine; (d) restrictions on entry to the meeting of stockholders after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants in the meeting of stockholders. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting of stockholders, the individual presiding over any meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting of stockholders and therefore shall be disregarded and not be considered or transacted at the meeting, and, if the Board of Directors or the individual presiding over the meeting, as the case may be, determines that such election, question or business was not properly made, proposed or brought before the meeting of stockholders and shall be disregarded and not be considered or transacted at the meeting, the individual presiding over the meeting shall declare to the meeting that such election, question or business was not properly made, proposed or brought before the meeting and shall be disregarded and not be considered or transacted at the meeting, and any such election, question or business shall not be considered or transacted at the meeting. Unless and to the extent determined by the Board of Directors or the individual presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 1.13 Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Class/Series Directors) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than a Nomination or Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than a Nomination or Nominations required by or pursuant to the provisions of the Certificate of Incorporation to be voted on solely and exclusively by the holders of any class (voting separately as a class) or series (voting separately as a series) of capital stock of the Corporation then outstanding) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include a Nomination or Nominations, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 1.13.

(ii) For Nominations or Business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to Section 1.13(a)(i)(C), the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not

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later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation, (2) such individual’s written consent to being named in any proxy statement as a nominee and to serving as director if elected, (3) a description of any direct or indirect compensation or benefit (including, without limitation, indemnification and/or advancement rights) to which the individual subject to such Nomination may be entitled under any agreement, arrangement or understanding with any person other than the Corporation (including, without limitation, the amount of any such monetary compensation) in connection with such individual’s nomination or service as a director of the Corporation and (4) a description of any other material relationship or relationships between or among the individual subject to such Nomination and/or such individual’s affiliates and associates, on the one hand, and the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Nominations is/are made and/or such stockholder’s or beneficial owner’s respective affiliates and associates, or others acting in concert with such stockholder or beneficial owner or their respective affiliates and associates, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such stockholder, beneficial owner, affiliate, associate or other person were the “registrant” for purposes of such rule and the individual subject to such Nomination was a director or officer of such registrant; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolution or resolutions proposed for consideration and in the event that such Business includes a proposal to amend these Bylaws, the text of the proposed amendment), the reason or reasons for conducting such Business at the meeting and any material interest or interests in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the Business is proposed; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination, Nominations or Business is/are made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, if any, and any of their respective affiliates or associates or others acting in concert with them, (2) the class, series and number of shares of capital stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, if any, (3) a representation that the stockholder is a holder of record of shares of capital stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, Nominations or Business and (4) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the Business or elect the nominee or nominees subject to the Nomination or Nominations and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination, Nominations or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders. The Corporation may require (1) any individual subject to such Nomination to furnish such other information as the Corporation may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the Corporation if elected and (2) the stockholder giving notice to furnish such other information as the Corporation may reasonably require to demonstrate that any Business is a proper matter for stockholder action at an annual meeting of stockholders.

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(iii) Notwithstanding anything in the second sentence of Section 1.13(a)(ii) to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) at an annual meeting of stockholders is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting of stockholders, a stockholder’s notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid (provided that the Board of Directors has determined that directors shall be elected at such meeting) (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any Class/Series Directors), any such stockholder entitled to vote in such election may make a Nomination or Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting pursuant to Section 1.13(a)(i)(A), if the stockholder’s notice required by Section 1.13(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) General. (i) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders, and only such Business shall be conducted at an annual or special meeting of stockholders as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board of Directors or the individual presiding over an annual or special meeting of stockholders shall have the power and duty to determine whether (A) a Nomination or any Business proposed to be brought before the meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13 and (B) any proposed Nomination, Nominations or Business shall be disregarded or that such Nomination, Nominations or Business shall not be considered or transacted at the meeting. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders to present a Nomination, Nominations or Business, such Nomination, Nominations or Business shall be disregarded and such Nomination, Nominations or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.

(iii) Nothing in this Section 1.13 shall be deemed to affect any (A) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the Corporation or such proposals are subject to Rule 14a-8), (B) rights or obligations, if any, of

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stockholders with respect to the inclusion of a nominee in a universal proxy card pursuant to Rule 14a-19 (or any successor thereto) promulgated under the Exchange Act or (C) rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or filed by or pursuant to the Certificate of Incorporation and then outstanding to, solely and exclusively, elect one or more directors outstanding (collectively, the “Class/Series Directors” and each, a “Class/Series Director”).

ARTICLE II

Board of Directors

Section 2.1 Number; Qualifications. Except for any Class/Series Directors, the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution or resolutions of the Board of Directors. Directors need not be stockholders.

Section 2.2 Resignation; Vacancies and Newly Created Directorships. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any class or series of capital stock of the Corporation as provided for or fixed by or pursuant to the provisions of the Certificate of Incorporation and then outstanding, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from the death, resignation, disqualification, removal or other cause, shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.3 Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.4 Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairperson of the Board of Directors, the Chief Executive Officer or by the directors entitled to cast at least half of the votes of the whole Board of Directors. Notice of a special meeting of the Board of Directors shall be given by or at the direction of the person or persons calling the meeting (a) in the case of notice delivered by mail, at least five (5) days before the special meeting, (b) in the case of notice delivered by courier, at least forty-eight (48) hours before the special meeting, or (c) in the case of notice delivered by electronic mail, at least twenty-four (24) hours before the special meeting.

Section 2.5 Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all individuals participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.5 shall constitute presence in person at such meeting.

Section 2.6 Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the Certificate of Incorporation, these Bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.7 Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer, if any, or in his or her absence, by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any individual to act as secretary of the meeting.

Section 2.8 Action by Unanimous Consent of Directors. Unless otherwise restricted by or pursuant to the Certificate of Incorporation or by these Bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the General Corporation Law of the State of Delaware (the “General Corporation Law”). After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

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ARTICLE III

Committees

Section 3.1 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these Bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2 Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these Bylaws.

ARTICLE IV

Officers

Section 4.1 Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, Chief Financial Officer and a Secretary, and shall choose a Chairperson of the Board of Directors from among its members. The Board of Directors may also choose a President, one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Except as otherwise provided by or pursuant to the Certificate of Incorporation, the Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2 Powers and Duties of Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these Bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3 Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution or resolutions adopted by the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board of Directors or the Chief Executive Officer.

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ARTICLE V

Stock

Section 5.1 Certificates. Every holder of capital stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two (2) authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chairperson of the Board of Directors, the Chief Executive Officer and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors (by resolution or resolutions thereof) or these Bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 5.2 Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

Section 5.3 Restrictions. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended (the “Securities Act”), and registered or qualified under the applicable state securities laws, such shares may not be transferred without the consent of the Corporation and the certificates evidencing such shares or the notice required by Delaware law, as the case may be, shall contain substantially the following legend (or such other legend adopted by resolution or resolutions of the Board of Directors):

THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THE CORPORATION’S AMENDED AND RESTATED BYLAWS (AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED) AND MAY NOT BE TRANSFERRED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM, WITHOUT THE CONSENT OF THE CORPORATION.

ARTICLE VI

Indemnification

Section 6.1 Right to Indemnification. To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such Indemnitee in connection with such proceeding; provided, however, that, except as provided in Section 6.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify an Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors.

Section 6.2 Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 6.1, an Indemnitee shall also have the right to be paid by the Corporation to the fullest extent not prohibited by applicable law the expenses (including, without limitation, attorneys’ fees) incurred in defending or otherwise

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participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an Indemnitee in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon the Corporation’s receipt of an undertaking (hereinafter an “undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Right of Indemnitee to Bring Suit. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by an Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, shall be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article VI or otherwise shall be on the Corporation.

Section 6.4 Non-Exclusivity of Rights. The rights provided to any Indemnitee pursuant to this Article VI shall not be exclusive of any other right, which such Indemnitee may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

Section 6.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.6 Indemnification of Other Persons. This Article VI shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Indemnitees. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article VI with respect to the indemnification and advancement of expenses of Indemnitees under this Article VI.

Section 6.7 Amendments. Any repeal or amendment of this Article VI by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article VI, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Indemnitees on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring

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prior to such repeal or amendment or adoption of such inconsistent provision; provided however, that amendments or repeals of this Article VI by stockholders shall require the affirmative vote of the stockholders holding at least 65% of the voting power of all outstanding shares of capital stock of the Corporation.

Section 6.8 Certain Definitions. For purposes of this Article VI, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

Section 6.9 Contract Rights. The rights provided to Indemnitees pursuant to this Article VI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators.

Section 6.10 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, each such portion of this Article VI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE VII

Miscellaneous

Section 7.1 Fiscal Year. The fiscal year of the Corporation shall be determined by resolution or resolutions of the Board of Directors.

Section 7.2 Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3 Manner of Notice. Except as otherwise provided in these Bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or electronic transmission and delivered by mail, courier service or electronic mail to the directors or stockholders at their addresses appearing on the records of the Corporation.

Section 7.4 Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5 Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6 Amendment of Bylaws. These Bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by or pursuant to the provisions

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of the Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall require the affirmative vote of the holders of at least a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote, voting together as a single class.

Section 7.7 Forum for Adjudication of Disputes.

(a) Delaware Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any civil action to interpret, apply or enforce any provision of the General Corporation Law, (iv) any civil action to interpret, apply, enforce or determine the validity of the provisions of the Certificate of Incorporation or these Bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided, however, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over such action, the sole and exclusive forum for such action shall be another state or federal court located within the State of Delaware, in all cases, subject to such court having personal jurisdiction over the indispensable parties named as defendants. For the avoidance of doubt, this Section 7.7(a) shall not apply to the resolution of any complaint asserting a cause of action arising under the Securities Act.

(b) Federal Courts. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

(c) Application. Failure to enforce the foregoing provisions of this Section 7.7 would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 7.7. This Section 7.7 shall not apply to any action asserting claims arising under the Exchange Act.

Adopted Effective As of             , 2024.

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Annex H

_________________________

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
2025 OMNIBUS INCENTIVE PLAN

_________________________

BELLEVUE LIFE SCIENCES ACQUISITION CORP. 2025 OMNIBUS INCENTIVE PLAN

1. PURPOSE

The Plan is intended to (a) provide eligible individuals with an incentive to contribute to the success of the Company and to operate and manage the Company’s business in a manner that provides for the Company’s long-term growth and profitability and that benefits its stockholders and other important stakeholders, including its employees and customers, and (b) provide a means of recruiting, rewarding, and retaining key personnel. To this end, the Plan provides for the grant of Awards of Options, SARs, Restricted Stock, RSUs, Other Equity-Based Awards and cash bonus awards. Any of these Awards may, but need not, be made as performance incentives to reward the holders of such Awards for the achievement of performance goals in accordance with the terms of the Plan. Options granted under the Plan may be Nonqualified Stock Options or Incentive Stock Options.

2. DEFINITIONS

For purposes of interpreting the Plan documents, including the Plan and Award Agreements, the following capitalized terms shall have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Affiliate” shall mean any Person that controls, is controlled by, or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary. For purposes of making a grant of Options or SARs, an entity shall not be considered an Affiliate unless the Company holds a Controlling Interest in such entity. The preceding sentence does not, however, apply for purposes of determining whether Service is uninterrupted for purposes of vesting, exercisability or expiration of Options and SARs.

2.2 “Award” shall mean a grant under the Plan of an Option, a SAR, Restricted Stock, a RSU, an Other Equity-Based Award or cash.

2.3 “Award Agreement” shall mean the written agreement, in such written, electronic or other form as determined by the Committee, between the Company and a Grantee that evidences and sets forth the terms and conditions of an Award.

2.4 “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

2.5 “Benefit Arrangement” shall mean any formal or informal plan or other arrangement for the direct or indirect provision of compensation to a Grantee (including groups or classes of Grantees or beneficiaries of which the Grantee is a member), whether or not such compensation is deferred, is in cash or is in the form of a benefit to or for the Grantee.

2.6 “Board” shall mean the Board of Directors of the Company.

2.7 “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Effective Date or issued thereafter, including, without limitation, all shares of Stock.

2.8 “Cause” shall have the meaning set forth in an applicable agreement between a Grantee and the Company or an Affiliate, and in the absence of any such agreement, shall mean, with respect to any Grantee and as determined by the Committee, (a) gross negligence or willful misconduct in connection with the performance of duties; (b) conviction of, or pleading guilty or nolo contendere to, a criminal offense (other than minor traffic offenses); or (c) material breach of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between such Grantee and the Company or an Affiliate. Any determination by the Committee regarding whether an event constituting Cause has occurred shall be final, binding and conclusive.

2.9 “Change in Control” shall mean, subject to Section 14.11, the occurrence of any of the following:

(a) A transaction or a series of related transactions whereby any Person or Group (other than the Company or any Affiliate) becomes the Beneficial Owner of more than 50% of the total voting power of the Voting Stock of the Company, on a Fully Diluted Basis;

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(b) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) (together with any new directors whose election by such Incumbent Board or whose nomination by such Incumbent Board for election by the stockholders of the Company was approved by a vote of at least a majority of the members of such Incumbent Board then in office who either were members of such Incumbent Board or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Board then in office;

(c) The Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company (regardless of whether the Company is the surviving Person), other than any such transaction in which the Prior Stockholders own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation immediately after such transaction;

(d) The consummation of any direct or indirect sale, lease, transfer, conveyance, or other disposition (other than by way of reorganization, merger, or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person or Group (other than the Company or any Affiliate), except any such transaction or series of transactions in which the Prior Stockholders own directly or indirectly at least a majority of the voting power of the Voting Stock of such Person or Group immediately after such transaction or series of transactions; or

(e) The consummation of a plan or proposal for the liquidation, winding up or dissolution of the Company.

The Board shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

2.10 “Code” shall mean the Internal Revenue Code of 1986, as amended, as now in effect or as hereafter amended, and any successor thereto. References in the Plan to any Code section shall be deemed to include, as applicable, regulations and guidance promulgated under such Code section.

2.11 “Committee” shall mean a committee of, and designated from time to time by resolution of, the Board, which shall be constituted as provided in Section 3.1.2 and Section 3.1.3 (or, if no Committee has been so designated, the Board).

2.12 “Company” shall mean Bellevue Life Sciences Acquisition Corp., a Delaware corporation, and any successor thereto.

2.13 “Controlling Interest” shall have the meaning set forth in Treasury Regulation § 1.414(c)-2(b)(2)(i); provided that (a) except as specified in clause (b), an interest of “at least 50 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation § 1.414(c)-2(b)(2)(i), and (b) where a grant of Options or SARs is based on a legitimate business criterion, an interest of “at least 20 percent” shall be used instead of an interest of “at least 80 percent” in each case where “at least 80 percent” appears in Treasury Regulation § 1.414(c)-2(b)(2)(i).

2.14 “Disability” shall mean the inability of a Grantee to perform each of the essential duties of such Grantee’s position by reason of a medically determinable physical or mental impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months. With respect to rules regarding the expiration of an Incentive Stock Option following termination of a Grantee’s Service, Disability shall mean the inability of such Grantee to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than 12 months.

2.15 “Effective Date” shall mean the date the Plan is adopted by the Board, subject to approval of the Plan by the Company’s stockholders in accordance with Section 5.1.

2.16 “Employee” shall mean, as of any date of determination, an employee (including an officer) of the Company or an Affiliate.

2.17 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, as now in effect or as hereafter amended, and any successor thereto.

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2.18 “Fair Market Value” shall mean the fair market value of a share of Stock for purposes of the Plan, which shall be, as of any date of determination:

(a) If on such date the shares of Stock are listed on a Stock Exchange, or are publicly traded on another Securities Market, the Fair Market Value of a share of Stock shall be the closing price of the Stock as reported on such Stock Exchange or such Securities Market (provided that, if there is more than one such Stock Exchange or Securities Market, the Committee shall designate the appropriate Stock Exchange or Securities Market for purposes of the Fair Market Value determination). If there is no such reported closing price on such date, the Fair Market Value of a share of Stock shall be the closing price of the Stock on the next preceding day on which any sale of Stock shall have been reported on such Stock Exchange or such Securities Market.

(b) If on such date the shares of Stock are not listed on a Stock Exchange or publicly traded on a Securities Market, the Fair Market Value of a share of Stock shall be the value of the Stock as determined by the Committee by the reasonable application of a reasonable valuation method, in a manner consistent with Code § 409A.

Notwithstanding this Section 2.18 or Section 16.3, for purposes of determining taxable income and the amount of the related tax withholding obligation pursuant to Section 16.3, the Fair Market Value shall be determined by the Committee in good faith using any reasonable method it deems appropriate, to be applied consistently with respect to Grantees; provided that the Committee shall determine the Fair Market Value of shares of Stock for tax withholding obligations due in connection with sales, by or on behalf of a Grantee, of such shares of Stock subject to an Award to pay the Option Price, SAR Price, or any tax withholding obligation on the same date on which such shares may first be sold pursuant to the terms of the applicable Award Agreement (including broker-assisted cashless exercises of Options and SARs, as described in Section 12.3, and sell-to-cover transactions) in any manner consistent with applicable provisions of the Code, including, without limitation, by using the sale price of such shares on such date (or if sales of such shares are effectuated at more than one sale price, the weighted average sale price of such shares on such date) as the Fair Market Value of such shares, so long as such Grantee has provided the Company, or its designee or agent, with advance written notice of such sale.

2.19 “Family Member” shall mean, with respect to any Grantee as of any date of determination, (a) a Person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of such Grantee, (b) any Person sharing such Grantee’s household (other than a tenant or employee), (c) a trust in which any one or more of the Persons specified in clauses (a) and (b) (and such Grantee) own more than 50% of the beneficial interest, (d) a foundation in which any one or more of the Persons specified in clauses (a) and (b) (and such Grantee) control the management of assets and (e) any other entity in which one or more of the Persons specified in clauses (a) and (b) (and such Grantee) own more than 50% of the voting interests.

2.20 “Fully Diluted Basis” shall mean, as of any date of determination, the sum of (a) the number of shares of Voting Stock outstanding as of such date of determination plus (b) the number of shares of Voting Stock issuable upon the exercise, conversion, or exchange of all then-outstanding warrants, options, convertible Capital Stock or indebtedness, exchangeable Capital Stock or indebtedness, or other rights exercisable for or convertible or exchangeable into, directly or indirectly, shares of Voting Stock, whether at the time of issue or upon the passage of time or upon the occurrence of some future event, and whether or not in-the-money as of such date of determination.

2.21 “Grant Date” shall mean, as determined by the Committee, the latest to occur of (a) the date as of which the Committee approves the Award, (b) the date on which the recipient of an Award first becomes eligible to receive an Award under Article 6 (for example, in the case of a new hire, the first date on which such new hire performs any Service) or (c) such date later than the dates specified in clauses (a) and (b) specified by the Committee in the corporate action approving the Award.

2.22 “Grantee” shall mean a Person who receives or holds an Award under the Plan.

2.23 “Group” shall have the meaning set forth in Exchange Act §§ 13(d) and 14(d)(2).

2.24 “Incentive Stock Option” shall mean an “incentive stock option” within the meaning of Code § 422.

2.25 “Nonqualified Stock Option” shall mean an Option that is not an Incentive Stock Option.

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2.26 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3 under the Exchange Act.

2.27 “Officer” shall have the meaning set forth in Rule 16a-1(f) under the Exchange Act.

2.28 “Option” shall mean an option to purchase one or more shares of Stock at a specified Option Price awarded to a Grantee pursuant to Article 8.

2.29 “Option Price” shall mean the per share exercise price for shares of Stock subject to an Option.

2.30 “Other Agreement” shall mean any agreement, contract, or understanding heretofore or hereafter entered into by a Grantee with the Company or an Affiliate, except an agreement, contract or understanding that expressly addresses Code §§ 280G or 4999.

2.31 “Other Equity-Based Award” shall mean an Award representing a right or other interest that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to Stock, other than an Option, a SAR, Restricted Stock or an RSU.

2.32 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; provided that, for purposes of Sections 2.9(a) and 2.9(d), Person shall have the meaning set forth in Exchange Act §§ 13(d) and 14(d)(2).

2.33 “Plan” shall mean this Bellevue Life Sciences Acquisition Corp. 2025 Omnibus Incentive Plan, as amended or restated from time to time.

2.34 “Prior Stockholders” shall mean the holders of equity securities that represented 100% of the Voting Stock of the Company immediately prior to a reorganization, merger, or consolidation involving the Company or any sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole (or other equity securities into which the Stock or such other equity securities are converted as part of such reorganization, merger, or consolidation transaction).

2.35 “Restricted Period” shall mean a period of time established by the Committee during which an Award of Restricted Stock or RSUs is subject to restrictions.

2.36 “Restricted Stock” shall mean shares of Stock awarded to a Grantee pursuant to Article 10.

2.37 “RSU” shall mean restricted stock unit, which is a bookkeeping entry representing the equivalent of one share of Stock awarded to a Grantee pursuant to Article 10 that may be settled, subject to the terms and conditions of the applicable Award Agreement, in shares of Stock, cash, or a combination thereof.

2.38 “SAR” shall mean a stock appreciation right granted to a Grantee pursuant to Article 9.

2.39 “SAR Price” shall mean the per share exercise price of a SAR.

2.40 “Securities Act” shall mean the Securities Act of 1933, as amended, as now in effect or as hereafter amended, and any successor thereto.

2.41 “Securities Market” shall mean an established securities market.

2.42 “Separation from Service” shall have the meaning set forth in Code § 409A.

2.43 “Service” shall mean service qualifying a Grantee as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as such Grantee continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, any determination by the Committee whether a termination of Service shall have occurred for purposes of the Plan shall be final, binding, and conclusive. If a Service Provider’s employment or other Service relationship is with an Affiliate and the applicable entity ceases to be an Affiliate, a termination of Service shall be deemed to have occurred when such entity ceases to be an Affiliate unless the Service Provider transfers his or her employment or other Service relationship to the Company or any other Affiliate.

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2.44 “Service Provider” shall mean (a) an Employee or director of the Company or an Affiliate or (b) a consultant or adviser to the Company or an Affiliate (i) who is a natural person, (ii) who is currently providing bona fide services to the Company or an Affiliate and (iii) whose services are not in connection with the Company’s sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s Capital Stock.

2.45 “Service Recipient Stock” shall have the meaning set forth in Code § 409A.

2.46 “Share Limit” shall have the meaning set forth in Section 4.1.

2.47 “Stock” shall mean the common stock, par value $0.0001 per share, of the Company, or any security into which shares of Stock may be changed or for which shares of Stock may be exchanged as provided in Section 14.1.

2.48 “Stock Exchange” shall mean the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or another established national or regional stock exchange.

2.49 “Subsidiary” shall mean any corporation (other than the Company) or non-corporate entity with respect to which the Company owns, directly or indirectly, 50% or more of the total combined voting power of all classes of Voting Stock. In addition, any other entity may be designated by the Committee as a Subsidiary, provided that (a) such entity could be considered as a subsidiary according to generally accepted accounting principles in the United States of America and (b) in the case of an Award of Options or SARs, such Award would be considered to be granted in respect of Service Recipient Stock under Code § 409A.

2.50 “Substitute Award” shall mean an Award granted upon assumption of, or in substitution for, outstanding awards previously granted under a compensatory plan of the Company, an Affiliate or a business entity acquired or to be acquired by the Company or an Affiliate or with which the Company or an Affiliate has combined or shall combine.

2.51 “Ten Percent Stockholder” shall mean a natural Person who owns more than 10% of the total combined voting power of all classes of Voting Stock of the Company, the Company’s parent (if any), or any of the Company’s Subsidiaries. In determining stock ownership, the attribution rules of Code § 424(d) shall be applied.

2.52 “Voting Stock” shall mean, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person. Without limiting the generality of the foregoing, the Stock shall be Voting Stock of the Company.

3. ADMINISTRATION OF THE PLAN

3.1 Committee.

3.1.1 Powers and Authorities. The Committee shall administer the Plan and shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws. Without limiting the generality of the foregoing, the Committee shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award, or any Award Agreement and shall have full power and authority to take all such other actions and to make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Committee deems to be necessary or appropriate to the administration of the Plan, any Award, or any Award Agreement. All such actions and determinations shall be made by (a) the affirmative vote of a majority of the members of the Committee present at a meeting at which a quorum is present, or (b) the unanimous consent of the members of the Committee executed in writing or evidenced by electronic transmission in accordance with the Company’s certificate of incorporation and bylaws and Applicable Laws. Unless otherwise expressly determined by the Board, the Committee shall have the authority to interpret and construe all provisions of the Plan, any Award and any Award Agreement, and any such interpretation or construction, and any other determination contemplated to be made under the Plan or any Award Agreement, by the Committee shall be final, binding and conclusive on all Persons, whether or not expressly provided for in any provision of the Plan, such Award, or such Award Agreement.

In the event that the Plan, any Award, or any Award Agreement provides for any action to be taken by the Board or any determination to be made by the Board, such action may be taken or such determination may be made by the Committee constituted in accordance with this Section 3.1 if the Board has delegated the power and authority to do so to such Committee.

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3.1.2 Composition of the Committee. The Committee shall be a committee composed of not fewer than two directors of the Company designated by the Board to administer the Plan. Each member of the Committee shall be a Non-Employee Director and satisfy the composition requirements of any Stock Exchange on which the Stock is listed. Any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership set forth in this Section 3.1.2 or otherwise provided in any charter of the Committee. Without limiting the generality of the foregoing, the Committee may be the Compensation Committee of the Board or a subcommittee thereof.

3.1.3 Other Committees. The Board also may appoint one or more committees of the Board, each composed of one or more directors of the Company, which (a) may administer the Plan with respect to Grantees who are not Officers or directors of the Company, (b) may grant Awards under the Plan to such Grantees and (c) may determine all terms of such Awards subject, if applicable, to the requirements of Rule 16b-3 under the Exchange Act and the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.1.4 Delegation by the Committee. If and to the extent permitted by Applicable Laws, the Committee, by resolution, may delegate some or all of its authority with respect to the Plan and Awards to the Chief Executive Officer of the Company and/or any other officer of the Company designated by the Committee, provided that the Committee may not delegate its authority hereunder (a) to make Awards to directors of the Company, (b) to make Awards to Employees who are (i) Officers or (ii) officers of the Company who are delegated authority by the Committee pursuant to this Section 3.1.4, or (c) to interpret the Plan, any Award, or any Award Agreement. Any delegation shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation or thereafter. Nothing in the Plan shall be construed as obligating the Committee to delegate authority to any officer of the Company, and the Committee may at any time rescind the authority delegated to an officer of the Company appointed hereunder and delegate authority to one or more other officers of the Company. At all times, an officer of the Company delegated authority pursuant to this Section 3.1.4 shall serve in such capacity at the pleasure of the Committee. Any action undertaken by any such officer of the Company in accordance with the Committee’s delegation of authority shall have the same force and effect as if undertaken directly by the Committee, and any reference in the Plan to the “Committee” shall, to the extent consistent with the terms and limitations of such delegation, be deemed to include a reference to each such officer.

3.2 Board. The Board, from time to time, may exercise any or all of the powers and authorities related to the administration and implementation of the Plan, as set forth in Section 3.1 and other applicable provisions of the Plan, as the Board shall determine, consistent with the Company’s certificate of incorporation and bylaws and Applicable Laws.

3.3 Terms of Awards.

3.3.1 Committee Authority. Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority to:

(a) designate Grantees;

(b) determine the type or types of Awards to be made to a Grantee;

(c) determine the number of shares of Stock to be subject to an Award or to which an Award relates;

(d) establish the terms and conditions of each Award (including the Option Price of any Option, the SAR Price for any SAR, and the purchase price for applicable Awards, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, the treatment of an Award in the event of a Change in Control (subject to applicable agreements), and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(e) prescribe the form of each Award Agreement evidencing an Award;

(f) subject to the limitation on repricing in Section 3.4, amend, modify, or supplement the terms of any outstanding Award, which authority shall include the authority, in order to effectuate the purposes of the Plan but without amending the Plan, to make Awards or to modify outstanding Awards made to eligible natural Persons who are foreign nationals or are natural Persons who are employed outside the United States to reflect differences

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in local law, tax policy, or custom; provided that, notwithstanding the foregoing, no amendment, modification, or supplement of the terms of any outstanding Award shall, without the consent of the Grantee thereof, impair such Grantee’s rights under such Award; and

(g) make Substitute Awards.

3.3.2 Forfeiture; Recoupment. The Committee may reserve the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee with respect to an Award thereunder on account of actions taken by, or failed to be taken by, such Grantee in violation or breach of, or in conflict with, any (a) employment agreement, (b) non-competition agreement, (c) agreement prohibiting solicitation of Employees or clients of the Company or an Affiliate, (d) confidentiality obligation with respect to the Company or an Affiliate, (e) policy or procedure of the Company or an Affiliate, (f) other agreement, or (g) other obligation of such Grantee to the Company or an Affiliate, as and to the extent specified in such Award Agreement. If the Grantee of an outstanding Award is an Employee of the Company or an Affiliate and such Grantee’s Service is terminated for Cause, the Committee may annul such Grantee’s outstanding Award as of the date of the Grantee’s termination of Service for Cause.

Any Award granted pursuant to the Plan shall be subject to mandatory repayment by the Grantee to the Company to the extent set forth in the Plan or an Award Agreement or to the extent the Grantee is, or in the future becomes, subject to (1) any Company or Affiliate “clawback” or recoupment policy that is adopted to comply with the requirements of any Applicable Laws, or (2) any Applicable Laws that impose mandatory recoupment, under circumstances set forth in such Applicable Laws.

3.4 No Repricing Without Stockholder Approval. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Stock, other securities, or other property), stock split, extraordinary dividend, recapitalization, Change in Control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Stock or other securities or similar transaction), the Company may not (a) amend the terms of outstanding Options or SARs to reduce the Option Price or SAR Price, as applicable, of such outstanding Options or SARs, (b) cancel outstanding Options or SARs in exchange for, or in substitution of, Options or SARs with an Option Price or SAR Price, as applicable, that is less than the Option Price or SAR Price, as applicable, of the original Options or SARs or (c) cancel outstanding Options or SARs with an Option Price or SAR Price, as applicable, above the current Fair Market Value in exchange for cash or other securities, in each case, unless such action (i) is subject to and approved by the Company’s stockholders or (ii) would not be deemed to be a repricing under the rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

3.5 Deferral Arrangement. The Committee may permit or require the deferral of any payment pursuant to any Award into a deferred compensation arrangement, subject to such rules and procedures as it may establish, in connection therewith, provisions for converting such credits into RSUs that comply with the requirements of Code § 409A and for restricting deferrals to comply with hardship distribution rules affecting tax-qualified retirement plans subject to Code § 401(k)(2)(B)(IV). Any such deferrals shall be made in a manner that complies with Code § 409A, including, if applicable, with respect to when a Separation from Service occurs.

3.6 Registration; Share Certificates. Notwithstanding any provision of the Plan to the contrary, the ownership of the shares of Stock issued under the Plan may be evidenced in such a manner as the Committee, in its sole discretion, deems appropriate, including by book-entry or direct registration (including transaction advices) or the issuance of one or more share certificates.

4. STOCK SUBJECT TO THE PLAN

4.1 Number of Shares of Stock Available for Awards. Subject to such additional shares of Stock as shall be available for issuance under the Plan pursuant to Sections 4.2 and 4.3(c), and subject to adjustment pursuant to Article 14, the maximum number of shares of Stock reserved for issuance under the Plan shall be equal to 6,300,000 shares of Stock. Such shares of Stock may be authorized and unissued shares of Stock, treasury shares of Stock or any combination of the foregoing, as may be determined from time to time by the Board or by the Committee. Any of the shares of Stock reserved and available for issuance under the Plan may be used for any type of Award under the Plan, and any or all of the shares of Stock reserved for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options.

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4.2 Adjustments in Authorized Shares of Stock. In connection with mergers, reorganizations, separations or other transactions to which Code § 424(a) applies, the Committee shall have the right to cause the Company to assume awards previously granted under a compensatory plan of another business entity that is a party to such transaction and to grant Substitute Awards under the Plan for such awards. The Share Limit pursuant to Section 4.1 shall be increased by the number of shares of Stock subject to any such assumed awards and Substitute Awards. Shares available for issuance under a stockholder-approved plan of a business entity that is a party to such transaction (as appropriately adjusted, if necessary, to reflect such transaction) may be used for Awards under the Plan and shall not reduce the number of shares of Stock otherwise available for issuance under the Plan, subject to applicable rules of any Stock Exchange or Securities Market on which the Stock is listed or publicly traded.

4.3 Share Usage.

(a) Shares of Stock covered by an Award shall be counted as used as of the Grant Date for purposes of calculating the number of shares of Stock available for issuance under Section 4.1.

(b) Any shares of Stock that are subject to Awards, including shares of Stock acquired through dividend reinvestment pursuant to Article 10, shall be counted against the Share Limit set forth in Section 4.1 as one share of Stock for every one share of Stock subject to an Award. The number of shares of Stock subject to an Award of SARs shall be counted against the Share Limit set forth in Section 4.1 as one share of Stock for every one share of Stock subject to such Award regardless of the number of shares of Stock actually issued to settle such SARs upon the exercise of the SARs. At least the target number of shares of Stock issuable under an Award that is subject to vesting, exercisability or settlement based on the achievement of performance goals shall be counted against the Share Limit set forth in Section 4.1 as of the Grant Date, but such number shall be adjusted to equal the actual number of shares of Stock issued upon settlement of the Award to the extent different from such target number of shares of Stock.

(c) If any shares of Stock covered by an Award granted under the Plan are not purchased or are forfeited or expire or if an Award otherwise terminates without delivery of any Stock subject thereto or is settled in cash in lieu of shares, then the number of shares of Stock counted against the Share Limit with respect to such Award shall, to the extent of any such forfeiture, termination, expiration or settlement, again be available for making Awards under the Plan.

(d) The number of shares of Stock available for issuance under the Plan shall not be increased by the number of shares of Stock (i) tendered, withheld or subject to an Award granted under the Plan surrendered in connection with the purchase of shares of Stock upon exercise of an Option, (ii) that were not issued upon the net settlement or net exercise of a Stock-settled SAR granted under the Plan, (iii) deducted or delivered from payment of an Award granted under the Plan in connection with the Company’s tax withholding obligations as provided in Section 16.3 or (iv) purchased by the Company with proceeds from Option exercises.

5. TERM, AMENDMENT AND TERMINATION

5.1 Term. The Plan shall become effective as of the Effective Date, subject to approval of the Plan by the Company’s stockholders within 12 months of the Effective Date. Upon approval of the Plan by the Company’s stockholders, all Awards made under the Plan on or after the Effective Date shall be fully effective as if the stockholders of the Company had approved the Plan on the Effective Date. If the Stockholders do not approve the Plan within 12 months of the Effective Date, any Awards made under the Plan on or after the Effective Date shall not be exercisable, settleable or deliverable, except to the extent such Awards could have otherwise been made under the Plan. The Plan shall terminate on the first to occur of (a) 11:59PM ET on the day before the tenth anniversary of the Effective Date, (b) the date determined in accordance with Section 5.2 and (c) the date determined in accordance with Section 14.3. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and the applicable Award Agreement (or other documents evidencing such Awards).

5.2 Amendment, Suspension and Termination. The Board may, at any time and from time to time, amend, suspend or terminate the Plan; provided that, with respect to Awards previously granted under the Plan, no amendment, suspension or termination of the Plan shall, without the consent of any Grantee affected thereby, impair the rights or obligations under any such Award. The effectiveness of any amendment to the Plan shall be conditioned on approval of such amendment by the Company’s stockholders to the extent provided by the Board or required

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by Applicable Laws; provided that no amendment shall be made to the no-repricing provisions of Section 3.4, the Option pricing provisions of Section 8.1 or the SAR pricing provisions of Section 9.1 without the approval of the Company’s stockholders.

6. AWARD ELIGIBILITY AND LIMITATIONS

6.1 Eligible Grantees. Subject to this Article 6, Awards may be made under the Plan to any Service Provider, as the Committee shall determine and designate from time to time, and any other individual whose participation in the Plan is determined to be in the best interests of the Company by the Committee.

6.2 Stand-Alone, Additional, Tandem and Substitute Awards. Subject to Section 3.4, Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, (a) any other Award, (b) any award granted under another plan of the Company, an Affiliate or any business entity that has been a party to a transaction with the Company or an Affiliate or (c) any other right of a Grantee to receive payment from the Company or an Affiliate. Such additional, tandem, exchange or Substitute Awards may be granted at any time. If an Award is granted in substitution or exchange for another Award or for an award granted under another plan of the Company, an Affiliate or any business entity that has been a party to a transaction with the Company or an Affiliate, the Committee shall require the surrender of such other Award or award under such other plan in consideration for the grant of such exchange or Substitute Award. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash payments under other plans of the Company or an Affiliate. Notwithstanding Sections 8.1 and 9.1, but subject to Section 3.4, the Option Price of an Option or the SAR Price of a SAR that is a Substitute Award may be less than 100% of the Fair Market Value of a share of Stock on the original Grant Date; provided that such Option Price or SAR Price is determined in accordance with the principles of Code § 424 for any Incentive Stock Option and consistent with Code § 409A for any other Option or SAR.

7. AWARD AGREEMENT

Each Award granted pursuant to the Plan shall be evidenced by an Award Agreement, which shall be in such forms as the Committee from time to time determines. Award Agreements utilized under the Plan from time to time or at the same time need not contain similar provisions but shall be consistent with the terms of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Nonqualified Stock Options or Incentive Stock Options. In the absence of such specification, such Options shall be deemed to constitute Nonqualified Stock Options. In the event of any inconsistency between the Plan and an Award Agreement, the provisions of the Plan shall control.

8. TERMS AND CONDITIONS OF OPTIONS

8.1 Option Price. The Option Price of each Option shall be fixed by the Committee and stated in the Award Agreement evidencing such Option. Except in the case of Substitute Awards, the Option Price of each Option shall be at least the Fair Market Value of one share of Stock on the Grant Date (provided that, in the event that a Grantee is a Ten Percent Stockholder, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110% of the Fair Market Value of one share of Stock on the Grant Date). In no case shall the Option Price of any Option be less than the par value of one share of Stock.

8.2 Vesting and Exercisability. Subject to Sections 8.3 and 14.3, each Option granted under the Plan shall become vested or exercisable at such times and under such conditions as determined by the Committee and stated in the Award Agreement, which may include the achievement of performance goals. However, no Option shall be granted to Grantees who are entitled to overtime under Applicable Laws that shall vest or be exercisable within a six-month period starting on the Grant Date.

8.3 Term. Each Option granted under the Plan shall terminate, and all rights to purchase shares of Stock thereunder shall cease, on the tenth anniversary of the Grant Date of such Option, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such Option (provided that, in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option shall not be exercisable after the fifth anniversary of the Grant Date of such Option). To the extent deemed necessary or appropriate by the Committee

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to reflect differences in local law, tax policy or custom with respect to any Option granted to a Grantee who is a foreign national or is a natural Person who is employed outside the United States, such Option may terminate, and all rights to purchase shares of Stock thereunder may cease, upon the expiration of a period longer than ten years from the Grant Date of such Option as the Committee shall determine.

8.4 Termination of Service. Each Award Agreement with respect to the grant of an Option shall set forth the extent to which the Grantee shall have the right to exercise such Option following termination of such Grantee’s Service, it at all. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan and may reflect distinctions based on the reasons for termination of Service.

8.5 Limitations on Exercise of Option. Notwithstanding any provision of the Plan to the contrary, in no event may any Option be exercised, in whole or in part, after the occurrence of an event referred to in Article 14 that results in the termination of such Option.

8.6 Method of Exercise. Subject to Article 12 and Section 16.3, an Option that is exercisable may be exercised by the Grantee’s delivery to the Company or its designee or agent of notice of exercise on any business day, at the Company’s principal office or the office of such designee or agent, on the form specified by the Company and in accordance with any additional procedures specified by the Committee. Such notice shall specify the number of shares of Stock with respect to which such Option is being exercised and shall be accompanied by payment in full of the Option Price of the shares of Stock for which such Option is being exercised, plus the amount (if any) of federal and other taxes that the Company may, in its judgment, be required to withhold with respect to the exercise of such Option.

8.7 Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock subject to such Option, to direct the voting of the shares of Stock subject to such Option or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock subject thereto are fully paid and issued to such Grantee or other Person. Except as provided in Article 14, no adjustment shall be made for dividends, distributions or other rights with respect to any shares of Stock subject to an Option for which the record date is prior to the date of issuance of such shares of Stock.

8.8 Delivery of Stock. Promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price with respect thereto, such Grantee shall be entitled to receive such evidence of such Grantee’s ownership of the shares of Stock subject to such Option as shall be consistent with Section 3.6.

8.9 Transferability of Options. Except as provided in Section 8.10, during the lifetime of a Grantee of an Option, only such Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such Option. Except as provided in Section 8.10, no Option shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

8.10 Family Transfers. If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of an Option that is not an Incentive Stock Option to any Family Member. For the purpose of this Section 8.10, a transfer “not for value” is a transfer that is a gift, a transfer under a domestic relations order in settlement of marital property rights or a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in such entity (unless Applicable Laws do not permit such transfer). Following a transfer under this Section 8.10, any such Option shall continue to be subject to the same terms and conditions as were applicable thereto immediately prior to such transfer. Subsequent transfers of transferred Options shall be prohibited except to Family Members of the original Grantee in accordance with this Section 8.10 or by will or the laws of descent and distribution. The provisions of Section 8.4 relating to termination of Service shall continue to be applied with respect to the original Grantee of the Option, following which such Option shall be exercisable by the transferee only to the extent, and for the periods specified, in Section 8.4.

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8.11 Limitations on Incentive Stock Options. An Option shall constitute an Incentive Stock Option only (a) if the Grantee of such Option is an Employee of the Company or any corporate Subsidiary, (b) to the extent specifically provided in the related Award Agreement and (c) to the extent that the aggregate Fair Market Value (determined at the time such Option is granted) of the shares of Stock with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000. Except to the extent provided in the regulations under Code § 422, this limitation shall be applied by taking Options into account in the order in which they were granted.

8.12 Notice of Disqualifying Disposition. If any Grantee disposes of shares of Stock issued pursuant to the exercise of an Incentive Stock Option under the circumstances provided in Code § 421(b) (relating to certain disqualifying dispositions), such Grantee shall notify the Company of such disposition immediately but in no event later than ten days thereafter.

9. TERMS AND CONDITIONS OF SARS

9.1 Right to Payment and SAR Price. A SAR shall confer on the Grantee to whom it is granted a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of one share of Stock on the date of exercise, over (b) the SAR Price as determined by the Committee. The Award Agreement for a SAR shall specify the SAR Price, which shall be no less than the Fair Market Value of one share of Stock on the Grant Date of such SAR. SARs may be granted in tandem with all or part of an Option granted under the Plan or at any subsequent time during the term of such Option, in combination with all or any part of any other Award or without regard to any Option or other Award, provide that a SAR that is granted in tandem with all or part of an Option shall have the same term, and expire at the same time, as the related Option. A SAR that is granted subsequent to the Grant Date of a related Option must have a SAR Price that is no less than the Fair Market Value of one share of Stock on the Grant Date of such SAR.

9.2 Other Terms. The Committee shall determine, on the Grant Date or thereafter, the time or times at which, and the circumstances under which, a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the time or times at which SARs shall cease to be or become exercisable following termination of Service or upon other conditions, the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which shares of Stock shall be delivered or deemed to be delivered to Grantees, whether or not a SAR shall be granted in tandem or in combination with any other Award and any and all other terms and conditions of any SAR. However, no SARs shall be granted to Grantees who are entitled to overtime under Applicable Laws that shall vest or be exercisable within a six-month period starting on the Grant Date.

9.3 Term. Each SAR granted under the Plan shall terminate, and all rights thereunder shall cease, on the tenth anniversary of the Grant Date of such SAR or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Committee and stated in the Award Agreement relating to such SAR.

9.4 Rights of Holders of SARs. Unless otherwise stated in the applicable Award Agreement, a Grantee or other Person holding or exercising a SAR shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the shares of Stock underlying such SAR, to direct the voting of the shares of Stock underlying such SAR or to receive notice of any meeting of the Company’s stockholders) until the shares of Stock underlying such SAR, if any, are issued to such Grantee or other Person. Except as provided in Article 14, no adjustment shall be made for dividends, distributions, or other rights with respect to any shares of Stock underlying a SAR for which the record date is prior to the date of issuance of such shares of Stock, if any.

9.5 Transferability of SARs. Except as provided in Section 9.6, during the lifetime of a Grantee of a SAR, only the Grantee (or, in the event of such Grantee’s legal incapacity or incompetency, such Grantee’s guardian or legal representative) may exercise such SAR. Except as provided in Section 9.6, no SAR shall be assignable or transferable by the Grantee to whom it is granted, other than by will or the laws of descent and distribution.

9.6 Family Transfers. If authorized in the applicable Award Agreement and by the Committee, in its sole discretion, a Grantee may transfer, not for value, all or part of a SAR to any Family Member. For the purpose of this Section 9.6, a transfer “not for value” is a transfer that is a gift, a transfer under a domestic relations order in

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settlement of marital property rights or a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in such entity (unless Applicable Laws do not permit such transfer). Following a transfer under this Section 9.6, any such SAR shall continue to be subject to the same terms and conditions as were in effect immediately prior to such transfer. Subsequent transfers of transferred SARs shall be prohibited except to Family Members of the original Grantee in accordance with this Section 9.6 or by will or the laws of descent and distribution.

10. TERMS AND CONDITIONS OF RESTRICTED STOCK AND RSUS

10.1 Grant of Restricted Stock and RSUs. Awards of Restricted Stock and RSUs may be made for consideration or for no consideration, other than the par value of the shares of Stock, which shall be deemed paid by past Service or, if so provided in the related Award Agreement or a separate agreement, the promise by the Grantee to perform future Service to the Company or an Affiliate.

10.2 Restrictions. At the time a grant of Restricted Stock or RSUs is made, the Committee may, in its sole discretion, establish a Restricted Period applicable to such Restricted Stock or RSUs and prescribe restrictions in addition to or other than the expiration of the Restricted Period, including the achievement of corporate or individual performance goals, which may be applicable to all or any portion of such Restricted Stock or RSUs as provided in Article 11. Awards of Restricted Stock and RSUs may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such Awards.

10.3 Registration; Restricted Stock Certificates. Pursuant to Section 3.6, to the extent that ownership of Restricted Stock is evidenced by a book-entry registration or direct registration (including transaction advices), such registration shall be notated to evidence the restrictions imposed on such Award of Restricted Stock under the Plan and the applicable Award Agreement. Subject to Section 3.6 and the immediately following sentence, the Company may issue, in the name of each Grantee to whom Restricted Stock has been granted, certificates representing the total number of shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date of such Restricted Stock. The Committee may provide in an Award Agreement with respect to an Award of Restricted Stock that either the Secretary of the Company shall hold such certificates for such Grantee’s benefit until such time as such shares of Restricted Stock are forfeited to the Company or the restrictions applicable thereto lapse and such Grantee shall deliver a stock power to the Company with respect to each certificate or such certificates shall be delivered to such Grantee, provided that such certificates shall bear legends that comply with Applicable Laws and make appropriate reference to the restrictions imposed on such Award of Restricted Stock under the Plan and such Award Agreement.

10.4 Rights of Holders of Restricted Stock. Unless the Committee provides otherwise in an Award Agreement and subject to the restrictions set forth in the Plan, any applicable Company program, and the applicable Award Agreement, holders of Restricted Stock shall have the right to vote such shares of Restricted Stock and the right to receive any dividend payments or distributions declared or paid with respect to such shares of Restricted Stock. The Committee may provide in an Award Agreement evidencing a grant of Restricted Stock that any cash dividend payments or distributions paid on Restricted Stock shall be reinvested in shares of Stock, which may or may not be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock or any dividend payments or distributions declared or paid on shares of Restricted Stock shall only be made or paid upon satisfaction of the vesting conditions and restrictions applicable to such shares of Restricted Stock. Dividend payments or distributions declared or paid on shares of Restricted Stock that vest or are earned based on the achievement of performance goals shall not vest unless such performance goals for such shares of Restricted Stock are achieved, and if such performance goals are not achieved, the Grantee of such shares of Restricted Stock shall promptly forfeit and, to the extent already paid or distributed, repay to the Company such dividend payments or distributions. All stock dividend payments or distributions, if any, received by a Grantee with respect to shares of Restricted Stock as a result of any stock split, stock dividend, combination of stock, or other similar transaction shall be subject to the same vesting conditions and restrictions as applicable to such underlying shares of Restricted Stock.

10.5 Rights of Holders of RSUs. A holder of RSUs shall have no rights other than those of a general unsecured creditor of the Company. RSUs represent unfunded and unsecured obligations of the Company, subject to the terms and conditions of the applicable Award Agreement. Holders of RSUs shall have no rights as stockholders of the Company (for example, the right to receive dividend payments or distributions attributable to the shares of

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Stock underlying such RSUs to direct the voting of the shares of Stock underlying such RSUs, or to receive notice of any meeting of the Company’s stockholders).

10.6 Termination of Service. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of such Grantee’s Service, any Restricted Stock or RSUs held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of such Restricted Stock or RSUs, the Grantee shall have no further rights with respect thereto, including any right to vote such Restricted Stock or any right to receive dividends, with respect to such Restricted Stock or RSUs.

10.7 Purchase of Restricted Stock and Shares of Stock Subject to RSUs. The Grantee of an Award of Restricted Stock or vested RSUs shall be required, to the extent required by Applicable Laws, to purchase such Restricted Stock or the shares of Stock subject to such vested RSUs from the Company at a purchase price equal to the greater of (a) the aggregate par value of the shares of Stock represented by such Restricted Stock or such vested RSUs or (b) the purchase price, if any, specified in the Award Agreement relating to such Restricted Stock or such vested RSUs. Such purchase price shall be payable in a form provided in Article 12 or, in the sole discretion of the Committee, in consideration for Service rendered or to be rendered by the Grantee to the Company or an Affiliate.

10.8 Delivery of Shares of Stock. Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Committee, including, without limitation, any performance goals or delayed delivery period, the restrictions applicable to Restricted Stock or RSUs settled in shares of Stock shall lapse and, unless otherwise provided in the applicable Award Agreement, a book-entry or direct registration (including transaction advices) or a certificate evidencing ownership of such shares of Stock shall, consistent with Section 3.6, be issued, free of all such restrictions, to the Grantee thereof or such Grantee’s beneficiary or estate, as the case may be. Neither the Grantee, nor the Grantee’s beneficiary or estate, shall have any further rights with regard to an RSU once the shares of Stock represented by such RSU have been delivered in accordance with this Section 10.8.

11. TERMS AND CONDITIONS OF OTHER EQUITY-BASED AWARDS

The Committee may, in its sole discretion, grant Awards in the form of Other Equity-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Awards granted pursuant to this Article 11 may be granted with vesting, value or payment contingent on the achievement of one or more performance goals. The Committee shall determine the terms and conditions of Other Equity-Based Awards on the Grant Date or thereafter. Unless the Committee provides otherwise in an Award Agreement, in another agreement with the Grantee, or otherwise in writing after such Award Agreement is issued, but prior to termination of Grantee’s Service, upon the termination of a Grantee’s Service, any Other Equity-Based Awards held by such Grantee that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited. Upon forfeiture of any Other Equity-Based Award, the Grantee thereof shall have no further rights with respect to such Other Equity-Based Award.

12. FORMS OF PAYMENT

12.1 General Rule. Payment of the Option Price for the shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock or vested RSUs shall be made in cash or in cash equivalents acceptable to the Company.

12.2 Surrender of Shares of Stock. To the extent that the applicable Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option or the purchase price, if any, for Restricted Stock or vested RSUs may be made all or in part through the tender or attestation to the Company of shares of Stock, which shall be valued, for purposes of determining the extent to which such Option Price or purchase price has been paid thereby, at their Fair Market Value on the date of such tender or attestation.

12.3 Cashless Exercise. To the extent permitted by Applicable Laws and to the extent the Award Agreement so provides, payment of the Option Price for shares of Stock purchased pursuant to the exercise of an Option may be made all or in part by delivery (on a form acceptable to the Committee) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell shares of Stock and to deliver all or part of the proceeds of such sale to the Company in payment of such Option Price and any withholding taxes described in Section 16.3.

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12.4 Other Forms of Payment. To the extent that the applicable Award Agreement so provides or unless otherwise specified in an Award Agreement, payment of the Option Price for shares of Stock purchased pursuant to exercise of an Option or the purchase price, if any, for Restricted Stock or vested RSUs may be made in any other form that is consistent with Applicable Laws, including (a) with respect to Restricted Stock or vested RSUs only, Service rendered or to be rendered by the Grantee thereof to the Company or an Affiliate and (b) with the consent of the Company, by withholding the number of shares of Stock that would otherwise vest or be issuable in an amount equal in value to the Option Price or purchase price or the required tax withholding amount.

13. REQUIREMENTS OF LAW

13.1 General. The Company shall not be required to offer, sell or issue any shares of Stock under any Award, whether pursuant to the exercise of an Option or a SAR, the settlement of a RSU or otherwise, if the offer, sale or issuance of such shares of Stock would constitute a violation by the Grantee, the Company, an Affiliate or any other Person of any provision of the Company’s certificate of incorporation or bylaws or of Applicable Laws, including any federal or state securities laws or regulations. If at any time the Company determines, in its discretion, that the listing, registration or qualification of any shares of Stock subject to an Award on any Stock Exchange or Securities Market or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the offering, sale, issuance or purchase of shares of Stock in connection with any Award, no shares of Stock may be offered, sold or issued to the Grantee or any other Person under such Award, whether pursuant to the exercise of an Option or a SAR, the settlement of a RSU or otherwise, unless such listing, registration or qualification shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of such Award. Without limiting the generality of the foregoing, upon the exercise of any Option or any SAR that may be settled in shares of Stock or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock subject to such Award, the Company shall not be required to offer, sell or issue such shares of Stock unless the Committee receives evidence satisfactory to it that the Grantee or any other Person exercising such Option or SAR or accepting delivery of such shares may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination by the Committee in connection with the foregoing shall be final, binding and conclusive. The Company may register, but shall in no event be obligated to register, any shares of Stock or other securities issuable pursuant to the Plan pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or a SAR or the issuance of shares of Stock or other securities issuable pursuant to the Plan or any Award to comply with any Applicable Laws. As to any jurisdiction that expressly imposes the requirement that an Option or SAR that may be settled in shares of Stock shall not be exercisable until the shares of Stock subject to such Option or SAR are registered under the securities laws thereof or are exempt from such registration, the exercise of such Option or SAR under circumstances in which the laws of such jurisdiction apply shall be deemed to be conditioned on the effectiveness of such registration or the availability of such an exemption.

13.2 Rule 16b-3. During any time when the Company has any class of common equity securities registered under Exchange Act § 12, it is the intention of the Company that Awards pursuant to the Plan and the exercise of Options and SARs that would otherwise be subject to Exchange Act § 16(b) shall qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, such provision or action shall be deemed inoperative with respect to such Awards to the extent permitted by Applicable Laws and deemed advisable by the Committee and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify the Plan in any respect necessary or advisable in its judgment to satisfy the requirements of or to permit the Company to avail itself of the benefits of the revised exemption or its replacement.

14. EFFECT OF CHANGES IN CAPITALIZATION

14.1 Changes in Stock. If the number of outstanding shares of Stock is increased or decreased or the shares of Stock are changed into or exchanged for a different number of shares or kind of Capital Stock or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse stock split, spin-off, combination of stock, exchange of stock, stock dividend or other distribution payable in capital stock or other increase or decrease in shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date, the number and kinds of shares of Capital Stock for which grants of Options and other Awards may be made under the Plan, including the Share Limit set forth in Section 4.1, which includes the number

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and kinds of issued shares of Capital Stock by which the Plan reserve may be increased annually, shall be adjusted proportionately and accordingly by the Committee. In addition, the number and kind of shares of Capital Stock for which Awards are outstanding shall be adjusted proportionately and accordingly by the Committee so that the proportionate interest of the Grantee therein immediately following such event shall, to the extent practicable, be the same as immediately before such event. Any such adjustment in outstanding Options or SARs shall not change the aggregate Option Price or SAR Price payable with respect to shares that are subject to the unexercised portion of such outstanding Options or SARs, as applicable, but shall include a corresponding proportionate adjustment in the per share Option Price or SAR Price, as the case may be. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary dividend, but excluding a non-extraordinary dividend, declared and paid by the Company) without receipt of consideration by the Company, the Board or the Committee constituted pursuant to Section 3.1.2 shall, in such manner as the Board or the Committee deems appropriate, adjust the number and kind of shares of Capital Stock subject to outstanding Awards and the aggregate and per share Option Price of outstanding Options and the aggregate and per share SAR Price of outstanding SARs as required to reflect such distribution.

14.2 Transactions That Do Not Constitute a Change in Control. Subject to Section 14.3, if the Company is the surviving entity in any reorganization, merger or consolidation of the Company with one or more other entities that does not constitute a Change in Control, any Award granted pursuant to the Plan shall pertain to and apply to the Capital Stock to which a holder of the number of shares of Stock subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, with a corresponding proportionate adjustment of the per share Option Price or SAR Price of any outstanding Option or SAR so that the aggregate Option Price or SAR Price thereafter shall be the same as the aggregate Option Price or SAR Price of the shares of Stock remaining subject to the Option or SAR as in effect immediately prior to such reorganization, merger or consolidation. Subject to any contrary language in an Award Agreement, any restrictions applicable to such Award shall apply as well to any replacement shares of Capital Stock subject to such Award received by the Grantee as a result of such reorganization, merger or consolidation. In the event of any reorganization, merger or consolidation of the Company referred to in this Section 14.2, any Awards subject to vesting, exercisability or settlement based on the achievement of performance goals shall be adjusted (including any adjustment to the performance goals applicable to such Awards deemed appropriate by the Committee) so as to apply to the Capital Stock that a holder of the number of shares of Stock subject to such Awards would have been entitled to receive immediately following such reorganization, merger or consolidation.

14.3 Change in Control in which Awards are not Assumed. Except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed or continued, the following provisions shall apply to such Awards, to the extent not assumed or continued:

(a) Immediately prior to the occurrence of such Change in Control, in each case with the exception of Awards subject to vesting, exercisability or settlement based on the achievement of performance goals, all outstanding shares of Restricted Stock and all RSUs shall be deemed to have vested, all shares of Stock or cash subject to such Awards shall be delivered and either or both of the following actions shall be taken:

(i) At least 15 days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding under the Plan shall become immediately exercisable and shall remain exercisable for a period of 15 days. Any exercise of an Option or SAR during this 15-day period shall be conditioned on the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof. Upon consummation of such Change in Control, the Plan and all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with Section 14.3(a)(ii)) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders.

(ii) The Committee may elect, in its sole discretion, to cancel any outstanding Awards of Options, SARs, Restricted Stock or RSUs and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or Capital Stock having a value (as determined by the Committee acting in good faith), in the case of Restricted Stock or RSUs, equal to the formula or fixed price per share paid to holders of shares of Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Stock

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subject to such Options or SARs multiplied by the amount, if any, by which (1) the formula or fixed price per share paid to holders of shares of Stock pursuant to such transaction exceeds (2) the Option Price or SAR Price applicable to such Options or SARs.

(b) For Awards subject to vesting, exercisability or settlement based on the achievement of performance goals, actual performance to date shall be determined as of a date reasonably proximate to the date of consummation of the Change in Control as determined by the Committee, in its sole discretion, and that level of performance thus determined shall be treated as achieved immediately prior to occurrence of the Change in Control. For purposes of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Awards shall be treated as though the target performance has been achieved. After application of this Section 14.3(b), if any Awards arise from application of this Article 14, such Awards shall be settled under the applicable provision of Section 14.3(a).

(c) Other Equity-Based Awards shall be governed by the terms of the applicable Award Agreement.

14.4 Change in Control in which Awards are Assumed. Except as otherwise provided in the applicable Award Agreement, upon the occurrence of a Change in Control in which outstanding Awards are being assumed or continued, the Plan and the Options, SARs, Restricted Stock, RSUs and Other Equity-Based Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Options, SARs, Restricted Stock, RSUs and Other Equity-Based Awards or for the substitution for such Options, SARs, Restricted Stock, RSUs and Other Equity-Based Awards of new stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards relating to the Capital Stock of a successor entity or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.

14.5 Adjustments. Adjustments under this Article 14 related to shares of Stock or other Capital Stock of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share. The Committee may provide in the applicable Award Agreement as of the Grant Date for different provisions to apply to an Award in place of those provided in Sections 14.1, 14.2, 14.3 and 14.4. This Article 14 shall not limit the Committee’s ability to provide for alternative treatment of Awards outstanding under the Plan in the event of a change in control event involving the Company that is not a Change in Control.

14.6 No Limitations on Company. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets (including all or any part of the business or assets of any Subsidiary or other Affiliate) or to engage in any other transaction or activity.

15. PARACHUTE LIMITATIONS

If any Grantee is a disqualified individual as defined in Code § 280G(c), then, notwithstanding any other provision of the Plan or of any Other Agreement to the contrary and notwithstanding any Benefit Arrangement, any right of such Grantee to any exercise, vesting, payment or benefit under the Plan shall be reduced or eliminated (a) to the extent that such right to exercise, vesting, payment or benefit, taking into account all other rights, payments or benefits to or for the Grantee under the Plan, all Other Agreements and all Benefit Arrangements, would cause any exercise, vesting, payment or benefit to such Grantee under the Plan to be considered a parachute payment (as defined by Code § 280G(b)(2)) and (b) if, as a result of receiving such parachute payment, the aggregate after-tax amounts received by the Grantee from the Company under the Plan, all Other Agreements and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Grantee without causing any such payment or benefit to be considered a parachute payment.

Except as required by Code § 409A or to the extent that Code § 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments or benefits under the Plan, all Other Agreements and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such

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rights, payments or benefits be considered a parachute payment. To the extent any payment or benefit constitutes deferred compensation under Code § 409A, to comply with Code § 409A, except as otherwise provided in an applicable agreement between a Grantee and the Company or an Affiliate, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Awards subject to vesting, exercisability or settlement based on the achievement of performance goals, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or RSUs, then by reducing or eliminating any other remaining parachute payments.

16. GENERAL PROVISIONS

16.1 Disclaimer of Rights. No provision in the Plan, any Award, or any Award Agreement shall be construed (a) to confer on any individual the right to remain in the Service of the Company or an Affiliate, (b) to interfere in any way with any contractual or other right or authority of the Company or an Affiliate either to increase or decrease the compensation or other payments to any Person at any time, or (c) to terminate any Service or other relationship between any Person and the Company or an Affiliate. In addition, notwithstanding any provision of the Plan to the contrary, unless otherwise stated in the applicable Award Agreement, in another agreement with the Grantee, or otherwise in writing, no Award granted under the Plan shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to provide Service. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts provided herein, in the manner and under the conditions prescribed herein. The Plan and Awards shall in no way be interpreted to require the Company to transfer any amounts to a third-party trustee or otherwise to hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms of the Plan.

16.2 Nonexclusivity of the Plan. Neither the adoption of the Plan nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the right and authority of the Board or the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to one or more classes of individuals or specifically to one or more particular individuals) as the Board or the Committee in their discretion determine desirable.

16.3 Withholding Taxes. The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state, local or foreign taxes of any kind required by Applicable Laws to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Stock upon the exercise of an Option or SAR, settlement of a RSU or pursuant to any other Award. At the time of such vesting, lapse of restrictions, exercise or settlement, the Grantee shall pay in cash to the Company or an Affiliate, as the case may be, any amount that the Company or such Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. If there is a same-day sale of shares of Stock subject to an Award, the Grantee shall pay such withholding obligation on the day on which such same-day sale is completed. Subject to the prior approval of the Company or an Affiliate, which may be withheld by the Company or such Affiliate, as the case may be, in its sole discretion, the Grantee may elect to satisfy such withholding obligation, in whole or in part, by causing the Company or such Affiliate to withhold shares of Stock otherwise issuable to the Grantee or by delivering to the Company or such Affiliate shares of Stock already owned by the Grantee. The shares of Stock so withheld or delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Company or such Affiliate as of the date on which the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 16.3 may satisfy such Grantee’s withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The maximum number of shares of Stock that may be withheld from any Award to satisfy any federal, state, local or foreign tax withholding requirements upon the exercise, vesting, lapse of restrictions or settlement applicable to any Award or payment of shares of Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company or the applicable Affiliate to be withheld and paid to any such federal, state, local or foreign taxing authority with respect to such exercise, vesting, lapse of restrictions, settlement or payment of shares of Stock. However, for so long as Accounting Standards Update 2016-09 or a similar rule remains in effect, the Board or the Committee has full discretion to choose, or to allow a Grantee to elect, to withhold a number of Shares having an aggregate Fair Market Value that is greater than the applicable minimum statutory

Annex H-17

required withholding obligation (but such withholding may in no event be in excess of the maximum required statutory withholding amounts in such Grantee’s relevant tax jurisdiction).

16.4 Captions. The use of captions in the Plan or any Award Agreement is for convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

16.5 Construction. Unless the context otherwise requires, all references in the Plan to “including” shall mean “including without limitation.”

16.6 Other Provisions. Each Award granted under the Plan may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

16.7 Number and Gender. With respect to words used in the Plan, the singular form shall include the plural form, and the masculine gender shall include the feminine gender, as the context requires.

16.8 Severability. If any provision of the Plan or any Award Agreement is determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions of the Plan and Award Agreement shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.9 Governing Law. The Plan and the instruments evidencing the Awards shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan and the instruments evidencing any Awards to the substantive laws of any other jurisdiction.

16.10 Foreign Jurisdictions. To the extent the Committee determines that the material terms set by the Committee imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee shall have the authority and discretion to modify those terms and provide for such additional terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of the Plan as in effect for any other purposes. The special terms and any sub-plans, appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

16.11 Language. If the Plan or any other document related to the Plan is translated into a language other than English, and if the translated version is different from the English version, the English language version shall take precedence. By acceptance of the Award, the Participant confirms having read and understood the documents relating to the Plan that were provided in English, including, without limitation, the Plan and the Award Agreement, and waives any requirement for the Company or its Affiliates to provide these documents in any other language.

16.12 Code § 409A. The Plan is intended to comply with Code § 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance with Code § 409A. Any payments described in the Plan that are due within the short-term deferral period as defined under Code § 409A shall not be treated as deferred compensation unless Applicable Laws require otherwise. Any grant of an Option or SAR pursuant to the Plan is intended to comply with the “stock rights” exemption from Code § 409A. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code § 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier).

Furthermore, notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code § 409A, and pursuant to which settlement and delivery of the cash or shares of Stock subject to the Award is triggered based on a Change in Control, in no event shall a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation

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§ 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code § 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code § 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code § 409A.

Notwithstanding the foregoing, neither the Company nor the Committee shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Code § 409A, and neither the Company or an Affiliate nor the Board or the Committee shall have any liability to any Grantee for such tax or penalty.

16.13 Limitation on Liability. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or any Award Agreement. Notwithstanding any provision of the Plan to the contrary, neither the Company, an Affiliate, the Board, the Committee nor any person acting on behalf of the Company, an Affiliate, the Board or the Committee shall be liable to any Grantee or to the estate or beneficiary of any Grantee or to any other holder of an Award under the Plan by reason of any acceleration of income or any additional tax (including any interest and penalties), asserted by reason of the failure of an Award to satisfy the requirements of Code §§ 422 or 409A, by reason of Code § 4999 or otherwise asserted with respect to the Award, provided, that this Section 16.13 shall not affect any of the rights or obligations set forth in an applicable agreement between the Grantee and the Company or an Affiliate.

[Remainder of Page Intentionally Left Blank]

Annex H-19

Annex I

September 17, 2024

M&A Committee of the
Board of Directors of
Bellevue Life Sciences Acquisition Corp.

We hereby consent to the inclusion of our opinion letter, dated September 17, 2024, to the M&A Committee and the Board of Directors of Bellevue Life Sciences Acquisition Corp. as Annex H to, and to the references to such opinion in, the proxy statement/prospectus of Bellevue Life Sciences Acquisition Corp., which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Bellevue Life Sciences Acquisition Corp.

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Myung Seok Chae

Choloc Asset Investment Advisory Co., Ltd.

Dear Sirs:

Choloc Asset Investment Advisory Co., Ltd. (“Choloc”) has been mandated by the M&A committee of the Board of Directors (the “M&A Committee”) of Bellevue Life Sciences Acquisition Corp. (“BLAC”), to provide an independent opinion to the M&A committee in connection with the Aggregate Consideration to be paid to the stockholders of OSR Holdings Co., Ltd. (“OSR” or the “Company”) in the contemplated share exchange transaction between BLAC and the stockholders of OSR (the “Transaction” or the “Business Combination”) pursuant to the Amended and Restated Business Combination Agreement dated May 23, 2024 executed between BLAC and OSR (the “Business Combination Agreement”). Capitalized terms used but not defined herein, have the meanings assigned to them in the Business Combination Agreement.

The Company is a healthcare holding company headquartered in South Korea utilizing a “Hub-and-Spoke” business model with centralized portfolio management team (at the parent company) through which it conducts operations through three subsidiary entities which are emerging biotech and medtech companies in South Korea as well as in Switzerland.

Table of Content

1. No conflict of interest

2. Scope of the Fairness Opinion

3. The Transaction subject to the Fairness Opinion

4. OSR business model and comparable companies

5. Fairness Opinion in connection with the Investment Criteria

6. Fairness Opinion in connection with the Value of the Aggregate Consideration

1.    No conflict of interest

Choloc has no present or contemplated material interest in the business or assets that are the subject of this report and has never received any form of compensation from OSR in the past. We have no personal interest or bias with respect to the subject matter of this report or the parties involved. In accordance with recognized professional ethics,

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the professional fee for this service is not contingent upon Choloc’s conclusion of value or the consummation of the Transaction, and neither Choloc nor any of its employees has a present or intended financial interest in BLAC, OSR or any of their respective subsidiaries or affiliates.

2.    Scope of the Fairness Opinion

The M&A Committee has requested that Choloc provide a fairness opinion to the M&A Committee as to whether, as of the date hereof, the Aggregate Consideration to be paid in the Transaction is fair from a financial perspective to the public stockholders of BLAC and as per the Investment Criteria (as defined below), based on our knowledge of the early-stage life sciences market. We refer to such opinion herein as the “Fairness Opinion”.

The Fairness Opinion is directed only to the M&A Committee, and, by extension, the Board or Directors of BLAC and addresses only the fairness of the Transaction from a financial perspective and as per the Investment Criteria, based on our knowledge of the early-stage life sciences market. The Fairness Opinion is made as the date hereof, and Choloc is not required to update this Fairness Opinion as of a later date, anything to the contrary contained herein notwithstanding.

The Fairness Opinion does not provide any view or opinion as to the price or range of prices at which the BLAC shares may trade or otherwise be transferable at any time before or after consummation of the Transaction.

The Fairness Opinion is limited to our field of expertise and does not purport to be all-inclusive or to contain all of the information the public stockholders of BLAC may desire. No opinion is expressed for matters that require legal, accounting, tax, scientific, intellectual property or specialized expertise, investigation, or knowledge beyond that customarily employed by firms engaged in the business of rendering valuation opinions.

The Fairness Opinion does not address the underlying business decision to proceed with the Transaction, or the merits of the Business Combination as compared to any alternative business strategies and does not constitute a recommendation to any stakeholders as individuals or as a class.

The Fairness Opinion is based on and subject to the scope and assumptions set forth herein and relies on information about OSR which contains forward looking statements, assumptions and estimates with respect to the projected future business conduct and performance of OSR’s subsidiaries and assets which translates into valuation ranges that are not necessarily indicative of actual values or predictive of future results or values. Actual results will vary from the projections and such variations may be material. No representations are made as to the accuracy of such statements, estimates or projections. There is no guarantee that any of these estimates will be achieved.

This Fairness Opinion is furnished for the use of the M&A Committee (in its capacity as such) in connection with the Transaction. It is not to be used, circulated, quoted, reprinted, or otherwise referred to (either in its entirety or through excerpts or summaries) for any other purposes, without prior written consent of Choloc.

In connection with this Fairness Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

•        Reviewed the final prospectus of BLAC dated February 9, 2023 (the “Prospectus”) as filed with the U.S. Securities and Exchange Commission on February 13, 2024 (File No. 333-264597);

•        reviewed the Korean affiliate of a global accounting firm (“AF”) projected revenue and expenses model (rNPV analysis) for Vaximm;

•        reviewed AF’s projected revenue and expenses model (rNPV analysis) for Darnatein;

•        reviewed Ghilin Accounting Corp.’s DCF analysis and valuation model for RMC Co. Ltd. (“RMC”);

•        reviewed comparable public and privately-held company analysis provided by the M&A Committee;

•        researched and analyzed recent deal activities in the biopharma field (i.e., asset, equity, tech access, collaboration, license deals) which are relevant to the assets, companies and business model of OSR;

•        researched and analyzed materials concerning sales analogs of marketed drugs specific to the assets, companies and business model of OSR;

Annex I-2

•        reviewed and analyzed data rooms content made available by OSR, containing on a per company, per asset basis, information related to scientific, IP, business model, competitive landscape, R&D and financial assumptions and capitalization table to date;

•        interviewed certain members of the management of OSR regarding the business, operations, financial conditions and prospects of OSR and its subsidiaries;

•        considered publicly available financial terms of certain transactions that we deemed to be relevant; and

•        conducted such other tests, analysis and inquiries, as we deemed necessary and appropriate under the circumstances.

We have relied upon and assumed, without independent verification, the accuracy, good faith and completeness of all data, material or other information furnished, or otherwise made available to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material, and other information. In addition, we assume that the information supplied by management of OSR and others represented a good faith effort to describe OSR’s subsidiaries and assets.

We have relied upon and assumed, without independent verification, that:

•        the representations and warranties of all parties to the Business Combination Agreement and all related documents and instruments are true and correct;

•        each party to the Business Combination Agreement will fully and timely perform all of the covenants and agreements required to be performed by such party;

•        all conditions to the consummation of the Transaction will be satisfied without waiver thereof;

•        the Transaction will be consummated in a timely manner in accordance with the Business Combination Agreement;

•        the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules, and regulations; and

•        all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions, or conditions will be imposed, or amendments, modifications or waivers made that would have an effect on the Transaction or on OSR that would be material to our analyses or this Fairness Opinion.

In conducting this engagement, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties, or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of OSR or its subsidiaries or any other party, nor were we provided with any such appraisal or evaluation except as described above. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which OSR or its subsidiaries are or may be a party or are or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which OSR or its subsidiaries are or may be a party or are or may be subject.

Unless express written notice of noncompliance is delivered and brought to the attention of Choloc, we assume that the Company is in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

3.    The Transaction subject to this Fairness Opinion

The contemplated Transaction set forth in the Business Combination Agreement is as follows:

The Aggregate Consideration will be paid solely in 24,461,214 shares of common stock of BLAC valued at $10.00 per share. Holders of a minimum of 60% of the Company Common Stock will agree to exchange their shares upon Closing of Business Combination (the “Participating Stockholders”) and the holders of the balance of the Company Common Stock will agree to exchange their shares on or after January 1, 2026 through the exercise of put/call options held by such holders of OSR Common Stock (the “Non-participating Stockholders”) and BLAC, respectively. Each share of OSR Common Stock will be exchanged for the Per Share Consideration, which is the

Annex I-3

Aggregate Consideration divided by the Company Fully Diluted Share Amount. The Aggregate Consideration Value specified in the Business Combination Agreement reflects the pre-Transaction value of OSR of approximately $244.6 million. The Aggregate Consideration is to be paid solely in shares of BLAC Common Stock and there is no component of cash or other contingent consideration as part of the Transaction.

4.    OSR Business model and Comparable Companies

OSR operates in “Hub-and-Spoke” business model with centralized portfolio management team of the holding company which owns and controls emerging biotech and medtech companies in South Korea and Switzerland. The subsidiary portfolio of OSR consists of life sciences companies developing biotherapeutics and a medical device supply chain service business.

As life sciences holding company, OSR provides centralized leadership and resources to subsidiaries across therapeutic areas, target indications and technologies.

OSR´s team is comprised of biopharma scientists, entrepreneurs, executives and employees with financial market, legal and medical industry experiences.

The following table shows some of the most prominent public comparables with the hub-and-spoke biotech model which we were able to identify from the publicly available sources (see citations below the table)

Table 1:     Market comparables with hub-and-spoke business models

	Roivant	BridgeBio	Centessa	Fortress	Nimbus	PureTech
Founding (HQ)	2014 (Basel, Switzerland)	2015 (Palo Alto, California)	2020 (Cambridge, Massachusetts)	2006 (New York, New York)	2009 (Cambridge, Massachusetts)	2005 (Boston, Massachusetts)
Financing	Public	Public	Public	Public	Private	Public
Formation	Central company founded; first subsidiary (Axovant) from a GSK acquisition	Central company founded in 2017 with seven subsidiaries	Merger of 10 private biotech companies	Formed from Coronado Biosciences, a failed public biopharma	Central company founded by VC Atlas Venture and in silico drug developer Schrodinger	Central company founded with internal assets in development with partners
Enterprise focus	Diversified	Rare genetic disease	Diversified	Diversified	Diversified	Diversified
Business model	In-licenses external assets into subsidiaries Leverages proprietary tech for drug discovery, building into subsidiaries Tech can be licensed out or purchased as a service	Primarily in-licenses programs from academia Leadership redeploys capital and specialist staffing among subsidiaries based on development needs	Acquisition of single-asset or -pathway companies Acts as an accelerator for largely autonomous subsidiaries Performance-based capital allocation from centralized funds	Focused on in-licensing assets Focus on commercially undervalued, low-cost, high-growth-potential, clinical-stage assets Extensive partnerships with academia and biopharma	Computational chemistry drug discovery approach Subsidiaries are legal entities that hold the rights to a program in-licenses external early-stage assets Leverages proprietary tech for drug discovery, building into subsidiaries Historically, developed assets in subsidiaries only; now has a pipeline at the parent level

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	Roivant	BridgeBio	Centessa	Fortress	Nimbus	PureTech
Centralized resources	Management and financing activities BD expertise R&D support Operational support	Management and financing activities Operational support Regulatory support	Management and financing activities BD expertise R&D support Operational support Regulatory support	Management and financing activities BD expertise	Management and financing activities Operational support	Management and financing activities BD expertise R&D support
Subsidiary *number	14	~25	10	10	~5**	8
Strategic focus	TAs, modalities or platforms(incl. non-pharma adjacencies)	Genetic or rare diseases and etiologies(e.g., some cancers)	High-value TAs or rare diseases with unmet need	TAs	Causal targets in highly prevalent human diseases	Brain- immune-gut (BIG) interface pathologies
Ownership	Mix of public and private	Private	Private	Mix of public and private	Private	Mix of public and private

____________

(Source: L.E.K Consulting “The Hub-and-Spoke Model: An Emerging Biopharma Trend”)

*        Includes partner companies as well as wholly or partially owned subsidiaries

**      Estimated based on three subsidiaries noted for Nimbus on Cortellis and two additional subsidiaries noted on clinicaltrials.gov

VC=venture capital, BD=business development, TA=therapeutic area

Note: Our market comparable analysis on OSR has taken major references from the research published by L.E.K. Consulting.

OSR continuously assesses the best pathway for each of its portfolio companies and assets, as the innovation progresses through the preclinical and clinical development process — including through internal advancement, partnerships, spin-offs, M&A trade sale or initial public offerings (IPOs).

The hub-and-spoke business model of OSR incorporates best practices from venture capital and big pharma and typically provides benefits for the parent, its subsidiaries and its investors, including

1)      Specialization and Focus

•        Core Expertise (Hub): The central hub (the “Holdco”) focuses on core competencies such as strategic decision-making on R&D investments or partnering activities, regulatory affairs, and corporate governance. This allows the hub to develop deep expertise and maintain high standards in these critical areas.

•        Focused Operations (Spokes): Spokes can specialize in specific areas such as clinical trials, manufacturing, or specific therapeutic areas, allowing them to operate more efficiently and effectively.

2)      Resource Optimization

•        Efficient Resource Allocation: Resources such as capital, personnel, and technology can be allocated more effectively. The hub manages strategic resources while spokes focus on operational execution.

•        Cost-Effectiveness: By centralizing high-cost functions such as R&Ds in the hub and outsourcing or decentralizing other functions to spokes or external partners such as CROs, companies can reduce overhead costs and avoid redundancy.

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3)      Flexibility and Scalability

•        Adaptability: The model allows for rapid adaptation to changing market conditions, regulatory landscapes, and technological advancements. Spokes can be added, modified, or removed without disrupting the entire organization.

•        Scalability: As the company grows, additional spokes can be established to handle new projects or enter new markets, allowing for scalable growth without overwhelming the central hub.

4)      Risk Management

•        Risk Diversification: By spreading activities across multiple spokes, the company can mitigate risks. Issues in one spoke do not necessarily affect the entire organization, which helps in managing operational and financial risks.

•        Focused Risk Mitigation: The hub can focus on strategic risk management, ensuring that the company’s overall direction is safeguarded, while spokes can manage operational risks specific to their activities.

5)      Innovation and Collaboration

•        Enhanced Innovation: The hub can focus on driving innovation through advanced R&D, while spokes can implement and refine these innovations in real-world applications, creating a feedback loop that enhances overall innovation.

•        Collaborative Synergies: Spokes can collaborate with external partners, including academic institutions, research organizations, and other biotech companies in their own fields of expertise and/or strategic interests, to leverage external expertise and resources, fostering a collaborative environment.

6)      Speed to Market

•        Accelerated Development: By decentralizing operational tasks to specialized spokes, companies can streamline processes and accelerate the development and commercialization of products.

•        Regulatory Efficiency: The hub can focus on navigating complex regulatory environments, ensuring that spokes comply with necessary regulations, which can expedite approvals and market entry.

7)      Market Reach and Customer Focus

•        Localized Operations: Spokes can be established in different geographic regions, allowing the company to tap into local markets, understand regional customer needs, and tailor products and services accordingly.

•        Customer-Centric Approach: Spokes can focus on specific customer segments or therapeutic areas, ensuring that their operations are closely aligned with customer needs and preferences.

In summary, the hub-and-spoke biotech business model can offer competitive advantages in the above listed areas when properly equipped with capable management and sufficient capital. It is our assessment that OSR’s management team has the right capabilities in terms of professional experiences and track records in the capital market, M&A, private equity/venture capital and legal industries, as well as the scientific and clinical development backgrounds and experiences held by the subsidiary founders and management, in order to deploy successfully the hub-and-spoke biotech business model.

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5.    Fairness Opinion in connection with the Investment Criteria

The BLAC Prospectus refers to the following Investment Criteria (“Investment Criteria”):

We are focused on companies developing the next generation of biologics which include therapeutic antibodies, engineered protein and enzyme drugs, cellular therapies, engineered viruses and bacteria, and DNA- and RNA-modifying technologies, using advanced molecular biology and biochemistry. We will consider companies with pipeline programs in clinical “Proof-of-Concept” studies (often from Phase 1 to 2a) to develop novel medicines to address diseases which cannot yet be cured or sufficiently managed.

We seek to create stockholder value by leveraging our management’s and its advisors’ experience and network to efficiently guide an emerging biotech company towards clinical advancement of key assets in their pipeline while helping to secure licensing deals and partnerships with major pharmaceutical companies globally. Consistent with our strategy, we have established the following general criteria and guidelines that we believe are important in evaluating prospective target businesses. While we intend to use these criteria and guidelines in evaluating prospective businesses, from time-to-time, we may deviate from these criteria and guidelines should we see fit to do so:

Biopharmaceutical Company Poised for Rapid Growth

We intend primarily to seek the acquisition of one or more biotherapeutics companies in clinical stage development with a total equity value of greater than 5 to 6 times the amount of the proceeds of this offering. We believe that there are a substantial number of potential target businesses with appropriate valuations that can benefit from a public listing and new capital for growth to support business development and/or to advance clinical programs. We do not intend to acquire a preclinical stage company without human data.

Focus on Innovation

We expect to identify target companies that are typically cash flow negative as they are in the business of scientific research and clinical development. We expect that our list of potential targets will be comprised of companies focused on innovation that are poised to be disruptive in biologics with the potential to become a “game changer” once a drug candidate is approved and commercialized. A prospective target should either use an innovative technology platform or aim to address novel disease targets (or mechanisms) or both. Novel technology platforms will involve, in most cases, new biologic drug formats or significant improvements to existing ones. In some cases, this may also include improved screening platforms or other technologies that significantly facilitate the drug development process. Depending on their nature, novel targets can be addressed either with novel or with existing drug formats, including chemical compounds. We will deprioritize investments in companies that focus on generic or biosimilar versions of existing drugs.

Attractive Risk-Adjusted Equity Returns (Potential Upside Weighed Against Any Identified Downside Risks)

We intend to seek target companies that should offer attractive risk-adjusted equity returns for our stockholders. We intend to seek to acquire a target on terms and in a manner that leverages our experience. We expect to evaluate companies based on the potential to successfully achieve regulatory approval and to commercialize their product(s). We also expect to evaluate financial returns based on (i) risk-adjusted peak sales potential (ii) the overall market potential of pipeline products and/or the scientific platform(s) (iii) the ability to achieve systematic cost savings, (iv) the ability to accelerate growth via multiple shots on goal, and (v) the prospects for creating value through other value creation initiatives. Potential upside, for example, from the growth in the target business’ earnings or an improved capital structure, will be weighed against identified downside risks.

Opportunities to Unlock and Maximize Value from Underappreciated Situation

We will focus on target companies that exhibit unrecognized value or other characteristics that we believe have been misevaluated by the marketplace based on company-specific analyses and due diligence. For a potential target company, this process will include, among other things, a review and analysis of the company’s technology platform

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and/or licensed technologies, intellectual property (“IP”) position, preclinical and any clinical data, potential for operational improvements, manufacturing competitiveness, corporate governance, pharmaceutical partners or scientific collaborators, customers, material contracts, and industry needs and trends. We intend to leverage our team’s collective operational experience and disciplined investment approach to identify opportunities to unlock and maximize value.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular initial business combination may be based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that our management may deem relevant.

From our review, OSR’s pipeline of assets primarily consists of biologics, including DNA cancer vaccines, engineered (“design-augmented”) chimeric protein. Certain assets include technology/research platforms geared toward target engagement and increased therapeutic index, which can be seen as a novel approach as well as in view of greater precision medicine. In this respect, the OSR franchise and portfolio fits the Investment Criteria.

Each OSR asset is geared toward a specific unmet need and technology approach. The OSR team is a cross-functional team with a core expertise and ecosystem adapted to the current type and stage of assets in its portfolio. Consequently, we find that it is fair to consider that the OSR business corresponds to the Investment Criteria of BLAC.

6.    Fairness Opinion in connection with the Value of the Aggregate Consideration

Novel, innovative and potentially commercially-viable biomedical products in research and clinical development are inherently difficult to make accurate fair valuation estimates. Results in drug developments are often binary. Novel pharmaceutical products in development are heterogeneous, often with unique benefits and adverse features, meaning that there are often no useful, direct comparables. Also, these product development projects provide no reasonable periodic income or profit that can be capitalized at an objective yield or multiple. Trying to predict the probability and financial impact of achieving key development milestones and market potential is highly speculative, even on active markets.

The business model of biotech companies requires long capital-intensive R&D periods without revenues. As a result, the value and value development of projects, pipelines and companies are event driven. The assets are mostly intangible, in the form of IP and scientific data.

The intangible nature of the assets in the biopharma industry is commonly quantified under Income-based approaches. One of the most broadly and commonly accepted methods in the industry is the rNPV (risk-adjusted Net Present Value) approach. Additionally, market-based approaches in the form of comparables and analogs, allow for the sourcing and corroboration of several assumptions, mostly at project and portfolio company level.

In estimating the total Enterprise Value of OSR, we relied on the results from multiple scenarios using rNPV method, with consistency checks using market-based comparables and analogs.

The NPV method estimates the future debt-free cash flows that an asset is expected to generate. Expected costs (cash outflows) mainly cover R&D, manufacturing, license fee payable to licensors (i.e., innovation sourced from universities or other industry players), general and administrative costs (G&A) and taxes and, in case the company is expected to commercialize the asset on its own, all cost of goods (COGs) and cost of marketing and sales (M&S). Expected revenues (cash inflows) depend on the conduction strategy and opportunities, they can be in the form of upfront, milestones and royalties in the case an asset is transferred to a third party for R&D continuation and commercialization (i.e., license of an asset), or in the form of sales may the biotech turn into a commercial-stage company with its own sales force, or in the form of service revenues. Expected revenues can also be a mix of these approaches, i.e., an asset may be conducted differently on a country-by-country basis. Expected revenues may also include grants, which is a common type of R&D subsidies in some countries and/or for some R&D field or indications (i.e., from foundations and patient associations). These future cash flows are converted to their present value equivalents using an estimated discount rate (or required rate of return).

Annex I-8

The rNPV method relies on these same principles of the NPV method, and additionally involves certain risk adjustments which more closely reflect the inherent R&D and regulatory risks of drug development. A wealth of data in the biopharma area is made publicly available to track historical LOA (Likelihood of Approval) across the R&D fields (i.e., type of molecule, of indication, of regulatory designation). These LOAs allow to account for risks at each R&D step. For this, the expected cash flow for a given risk phase is multiplied by the probability of it occurring. The discount rate in the case of rNPV is lower than in the case of NPV, as here, the R&D and regulatory risks have already been factored in.

In the case of biopharma innovation, there is typically no terminal value accounted for. However, the cash flows are computed, risk adjusted and discounted until the end of the patent-protection period of an asset.

Engagement of AF

The M&A Committee retained the Korean affiliate of a global accounting firm (“AF”) to prepare financial models based on the commercial potential of OSR’s pipeline drug candidates for Vaximm and Darnatein (based upon Target Product Profiles (TPPs) for each asset that were developed based upon the preclinical efficacy and safety that OSR and its subsidiaries have seen to date), to understand the potential levels of revenues that could be obtained if they obtained regulatory approval (including FDA approval) and were introduced into the market. AF provided estimates of revenues from each drug candidate using differing market penetration assumptions (from start to peak market shares) per each drug candidate. AF’s operating projection and the resulting rNPV models for the two drug R&D subsidiaries of OSR assumed all product candidates obtain FDA approvals (or the corresponding approvals in other countries’ markets) and are introduced into the market. OSR’s programs are either in the preclinical phase or in early PoC (proof-of-concept) clinical studies, and they will face clinical, manufacturing and regulatory hurdles as they progress through Phase 1, Phase 2 and Phase 3 trials before possible regulatory approval in the US market. AF then estimated costs relating to the development and sale of each of its drug candidates in order to derive EBITDA, after tax operating profit and free cash flow estimates for each drug candidate assuming each of its product candidates obtained regulatory approval and were introduced into the market.

The resulting free cash flow estimates were then probability-adjusted and thereafter combined to arrive at the financial projections of adjusted free cash flows of Vaximm and Darnatein, the two main subsidiaries of OSR in the drug R&D business. The probability adjustments reflected the appropriate probabilities for the therapeutic area/modality and disease indication (12.4% for immune-oncology, 8.98% for regenerative medicine, and 9.4% for protein modality) to account for clinical, manufacturing and regulatory (including FDA) approval risks in bringing a new drug candidate to market.

It is unlikely that all of OSR’s current programs will obtain FDA approval or be introduced into the market within the projected timeframes, but the probability-weighted adjustments in the rNPV analysis take into account the probability of the product candidates coming to market. It should be noted that if some or all of OSR’s current product candidates do not obtain FDA approval or other regulatory approval, or are not introduced into the market because of technical, competitive, and other impediments, its actual free cash flow will vary from the financial projections.

While OSR’s financial projections forecast that OSR may obtain profitability in the future, to the extent its programs are delayed, fail to obtain FDA approval, or are not introduced to the market, the projected financial results will be less likely to be achieved and it will take longer for OSR to obtain profitability, if it does at all.

However, OSR has a portfolio of multiple programs, not all of which have to obtain FDA approval or be introduced to the market in order for OSR to be profitable or to derive a positive exit transaction with respect to a subsidiary company. The probability adjustments made by AF to its financial projections of OSR’s free cash flow are intended to account for these factors and we considered the projections and analyses conducted by AF in our deriving own assessment and valuation outcomes.

Annex I-9

Determination of the Probabilities of Success

Most of the projects being developed by subsidiaries of OSR relate to novel therapeutical approaches, primarily in the field of immune-oncology and regenerative medicine. Based on the BIO (Biotechnology Innovation Organization) meta-study conducted between 2012 and 2020 evaluating a total of 12,728 clinical and regulatory phase transitions from 9,704 development programs, across 1,779 companies, we selected the LOA for Immuno-Oncology from the Oncology Sub-category dataset and Protein from Novel Modalities dataset, for the rNPV model assumptions of Vaximm and Darnatein respectively.

Oncology sub-category phase transition success rates and LOA

Phase Success	Phase I to II		Phase II to III		Phase III to NDA/BLA		NDA/BLA to Approval	
	POS n	Phase POS	POS n	Phase POS	POS n	Phase POS	POS n	Phase POS
Hematologic	425	50.1%	449	27.8%	120	60.0%	100	90.0%
Solid	1145	48.9%	1261	23.4%	364	42.9%	212	92.9%
IO	275	64.0%	244	40.2%	98	49.0%	62	98.4%

Likelihood of Approval	Phase I to Approval		Phase II to Approval		Phase III to Approval		NDA/BLA to Approval	
	LOA n	Phase LOA	LOA n	Phase LOA	LOA n	Phase LOA	LOA n	Phase LOA
Hematologic	1094	7.5%	669	15.0%	220	54.0%	100	90.0%
Solid	2982	4.6%	1837	9.3%	576	39.8%	212	92.9%
IO	679	12.4%	404	19.4%	160	48.2%	62	98.4%

Figure 7: Oncology sub-category phase transition success rates and LOA. The n value is the total 'Advanced or Suspended' transitions of all phases used to calculate LOA. 'POS' is the probability of successfully advancing to the next phase, whereas 'Phase LOA' is the probability of FDA approval for drugs from this phase of development. Note: Hematologic and solid tumor types are mutually exclusive categories, while the IO drug class includes transitions from across both categories, IO drugs for solid tumors had 3x the transitions as IO hematological cancers but have similar success rates. Source: Biomedtracker® and Pharmapremia®, 2020

Annex I-10

Phase transition success rates for drugs based on modality

Based on conversation with OSR management and our own research, we allocated a specific LOA set to each project to reflect their own characteristics and added early-stage chance of successes (from Discovery to IND/CTA stage).

To be noted that both subsidiary specific G&A and OSR G&A were not adjusted for risk in our models, and therefore, only discounted.

Annex I-11

Determination of the Discount Rate

The discount rate provides the hypothetical rate at which the stakeholders want their capital to accrete. There are two major classes of stakeholders, debtholders/bondholders, and stockholders. Both require compensation for the risk of their investment into a company. We reviewed the weighted average cost of capital (WACC) calculations used by AF for adequacy of the assumptions and adopted the information as provided in AF’s valuation models on Vaximm and Darnatein as follows:

WACC calculation for Darnatein

Weighted Average Cost of Capital

3	2W Median

1: 2W Avg, 2: 5M Avg, 3: 2W Med, 4: 5M Med

WACC	EY Figures	Sources
Risk free rate(Rf)	3.40%	(1) Bloomberg
Expected Market Return(En)	11.40%	(1)+(2)
Market premium(MRP)	8.00%	(2) Bloomberg
Unleveraged beta	0.97080	SEE Unlevered Beta Sheet
Equity beta(Re-levered beta)	0.97080	Computed
Size risk premium	3.35%	Micro-cap
Specific risk premium	2.00%	rNPV
Country risk premium	- %	Damodaran (240101)
Cost of Equity(Ke)	16.52%	
Cost of debt before tax benefits	10.44%	Bloomberg
Tax rate	23.10%	Korea
After-Tax Cost of Debt	8.03%	
		Interest-bearing debts (O/X)
D/(D+E)	0%	X
E/(D+E)	100%	
D/E	0.00%	
WACC	16.52%	
WACC	16.52%	Rounded

- **Risk free rate**

Spot

Spot	3.40%
3mo. Avg.	3.39%
12mo. Avg.	3.63%
24mo. Avg.	3.59%
36mo. Avg.	3.14%
60mo. Avg.	2.52%

- **Market premium**

12mo. Avg.

Spot	19.00%
3mo. Avg.	16.83%
12mo. Avg.	14.46%
36mo. Avg.	12.58%
60mo. Avg.	12.56%
120mo. Avg.	12.27%

- **Cost of debt before tax benefits**

Marginal cost of funds

Weighted average interest rate	0.00%
Marginal cost of funds	10.44%

- **Unleveraged beta**

231231

	Avg	Med
2W	1.077	1.071
5M	1.010	0.797

- **Unleveraged beta**

240331

	Avg	Med
2W	1.036	0.971
5M	1.012	0.888

- **D/E**

	Avg	Med
2W	9.2%	12.4%
5M	9.2%	12.4%

- **D/E**

	Avg	Med
2W	9.2%	12.4%
5M	9.2%	12.4%

Annex I-12

WACC calculation for Vaximm

Weighted Average Cost of Capital

3	2W Median	1: 2W Avg, 2: 5M Avg, 3: 2W Med, 4: 5M Med

WACC	EY Figures	Sources
Risk free rate(Rf)	4.20%	(1) Bloomberg
Expected Market Return(En)	10.21%	(1)+(2)
Market premium(MRP)	6.01%	(2) Bloomberg
Unleveraged beta	1.04506	SEE Unlevered Beta Sheet
Equity beta(Re-levered beta)	1.04506	Computed
Size risk premium	3.05%	Micro Cap (D&P, 2023)
Specific risk premium	2.00%	rNPV
Country risk premium	- %	Damodaran (240101)
Cost of Equity(Ke)	15.53%	
Cost of debt before tax benefits	10.44%	Bloomberg
Tax rate	24.00%	Switzerland
After-Tax Cost of Debt	7.93%	
		Interest-bearing debts (O/X)
D/(D+E)	0%	X
E/(D+E)	100%	
D/E	0.00%	
WACC	15.53%	
WACC	15.53%	Rounded

- **Risk free rate** — Spot

Spot	4.20%
3mo. Avg.	4.15%
12mo. Avg.	4.08%
24mo. Avg.	3.73%
36mo. Avg.	3.01%
60mo. Avg.	2.34%

- **Market premium** — 12mo. Avg.

Spot	5.47%
3mo. Avg.	5.71%
12mo. Avg.	6.01%
36mo. Avg.	6.81%
60mo. Avg.	7.15%
120mo. Avg.	7.23%

- **Cost of debt before tax benefits** — Marginal cost of funds

Weighted average interest rate	0.00%
Marginal cost of funds	10.44%

- **Unleveraged beta**

231231

	Avg	Med
2W	0.959	1.057
5M	0.281	0.000

- **Unleveraged beta**

240331

	Avg	Med
2W	0.893	1.045
5M	0.294	0.000

- **D/E**

	Avg	Med
2W	23.5%	0.8%
5M	54.3%	1.7%

- **D/E**

	Avg	Med
2W	23.5%	0.8%
5M	54.3%	1.7%

Determination of other inputs

In connection with this rNPV valuation work, our investigation and analysis included, but were not limited to the following:

•        Reputable industry databases, including Globaldata;

•        Reputable literature in the biopharma sector or regarding listed companies, including but not limited to publications from the Tufts University, the HBR (Harvard Business Review), publications edited by specialty editors such as Nature, The Lancet or Frontiers, and news and reports from specialty news providers in the biotech industry including but not only limited to Fierce Biotech, Endpoints News or Medscape;

•        Reports published by biotech associations and public research institutes notably, but not only, the BIO in the United States, the Swiss Biotech Association and Korea Health Industry Development Institute;

•        Publicly available information from other biotech, large biopharma companies, early-stage venture funds and specialty consultancies, listed and privately held, including but not limited to companies´ website content, reports and posters, press releases and SEC filings;

•        Broker notes and thematic publications from investment banks covering the biotech sector;

Annex I-13

•        Information, analysis and forecasts made available by OSR based on typical list of required information in view of a fairness opinion in the biotech sector;

•        In-field exposure and experience of Choloc to early and clinical stage biotech sector;

•        Exchange rates to convert all inputs into USD, notably EUR/USD, CHF/USD, and KRW/USD;

•        Other sources of research and inquiries, as we deemed necessary and appropriate under the circumstances.

Taxes

At this stage, the majority of OSR’s subsidiaries, except for RMC, are pre-revenue R&D stage and it is uncertain whether they will ever generate profits. Nonetheless, taxes are accounted for in the valuation. Taxes have been computed at company level, based on the currently known or expected headquarter country/region and depending on the conduction strategy of the assets. Some countries and regions have set specific tax rates for companies with R&D intensive companies and/or intellectual property revenues. Consequently, for each company, we computed the taxes either based on the expected corporate tax rate (i.e., revenues generated from selling services and/or products) or IP-specific tax rate (i.e., in case of renting IP like in licensing).

Guideline Public Company Method

We reviewed a comparable company analysis provided by the M&A Committee, which was prepared in collaboration with OSR Holdings. The comparable company analysis included 28 publicly traded companies (reinforced with 2 additional private-stage companies due to the importance of them in their respective categories) of which there are three categories to compare against which are i) Hub-and-Spoke model; ii) Immuno-Oncology and ii) Regenerative Medicines. Upon reviewing the analysis, we considered the relatively larger market values of the companies belonging to the Hub-and-Spoke category, as compared to the market values of the companies belonging to the other two groups, as being attributed to by the nature of the Hub-and-Spoke constituent companies’ ownerships in their own portfolios of multiple subsidiaries and assets. In the dataset provided to us, the median values for the immune-oncology and the regenerative medicine groups are $270 million and $438 million respectively, while the median for the hub-and-spoke group was $3.52 billion. The following table includes information on the comparable company analysis provided by the M&A Committee.

	Comparable Companies
($ in Millions)	Total Market Capitalization(1)	Total Enterprise Value
A. Hub and Spoke Companies
Roivant Sciences	$8,494	$3,242
BridgeBio Pharma	5,860	6,654
Centessa Pharmaceuticals	1,183	816
Fortress Biotech	38	-6
Nimbus Therapeutics(2)	10,000	10,000
PureTech Health	781	413
Peer-Group A Median	$3,522	$2,029
B. Immuno-Oncology(I/O) Companies
Anixa Biosciences	99	71
Hookipa Pharma	68	-40
Oncolytics Biotech	79	62
Genelux	172	109
Immatics	1,082	645
Immutep	276	272
CEL SCI	103	73
Greenwich LifeSciences	256	170

Annex I-14

	Comparable Companies
($ in Millions)	Total Market Capitalization(1)	Total Enterprise Value
Inovio	359	120
Northwest Biotherapeutics	618	619
Innate Pharma	186	146
Arcus Biosciences	1,717	525
Vaxcell Bio Therapeutics	347	233
Sillajen	381	321
genexine	263	265
LigaChem Biosciences	1,969	1,460
ABL Bio	947	895
MedPacto	321	179
Mendus	25	33
Ultimovacs	24	-1
Peer-Group B Median	$270	$175
C. Regenerative Medicine (DMOAD) Companies
Carmell Corporation	49	38
Kolon TissueGene	701	674
MEDIPOST	174	275
Biosplice Therapeutics(3)	12,000	11,600
Peer-Group C Median	$438	$475
B+C [I/O and DMOAD] Comparison Group(4)	$707	$649
OSR Holdings
Pre-Transaction	$245	$245
(% Discount to Peer Group)	65.4%	62.3%
Post-Transaction (100% Redemption Rate)	$268	$263
Post-Transaction (% Discount to Peer Group)	62.1%	59.4%
Post-Transaction (0% Redemption Rate)	$288	$263
Post-Transaction (% Discount to Peer Group)	59.2%	59.4%

____________

(1)      As of March 31, 2024 from publicly available data.

(2)      As of of September 6, 2023 according to PrivCo. Enterprise value is an estimate due to company data not being publicly available.

(3)      As of February 8, 2022 according to Tracxn.com. Enterprise value is an estimate due to company data not being publicly available.

(4)      “sum of the parts” valuation between I/O (representing Vaximm’s comparables) and DMOAD (representing Darnatein’s comparables) as a direct comparable to the current business portfolio of OSR consisting of Vaximm and Darnatein.

Of the three categories presented in the comparable table above, from a financial perspective, OSR is not comparable to the companies belonging to the Hub-and-Spoke category from a size and, to a lesser extent, profitability perspective, but is comparable to those companies based on the business model. By 2029, based on OSR’s projections of its revenue and profitability, OSR is expected to be similar to the Hub-and-Spoke group companies in terms of both size and profitability, more specifically Centessa Pharmaceuticals with a larger than $1 billion market capitalization and no revenue-generating history until FY2022 according to Centessa’s 2022 10-K filing1 and PureTech Health with a larger than $750 million market capitalization and between $11-to-$17 million total revenue range for the last 3 reported years (2020 – 2022), so we deem it as appropriate to use the valuations of those relatively larger companies belonging to the said group.

____________

1       Centessa Pharmaceuticals generated approximately $6.85 million in revenues and $151 million in operating losses in FY2023 according to the financial statements reported in its 10-K

Annex I-15

Conclusion

Based upon and subject to the foregoing, including the assumptions, qualifications and limitations set forth herein, it is our opinion as of the date hereof, that the Aggregate Consideration to be paid by BLAC in the Transaction is fair from a financial point of view to the public stockholders of BLAC and as per the defined Investment Criteria of BLAC.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at our Opinion, we considered the results of all of our analyses as a whole and did not attribute any particular weight to any analysis or factor considered by us. We believe that our analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying our analyses and Opinion; the range of valuations resulting from any particular analysis described above should not be taken to be Choloc’s view of the actual value of OSR.

In Schedule 1, we attached the results of AF’s analyses on OSR’s free cash flows and rNPV models on Vaximm and Darnatein which we have considered in the process of rendering our fairness opinion.

Very truly yours,

/s/ Myung Seok Chae

Choloc Asset Investment Advisory Co., Ltd.

Annex I-16

rNPV valuation model of Vaximm AG

The total enterprise value of Vaximm AG is USD 183,461,000

(Unit: USD k)	Result	Peak sales	Royalty rate
VXM 01	113,943
rGBM	21,451	24.00%	15.00%
mCRC	32,693	10.00%	15.00%
Liver Cancer	38,226	10.00%	15.00%
Schwannoma NF2	21,574	38.00%	20.00%
VXM Technology platform	69,517	5.00%	15.00%
Total	183,461

Annex I-17

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

Recurrent Glioblastoma – 1/2

The company’s estimated operating cash flows for the pipeline of recurrent glioblastoma are shown below.

Currency: USD k		FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31	FY32	FY33	FY34
Revenue							—	—	—	19,200	—	3,859	—	—	1,891	12,346	7,863
rGBM							—	—	—	19,200	—	3,859	—	—	1,891	12,346	7,863
Growth%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	-100.00%	n.a	-100.00%	n.a	n.a	552.89%	-36.32%
OPEX		—	—	—	—	—	96	1,169	6,411	3,271	3,273	2,156	2,158	2,159	905	55	56
OPEX%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	17.0%	n.a	55.9%	n.a	n.a	47.8%	0.4%	0.7%
R&D							—	1,072	6,313	3,172	3,172	2,054	2,054	2,054	798	—	—
R&D %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	16.5%	n.a	53.2%	n.a	n.a	42.2%	0.0%	0.0%
Other OPEX							96	97	98	99	100	102	103	105	107	55	56
Other OPEX %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	0.5%	n.a	2.6%	n.a	n.a	5.6%	0.4%	0.7%
EBIT		—	—	—	—	—	(96)	(1,169)	(6,411)	15,929	(3,273)	1,703	(2,158)	(2,159)	986	12,291	7,807
EBIT%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	83.0%	n.a	44.1%	n.a	n.a	52.2%	99.6%	99.3%
CIT							—	—	—	3,823	—	409	—	—	237	2,950	1,874
% of EBIT		n.a	n.a	n.a	n.a	n.a	0.0%	0.0%	0.0%	24.0%	0.0%	24.0%	0.0%	0.0%	24.0%	24.0%	24.0%
NOPLAT		—	—	—	—	—	(96)	(1,169)	(6,411)	12,106	(3,273)	1,294	(2,158)	(2,159)	750	9,341	5,933
ΔNet working capital
NWC%
Free cash flow		—	—	—	—	—	(96)	(1,169)	(6,411)	12,106	(3,273)	1,294	(2,158)	(2,159)	750	9,341	5,933
Discount Period							0.5000	1.5000	2.5000	3.5000	4.5000	5.5000	6.5000	7.5000	8.5000	9.5000	10.5000
PV Factor							0.9314	0.8080	0.7010	0.6081	0.5276	0.4577	0.3970	0.3445	0.2988	0.2592	0.2249
Present Value of FCF							(89)	(945)	(4,494)	7,362	(1,726)	592	(857)	(744)	224	2,422	1,334
rNet Present Value	21,451
Annex I-18

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

Recurrent Glioblastoma – 2/2

Currency: USD k		FY35	FY36	FY37	FY38	FY39	FY40	FY41	FY42	FY43	FY44	FY45	FY46	FY47
Revenue		13,293	18,732	24,160	24,142	24,120	24,097	24,057	24,041	20,007	15,973	11,966	7,963	3,974
rGBM		13,293	18,732	24,160	24,142	24,120	24,097	24,057	24,041	20,007	15,973	11,966	7,963	3,974
Growth%		69.06%	40.92%	28.98%	-0.07%	-0.09%	-0.09%	-0.17%	-0.07%	-16.78%	-20.16%	-25.08%	-33.45%	-50.10%
OPEX		57	57	58	59	60	61	61	62	63	64	65	65	66
OPEX%		0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%	0.4%	0.5%	0.8%	1.7%
R&D		—	—	—	—	—	—	—	—	—	—	—	—	—
R&D %		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other OPEX		57	57	58	59	60	61	61	62	63	64	65	65	66
Other OPEX %		0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%	0.4%	0.5%	0.8%	1.7%
EBIT		13,236	18,675	24,102	24,083	24,060	24,037	23,996	23,978	19,944	15,909	11,902	7,898	3,908
EBIT%		99.6%	99.7%	99.8%	99.8%	99.8%	99.7%	99.7%	99.7%	99.7%	99.6%	99.5%	99.2%	98.3%
CIT		3,177	4,482	5,784	5,780	5,774	5,769	5,759	5,755	4,787	3,818	2,856	1,896	938
% of EBIT		24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%	24.0%
NOPLAT		10,060	14,193	18,317	18,303	18,286	18,268	18,237	18,224	15,157	12,091	9,045	6,002	2,970
ΔNet working capital
NWC%
Free cash flow		10,060	14,193	18,317	18,303	18,286	18,268	18,237	18,224	15,157	12,091	9,045	6,002	2,970
Discount Period		11.5000	12.5000	13.5000	14.5000	15.5000	16.5000	17.5000	18.5000	19.5000	20.5000	21.5000	22.5000	23.5000
PV Factor		0.1951	0.1693	0.1468	0.1274	0.1105	0.0959	0.0832	0.0722	0.0626	0.0543	0.0471	0.0409	0.0355
Present Value of FCF		1,963	2,402	2,690	2,332	2,021	1,751	1,517	1,315	949	657	426	245	105
rNet Present Value	21,451

Annex I-19

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

metastatic Colorectal Cancer – 1/2

The company’s estimated operating cash flows for the pipeline of metastatic colorectal cancer are shown below.

Currency: USD k		FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31	FY32	FY33	FY34
Revenue							—	—	—	19,200	—	3,859	—	—	1,891	13,458	11,628
mCRC							—	—	—	19,200	—	3,859	—	—	1,891	13,458	11,628
Growth%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	-100.00%	n.a	-100.00%	n.a	n.a	611.70%	-13.60%
OPEX		—	—	—	—	—	96	1,169	6,411	3,271	3,273	2,156	2,158	2,159	905	55	56
OPEX%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	17.0%	n.a	55.9%	n.a	n.a	47.8%	0.4%	0.7%
R&D							—	1,072	6,313	3,172	3,172	2,054	2,054	2,054	798	—	—
R&D %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	16.5%	n.a	53.2%	n.a	n.a	42.2%	0.0%	0.0%
Other OPEX							96	97	98	99	100	102	103	105	107	55	56
Other OPEX %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	0.5%	n.a	2.6%	n.a	n.a	5.6%	0.4%	0.7%
EBIT		—	—	—	—	—	(96)	(1,169)	(6,411)	15,929	(3,273)	1,703	(2,158)	(2,159)	986	13,403	11,572
EBIT%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	83.0%	n.a	44.1%	n.a	n.a	52.2%	108.6%	147.2%

CIT							—	—	-—	3,823	—	409	—	—	237	3,217	2,777
% of EBIT		n.a	n.a	n.a	n.a	n.a	0.0%	0.0%	0.0%	24.0%	0.0%	24.0%	0.0%	0.0%	24.0%	26.2%	35.6%
NOPLAT		—	—	—	—	—	(96)	(1,169)	(6,411)	12,106	(3,273)	1,294	(2,158)	(2,159)	750	10,186	8,795
ΔNet working capital
NWC%
Free cash flow		—	—	—	—	—	(96)	(1,169)	(6,411)	12,106	(3,273)	1,294	(2,158)	(2,159)	750	10,186	8,795
Discount Period							0.5000	1.5000	2.5000	3.5000	4.5000	5.5000	6.5000	7.5000	8.5000	9.5000	10.5000
PV Factor							0.9314	0.8080	0.7010	0.6081	0.5276	0.4577	0.3970	0.3445	0.2988	0.2592	0.2249
Present Value of FCF							(89)	(945)	(4,494)	7,362	(1,726)	592	(857)	(744)	224	2,641	1,978
rNet Present Value	32,693

Annex I-20

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

metastatic Colorectal Cancer – 2/2

Currency: USD k		FY35	FY36	FY37	FY38	FY39	FY40	FY41	FY42	FY43	FY44	FY45	FY46	FY47
Revenue		19,926	28,390	37,021	37,404	37,785	38,172	38,459	38,779	32,569	26,247	19,845	13,304	6,689
mCRC		19,926	28,390	37,021	37,404	37,785	38,172	38,459	38,779	32,569	26,247	19,845	13,304	6,689
Growth%		71.36%	42.48%	30.40%	1.04%	1.02%	1.02%	0.75%	0.83%	-16.01%	-19.41%	-24.39%	-32.96%	-49.72%
OPEX		57	57	58	59	60	61	61	62	63	64	65	65	66
OPEX%		0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%	0.4%	0.5%	0.8%	1.7%
R&D		—	—	—	—	—	—	—	—	—	—	—	—	—
R&D %		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other OPEX		57	57	58	59	60	61	61	62	63	64	65	65	66
Other OPEX %		0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%	0.4%	0.5%	0.8%	1.7%
EBIT		19,869	28,332	36,962	37,345	37,725	38,112	38,397	38,717	32,506	26,183	19,781	13,239	6,623
EBIT%		149.5%	151.2%	153.0%	154.7%	156.4%	158.2%	159.6%	161.0%	162.5%	163.9%	165.3%	166.2%	166.7%
CIT		4,769	6,800	8,871	8,963	9,054	9,147	9,215	9,292	7,802	6,284	4,747	3,177	1,589
% of EBIT		36.0%	36.4%	36.8%	37.2%	37.6%	38.1%	38.4%	38.8%	39.1%	39.5%	39.9%	40.2%	40.7%
NOPLAT		15,100	21,532	28,091	28,382	28,671	28,965	29,182	29,425	24,705	19,899	15,033	10,061	5,033
ΔNet working capital
NWC%
Free cash flow		15,100	21,532	28,091	28,382	28,671	28,965	29,182	29,425	24,705	19,899	15,033	10,061	5,033
Discount Period		11.5000	12.5000	13.5000	14.5000	15.5000	16.5000	17.5000	18.5000	19.5000	20.5000	21.5000	22.5000	23.5000
PV Factor		0.1951	0.1693	0.1468	0.1274	0.1105	0.0959	0.0832	0.0722	0.0626	0.0543	0.0471	0.0409	0.0355
Present Value of FCF		2,946	3,645	4,125	3,615	3,168	2,777	2,427	2,123	1,546	1,081	708	411	178
rNet Present Value	32,693
Annex I-21

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

Liver Cancer – 1/2

The company’s estimated operating cash flows for the pipeline of liver cancer are shown below.

Currency: USD k		FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31	FY32	FY33	FY34
Revenue							—	—	—	19,200	—	3,859	—	—	1,891	14,080	13,676
Liver cancer							—	—	—	19,200	—	3,859	—	—	1,891	14,080	13,676
Growth%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	100.00%	n.a	100.00%	n.a	n.a	644.55%	-2.87%
OPEX		—	—	—	—	—	96	1,169	6,411	3,271	3,273	2,156	2,158	2,159	905	55	56
OPEX%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	17.0%	n.a	55.9%	n.a	n.a	47.8%	0.4%	0.7%
R&D							—	1,072	6,313	3,172	3,172	2,054	2,054	2,054	798	—	—
R&D %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	16.5%	n.a	53.2%	n.a	n.a	42.2%	0.0%	0.0%
Other OPEX							96	97	98	99	100	102	103	105	107	55	56
Other OPEX %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	0.5%	n.a	2.6%	n.a	n.a	5.6%	0.4%	0.7%
EBIT		—	—	—	—	—	(96)	(1,169)	(6,411)	15,929	(3,273)	1,703	(2,158)	(2,159)	986	14,024	13,620
EBIT%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	83.0%	n.a	44.1%	n.a	n.a	52.2%	113.6%	173.2%
CIT							—	—	—	3,823	—	409	—	—	237	3,366	3,269
% of EBIT		n.a	n.a	n.a	n.a	n.a	0.0%	0.0%	0.0%	24.0%	0.0%	24.0%	0.0%	0.0%	24.0%	27.4%	41.9%
NOPLAT		—	—	—	—	—	(96)	(1,169)	(6,411)	12,106	(3,273)	1,294	(2,158)	(2,159)	750	10,659	10,351
ΔNet working capital
NWC%
Free cash flow		—	—	—	—	—	(96)	(1,169)	(6,411)	12,106	(3,273)	1,294	(2,158)	(2,159)	750	10,659	10,351
Discount Period							0.5000	1.5000	2.5000	3.5000	4.5000	5.5000	6.5000	7.5000	8.5000	9.5000	10.5000
PV Factor							0.9314	0.8080	0.7010	0.6081	0.5276	0.4577	0.3970	0.3445	0.2988	0.2592	0.2249
Present Value of FCF							(89)	(945)	(4,494)	7,362	(1,726)	592	(857)	(744)	224	2,763	2,328
rNet Present Value	38,226

Annex I-22

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

Liver Cancer – 2/2

Currency: USD k		FY35	FY36	FY37	FY38	FY39	FY40	FY41	FY42	FY43	FY44	FY45	FY46	FY47
Revenue		23,441	33,397	43,550	43,993	44,431	44,878	45,189	45,556	38,247	30,805	23,287	15,615	7,853
Liver cancer		23,441	33,397	43,550	43,993	44,431	44,878	45,189	45,556	38,247	30,805	23,287	15,615	7,853
Growth%		71.40%	42.47%	30.40%	1.02%	1.00%	1.00%	0.69%	0.81%	-16.04%	-19.46%	-24.41%	-32.95%	-49.71%
OPEX		57	57	58	59	60	61	61	62	63	64	65	65	66
OPEX%		0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%	0.4%	0.5%	0.8%	1.7%
R&D		—	—	—	—	—	—	—	—	—	—	—	—	—
R&D%		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other OPEX		57	57	58	59	60	61	61	62	63	64	65	65	66
Other OPEX %		0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%	0.4%	0.5%	0.8%	1.7%
EBIT		23,384	33,340	43,492	43,934	44,372	44,817	45,127	45,494	38,184	30,742	23,223	15,550	7,786
EBIT%		175.9%	178.0%	180.0%	182.0%	184.0%	186.0%	187.6%	189.2%	190.9%	192.5%	194.1%	195.3%	195.9%
CIT		5,612	8,002	10,438	10,544	10,649	10,756	10,831	10,919	9,164	7,378	5,573	3,732	1,869
% of EBIT		42.4%	42.8%	43.3%	43.8%	44.3%	44.7%	45.1%	45.5%	45.9%	46.4%	46.8%	47.3%	47.8%
NOPLAT		17,772	25,338	33,054	33,390	33,722	34,061	34,297	34,575	29,020	23,364	17,649	11,818	5,918
ΔNet working capital
NWC%
Free cash flow		17,772	25,338	33,054	33,390	33,722	34,061	34,297	34,575	29,020	23,364	17,649	11,818	5,918
Discount Period		11.5000	12.5000	13.5000	14.5000	15.5000	16.5000	17.5000	18.5000	19.5000	20.5000	21.5000	22.5000	23.5000
PV Factor		0.1951	0.1693	0.1468	0.1274	0.1105	0.0959	0.0832	0.0722	0.0626	0.0543	0.0471	0.0409	0.0355
Present Value of FCF		3,467	4,289	4,853	4,253	3,727	3,265	2,852	2,495	1,816	1,269	831	483	210
rNet Present Value	38,226

Annex I-23

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

Schwannoma NF2 – 1/2

The company’s estimated operating cash flows for the pipeline of schwannoma NF2 are shown below.

Currency: USD k		FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31	FY32	FY33	FY34
Revenue							—	—	—	19,200	—	2,573	—	—	1,261	11,825	8,183
NF2							—	—	—	19,200	—	2,573	—	—	1,261	11,825	8,183
Growth%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	-100.00%	n.a	-100.00%	n.a	n.a	837.96%	-30.79%
OPEX		—	—	—	—	—	96	1,169	6,411	3,271	3,273	2,156	2,158	2,159	905	55	56
OPEX%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	17.0%	n.a	55.9%	n.a	n.a	47.8%	0.4%	0.7%
R&D							—	1,072	6,313	3,172	3,172	2,054	2,054	2,054	798	—	—
R&D %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	16.5%	n.a	53.2%	n.a	n.a	42.2%	0.0%	0.0%
Other OPEX							96	97	98	99	100	102	103	105	107	55	56
Other OPEX %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	0.5%	n.a	2.6%	n.a	n.a	5.6%	0.4%	0.7%
EBIT		—	—	—	—	—	(96)	(1,169)	(6,411)	15,929	(3,273)	417	(2,158)	(2,159)	356	11,769	8,127
EBIT%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	83.0%	n.a	10.8%	n.a	n.a	18.8%	95.3%	103.4%
CIT							—	—	—	3,823	—	100	—	—	85	2,825	1,951
% of EBIT		n.a	n.a	n.a	n.a	n.a	0.0%	0.0%	0.0%	24.0%	0.0%	5.9%	0.0%	0.0%	8.7%	23.0%	25.0%
NOPLAT		—	—	—	—	—	(96)	(1,169)	(6,411)	12,106	(3,273)	317	(2,158)	(2,159)	271	8,945	6,177
ΔNet working capital
NWC%
Free cash flow		—	—	—	—	—	(96)	(1,169)	(6,411)	12,106	(3,273)	317	(2,158)	(2,159)	271	8,945	6,177
Discount Period							0.5000	1.5000	2.5000	3.5000	4.5000	5.5000	6.5000	7.5000	8.5000	9.5000	10.5000
PV Factor							0.9314	0.8080	0.7010	0.6081	0.5276	0.4577	0.3970	0.3445	0.2988	0.2592	0.2249
Present Value of FCF							(89)	(945)	(4,494)	7,362	(1,726)	145	(857)	(744)	81	2,319	1,389
rNet Present Value	21,574
Annex I-24

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

Schwannoma NF2 – 2/2

Currency: USD k		FY35	FY36	FY37	FY38	FY39	FY40	FY41	FY42	FY43	FY44	FY45	FY46	FY47
Revenue		13,836	19,500	25,154	25,137	25,117	25,096	25,056	25,041	20,842	16,641	12,468	8,298	4,141
NF2		13,836	19,500	25,154	25,137	25,117	25,096	25,056	25,041	20,842	16,641	12,468	8,298	4,141
Growth%		69.08%	40.94%	28.99%	-0.06%	-0.08%	-0.08%	-0.16%	-0.06%	-16.77%	-20.16%	-25.08%	-33.45%	-50.09%
OPEX		57	57	58	59	60	61	61	62	63	64	65	65	66
OPEX%		0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%	0.4%	0.5%	0.8%	1.7%
R&D		—	—	—	—	—	—	—	—	—	—	—	—	—
R&D %		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other OPEX		57	57	58	59	60	61	61	62	63	64	65	65	66
Other OPEX %		0.4%	0.3%	0.2%	0.2%	0.2%	0.3%	0.3%	0.3%	0.3%	0.4%	0.5%	0.8%	1.7%
EBIT		13,779	19,443	25,095	25,078	25,057	25,035	24,994	24,979	20,779	16,577	12,403	8,232	4,075
EBIT%		103.7%	103.8%	103.9%	103.9%	103.9%	103.9%	103.9%	103.9%	103.9%	103.8%	103.7%	103.4%	102.5%
CIT		3,307	4,666	6,023	6,019	6,014	6,008	5,999	5,995	4,987	3,978	2,977	1,976	978
% of EBIT		25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%	25.0%
NOPLAT		10,472	14,777	19,072	19,060	19,043	19,027	18,996	18,984	15,792	12,598	9,427	6,257	3,097
ΔNet working capital
NWC%
Free cash flow		10,472	14,777	19,072	19,060	19,043	19,027	18,996	18,984	15,792	12,598	9,427	6,257	3,097
Discount Period		11.5000	12.5000	13.5000	14.5000	15.5000	16.5000	17.5000	18.5000	19.5000	20.5000	21.5000	22.5000	23.5000
PV Factor		0.1951	0.1693	0.1468	0.1274	0.1105	0.0959	0.0832	0.0722	0.0626	0.0543	0.0471	0.0409	0.0355
Present Value of FCF		2,043	2,501	2,801	2,428	2,104	1,824	1,580	1,370	988	684	444	256	110
rNet Present Value	21,574

Estimating Future Cash Flows to Calculate Enterprise Value Vaximm AG

Technology Platform

A valuation projection for the company’s technology platform is shown below.

Currency: USD k	Y1	Y2	Y3	Y4	Y5	Y6
Value	28,486	28,486	28,486	—	—	—
VXM Technology Platform	28,486	28,486	28,486	—	—	—
Number of Project VXM	1	1	1
Value-added to pipeline	28,486	28,486	28,486	—	—	—
Discount Period	0.5000	1.5000	2.5000	3.5000	4.5000	5.5000
PV Factor	0.9314	0.8080	0.7010	0.6081	0.5276	0.4577
Present Value of FCF	26,532	23,017	19,968	—	—	—
rNet Present Value	69,517

Annex I-25

rNPV valuation model of Darnatein Co., Ltd.

The total enterprise value of Darnatein is USD 104,417,000

(Unit: USD k)	Amount
Darnatein’s Enterprise Value	104,417,000

Estimating Future Cash Flows to Calculate Enterprise Value Darnatein Co., Ltd.
DRT 101 (Osteoarthritis) - 1/3

The company’s estimated operating cash flows for the pipeline of osteoarthritis are shown below.

Currency: USD k		FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31	FY32
Revenue							—	—	—	—	—	10,360	51,800	41,440	3,658
Growth%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	400.00%	-20.00%	-91.17%
OPEX		—	—	—	—	—	7,733	8,573	17,225	9,439	7,952	6,960	2,956	2,451	575
OPEX%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	67.2%	5.7%	5.9%	15.7%
R&D							7,441	8,268	16,908	9,110	7,612	6,089	—	—	—
R&D%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	58.8%	0.0%	0.0%	0.0%
Other OPEX							291	305	317	329	341	871	2,956	2,451	575
Other OPEX%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	8.4%	5.7%	5.9%	15.7%
EBIT		—	—	—	—	—	(7,733)	(8,573)	(17,225)	(9,439)	(7,952)	3,400	48,845	38,990	3,083
EBIT%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	32.8%	94.3%	94.1%	84.3%
CIT							—	—	—	—	—	785	11,283	9,007	712
% of EBIT		n.a	n.a	n.a	n.a	n.a	0.0%	0.0%	0.0%	0.0%	0.0%	23.1%	23.1%	23.1%	23.1%
NOPLAT		—	—	—	—	—	(7,733)	(8,573)	(17,225)	(9,439)	(7,952)	2,615	37,562	29,983	2,371
ΔNet working capital
NWC%
Free cash flow		—	—	—	—	—	(7,733)	(8,573)	(17,225)	(9,439)	(7,952)	2,615	37,562	29,983	2,371
Discount Period							0.5000	1.5000	2.5000	3.5000	4.5000	5.5000	6.5000	7.5000	8.5000
PV Factor							0.9241	0.7893	0.6741	0.5757	0.4917	0.4199	0.3586	0.3063	0.2616
Present Value of FCF							(7,146)	(6,766)	(11,611)	(5,434)	(3,910)	1,098	13,470	9,183	620
rNet Present Value	104,147

Annex I-26

Estimating Future Cash Flows to Calculate Enterprise Value Darnatein Co., Ltd.
DRT 101 (Osteoarthritis) - 2/3

Currency: USD k		FY33	FY34	FY35	FY36	FY37	FY38	FY39	FY40	FY41	FY42	FY43	FY44
Revenue		22,793	42,718	63,460	85,043	107,492	130,836	155,100	180,314	206,506	233,706	261,945	237,664
Growth%		523.04%	87.42%	48.55%	34.01%	26.40%	21.72%	18.55%	16.26%	14.53%	13.17%	12.08%	-9.27%
OPEX		1,546	2,557	3,610	4,705	5,843	7,028	8,259	9,538	10,867	12,246	13,679	12,486
OPEX%		6.8%	6.0%	5.7%	5.5%	5.4%	5.4%	5.3%	5.3%	5.3%	5.2%	5.2%	5.3%
R&D		—	—	—	—	—	—	—	—	—	—	—	—
R&D %		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other OPEX		1,546	2,557	3,610	4,705	5,843	7,028	8,259	9,538	10,867	12,246	13,679	12,486
Other OPEX %		6.8%	6.0%	5.7%	5.5%	5.4%	5.4%	5.3%	5.3%	5.3%	5.2%	5.2%	5.3%
EBIT		21,247	40,161	59,850	80,338	101,649	123,808	146,842	170,776	195,640	221,460	248,266	225,177
EBIT%		93.2%	94.0%	94.3%	94.5%	94.6%	94.6%	94.7%	94.7%	94.7%	94.8%	94.8%	94.7%
CIT		4,908	9,277	13,825	18,558	23,481	28,600	33,920	39,449	45,193	51,157	57,349	52,016
% of EBIT		23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%
NOPLAT		16,339	30,884	46,025	61,780	78,168	95,208	112,921	131,327	150,447	170,303	190,916	173,161
ΔNet working capital
NWC%
Free cash flow		16,339	30,884	46,025	61,780	78,168	95,208	112,921	131,327	150,447	170,303	190,916	173,161
Discount Period		9.5000	10.5000	11.5000	12.5000	13.5000	14.5000	15.5000	16.5000	17.5000	18.5000	19.5000	20.5000
PV Factor		0.2234	0.1908	0.1629	0.1392	0.1188	0.1015	0.0867	0.0740	0.0632	0.0540	0.0461	0.0394
Present Value of FCF		3,650	5,892	7,499	8,597	9,290	9,664	9,789	9,722	9,512	9,196	8,805	6,820
rNet Present Value	104,147
Annex I-27

Estimating Future Cash Flows to Calculate Enterprise Value Darnatein Co., Ltd.
DRT 101 (Osteoarthritis) - 3/3

Currency: USD k		FY45	FY46	FY47	FY48	FY49	FY50	FY51
Revenue		212,264	185,710	157,965	128,990	98,747	67,195	34,294
Growth%		-10.69%	-12.51%	-14.94%	-18.34%	-23.45%	-31.95%	-48.96%
OPEX		11,239	9,934	8,571	7,147	5,661	4,110	2,493
OPEX%		5.3%	5.3%	5.4%	5.5%	5.7%	6.1%	7.3%
R&D		—	—	—	—	—	—	—
R&D%		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Other OPEX		11,239	9,934	8,571	7,147	5,661	4,110	2,493
Other OPEX %		5.3%	5.3%	5.4%	5.5%	5.7%	6.1%	7.3%
EBIT		201,026	175,776	149,394	121,843	93,086	63,085	31,800
EBIT%		94.7%	94.7%	94.6%	94.5%	94.3%	93.9%	92.7%
CIT		46,437	40,604	34,510	28,146	21,503	14,573	7,346
% of EBIT		23.1%	23.1%	23.1%	23.1%	23.1%	23.1%	23.1%
NOPLAT		154,589	135,172	114,884	93,697	71,583	48,512	24,454
ΔNet working capital
NWC%
Free cash flow		154,589	135,172	114,884	93,697	71,583	48,512	24,454
Discount Period		21.5000	22.5000	23.5000	24.5000	25.5000	26.5000	27.5000
PV Factor		0.0336	0.0287	0.0245	0.0210	0.0179	0.0153	0.0131
Present Value of FCF		5,200	3,883	2,819	1,963	1,281	741	319
rNet Present Value	104,147

Annex I-28

Estimating Future Cash Flows to Calculate Enterprise Value Darnatein Co., Ltd.

Revenue Projection from License-out : DRT 101 (Osteoarthritis) — 1/3

		FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31	FY32	FY33	FY34	FY35	FY36
Revenue		—	—	—	—	—	—	—	—	—	—	—	—	—	49,171	306,354	574,172	852,956	1,143,046
Growth%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	523.04%	87.42%	48.55%	34.01%
COGS		—	—	—	—	—	—	—	—	—	—	—	—	—	15,636	97,421	182,587	271,240	363,489
COGS%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	31.8%	31.8%	31.8%	31.8%	31.8%
Other OPEX		—	—	—	—	—	7,441	8,268	16,908	9,110	7,612	6,089	—	—	12,784	79,652	149,285	221,769	297,192
R&D		—	—	—	—	—	7,441	8,268	16,908	9,110	7,612	6,089	—	—	—	—	—	—	—
Pre-Clinical							7,441
Phase I								8,268	10,335
Phase II									6,573	6,573
Phase III										2,537	7,612	3,806
NDA												2,283
SG&A		—	—	—	—	—	—	—	—	—	—	—	—	—	12,784	79,652	149,285	221,769	297,192
Other OPEX %		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	26.0%	26.0%	26.0%	26.0%	26.0%
EBIT		—	—	—	—	—	(7,441)	(8,268)	(16,908)	(9,110)	(7,612)	(6,089)	—	—	20,750	129,281	242,301	359,948	482,365
EBIT%		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	42.2%	42.2%	42.2%	42.2%	42.2%
CIT		—	—	—	—	—	—	—	—	—	—	—	—	—	4,793	29,864	55,971	83,148	111,426
% of EBIT		n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	n.a	9.7%	9.7%	9.7%	9.7%	9.7%
NOPLAT							(7,441)	(8,268)	(16,908)	(9,110)	(7,612)	(6,089)	—	—	15,957	99,417	186,329	276,800	370,939
Discount Period							0.5000	1.5000	2.5000	3.5000	4.5000	5.5000	6.5000	7.5000	8.5000	9.5000	10.5000	11.5000	12.5000
PV Factor							0.9241	0.7893	0.6741	0.5757	0.4917	0.4199	0.3586	0.3063	0.2616	0.2234	0.1908	0.1629	0.1392
Present Value of FCF							(6,877)	(6,526)	(11,397)	(5,245)	(3,742)	(2,557)	—	—	4,174	22,209	35,549	45,101	51,618
Operating value	655,588
L/O Value (Licensor) (A)	262,235
Royalty value (*1) (B)	158,634
Upfront + Milestone (A-B)	103,601
(*1) [Royalty value]
Currency: USD k	FY19	FY20	FY21	FY22	FY23	FY24	FY25	FY26	FY27	FY28	FY29	FY30	FY31	FY32	FY33	FY34	FY35	FY36
Revenue						—	—	—	—	—	—	—	—	49,171	306,354	574,172	852,956	1,143,046
Royalty revenue						—	—	—	—	—	—	—	—	3,658	22,793	42,718	63,460	85,043
Discount Period						0.5000	1.5000	2.5000	3.5000	4.5000	5.5000	6.5000	7.5000	8.5000	9.5000	10.5000	11.5000	12.5000
PV Factor						0.9241	0.7893	0.6741	0.5757	0.4917	0.4199	0.3586	0.3063	0.2616	0.2234	0.1908	0.1629	0.1392
Present Value of FCF						—	—	—	—	—	—	—	—	957	5,092	8,150	10,340	11,834

Annex I-29

Estimating Future Cash Flows to Calculate Enterprise Value Darnatein Co., Ltd.

Revenue Projection from License-out : DRT 101 (Osteoarthritis) — 2/3

		FY37	FY38	FY39	FY40	FY41	FY42	FY43	FY44	FY45	FY46	FY47	FY48	FY49	FY50
Revenue		1,444,790	1,758,546	2,084,683	2,423,579	2,775,623	3,141,215	3,520,763	3,194,406	2,853,015	2,496,107	2,123,185	1,733,739	1,327,244	903,161
Growth%		26.40%	21.72%	18.55%	16.26%	14.53%	13.17%	12.08%	-9.27%	-10.69%	-12.51%	-14.94%	-18.34%	-23.45%	-31.95%
COGS		459,443	559,218	662,929	770,698	882,648	998,906	1,119,603	1,015,821	907,259	793,762	675,173	551,329	422,064	287,205
COGS%		31.8%	31.8%	31.8%	31.8%	31.8%	31.8%	31.8%	31.8%	31.8%	31.8%	31.8%	31.8%	31.8%	31.8%
Other OPEX		375,645	457,222	542,018	630,131	721,662	816,716	915,398	830,546	741,784	648,988	552,028	450,772	345,083	234,822
R&D		—	—	—	—	—	—	—	—	—	—	—	—	—	—
Pre-Clinical
Phase IF
Phase II
Phase III
NDA
SG&A		375,645	457,222	542,018	630,131	721,662	816,716	915,398	830,546	741,784	648,988	552,028	450,772	345,083	234,822
Other OPEX %		26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%	26.0%
EBIT		609,701	742,106	879,736	1,022,750	1,171,313	1,325,593	1,485,762	1,348,039	1,203,972	1,053,357	895,984	731,638	560,097	381,134
EBIT%		42.2%	42.2%	42.2%	42.2%	42.2%	42.2%	42.2%	42.2%	42.2%	42.2%	42.2%	42.2%	42.2%	42.2%
CIT		140,841	171,427	203,219	236,255	270,573	306,212	343,211	311,397	278,118	243,325	206,972	169,008	129,382	88,042
% of EBIT		9.7%	9.7%	9.7%	9.7%	9.7%	9.7%	9.7%	9.7%	9.7%	9.7%	9.7%	9.7%	9.7%	9.7%
NOPLAT		468,860	570,680	676,517	786,495	900,740	1,019,381	1,142,551	1,036,642	925,855	810,032	689,012	562,629	430,715	293,092
Discount Period		13.5000	14.5000	15.5000	16.5000	17.5000	18.5000	19.5000	20.5000	21.5000	22.5000	23.5000	24.5000	25.5000	26.5000
PV Factor		0.1188	0.1015	0.0867	0.0740	0.0632	0.0540	0.0461	0.0394	0.0336	0.0287	0.0245	0.0210	0.0179	0.0153
Present Value of FCF		55,722	57,924	58,644	58,226	56,951	55,045	52,691	40,829	31,143	23,271	16,905	11,789	7,708	4,479
Operating value	655,588
L/O Value (Licensor) (A)	262,235
Royalty value (*1) (B)	158,634
Upfront + Milestone (A-B)	103,601
(*1) [Royalty value]
Currency: USD k	FY37	FY38	FY39	FY40	FY41	FY42	FY43	FY44	FY45	FY46	FY47	FY48	FY49	FY50
Revenue	1,444,790	1,758,546	2,084,683	2,423,579	2,775,623	3,141,215	3,520,763	3,194,406	2,853,015	2,496,107	2,123,185	1,733,739	1,327,244	903,161
Royalty revenue	107,492	130,836	155,100	180,314	206,506	233,706	261,945	237,664	212,264	185,710	157,965	128,990	98,747	67,195
Discount Period	13.5000	14.5000	15.5000	16.5000	17.5000	18.5000	19.5000	20.5000	21.5000	22.5000	23.5000	24.5000	25.5000	26.5000
PV Factor	0.1188	0.1015	0.0867	0.0740	0.0632	0.0540	0.0461	0.0394	0.0336	0.0287	0.0245	0.0210	0.0179	0.0153
Present Value of FCF	12,775	13,280	13,445	13,349	13,057	12,620	12,080	9,361	7,140	5,335	3,876	2,703	1,767	1,027
Annex I-30

Estimating Future Cash Flows to Calculate Enterprise Value Darnatein Co., Ltd.

Revenue Projection from License-out : DRT 101 (Osteoarthritis) — 3/3

		FY51	FY52
Revenue		460,937	—
Growth%		-48.96%	-100.00%
COGS		146,578	—
COGS%		31.8%	n.a
Other OPEX		119,844	—
R&D		—	—
Pre-Clinical
Phase I
Phase II
Phase III
NDA
SG&A		119,844	—
Other OPEX %		26.0%	n.a
EBIT		194,515	—
EBIT%		42.2%	n.a
CIT		44,933	—
% of EBIT		9.7%	n.a
NOPLAT		149,582	—
Discount Period		27.5000	28.5000
PV Factor		0.0131	0.0111
Present Value of FCF		1,952	—
Operating value	655,588
L/O Value (Licensor) (A)	262,235
Royalty value (*1) (B)	158,634
Upfront + Milestone (A-B)	103,601
(*1) [Royalty value]
Currency: USD k	FY51	FY52
Revenue	460,937	—
Royalty revenue	34,294	—
Discount Period	27.5000	28.5000
PV Factor	0.0131	0.0111
Present Value of FCF	448	—

Annex I-31

DCF Valuation Results of RMC Co., Ltd.

The total enterprise value of RMC is KRW 10,275,152,809 and the Company holds 100% of the equity.

(Unit: KRW)	Amount
RMC’s Enterprise Value	10,275,152,809

Estimating Future Cash Flows to Calculate Enterprise Value RMC Co., Ltd.

The company’s estimated operating cash flows for the next five years are shown below.

	(Unit: millions of KRW, %)
Category	Applied rate	2020	2021	2022	2023	2024	2025	2026	2027	After 2028
I. Sales		2,731	2,855	4,298	5,013	5,849	6,823	7,959	9,285	10,832
Compound Annual Growth Rate(A)	16.66%		4.53%	50.55%	16.66%	16.66%	16.66%	16.66%	16.66%	16.66%
II. Cost of Goods Sold				2,868	3,346	3,904	4,554	5,313	6,198	7,230
Average cost rate (A)	66.75%
III. Selling and administrative expenses		—	—	1,017	1,195	1,309	1,438	1,583	1,749	1,938
SG&A as a percentage of revenue (annualized)		0.0%	0.0%	23.7%	23.8%	22.4%	21.1%	19.9%	18.8%	17.9%
(1) Labor expenses	4.6%			678	710	742	776	812	849	889
(2) Other expense	9.7%			338	486	567	661	771	900	1,050
IV. Operating Profit (EBITDA)				413	472	636	831	1,063	1,338	1,664
Operating margin		0.0%	0.0%	9.6%	9.4%	10.9%	12.2%	13.4%	14.4%	15.4%
Operating profit growth rate					14.4%	34.8%	30.7%	27.9%	25.9%	24.3%
V. Corporate tax effect		—	—	(69)	(82)	(118)	(161)	(212)	(272)	(344)
Effective corporate tax rate		22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%	22.0%
VI. Net Operating Profit After Tax(NOPLAT)		—	—	344	390	518	670	851	1,066	1,320
		0.0%	0.0%	8.0%	7.8%	8.9%	9.8%	10.7%	11.5%	12.2%
VII. Non-Cash Flow
Depreciation x effective income tax rate					—	—	—	—	—	—
Working capital recovery(investment)					—	—	—	—	—	—
VIII. Capital Expenditures					—	—	—	—	—	—
IX. Operating cash flow (FCF)				344	390	518	670	851	1,066	13,302
Operating cash flow to operating income ratio		0.0%	0.0%	8.0%	13.7%	12.1%	13.4%	14.6%	15.6%	167.1%
Continuous Value
Perpetual growth rate of operating cash flow	1.57%
Discount rates and present value	11.50%				0.9470	0.8494	0.7618	0.6833	0.6128	0.5804
X. The Present value (with perpetual guarantee)	10,275	—	—	—	369	440	511	582	653	7,720

Estimating Revenue and Estimating Cost of Goods Sold

Operating revenues were estimated by applying a three-year arithmetic average rate (16.66%) of the operating revenues of the past three years (2019 to 2022) to estimate future revenues, and a three-year average cost of sales rate (66.75%) of the previous three years, which resulted in the following.

	(Unit: millions of KRW)
Category	2023	2024	2025	2026	2027	After 2028
Sales	5,013	5,849	6,823	7,959	9,285	10,832
	16.66%	16.66%	16.66%	16.66%	16.66%	16.66%
Cost of sales	3,346	3,904	4,554	5,313	6,198	7,230
	66.75%	66.75%	66.74%	66.75%	66.75%	66.75%

The Company analyzed the trend of sales changes based on the past four years of financial data and calculated the arithmetic average growth rate for the three years, which was used as an estimate of the growth rate of future operating revenues. The Company’s estimate is possible if the Company maintains the average sales growth rate of the past three years and maintains the average cost of sales rate, so the Company’s estimate may differ from actual results.

Annex I-32

Estimating labor costs

The future cash flows were estimated by assuming the nominal wage growth rate in Seoul (4.6%)(*1), which is higher than the national average at the end of December 2022, as the labor cost growth rate.

(Unit: millions of KRW)
2022	2023	2024	2025	2026	2027	After 2028
678	710	742	776	812	849	889
	104.72%	104.51%	104.58%	104.64%	104.56%	104.71%

____________

(*1)    Source: Bank of Korea Economic Statistics System (ecos.bok.or.kr)

Estimating Other Operating Expenses

Based on historical financial data, we calculated the average cost-to-sales ratio for the three-year period from 2020 to 2022, and estimated future other expenses by multiplying future operating revenue by the average cost-to-sales ratio (9.69%). The estimated results are as follows.

(Unit: millions of dollars)
2023	2024	2025	2026	2027	After 2028
486	567	661	771	900	1,050

Estimating corporate tax expense

Income tax expense assumes that there are no tax adjustments in operating income, and assumes that there is no change in corporate tax rate from 2022 onward, and applies 11% for the amount below 200 million won and 22.00% for the amount above 200 million won to estimate income taxes.

Estimating Future Cash Flows

Based on the operating revenue and operating expense estimates, the estimated cash flows for each of the next years are as follows.

	(Unit: millions of KRW)
Category	Total	2023	2024	2025	2026	2027	After 2028
IV. Operating Profit (EBITDA)	6,004	472	636	831	1,063	1,338	1,664
Corporate tax expense	(1189)	(82)	(118)	(161)	(212)	(272)	(344)
VI. Net Operating Profit After Tax (NOPLAT)	4,815	390	518	670	851	1,066	1,320
Depreciation		—	—	—	—	—	—
Net Investment		—	—	—	—	—	—
IX. Operating cash flow(FCF)	16,798	390	518	670	851	1,066	13,303
Present value of cash flows (FCFF)	10,275	369	440	511	582	653	7,720

____________

(*1)    Depreciation expense and net investment in wholesalers have not been considered as the impact of income tax savings on pro forma cash flows is not material.

Discount rate estimation results

The company’s enterprise value is determined by discounting the present value of estimated future operating cash flows using the weighted average cost of capital (WACC). The discount rate is calculated to be 11.495%, which is derived from the weighted average of the cost of equity (Ke = 14.70%), calculated using the beta value of comparable publicly traded companies, and the cost of debt (Kd = 9.58%), reflecting the corporate tax savings on the yield of unsecured 5-year BBB- rated corporate bonds.

Annex I-33

Discount rate estimation contents

WACC = Kd × (1-T) × D/(D+E) + Ke × E/(D+E) = 11.495%.

(Kd: Cost of debt, Ke: Cost of equity, T: Tax rate, D: Debt, E: Equity)

Ke = Rf + (Rm-Rf)×ß = 3.73% + 10.968%×0.7291 = 11.728%

Rf: The risk-free rate of 3.73%, as published by Bloomberg on December 31, 2022.

ß: The beta value of 0.7291, used because the client company and the target company operate in similar industries, indicating similar stock price fluctuations.

Rm-Rf (market risk premium): The market risk premium of 10.97%, as published by Bloomberg at the end of December 2022.

Category	Amount	Note
Kd	12.29%	Corporate Bond (Unsecured 5 Year)BBB- 5 Year Corporate Bond Yields
Rf	3.73%	South Korea’s 10-year government bond yield courtesy of Bloomberg
Rm – Rf (Risk Premium)	10.97%	Korea Market Risk Premium powered by Bloomberg (averaged over the past year prior to the valuation date)
ß	0.7291	he beta value and target capital structure of the client company due to its industry. (debt : equity=10.99%: 89.01%)
Ke	11.73%	Cost of equity

Annex I-34

ANNEX J

FORM OF PROXY CARD

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet - QUICK EASY IMMEDIATE - 24 Hours a Day, 7 Days a Week or by Mail 2025 BELLEVUE LIFE SCIENCES ACQUISITION CORP. Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on February 12, 2025. INTERNET – www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE • DO NOT SEPARATE • INSERT IN ENVELOPE PROVIDED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS BELLEVUE LIFE SCIENCES ACQUISITION CORP. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the notice and proxy statement, dated [ ––––– ], 2025, (the “Proxy Statement”) in connection with the Special Meeting of stockholders of Bellevue Life Sciences Acquisition Corp. (the “Company”) and at any postponements or adjournments thereof (the “Meeting”) to be held 10:00 a.m. Eastern time on February 13, 2025 at 10900 NE 4TH Street, Suite 2300, Bellevue, WA, 98004, and hereby appoints Kuk Hyoun Hwang and Jun Chul Whang each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the common stock of the Company registered in the name provided, which the undersigned is entitled to vote at the Meeting and at any postponements or adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals as set forth in the proxy statement. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ALL PROPOSALS, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY. (Continued, and to be marked, dated and signed, on the other side)

Annex J-1

Important Notice Regarding the Internet Availability of Proxy Materials for the Special Meeting to be held on February 13, 2025. This notice of meeting and the accompanying Proxy Statement are available at: https://www.cstproxy.com/bellevuelifesciences/2025 PROXY CARD THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 6 AND 7 AND “FOR” ALL DIRECTOR NOMINEES SET FORTH IN PROPOSAL 5. 2025 Please mark your votes like this Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal (i) to approve the business combination (the “Business Combination”) reflected by the Amended and Restated Business Combination Agreement dated as of May 23, 2024, as amended on December 20, 2024 (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”). FOR AGAINST ABSTAIN Proposal No. 2 — The Charter Proposal — to consider and vote upon a proposal to approve the Second Amended and Restated Certificate of Incorporation of BLAC. Proposals No. 3A—3F — The Advisory Governance Proposals — to consider and vote, on a non-binding advisory basis, upon six separate governance proposals relating to material differences between the Current Charter and the Amended Charter and the current bylaws of BLAC the “Current Bylaws” and together with the Current Charter, the “Existing Governance Documents” and Amended and Restated Bylaws of BLAC to be in effect upon the completion of the Business Combination in accordance with the requirements of the SEC. Proposal No. 5 — The Director Election Proposal — to elect nine (9) directors to the New OSR Holdings Board. (1) Kuk Hyoun Hwang (2) Jun Chul Whang (3) Phil Geon Lee (4) Alcide Barberis (5) Seng Chin Mah (6) Jin Whan Park (7) Sang Hyun Kim (8) Hyuk Joo Jee (9) Joong Myung Cho FOR WITHHOLD 3A: Name Change — to change BLAC’s name to “OSR Holdings, Inc;” 3B: Preferred Stock — to increase the number of shares of preferred stock that can be issued from 1,000,000 shares to 20,000,000 shares; 3C: Increase Vote Required for Removal of Directors — to provide that directors may be removed by the affirmative vote of the holders of at least 66 2/3% of the voting power instead of for cause and by the affirmative vote of holders of a majority of the voting power; 3D: Corporate Opportunity — to eliminate the current limitations on the corporate opportunity doctrine; 3E: Change in Quorum — to provide that the quorum required for stockholder meetings is the holders of one-third in voting power of the then outstanding shares of capital stock entitled to vote at the meeting instead of the holders of a majority in voting power of the then outstanding shares of capital stock entitled to vote at the meeting; and 3F: Additional Charter Amendments — to approve all other changes including eliminating certain provisions related to special purpose acquisition corporations that will no longer be relevant following the closing of the Business Combination (the “Closing”). Proposal No. 4 — The Incentive Plan Proposal — to consider and vote upon a proposal for the new omnibus incentive plan in form and substance reasonably acceptable to BLAC and OSR Holdings. Proposal No. 6 — The Nasdaq Proposal — to consider and vote upon a proposal to approve, for purposes of complying with the applicable listing rules of The Nasdaq Stock Market LLC, the issuance of shares of BLAC common stock, par value $0.0001 per share (“BLAC Common Stock”), pursuant to the Business Combination Agreement in connection with the Business Combination. Proposal No. 7 — The Adjournment Proposal — to adjourn special meeting to a later date or dates to the extent necessary (i) to ensure that any required supplement or amendment to the accompanying proxy statement/prospectus is provided to the BLAC stockholders, (ii) to permit further solicitation and vote or proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Condition Precedent Proposals, or (iii), if as of the time for which the special meeting is scheduled, the BLAC stockholders elect to have BLAC redeem an amount of the public shares such that the condition for OSR Holdings to consummate the Business Combination that the aggregate cash proceeds to be received by BLAC from the Trust Account in connection with the Business Combination in addition to all other cash and cash equivalents of BLAC equal no less than $5,000,001 (after deducting any amounts to be paid to BLAC’s stockholders that exercise their redemption rights in connection with the Business Combination, plus any other transaction fees, costs and expenses paid or required to be paid by BLAC prior to the Closing) would not be satisfied at Closing such aggregate proceeds, the “Minimum Available Cash,” and such conditions to the consummation of the Business Combination, the “Minimum Available Cash Condition”. FOR AGAINST ABSTAIN Signature Signature, if held jointly Date, 2025 Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such. CONTROL NUMBER

Annex J-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The Amended Bylaws will provide that all of our directors and officers, shall be entitled to be indemnified by us to the fullest extent permitted by applicable law. A summary of certain provisions of Section 145 of the DGCL concerning indemnification of and advancement of expenses to officers, directors, employees and agents is set forth below.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery of the State of Delaware or such other court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a Delaware corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the Section 145 of the DGCL, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we anticipate that we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

As permitted by Section 102(b)(7) of the DGCL, the Amended Charter, if the Charter Proposal is approved, will provide that no director or executive officer shall be personally liable to us or any of our stockholders for monetary damages resulting from breaches of their fiduciary duty as directors or executive officers, except to the extent such limitation on or exemption from liability is not permitted under the DGCL. The effect of this provision of the Amended Charter is to eliminate our rights and those of our stockholders (through stockholders’ derivative suits on our behalf) to recover monetary damages against a director or executive officer for breach of the fiduciary duty of care as a director or executive officer, including breaches resulting from negligent or grossly negligent behavior, except, as restricted by Section 102(b)(7) of the DGCL. However, this provision does not limit or eliminate our rights or the rights of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director or executive officer’s duty of care.

The Amended Bylaws will also provide that we will, to the fullest extent authorized or permitted by applicable law, indemnify our current and former officers and directors, as well as those persons who, while our directors or officers, are or were serving at our request as directors, officers, employees or agents of another corporation or of a partnership, joint venture, trust, other enterprise or a nonprofit entity, including service with respect to an employee benefit plan, to the extent such person was or is made a party to or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed proceeding, whether civil, criminal, administrative or investigative, against all liability and loss suffered and expenses (including, without limitation, attorney’s fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by any such person in connection with any such proceeding.

Notwithstanding the foregoing, a person eligible for indemnification pursuant to the Amended Bylaws will be indemnified by us in connection with a proceeding initiated by such person only if such proceeding was authorized by the New OSR Board of directors, except for proceedings to enforce rights to indemnification.

The Amended Bylaws will also provide a person eligible for indemnification pursuant to the Amended Bylaws with the right to be paid by us the expenses (including attorneys’ fees) incurred in defending or otherwise participating in any proceeding referenced above in advance of its final disposition, provided, however, that if the DGCL requires, an advancement of expenses incurred by a person eligible for indemnification pursuant to the Amended Bylaws in his or her capacity as a director or officer of us will be made only upon delivery to us of an undertaking, by or on behalf of such officer or director, to repay all amounts so advanced if it is ultimately determined that such person is not entitled to be indemnified for such expenses under the Amended Bylaws or otherwise.

The Amended Bylaws will provide for a right of a person eligible for indemnification pursuant to the Amended Bylaws to bring a suit in the event a claim for indemnification or advancement of expenses is not paid in full by us within a specified period of time. The Amended Bylaws will also permit us to purchase and maintain insurance, at our expense, to protect us and/or any director, officer, employee or agent of our corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Any repeal or amendment of provisions of the Amended Bylaws affecting the foregoing indemnification and advancement rights, whether by our board of directors, stockholders or by changes in applicable law, or the adoption of any other provisions inconsistent therewith, will (to the extent permitted by applicable law) be prospective only, except to the extent such amendment or change in applicable law permits us to provide broader indemnification rights on a retroactive basis, and will not in any way diminish or adversely affect any right or protection existing thereunder with respect to any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

We will enter into indemnification agreements with each of our officers and directors a form of which is to be filed as an exhibit to this Registration Statement. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description
2.1**#

Amended and Restated Business Combination Agreement, dated as of May 23, 2024, between Bellevue Life Sciences Acquisition Corp. and OSR Holdings Co., Ltd. (attached as Annex A to the proxy statement/prospectus contained in this registration statement)

2.2**

First Amendment to the Amended and Restated Business Combination Agreement, dated as of December 20, 2024, between Bellevue Life Sciences Acquisition Corp. and OSR Holdings Co., Ltd. (attached as Annex B to the proxy statement/prospectus contained in this registration statement)

3.1*	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 15, 2023)
3.2*

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bellevue Life Sciences Acquisition Corp. dated as of November 9, 2023 (incorporated by reference to Exhibit 3.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on November 15, 2023)

3.3*

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bellevue Life Sciences Acquisition Corp. dated as of February 9, 2024 (incorporated by reference to Exhibit 3.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 13, 2024)

3.4*

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bellevue Life Sciences Acquisition Corp. dated as of May 14, 2024 (incorporated by reference to Exhibit 3.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on May 14, 2024)

3.5*

Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Bellevue Life Sciences Acquisition Corp dated as of November 12, 2024 (incorporated by reference to Exhibit 3.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on November 12, 2024)

3.6*	By-Laws (incorporated by reference to Exhibit 3.2 to Amendment No. 1 to BLAC’s Form S-1 (File No. 333-264597) filed with the SEC on May 10, 2022)
3.7**

Form of Second Amended and Restated Certificate of Incorporation of Bellevue Life Sciences Acquisition Corp., to be effective immediately after the closing of the Business Combination (attached as Annex F to the proxy statement/prospectus contained in this registration statement)

3.8**

Form of Amended and Restated Bylaws of OSR Holdings, Inc., to be effective immediately after the closing of the Business Combination (attached as Annex G to the proxy statement/prospectus contained in this registration statement)

4.1*	Specimen Unit Certificate (incorporated by reference to Exhibit 4.1 to Amendment No. 3 to BLAC’s Form S-1 (File No. 333-264597) filed with the SEC on October 7, 2022)
4.2*	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to BLAC’s Form S-1 (File No. 333-264597) filed with the SEC on April 29, 2022)
4.3*	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to Amendment No. 2 to BLAC’s Form S-1 (File No. 333-264597) filed with the SEC on May 13, 2022)
4.4*

Warrant Agreement, dated February 9, 2023, between Continental Stock Transfer & Trust Company and BLAC (incorporated by reference to Exhibit 4.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 15, 2023)

4.5*	Specimen Rights Certificate (incorporated by reference to Exhibit 4.5 to Amendment No. 3 to BLAC’s Form S-1 (File No. 333-264597) filed with the SEC on October 7, 2022)
4.6*

Rights Agreement, dated February 9, 2023, between Continental Stock Transfer & Trust Company and BLAC (incorporated by reference to Exhibit 4.2 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 15, 2023)

4.7*	Description of Securities (incorporated by reference to Exhibit 4.7 to BLAC’s Annual Report on Form 10-K (File No. 001-41390) filed with the SEC on March 31, 2023)
5.1**	Opinion of K&L Gates LLP
8.1**	Tax Opinion of K&L Gates LLP
10.1*

Form of Letter Agreement among BLAC and its officers, directors, Chardan Capital Markets, LLC and Bellevue Global Life Sciences Investors LLC (incorporated by reference to Exhibit 10.1 to Amendment No. 3 to BLAC’s Form S-1 (File No. 333-264597) filed with the SEC on October 7, 2022)

10.2*

Investment Management Trust Agreement, dated February 7, 2023, between Continental Stock Transfer & Trust Company and BLAC (incorporated by reference to Exhibit 10.2 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 15, 2023)

Exhibit Number	Description
10.3*

Amendment No. 1 to Investment Management Trust Agreement, dated as of November 10, 2023, by and between BLAC and Continental Stock Transfer & Trust Company. (incorporated by reference to Exhibit 10.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on November 15, 2023)

10.4*

Registration Rights Agreement, dated February 9, 2023, between BLAC and certain security holders (incorporated by reference to Exhibit 10.3 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 15, 2023)

10.5*

Amended and Restated Securities Subscription Agreement, dated April 22, 2022, between BLAC and Bellevue Global Life Sciences Investors LLC (incorporated by reference to Exhibit 10.4 to BLAC’s Form S-1 (File No. 333-264597) filed with the SEC on April 29, 2022)

10.6*

Amended and Restated Placement Unit Purchase Agreement, dated February 9, 2023 between BLAC and Bellevue Global Life Sciences Investors LLC (incorporated by reference to Exhibit 10.4 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 15, 2023)

10.7*	Form of Indemnity Agreement
10.8*

Amended and Restated Administrative Support Agreement, dated February 9, 2023, by and between BLAC and Bellevue Capital Management LLC (incorporated by reference to Exhibit 10.6 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 15, 2023)

10.9*

Form of Letter Agreement regarding Sponsor Indemnification (incorporated by reference to Exhibit 10.8 to Amendment No. 5 to BLAC’s Form S-1 (File No. 333-264597) filed with the SEC on January 20, 2023)

10.10*

Stock Escrow Agreement, dated February 9, 2023, by and among BLAC, Continental Stock Transfer & Trust Company, and Bellevue Global Life Sciences Investors, LLC (incorporated by reference to Exhibit 10.8 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 15, 2023)

10.11**	Form of Participating Stockholder Joinder Agreement (attached as Annex C to the proxy statement/prospectus contained in this registration statement)
10.12**	Form of Non-Participating Stockholder Joinder Agreement (attached as Annex D to the proxy statement/prospectus contained in this registration statement)
10.13**	Form of Lock-Up Agreement (attached as Annex E to the proxy statement/prospectus contained in this registration statement)
10.14*

Promissory Note, dated June 23, 2023, issued by BLAC to Bellevue Global Life Sciences Investors LLC (incorporated by reference to Exhibit 10.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on June 28, 2023)

10.15*

Promissory Note, dated November 13, 2023, issued by BLAC to Bellevue Capital Management LLC (incorporated by reference to Exhibit 10.3 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on November 16, 2023)

10.16*

Promissory Note, dated February 9, 2024, issued by BLAC to Jun Chul Whang (incorporated by reference to Exhibit 10.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on February 13, 2024)

10.17*

Promissory Note, dated March 8, 2024, issued by BLAC to Josh Pan (incorporated by reference to Exhibit 10.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390 filed with the SEC on March 13, 2024)

10.18*

Promissory Note, dated April 8, 2024, issued by BLAC to Bellevue Global Life Sciences Investors LLC (incorporated by reference to Exhibit 10.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390 filed with the SEC on April 11, 2024)

10.19*

Promissory Note, dated April 17, 2024, issued by BLAC to Bellevue Global Life Sciences Investors LLC (incorporated by reference to Exhibit 10.1 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on April 22, 2024)

10.20*

Promissory Note, dated May 14, 2024, issued by BLAC to Bellevue Global Life Sciences Investors LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on May 14, 2024)

10.21*

Promissory Note, dated July 11, 2024, issued by BLAC to Bellevue Global Life Sciences Investors LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on July 16, 2024)

Exhibit Number	Description
10.22*

Amendment to Promissory Note, dated September 20, 2024, between BLAC and Jun Chul Whang (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on September 24, 2024)

10.23*

Amendment to Promissory Note, dated September 20, 2024, between BLAC and Josh Pan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on September 24, 2024)

10.24*

Promissory Note, dated October 11, 2024, between BLAC and Jun Chul Whang (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on October 15, 2024)

10.25*

Convertible Promissory Note, dated October 16, 2024, between BLAC and Duksung Co., Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on October 22, 2024)

10.26*

Promissory Note, dated October 25, 2024, between BLAC and OSR Holdings Co., Ltd. (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on October 28, 2024)

10.27**+	Bellevue Life Sciences Acquisition Corp. 2025 Omnibus Incentive Plan (attached as Annex H to the proxy statement/prospectus contained in this registration statement)
10.28*	Loan Agreement dated November 6, 2023 between Sung Jae Yu and OSR Holdings Co., Ltd.
10.29*	Loan Agreement, dated February 22, 2024, by and between BCM Europe AG and OSR Holdings Co., Ltd.
10.30*	Loan Agreement, dated March 25, 2024, by and between BCM Europe AG and OSR Holdings Co., Ltd.
10.31*	Loan Agreement, dated July 11, 2024, by and between BCM Europe AG and OSR Holdings Co., Ltd.
10.32*^	Distribution Agreement, dated January 1, 2023, by and between RMC and MicroPort NeuroTech (Shanghai) Co., Ltd.
10.33*^	Trial Agreement (Evaluation & Analysis) dated December 1, 2023, by and between Darnatein Co., Ltd. And Biotoxtech Co., Ltd.
10.34*	Series A Preferred Stock Subscription Agreement, dated October 4, 2024, between Bellevue Life Sciences Acquisition Corp. and Toonon Partners Co., Ltd.
10.35*	First Amendment to Series A Preferred Stock Subscription Agreement, dated December 17, 2024, between Bellevue Life Sciences Acquisition Corp. and Toonon Partners Co., Ltd.
10.36*	Form of Registration Rights Agreement to the Series A Preferred Stock Subscription Areement (included as Exhibit B in Exhibit 10.34)
10.37*

Amendment to Promissory Notes, dated January 9, 2025, between Bellevue Life Sciences Acquisition Corp. and Bellevue Global Life Sciences Investors, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on January 10, 2025)

10.38*

Second Amendment to Promissory Notes, dated January 23, 2025, between Bellevue Life Sciences Acquisition Corp. and Bellevue Global Life Sciences Investors, LLC (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on January 23, 2025)

21.1*	List of Subsidiaries of Combined Company
23.1**	Consent of K&L Gates, LLP (included in Exhibit 5.1)
23.2**	Consent of WithumSmith+Brown, PC
23.3**	Consents of RSM Shinhan Accounting Corporation
24.1*	Power of Attorney
97.1*+	Incentive-Based Compensation Recovery Policy (incorporated by reference to Exhibit 10.4 to BLAC’s Current Report on Form 8-K (File No. 001-41390) filed with the SEC on November 16, 2023)
99.1**	Form of Proxy Card (attached as Annex J to the proxy statement/prospectus contained in the registration statement)
99.2**	Consent of Choloc Asset Investment Advisory Co., Ltd. (attached as Annex I to the proxy statement/prospectus contained in this registration statement)
99.3*	Consent of Alcide Barberis
99.4*	Consent of Seng Chin Mah
99.5*	Consent of Hyuk Joo Jee

Exhibit Number	Description
99.6*	Consent of Joong Myung Cho
101.INS	Inline XBRL Instance Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107.1*	Calculation of Filing Fee Tables

____________

*        Previously filed.

**      Filed herewith.

***    To be filed by amendment.

#        Certain schedules, annexes and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.

^        Certain information has been redacted from this exhibit pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type of information that the registrant customarily and actually treats as private or confidential. The registrant hereby undertakes to furnish supplemental copies of the unredacted exhibit upon request by the SEC.

+        Management contract or compensatory plan or arrangement.

(b)      Financial Statement Schedules

All financial statement schedules are omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

A.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.     That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.      That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F.      That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

G.     That every prospectus (i) that is filed pursuant to paragraph (F) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

I.       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

J.       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 23rd day of January, 2025.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.
By:	/s/ Kuk Hyoun Hwang
Name:	Kuk Hyoun Hwang
Title:	President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated, in each case on January 23, 2025:

Signature	Title
/s/ Kuk Hyoun Hwang	President and Chief Executive Officer and Director
Kuk Hyoun Hwang	(Principal Executive Officer)
*	Chief Financial Officer
David J. Yoo	(Principal Financial Officer and Principal Accounting Officer)
*	Director
Sang Hyun Kim
*	Director
Phil Geon Lee
*	Director
Jin Whan Park
*	Director
Jun Chul Whang
*By:	/s/ Kuk Hyoun Hwang
Kuk Hyoun Hwang
Attorney-in-fact